UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant☒
Filed by a party other than the Registrant☐
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material under §240.14a-12

LCI INDUSTRIES
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11
JOINT LETTER TO
SHAREHOLDERS OF PATRICK INDUSTRIES, INC. AND
STOCKHOLDERS OF LCI INDUSTRIES
To the Shareholders of Patrick Industries, Inc. and the Stockholders of LCI Industries:
Patrick Industries, Inc. (which we refer to as “Patrick”) and LCI Industries (which we refer to as “LCI”) have entered into an agreement and plan of merger (which, as it may be further amended from time to time, we refer to as the “merger agreement”), pursuant to which they agreed to combine their respective businesses. The combined company will be a premier component solutions provider serving the global outdoor recreation, housing and transportation markets. Pursuant to the terms of the merger agreement,
Planet First Merger Sub Inc., a direct wholly owned subsidiary of Patrick (which we refer to as “First Merger Sub”) will merge with and into LCI (which we refer to as the “first merger”), with LCI surviving as a direct wholly owned subsidiary of Patrick (which we refer to as the “initial surviving entity”), and, immediately following the first merger, and as part of the same overall transaction as the first merger, the initial surviving entity will merge with and into Planet Second Merger Sub LLC, a direct wholly owned subsidiary of
Patrick (which we refer to as “Second Merger Sub”), with Second Merger Sub surviving the second merger as a direct wholly owned subsidiary of Patrick (which we refer to as the “second merger”). We collectively refer to the first merger and the second merger as the
“merger.”
Upon successful completion of the merger, each issued and outstanding share of LCI common stock will be converted into the right to receive 1.2440 shares of Patrick common stock (which ratio we refer to as the “exchange ratio”), together with cash in lieu of any fractional shares (collectively, the “merger consideration”), as further described in the joint proxy statement/prospectus accompanying this notice. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Patrick common stock or LCI common stock between the dates of signing of the merger agreement and completion of the merger. The market value of the merger consideration will fluctuate with the price of Patrick common stock. Based on the closing price of Patrick common stock on October 16, 2026, the last practicable date before the date of the joint proxy statement/prospectus accompanying this notice, the value of the per-share merger consideration payable to holders of LCI common stock upon completion of the merger was approximately $84.64. Patrick shareholders will continue to own their existing Patrick shares. As of the date of this joint proxy statement/prospectus, based on the estimated number of shares of Patrick common stock and LCI common stock that will be outstanding immediately prior to the completion of the merger, we estimate that Patrick shareholders will own approximately 52% and
LCI stockholders will own approximately 48% of the issued and outstanding shares of the combined company immediately following the completion of the merger. Patrick common stock is traded on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol
“PATK,” and LCI common stock is traded on the New York Stock Exchange under the symbol “LCII.” Patrick common stock, including the shares of Patrick common stock to be issued to LCI stockholders as merger consideration, will continue to be listed on the Nasdaq under the ticker symbol “PATK.” If the proposal to amend Patrick’s articles of incorporation is approved, Patrick’s corporate name will be changed to “Patrick LCI, Inc.” in connection with the completion of the merger. We encourage you to obtain updated quotes for the Patrick common stock and the LCI common stock.
Patrick and LCI will each hold virtual special meetings of their respective shareholders and stockholders in connection with the proposed merger, which are referred to as the Patrick special meeting and the LCI special meeting, respectively.
At the Patrick special meeting, Patrick shareholders will be asked to consider and vote on: (1) a proposal to approve the issuance of shares of common stock, no par value per share, of Patrick (which we refer to as “Patrick common stock”) to LCI stockholders pursuant to the merger agreement (which we refer to as the “Patrick share issuance proposal”); (2) a proposal to adopt and approve an amendment to Patrick’s articles of incorporation, as amended, to increase the number of authorized shares of Patrick common stock (which we refer to as the “Patrick authorized stock increase proposal”); (3) a proposal to adopt and approve the amendment and restatement of Patrick’s articles of incorporation as set forth in Annex B to this joint proxy statement/prospectus
(which we refer to as the “Patrick articles amendment and restatement proposal”); and (4) a proposal to approve one or more adjournments of the Patrick special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies, if there are not sufficient votes cast at the Patrick special meeting to approve the Patrick share issuance proposal or the Patrick authorized stock increase proposal (which we refer to as the “Patrick adjournment proposal”).
At the LCI special meeting, LCI stockholders will be asked to consider and vote upon: (1) a proposal to adopt the merger agreement and approve the merger and the other transactions contemplated thereby (which we refer to as the “LCI merger proposal”);
(2) a proposal to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to LCI’s named executive officers relating to the merger (which we refer to as the “LCI advisory compensation proposal”); and (3) a proposal to approve the adjournment of the LCI special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the LCI special meeting to approve the LCI merger proposal (which we refer to as the “LCI adjournment proposal”).
The Patrick board of directors, after considering the factors more fully described in the enclosed joint proxy statement/prospectus, has unanimously: (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Patrick common stock in connection with the first merger and the proposed amendments to Patrick’s articles of incorporation in connection with the merger, are advisable and in the best interests of
Patrick and its shareholders; (2) approved and declared advisable the merger agreement, the issuance of Patrick common stock in connection with the first merger and the proposed amendments to Patrick’s articles of incorporation; and (3)
recommends that Patrick shareholders vote “FOR” the Patrick share issuance proposal, “FOR” the Patrick authorized stock increase proposal, “FOR” the Patrick articles amendment and restatement proposal and “FOR” the Patrick adjournment proposal.
The LCI board of directors: (1) has unanimously determined that it is fair to, and in the best interests of, LCI and its stockholders, and declared it advisable, that LCI enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; (2) has unanimously approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger; and
(3) unanimously recommends that LCI stockholders vote “FOR” the LCI merger proposal, “FOR” the LCI advisory compensation proposal and “FOR” the LCI adjournment proposal.
We cannot complete the merger unless the LCI stockholders approve the LCI merger proposal and the Patrick shareholders approve both the Patrick share issuance proposal and the Patrick authorized stock increase proposal. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to attend your respective shareholder or stockholder meeting in person, please promptly complete and return the applicable enclosed proxy card or submit your proxy by phone or the internet. Submitting a proxy now will not prevent you from being able to vote at the relevant company’s special meeting.
If you support the consummation of the merger, as a Patrick shareholder you should vote “FOR” both the Patrick share issuance proposal, the Patrick authorized stock increase proposal and the Patrick articles amendment and restatement proposal, and as an LCI stockholder you should vote “FOR” the LCI merger proposal.
The joint proxy statement/prospectus accompanying this notice is also being delivered to LCI stockholders as Patrick’s prospectus for its offering of shares of Patrick common stock in connection with the merger.
The obligations of Patrick and LCI to complete the merger are subject to the satisfaction or waiver of the conditions set forth in the merger agreement, a copy of which is included as part of the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus provides you with detailed information about the shareholder and stockholder special meetings, the merger, and the proposals. You are encouraged to read the accompanying joint proxy statement/prospectus carefully and in its entirety. In particular, you should carefully read the section titled “Risk Factors” beginning on page 39 of the accompanying joint proxy statement/prospectus for a discussion of risks you should consider in evaluating the merger and the issuance of shares of Patrick common stock in connection with the merger and how they will affect you.

Sincerely,	Sincerely,

Andy L. Nemeth Chief Executive Officer & Chairman of the Board Patrick Industries, Inc.	John A. Sirpilla Interim Chief Executive Officer LCI Industries
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus, the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The accompanying joint proxy statement/prospectus is dated October 19, 2026 and is first being mailed to Patrick shareholders and LCI stockholders on or about October 19, 2026.
107 W. Franklin Street
Elkhart, Indiana 46516
NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS OF
PATRICK INDUSTRIES, INC.
TO BE HELD VIRTUALLY ON NOVEMBER 18, 2026
To the Shareholders of Patrick Industries, Inc.,
You are cordially invited to attend a virtual-only special meeting of shareholders (which we refer to as the
“Patrick special meeting”) of Patrick Industries, Inc. (which we refer to as “Patrick”) to be held on November 18,
2026, at 10:00 a.m., Eastern Time, via live webcast at meetnow.global/PATK2026 (which we refer to as the “Patrick special meeting website”), to consider and vote on:
•a proposal to approve the issuance of shares of common stock, no par value per share, of Patrick (which we refer to as “Patrick common stock”) to the stockholders of LCI Industries (which we refer to as “LCI”), pursuant to the Agreement and Plan of Merger, dated as of June 30, 2026 (which, as it may be further amended, modified or supplemented from time to time, we refer to as the “merger agreement”), by and among Patrick, LCI, Planet First Merger Sub Inc., a direct wholly owned subsidiary of Patrick (which we refer to as “First Merger Sub”), and Planet Second Merger Sub LLC, a direct wholly owned subsidiary of
Patrick (which we refer to as “Second Merger Sub”) (which we refer to as the “Patrick share issuance proposal”);
•a proposal to adopt and approve an amendment to Patrick’s articles of incorporation, as amended, to increase the number of authorized shares of Patrick common stock (which we refer to as the "Patrick authorized stock increase proposal”);
•a proposal to adopt and approve the amendment and restatement of Patrick’s articles of incorporation as set forth in Annex B to this joint proxy statement/prospectus (which we refer to as the “Patrick articles amendment and restatement proposal”); and
•a proposal to approve one or more adjournments of the Patrick special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies, if there are not sufficient votes to approve the Patrick share issuance proposal or the Patrick authorized stock increase proposal (which we refer to as the “Patrick adjournment proposal” and, together with the Patrick share issuance proposal, Patrick authorized stock increase proposal and Patrick articles amendment and restatement proposal, the “Patrick proposals”).
Patrick will transact no other business at the Patrick special meeting. The Patrick board of directors (which we refer to as the “Patrick board”) has set the record date for the Patrick special meeting as October 15, 2026. Only holders of Patrick common stock (which we refer to as “Patrick shareholders”) of record as of the close of business on such record date are entitled to notice of, and to vote at, the Patrick special meeting (via the Patrick special meeting website or by proxy) and any adjournment or postponement of the Patrick special meeting. For additional information regarding the Patrick special meeting, see the section titled “Special Meeting of Patrick Shareholders”
beginning on page 55 of the joint proxy statement/prospectus accompanying this notice.
The Patrick board unanimously recommends that Patrick shareholders vote “FOR” the Patrick share issuance proposal, “FOR” the Patrick authorized stock increase proposal, “FOR” the Patrick articles amendment and restatement proposal and “FOR” the Patrick adjournment proposal.
The accompanying joint proxy statement/prospectus describes the Patrick proposals in more detail. Please refer to the attached documents, including the merger agreement and the related plan of merger and the other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Patrick special meeting. You are encouraged to read the entire document carefully before voting. In particular, see the section titled “The Merger” beginning on page 73 of the joint proxy statement/prospectus accompanying this notice for a description of the transactions contemplated by the merger agreement, including the
Patrick share issuance proposal, the Patrick authorized stock increase proposal, the Patrick articles amendment and restatement proposal and the Patrick adjournment proposal, and the section titled “Risk Factors” beginning on page 39 of the joint proxy statement/prospectus accompanying this notice for an explanation of the risks associated with the transactions contemplated by the merger agreement, including the Patrick share issuance proposal, the
Patrick authorized stock increase proposal, the Patrick articles amendment and restatement proposal and the Patrick adjournment proposal.
Your vote is very important, regardless of the number of shares of Patrick common stock you own.
We cannot complete the transactions contemplated by the merger agreement without approval of the Patrick share issuance proposal and the Patrick authorized stock increase proposal. Assuming a quorum is present, the approval of the Patrick share issuance proposal, Patrick articles amendment and restatement proposal and Patrick adjournment proposal require the affirmative vote of a majority of votes cast on such proposal, and the approval of the Patrick authorized stock increase proposal requires the affirmative vote of a majority of the Patrick shares entitled to vote on the proposal. A failure to vote your shares, or to provide instructions to your broker, bank or other nominee as to how to vote your shares, is the equivalent of a vote against the Patrick authorized stock increase proposal.
Whether or not you plan to attend the Patrick special meeting via the Patrick special meeting website, we urge you to please submit a proxy to vote your shares as promptly as possible by (1) visiting the internet site listed on the Patrick proxy card, (2) calling the toll-free number listed on the Patrick proxy card or (3) submitting your Patrick proxy card by mail by using the provided postage-paid envelope. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the broker, bank or other nominee. Submitting a proxy now will not prevent you from being able to vote at the Patrick special meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Patrick common stock who is present at the Patrick special meeting may vote at the Patrick special meeting via the Patrick special meeting website, thereby revoking any previously submitted proxy. In addition, a proxy may be revoked in writing before the Patrick special meeting in the manner described in the accompanying joint proxy statement/prospectus.
If you have any questions concerning the Patrick proposals, the merger or the accompanying joint proxy statement/
prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of
Patrick common stock, please contact Patrick by writing to:

Patrick Industries, Inc. 107 W. Franklin Street Elkhart, Indiana 46516 Attention: Office of the Secretary irrequests@patrickind.com
Before voting your shares, we urge you to read the accompanying joint proxy statement/prospectus carefully, including its annexes and the documents incorporated by reference in the document. Your prompt attention is greatly appreciated.

BY ORDER OF THE BOARD OF DIRECTORS,

Joel D. Duthie

Executive Vice President, Chief Legal Officer and Secretary

Patrick Industries, Inc.

3501 County Road 6 East
Elkhart, Indiana 46514
NOTICE OF THE SPECIAL MEETING OF
STOCKHOLDERS OF LCI INDUSTRIES
TO BE HELD VIRTUALLY ON NOVEMBER 18, 2026
To the Stockholders of LCI Industries,
You are cordially invited to attend a virtual-only special meeting of stockholders (which we refer to as the
“LCI special meeting”) of LCI Industries (which we refer to as “LCI”) to be held on November 18, 2026, at 9:00
a.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/LCII2026SM (which we refer to as the
“LCI special meeting website”),to consider and vote on:
•a proposal to adopt the Agreement and Plan of Merger, dated as of June 30, 2026 (which, as it may be further amended, modified or supplemented from time to time, we refer to as the “merger agreement”), a copy of which is attached as Annex A to the joint proxy statement/prospectus of which this notice is a part, by and among Patrick Industries, Inc. (which we refer to as “Patrick”), Planet First Merger Sub Inc., a direct wholly owned subsidiary of Patrick (which we refer to as “First Merger Sub”), Planet Second Merger
Sub LLC, a direct wholly owned subsidiary of Patrick (which we refer to as “Second Merger Sub”), and
LCI, pursuant to which each outstanding share of common stock, par value $0.01 per share, of LCI (which we refer to as “LCI common stock”), excluding shares of LCI common stock held by LCI, Patrick or any of their respective subsidiaries, will be converted into the right to receive 1.2440 shares of common stock, no par value per share, of Patrick, with cash to be paid in lieu of fractional shares (which we refer to as the
“LCI merger proposal”);
•a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to LCI’s named executive officers that is based on or otherwise relates to the mergers contemplated by the merger agreement (which we refer to as the “LCI advisory compensation proposal”); and
•a proposal to approve one or more adjournments of the LCI special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies if there are not sufficient votes to approve the LCI merger proposal (which we refer to as the “LCI adjournment proposal” and, together with the LCI merger proposal and the LCI advisory compensation proposal, the “LCI proposals”).
The accompanying joint proxy statement/prospectus describes the proposals listed above and the merger agreement and the transactions contemplated thereby in more detail. Upon the terms and subject to the conditions set forth in the merger agreement, (i) First Merger Sub will merge with and into LCI (which we refer to as the “first merger”), with LCI surviving as a direct wholly owned subsidiary of Patrick (which we refer to as the “initial surviving entity”), and (ii) immediately following the first merger, and as part of the same overall transaction as the first merger, the initial surviving entity will merge with and into Second Merger Sub (which we refer to as the
“second merger” and, together with the first merger, the “merger”), with Second Merger Sub surviving the second merger as a direct wholly owned subsidiary of Patrick.
You should carefully read and consider the entire joint proxy statement/prospectus and the accompanying annexes, including the merger agreement attached as Annex A, along with all of the documents incorporated by reference, as they contain important information about, among other things, the merger and how it affects you. In particular, see the section titled “The Merger” beginning on page 73 of the joint proxy statement/prospectus accompanying this notice for a description of the transactions contemplated by the merger agreement and the section titled “Risk Factors” beginning on page 39 of the joint proxy statement/prospectus accompanying this notice for an explanation of the risks associated with the transactions contemplated by the merger agreement.
The LCI board of directors (which we refer to as the “LCI board”) has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. The LCI board unanimously recommends that LCI stockholders vote “FOR” the LCI merger proposal, “FOR” the LCI advisory compensation proposal and “FOR” the LCI adjournment proposal.
The LCI board has set the record date for the LCI special meeting as October 15, 2026. Only holders of LCI common stock (which we refer to as “LCI stockholders”) of record as of the close of business on such record date are entitled to notice of, and to vote at, the LCI special meeting (via the LCI special meeting website or by proxy)
and any adjournment or postponement of the LCI special meeting. For additional information regarding the LCI special meeting, see the section titled “Special Meeting of LCI Stockholders” beginning on page 64 of the joint proxy statement/prospectus accompanying this notice.
Your vote is very important, regardless of the number of shares of LCI common stock you own. We cannot complete the transactions contemplated by the merger agreement unless LCI stockholders vote to approve the LCI merger proposal. The affirmative vote of the holders of a majority of the outstanding shares of LCI common stock entitled to vote on the LCI merger proposal is required to approve such proposal. A failure to vote your shares, or to provide instructions to your broker, bank or other nominee as to how to vote your shares, is the equivalent of a vote against the LCI merger proposal.
Whether or not you plan to attend the LCI special meeting via the LCI special meeting website, we urge you to please submit a proxy to vote your shares as promptly as possible by (1) visiting the internet site listed on the LCI proxy card, (2) calling the toll-free number listed on the LCI proxy card or (3) submitting your LCI proxy card by mail by using the provided postage-paid envelope. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the broker, bank or other nominee. Submitting a proxy now will not prevent you from being able to vote at the LCI special meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of LCI common stock who is present at the LCI special meeting may vote at the LCI special meeting via the LCI special meeting website, thereby revoking any previously submitted proxy. In addition, a proxy may be revoked in writing before the LCI special meeting in the manner described in the accompanying joint proxy statement/prospectus.
If you have any questions concerning the LCI proposals, the merger or the accompanying joint proxy statement/
prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of
LCI common stock, please contact LCI’s proxy solicitor:

D.F. King & Co, Inc. 28 Liberty Street, Floor 53 New York, NY 10005 Call Toll-Free: (800) 859-8509 Banks and Brokers Call: (212) 448-4476 Email: LCII@dfking.com
Before voting your shares, we urge you to read the accompanying joint proxy statement/prospectus carefully, including its annexes and the documents incorporated by reference in the document. Your prompt attention is greatly appreciated.

BY ORDER OF THE BOARD OF DIRECTORS,

Hilary R. Johnson

Executive Vice President, Co-Chief Legal Officer, and Corporate Secretary

LCI Industries
REFERENCES TO ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates by reference important business and financial information about Patrick Industries, Inc. (which we refer to as “Patrick”) and LCI Industries (which we refer to as “LCI”) from other documents that are not included in or delivered with this joint proxy statement/prospectus, including documents that Patrick and LCI have filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). For a listing of documents incorporated by reference herein, see the section titled “Where You Can Find
More Information.” This information is available for you to review through the SEC’s website at https://
www.sec.gov.
You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning Patrick or LCI, without charge. To receive a copy of any such documents, please contact the appropriate company or its proxy solicitor at the following addresses and telephone numbers:

For Patrick Shareholders:	For LCI Stockholders:
Patrick Industries, Inc. 107 W. Franklin Street Elkhart, Indiana 46516 Attention: Office of the Secretary irrequests@patrickind.com	LCI Industries 3501 County Road 6 East Elkhart, Indiana 46514 Attention: Investor Relations investors@LCI1.com

Proxy Solicitor:
D.F. King & Co, Inc. 28 Liberty Street, Floor 53 New York, NY 10005 Call Toll-Free: (800) 859-8509 Banks and Brokers Call: (212) 448-4476 Email: LCII@dfking.com
If you would like to request any of the documents that are incorporated by reference into this joint proxy statement/prospectus, please do so by November 10, 2026, which is five business days prior to the date of the
Patrick special meeting (as defined in the section titled “Questions and Answers About the Merger and the Special
Meetings”) and the LCI special meeting (as defined in the section titled “Questions and Answers About the Merger and the Special Meetings”), in order to receive them before the applicable meeting.
ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Patrick (File
No. 333-299100, constitutes a prospectus of Patrick under Section 5 of the Securities Act of 1933, as amended
(which we refer to as the “Securities Act”), with respect to the shares of common stock of Patrick, no par value per share (which we refer to as “Patrick common stock”), to be issued to LCI stockholders pursuant to the Agreement and Plan of Merger, dated as of June 30, 2026 (which, as it may be further amended, modified or supplemented from time to time, we refer to as the “merger agreement”), among LCI, Patrick, Planet First Merger Sub Inc. (which we refer to as “First Merger Sub”) and Planet Second Merger Sub LLC (which we refer to as “Second Merger Sub”).
This document also constitutes a notice of meeting and proxy statement of each of Patrick and LCI under
Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).
Patrick has supplied all information contained or incorporated by reference herein relating to Patrick, and LCI has supplied all information contained or incorporated by reference herein relating to LCI. Patrick and LCI have both contributed to the information relating to the merger agreement contained in this joint proxy statement/
prospectus.
Neither Patrick nor LCI has authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference herein (including the annexes hereto) in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement.
Patrick and LCI take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This joint proxy statement/prospectus is dated October 19, 2026, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference in this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither Patrick nor LCI assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law. Neither the mailing of this joint proxy statement/prospectus to Patrick shareholders or LCI stockholders nor the issuance by Patrick of shares of Patrick common stock pursuant to the merger agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
All currency amounts referenced in this joint proxy statement/prospectus are in U.S. dollars.
i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS
The following are answers to certain questions that you may have regarding the Patrick and LCI special meetings. Patrick and LCI urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.
Q:Why am I receiving this joint proxy statement/prospectus?
A:You are receiving this joint proxy statement/prospectus because Patrick, LCI, First Merger Sub and Second
Merger Sub have entered into the merger agreement, providing for, on the terms and subject to the conditions included in the merger agreement, the business combination of Patrick and LCI through the merger of First Merger Sub with and into LCI (which we refer to as the “first merger”), with LCI surviving as a direct wholly owned subsidiary of Patrick (which we refer to as the “initial surviving entity”), immediately followed by the merger of the initial surviving entity with and into Second Merger Sub (which we refer to as the “second merger” and, together with the first merger, the “merger”), with Second Merger
Sub surviving the second merger as a direct wholly owned subsidiary of Patrick (which we refer to as the
“final surviving entity”). Your vote is required in connection with the merger. The merger agreement, which governs the terms and conditions of the merger, is attached to this joint proxy statement/prospectus as Annex A.
Patrick. In order to consummate the merger, holders of Patrick common stock (which we refer to as the
“Patrick shareholders”) must approve (i) the issuance of shares of Patrick common stock to LCI stockholders in connection with the merger (which we refer to as the “Patrick share issuance proposal”) in accordance with the rules of the Nasdaq Global Select Market (the “Nasdaq”) and (ii) an amendment to
Patrick’s articles of incorporation, as amended, to increase the number of authorized shares of Patrick common stock (which we refer to as the “Patrick authorized stock increase proposal”), in accordance with the Indiana Business Corporation Law (which we refer to as the “IBCL”) and Patrick’s organizational documents. In order to ensure that the merger is consummated, the Patrick board of directors (which we refer to as the “Patrick board”) unanimously recommends that Patrick shareholders vote “FOR” both the
Patrick share issuance proposal and the Patrick authorized stock increase proposal. Patrick shareholders are also being asked to adopt and approve the amendment and restatement of Patrick’s articles of incorporation as set forth in Annex B to this joint proxy statement/prospectus (which we refer to as the “Patrick articles amendment and restatement proposal”), which would govern the combined company if the merger is consummated. The Patrick board also unanimously recommends that Patrick shareholders vote “FOR” the
Patrick articles amendment and restatement proposal. Patrick is holding a virtual special meeting of its shareholders (which we refer to as the “Patrick special meeting”) to obtain these approvals. Your vote is very important. We encourage you to submit a proxy to have your shares of Patrick common stock voted as soon as possible.
LCI. In order to consummate the merger, holders of LCI common stock (as defined below) (which we refer to as “LCI stockholders”) must adopt the merger agreement and approve the merger and the other transactions contemplated thereby (which we refer to as the “LCI merger proposal”) in accordance with the
General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) and LCI’s organizational documents. In order to ensure that the merger is consummated, the LCI board of directors
(which we refer to as the “LCI board”) unanimously recommends that LCI stockholders vote “FOR” the
LCI merger proposal. LCI is holding a virtual special meeting of its stockholders (which we refer to as the
“LCI special meeting”) to obtain approval of the LCI merger proposal. Your vote is very important. We encourage you to submit a proxy to have your shares of LCI common stock voted as soon as possible.
Q:When and where will the special meetings take place?
A:Patrick. The Patrick special meeting will be held virtually via live webcast on November 18, 2026, at 10:00
a.m., Eastern Time. Patrick shareholders will be able to attend the Patrick special meeting online and vote their shares electronically during the meeting by visiting meetnow.global/PATK2026 (which we refer to as the “Patrick special meeting website”). Because the Patrick special meeting is completely virtual and being conducted via live webcast, Patrick shareholders will not be able to attend the meeting in person.
LCI. The LCI special meeting will be held virtually via live webcast on November 18, 2026, at 9:00 a.m.,
Eastern Time. LCI stockholders will be able to attend the LCI special meeting online and vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/LCII2026SM (which we refer to as the “LCI special meeting website”). Because the LCI special meeting is completely virtual and being conducted via live webcast, LCI stockholders will not be able to attend the meeting in person.
Q:What matters will be considered at the special meetings?
A:Patrick. The Patrick shareholders are being asked to consider and vote on:
•a proposal to approve the issuance of shares of Patrick common stock to LCI stockholders in connection with the merger;
•a proposal to adopt and approve an amendment to Patrick’s articles of incorporation, as amended, to increase the number of authorized shares of Patrick common stock;
•a proposal to adopt and approve the amendment and restatement of Patrick’s articles of incorporation as set forth in Annex B to this joint proxy statement/prospectus (which we refer to as the “Patrick articles amendment and restatement proposal”); and
•a proposal to approve one or more adjournments of the Patrick special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies, if there are not sufficient votes cast at the Patrick special meeting to approve the Patrick share issuance proposal or the Patrick authorized stock increase proposal (which we refer to as the “Patrick adjournment proposal”).
LCI. The LCI stockholders are being asked to consider and vote on:
•a proposal to adopt the merger agreement, providing for the business combination of LCI and Patrick through the merger and the other transactions contemplated thereby;
•a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to LCI’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “LCI advisory compensation proposal”); and
•a proposal to approve one or more adjournments of the LCI special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies if there are not sufficient votes cast at the LCI special meeting to approve the LCI merger proposal (which we refer to as the “LCI adjournment proposal”).
Q:Is my vote important?
A:Yes, your vote is very important, regardless of the number of shares that you own, and you are encouraged to submit your proxy as soon as possible. The merger cannot be completed unless the Patrick share issuance proposal and Patrick authorized stock increase proposal are approved by Patrick shareholders and the LCI merger proposal is approved by LCI stockholders (in each case, assuming satisfaction of all other conditions to closing). The merger will not be consummated unless (i) the Patrick share issuance proposal and Patrick authorized stock increase proposal are approved by Patrick shareholders and (ii) the LCI merger proposal is approved by LCI stockholders.

Q:How do I vote my shares of Patrick common stock if I am the shareholder of record?
A:Patrick shareholders of record may vote their shares via the Patrick special meeting website at the Patrick special meeting or by proxy. To vote by proxy, you must select one of the following options:
•Vote online:
◦Access the website listed in the proxy card you received.
◦Have your proxy card in hand.
◦Follow the instructions provided on the website.
◦Submit the electronic proxy before the required deadline November 17, 2026 at 11:59 p.m., Eastern
Time).
•Vote by telephone:
◦Call the numbers listed in the proxy card you received.
◦Have your proxy card in hand.
◦Follow and comply with the recorded instructions by the deadline November 17, 2026 at 11:59 p.m.,
Eastern Time).
•Vote by proxy card:
◦Complete all the required information on the proxy card.
◦Sign and date the proxy card.
◦Return the proxy card in the postage paid envelope provided. We must receive the proxy card no later than November 17, 2026 at 11:59 p.m., Eastern Time, for your vote to be counted.
Q:If my shares of Patrick common stock or LCI common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote those shares for me?
A:If your shares are held through a broker, bank or other nominee, you are considered the “beneficial holder”
of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee cannot vote your shares on the proposals to be considered at the Patrick special meeting or the LCI special meeting, as applicable.
A “broker non-vote” occurs with respect to a particular proposal when a broker, bank or other nominee of record that holds shares for a beneficial owner (a) does not receive any voting instructions from the beneficial owner with respect to such shares, (b) does not have discretionary authority to vote on that particular proposal and (c) does have discretionary authority to vote on, and returns a valid proxy with respect to, another proposal presented on the same proxy.
Under the rules applicable to brokers, banks and other nominees who hold shares in “street name” for their customers, such brokers, banks and other nominees have authority to vote on “routine” and “discretionary”
proposals when they have not received instructions from beneficial owners. However, brokers, banks and other nominees are generally prohibited from exercising their voting discretion with respect to non-routine and non-discretionary matters. All of the proposals currently expected to be voted on at the Patrick special meeting and the LCI special meeting are non-routine and non-discretionary. As a result, absent specific instructions from the beneficial owner of such shares, brokers, banks and other nominees will not be permitted to vote such shares. Failure to instruct your broker, bank or other nominee on how to vote your shares will have no effect on the outcome of the vote on the Patrick share issuance proposal, the Patrick articles amendment and restatement proposal, the Patrick adjournment proposal, the LCI advisory compensation proposal or the LCI adjournment proposal. Failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Patrick authorized stock increase proposal and the LCI merger proposal.
Q:What Patrick shareholder vote is required for the approval of the Patrick share issuance proposal, the Patrick authorized stock increase proposal, the Patrick articles amendment and restatement proposal and the Patrick adjournment proposal?
A:The Patrick share issuance proposal. The Patrick share issuance proposal requires approval by a majority of the votes cast on the proposal at the Patrick special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Patrick share issuance proposal.
The Patrick authorized stock increase proposal. The Patrick authorized stock increase proposal requires approval by a majority of the votes entitled to be cast on the proposal at the Patrick special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have the same effect as a vote “AGAINST” the Patrick authorized stock increase proposal.
The Patrick articles amendment and restatement proposal. The Patrick articles amendment and restatement proposal requires approval by a majority of the votes cast on the proposal at the Patrick special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Patrick articles amendment and restatement proposal.
The Patrick adjournment proposal. The Patrick adjournment proposal requires approval by a majority of the votes cast at the Patrick special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Patrick adjournment proposal.
Q:What LCI stockholder vote is required for the approval of the LCI merger proposal, the LCI advisory compensation proposal and the LCI adjournment proposal?
A:The LCI merger proposal. Approval of the LCI merger proposal requires the affirmative vote of the holders of a majority of the shares of LCI common stock outstanding and entitled to vote on the proposal.
Abstentions and broker non-votes (if any) will have the same effect as a vote “AGAINST” the LCI merger proposal. Failure to vote on the LCI merger proposal will have the same effect as a vote “AGAINST” the
LCI merger proposal.
The LCI advisory compensation proposal. Approval of the LCI advisory compensation proposal requires the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the LCI special meeting and entitled to vote on the proposal. Broker non-votes are not treated as votes either cast “FOR” or “AGAINST” the LCI advisory compensation proposal. Abstentions will have the same effect as a vote “AGAINST” the LCI advisory compensation proposal. Any failure by an LCI stockholder to vote will have no effect on the outcome of the vote on the LCI advisory compensation proposal.
The LCI adjournment proposal. Approval of the LCI adjournment proposal requires the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the LCI special meeting and entitled to vote on the proposal. Broker non-votes are not treated as votes either cast “FOR” or
“AGAINST” the LCI adjournment proposal. Abstentions will have the same effect as a vote “AGAINST”
the LCI adjournment proposal. Any failure by an LCI stockholder to vote will have no effect on the outcome of the vote on the LCI adjournment proposal.

Q:What will happen if LCI stockholders approve the LCI merger proposal?
A:The directors on the LCI board unanimously recommend that LCI stockholders vote to approve the LCI merger proposal because they believe that the benefits of the merger are expected to generate significant value for LCI stockholders.
If the LCI merger proposal is approved and the Patrick share issuance proposal and the Patrick authorized stock increase proposal is approved by Patrick shareholders, assuming satisfaction of all other conditions to closing, the merger will be consummated.
If the merger is completed, LCI’s existing credit facility will be paid off. LCI’s outstanding 3.00%
Convertible Senior Notes due 2030 will remain issued and outstanding and will represent the right to convert into shares of Patrick common stock. For additional information regarding why the LCI board recommends that LCI stockholders approve the LCI merger proposal, see the section titled “The Merger—
Recommendation of the LCI Board of Directors and Reasons for the Merger.”
Q:Who will count the votes?
A:The votes at the Patrick special meeting will be counted by an independent inspector of elections appointed by the Patrick board. The votes at the LCI special meeting will be counted by an independent inspector of elections appointed by the LCI board.
Q:What will LCI stockholders receive if the merger is completed?
A:As a result of the merger, each share of LCI common stock issued and outstanding immediately prior to the effective time of the first merger (which we refer to as the “first effective time”) (other than shares of LCI common stock that are owned by Patrick or LCI or any wholly owned subsidiary of Patrick or LCI (or are held in treasury by LCI)) will be automatically converted into the right to receive 1.2440 fully paid and nonassessable shares of Patrick common stock (as may be adjusted pursuant to the merger agreement, which ratio we refer to as the “exchange ratio”), together with cash in lieu of fractional shares of Patrick common stock, without interest (such shares, together with such cash in lieu of fractional shares, the
“merger consideration”). We refer to such shares of LCI common stock eligible to receive the merger consideration as “eligible shares.”
If you receive the merger consideration and would otherwise be entitled to receive a fractional share of
Patrick common stock, you will receive cash in lieu of such fractional share, and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional share. For additional information regarding the merger consideration, see the sections titled “The Merger—Merger Consideration to LCI
Stockholders” and “The Merger Agreement—Merger Consideration.”
Based on the closing price of shares of Patrick common stock on the Nasdaq, on October 16, 2026, the last practicable date before the date of the joint proxy statement/prospectus, the merger consideration represented approximately $84.64 in value for each share of LCI common stock. The value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based on the market value of shares of Patrick common stock. Because Patrick will issue a fixed fraction of a share of Patrick common stock in exchange for each share of LCI common stock, the value of the merger consideration will depend on the market price of shares of Patrick common stock at the time the merger is completed. The market price of shares of Patrick common stock when LCI stockholders receive those shares after the merger is completed could be greater than, less than or the same as the market price of shares of Patrick common stock on the date of this joint proxy statement/prospectus or at the time of the
LCI special meeting or any adjournment or postponement thereof.

Q:How will LCI equity and equity-based awards be affected by the merger?
A:Pursuant to the merger agreement, LCI equity and equity-based awards (which we refer to as “LCI equity awards”) that are outstanding as of immediately prior to the first effective time will be treated as follows:
•At the first effective time, each restricted stock unit award denominated in shares of LCI common stock that is subject only to time- or service-vesting conditions and granted under the LCI 2018 Omnibus
Incentive Plan (which award we refer to as an “LCI RSU Award” and which equity plan we refer to as the
“LCI equity plan”), whether vested or unvested, shall cease to represent an award of restricted stock units denominated in shares of LCI common stock and shall be automatically converted into a number of restricted stock units denominated in shares of Patrick common stock (which we refer to as an “Assumed
RSU Award”) equal to the product (rounded up to the nearest whole number) of (i) the number of shares of
LCI common stock subject to such LCI RSU Award as of immediately prior to the first effective time, multiplied by (ii) the exchange ratio. Immediately following the first effective time, each such Assumed
RSU Award will generally remain subject to the same terms and conditions (including those related to vesting, forfeiture and dividend or dividend equivalent rights) as were applicable to the corresponding LCI
RSU Award as of immediately prior to the first effective time, except that any amounts relating to dividend or dividend equivalent rights that are accrued or credited but unpaid as of the first effective time will be carried over and payable in accordance with the terms and conditions applicable to such LCI RSU Award as of immediately prior to the first effective time.
•At the first effective time, each restricted stock unit award denominated in shares of LCI common stock that is subject to performance-vesting conditions and granted under the LCI equity plan (which award we refer to as an “LCI PSU Award”), whether vested or unvested, shall cease to represent an award of restricted stock units denominated in shares of LCI common stock and shall be automatically converted into an Assumed RSU Award equal to the product (rounded up to the nearest whole number) of (i) the number of shares of LCI common stock subject to such LCI PSU Award as of immediately prior to the first effective time (which shall be determined based on the greater of (A) the target level of performance and
(B) actual performance through the first effective time and extrapolated through the end of the performance period), multiplied by (ii) the exchange ratio. Immediately following the first effective time, each such
Assumed RSU Award will generally remain subject to the same terms and conditions (including those related to vesting, forfeiture and dividend or dividend equivalent rights) as were applicable to the corresponding LCI PSU Award as of immediately prior to the first effective time, except that (1) the performance-vesting conditions shall no longer apply to such Assumed RSU Award, and such Assumed
RSU Award shall be subject solely to service-based vesting; (2) such Assumed RSU Award shall not be subject to pro-ration upon the holder’s termination of employment by Patrick without “cause” or by the holder for “good reason” that occurs within the 24-month period following the first effective time; and (3)
any amounts relating to dividend or dividend equivalent rights that are accrued or credited but unpaid as of the first effective time will be carried over and payable in accordance with the terms and conditions applicable to such LCI PSU Award as of immediately prior to the first effective time.
•At the first effective time, each LCI cash-settled deferred stock unit award granted under the LCI equity plan (which award we refer to as an “LCI DSU Award”), whether vested or unvested, will be automatically cancelled and converted into the holder’s right to receive (without interest) (i) a cash payment equal to the product of (A) the number of shares of LCI common stock underlying such LCI DSU Award, multiplied by
(B) the closing price of a share of LCI common stock on the New York Stock Exchange (the “NYSE”) on the last trading day immediately prior to the closing date, plus (ii) any amounts relating to any dividend or dividend equivalent rights in respect of such LCI DSU Award that are accrued or credited and unpaid as of the first effective time, less applicable withholding taxes. Such amounts will be paid in accordance with the terms and conditions of the merger agreement.
For additional information regarding the treatment of LCI equity-based awards, see the section titled “The
Merger—Interests of LCI Directors and Executive Officers in the Merger—Treatment of LCI Equity-Based
Awards” beginning on page 137 of this joint proxy statement/prospectus.

Q:What equity stake will LCI stockholders hold in Patrick immediately following the merger?
A:Based on the exchange ratio of 1.2440 shares of Patrick common stock to be issued for each share of LCI common stock and the estimated number of fully diluted shares of Patrick common stock and LCI common stock expected to be outstanding immediately before the first merger, Patrick shareholders are expected to own approximately 52% and former LCI stockholders are expected to own approximately 48% of the outstanding shares of the combined company immediately following completion of the merger. The actual ownership percentages will depend on the number of shares and equity awards of Patrick and LCI outstanding immediately before the first merger.
Q:What will Patrick shareholders receive in the merger?
A:If the merger is completed, Patrick shareholders will not receive any consideration, and their shares of
Patrick common stock will remain outstanding and will constitute shares of Patrick common stock following the merger. Following the merger, shares of Patrick common stock will continue to be traded on the Nasdaq.
Q:Will Patrick equity and equity-based awards be affected by the merger?
A:Pursuant to the merger agreement, Patrick equity and equity-based awards (which we refer to as “Patrick equity awards”) that are outstanding as of immediately prior to the first effective time will be treated as follows:
•Each option to purchase shares of Patrick common stock granted under the Patrick 2009 Omnibus Incentive
Plan (which option we refer to as a “Patrick Option” and which equity plan we refer to as the “Patrick equity plan”), whether vested or unvested, will remain outstanding and will generally remain subject to the same terms and conditions (including those related to vesting, forfeiture and exercise) that applied to such
Patrick Option as of immediately prior to the first effective time, except that each such Patrick Option will be eligible to vest upon the holder’s termination of employment by Patrick without “cause” or by the holder for “good reason” that occurs, in each case, within the 24-month period following the first effective time.
•Each share of Patrick common stock subject only to time- or service-vesting conditions or other transfer restrictions and granted under the Patrick equity plan (which we refer to as a “Patrick Restricted Share”)
will remain outstanding and will generally remain subject to the same terms and conditions (including those related to vesting, forfeiture and dividend or dividend equivalent rights) that applied to such Patrick
Restricted Share as of immediately prior to the first effective time, except that each such Patrick Restricted
Share will be eligible to vest in full and without pro-ration upon the holder’s termination of employment by
Patrick without “cause” or by the holder for “good reason” that occurs, in each case, within the 24-month period following the first effective time.
•Each share of Patrick common stock subject to performance-vesting conditions or other transfer restrictions and granted under the Patrick equity plan (which we refer to as a “Patrick Performance Share”) will remain outstanding and will generally remain subject to the same terms and conditions (including those related to vesting, forfeiture and dividend or dividend equivalent rights) that applied to such Patrick Performance
Share as of immediately prior to the first effective time, except that (i) the performance-vesting conditions shall be deemed achieved at the greater of (A) the target level of performance and (B) actual performance through the first effective time and extrapolated through the end of the performance period, as reasonably determined by the Patrick board or a committee thereof, and such Patrick Performance Share will be subject solely to service-based vesting; and (ii) such Patrick Performance Share will be eligible to vest in full and without pro-ration upon the holder’s termination of employment by Patrick without “cause” or by the holder for “good reason” that occurs, in each case, within the 24-month period following the first effective time.
•Each award of stock appreciation rights corresponding to shares of Patrick common stock granted under the
Patrick equity plan (which we refer to as a “Patrick SARs Award”), whether vested or unvested, will remain outstanding and will generally remain subject to the same terms and conditions (including those related to vesting, forfeiture and exercise) that applied to such Patrick SARs Award as of immediately prior to the first effective time, except that each such Patrick SARs Award will be eligible to vest upon the holder’s termination of employment by Patrick without “cause” or by the holder for “good reason” that occurs, in each case, within the 24-month period following the first effective time.
For additional information regarding the treatment of Patrick equity-based awards, see the section titled
“The Merger—Interests of Patrick Directors and Executive Officers in the Merger—Treatment of Patrick
Equity-Based Awards” beginning on page 131 of this joint proxy statement/prospectus.
Q:What will the combined company be named?
A:If the Patrick articles amendment and restatement proposal is approved by Patrick shareholders, Patrick’s articles of incorporation will be amended in connection with the completion of the merger to change
Patrick’s corporate name to “Patrick LCI, Inc.”
Q:What will be the composition of the board of directors and management of the combined company following the closing of the merger?
A:The combined company board will consist of 12 directors: six Patrick designees and six LCI designees. The
Patrick designees will consist of Andy L. Nemeth, Todd M. Cleveland and four other members of the then-
current Patrick board immediately before closing. The LCI designees will consist of John A. Sirpilla and five other members of the then-current LCI board immediately before closing.
Andy L. Nemeth, the current Chief Executive Officer of Patrick, has been designated to continue to serve as the chief executive officer of the combined company. Todd M. Cleveland, a current director on the
Patrick board, has been designated, as of the first effective time, to serve as the Chairman of the combined company board. John A. Sirpilla, the current Interim Chief Executive Officer of LCI and a current director on the LCI board, has been designated, effective as of the first effective time, to serve as the Vice Chairman of the combined company board. The Patrick board will appoint, or cause to be appointed, certain individuals agreed at signing between the parties to leadership positions, effective as of the first effective time.
The combined company board will have four standing committees, consisting of (a) the Audit Committee,
(b) the Compensation Committee, (c) the Nominating and Governance Committee, and (d) the Capital
Allocation and Strategy Committee. Each Committee will consist of four (4) directors comprised of two (2)
Patrick designees and two (2) LCI designees (unless a greater number of directors is mutually agreed by the parties), subject to applicable law and applicable stock exchange listing standards (including applicable independence requirements). The chairperson of each of the Audit Committee and the Compensation
Committee will be a Patrick designee and the chairperson of each of the Capital Allocation and Strategy
Committee and the Nominating and Governance Committee will be an LCI Designee. The Capital
Allocation and Strategy Committee will oversee the integration initiatives arising out of the merger.
For additional information, please see “The Merger—Governance of the Combined Company Following
the Consummation of the Merger—Board of Directors of the Combined Company.”
Q:How do the Patrick and LCI boards recommend that I vote?
A:Patrick. The Patrick board unanimously recommends that Patrick shareholders vote “FOR” the Patrick share issuance proposal, “FOR” the Patrick authorized stock increase proposal, “FOR” the Patrick articles amendment and restatement proposal and “FOR” the Patrick adjournment proposal. For additional information regarding how the Patrick board recommends that Patrick shareholders vote, see the section titled “The Merger—Recommendation of the Patrick Board of Directors and Reasons for the Merger.”
LCI. The LCI board unanimously recommends that LCI stockholders vote “FOR” the LCI merger proposal, “FOR” the LCI advisory compensation proposal and “FOR” the LCI adjournment proposal. For additional information regarding how the LCI board recommends that LCI stockholders vote, see the section titled “The Merger—Recommendation of the LCI Board of Directors and Reasons for the Merger.”

Q:Do Patrick directors and executive officers and LCI directors and executive officers have interests that may differ from those of other Patrick shareholders and LCI stockholders?
A:Yes. In considering the proposals to be voted on at the Patrick and LCI special meetings, Patrick shareholders and LCI stockholders should be aware and take into account the fact that certain Patrick and
LCI directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Patrick shareholders and LCI stockholders.
The Patrick board and the LCI board were aware of and carefully considered these interests, among other matters, in evaluating the terms and structure and overseeing the negotiation of the merger, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in recommending that the Patrick shareholders and LCI stockholders approve the applicable proposals. For additional information, see the sections titled “The Merger—Interests of Patrick Directors and Executive Officers in
the Merger” and “The Merger—Interests of LCI Directors and Executive Officers in the Merger” beginning on page 129 and 136 of this joint proxy statement/prospectus, respectively.
Q:Why are LCI stockholders being asked to vote on executive officer compensation?
A:The SEC has adopted rules that require LCI to seek a non-binding, advisory vote on certain compensation that may be paid or become payable to LCI’s named executive officers that is based on or otherwise relates to the merger. LCI urges its stockholders to read the sections titled “The Merger—Interests of LCI
Directors and Executive Officers in the Merger” beginning on page 136 of this joint proxy statement/
prospectus.
Q:What happens if the LCI advisory compensation proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to LCI’s named executive officers in connection with the consummation of the merger is not approved?
A:Approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to the
LCI named executive officers in connection with the consummation of the merger is not a condition to consummation of the merger. The vote on the LCI advisory compensation proposal is a non-binding, advisory vote. If the merger is completed, LCI will be obligated to pay all or a portion of this compensation to its named executive officers in connection with the consummation of the merger or certain terminations of employment that could occur following the merger, even if LCI stockholders fail to approve the LCI advisory compensation proposal.
Q:Who is entitled to vote at the special meeting?
A:Patrick special meeting. The Patrick board has fixed October 15, 2026 as the record date for the Patrick special meeting. All holders of record of shares of Patrick common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Patrick special meeting (or any postponement or adjournment of the Patrick special meeting) via the Patrick special meeting website or by proxy, provided that those shares remain outstanding on the date of the Patrick special meeting. As of the record date, there were 32,118,264 shares of Patrick common stock outstanding. Attendance at the Patrick special meeting via the Patrick special meeting website is not required to vote. Instructions on how to vote your shares without virtually attending the Patrick special meeting are provided in this section below.
LCI special meeting. The LCI board has fixed October 15, 2026 as the record date for the LCI special meeting. All holders of record of shares of LCI common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the LCI special meeting (or any postponement or adjournment of the LCI special meeting) via the LCI special meeting website or by proxy, provided that those shares remain outstanding on the date of the LCI special meeting. As of the record date, there were
24,312,075 shares of LCI common stock outstanding. Attendance at the LCI special meeting via the LCI special meeting website is not required to vote. Instructions on how to vote your shares without virtually attending the LCI special meeting are provided in this section below.

Q:How many votes do I have?
A:Patrick shareholders. Each Patrick shareholder of record is entitled to one vote for each share of Patrick common stock held of record by such shareholder as of the close of business on the record date.
LCI stockholders. Each LCI stockholder of record is entitled to one vote for each share of LCI common stock held of record by such stockholder as of the close of business on the record date.
Q:What constitutes a quorum for each of the Patrick and LCI special meetings?
A:Quorum for the Patrick special meeting. In order for business to be conducted at the Patrick special meeting, a quorum must be present. A quorum at the Patrick special meeting requires the presence in person (by participation at the virtual meeting) or by proxy of the holders of record of a majority of the shares entitled to vote.
Quorum for the LCI special meeting. In order for business to be conducted at the LCI special meeting, a quorum must be present. A quorum at the LCI special meeting requires the presence in person (by participation at the virtual meeting) or by proxy of the holders of record of a majority of the shares of LCI common stock entitled to vote.
Q:What will happen to LCI as a result of the merger?
A:If the merger is completed, First Merger Sub will merge with and into LCI, with LCI surviving as the initial surviving entity, immediately followed by a second merger of the initial surviving entity with and into
Second Merger Sub, with Second Merger Sub surviving the second merger as the final surviving entity. As a result of the merger, the separate corporate existence of First Merger Sub and LCI will cease, and Second
Merger Sub will continue as the surviving company of the merger and as a direct wholly owned subsidiary of Patrick. If the Patrick articles amendment and restatement proposal is approved, Patrick’s articles of incorporation will be amended in connection with the completion of the merger to change its corporate name to “Patrick LCI, Inc.”
Furthermore, upon the completion of the merger, shares of LCI common stock will be delisted from the
NYSE and will no longer be publicly traded. Following the merger, Patrick common stock will continue to be traded on the Nasdaq under the ticker symbol “PATK” and under the new corporate name “Patrick LCI,
Inc.”
Q:I own shares of LCI common stock. What will happen to those shares as a result of the merger?
A:If the merger is completed, each of your shares of LCI common stock will be converted into the right to receive 1.2440 shares of Patrick common stock. All such shares of LCI common stock, when so converted, will cease to be outstanding and will automatically be canceled. Each holder of a share of LCI common stock that was outstanding immediately prior to the first effective time will cease to have any rights with respect to shares of LCI common stock, except the right to receive the merger consideration, any dividends or distributions made with respect to shares of Patrick common stock with a record date after the first effective time, and any cash to be paid in lieu of any fractional shares of Patrick common stock, in each case to be issued or paid upon the exchange of any book-entry shares of LCI common stock for merger consideration. For additional information, see the sections titled “The Merger—Merger Consideration to
LCI Stockholders,” “The Merger Agreement—Closing and Effectiveness of the Merger” and “The Merger
Agreement—Merger Consideration.”
Q:Where will the Patrick common stock that LCI stockholders receive in the merger be publicly traded?
A:Assuming the merger is completed, the shares of Patrick common stock issued to LCI stockholders in connection with the merger will be listed and traded on the Nasdaq under Patrick’s existing ticker symbol,
“PATK.” If the Patrick articles amendment and restatement proposal is approved, Patrick’s corporate name will be changed to “Patrick LCI, Inc.”

Q:What happens if the merger is not completed?
A:If (a) the Patrick share issuance proposal and the Patrick authorized stock increase proposal are not approved by Patrick shareholders, (b) the LCI merger proposal is not approved by LCI stockholders or
(c) the merger is not completed for any other reason, LCI stockholders will not receive any merger consideration in connection with the merger, and their shares of LCI common stock will remain outstanding. LCI will remain an independent public company and LCI common stock will continue to be listed and traded on the NYSE. If the merger agreement is terminated under specified circumstances, either
LCI or Patrick (depending on the circumstances) may be required to (i) pay the other party a termination fee of $94,200,000. For a more detailed discussion of the termination-related fees, see “The Merger
Agreement—Termination.”
Q:What is a proxy and how can I vote my shares without attending the special meetings?
A:A proxy is a legal designation of another person to vote the stock you own on your behalf.
We recommend that you promptly submit your vote by proxy even if you currently plan to attend the
Patrick special meeting or the LCI special meeting. Voting in advance by proxy does not preclude your opportunity to attend the special meeting and vote again via the special meeting website.
Patrick. If you are a shareholder of record of Patrick common stock as of the close of business on October
15, 2026, the record date, you can vote your proxy by phone, the internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your broker, bank, trustee or other nominee, or otherwise by following instructions provided by your broker, bank, trustee or other nominee. Phone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank, trustee or other nominee.
LCI. If you are a stockholder of record of LCI common stock as of the close of business on October 15,
2026, the record date, you can vote your proxy by phone, the internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your broker, bank, trustee or other nominee, or otherwise by following instructions provided by your broker, bank, trustee or other nominee. Phone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank, trustee or other nominee.
Q:Can I vote my shares via the Patrick special meeting website or the LCI special meeting website?
A:Patrick. Shares of Patrick common stock held directly in your name as the shareholder of record as of the close of business on October 15, 2026, the record date, may be voted at the Patrick special meeting via the
Patrick special meeting website. Please note that attendance alone at the Patrick special meeting via the
Patrick special meeting website will not cause the voting of your shares; you must affirmatively vote by proxy or via the Patrick special meeting website. If you choose to attend the Patrick special meeting and vote your shares via the Patrick special meeting website, you will need the control number included on your proxy card. If you are a beneficial owner of Patrick common stock but not the shareholder of record of such shares of Patrick common stock, you will need to obtain a control number from your broker, bank, trustee or other nominee holder of record giving you the right to vote the shares.
LCI. Shares of LCI common stock held directly in your name as the stockholder of record as of the close of business on October 15, 2026, the record date, may be voted at the LCI special meeting via the LCI special meeting website. Please note that attendance alone at the LCI special meeting via the LCI special meeting website will not cause the voting of your shares; you must affirmatively vote by proxy or via the LCI special meeting website. If you choose to attend the LCI special meeting and vote your shares via the LCI special meeting website, you will need the control number included on your proxy card. If you are a beneficial owner of LCI common stock but not the stockholder of record of such shares of LCI common stock, you will need to obtain a control number from your broker, bank, trustee or other nominee holder of record giving you the right to vote the shares.
Q:What is the difference between holding shares as a shareholder or stockholder of record and as a beneficial owner?
A:Patrick. If your shares of Patrick common stock are registered directly in your name with Patrick’s transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank, trustee or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank, trustee or other nominee who is considered the shareholder of record with respect to those shares.
LCI. If your shares of LCI common stock are registered directly in your name with LCI’s transfer agent,
Equiniti Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank, trustee or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank, trustee or other nominee who is considered the stockholder of record with respect to those shares.
Q:Can I vote my shares at the special meeting if I am only a beneficial owner and not a shareholder or stockholder of record?
A:If you are a beneficial owner of shares of Patrick common stock or LCI common stock, you are also invited to attend the Patrick special meeting or the LCI special meeting, respectively. However, because you are not the Patrick shareholder of record or LCI stockholder of record, you may not vote your shares at the
Patrick special meeting or the LCI special meeting, respectively, unless you request and obtain a “legal proxy” issued in your own name from your broker, bank, trustee or other nominee.
You may vote your shares of Patrick common stock held in “street name” electronically at the Patrick special meeting if you register in advance to virtually attend the Patrick special meeting. To register to vote shares held in “street name,” you must email a PDF/image as proof of your legal proxy, along with your name and mailing address, to Computershare at legalproxy@computershare.com using the subject “Legal
Proxy.” Computershare must receive your legal proxy no later than 5:00 p.m., Eastern Time, on November
13, 2026. You will receive a confirmation of your registration and a unique control number by email after
Computershare receives your registration materials.
You may vote your shares of LCI common stock held in “street name” electronically at the LCI special meeting by joining the LCI special meeting as an authenticated LCI stockholder. To join the meeting as an authenticated stockholder, you will need a valid control number, which can be found on the voting instruction form provided to you by your broker, bank, trustee or other nominee or can otherwise be obtained from them. Anyone may enter the LCI virtual meeting website as a “guest” and no control number will be required; however, only authenticated LCI stockholders may submit their votes at the LCI special meeting.
Q:What should I do if I receive more than one set of voting materials?
A:You may receive more than one set of voting materials for the Patrick special meeting or the LCI special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares of Patrick common stock or LCI common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form. If you fail to submit each separate proxy or voting instruction form that you receive, not all of your shares will be voted.
Q:I hold shares of both Patrick and LCI common stock. Do I need to vote separately for each company?
A:Yes. You will need to separately follow the applicable procedures described in this joint proxy statement/
prospectus both with respect to the voting of shares of Patrick common stock and with respect to the voting of shares of LCI common stock in order to effectively vote the shares of common stock you hold in each company.
Q:If a Patrick shareholder or LCI stockholder gives a proxy, how will the shares of Patrick or LCI common stock, as applicable, covered by the proxy be voted?
A:If you provide a proxy, regardless of whether you provide that proxy by phone, the internet or completing and returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your shares of Patrick common stock or your shares of LCI common stock, as applicable, in the way that you indicate when providing your proxy in respect of the shares of common stock you hold in such company. When completing the phone or internet processes or the proxy card, you may specify whether your shares of Patrick or LCI common stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Patrick special meeting or the LCI special meeting, as applicable.
Q:How will my shares of Patrick or LCI common stock, as applicable, be voted if I return a blank proxy?
A:Patrick. If you return a properly executed proxy and do not indicate how you want your shares of Patrick common stock to be voted, then your shares of Patrick common stock will be voted “FOR” the Patrick share issuance proposal, “FOR” the Patrick authorized stock increase proposal, “FOR” the Patrick articles amendment and restatement proposal and “FOR” the Patrick adjournment proposal.
LCI. If you sign, date and return your proxy and do not indicate how you want your shares of LCI common stock to be voted, then your shares of LCI common stock will be voted “FOR” the LCI merger proposal,
“FOR” the LCI advisory compensation proposal and “FOR” the LCI adjournment proposal.
Q:Can I change my vote after I have submitted my proxy?
A:Patrick. Yes. If you are a shareholder of record of Patrick common stock as of the close of business on the record date, whether you vote by phone, the internet or mail, you can change or revoke your proxy before it is voted at the Patrick special meeting in one of the following ways:
•complete, properly execute and return a new proxy card or voting instruction form with a later date;
•vote again by phone or the internet;
•give written notice of the change of your voting instructions or revocation prior to the Patrick special meeting to the Office of the Secretary at Patrick at 107 W. Franklin Street, Elkhart, Indiana 46516 USA; or
•attend the Patrick special meeting online and vote your shares via the Patrick special meeting website.
Please note that your attendance at the meeting via the Patrick special meeting website will not alone serve to revoke your previously submitted proxy; instead, you must vote your shares via the Patrick special meeting website in order to do so.
If you are a beneficial owner of Patrick common stock as of the close of business on the record date, you must follow the instructions of your broker, bank, trustee or other nominee to revoke or change your voting instructions.

LCI. Yes. If you are a stockholder of record of LCI, you may revoke a previously submitted proxy at any time before the polls close at the LCI special meeting by:
•voting again by telephone or through the internet;
•requesting, completing and mailing in a new paper proxy card;
•giving written notice of revocation to our Corporate Secretary, which must be received before the LCI special meeting, by mail to Corporate Secretary, 3501 County Road 6 East, Elkhart, Indiana 46514; or
•attending the LCI special meeting online and voting your shares electronically (merely attending the LCI special meeting will not revoke a prior submitted proxy).
If you are a street name stockholder, you must follow the instructions to revoke your proxy, if any, provided by your broker, bank or other nominee.
Q:Will Patrick and LCI be required to submit their respective proposals to their shareholders or stockholders even if the Patrick board or the LCI board has withdrawn, modified or qualified its recommendation?
A:Yes. Unless the merger agreement is terminated before the Patrick special meeting or the LCI special meeting, as applicable, Patrick is required to submit the Patrick share issuance proposal and the Patrick authorized stock increase proposal to Patrick shareholders, and LCI is required to submit the LCI merger proposal to LCI stockholders, in each case even if the Patrick board or the LCI board, as applicable, has withdrawn, modified or qualified its recommendation.
Q:Where can I find the voting results of the special meetings?
A:The preliminary voting results for the Patrick special meeting and the LCI special meeting are expected to be announced at the applicable special meeting. In addition, within four business days following the special meeting, Patrick and LCI each intend to file the final voting results (or, if the final results have not yet been certified, the preliminary voting results) of its respective special meeting with the SEC on a Current Report on Form 8-K.
Q:Are Patrick shareholders and LCI stockholders entitled to appraisal rights or dissenters’ rights in connection with the merger?
A:Patrick shareholders. Under Indiana law, Patrick shareholders are not entitled to appraisal rights or dissenters’ rights in connection with the merger.
LCI stockholders. Under Delaware law, LCI stockholders are not entitled to appraisal rights or dissenters’
rights in connection with the merger.
For more information, see the section titled “The Merger—No Appraisal Rights” beginning on page 128 of this joint proxy statement/prospectus.
Q:Are there any risks that I should consider as a Patrick shareholder and/or LCI stockholder in deciding how to vote?
A:Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors”
beginning on page 39 of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors of Patrick and LCI contained in the documents that are incorporated by reference in this joint proxy statement/prospectus.
Q:What happens if I sell my shares before the special meeting?
A:Patrick shareholders. The record date for Patrick shareholders entitled to vote at the Patrick special meeting is earlier than the date of the Patrick special meeting. If you transfer your shares of Patrick common stock after the record date but before the Patrick special meeting, you will, unless special arrangements are made, retain your right to vote at the Patrick special meeting.
LCI stockholders. The record date for LCI stockholders entitled to vote at the LCI special meeting is earlier than the date of the LCI special meeting. If you transfer your shares of LCI common stock after the record date but before the LCI special meeting, you will, unless special arrangements are made, retain your right to vote at the LCI special meeting but will have transferred the right to receive the merger consideration to the person to whom you transferred your shares of LCI common stock (assuming such holder continues to hold such shares until the first effective time).
Q:What will happen to LCI’s outstanding indebtedness as a result of the merger?
A:As of June 30, 2026, LCI had approximately $853 million of outstanding indebtedness, consisting primarily of amounts outstanding under its 3.00% Convertible Senior Notes due 2030 (which we refer to as the “2030
Notes”) and its secured term loan (which we refer to as the “LCI term loan”).
Pursuant to the terms of the merger agreement, the LCI term loan and LCI’s secured revolving credit facility (which, together with the LCI term loan, we refer to as the “LCI credit facility”) will be paid off and terminated substantially concurrently with the closing of the merger. In addition, LCI’s 2030 Notes are expected to remain issued and outstanding following the closing but will become convertible into shares of
Patrick common stock, and the merger agreement requires that Patrick and LCI use their reasonable best efforts to obtain the consent of the relevant dealer or other counterparties to supplement, amend or modify the terms of the related call options and warrants to reflect the transactions contemplated by the merger agreement, and such consents may not be obtained on favorable terms or at all. Failure to obtain such consents could result in economic inefficiencies in the combined company’s capital structure or require the expenditure of additional resources to resolve such issues, which could adversely affect the combined company’s results of operations or financial condition.
For more information, see “The Merger—Treatment of LCI Indebtedness” beginning on page 142 of this joint proxy statement/prospectus.
Q:What are the material U.S. federal income tax consequences of the merger to LCI stockholders?
A:The parties intend that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the
Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). Accordingly, LCI stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their LCI common stock for Patrick common stock in the first merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Patrick common stock as described in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 170 of this joint proxy statement/prospectus.
Tax matters can be complicated, and the tax consequences of the merger to any particular holder will depend on that holder’s particular facts and circumstances. In addition, holders may be subject to U.S.
federal non-income, state, local or non-U.S. tax laws that are not discussed in this joint proxy statement/
prospectus. Accordingly, you are urged to consult your own tax advisors for a full understanding of the tax consequences to you of the merger. For a further discussion of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences of the Merger”
beginning on page 170 of this joint proxy statement/prospectus.
Q:What conditions must be satisfied to complete the merger?
A:Patrick and LCI are not required to complete the merger unless a number of conditions are satisfied or waived. These closing conditions include, among others:
•the approval of (a) the LCI merger proposal by LCI stockholders (which we refer to as the “LCI stockholder approval”) and (b) the Patrick share issuance proposal and Patrick authorized stock increase proposal by Patrick shareholders (which we refer to as the “Patrick shareholder approval”);

•the receipt of the required regulatory approvals;
•the absence of any legal restraint in effect that prevents, enjoins or prohibits the consummation of the merger;
•the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of any stop order suspending the effectiveness of the registration statement, and no proceedings for such purpose having been initiated or threatened by the SEC;
•the approval for listing on the Nasdaq, subject to official notice of issuance, of the shares of Patrick common stock to be issued as merger consideration;
•the representations and warranties of the other party (or parties, with respect to LCI) contained in the merger agreement being true and correct as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt of a certificate duly executed by an executive officer of LCI or Patrick, as applicable, to such effect);
•performance by Patrick, First Merger Sub, Second Merger Sub or LCI, as applicable, in all material respects of all obligations required to be performed by them at or prior to the closing under the merger agreement (and the receipt of a certificate duly executed by an executive officer of LCI or Patrick, as applicable, to such effect); and
•the receipt by LCI of an opinion of tax counsel to the effect that the first merger and the second merger, taken together, will be treated as a single integrated transaction that will qualify as a
“reorganization” within the meaning of Section 368(a) of the Code.
For a more complete summary of the closing conditions that must be satisfied or waived prior to the completion of the merger, please read the section titled “The Merger Agreement—Conditions to the Closing of the Merger”
beginning on page 164 of this joint proxy statement/prospectus.
Q:When is the merger expected to be completed?
A:Patrick and LCI are working to complete the merger as quickly as possible. Subject to the satisfaction or waiver of the conditions described in the section titled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 164 of this joint proxy statement/prospectus, the merger is expected to close in the first half of 2027. However, neither Patrick nor LCI can predict the actual date on which the merger will be completed, nor can the parties provide assurance that the merger will be completed, because completion is subject to conditions beyond either party’s control. In addition, if the merger is not completed by March 30, 2027 (unless otherwise agreed by the parties), either Patrick or LCI may choose not to proceed with the merger by terminating the merger agreement, provided that, under certain circumstances related to obtaining regulatory approvals, such date will be automatically extended to June 30, 2027 or further extended to September 30, 2027, as described in the section titled “The Merger Agreement—
Termination of the Merger Agreement” beginning on page 165 of this joint proxy statement/prospectus.
Q:If I am an LCI stockholder, how will I receive the merger consideration to which I am entitled?
A:If you are a holder of book-entry shares representing eligible shares of LCI common stock (which we refer to as “LCI book-entry shares”) which are held through the Depository Trust Company (which we refer to as
“DTC”), the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the first effective time of the merger, the merger consideration, cash in lieu of any fractional shares of
Patrick common stock and any dividends and other distributions on the shares of Patrick common stock issuable as merger consideration, in each case, that DTC has the right to receive.
If you are a holder of record of LCI book-entry shares which are not held through DTC, the exchange agent will deliver to you, as soon as practicable after the first effective time of the merger, (a) a notice advising you of the effectiveness of the merger, (b) a statement reflecting the aggregate whole number of shares of

Patrick common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (c) a check in the amount equal to the cash payable in lieu of any fractional shares of Patrick common stock and dividends and other distributions on the shares of Patrick common stock issuable to you as merger consideration.
No interest will be paid or accrued on any amount payable for shares of LCI common stock eligible to receive the merger consideration pursuant to the merger agreement.
For additional information on the exchange of LCI common stock for the merger consideration, see the section titled “The Merger Agreement—Exchange Fund.”
Q:If I am a holder of LCI common stock, will the shares of Patrick common stock issued in the merger receive a dividend?
A:After the consummation of the merger, the shares of Patrick common stock issued in connection with the merger will carry with them the right to receive the same dividends on shares of Patrick common stock as all other holders of shares of Patrick common stock, for any dividend the record date of which occurs after the merger is completed.
Q:Who will solicit and pay the cost of soliciting proxies?
A:Patrick. Patrick will bear the entire cost of soliciting proxies from Patrick shareholders.
LCI. LCI has retained D.F. King & Co, Inc. to assist in the solicitation process. LCI will pay D.F. King &
Co, Inc. an estimated fee of $25,000 as well as reasonable and documented out-of-pocket expenses. LCI also has agreed to indemnify D.F. King & Co, Inc. against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Q:What should I do now?
A:You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope or submit your voting instructions by phone or the internet as soon as possible so that your shares of Patrick common stock and/or LCI common stock will be voted in accordance with your instructions.
Q:Who can answer my questions about the Patrick and/or LCI special meeting or the transactions contemplated by the merger agreement?
A:Patrick shareholders. If you have any questions about the Patrick special meeting or the information contained in this joint proxy statement/prospectus or desire additional copies of this joint proxy statement/
prospectus or additional proxies, contact Patrick by writing to:
Patrick Industries, Inc.
107 W. Franklin Street
Elkhart, Indiana 46516
Attention: Office of the Secretary
LCI stockholders. If you have questions about the LCI special meeting or the information contained in this joint proxy statement/prospectus, or desire additional copies of this joint proxy statement/prospectus or additional proxies, contact LCI’s proxy solicitor:

D.F. King & Co, Inc. 28 Liberty Street, Floor 53 New York, NY 10005 Call Toll-Free (800) 859-8509 Banks and Brokers Call (212) 448-4476 Email: LCII@dfking.com

Q:Where can I find more information about Patrick, LCI and the merger?
A:You can find out more information about Patrick, LCI and the merger by reading this joint proxy statement/
prospectus and, with respect to Patrick and LCI, from various sources described in the section titled “Where
You Can Find More Information.”

SUMMARY
This summary highlights select information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this joint proxy statement/prospectus and its annexes carefully and in its entirety and the other documents to which Patrick and LCI refer before you decide how to vote with respect to the proposals to be considered and voted on at the special meeting for your company. In addition, Patrick and LCI incorporate by reference important business and financial information about
Patrick and LCI into this joint proxy statement/prospectus, as further described in the section titled “Where You
Can Find More Information” beginning on page 210 of this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section titled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item in this joint proxy statement/prospectus.
Information About the Companies (page 53)
Patrick Industries, Inc.
107 W. Franklin Street
Elkhart, Indiana 46516
Phone: (574) 294-7511
Patrick is a leading component solutions provider serving original equipment manufacturers and aftermarket customers in the Recreational Vehicle (“RV”), Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next-level recreation experiences. Patrick’s customer-
focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines it as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs approximately 10,000 skilled team members throughout the United States. For the fiscal year ended December 31, 2025, Patrick had consolidated net sales of $3,951 million. Patrick’s 2025 operating income was $276 million and net income was
$135 million.
Patrick is a Indiana corporation and its common stock is listed on the Nasdaq, trading under the symbol
“PATK.”
For additional information about Patrick and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section titled “Where You Can Find More Information” beginning on page 210 of this joint proxy statement/prospectus.
LCI Industries
3501 County Road 6 East
Elkhart, Indiana 46514
Phone: (574) 535-1125
LCI Industries, through its wholly owned subsidiary Lippert Components, Inc. and its subsidiaries, is a global leader in supplying engineered components to the outdoor recreation, transportation, marine and housing industries.
In addition to serving original equipment manufacturers, LCI also caters to aftermarket needs, selling through retail dealers, wholesale distributors and service centers, as well as direct-to-consumer sales through online platforms. As of June 30, 2026, LCI operated over 100 manufacturing facilities located throughout North America and Europe. For the fiscal year ended December 31, 2025, LCI had consolidated net sales of $4,122 million. LCI’s 2025 operating profit was $279.9 million and net income was $188.3 million.
LCI Industries is a Delaware corporation, and its common stock is listed on the NYSE under the symbol
“LCII.”

For additional information about LCI Industries and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section titled “Where You Can Find More Information”
beginning on page 210 of this joint proxy statement/prospectus.
Planet First Merger Sub Inc.
c/o Patrick Industries, Inc.
107 W. Franklin Street
Elkhart, Indiana 46516
First Merger Sub is a direct wholly owned subsidiary of Patrick. Upon the completion of the first merger, First
Merger Sub will cease to exist. First Merger Sub was incorporated in Delaware on June 29, 2026 for the sole purpose of effecting the merger.
Planet Second Merger Sub LLC
c/o Patrick Industries, Inc.
107 W. Franklin Street
Elkhart, Indiana 46516
Second Merger Sub is a direct wholly owned subsidiary of Patrick. Upon the completion of the second merger,
Second Merger Sub will survive as a direct wholly owned subsidiary of Patrick. Second Merger Sub was formed in
Indiana on June 29, 2026 for the sole purpose of effecting the merger.
The Merger and the Merger Agreement (page 144)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. Patrick and
LCI encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.
The Patrick board and the LCI board each have unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Pursuant to the terms and subject to the conditions included in the merger agreement, the business combination of Patrick and LCI will be effected through the merger of First
Merger Sub with and into LCI (which we refer to as the “first merger”), with LCI surviving as a direct wholly owned subsidiary of Patrick (which we refer to as the “initial surviving entity”), immediately followed by the merger of the initial surviving entity with and into Second Merger Sub (which we refer to as the “second merger”), with
Second Merger Sub surviving the second merger as a direct wholly owned subsidiary of Patrick.
Merger Consideration to LCI Stockholders (page 90)
If the merger is completed, at the first effective time, each share of LCI common stock issued and outstanding immediately prior to the first effective time (other than shares of LCI common stock held by LCI, Patrick or any of their respective subsidiaries immediately prior to the first effective time) will be converted into the right to receive
1.2440 shares of Patrick common stock, with cash to be paid in lieu of fractional shares of Patrick common stock that LCI stockholders would otherwise be entitled to receive in the first merger.
Risk Factors (page 39)
The merger and an investment in Patrick common stock involve risks, some of which are related to the transactions contemplated by the merger agreement. You should carefully consider the information about these risks set forth in the section titled “Risk Factors” beginning on page 39 of this joint proxy statement/prospectus, together with the other information included or incorporated by reference herein, particularly the risk factors contained in the
Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by each of Patrick and LCI. Patrick shareholders should carefully consider those risk factors before deciding how to vote with respect to the Patrick share issuance proposal, the Patrick authorized stock increase proposal, the Patrick articles amendment and restatement proposal, and the Patrick adjournment proposal to be considered and voted on at the Patrick special meeting, and LCI stockholders should carefully consider those risk factors before deciding how to vote with respect to the LCI merger proposal, the LCI advisory compensation proposal, and the LCI adjournment proposal to be considered and voted on at the LCI special meeting. For additional information, see “Where You Can Find More
Information” beginning on page 210 of this joint proxy statement/prospectus.
Treatment of LCI Equity and Equity-Based Awards (page 137)
At the first effective time, each LCI RSU Award, whether vested or unvested, shall cease to represent an award of restricted stock units denominated in shares of LCI common stock and shall be automatically converted into a number of restricted stock units denominated in shares of Patrick common stock (which we refer to as an “Assumed
RSU Award”) equal to the product (rounded up to the nearest whole number) of (i) the number of shares of LCI common stock subject to such LCI RSU Award as of immediately prior to the first effective time, multiplied by (ii)
the exchange ratio. Immediately following the first effective time, each such Assumed RSU Award will generally remain subject to the same terms and conditions (including those related to vesting, forfeiture and dividend or dividend equivalent rights) as were applicable to the corresponding LCI RSU Award as of immediately prior to the first effective time, except that any amounts relating to dividend or dividend equivalent rights that are accrued or credited but unpaid as of the first effective time will be carried over and payable in accordance with the terms and conditions applicable to such LCI RSU Award as of immediately prior to the first effective time.
At the first effective time, each LCI PSU Award, whether vested or unvested, shall cease to represent an award of restricted stock units denominated in shares of LCI common stock and shall be automatically converted into an
Assumed RSU Award equal to the product (rounded up to the nearest whole number) of (i) the number of shares of
LCI common stock subject to such LCI PSU Award as of immediately prior to the first effective time (which shall be determined based on the greater of (A) the target level of performance and (B) actual performance through the first effective time and extrapolated through the end of the performance period), multiplied by (ii) the exchange ratio.
Immediately following the first effective time, each such Assumed RSU Award will generally remain subject to the same terms and conditions (including those related to vesting, forfeiture and dividend or dividend equivalent rights)
as were applicable to the corresponding LCI PSU Award as of immediately prior to the first effective time, except that (1) the performance-vesting conditions shall no longer apply to such Assumed RSU Award, and such Assumed
RSU Award shall be subject solely to service-based vesting; (2) such Assumed RSU Award shall not be subject to pro-ration upon the holder’s termination of employment by Patrick without “cause” or by the holder for “good reason” (which we refer to as a “qualifying termination of employment”) that occurs within the 24-month period following the first effective time; and (3) any amounts relating to dividend or dividend equivalent rights that are accrued or credited but unpaid as of the first effective time will be carried over and payable in accordance with the terms and conditions applicable to such LCI PSU Award as of immediately prior to the first effective time.
At the first effective time, each LCI DSU Award, whether vested or unvested, that is outstanding as of immediately prior to the first effective time, will be automatically cancelled and converted into the holder’s right to receive (without interest) (i) a cash payment equal to the product of (A) the number of shares of LCI common stock underlying such LCI DSU Award, multiplied by (B) the closing price of a share of LCI common stock on the NYSE on the last trading day immediately prior to the closing date, plus (ii) any amounts relating to any dividend or dividend equivalent rights in respect of such LCI DSU Award that are accrued or credited and unpaid as of the first effective time, less applicable withholding taxes. Such amounts will be paid in accordance with the terms and conditions of the merger agreement.
Prior to the first effective time, the LCI board will adopt resolutions providing for the treatment of the LCI RSU
Awards, LCI PSU Awards and LCI DSU Awards as set forth in the merger agreement and summarized above, and the LCI board will take all actions necessary to cause the treatment of such LCI equity awards to be effectuated as such, including actions necessary under the LCI equity plan and applicable award agreements.
For additional information regarding the treatment of LCI equity awards, see the section titled “The Merger
Agreement—Treatment of LCI Equity-Based Awards” beginning on page 146 of this joint proxy statement/
prospectus.

Treatment of Patrick Equity and Equity-Based Awards (page 131)
Each option to purchase shares of Patrick common stock granted under the Patrick 2009 Omnibus Incentive
Plan (which option we refer to as a “Patrick Option” and which equity plan we refer to as the “Patrick equity plan”), whether vested or unvested, that is outstanding as of immediately prior to the first effective time will remain outstanding and will generally remain subject to the same terms and conditions (including those related to vesting, forfeiture and exercise) that applied to such Patrick Option as of immediately prior to the first effective time, except that each such Patrick Option will be eligible to vest upon the holder’s termination of employment by Patrick without “cause” or by the holder for “good reason” that occurs, in each case, within the 24-month period following the first effective time.
Each share of Patrick common stock subject only to time- or service-vesting conditions or other transfer restrictions and granted under the Patrick equity plan (which we refer to as a “Patrick Restricted Share”) that is outstanding as of immediately prior to the first effective time will remain outstanding and will generally remain subject to the same terms and conditions (including those related to vesting, forfeiture and dividend or dividend equivalent rights) that applied to such Patrick Restricted Share as of immediately prior to the first effective time, except that each such Patrick Restricted Share will be eligible to vest in full and without pro-ration upon the holder’s termination of employment by Patrick without “cause” or by the holder for “good reason” that occurs, in each case, within the 24-month period following the first effective time.
Each share of Patrick common stock subject to performance-vesting conditions or other transfer restrictions and granted under the Patrick equity plan (which we refer to as a “Patrick Performance Share”) that is outstanding as of immediately prior to the first effective time will remain outstanding and will generally remain subject to the same terms and conditions (including those related to vesting, forfeiture and dividend or dividend equivalent rights) that applied to such Patrick Performance Share as of immediately prior to the first effective time, except that (i) the performance-vesting conditions shall be deemed achieved at the greater of (A) the target level of performance and
(B) actual performance through the first effective time and extrapolated through the end of the performance period, as reasonably determined by the Patrick board or a committee thereof, and such Patrick Performance Share will be subject solely to service-based vesting; and (ii) such Patrick Performance Share will be eligible to vest in full and without pro-ration upon the holder’s termination of employment by Patrick without “cause” or by the holder for
“good reason” that occurs, in each case, within the 24-month period following the first effective time.
Each award of stock appreciation rights corresponding to shares of Patrick common stock granted under the
Patrick equity plan (which we refer to as a “Patrick SARs Award”), whether vested or unvested, that is outstanding as of immediately prior to the first effective time will remain outstanding and will generally remain subject to the same terms and conditions (including those related to vesting, forfeiture and exercise) that applied to such Patrick
SARs Award as of immediately prior to the first effective time, except that each such Patrick SARs Award will be eligible to vest upon the holder’s termination of employment by Patrick without “cause” or by the holder for “good reason” that occurs, in each case, within the 24-month period following the first effective time.
Pursuant to the merger agreement, Patrick shall take all actions necessary to cause the foregoing treatment of each Patrick Option, Patrick RSA, Patrick PSA and Patrick SARs Award that is outstanding as of immediately prior to the first effective time, and the Patrick board shall adopt resolutions providing for such treatment. The Patrick board has adopted resolutions pursuant to which the Patrick board affirmatively determined that neither the execution, delivery nor performance of the merger agreement, nor consummation of the transactions contemplated thereby, will constitute a “change of control” (as defined under the Patrick equity plan or any applicable award agreement).
For additional information regarding the treatment of Patrick equity-based awards, see the section titled “The
Merger Agreement—Treatment of Patrick Equity-Based Awards” beginning on page 131 of this joint proxy statement/prospectus.
Recommendation of the Patrick Board of Directors and Reasons for the Merger (page 93)
The Patrick board unanimously recommends that Patrick shareholders vote “FOR” the Patrick share issuance proposal, “FOR” the Patrick authorized stock increase proposal, “FOR” the Patrick articles amendment and restatement proposal and “FOR” the Patrick adjournment proposal. For the factors considered by the Patrick board in reaching this decision and additional information on the recommendation of the Patrick board, see the section titled “The Merger—Recommendation of the Patrick Board of Directors and Reasons for the Merger.”
Recommendation of the LCI Board of Directors and Reasons for the Merger (page 110)
The LCI board unanimously recommends that LCI stockholders vote “FOR” the LCI merger proposal, “FOR”
the LCI advisory compensation proposal and “FOR” the LCI adjournment proposal. For the factors considered by the LCI board in reaching this decision and additional information on the recommendation of the LCI board, see the section titled “The Merger—Recommendation of the LCI Board of Directors and Reasons for the Merger.”
Opinions of Financial Advisors (page 97)
Opinion of J.P. Morgan Securities LLC, Patrick’s Financial Advisor
At the meeting of the Patrick board on June 29, 2026, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the Patrick board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Patrick.
J.P. Morgan confirmed its June 29, 2026 oral opinion by delivering its written opinion, dated June 30, 2026, to the
Patrick board that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to Patrick.
The full text of the written opinion of J.P. Morgan, dated June 30, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P.
Morgan in preparing its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Patrick’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Patrick board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, and was limited to the fairness, from a financial point of view, of the exchange ratio to Patrick in the proposed merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio in the proposed merger to the holders of any class of securities, creditors or other constituencies of Patrick or as to the underlying decision by Patrick to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Patrick as to how such shareholder should vote with respect to the proposed merger or any other matter.
For a description of the opinion that the Patrick board received from J.P. Morgan, see the section titled “The
Merger—Opinions of Patrick’s Financial Advisors—Opinion of J.P. Morgan Securities LLC” beginning on page 97 and for the full text of the written opinion of J.P. Morgan, see Annex D to this joint proxy statement/prospectus.
Opinion of Robert W. Baird & Co. Incorporated, Patrick’s Financial Advisor
On June 29, 2026, Robert W. Baird & Co. Incorporated (“Baird”), rendered its oral opinion to the Patrick board
(which was subsequently confirmed in writing by delivery of Baird’s written opinion addressed to the Patrick board dated June 30, 2026) as to the fairness, from a financial point of view, to Patrick of the exchange ratio provided for in the merger pursuant to the merger agreement. Baird’s opinion was directed to the Patrick board (in its capacity as the Patrick board) and only addressed the fairness, from a financial point of view, to Patrick of the exchange ratio provided for in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding.
The full text of the written opinion of Baird, dated June 30, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Baird in preparing its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of Baird set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Patrick’s shareholders are urged to read the opinion in its entirety. However, neither Baird’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to Patrick board, any security holder of Patrick or any other person as to how to act or vote with respect to any matter relating to the merger.
For a description of the opinion that the Patrick board received from Baird, see the section titled “The Merger—
Opinions of Patrick’s Financial Advisors—Opinion of Robert W. Baird & Co. Incorporated” beginning on page 102 and for the full text of the written opinion of Baird, see Annex E to this joint proxy statement/prospectus.
Opinion of Perella Weinberg Partners LP, LCI’s Financial Advisor
LCI has engaged Perella Weinberg Partners LP (“PWP”) as a financial advisor in connection with the proposed merger. In connection with this engagement, PWP delivered a written opinion, dated June 30, 2026, to the LCI board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of outstanding shares of LCI common stock pursuant to the merger agreement.
For a description of the opinion that the LCI board received from PWP, see the section titled “The Merger—
Opinion of LCI’s Financial Advisor—Opinion of Perella Weinberg Partners LP” beginning on page 116 and for the full text of the written opinion of PWP, see Annex F to this joint proxy statement/prospectus.
Special Meeting of Patrick Shareholders (page 55)
Date, Time, Place and Purpose of the Patrick Special Meeting
The Patrick special meeting will be held virtually via live webcast on November 18, 2026, at 10:00 a.m.,
Eastern Time. Because the Patrick special meeting is completely virtual and being conducted via live webcast,
Patrick shareholders will not be able to attend the Patrick special meeting in person. To enter the Patrick special meeting, shareholders, or their proxyholder, may participate, vote, and ask questions at the Patrick special meeting by visiting meetnow.global/PATK2026 and using the control number found on their proxy card or instruction form.
Patrick intends to mail this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote (in person virtually or by proxy) at the Patrick special meeting on or about October 19, 2026.
The purpose of the Patrick special meeting is to consider and vote on (i) the Patrick share issuance proposal,
(ii) the Patrick authorized stock increase proposal, (iii) the Patrick articles amendment and restatement proposal, and
(iv) the Patrick adjournment proposal. Approval of the Patrick share issuance proposal and the Patrick authorized stock increase proposal by the Patrick shareholders are conditions to the consummation of the merger. Approval of the Patrick articles amendment and restatement proposal and the Patrick adjournment proposal are not conditions to the consummation of the merger.
Record Date and Outstanding Shares of Patrick Common Stock
Only holders of record of shares of Patrick common stock as of the close of business on October 15, 2026, the record date for the Patrick special meeting, are entitled to notice of, and to vote at, the Patrick special meeting or any adjournment or postponement of the Patrick special meeting.
As of the close of business on the record date, there were 32,118,264 shares of Patrick common stock issued and outstanding and entitled to vote at the Patrick special meeting. Patrick shareholders may cast one vote for each share of Patrick common stock held by them as of the close of business on the record date.
Quorum; Abstentions, Failure to Vote and Broker Non-Votes
In order for business to be conducted at the Patrick special meeting, a quorum must be present. A quorum at the
Patrick special meeting requires the presence in person (by participation at the virtual meeting) or by proxy of the holders of record of a majority of the shares entitled to vote. Shares that are represented at the Patrick special meeting but abstain from voting or withhold their votes on any or all matters will be counted as shares present and entitled to vote in determining the presence of a quorum. If a quorum is not present at the time the Patrick special meeting is convened, Patrick may adjourn or postpone the Patrick special meeting until such time that a quorum is present. Once a share of Patrick common stock is represented for any purpose at the Patrick special meeting, it is deemed present for quorum purposes for the remainder of the Patrick special meeting and for any adjournment of the
Patrick special meeting unless a new record date is or must be set for the adjourned meeting.
If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Patrick board.
A “broker non-vote” occurs with respect to a particular proposal when a broker, bank or other nominee of record that holds shares for a beneficial owner (a) does not receive any voting instructions from the beneficial owner with respect to such shares, (b) does not have discretionary authority to vote on that particular proposal and (c) does have discretionary authority to vote on, and returns a valid proxy with respect to, another proposal presented on the same proxy.
Under applicable stock exchange rules, brokers, banks and other nominees do not have discretionary authority to vote on any of the Patrick proposals and will not be able to vote on any of the Patrick proposals absent instructions from the beneficial owner. Because none of the proposals currently scheduled to be voted on at the
Patrick special meeting are routine matters for which brokers may have discretionary authority to vote, Patrick does not expect there to be any broker non-votes at the Patrick special meeting. Accordingly, a beneficial owner who fails to provide voting instructions to its broker, bank, or other nominee will not be considered present at the Patrick special meeting and whose shares (i) will not count toward the presence of a quorum, (ii) will have the same effect as a vote “AGAINST” the Patrick authorized stock increase proposal and (iii) will have no effect on the outcome of the vote on the Patrick share issuance proposal, the Patrick articles amendment and restatement proposal or the
Patrick adjournment proposal.
Methods of Voting (Shareholders of Record)
If you are a Patrick shareholder of record, then you can vote any one of four ways: (i) via the internet prior to the Patrick special meeting, (ii) by telephone, (iii) by mail and (iv) via the internet during the Patrick special meeting.
•By Internet. You may submit a proxy electronically on the internet by following the instructions provided on the enclosed proxy card. Please have your proxy card in hand when you log onto the website. If you submit your proxy to vote over the internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the internet, you must do so prior to 11:59 p.m., Eastern Time, on
November 17, 2026.
•By Telephone. You may submit a proxy by telephone by calling (from the U.S. and Canada) the toll-free number listed on the enclosed proxy card. Please have your proxy card in hand when you call. If you submit your proxy by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on November 17, 2026. Patrick
shareholders voting by telephone should remember that the shareholder must bear costs associated with electronic access, such as usage charges from telephone companies.
•By Mail. If you received a paper copy of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed postage-paid reply envelope. Patrick shareholders who vote this way should mail the proxy card early enough so that it is received prior to the closing of the polls at the Patrick special meeting.
•At the Meeting. You may attend the Patrick special meeting virtually and vote electronically during the meeting by visiting meetnow.global/PATK2026 and entering the unique control number on the enclosed proxy card.
If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Patrick board. We recommend that you promptly submit your vote by proxy even if you currently plan to attend the Patrick special meeting. Voting in advance by proxy does not preclude your opportunity to attend the special meeting and vote again via the special meeting website.
Methods of Voting (Shares Held in Street Name)
If you hold your shares of Patrick common stock in “street name” through a broker, bank or other nominee, you will receive a voting instruction form seeking instruction from you as to how your shares should be voted. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee. Please check the voting instruction form used by your broker, bank or other nominee.
If you hold shares in BOTH street name and as a shareholder of record, YOU MUST VOTE SEPARATELY for each set of shares.
Patrick Share Issuance Proposal
The Patrick share issuance proposal requires approval by a majority of the votes cast on the Patrick share issuance proposal at the Patrick special meeting. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the Patrick share issuance proposal.
The Patrick share issuance proposal is described in the section titled “Patrick Proposals” beginning on page 60 of this joint proxy statement/prospectus.
Required Vote to Approve the Patrick Authorized Stock Increase Proposal
The Patrick authorized stock increase proposal requires approval by a majority of the votes entitled to be cast at the Patrick special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have the same effect as a vote “AGAINST” the Patrick authorized stock increase proposal.
The Patrick authorized stock increase proposal is described in the section titled “Patrick Proposals” beginning on page 60 of this joint proxy statement/prospectus.
Required Vote to Approve the Patrick Articles Amendment and Restatement Proposal
The Patrick articles amendment and restatement proposal requires approval by a majority of the votes cast on the Patrick articles amendment and restatement proposal at the Patrick special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Patrick articles amendment and restatement proposal.
The Patrick articles amendment and restatement proposal is described in the section titled “Patrick Proposals”
beginning on page 60 of this joint proxy statement/prospectus.
Required Vote to Approve the Patrick Adjournment Proposal
The Patrick adjournment proposal requires approval by a majority of the votes cast on the Patrick adjournment proposal at the Patrick special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-
votes (if any) will have no effect on the outcome of the vote on the Patrick adjournment proposal.
The Patrick adjournment proposal is described in the section titled “Patrick Proposals” beginning on page 60 of this joint proxy statement/prospectus.
Vote of Patrick’s Directors and Executive Officers
As of October 15, 2026, Patrick directors and executive officers, and their affiliates, as a group, beneficially owned and were entitled to vote 1,217,303 shares of Patrick common stock, or approximately 3.8% of the total outstanding shares of Patrick common stock as of October 15, 2026.

Patrick currently expects that all of its directors and executive officers will vote their shares “FOR” the Patrick share issuance proposal, “FOR” the Patrick authorized stock increase proposal, “FOR” the Patrick articles amendment and restatement proposal and “FOR” the Patrick adjournment proposal.
Adjournment
If a quorum is not present at the Patrick special meeting, Patrick may adjourn the Patrick special meeting from time to time until a quorum is obtained. If a quorum is present but there are not sufficient votes at the time of the
Patrick special meeting to approve the Patrick share issuance proposal or the Patrick authorized stock increase proposal, then Patrick shareholders may be asked to vote on the Patrick adjournment proposal and thereby adjourn the Patrick special meeting to a later time and place.
In addition, the merger agreement provides that if on a date that is two business days prior to the date the
Patrick special meeting is scheduled (the “Patrick Original Date”), (i) Patrick has not received proxies sufficient to obtain approval by Patrick shareholders of the Patrick share issuance proposal or the Patrick authorized stock increase proposal, whether or not a quorum is present, or (ii) it is necessary to ensure that any required supplement or amendment to the joint proxy statement/prospectus is delivered to Patrick shareholders within a reasonable amount of time in advance of the Patrick special meeting, Patrick may, or if LCI so requests, shall, postpone or adjourn, or make one or more successive postponements or adjournments of, the Patrick special meeting, as long as the Patrick special meeting is not postponed or adjourned more than 10 business days in connection with any one postponement or adjournment or more than an aggregate of 20 business days from the Patrick Original Date, in each case, excluding any adjournments or postponements required by applicable law or consented to in advance in writing by LCI. The merger agreement further provides that in the event that LCI postpones or adjourns the LCI special meeting in accordance with the merger agreement, Patrick may postpone or adjourn the Patrick special meeting in order for the Patrick special meeting and the LCI special meeting to be scheduled on the same date.
At any subsequent reconvening of the Patrick special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the Patrick special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Special Meeting of LCI Stockholders (page 64)
Date, Time, Place and Purpose of the LCI Special Meeting
The LCI special meeting will be held virtually on November 18, 2026, at 9:00 a.m., Eastern Time. Because the
LCI special meeting is completely virtual and being conducted via live webcast, LCI stockholders will not be able to attend the meeting in person. LCI stockholders will be able to attend the LCI special meeting online and vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/LCII2026SM, which is the
LCI special meeting website.
If you join the virtual LCI special meeting as an authenticated LCI stockholder by visiting the LCI special meeting website, you will be able to attend and participate in the LCI special meeting, submit your questions during the meeting and vote your shares online. In order to join the meeting as an authenticated stockholder and vote online during the virtual meeting, you will need a valid control number. Your control number can be found on the proxy card, voting instruction form, notice or email distributed to you.
The purpose of the LCI special meeting is to consider and vote on (i) the LCI merger proposal, (ii) the LCI advisory compensation proposal, and (iii) the LCI adjournment proposal. Approval of the LCI merger proposal is a condition to consummation of the merger. Approval of the LCI advisory compensation proposal and approval of the
LCI adjournment proposal are not conditions to the consummation of the merger.

Record Date and Outstanding Shares of LCI Common Stock
Only holders of record of shares of LCI common stock as of the close of business on October 15, 2026, the record date for the LCI special meeting (which we refer to as the “LCI record date”), are entitled to receive notice of, and to vote the shares of LCI common stock that they held on the LCI record date at, the LCI special meeting and any postponement or adjournment of the LCI special meeting.
As of the close of business on the LCI record date, there were 24,312,075 shares of LCI common stock outstanding and entitled to be voted at the LCI special meeting. Each share of LCI common stock entitles its holder of record to one vote on each matter considered at the LCI special meeting.
A list of LCI stockholders of record entitled to vote at the LCI special meeting will be available for inspection by LCI stockholders for any purpose germane to the LCI special meeting at LCI’s principal place of business, which is located at 3501 County Road 6 East, Elkhart, Indiana 46514, during ordinary business hours for a period of no less than ten days before the LCI special meeting.
Quorum
In order for business to be conducted at the LCI special meeting, a quorum must be present. A quorum at the
LCI special meeting requires the presence in person (by participation at the virtual meeting) or by proxy of the holders of record of a majority of the shares of LCI common stock entitled to vote.
As of the LCI record date, 24,312,075 shares of LCI common stock were outstanding and entitled to be voted at the LCI special meeting; accordingly, the presence, in person (virtually) or by proxy, at the LCI special meeting of at least 12,156,038 shares of LCI common stock entitled to vote at the LCI special meeting is necessary to constitute a quorum.
Methods of Voting (Stockholders of Record)
LCI stockholders of record may vote their shares electronically during the virtual LCI special meeting by attending the meeting and following the voting instructions provided during the meeting or submit a proxy to have their shares voted by internet, telephone or by mail.
•By Internet. You may submit a proxy electronically on the internet by following the instructions provided on the enclosed proxy card. Please have your proxy card in hand when you log onto the website. If you submit your proxy to vote over the internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the internet, you must do so prior to 11:59 p.m., Eastern Time, on
November 17, 2026.
•By Telephone. You may submit a proxy by telephone by calling (from the U.S. and Canada only) the toll-
free number listed on the enclosed proxy card and following the recorded instructions. Please have your proxy card in hand when you call. If you submit your proxy by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m.,
Eastern Time, on November 17, 2026.
•By Mail. You may submit a proxy by completing, signing and dating the enclosed proxy card and returning it by mail in the enclosed postage-paid reply envelope. The envelope requires no additional postage if mailed in the United States. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the LCI special meeting.
•Attending and Voting at the Meeting. If you join the virtual LCI special meeting as an authenticated LCI stockholder by visiting the LCI special meeting website, you will be able to vote your shares online during the meeting. In order to join the meeting as an authenticated stockholder and vote online during the virtual meeting, you will need a valid control number, which can be found on the proxy card, voting instruction form, notice or email distributed to you

If you submit a proxy, the persons named as proxies will vote your shares in accordance with your instructions.
If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the LCI board.
Methods of Voting (Shares Held in Street Name)
If your shares are held in street name (that is, in the name of a broker, bank or other nominee), you should receive a voting instruction form seeking instruction from you as to how your shares should be voted. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee. Please check the voting instruction form used by your broker, bank or other nominee.
Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:
•By the Methods Listed on the Voting Instruction Form: Please refer to the voting instruction form or other information forwarded by your broker, bank or other nominee to determine whether you may submit a proxy by telephone or on the internet and follow the instructions provided by your broker, bank or other nominee.
•Electronically at the Special Meeting. You may vote electronically at the LCI special meeting. To participate in the virtual LCI special meeting, you will need the control number included in your voting instruction form.
If your shares are held in street name and you wish to revoke a proxy, you should contact your broker, bank or other nominee and follow its procedures for changing your voting instructions.
If you hold shares in BOTH street name and as a stockholder of record, YOU MUST VOTE
SEPARATELY for each set of shares.
Required Vote to Approve the LCI Merger Proposal
The affirmative vote of the holders of a majority of the outstanding shares of LCI common stock entitled to vote on the LCI merger proposal is required to approve such proposal. Abstentions, broker non-votes and failures by LCI stockholders to vote on the LCI merger proposal will have the same effect as a vote “AGAINST” the LCI merger proposal.
The LCI merger proposal is described in the section titled “LCI Proposals” beginning on page 70 of this joint proxy statement/prospectus.
Required Vote to Approve the LCI Advisory Compensation Proposal
The affirmative vote of the holders of a majority of the outstanding shares of LCI common stock which are present in person (virtually) or represented by proxy at the LCI special meeting and entitled to vote on the LCI advisory compensation proposal is required to approve such proposal on an advisory basis. Abstentions will have the same effect as a vote “AGAINST” the LCI advisory compensation proposal. Broker non-votes and failures by LCI stockholders to vote on the LCI advisory compensation proposal will have no effect on the outcome of the vote on the LCI advisory compensation proposal.
The LCI advisory compensation proposal is described in the section titled “LCI Proposals” beginning on page 70 of this joint proxy statement/prospectus.
Required Vote to Approve the LCI Adjournment Proposal
The affirmative vote of the holders of a majority of the outstanding shares of LCI common stock which are present in person (virtually) or represented by proxy at the LCI special meeting and entitled to vote on the LCI adjournment proposal is required to approve such proposal. Abstentions will have the same effect as a vote

“AGAINST” the LCI adjournment proposal. Broker non-votes and failures by LCI stockholders to vote on the LCI adjournment proposal will have no effect on the outcome of the vote on the LCI adjournment proposal.
The LCI adjournment proposal is described in the section titled “LCI Proposals” beginning on page 70 of this joint proxy statement/prospectus.
Vote of LCI’s Directors and Executive Officers
As of the LCI record date, LCI’s directors and executive officers, and their affiliates, as a group, beneficially owned and were entitled to vote 125,291 shares of LCI common stock, or less than 1% of the total outstanding shares of LCI common stock as of the LCI record date.
LCI’s directors and executive officers have informed LCI that they intend to vote their shares “FOR” each of the LCI proposals, although none of them are obligated to do so.
Adjournment
In accordance with the amended and restated bylaws of LCI (the “LCI bylaws”), whether or not a quorum is present, the LCI special meeting may be adjourned from time to time by the Chairperson of the LCI board, the Vice
Chairperson of the LCI board, LCI’s Chief Executive Officer (if also a member of the LCI board) or the chairperson of the LCI special meeting selected by the LCI board, to reconvene at the same or some other place (if any), for the purpose of, among other things, soliciting additional proxies. If the LCI special meeting is adjourned, LCI stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the LCI special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the LCI special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
The merger agreement provides that if on a date that is two business days prior to the date the LCI special meeting is scheduled (the “LCI Original Date”), (i) LCI has not received proxies sufficient to obtain approval by
LCI stockholders of the LCI merger proposal, whether or not a quorum is present, or (ii) it is necessary to ensure that any required supplement or amendment to the joint proxy statement/prospectus is delivered to LCI stockholders within a reasonable amount of time in advance of the LCI special meeting, LCI may, or if Patrick so requests, shall, postpone or adjourn, or make one or more successive postponements or adjournments of, the LCI special meeting, as long as the LCI special meeting is not postponed or adjourned more than 10 business days in connection with any one postponement or adjournment or more than an aggregate of 20 business days from the LCI Original Date, in each case, excluding any adjournments or postponements required by applicable law or consented to in advance in writing by Patrick. The merger agreement further provides that in the event that Patrick postpones or adjourns the
Patrick special meeting in accordance with the merger agreement, LCI may postpone or adjourn the LCI special meeting in order for the LCI special meeting and the Patrick special meeting to be scheduled on the same date.
Board of Directors of the Combined Company Following the Consummation of the Merger (page 92)
The combined company board will have 12 members, comprised of (a) six directors from among the members of the Patrick board as of immediately prior to the first effective time, four of which will be designated by the
Patrick board prior to the first effective time and two of which will be Andy L. Nemeth, the current Chief Executive
Officer of Patrick and Chairman of the Patrick board, and Todd M. Cleveland, a current director on the Patrick board, and (b) six directors from among the members of the LCI board as of immediately prior to the first effective time, five of which will be designated by the LCI board prior to the first effective time and one of which will be
John A. Sirpilla, the current Interim Chief Executive Officer of LCI, provided that, in each case, the individuals are members of their respective company’s board immediately prior to the first effective time.
From the closing of the merger until the second anniversary of the closing, any vacancy on the board of directors of the combined company may be filled only by the affirmative vote of a majority of directors then in office and shall be based upon the recommendation of the Nominating and Governance Committee of the Board.

Interests of Patrick Directors and Executive Officers in the Merger (page 129)
In considering the recommendation of the Patrick board with respect to the Patrick share issuance proposal, the
Patrick authorized stock increase proposal and the Patrick articles amendment and restatement proposal, and the
Patrick adjournment proposal, Patrick shareholders should be aware that the directors and executive officers of
Patrick have interests in the merger that may be different from, or in addition to, the interests of Patrick shareholders, generally. The members of the Patrick board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Patrick shareholders approve the Patrick share issuance proposal, the Patrick authorized stock increase proposal and the Patrick articles amendment and restatement proposal and the Patrick adjournment proposal. These interests include:
•the potential continued employment of certain executive officers of Patrick in the combined company and the potential appointment of certain Patrick directors and executive officers as directors of the combined company, as further described in “The Merger—Governance of the Combined Company Following the
Consummation of the Merger” beginning on page 91 of this joint proxy statement/prospectus;
•rights to continuing indemnification and directors’ and officers’ liability insurance;
•Todd M. Cleveland, a director on the Patrick board, is affiliated with two companies that engage in ordinary course business with LCI;
•M. Scott Welch, a director on the Patrick board, is affiliated with two companies that hold an aggregate
15,700 shares of LCI common stock, and one of such companies engages in ordinary course business with
LCI;
•the treatment of Patrick equity awards provided for under the merger agreement as further described in the section titled “The Merger—Interests of Patrick Directors and Executive Officers in the Merger—
Treatment of Patrick Equity-Based Awards”; and
•certain cash severance entitlements and other benefits payable and/or provided in the event of certain qualifying terminations of employment following the closing of the merger, as further described in “The
Merger—Interests of Patrick Directors and Executive Officers in the Merger” beginning on page 129 of this joint proxy statement/prospectus.
Interests of LCI Directors and Executive Officers in the Merger (page 136)
In considering the recommendation of the LCI board with respect to the LCI merger proposal, the LCI advisory compensation proposal and the LCI adjournment proposal, LCI stockholders should be aware that the directors and executive officers of LCI have interests in the merger that may be different from, or in addition to, the interests of
LCI stockholders generally. The members of the LCI board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that LCI stockholders approve the LCI merger proposal, the LCI advisory compensation proposal and the LCI adjournment proposal. These interests include, among others:
•the potential continued employment of certain executive officers of LCI in the combined company, the potential appointment of certain LCI directors and executive officers as directors of the combined company;
•rights to continuing indemnification and directors’ and officers’ liability insurance;
•certain vested payments or benefits becoming payable in connection with the closing of the first merger;
•the treatment of LCI equity awards provided for under the merger agreement as further described in the section titled “The Merger—Interests of LCI Directors and Executive Officers in the Merger—Treatment of
LCI Equity-Based Awards” beginning on page 137 of this joint proxy statement/prospectus; and

•certain severance and other benefits payable in the event of certain qualifying terminations of employment following the closing of the merger, as further described in the section titled “The Merger—Interests of LCI
Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to
LCI’s Named Executive Officers” beginning on page 140 of this joint proxy statement/prospectus.
Conditions to the Closing of the Merger (page 164)
The respective obligations of each party to effect the merger are subject to the satisfaction or waiver on or prior to the closing of the following conditions:
•the approval of (a) the LCI merger proposal by LCI stockholders and (b) the Patrick share issuance proposal and Patrick authorized stock increase proposal by Patrick shareholders;
•the receipt of the required regulatory approvals;
•the absence of any legal restraint in effect that prevents, enjoins or prohibits the consummation of the merger;
•the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of any stop order suspending the effectiveness of the registration statement, and no proceedings for such purpose having been initiated or threatened by the SEC;
•the approval for listing on the Nasdaq, subject to official notice of issuance, of the shares of Patrick common stock to be issued as merger consideration;
•the representations and warranties of the other party (or parties, with respect to LCI) contained in the merger agreement being true and correct as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt of a certificate duly executed by an executive officer of LCI or Patrick, as applicable, to such effect);
•performance by Patrick, First Merger Sub, Second Merger Sub or LCI, as applicable, in all material respects of all obligations required to be performed by them at or prior to the closing under the merger agreement (and the receipt of a certificate duly executed by an executive officer of LCI or Patrick, as applicable, to such effect); and
•the receipt by LCI of an opinion of tax counsel to the effect that the first merger and the second merger, taken together, will be treated as a single integrated transaction that will qualify as a “reorganization”
within the meaning of Section 368(a) of the Code.
We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
No Solicitation (page 160)
The merger agreement generally restricts the ability of Patrick or LCI to directly or indirectly solicit takeover proposals from third parties (including by furnishing non-public information), participate in discussions or negotiations with third parties regarding any takeover proposal, approve or recommend any takeover proposal or enter into agreements providing for or relating to any takeover proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement and described in the section titled “The
Merger Agreement—No Solicitation of Alternative Transactions” beginning on page 160 of this joint proxy statement/prospectus, each of Patrick and LCI is permitted, prior to receipt of its applicable shareholder or stockholder approval, to engage in negotiations with, and provide information to, third parties that have made an unsolicited written takeover proposal after the date of the merger agreement upon the determination by the respective board, in good faith and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such takeover proposal constitutes or would reasonably be expected to result in a superior proposal, that the failure to take such action would reasonably be expected to be inconsistent with the applicable directors’ fiduciary duties pursuant to applicable law and that such takeover proposal did not result from a breach of the applicable party’s non-solicitation obligations under the merger agreement.
Termination (page 165)
The merger agreement may be terminated at any time prior to the first effective time, whether before or after receipt of the LCI stockholder approval or applicable Patrick shareholder approval:
•By the mutual written consent of Patrick and LCI.
•By either Patrick or LCI if:
◦the merger has not been completed on or before March 30, 2027 (which we refer to as the “outside date”); provided that if the closing has not occurred by the outside date but on that date the only conditions not satisfied are those related to certain regulatory approvals or the absence of a legal restraint related to antitrust laws or foreign investment laws, (but all other conditions have been satisfied or waived), then the outside date will automatically be extended to June 30, 2027, and such date will be the “outside date” for the purposes of the merger agreement; provided, further, that if the closing has not occurred by such extended outside date, then the extended outside date will be further automatically extended to September 30, 2027, and such date will be the “outside date” for the purposes of the merger agreement; provided, further, that if such failure to close on or before the outside date, as it may be extended, is the primary result of a party’s failure to perform any of its material obligations under the merger agreement, then the termination right described in this bullet is not available to such party (including, in the case of Patrick, First Merger Sub or Second Merger Sub);
◦any legal restraint that enjoins or otherwise prohibits consummation of the merger has become final and non-appealable; (provided that if the imposition of such legal restraint was primarily due to or primarily caused by the failure of a party to perform any of its obligations under the merger agreement, then the termination right described in this bullet is not available to such party);
◦either the approval of the Patrick share issuance proposal or the approval of the Patrick authorized stock increase proposal has not been obtained at the Patrick special meeting; or
◦the LCI stockholder approval has not been obtained at the LCI special meeting.
•By Patrick if:
◦LCI has breached its representations, warranties or covenants such that a closing condition would not be satisfied, and such breach is not cured within 30 days following written notice thereof and 3 days prior to the outside date (provided that Patrick is not then in material breach of its own obligations under the merger agreement); or
◦prior to the LCI stockholder approval, the LCI board has made an LCI adverse recommendation change.
•By LCI if:
◦Patrick, First Merger Sub or Second Merger Sub has breached or failed to perform any of its representations, warranties or covenants such that a closing condition would not be satisfied, and such breach is not cured within 30 days following written notice thereof and 3 days prior to the outside date
(provided that LCI is not then in material breach of its own obligations under the merger agreement);
or
◦prior to the Patrick shareholder approval, the Patrick board has made a Patrick adverse recommendation change.

If the merger agreement is terminated, it will become void, without liability on the part of any party, except in the case of fraud or a willful breach of the merger agreement prior to termination, (which liability may include damages based on loss of the economic benefit of the merger). Certain provisions will survive termination, including those relating to confidentiality, the effect of termination, payment of termination fees and expenses and governing law.
Termination Fees; Expenses (page 167)
If the merger agreement is terminated by either Patrick or LCI under certain circumstances, including circumstances involving takeover proposals and changes in the recommendation of its board, Patrick or LCI may be required to pay a termination fee to the other equal to $94,200,000.
No Appraisal Rights (page 128)
Under Indiana law, Patrick shareholders are not entitled to appraisal rights in connection with the merger.
Under Delaware law, LCI stockholders are not entitled to appraisal rights for their shares of LCI common stock in connection with the transactions contemplated by the LCI merger proposal or to any similar rights of dissenters under Delaware law. For more information, see “The Merger—No Appraisal Rights” beginning on page 128 of this joint proxy statement/prospectus.
Regulatory Approvals (page 128)
U.S. Antitrust Clearance
The consummation of the merger is subject to the receipt of antitrust clearance in the United States. Under the
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the Federal Trade Commission and the Department of Justice (which we refer to as the “FTC” and the “DOJ,”
respectively), and the applicable waiting period (or any extensions of such waiting period) has expired or been terminated. For additional information regarding regulatory approvals in connection with the merger, see the section titled “The Merger Agreement—Covenants and Agreements—Efforts to Complete the Merger.”
Most transactions notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR notification and report forms. If the Antitrust
Division of the DOJ or the FTC issues a Request for Additional Information and Documentary Material (which we refer to as a “second request”) prior to the expiration of the 30-calendar-day waiting period (or after an additional
30-calendar day waiting period if the parties pull and refile their HSR notification period), the transaction cannot close until the parties observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless such second waiting period is extended voluntarily by the parties or terminated sooner by the Antitrust Division.
On August 5, 2026, Patrick and LCI each filed their respective Premerger Notification and Report Forms
(which we refer to as “HSR Act notifications”) pursuant to the HSR Act with the FTC and the DOJ in connection with the merger. On September 4, 2026, Patrick and LCI each voluntarily withdrew their respective HSR Act notifications and, on September 9, 2026, refiled their respective HSR Act notifications with the FTC and the DOJ.
The refilings initiated a new waiting period under the HSR Act. Consistent with the HSR Act and its implementing rules and regulations, on October 9, 2026, Patrick and LCI each received a second request from the Antitrust
Division of the DOJ in connection with its review of the merger. The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after Patrick and LCI have substantially complied with the second request, unless that period is extended voluntarily by the parties or terminated sooner by the Antitrust
Division. Patrick and LCI are in the process of responding to the DOJ’s second request.
Non-U.S. Antitrust Clearance and Regulatory Approvals
Patrick and LCI derive revenues, have assets or other presence in jurisdictions outside the United States where merger control, foreign investment, or foreign subsidies filings or clearances may be necessary or recommended. In addition to antitrust approval in the United States, Patrick and LCI will seek the receipt of applicable governmental consents, approvals, and other clearances required to be obtained under the merger agreement. The merger cannot be consummated until the closing conditions relating to the applicable filings or clearances in the required jurisdictions have been satisfied or waived.
Specific Performance; Remedies (page 168)
The parties to the merger agreement have agreed that each party is entitled to an injunction and specific performance to prevent breaches of the merger agreement and to enforce its terms, in addition to any other remedy to which such party may be entitled.
Litigation Related to the Merger (page 143)
As of the date of this joint proxy statement/prospectus, Patrick, to its knowledge, received one demand letter from a purported shareholder of Patrick (the “Patrick Demand Letter”) and LCI has, to its knowledge, received three demand letters from purported stockholders of LCI (the “LCI Demand Letters”) that each allege deficiencies and/or omissions in the preliminary joint proxy statement/prospectus filed by Patrick with the SEC on September 23, 2026.
Material U.S. Federal Income Tax Consequences of the Merger (page 170)
The parties intend that the merger be treated as a “reorganization” within the meaning of Section 368(a) of the
Code. It is a condition to LCI’s obligation to complete the merger that LCI receive an opinion from Kirkland & Ellis
LLP (or other tax counsel), dated as of the closing date, to the effect that the first merger and the second merger, taken together, will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the merger so qualifies, a U.S. holder (as defined in “Material
U.S. Federal Income Tax Consequences of the Merger”) that exchanges all of its LCI common stock for the merger consideration in the first merger will not recognize any gain or loss for U.S. federal income tax purposes, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Patrick common stock as described in “Material U.S. Federal Income Tax Consequences of the Merger.”
You should read the discussion under the section titled “Material U.S. Federal Income Tax Consequences of the
Merger” for a further discussion of U.S. federal income tax considerations relating to the merger. Tax matters can be complicated, and the tax consequences of the merger to any particular holder will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor to determine the tax consequences to you of the merger.
Comparison of Shareholders’ / Stockholders’ Rights (page 194)
If the merger is completed, holders of LCI common stock will receive shares of Patrick common stock in exchange for their shares of LCI common stock. Patrick is incorporated under the laws of the State of Indiana and is subject to the Indiana Business Corporation Law (which we refer to as the “IBCL”). LCI is incorporated under the laws of the State of Delaware and is subject to the Delaware General Corporation Law (which we refer to as the
“DGCL”). Following completion of the merger and assuming the Patrick shareholders adopt and approve the Patrick articles amendment and restatement proposal, the combined company will continue to be an Indiana corporation and will be governed by the IBCL, together with the combined company’s amended and restated articles of incorporation in the form attached to this joint proxy statement/prospectus as Annex B (which we refer to as the
“combined company articles”) and the combined company’s amended and restated bylaws in the form attached to this joint proxy statement/prospectus as Annex C (which we refer to as the “combined company bylaws”). As a result, upon completion of the merger, former LCI stockholders who receive shares of Patrick common stock will become shareholders of an Indiana corporation, and their rights will change from being governed by the DGCL and
LCI’s existing certificate of incorporation and bylaws to being governed by the IBCL and the combined company articles and combined company bylaws. The differences in the rights of each such holder of LCI common stock receiving shares of Patrick common stock in the merger are described in detail in the section titled “Comparison of
Shareholders’ / Stockholders’ Rights” beginning on page 194 of this joint proxy statement/prospectus.

Listing of Patrick Common Stock; Delisting and Deregistration of LCI Common Stock (page 141)
If the merger is completed, the shares of Patrick common stock to be issued in the merger will be listed for trading on the Nasdaq under the ticker symbol “PATK” and the shares of LCI common stock will be delisted from the NYSE and deregistered under the Exchange Act and LCI will not be required to file periodic reports with the
SEC pursuant to the Exchange Act.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Market Prices
The Patrick common stock is listed on the Nasdaq under the symbol “PATK.” The LCI common stock is listed on the NYSE under the symbol “LCII.”
The high and low trading prices for the Patrick common stock on June 29, 2026, the last trading day immediately before the public announcement of the merger, were $95.01 and $91.25, respectively. The high and low trading prices for the LCI common stock on June 29, 2026, the last trading day immediately before the public announcement of the merger, were $100.87 and $94.25, respectively.
As of October 16, 2026, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 32,118,264 shares of Patrick common stock outstanding and
24,312,075 shares of LCI common stock outstanding.
Because the exchange ratio will not be adjusted for changes in the market price of either Patrick common stock or LCI common stock, the market value of Patrick common stock that LCI stockholders will have the right to receive on the date the merger is completed may vary significantly from the market value of the Patrick common stock that LCI stockholders would receive if the merger was completed on the date of this joint proxy statement/
prospectus. As a result, you should obtain recent market prices of Patrick common stock and LCI common stock prior to voting your shares. For additional information, see the section titled “Risk Factors” beginning on page 39 of this joint proxy statement/prospectus.
The following table sets forth the closing sale price per share of Patrick common stock as reported on the
Nasdaq and the closing sale price per share of LCI common stock as reported on the NYSE, in each case on June 29,
2026, the last trading day before the public announcement of the parties entering into the merger agreement, and on
October 16, 2026, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration proposed for each share of LCI common stock as of the same two dates. The implied value was calculated by multiplying the Nasdaq closing price of a share of Patrick common stock on the relevant date by the exchange ratio of 1.2440 shares of Patrick common stock for each share of LCI common stock.

	Patrick Common Stock Closing Price	LCI Common Stock Closing Price	Exchange Ratio	Implied Per Share Value of Merger Consideration
June 29, 2026	$93.18	$100.12	1.2440	$115.92
October 16, 2026	$68.04	$83.89	1.2440	$84.64
Patrick shareholders and LCI stockholders are encouraged to obtain current market quotations for Patrick common stock and LCI common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of
Patrick common stock before or after the effective date of the merger. For additional information, see the section titled “Where You Can Find More Information” beginning on page 210 of this joint proxy statement/prospectus.
Dividends
Patrick currently pays a quarterly dividend on Patrick common stock. Patrick last paid a quarterly dividend of
$0.47 per share of Patrick common stock on September 8, 2026. The terms of the merger agreement limit Patrick’s ability to declare or pay additional dividends, except for regular quarterly cash dividends in an amount not to exceed
$0.47 per share per quarter declared and paid in respect of the Patrick common stock at such times and in a manner consistent with Patrick’s historical quarterly dividend practice, prior to the consummation of the merger.
LCI currently pays a quarterly dividend on LCI common stock. LCI last paid a quarterly dividend of $1.15 per share of LCI common stock on September 4, 2026. The terms of the merger agreement limit LCI’s ability to declare or pay additional dividends, except for regular quarterly cash dividends in an amount not to exceed $1.15 per share per quarter declared and paid in respect of the LCI common stock at such times and in a manner consistent with
LCI’s historical quarterly dividend practice, prior to the consummation of the merger.
The dividend policies of Patrick or LCI may change at any time at the discretion of the respective company’s board and without notice to the respective company’s shareholders or stockholders.

RISK FACTORS
In addition to the other information contained in or incorporated by reference herein, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 52 of this joint proxy statement/prospectus, you should carefully consider the following risks before deciding how to vote. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference herein, particularly the risk factors contained in the Annual Reports on Form
10-K and Quarterly Reports on Form 10-Q filed by each of Patrick and LCI. For additional information, see
“Where You Can Find More Information” beginning on page 210 of this joint proxy statement/prospectus. In addition to the risks set forth below or referenced above, new risks may emerge from time to time and it is not possible to predict all risk factors, nor can Patrick or LCI assess the impact of all factors on the merger and the combined company following the merger or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.
Risks Relating to the Merger
The number of shares of Patrick common stock issuable in the merger in respect of one share of LCI common stock is fixed and will not be adjusted. Because the market price of Patrick common stock may fluctuate, LCI stockholders cannot be sure of the market value of the merger consideration they will receive in exchange for their shares in connection with the merger.
At the time the merger is completed, each issued and outstanding eligible share of LCI common stock will be converted into the right to receive the merger consideration, which consists of 1.2440 shares of Patrick common stock. The exchange ratio is fixed and will not be adjusted to reflect stock price changes of either LCI common stock or Patrick common stock prior to the closing of the merger. Accordingly, the market value of the merger consideration that LCI stockholders will receive in the merger will vary based on the price of Patrick common stock at the time LCI stockholders receive the merger consideration, and, accordingly, LCI stockholders cannot be sure of the market value of the merger consideration they will receive upon the closing of the merger. The market price of
Patrick common stock has fluctuated since the date on which Patrick and LCI announced they had entered into the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus through the date the merger is completed, which could occur a considerable amount of time after the date of this joint proxy statement/prospectus. Changes in the price of Patrick common stock may result from a variety of factors, including general market and economic conditions, changes in Patrick’s and LCI’s businesses, operations and prospects, changes in market assessments of the likelihood that the merger will be completed or the value that may be generated by the merger, changes with respect to expectations regarding the timing of the merger and regulatory considerations. Many of these factors are beyond Patrick’s and LCI’s control.
Patrick shareholders and LCI stockholders, in each case as of immediately prior to the merger, will have reduced ownership in the combined company and less influence over management.
Based on the number of issued and outstanding shares of LCI common stock as of October 15, 2026, Patrick anticipates issuing up to approximately 30,244,221 shares of Patrick common stock pursuant to the merger agreement. The actual number of shares of Patrick common stock to be issued pursuant to the merger agreement will be determined at the closing of the merger based on the number of shares of LCI common stock outstanding immediately prior to the merger. The issuance of these new shares could have the effect of depressing the market price of Patrick common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, Patrick’s earnings per share could cause the price of Patrick common stock to decline or increase at a reduced rate.
Immediately after the closing of the merger, it is expected that Patrick shareholders as of immediately prior to the merger will own approximately 52%, and LCI stockholders as of immediately prior to the merger will own approximately 48%, of the issued and outstanding shares of the combined company’s common stock, in each case calculated based on the fully diluted market capitalizations of Patrick and LCI as of the date of signing of the merger agreement. As a result, current Patrick shareholders and current LCI stockholders will have less influence on the management and policies of the combined company than they currently have on the management and policies of
Patrick and LCI, respectively.
Conversion of LCI's 2030 Notes following the merger could result in dilution to combined company shareholders.
LCI has $460 million in aggregate principal amount of 2030 Notes outstanding. Following the consummation of the merger, the 2030 Notes are expected to remain outstanding but will, in accordance with the terms of the indenture governing the 2030 Notes, contain a right of holders to convert into shares of Patrick common stock rather than shares of LCI common stock. The 2030 Notes are convertible at the option of the holders prior to November 1,
2029 under certain circumstances, including when the trading price of the 2030 Notes falls below a specified threshold or when the last reported sale price of the underlying common stock exceeds 130% of the conversion price for a specified period. On or after November 1, 2029, the 2030 Notes are convertible at any time at the option of the holders regardless of these conditions. The combined company will settle conversions by paying cash up to the aggregate principal amount of the 2030 Notes being converted and paying or delivering, as the case may be, cash, shares of Patrick common stock or a combination thereof, at its election, in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the 2030 Notes being converted, based on the then applicable conversion rate.
Accordingly, if some or all of the 2030 Notes are converted into shares of Patrick common stock following the merger, existing combined company shareholders would experience dilution to their ownership interest (which, in the case of pre-merger Patrick shareholders, would represent additional dilution beyond the dilution they will experience as a result of the issuance of shares as merger consideration at the closing of the merger). The extent and timing of any such dilution is uncertain and will depend on whether and when 2030 Notes are converted and on the market price of Patrick common stock at the time of any such conversions. In addition, in connection with the issuance of the 2030 Notes, LCI entered into convertible note hedge transactions and warrant transactions with certain financial institutions. The convertible note hedge transactions and warrant transactions, taken together, are expected generally to reduce the potential equity dilution and/or offset any cash payments the combined company is required to make, as the case may be, resulting from conversion of the 2030 Notes. The warrants mature over a period of approximately six months following the maturity date of the 2030 Notes and the bond hedges. As a result, if the market price per share of Patrick common stock exceeds the strike price of the warrants at their maturity and the combined company elects to settle the warrants by the delivery of shares of Patrick common stock, such settlements would have an independent dilutive effect on the combined company’s outstanding common stock.
The merger may not be completed and the merger agreement may be terminated in accordance with its terms.
The merger is subject to a number of conditions that must be satisfied or waived prior to the closing of the merger, which are described in the section titled “The Merger Agreement—Conditions to the Closing of the Merger”
beginning on page 164 of this joint proxy statement/prospectus. These conditions to the consummation of the merger may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed.
In addition, if the merger is not completed by March 30, 2027 (subject to automatic extensions under certain circumstances described in the section titled “The Merger Agreement—Termination of the Merger Agreement”
beginning on page 165 of this joint proxy statement/prospectus), either Patrick or LCI may choose not to proceed with the merger by terminating the merger agreement, and the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval by either Patrick shareholders or LCI stockholders. In addition, Patrick and LCI may elect to terminate the merger agreement in certain other circumstances as further detailed in “The Merger Agreement—Termination.”
The merger agreement limits the ability of either Patrick or LCI to pursue alternatives to the merger, may discourage other companies from making favorable alternative transaction proposals and, in specified circumstances, could require either Patrick or LCI to pay the other a termination fee.
The merger agreement contains provisions that may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of either Patrick or LCI from considering or submitting to either

Patrick or LCI a competing proposal that might result in greater value to their respective shareholders or stockholders than the merger, or may result in a potential acquirer of Patrick, or a potential competing acquirer of
LCI, proposing to pay a lower price per share to acquire Patrick or LCI, respectively, than it might otherwise have proposed to pay. These provisions include a general prohibition on Patrick and LCI from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the Patrick board or the LCI board, as the case may be, entering into discussions with any third party regarding any competing proposal or offer for a competing transaction. Furthermore, even if the Patrick board or the LCI board withdraws, qualifies or modifies its recommendation with respect to the Patrick share issuance proposal and/or the Patrick authorized stock increase proposal, in the case of the Patrick board, or the LCI merger proposal, in the case of the LCI board, unless the merger agreement has been terminated in accordance with its terms, each of Patrick and LCI will still be required to submit the Patrick share issuance proposal and the Patrick authorized stock increase proposal, in the case of the
Patrick board, and the LCI merger proposal, in the case of the LCI board, to a vote by the Patrick shareholders and the LCI stockholders, respectively. The merger agreement further provides that under specified circumstances, including after a change of recommendation by either party’s board of directors and a subsequent termination of the merger agreement by the other party in accordance with its terms, Patrick or LCI, as applicable, may be required to pay the other party a cash termination fee of $94.2 million.
For additional information, see “The Merger Agreement—Covenants and Agreements—No Solicitation” and
“The Merger Agreement—Termination” beginning on pages 160 and 165, respectively, of this joint proxy statement/
prospectus.
Failure to complete the merger, or a delay in the closing of the merger, could negatively impact Patrick’s or
LCI’s respective businesses, results of operations, financial conditions and stock prices.
The merger agreement is subject to a number of conditions that must be fulfilled to complete the merger. Those conditions include, among others, (i) the approval by Patrick shareholders of the Patrick share issuance proposal and the Patrick authorized stock increase proposal, (ii) the approval by LCI stockholders of the LCI merger proposal,
(iii) the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended (and any timing agreement with the Federal Trade Commission or the Department of Justice, as
applicable, shall have terminated or expired), (iv) the receipt by LCI of an opinion of tax counsel to the effect that the first merger and the second merger, taken together, will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (v) the receipt of any other regulatory approvals. A number of the conditions are not within the control of Patrick or LCI and may prevent, delay or otherwise materially adversely affect the closing of the merger. Neither Patrick nor LCI can predict with certainty whether and when any of the required closing conditions will be satisfied or if another uncertainty may arise, and neither can assure you that it will be able to timely complete the merger as currently contemplated under the merger agreement or at all. Patrick’s and LCI’s respective businesses, results of operations, financial conditions or stock prices could be adversely affected, potentially in a material way, by the failure to complete the merger, or by a delay in the closing of the merger, and Patrick or LCI may suffer consequences that could adversely affect their respective businesses, results of operations, financial conditions and stock prices, including the following:
•Patrick and LCI may not realize any or all of the potential benefits of the merger, including any synergies that could result from combining their financial and business resources;
•matters relating to the merger will require substantial commitments of time and resources by Patrick and
LCI management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Patrick or LCI as independent companies;
•Patrick and LCI have each incurred and will incur further substantial expenses in connection with the merger, including financial advisory, legal, accounting, consulting and other advisory fees, severance/
retention employee benefit-related costs and other regulatory fees and other costs relating to the merger regardless of whether the merger is completed;
•Patrick or LCI may be subject to legal proceedings related to the potential delay of, or failure to complete, the merger;

•Patrick or LCI may experience disruptions to their respective businesses resulting from the announcement and pendency of the merger, including adverse changes in relationships with, or loss of, customers, business partners and employees, which may not be reversible and may continue or even intensify in the event the merger is delayed or not completed;
•Patrick or LCI may experience negative reactions to the merger, including if the merger is not completed, from the financial markets, including negative impacts on the market prices of Patrick common stock and
LCI common stock; and
•under the merger agreement, Patrick and LCI are subject to certain restrictions on the conduct of their respective businesses prior to completing the merger, which restrictions could adversely affect their ability to conduct their respective businesses as they otherwise would have done if not subject to these restrictions.
In addition to the above risks, if the merger agreement is terminated under specified circumstances, either
Patrick or LCI may be required to pay the other a termination fee of $94.2 million. For a description of these circumstances, see “The Merger Agreement—Termination” beginning on page 165 of this joint proxy statement/
prospectus. For a description of the conditions required to be satisfied or waived to consummate the merger, see
“The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 164 of this joint proxy statement/prospectus.
Patrick directors and executive officers and LCI directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Patrick shareholders and LCI stockholders generally.
Certain Patrick directors and executive officers and LCI directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Patrick shareholders and LCI stockholders generally. These interests include, among others, the potential continued employment of certain executive officers of
Patrick and LCI in the combined company, the potential appointment or continued service (as applicable) of certain
Patrick and LCI directors and executive officers as directors of the combined company, rights to continuing indemnification and directors’ and officers’ liability insurance, certain vested payments or benefits becoming payable in connection with the closing of the merger, the treatment of Patrick and LCI equity awards provided for under the merger agreement as further described in the sections titled “The Merger—Interests of Patrick Directors and Executive Officers in the Merger—Treatment of Patrick Equity-Based Awards” and “The Merger—Interests of
LCI Directors and Executive Officers in the Merger—Treatment of LCI Equity-Based Awards” beginning on pages 131 and 137, respectively, of this joint proxy statement/prospectus and certain severance and other benefits payable in the event of certain qualifying terminations of employment following the closing of the merger, as further described in the sections titled “The Merger—Interests of Patrick Directors and Executive Officers in the Merger”
and “The Merger—Interests of LCI Directors and Executive Officers in the Merger” beginning on pages 129 and 136, respectively, of this joint proxy statement/prospectus. The Patrick board and the LCI board were aware of and considered, among other matters, the interests of their respective directors and officers when overseeing the negotiation of and evaluating the terms of the merger agreement and structure of the merger and when determining their respective recommendations to their respective shareholders or stockholders, as applicable.
The unaudited pro forma condensed combined financial information included in this joint proxy statement/
prospectus is based on a number of preliminary estimates and assumptions. After the merger, the future results of the combined company may differ, possibly materially, from the unaudited pro forma condensed combined financial information presented in this joint proxy statement/prospectus.
The unaudited pro forma condensed combined financial information contained in this joint proxy statement/
prospectus is presented for illustrative purposes only, is based on a variety of adjustments, assumptions and preliminary estimates and may not be an indication of the financial position or results of operations of the combined company following the merger for several reasons. Specifically, the unaudited pro forma condensed combined financial information does not reflect the effect of any potential acquisitions, divestitures or restructurings that may occur prior to or subsequent to the closing of the merger or integration costs in connection with any such acquisitions. In addition, the unaudited pro forma condensed combined financial information has been prepared with the assumption that Patrick will be identified as the acquirer under U.S. generally accepted accounting principles

(which we refer to as “GAAP”) and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. For additional information, see “Unaudited Pro Forma Condensed
Combined Financial Information” beginning on page 174 of this joint proxy statement/prospectus. In addition, the merger and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the merger or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by the combined company. The actual financial position and results of operations of the combined company following the merger may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus may not prove to be accurate and may be affected by other factors, including the risk factors described in the sections titled “Risk Factors—Risks Relating to Patrick’s Business” and
“Risk Factors—Risks Relating to LCI’s Business” below. Any potential decline in the financial condition or results of operations of the combined company may cause significant variations in the price of Patrick common stock. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information.”
The opinions of Patrick’s and LCI’s respective financial advisors do not reflect changes in circumstances between the signing of the merger agreement and the closing of the merger.
Patrick and LCI have received opinions from their respective financial advisors in connection with the signing of the merger agreement but have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of Patrick or LCI, general market and economic conditions and other factors that may be beyond the control of Patrick or LCI, and on which the opinions of Patrick’s and LCI’s financial advisors were based, may significantly alter the value of Patrick or LCI or the prices of the shares of Patrick common stock or LCI common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because Patrick and LCI do not currently anticipate asking their respective financial advisors to update their opinions, the opinions do not address the fairness of the exchange ratio from a financial point of view at the time the merger is completed. The Patrick board’s recommendation that Patrick shareholders vote in favor of the proposals on the agenda for the Patrick special meeting and the LCI board’s recommendation that LCI stockholders vote in favor of the proposals on the agenda for the LCI special meeting, however, are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that Patrick and LCI received from their respective financial advisors, see “The Merger—Opinions of Patrick’s Financial Advisors” and “The Merger—
Opinion of LCI’s Financial Advisor” beginning on pages 97 and 116, respectively, of this joint proxy statement/
prospectus. A copy of each of the opinions of J.P. Morgan Securities LLC and Robert W. Baird & Co. Incorporated,
financial advisors to Patrick, are attached as Annex D and Annex E, respectively, to this joint proxy statement/
prospectus, and a copy of the opinion of Perella Weinberg Partners LP, financial advisor to LCI, is attached as
Annex F to this joint proxy statement/prospectus, and each such opinion is incorporated by reference herein in its entirety.
The forecasted financial information relating to Patrick and LCI prepared in connection with the merger is based on various estimates and assumptions that may not be realized, which may adversely affect the market price of the combined company common stock following the closing of the merger.
This joint proxy statement/prospectus includes certain financial information considered by Patrick and LCI in connection with their respective businesses. The forecasted financial information prepared by Patrick or LCI was not prepared with a view towards public disclosure or with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants, or any other regulatory or professional body for preparation or presentation of prospective financial information. The forecasted financial information is inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Patrick and LCI. Important factors that may affect the actual results of Patrick and LCI and cause the forecasted financial information to not be achieved include risks and uncertainties relating to Patrick’s and LCI’s respective businesses, industry performance, the regulatory environment, general business and economic conditions and other factors described in the section titled “Cautionary Statement Regarding Forward-Looking Statements”
beginning on page 52 of this joint proxy statement/prospectus. In view of these uncertainties, the inclusion of forecasted financial information in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.
The forecasted financial information has been prepared by, and is the responsibility of, Patrick management and
LCI management, as applicable. The independent registered public accounting firms of Patrick and LCI have not audited, reviewed, examined, compiled or performed any procedures with respect to the accompanying forecasted financial information and, accordingly, the independent registered public accounting firms of Patrick and LCI do not express an opinion or any other form of assurance with respect thereto or its achievability, and assume no responsibility for, and disclaim any association with, the forecasted financial information. The reports of the independent registered public accounting firms of Patrick and LCI incorporated by reference herein relate to the respective company’s previously issued financial statements. They do not extend to the forecasted financial information and should not be read to do so. In addition, the forecasted financial information reflects estimates and assumptions based on the experience of Patrick and LCI management as of the date on which they were made, which are subject to change and do not reflect revised prospects for Patrick’s and LCI’s respective businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasted financial information was prepared. Furthermore, any forward-looking statement speaks only as of the date on which it is made, and neither Patrick nor LCI undertakes any obligation, other than as required by applicable law, to update the forecasted financial information to reflect events or circumstances after the dates as of which the forecasted financial information were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. In addition, since such forecasted financial information covers multiple years, and the underlying information by its nature becomes less predictive with each successive year, there can be no assurance that Patrick’s, LCI’s or the combined company’s financial condition or results of operations will be consistent with those set forth in such forecasted financial information.
Uncertainties associated with the merger may cause a loss of management personnel and other key employees at either Patrick or LCI, which could adversely affect the future business and operations of the combined company following the merger.
Each of Patrick and LCI depends on the experience and industry knowledge of its management personnel and other key employees to execute its business plans. The success of the combined company after the merger will depend in part on its ability to retain or attract key management personnel and other key employees. During the pendency or following the closing of the merger, Patrick’s and LCI’s respective current and prospective employees may experience uncertainty or have concerns regarding their roles within the combined company, the timing and closing of the merger or the operations of the combined company, any of which may have an adverse effect on
Patrick’s and LCI’s ability to retain, attract or motivate key management and other key personnel. If Patrick and LCI are unable to retain or motivate personnel, including key management personnel, who are critical to the future operations of the combined company, then Patrick, LCI or the combined company could face disruptions in their respective operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment, training and retention costs. In addition, the loss of key Patrick or LCI personnel could diminish the anticipated benefits of the merger. No assurance can be given that the combined company will be able to retain or attract key management personnel and other key employees of Patrick or LCI to the same extent that
Patrick and LCI have previously been able to retain or attract their own employees.
The merger may result in a loss of customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners and may result in the modification or termination of existing contracts.
Following the merger, some of the customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners of Patrick or LCI may modify, terminate or scale back their current or prospective business relationships with the combined company. Some customers may not wish to source a larger percentage of their needs from a single company or may feel that the combined company is too closely allied with one of their competitors. In addition, Patrick and LCI have contracts with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners that may require Patrick or LCI to obtain consents from these other parties in connection with the merger, which may not be obtained on favorable terms or at all. If relationships with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners are adversely affected by the merger, or if the combined company loses the benefits of the contracts of Patrick or LCI, the combined company’s business and financial performance could suffer.
Consummation of the merger may trigger change-in-control or other provisions in certain agreements to which
Patrick or LCI is a party.
The consummation of the merger may trigger change-in-control or other provisions in certain agreements to which Patrick or LCI or their respective subsidiaries are a party. If Patrick and LCI are unable to obtain the counterparties’ consents or waivers of those provisions, the counterparties may exercise their rights and remedies under the applicable agreements, including in some instances potentially terminating the agreements or seeking monetary damages. Even if Patrick and LCI are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the combined company.
In addition, in connection with the merger, Patrick and LCI have agreed that the merger will constitute a
“change in control,” or term of similar import, under certain LCI compensation and benefit arrangements, which may result in additional payments and benefits to directors and executive officers, as further described in more detail in the section titled “The Merger—Interests of LCI Directors and Executive Officers in the Merger” beginning on page 136 of this joint proxy statement/prospectus. The merger will not constitute a “change in control,” or term of similar import, under Patrick compensation and benefit arrangements.
The merger is subject to the receipt of governmental and regulatory approvals, and governmental authorities could delay or prevent completion of the merger or require Patrick and LCI to accept conditions that could adversely affect the combined company.
Patrick and LCI are required to obtain the approvals of certain regulatory agencies before completing the merger, as detailed in the section titled “The Merger Agreement—Efforts to Complete the Merger.” Patrick and LCI
cannot provide assurance that these approvals will be obtained on a timely basis, on acceptable terms, or at all.
Reviewing governmental authorities have requested, and may further request, additional information, including by issuing a second request under the HSR Act, which the parties are required to certify substantial compliance with no later than six months after the request date, and responding could be costly and could substantially delay completion of the merger. Governmental authorities may also seek to block, prohibit, or restrict the merger through litigation or administrative proceedings, which Patrick and LCI are required to oppose using reasonable best efforts, subject to the limitations in the merger agreement.
To resolve regulatory objections, Patrick and LCI may be required to accept divestitures, hold-separate arrangements, consent decrees, or other structural or behavioral remedies affecting their businesses. Neither party is required to accept a remedy that would constitute a “Burdensome Condition,” which generally means a remedy affecting operations, assets, or businesses that generated more than 7% of the parties’ combined revenue in fiscal year 2025, or that relates to certain businesses identified in the parties’ confidential disclosure letters. Accordingly,
Patrick and LCI may be required to accept remedies that are substantial but fall short of that threshold, which could impose additional costs, reduce revenues, or otherwise diminish the anticipated benefits of the merger, and the combined company's businesses and operations could differ materially from those contemplated when the merger agreement was signed.
The merger must close by March 30, 2027, subject to automatic extension to June 30, 2027, and then September
30, 2027, if regulatory approvals remain outstanding but all other closing conditions are satisfied. If the required approvals are not obtained by the applicable date, either party may terminate the merger agreement, and the merger may not be completed even if Patrick's and LCI's shareholders have approved the merger-related proposals.
In addition, closing of the merger is conditioned on the approval by the Nasdaq of the listing of the shares of
Patrick common stock to be issued in the merger, subject to official notice of issuance. Although Patrick has agreed to take all actions reasonably necessary to obtain the requisite stock exchange approval, there can be no assurance that such approval will be obtained.

Patrick or LCI may waive one or more of the closing conditions without re-soliciting shareholder or stockholder approval, as applicable.
Patrick or LCI may determine to waive, in whole or in part, one or more of the conditions to closing the merger prior to Patrick or LCI, as the case may be, being obligated to complete the merger. Each of Patrick and LCI currently expects to evaluate the materiality of any waiver and its effect on its respective shareholders and stockholders in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver. Any determination whether to waive any condition to the merger, to re-solicit shareholder or stockholder approval, as applicable, or to amend or supplement this joint proxy statement/prospectus as a result of a waiver will be made by Patrick or LCI at the time of such waiver based on the facts and circumstances as they exist at that time.
The merger agreement subjects Patrick and LCI to restrictions on their respective business activities prior to the first effective time of the merger.
The merger agreement restricts Patrick and LCI from entering into certain corporate transactions and taking other specified actions without the consent of the other party, and generally requires each party to continue its operations in the ordinary course, until the closing of the merger. These restrictions could be in place for an extended period of time if the closing of the merger is delayed and, if the other party’s consent is not received, could prevent Patrick or LCI from pursuing attractive business opportunities that may arise prior to the closing of the merger. For a description of the restrictive covenants to which Patrick and LCI are subject, see “The Merger
Agreement—Covenants and Agreements—Conduct of Business Prior to Closing” beginning on page 153 of this joint proxy statement/prospectus.
Patrick and LCI will incur significant costs in connection with the merger, which may be in excess of those anticipated by Patrick or LCI.
Each of Patrick and LCI has incurred and expects to continue to incur a number of non-recurring costs associated with negotiating and completing the merger and combining the operations of the two companies. These expenses have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the merger, including, among other things, fees paid to financial, legal and accounting advisors, employee retention, severance and benefits costs, filing fees and potential debt restructuring costs. Many of these costs will be borne by Patrick or LCI, as applicable, even if the merger is not completed.
Patrick and LCI also expect to incur transaction-related costs in connection with the formulation and implementation of integration plans, including the costs of consolidating facilities and systems and other employment-related costs. Patrick and LCI will continue to assess the magnitude of these costs. Additional unanticipated costs may be incurred in connection with the merger and the integration of the two companies’
businesses. Although Patrick and LCI each expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow the benefits of combining the businesses to offset the costs of integration over time, this net benefit may not be achieved in the near term, or at all.
For additional information, see “Risk Factors—Risks Relating to the Combined Company Following Consummation
of the Merger—The failure to integrate the businesses and operations of Patrick and LCI successfully in the expected time frame may adversely affect the future results of the combined company” below.
The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition, cash flows and operating results of the combined company following the closing of the merger.
Litigation relating to the merger, if any, could result in an injunction preventing the closing of the merger and/or substantial costs to Patrick and LCI.
Securities and fiduciary lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. Even if such lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Patrick’s and LCI’s respective liquidity and financial conditions. Lawsuits that may be brought against Patrick, LCI or their respective directors and officers could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the merger agreement already implemented and to otherwise enjoin the parties from consummating the merger. One of the conditions to the consummation of the merger is the absence of any law or judgment from a governmental authority that enjoins or otherwise prohibits the closing of the merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting the closing of the merger, that injunction may delay or prevent the merger from being completed within the expected timeframe, or at all, which may adversely affect
Patrick’s and LCI’s respective businesses, financial conditions, cash flows or results of operations. In addition, either Patrick or LCI may terminate the merger agreement if any legal restraint that enjoins or otherwise prohibits closing of the merger has become final and non-appealable; provided that if the imposition of such legal restraint is the proximate result of a breach of the merger agreement, then this termination right is not available to such breaching party. There can be no assurance that any of the defendants would be successful in the outcome of any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Patrick’s or LCI’s businesses, financial conditions, cash flows or results of operations.
As of the date of this joint proxy statement/prospectus, Patrick has, to its knowledge, received one Patrick
Demand Letter and LCI has, to its knowledge, received three LCI Demand Letters that each allege deficiencies and/
or omissions in the preliminary joint proxy statement/prospectus filed by Patrick with the SEC on September 23,
2026. For additional information, see “The Merger—Litigation Related to the Merger” beginning on page 143 of this joint proxy statement/prospectus.
Risks Relating to the Combined Company Following Consummation of the Merger
If the merger is completed, the combined company may not perform as Patrick, LCI or the market expects and may fail to realize the projected benefits and cost savings of the merger, which could adversely affect the value of the Patrick common stock held by Patrick shareholders immediately prior to the merger or received by LCI stockholders in connection with the merger.
The success of the combined company will depend, in part, on the ability of the combined company to realize the anticipated benefits and cost savings from combining Patrick’s and LCI’s respective businesses, including operational and other synergies that Patrick and LCI believe the combined company will be able to achieve. The anticipated benefits and cost savings of the merger may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that Patrick and LCI do not currently foresee. Risks that may be associated with the combined company include, among others, the risks related to market fluctuations, failure of integration, unforeseen liabilities, employee and customer retention and increased indebtedness described in this section.
The market price of the combined company’s common stock will continue to fluctuate after the merger.
Upon the closing of the merger, LCI stockholders who receive merger consideration will become holders of shares of common stock of the combined company (which we refer to as “combined company common stock”). The market price of combined company common stock may fluctuate significantly following the closing of the merger and holders of combined company common stock could lose some or all of the value of their investment. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, combined company common stock, regardless of the combined company’s actual operating performance.
The market price of combined company common stock after the closing of the merger may be affected by factors different from those that historically have affected or currently affect Patrick common stock or LCI common stock.
Upon the closing of the merger, LCI stockholders who receive the merger consideration will become holders of
Patrick common stock. The combined company’s financial position after the closing of the merger may differ from
Patrick’s financial position before the closing of the merger, and the results of operations or cash flows of the combined company after the closing of the merger may be affected by factors different from those currently affecting the financial position or results of operations or cash flows of Patrick and LCI, respectively. Accordingly, the market price and performance of the combined company common stock after the closing of the merger likely will be different from the performance of Patrick common stock or LCI common stock in the absence of the merger.
In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the combined company common stock, regardless of its actual operating performance. For a discussion of the businesses of Patrick and LCI and of some important factors to consider in connection with those businesses, see
“Risk Factors—Risks Relating to Patrick’s Business” and “Risk Factors—Risks Relating to LCI’s Business” below.
The failure to integrate the businesses and operations of Patrick and LCI successfully in the expected time frame may adversely affect the future results of the combined company.
Patrick and LCI have operated and, until the closing of the merger, will continue to operate independently.
Following the closing of the merger, their respective businesses may not be integrated successfully. It is possible that the integration process could result in the loss of key Patrick employees or key LCI employees, the loss of customers, suppliers, service providers, vendors or other business counterparties, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with and following the closing of the merger or higher-than-expected integration costs and an overall post-closing integration process that takes longer than originally anticipated. Specifically, the following challenges, among others, must be addressed in integrating the operations of Patrick and LCI in order to realize the anticipated benefits of the merger:
•combining the companies’ operations and corporate functions and the resulting difficulties associated with managing a larger, more diversified business;
•combining the businesses of Patrick and LCI in a manner that permits the combined company to achieve the cost savings and operating synergies anticipated to result from the merger;
•avoiding delays in connection with the merger or the integration process;
•integrating personnel from the two companies and minimizing the loss of key employees;
•identifying and eliminating redundant functions and assets;
•harmonizing the companies’ operating practices, employee development, benefits and compensation programs, internal controls, compliance and other policies, procedures and processes;
•maintaining existing agreements with customers, suppliers, vendors and other business counterparties and avoiding delays in entering into new agreements with prospective customers, suppliers, vendors and other business counterparties;
•coordinating geographically separate organizations;
•addressing possible differences in business backgrounds, corporate cultures and management philosophies;
and
•consolidating the companies’ operating, administrative and information technology infrastructure and financial systems.
Many of these factors will be outside of the control of Patrick and LCI, and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and other adverse impacts, which could materially affect the combined company’s financial position, results of operations and cash flows. If the combined company is unable to achieve the anticipated benefits of the merger within the anticipated time frame, or at all, the anticipated benefits, including synergies, cost savings, innovation opportunities and operational efficiencies, may not be realized fully or at all, or may take longer to realize than expected, and the value of the combined company’s common stock may decline.

In addition, at times, the attention of certain members of either company’s or both companies’ management and other resources may be focused on the closing of the merger and the integration of the two businesses and as such diverted from day-to-day business operations or other opportunities that may be beneficial to either company, which may disrupt either company’s ongoing operations and the operations of the combined company.
The indebtedness of the combined company following consummation of the merger will be substantially greater than Patrick’s indebtedness on a standalone basis or LCI’s indebtedness on a standalone basis, in each case, existing prior to the consummation of the merger. The indebtedness of the combined company could adversely affect its business flexibility.
As of June 28, 2026, Patrick had approximately $1.4 billion of outstanding indebtedness, consisting primarily of amounts outstanding under Patrick’s outstanding senior notes (which we refer to as the “Patrick notes”) and its revolving credit and term loan facilities. As of June 30, 2026, LCI had approximately $853 million of outstanding indebtedness, consisting primarily of amounts outstanding under the 2030 Notes and the LCI term loan.
The combined company’s substantial indebtedness may reduce its flexibility to respond to changing business and economic conditions, and could have adverse effects on its financial condition, cash flows or results of operations, including by:
•imposing additional cash requirements on the combined company in order to support interest payments, which would reduce the amount available to fund its operations and other business activities;
•increasing the combined company’s borrowing costs and the risk of default on debt obligations of the combined company;
•increasing the vulnerability of the combined company to adverse changes in general economic and industry conditions, economic downturns and adverse developments in its business;
•limiting the ability of the combined company to sell assets, engage in strategic transactions, declare and pay dividends or obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes;
•limiting the flexibility of the combined company in planning for or reacting to changes in its business and the industry in which it operates;
•increasing the exposure of the combined company to a rise in interest rates, which would generate greater interest expense to the extent the combined company does not have applicable interest rate fluctuation hedges; and
•reducing funds available to engage in investments in product development, capital expenditures, dividend payments, share repurchases and other activities, thereby creating competitive disadvantages for the combined company relative to other companies with lower debt levels.
Pursuant to the terms of the merger agreement, the LCI credit facility will be paid off and terminated substantially concurrently with the closing of the merger. In addition, LCI’s 2030 Notes are expected to remain issued and outstanding following the closing but will become convertible into shares of Patrick common stock, and the merger agreement requires that Patrick and LCI use their reasonable best efforts to obtain the consent of the relevant dealer or other counterparties to supplement, amend or modify the terms of the related call options and warrants to reflect the transactions contemplated by the merger agreement, and such consents may not be obtained on favorable terms or at all. Failure to obtain such consents could result in economic inefficiencies in the combined company’s capital structure or require the expenditure of additional resources to resolve such issues, which could adversely affect the combined company’s results of operations or financial condition.
Patrick’s ability to arrange additional financing or refinancing of this existing debt will depend on, among other factors, its financial condition and performance, as well as prevailing market conditions and other factors beyond its control. There can be no assurance that the combined company will be able to obtain additional financing or refinance existing debt on favorable terms or at all, including in connection with any change of control offer.

For more information, see “The Merger—Treatment of LCI Indebtedness” beginning on page 142 of this joint proxy statement/prospectus.
Declaration, payment and amounts of dividends, if any, distributed to the combined company shareholders will be uncertain.
Although each of Patrick and LCI has paid cash dividends on its respective shares of common stock in the past, the combined company board may determine not to declare dividends in the future or may reduce the amount of dividends paid in the future. Decisions on whether, when and in which amounts to declare and pay any future dividends will remain in the discretion of the full combined company board (as constituted following the merger).
Any dividend payment amounts will be determined by the combined company board on a quarterly basis, and it is possible that the combined company board may increase or decrease the amount of dividends paid in the future, or determine not to declare dividends in the future, at any time and for any reason. Patrick and LCI expect that any such decisions will depend on the combined company’s financial condition, results of operations, cash balances, cash requirements, future prospects, the outlook for commodity prices and other considerations that the combined company board deems relevant, including, but not limited to: whether the combined company has enough cash to pay such dividends due to its cash requirements, capital spending plans, cash flows or financial position; the combined company’s desire to maintain or improve the credit ratings on its debt; and applicable restrictions under
Indiana law. Patrick shareholders and LCI stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared. For additional information, see “Comparative Per Share Market
Price and Dividend Information” beginning on page 37 of this joint proxy statement/prospectus.
The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.
In accordance with ASC 805 (as defined below), the merger will be accounted for as an acquisition by Patrick pursuant to the acquisition method of accounting for business combinations. Under the acquisition method of accounting, Patrick will record the net tangible and identifiable intangible assets and liabilities of LCI and its subsidiaries as of the closing of the merger, at their respective fair values. The reported financial condition and results of operations of the combined company for periods after the closing of the merger will reflect LCI balances and results after the closing of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of LCI and its subsidiaries for periods prior to the merger. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 174 of this joint proxy statement/prospectus.
Under the acquisition method of accounting, the total purchase price will be allocated to LCI’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of the closing of the merger, with any excess purchase price allocated to goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined company may be required to recognize material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.
Shares of Patrick common stock received by LCI stockholders as a result of the merger will have different rights from shares of LCI common stock.
Upon the closing of the merger, LCI stockholders will no longer be stockholders of LCI, and LCI stockholders who receive merger consideration will become holders of the combined company common stock. There will be important differences between the current rights of LCI stockholders and the rights to which such stockholders will be entitled as shareholders of the combined company. For a discussion of the different rights associated with shares of Patrick common stock, see “Comparison of Shareholders’ / Stockholders’ Rights” beginning on page 194 of this joint proxy statement/prospectus.

The market price of combined company common stock may decline in the future as a result of the sale of shares of combined company common stock held by former LCI stockholders or current Patrick shareholders.
Based on the number of shares of LCI common stock outstanding as of October 15, 2026, Patrick anticipates issuing up to approximately 30,244,221 shares of Patrick common stock pursuant to the merger agreement.
Following their receipt of shares of Patrick common stock as merger consideration in the merger, former LCI stockholders may seek to sell the shares of combined company common stock delivered to them, and the merger agreement contains no restriction on the ability of former LCI stockholders to sell such shares following the closing of the merger. Other Patrick shareholders may also seek to sell shares of combined company common stock held by them following the closing of the merger. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of Patrick common stock, may affect the market for, and the market price of, combined company common stock in an adverse manner.
Risks Relating to Patrick’s Business
In addition to the risk factors described above relating to the combined company, you should read and consider risk factors specific to Patrick’s business that will also affect the combined company. These risks are described in
Part I, Item 1A of Patrick’s Annual Report on Form 10-K for the year ended December 31, 2025 and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 210 of this joint proxy statement/prospectus.
Risks Relating to LCI’s Business
In addition to the risk factors described above relating to the combined company, you should read and consider risk factors specific to LCI’s businesses that will also affect the combined company. These risks are described in
Part I, Item 1A of LCI’s Annual Report on Form 10-K for the year ended December 31, 2025 and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 210 of this joint proxy statement/prospectus.
Risks Relating to Tax Matters
You should read the discussion under the section titled “Material U.S. Federal Income Tax Consequences of the
Merger” for a further discussion of U.S. federal income tax considerations relating to the merger.
The parties intend that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the
Code. It is a condition to LCI’s obligation to complete the merger that LCI receive an opinion from Kirkland & Ellis
LLP (or other tax counsel), dated as of the closing date, to the effect that the first merger and the second merger, taken together, will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Assuming, as the parties intend, that the merger is treated as a “reorganization” for U.S. federal income tax purposes, a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their LCI common stock for
Patrick common stock in the first merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Patrick common stock as described in “Material U.S. Federal Income Tax Consequences of
the Merger.”
Notwithstanding the above, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, that the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder of LCI common stock generally would recognize gain or loss for U.S. federal income tax purposes upon the exchange of LCI common stock for Patrick common stock in the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Information in this joint proxy statement/prospectus, other than statements of historical facts, may constitute forward-looking statements, for the purpose of the safe harbor provided by Section 21E of the Securities Exchange
Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties. These statements include, but are not limited to, statements about the benefits of the proposed transaction between LCI and Patrick, including future financial and operating results (including the anticipated impact of the transaction on LCI’s and Patrick’s respective earnings), statements related to the expected timing of the completion of the transaction, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Forward-looking statements may be identified by terminology such as “may,”
“will,” “should,” “targets,” “scheduled,” “plans,” “intends,” “goal,” “anticipates,” “expects,” “believes,” “forecasts,”
“outlook,” “estimates,” “potential,” or “continue” or negatives of such terms or other comparable terminology, but not all forward-looking statements include such identifying terminology.
All forward-looking statements are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of LCI or Patrick to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others, (1) the risk that the cost savings and any revenue synergies from the transaction may not be fully realized or may take longer than anticipated to be realized,
(2) disruption to each party’s business as a result of the announcement and pendency of the transaction, (3) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate as a result of unexpected factors or events,
(4) the failure to obtain the necessary approvals by the stockholders of LCI or Patrick, (5) the ability by each of LCI and Patrick to obtain required governmental approvals of the transaction on the timeline expected, or at all, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction, (6) reputational risk and the reaction of each party’s customers, suppliers, employees or other business partners to the transaction, (7) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the transaction or the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (8) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (9) risks related to management and oversight of the expanded business and operations of the combined company due to the increased size and complexity, (10) the possibility of increased scrutiny by, and/or additional regulatory requirements of, governmental authorities as a result of the transaction or the size, scope and complexity of the combined company’s business operations, (11) the outcome of any legal or regulatory proceedings that may be currently pending or later instituted against LCI, Patrick or the combined company before or after the transaction, and (12) general competitive, economic, political and market conditions and other factors that may affect future results of LCI and Patrick. Additional factors which could affect future results of LCI and Patrick can be found in
LCI’s Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on
February 26, 2026, under the captions “Special Note Regarding Forward-Looking Statements” and “Risk Factors”
and LCI’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and Patrick’s Annual Report on
Form 10-K for the year ended December 31, 2025, which was filed with the SEC on February 19, 2026, under the captions “Information Concerning Forward-Looking Statements” and “Risk Factors” and Patrick’s Quarterly
Reports on Form 10-Q and Current Reports on Form 8-K, in each case filed with the SEC and available on the
SEC’s website at http://www.sec.gov. LCI and Patrick disclaim any obligation and do not intend to update or revise any forward-looking statements contained in this joint proxy statement/prospectus, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

INFORMATION ABOUT THE COMPANIES
Patrick Industries, Inc.
107 W. Franklin Street
Elkhart, Indiana 46516
Phone: (574) 294-7511
Patrick is a leading component solutions provider serving original equipment manufacturers and aftermarket customers in the Recreational Vehicle (“RV”), Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next-level recreation experiences. Patrick’s customer-
focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines it as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs approximately 10,000 skilled team members throughout the United States. For the fiscal year ended December 31, 2025, Patrick had consolidated net sales of $3,951 million. Patrick’s 2025 operating income was $276 million and net income was
$135 million.
Patrick is a Indiana corporation, and its common stock is listed on the Nasdaq, trading under the symbol
“PATK.”
For additional information about Patrick and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section titled “Where You Can Find More Information” beginning on page 210 of this joint proxy statement/prospectus.
LCI Industries
3501 County Road 6 East
Elkhart, Indiana 46514
Phone: (574) 535-1125
LCI Industries, through its wholly owned subsidiary Lippert Components, Inc. and its subsidiaries, is a global leader in supplying engineered components to the outdoor recreation, transportation, marine and housing industries.
In addition to serving original equipment manufacturers, LCI also caters to aftermarket needs, selling through retail dealers, wholesale distributors and service centers, as well as direct-to-consumer sales through online platforms. As of June 30, 2026, LCI operated over 100 manufacturing facilities located throughout North America and Europe. For the fiscal year ended December 31, 2025, LCI had consolidated net sales of $4,122 million. LCI’s 2025 operating profit was $279.9 million and net income was $188.3 million.
LCI Industries is a Delaware corporation, and LCI common stock is listed on the NYSE under the symbol
“LCII.”
For additional information about LCI Industries and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section titled “Where You Can Find More Information”
beginning on page 210 of this joint proxy statement/prospectus.
Planet First Merger Sub Inc.
c/o Patrick Industries, Inc.
107 W. Franklin Street
Elkhart, Indiana 46516
First Merger Sub is a direct wholly owned subsidiary of Patrick. Upon the completion of the first merger, First
Merger Sub will cease to exist. First Merger Sub was incorporated in Delaware on June 29, 2026 for the sole purpose of effecting the merger.

Planet Second Merger Sub LLC
c/o Patrick Industries, Inc.
107 W. Franklin Street
Elkhart, Indiana 46516
Second Merger Sub is a direct wholly owned subsidiary of Patrick. Upon the completion of the second merger,
Second Merger Sub will survive as a direct wholly owned subsidiary of Patrick. Second Merger Sub was formed in
Indiana on June 29, 2026 for the sole purpose of effecting the merger.

SPECIAL MEETING OF PATRICK SHAREHOLDERS
Date, Time and Place
The Patrick special meeting will be held virtually via live webcast on November 18, 2026, at 10:00 a.m.,
Eastern Time. Because the Patrick special meeting is completely virtual and being conducted via live webcast,
Patrick shareholders will not be able to attend the Patrick special meeting in person. To enter the Patrick special meeting, shareholders, or their proxyholder, may participate, vote, and ask questions at the Patrick special meeting by visiting meetnow.global/PATK2026 and using the control number found on their proxy card or instruction form.
Patrick intends to mail this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote (in person virtually or by proxy) at the Patrick special meeting on or about October 19, 2026.
Purpose of the Patrick Special Meeting
The purpose of the Patrick special meeting is to consider and vote on the following proposals:
•the Patrick share issuance proposal;
•the Patrick authorized stock increase proposal;
•the Patrick articles amendment and restatement proposal; and
•the Patrick adjournment proposal.
Patrick will transact no other business at the Patrick special meeting.
Recommendation of the Patrick Board of Directors
The Patrick board unanimously recommends that Patrick shareholders vote:
•“FOR” the Patrick share issuance proposal;
•“FOR” the Patrick authorized stock increase proposal;
•“FOR” the Patrick articles amendment and restatement proposal; and
•“FOR” the Patrick adjournment proposal.
For additional information on the recommendation of the Patrick board, see the section titled “The Merger—
Recommendation of the Patrick Board of Directors and Reasons for the Merger.”
Record Date and Outstanding Shares of Patrick Common Stock
Only holders of record of shares of Patrick common stock as of the close of business on October 15, 2026, the record date for the Patrick special meeting, are entitled to notice of, and to vote at, the Patrick special meeting or any adjournment or postponement of the Patrick special meeting.
As of the close of business on the record date, there were 32,118,264 shares of Patrick common stock issued and outstanding and entitled to vote at the Patrick special meeting. Patrick shareholders may cast one vote for each share of Patrick common stock held by them as of the close of business on the record date.
A list of Patrick shareholders of record entitled to vote at the Patrick special meeting will be available for inspection by Patrick shareholders of record or their agent authorized in writing at Patrick’s principal place of business, which is located at 107 W. Franklin Street, Elkhart, Indiana 46516, during ordinary business hours for a period of no less than five business days before the Patrick special meeting and available online during the meeting.

Vote of Patrick’s Directors and Executive Officers
As of October 15, 2026, Patrick directors and executive officers, and their affiliates, as a group, beneficially owned and were entitled to vote 1,217,303 shares of Patrick common stock, or approximately 3.8% of the total outstanding shares of Patrick common stock as of October 15, 2026.
Patrick currently expects that all of its directors and executive officers will vote their shares “FOR” each of the
Patrick proposals.
Quorum; Abstentions, Failure to Vote and Broker Non-Votes
In order for business to be conducted at the Patrick special meeting, a quorum must be present. A quorum at the
Patrick special meeting requires the presence in person (by participation at the virtual meeting) or by proxy of the holders of a majority of the shares of Patrick common stock entitled to vote. Shares that are represented at the
Patrick special meeting but abstain from voting or withhold their votes on any or all matters will be counted as shares present and entitled to vote in determining the presence of a quorum. If a quorum is not present at the time the
Patrick special meeting is convened, Patrick may adjourn or postpone the Patrick special meeting until such time that a quorum is present. Once a share of Patrick common stock is represented for any purpose at the Patrick special meeting, it is deemed present for quorum purposes for the remainder of the Patrick special meeting and for any adjournment of the Patrick special meeting unless a new record date is or must be set for the adjourned meeting.
If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Patrick board.
A “broker non-vote” occurs with respect to a particular proposal when a broker, bank or other nominee of record that holds shares for a beneficial owner (a) does not receive any voting instructions from the beneficial owner with respect to such shares, (b) does not have discretionary authority to vote on that particular proposal and (c) does have discretionary authority to vote on, and returns a valid proxy with respect to, another proposal presented on the same proxy.
Under applicable stock exchange rules, brokers, banks and other nominees do not have discretionary authority to vote on any of the Patrick proposals and will not be able to vote on any of the Patrick proposals absent instructions from the beneficial owner. Because none of the proposals currently scheduled to be voted on at the
Patrick special meeting are routine matters for which brokers may have discretionary authority to vote, Patrick does not expect there to be any broker non-votes at the Patrick special meeting. Accordingly, a beneficial owner who fails to provide voting instructions to its broker, bank, or other nominee will not be considered present at the Patrick special meeting and whose shares (i) will not count toward the presence of a quorum, (ii) will have the same effect as a vote “AGAINST” the Patrick authorized stock increase proposal and (iii) will have no effect on the outcome of the vote on the Patrick share issuance proposal, the Patrick articles amendment and restatement proposal or the
Patrick adjournment proposal.
Required Vote
The votes required for each Patrick proposal are as follows:
•The Patrick share issuance proposal. The Patrick share issuance proposal requires approval by a majority of the votes cast on the Patrick share issuance proposal at the Patrick special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Patrick share issuance proposal.
•The Patrick authorized stock increase proposal. The Patrick authorized stock increase proposal requires approval by a majority of the shares entitled to vote at the Patrick special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have the same effect as a vote
“AGAINST” the Patrick authorized stock increase proposal.
•The Patrick articles amendment and restatement proposal. The Patrick articles amendment and restatement proposal requires approval by a majority of the votes cast on the Patrick articles amendment and restatement proposal at the Patrick special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the Patrick articles amendment and restatement proposal.
•The Patrick adjournment proposal. The Patrick adjournment proposal requires approval by a majority of the votes cast on the Patrick adjournment proposal at the Patrick special meeting, assuming a quorum is present. Abstentions, failures to vote, and broker non-votes (if any) will have no effect on the outcome of the vote on the Patrick adjournment proposal.
The Patrick share issuance proposal, the Patrick authorized stock increase proposal, the Patrick articles amendment and restatement proposal and the Patrick adjournment proposal are described in the sections titled
“Patrick Proposals—The Patrick Share Issuance Proposal,” “Patrick Proposals—The Patrick Authorized Stock
Increase Proposal,” “Patrick Proposals—The Patrick Articles Amendment and Restatement Proposal” and
“Patrick Proposals—The Patrick Adjournment Proposal,” respectively.
Methods of Voting
Shareholders of Record
Patrick shareholders of record as of the Patrick special meeting record date may vote in the following ways:
•By Internet. You may submit a proxy electronically on the internet by following the instructions provided on the enclosed proxy card. Please have your proxy card in hand when you log onto the website. If you submit your proxy to vote over the internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the internet, you must do so prior to 11:59 p.m., Eastern Time, on
November 17, 2026.
•By Telephone. You may submit a proxy by telephone by calling (from the U.S. and Canada) the toll-free number listed on the enclosed proxy card. Please have your proxy card in hand when you call. If you submit your proxy by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on November 17, 2026. Patrick
shareholders voting by telephone should remember that the shareholder must bear costs associated with electronic access, such as usage charges from telephone companies.
•By Mail. If you received a paper copy of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed postage-paid reply envelope. Patrick shareholders who vote this way should mail the proxy card early enough so that it is received prior to the closing of the polls at the Patrick special meeting.
•At the Meeting. You may attend the Patrick special meeting virtually and vote electronically during the meeting by visiting meetnow.global/PATK2026 and entering the unique control number on the enclosed proxy card.
If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Patrick board. We recommend that you promptly submit your vote by proxy even if you currently plan to attend the Patrick special meeting. Voting in advance by proxy does not preclude your opportunity to attend the special meeting and vote again via the special meeting website.
Street Name Shareholders
If you hold your shares of Patrick common stock in “street name” through a broker, bank or other nominee, you will receive a voting instruction form seeking instruction from you as to how your shares should be voted. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee. Please check the voting instruction form used by your broker, bank or other nominee.

You may vote your shares held in “street name” electronically at the Patrick special meeting if you register in advance to virtually attend the Patrick special meeting. To register to vote shares held in “street name,” you must obtain a legal proxy from your broker, bank or other nominee and email a PDF/image as proof of your legal proxy, along with your name and mailing address, to Computershare at legalproxy@computershare.com using the subject
“Legal Proxy.” Computershare must receive your legal proxy no later than 5:00 p.m., Eastern Time, on November
13, 2026. You will receive a confirmation of your registration and a unique control number by email after
Computershare receives your registration materials.
If you hold shares in BOTH street name and as a stockholder of record, YOU MUST VOTE SEPARATELY for each set of shares.
Questions About Voting
If you have any questions about how to vote or direct a vote in respect of your shares of Patrick common stock, you may contact Patrick by writing to Joel D. Duthie – Executive Vice President, Chief Legal Officer and Secretary,
Patrick Industries, Inc., 107 W. Franklin Street, Elkhart, Indiana 46516.
Revocability of Proxies
If you are a shareholder of record of Patrick, you may revoke a previously submitted proxy at any time before the polls close at the Patrick special meeting by:
•voting again by telephone or through the internet;
•requesting, completing and mailing in a new paper proxy card;
•giving written notice of revocation bearing a date later than the date of the proxy to Patrick’s Secretary, which must be received before the Patrick special meeting, by mail at 107 W. Franklin Street, Elkhart,
Indiana 46516, Attention: Office of the Secretary; or
•attending the Patrick special meeting virtually and voting your shares electronically (merely attending the
Patrick special meeting will not revoke a prior submitted proxy).
Adjournments
If a quorum is not present at the Patrick special meeting, Patrick may adjourn the Patrick special meeting from time to time until a quorum is obtained. If a quorum is present but there are not sufficient votes at the time of the
Patrick special meeting to approve the Patrick share issuance proposal or the Patrick authorized stock increase proposal, then Patrick shareholders may be asked to vote on the Patrick adjournment proposal and thereby adjourn the Patrick special meeting to a later time and place.
In addition, the merger agreement provides that if on a date that is two business days prior to the date the
Patrick special meeting is scheduled (the “Patrick Original Date”), (i) Patrick has not received proxies sufficient to obtain approval by Patrick shareholders of the Patrick share issuance proposal or the Patrick authorized stock increase proposal, whether or not a quorum is present, or (ii) it is necessary to ensure that any required supplement or amendment to the joint proxy statement/prospectus is delivered to Patrick shareholders within a reasonable amount of time in advance of the Patrick special meeting, Patrick may, or if LCI so requests, shall, postpone or adjourn, or make one or more successive postponements or adjournments of, the Patrick special meeting, as long as the Patrick special meeting is not postponed or adjourned more than 10 business days in connection with any one postponement or adjournment or more than an aggregate of 20 business days from the Patrick Original Date, in each case, excluding any adjournments or postponements required by applicable law or consented to in advance in writing by LCI. The merger agreement further provides that in the event that LCI postpones or adjourns the LCI special meeting in accordance with the merger agreement, Patrick may postpone or adjourn the Patrick special meeting in order for the Patrick special meeting and the LCI special meeting to be scheduled on the same date.
At any subsequent reconvening of the Patrick special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the Patrick special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Proxy Solicitation Costs
The enclosed proxy card is being solicited by Patrick and the Patrick board. Patrick bears all expenses incurred in connection with the solicitation of the proxies. In addition to solicitation by mail, Patrick’s directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.
Patrick will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of Patrick common stock held of record by such nominee holders. Patrick will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.
Patrick and LCI will bear equally the cost of filing, printing and mailing this joint proxy statement/prospectus.
No Appraisal Rights
Under Indiana law, Patrick shareholders are not entitled to appraisal rights in connection with the merger.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Patrick special meeting, contact Patrick by writing to:
Patrick Industries, Inc.
107 W. Franklin Street
Elkhart, Indiana 46516
Attention: Office of the Secretary
irrequests@patrickind.com
PATRICK SHAREHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/
PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE PATRICK
PROPOSALS.

PATRICK PROPOSALS
Proposal 1: The Patrick Share Issuance Proposal
Overview
This joint proxy statement/prospectus is being furnished to you as a shareholder of Patrick as part of the solicitation of proxies by the Patrick board of directors for use at the Patrick special meeting to consider and vote upon a proposal to approve the issuance of shares of Patrick common stock to LCI stockholders pursuant to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
Under Nasdaq rules, a company is required to obtain shareholder approval prior to the issuance of shares of common stock if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock. If the merger is completed pursuant to the merger agreement, Patrick expects to issue a number of shares of
Patrick common stock equal to approximately 94.2% of the number of shares of Patrick common stock outstanding prior to the share issuance. In the event the Patrick share issuance proposal is not approved by Patrick shareholders, the merger will not be completed.
Approval of the Patrick share issuance proposal is a condition to the completion of the merger. Additionally, the completion of the merger is conditioned on the approval of the Patrick authorized stock increase proposal. If the
Patrick share issuance proposal is not approved, either Patrick or LCI may terminate the merger agreement.
Notwithstanding the outcome of the vote on this proposal, the Patrick board will not issue shares of Patrick common stock to LCI stockholders pursuant to the merger agreement if the Patrick authorized stock increase proposal is not approved by Patrick shareholders or if the merger agreement is terminated pursuant to its terms.
Vote Required for Approval
The Patrick share issuance proposal requires approval by a majority of the votes cast on the proposal at the
Patrick special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any)
will have no effect on the outcome of the vote on the Patrick share issuance proposal.
Recommendation of the Patrick Board
The Patrick board unanimously recommends that Patrick shareholders vote “FOR” the Patrick share issuance proposal.
Proposal 2: The Patrick Authorized Stock Increase Proposal
Overview
This joint proxy statement/prospectus is being furnished to you as a shareholder of Patrick as part of the solicitation of proxies by the Patrick board of directors for use at the Patrick special meeting to consider and vote upon a proposal to adopt and approve an amendment to Patrick’s articles of incorporation, as amended, to increase the number of authorized shares of Patrick common stock. If adopted by the Patrick shareholders, the amendment would become effective upon filing of an appropriate articles of amendment with the Secretary of State of the State of Indiana. The proposed amendment would replace Article V of the Patrick articles of incorporation, as amended, with the following language:
“Authorized Shares: The total number of shares which the Corporation shall have the authority to issue is Two
Hundred One Million (201,000,000), consisting of One Million (1,000,000) shares of Preferred Stock, without par value, and Two Hundred Million (200,000,000) shares of Common Stock, without par value.”
Approval of the Patrick authorized stock increase proposal is a condition to the completion of the merger and the merger will not be completed unless the Patrick shareholders approve the Patrick authorized stock increase proposal. If the Patrick authorized stock increase proposal is not approved, either Patrick or LCI may terminate the merger agreement. Notwithstanding the outcome of the vote on this proposal, the Patrick board will not issue shares of Patrick common stock to LCI stockholders pursuant to the merger agreement if the Patrick share issuance proposal is not approved by Patrick shareholders or if the merger agreement is terminated for any reason.
The vote on the Patrick authorized stock increase proposal is a vote separate and apart from the vote to approve the Patrick share issuance proposal and the Patrick articles amendment and restatement proposal. Accordingly, a
Patrick shareholder may vote to approve the Patrick authorized stock increase proposal and vote not to approve the
Patrick share issuance proposal or the Patrick articles amendment and restatement proposal, and vice versa. The increase in authorized shares of Patrick common stock is required to issue the shares of Patrick common stock that comprise the merger consideration. The Patrick board also believes that the increased number of authorized shares of Patrick common stock contemplated by the Patrick authorized stock increase proposal is important to the combined company in order for additional shares to be available for issuance from time to time, without further action or authorization by the Patrick shareholders (except as required by applicable law or applicable stock exchange rules), for such corporate purposes as may be determined by the combined company board, including, but not limited to, financings, potential strategic transactions, including mergers, acquisitions and business combinations, grants under equity compensation plans, stock dividends, and stock splits, as well as other general corporate purposes. The additional shares authorized would be a part of the existing class of Patrick common stock and, if issued, would have the same rights and privileges as the shares of Patrick common stock presently issued and outstanding.
Vote Required for Approval
The Patrick authorized stock increase proposal requires approval by the affirmative vote of holders of a majority of the Patrick shares entitled to vote. Abstentions, failures to vote and broker non-votes (if any) will have the same effect as a vote “AGAINST” the Patrick authorized stock increase proposal.
Recommendation of the Patrick Board
The Patrick board unanimously recommends that Patrick shareholders vote “FOR” the Patrick authorized stock increase proposal.
Proposal 3: The Patrick Articles Amendment and Restatement Proposal
Overview
This joint proxy statement/prospectus is being furnished to you as a shareholder of Patrick as part of the solicitation of proxies by the Patrick board of directors for use at the Patrick special meeting to consider and vote upon a proposal to adopt and approve the amendment and restatement of Patrick’s articles of incorporation as set forth in Annex B to this joint proxy statement/prospectus. If the Patrick articles amendment and restatement proposal is approved and the merger is completed, the amended and restated articles of incorporation will govern the combined company. Patrick shareholders should read the form of amended and restated articles of incorporation in its entirety.
The key amendments included in the form of amended and restated articles of incorporation are as follows:
•Name: Changes the name of the corporation from “Patrick Industries, Inc.” to “Patrick LCI, Inc.”; and
•Election of Directors: Changes the voting standard for the election of directors to be a “majority of the votes cast” in an uncontested election of directors and be a “plurality of the votes cast” in a contested election of directors (a contested election of directors would occur if the number of persons properly nominated for election as directors at a meeting of shareholders exceeds the number of directors to be elected at such meeting).
Pursuant to the terms of the merger agreement, prior to the closing of the merger, Patrick and LCI are required to mutually agree upon a new corporate name for Patrick, and Patrick shall take all actions necessary to cause such new name to become effective concurrently with the closing of the merger. Patrick and LCI have mutually agreed to change the name of Patrick to “Patrick LCI, Inc.”

Patrick believes the change to the voting standard required for the election of directors in contested elections is necessary to adequately address the needs of the combined company and Patrick and LCI have mutually agreed to the inclusion of this provision in the proposed amended and restated articles of incorporation.
If this proposal to adopt and approve the Patrick articles amendment and restatement is approved but the Patrick share issuance proposal or the Patrick authorized stock increase proposal is not approved, or the merger agreement is terminated for any reason, the Patrick board will abandon the amendments to Patrick’s articles of incorporation included in this proposal without further action by Patrick shareholders.
In addition to the key amendments listed above, the proposed amended and restated articles of incorporation include several ministerial and conforming changes to Patrick’s articles of incorporation in an effort to streamline and modernize the articles of incorporation that will govern the combined company, as Patrick’s existing articles of incorporation include numerous amendments over the past 50 years and span over 100 pages.
The above summary is qualified in its entirety by reference to the full text of the proposed amended and restated
articles of incorporation, a copy of which is set forth as Annex B. All Patrick shareholders are encouraged to read the section titled “Comparison of Shareholders’ / Stockholders’ Rights” and the proposed amended and restated
articles of incorporation in their entirety for a more complete understanding of the proposed changes.
Vote Required for Approval
If either of the Patrick share issuance proposal or the Patrick authorized stock increase proposal is not approved, the Patrick articles amendment and restatement proposal will not be presented at the special meeting. The Patrick articles amendment and restatement proposal requires approval by a majority of the votes cast on the proposal at the
Patrick special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any)
will have no effect on the outcome of the vote on the Patrick articles amendment and restatement proposal.
Recommendation of the Patrick Board
The Patrick board unanimously recommends that Patrick shareholders vote “FOR” the Patrick articles amendment and restatement proposal.
Proposal 4: The Patrick Adjournment Proposal
Overview
The Patrick adjournment proposal, if adopted, will allow the Patrick board to adjourn the Patrick special meeting, if necessary, to a later date or dates at the determination of the Patrick board, including (i) if there are insufficient shares of Patrick common stock represented in person or by proxy to constitute a quorum, (ii) to solicit additional proxies in favor of the Patrick share issuance proposal or the Patrick authorized stock increase proposal if there are not sufficient votes at the time of the Patrick special meeting to approve the Patrick share issuance proposal or the Patrick authorized stock increase proposal, (iii) to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Patrick shareholders or (iv) if required by Patrick under the terms of the merger agreement or applicable law.
Patrick is asking its shareholders to authorize the holder of any proxy solicited by the Patrick board to vote in favor of any adjournment to the Patrick special meeting (i) to solicit additional proxies if there are not sufficient votes to approve the Patrick share issuance proposal or the Patrick authorized stock increase proposal, (ii) to ensure that any supplement to this joint proxy statement/prospectus is timely provided to Patrick shareholders or (iii) if required by Patrick under the terms of the merger agreement or applicable law.
Vote Required for Approval
The Patrick adjournment proposal requires approval by a majority of the votes cast on the proposal at the
Patrick special meeting, assuming a quorum is present. Abstentions, failures to vote and broker non-votes (if any)
will have no effect on the outcome of the vote on the Patrick adjournment proposal.

Recommendation of the Patrick Board
The Patrick board unanimously recommends that Patrick shareholders vote “FOR” the Patrick adjournment proposal.

SPECIAL MEETING OF LCI STOCKHOLDERS
General
This joint proxy statement/prospectus is being provided to LCI stockholders as part of a solicitation of proxies by the LCI board for use at the LCI special meeting and at any adjournments or postponements of such special meeting. This joint proxy statement/prospectus provides LCI stockholders with information about the LCI special meeting and should be read carefully in its entirety.
Date, Time and Place
The LCI special meeting will be held virtually on November 18, 2026, at 9:00 a.m., Eastern Time. Because the
LCI special meeting is completely virtual and being conducted via live webcast, LCI stockholders will not be able to attend the meeting in person. LCI stockholders will be able to attend the LCI special meeting online and vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/LCII2026SM, which is the
LCI special meeting website.
If you join the virtual LCI special meeting as an authenticated LCI stockholder by visiting the LCI special meeting website, you will be able to attend and participate in the LCI special meeting, submit your questions during the meeting and vote your shares online. In order to join the meeting as an authenticated stockholder and vote online during the virtual meeting, you will need a valid control number. Your control number can be found on the proxy card, voting instruction form, notice or email distributed to you.
Anyone may enter the LCI virtual meeting website as a “guest” and no control number will be required;
however, only authenticated LCI stockholders may submit their votes and/or questions during the meeting.
Help and technical support for accessing and participating in the virtual meeting will be available by following the instructions on the LCI virtual meeting website. If you encounter any difficulties accessing the LCI special meeting during the check-in or meeting time, please call the technical support number that will be posted on the LCI virtual meeting website login page. Please give yourself sufficient time to log-in and ensure you can hear the streaming audio before the meeting starts.
Purpose of the LCI Special Meeting
The purpose of the LCI special meeting is to consider and vote on:
•the LCI merger proposal;
•the LCI advisory compensation proposal; and
•the LCI adjournment proposal.
LCI will transact no other business at the LCI special meeting.
Recommendation of the LCI Board of Directors
The LCI board unanimously recommends that LCI stockholders vote:
•“FOR” the LCI merger proposal;
•“FOR” the LCI advisory compensation proposal; and
•“FOR” the LCI adjournment proposal.
For additional information on the recommendation of the LCI board, see the section titled “The Merger—
Recommendation of the LCI Board and Reasons for the Merger” beginning on page 110 of this joint proxy statement/prospectus.

Record Date, LCI Stockholders Entitled to Vote and Voting Rights
Only holders of record of shares of LCI common stock as of the close of business on October 15, 2026, the record date for the LCI special meeting, are entitled to receive notice of, and to vote the shares of LCI common stock that they held on the LCI record date at, the LCI special meeting and any postponement or adjournment of the LCI special meeting.
As of the close of business on the LCI record date, there were 24,312,075 shares of LCI common stock outstanding and entitled to be voted at the LCI special meeting. Each share of LCI common stock entitles its holder of record to one vote on each matter considered at the LCI special meeting.
A list of LCI stockholders of record entitled to vote at the LCI special meeting will be available for inspection by LCI stockholders for any purpose germane to the LCI special meeting at LCI’s principal place of business, which is located at 3501 County Road 6 East, Elkhart, Indiana 46514, during ordinary business hours for a period of no less than ten days before the LCI special meeting.
Voting by LCI’s Directors and Executive Officers
As of the LCI record date, LCI’s directors and executive officers, and their affiliates, as a group, beneficially owned and were entitled to vote 125,291 shares of LCI common stock, or less than 1% of the total outstanding shares of LCI common stock as of the LCI record date.
LCI’s directors and executive officers have informed LCI that they intend to vote their shares “FOR” of each of the LCI proposals, although none of them are obligated to do so.
Quorum
In order for business to be conducted at the LCI special meeting, a quorum must be present. A quorum at the
LCI special meeting requires the presence in person (by participation at the virtual meeting) or by proxy of the holders of record of a majority of the shares of LCI common stock entitled to vote.
As of the LCI record date, 24,312,075 shares of LCI common stock were outstanding and entitled to be voted at the LCI special meeting; accordingly, the presence, in person (virtually) or by proxy, at the LCI special meeting of at least 12,156,038 shares of LCI common stock entitled to vote at the LCI special meeting is necessary to constitute a quorum.
Required Vote; Treatment of Abstentions, Broker Non-Votes and Failures to Vote
LCI Merger Proposal
Vote required: The affirmative vote of the holders of a majority of the outstanding shares of LCI common stock entitled to vote on the LCI merger proposal is required to approve such proposal. Approval of the LCI merger proposal is a condition to the completion of the first merger.
Effect of abstentions, broker non-votes and failures to vote: Abstentions, broker non-votes and failures by LCI stockholders to vote on the LCI merger proposal will have the same effect as a vote “AGAINST” the LCI merger proposal.
LCI Advisory Compensation Proposal
Vote required: The affirmative vote of the holders of a majority of the outstanding shares of LCI common stock which are present in person (virtually) or represented by proxy at the LCI special meeting and entitled to vote on the
LCI advisory compensation proposal is required to approve such proposal on an advisory basis. Approval of the LCI advisory compensation proposal is not a condition to the completion of the first merger.
Effect of abstentions, broker non-votes and failures to vote: Abstentions will have the same effect as a vote
“AGAINST” the LCI advisory compensation proposal. Broker non-votes and failures by LCI stockholders to vote on the LCI advisory compensation proposal will have no effect on the outcome of the vote on the LCI advisory compensation proposal.
LCI Adjournment Proposal
Vote required: The affirmative vote of the holders of a majority of the outstanding shares of LCI common stock which are present in person (virtually) or represented by proxy at the LCI special meeting and entitled to vote on the
LCI adjournment proposal is required to approve such proposal. Approval of the LCI adjournment proposal is not a condition to the completion of the first merger.
Effect of abstentions, broker non-votes and failures to vote: Abstentions will have the same effect as a vote
“AGAINST” the LCI adjournment proposal. Broker non-votes and failures by LCI stockholders to vote on the LCI adjournment proposal will have no effect on the outcome of the vote on the LCI adjournment proposal.
Abstentions and Broker Non-Votes
An abstention occurs when a stockholder attends a meeting, either in person (virtually) or by proxy, but abstains from voting. At the LCI special meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “AGAINST” the LCI merger proposal and, assuming a quorum is present, no effect on the LCI advisory compensation proposal and the LCI adjournment proposal.
A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner with respect to that proposal, but does have discretionary voting power over other “routine” matters and submits votes for those matters. It is expected that all proposals to be voted on at the LCI special meeting will be considered “non-routine” matters, and therefore, brokers, banks and other nominees holding shares in “street name” will not have discretionary voting power with respect to any of the proposals to be considered at the LCI special meeting. Accordingly, if a beneficial owner of shares of LCI common stock held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to an LCI proposal, then those shares will not be counted as present and entitled to vote for purposes of determining whether a quorum exists at the LCI special meeting.
If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” the LCI merger proposal, “FOR” the LCI advisory compensation proposal and “FOR” the LCI adjournment proposal.
Methods of Voting
Stockholders of Record
LCI stockholders of record may vote their shares electronically during the virtual LCI special meeting by attending the meeting and following the voting instructions provided during the meeting or submit a proxy to have their shares voted by internet, telephone or by mail. In particular, LCI stockholders of record may vote or submit a proxy to have their shares voted by using one of the following methods:
•By Internet. You may submit a proxy electronically on the internet by visiting the website indicated on the enclosed proxy card and following the instructions provided on the enclosed proxy card. Please have your proxy card in hand when you log onto the website. If you submit your proxy to vote over the internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the internet, you must do so prior to 11:59 p.m., Eastern Time, on November 17, 2026.
•By Telephone. You may submit a proxy by telephone by calling (from the U.S. and Canada only) the toll-
free number listed on the enclosed proxy card and following the recorded instructions. Please have your proxy card in hand when you call. If you submit your proxy by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m.,
Eastern Time, on November 17, 2026.

•By Mail. You may submit a proxy by completing, signing and dating the enclosed proxy card and returning it by mail in the enclosed postage-paid reply envelope. The envelope requires no additional postage if mailed in the United States.
If you intend to submit your proxy by mail, your completed proxy card must be received prior to the LCI special meeting.
•Attending and Voting at the Meeting. If you join the virtual LCI special meeting as an authenticated LCI stockholder by visiting the LCI special meeting website, you will be able to vote your shares online during the meeting. In order to join the meeting as an authenticated stockholder and vote online during the virtual meeting, you will need a valid control number, which can be found on the proxy card, voting instruction form, notice or email distributed to you.
If you submit a proxy, the persons named as proxies will vote your shares in accordance with your instructions.
If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the LCI board.
Your vote is very important. Whether or not you expect to attend the LCI special meeting, we encourage you to complete, sign, date and return the enclosed proxy card, or vote via the internet or by telephone. This will ensure that your shares are represented at the meeting. Even if you submit a proxy, you may revoke it at any time before it is voted. If you attend the meeting and wish to vote via the online platform, you will be able to do so even if you have previously submitted a proxy.
Street Name Stockholders
If your shares are held in street name (that is, in the name of a broker, bank or other nominee), you should receive a voting instruction form seeking instruction from you as to how your shares should be voted. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee. Please check the voting instruction form used by your broker, bank or other nominee.
Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:
•By the Methods Listed on the Voting Instruction Form. Please refer to the voting instruction form or other information forwarded by your broker, bank or other nominee to determine whether you may submit a proxy by telephone or on the internet and follow the instructions provided by your broker, bank or other nominee.
•Electronically at the Special Meeting. You may vote electronically at the LCI special meeting. To participate in the virtual LCI special meeting, you will need the control number included in your voting instruction form.
If your shares are held in street name and you wish to revoke a proxy, you should contact your broker, bank or other nominee and follow its procedures for changing your voting instructions.
If you hold shares in BOTH street name and as a stockholder of record, YOU MUST VOTE
SEPARATELY for each set of shares.
Questions About Voting
If you have any questions about how to vote or submit a proxy, you may contact D.F. King & Co, Inc., LCI’s proxy solicitor, by telephone at (800) 859-8509 (toll-free) or, for brokers and banks, (212) 448-4476 (collect) or by email at LCII@dfking.com.

Revocability of Proxies
If you are a stockholder of record of LCI, you may revoke a previously submitted proxy at any time before the polls close at the LCI special meeting by:
•voting again by telephone or through the internet;
•requesting, completing and mailing in a new paper proxy card;
•giving written notice of revocation to LCI’s Corporate Secretary, which must be received before the LCI special meeting, by mail to Corporate Secretary, 3501 County Road 6 East, Elkhart, Indiana 46514; or
•attending the LCI special meeting online and voting your shares electronically during the meeting (merely attending the LCI special meeting will not revoke a prior submitted proxy).
If you are a street name stockholder, you must follow the instructions to revoke your proxy, if any, provided by your broker, bank or other nominee.
Solicitation of Proxies; Proxy Solicitation Costs
LCI is providing these proxy materials in connection with the solicitation by the LCI board of proxies to be voted at the LCI special meeting, and LCI will bear the cost of soliciting such proxies. LCI has engaged D.F. King
& Co, Inc. to assist with the solicitation of proxies in connection with the LCI special meeting for an estimated fee of $25,000, plus reasonable and documented out-of-pocket expenses.
Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of LCI common stock, in which case these parties will be reimbursed by LCI for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, electronic mail or other electronic medium by certain of LCI’s directors, officers and other employees, without additional compensation. LCI stockholders may also be solicited by press releases issued by LCI and/or Patrick, postings on LCI’s or Patrick’s websites and advertisements in periodicals.
LCI and Patrick will bear equally the cost of filing, printing and mailing this joint proxy statement/prospectus.
Adjournment
In accordance with the LCI bylaws, whether or not a quorum is present, the LCI special meeting may be adjourned from time to time by the Chairperson of the LCI board, the Vice Chairperson of the LCI board, LCI’s
Chief Executive Officer (if also a member of the LCI board) or the chairperson of the LCI special meeting selected by the LCI board, to reconvene at the same or some other place (if any), for the purpose of, among other things, soliciting additional proxies. If the LCI special meeting is adjourned, LCI stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the LCI special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the LCI special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
The merger agreement provides that if on a date that is two business days prior to the date the LCI special meeting is scheduled (the “LCI Original Date”), (i) LCI has not received proxies sufficient to obtain approval by
LCI stockholders of the LCI merger proposal, whether or not a quorum is present, or (ii) it is necessary to ensure that any required supplement or amendment to the joint proxy statement/prospectus is delivered to LCI stockholders within a reasonable amount of time in advance of the LCI special meeting, LCI may, or if Patrick so requests, shall, postpone or adjourn, or make one or more successive postponements or adjournments of, the LCI special meeting, as long as the LCI special meeting is not postponed or adjourned more than 10 business days in connection with any one postponement or adjournment or more than an aggregate of 20 business days from the LCI Original Date, in each case, excluding any adjournments or postponements required by applicable law or consented to in advance in writing by Patrick. The merger agreement further provides that in the event that Patrick postpones or adjourns the

Patrick special meeting in accordance with the merger agreement, LCI may postpone or adjourn the LCI special meeting in order for the LCI special meeting and the Patrick special meeting to be scheduled on the same date.
No Appraisal Rights
Under Delaware law, LCI’s stockholders are not entitled to appraisal rights for their shares of LCI common stock in connection with the first merger or to any similar rights of dissenters under Delaware law. For more information, see the section titled “The Merger—No Appraisal Rights” beginning on page 145 of this joint proxy statement/prospectus.
Assistance
If you need assistance in completing your proxy card, submitting your proxy or have questions regarding the
LCI special meeting, contact:

D.F. King & Co, Inc. 28 Liberty Street, Floor 53 New York, NY 10005 Call Toll-Free: (800) 859-8509 Banks and Brokers Call: (212) 448-4476 Email: LCII@dfking.com

LCI PROPOSALS
The LCI Merger Proposal
Overview
If the merger is completed, at the first effective time, each share of LCI common stock issued and outstanding immediately prior to the first effective time (other than shares of LCI common stock held by LCI, Patrick or any of their respective subsidiaries immediately prior to the first effective time) will be converted into the right to receive
1.2440 shares of Patrick common stock, with cash to be paid in lieu of fractional shares of Patrick common stock that LCI common stockholders would otherwise be entitled to receive in the first merger, as further described in the sections titled “The Merger—Merger Consideration to LCI Stockholders” and “The Merger Agreement—
Consideration” beginning on page 90 and 145 of this joint proxy statement/prospectus.
The approval by LCI stockholders of the LCI merger proposal is required by Section 251 of the DGCL and is a condition to the consummation of the first merger.
Vote Required for Approval
The affirmative vote of the holders of a majority of the outstanding shares of LCI common stock entitled to vote on the LCI merger proposal is required to approve such proposal. Abstentions, broker non-votes and failures by LCI stockholders to vote on the LCI merger proposal will have the same effect as a vote “AGAINST” the LCI merger proposal.
Recommendation of the LCI Board
The LCI board unanimously recommends a vote “FOR” the LCI merger proposal.
The LCI Advisory Compensation Proposal
Overview
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, LCI is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to LCI’s named executive officers that is based on or otherwise relates to the merger, as described in the section titled “The Merger—Interests of LCI Directors and Executive Officers in the Merger—
Quantification of Potential Payments and Benefits to LCI’s Named Executive Officers—Golden Parachute
Compensation.” Accordingly, LCI stockholders are being provided the opportunity to cast a non-binding, advisory vote on such payments.
As a non-binding, advisory vote, the LCI advisory compensation proposal is not binding upon LCI or the LCI board or Patrick or the Patrick board, and approval of the LCI advisory compensation proposal is not a condition to the consummation of the merger and is a vote separate and apart from the LCI merger proposal. Accordingly, LCI stockholders may vote to approve the LCI merger proposal and vote not to approve the LCI advisory compensation proposal and vice versa. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with LCI’s named executive officers, such compensation will be payable, regardless of the outcome of this non-binding, advisory vote, if the LCI merger proposal is approved (subject only to the contractual conditions set forth in the merger agreement and such contractual arrangements with LCI’s named executive officers). However, LCI seeks the support of its stockholders and believes that stockholder support is appropriate as its executive compensation programs are designed to incentivize executives to successfully execute a transaction such as that contemplated by the merger from its early stages until consummation. Accordingly, LCI stockholders are being asked to vote on the following resolution:
RESOLVED, that the stockholders of LCI approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of LCI that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of LCI
Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to LCI’s Named
Executive Officers—Golden Parachute Compensation” in the joint proxy statement/prospectus of Patrick and LCI with respect to the special meeting of stockholders to be held on November 18, 2026.
Vote Required for Approval
The affirmative vote of the holders of a majority of the outstanding shares of LCI common stock which are present in person (virtually) or represented by proxy at the LCI special meeting and entitled to vote on the LCI advisory compensation proposal is required to approve such proposal on an advisory basis. Abstentions will have the same effect as a vote “AGAINST” the LCI advisory compensation proposal. Broker non-votes and failures by LCI stockholders to vote on the LCI advisory compensation proposal will have no effect on the outcome of the vote on the LCI advisory compensation proposal.
Recommendation of the LCI Board
The LCI board unanimously recommends a vote “FOR” the LCI advisory compensation proposal.
The LCI Adjournment Proposal
Overview
The LCI special meeting may be adjourned from time to time to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the LCI merger proposal or to ensure that any supplement or amendment to this joint proxy statement/
prospectus is timely provided to LCI stockholders.
If, at the LCI special meeting, (i) there are insufficient shares of LCI common stock represented (either in person (via the internet) or by proxy) to constitute a quorum necessary to conduct the business of such meeting,
(ii) additional time is required for the filing and mailing of any supplemental or amended disclosure which LCI has determined is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by LCI stockholders prior to the LCI special meeting, (iii) additional time is needed to allow for solicitation of additional proxies, if and to the extent LCI reasonably believes the number of shares of LCI common stock present or represented and voting in favor of the LCI merger proposal is insufficient to approve such proposal or (iv) if required by law, LCI intends to move to adjourn the LCI special meeting. In that event, LCI will ask LCI stockholders to vote upon the LCI adjournment proposal, but not the LCI merger proposal or the LCI advisory compensation proposal.
In this proposal, LCI is asking LCI stockholders to authorize the respective holder of any proxy solicited by the
LCI board, on a discretionary basis, (i) if there are not sufficient votes at the time of the LCI special meeting to approve the LCI merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to LCI stockholders, to vote in favor of adjourning the LCI special meeting to another time.
The approval of the LCI adjournment proposal by LCI stockholders is not a condition to the completion of the merger. In addition, in accordance with the LCI bylaws, whether or not a quorum is present, the LCI special meeting may be adjourned from time to time by the Chairperson of the LCI board, the Vice Chairperson of the LCI board,
LCI’s Chief Executive Officer (if also a member of the LCI board) or the chairperson of the LCI special meeting selected by the LCI board, to reconvene at the same or some other place (if any), for the purpose of, among other things, soliciting additional proxies.
If the LCI special meeting is adjourned, LCI stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the LCI special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the LCI special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Vote Required for Approval
The affirmative vote of the holders of a majority of the outstanding shares of LCI common stock which are present in person (virtually) or represented by proxy at the LCI special meeting and entitled to vote on the LCI adjournment proposal is required to approve such proposal. Abstentions will have the same effect as a vote
“AGAINST” the LCI adjournment proposal. Broker non-votes and failures by LCI stockholders to vote on the LCI adjournment proposal will have no effect on the outcome of the vote on the LCI adjournment proposal.
Recommendation of the LCI Board
The LCI board unanimously recommends a vote “FOR” the LCI adjournment proposal.

THE MERGER
This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire merger agreement carefully as it is the legal document that governs the merger.
Merger Structure
The business combination of Patrick and LCI will be effected through the merger of First Merger Sub with and into LCI (which we refer to as the “first merger”), with LCI surviving as a direct wholly owned subsidiary of Patrick
(which we refer to as the “initial surviving entity”), immediately followed by the merger of the initial surviving entity with and into Second Merger Sub (which we refer to as the “second merger”), with Second Merger Sub surviving the second merger as a direct wholly owned subsidiary of Patrick.
Parties to the Merger
Patrick Industries, Inc.
107 W. Franklin Street
Elkhart, Indiana 46516
Phone: (574) 294-7511
Patrick is a leading component solutions provider serving original equipment manufacturers and aftermarket customers in the Recreational Vehicle (“RV”), Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next-level recreation experiences. Patrick’s customer-
focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines it as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs approximately 10,000 skilled team members throughout the United States. For the fiscal year ended December 31, 2025, Patrick had consolidated net sales of $3,951 million. Patrick’s 2025 operating income was $276 million and net income was
$135 million.
Patrick is a Indiana corporation, and its common stock is listed on the Nasdaq, trading under the symbol
“PATK.”
For additional information about Patrick and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section titled “Where You Can Find More Information” beginning on page 210 of this joint proxy statement/prospectus.
LCI Industries
3501 County Road 6 East
Elkhart, Indiana 46514
Phone: (574) 535-1125
LCI Industries, through its wholly owned subsidiary Lippert Components, Inc. and its subsidiaries, is a global leader in supplying engineered components to the outdoor recreation, transportation, marine and housing industries.
In addition to serving original equipment manufacturers, LCI also caters to aftermarket needs, selling through retail dealers, wholesale distributors and service centers, as well as direct-to-consumer sales through online platforms. As of June 30, 2026, LCI operated over 100 manufacturing facilities located throughout North America and Europe. For the fiscal year ended December 31, 2025, LCI had consolidated net sales of $4,122 million. LCI’s 2025 operating profit was $279.9 million and net income was $188.3 million.
LCI Industries is a Delaware corporation, and LCI common stock is listed on the NYSE under the symbol
“LCII.”

For additional information about LCI and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section titled “Where You Can Find More Information” beginning on page 210 of this joint proxy statement/prospectus.
Planet First Merger Sub Inc.
c/o Patrick Industries, Inc.
107 W. Franklin Street
Elkhart, Indiana 46516
First Merger Sub is a direct wholly owned subsidiary of Patrick. Upon the completion of the first merger, First
Merger Sub will cease to exist. First Merger Sub was incorporated in Delaware on June 29, 2026 for the sole purpose of effecting the merger.
Planet Second Merger Sub LLC
c/o Patrick Industries, Inc.
107 W. Franklin Street
Elkhart, Indiana 46516
Second Merger Sub is a direct wholly owned subsidiary of Patrick. Upon the completion of the second merger,
Second Merger Sub will survive as a direct wholly owned subsidiary of Patrick. Second Merger Sub was formed in
Indiana on June 29, 2026 for the sole purpose of effecting the merger.
Background of the Merger
The following chronology summarizes the principal events leading to the execution of the merger agreement.
This chronology does not purport to describe every conversation among representatives of Patrick, LCI and their respective directors, officers and advisors. Members of LCI management and Patrick management, including Jason
D. Lippert, then President and Chief Executive Officer of LCI and a member of the LCI board, and Andy L.
Nemeth, Chief Executive Officer of Patrick and Chairman of the Patrick board, also interacted occasionally in the ordinary course of business unrelated to a transaction.
As part of Patrick’s ongoing and ordinary course strategic planning process, the Patrick board and Patrick’s senior management regularly review Patrick’s operating performance, market conditions, acquisition opportunities, capital allocation strategy and other strategic alternatives available to Patrick, including opportunities intended to enhance long-term shareholder value.
As part of LCI’s ongoing and ordinary course strategic planning process, the LCI board and LCI’s senior management regularly review LCI’s long-term strategic plans and goals, opportunities, overall industry trends, the competitive and economic environment in which LCI operates and LCI’s short- and long-term performance. As part of these reviews, the LCI board, with the assistance of LCI’s management team and advisors, has considered whether various strategic actions, including business combinations, strategic acquisitions and divestitures, investments and other strategic transactions and opportunities, would be in the best interests of LCI and its stockholders.
In mid-August 2025, the chief executive officer of a potential strategic counterparty (“Party A”) approached Mr.
Tracy D. Graham, then Chairman of the LCI board, regarding a potential all-stock transaction between the parties, and verbally proposed an “at-the-market” transaction with no premium to LCI’s stockholders (such proposal, the
“Party A Expression of Interest”). Mr. Graham promptly informed the LCI board of the Party A Expression of
Interest. Mr. Graham, Mr. Lippert, select representatives of LCI management and representatives of Party A held several discussions from August through November 2025 regarding a potential transaction. In connection with its review of the Party A Expression of Interest and related strategic opportunities, LCI retained Perella Weinberg
Partners (“PWP”) as its financial advisor and Kirkland & Ellis LLP (“K&E”) as its outside legal counsel. LCI engaged PWP based on PWP’s qualifications, familiarity with LCI and its industry and experience with merger-of-

equals transactions. The engagement with PWP was not specific to a transaction with Party A. On September 17,
2025, pursuant to an engagement letter dated as of that date, LCI formally engaged PWP as its financial advisor.
Between August and October 2025, the LCI board held multiple meetings, including with representatives of
PWP and K&E, to be briefed on the status of discussions with Party A and to discuss and analyze a potential transaction with Party A, as well as other potential strategic transactions. In addition to reviewing the potential merits of a transaction with Party A, the representatives of PWP reviewed with the LCI board potential approaches if the LCI board were to determine to explore other strategic alternatives that may be available to LCI. Representatives of PWP also reviewed with the LCI board and LCI’s management a preliminary financial analysis regarding a potential transaction with Party A as well as its review and assessment of potential transactions involving other potential counterparties, including Patrick.
On September 11, 2025, at the direction of the LCI board, Mr. Lippert contacted Todd M. Cleveland, a member of the Patrick board, to inquire whether Patrick would consider a potential combination with LCI. Mr. Cleveland advised Mr. Nemeth of this communication.
In September 2025, at the request of the LCI board, representatives of PWP communicated to representatives of
Party A that in light of the proposed relative pro forma ownership that LCI and Party A stockholders would own in a combination and the governance arrangements proposed by Party A, the LCI board was not interested in pursuing a transaction with Party A unless such transaction included a premium for LCI stockholders.
On October 14, 2025, Messrs. Nemeth and Cleveland met with Messrs. Lippert and Graham for a high-level discussion regarding whether Patrick and LCI should consider exploring a possible strategic combination. No specific transaction structure, exchange ratio, ownership split, governance arrangements or other definitive transaction terms were discussed.
From October through November 2025, Mr. Nemeth had individual discussions with several members of the
Patrick board regarding the October 14 meeting and whether to explore a Patrick and LCI business combination.
In mid-November 2025, Mr. Graham reiterated to a representative of Party A that the LCI board was not interested in pursuing an all-stock transaction with Party A unless such transaction included a premium for LCI stockholders. Although representatives of Party A had previously indicated that Party A might be willing to consider a premium, the representative of Party A subsequently confirmed to Mr. Graham that Party A was not able to offer a premium that would be satisfactory to the LCI board and the parties agreed not to pursue a potential strategic transaction. Party A did not thereafter submit any proposal to LCI with respect to a potential strategic transaction.
On November 22, 2025, the LCI board held a meeting with representatives of PWP. At this meeting, the LCI board discussed LCI’s long-term strategic plans and alternatives. While the LCI board determined to not continue to engage Party A in discussions regarding a potential strategic transaction, the LCI board discussed that other potential transformational strategic transactions may be worth pursuing. The LCI board directed Mr. Lippert and Mr. Graham to continue to explore other potential transformational initiatives.
In late November and December 2025, Mr. Lippert, Mr. Graham and representatives of PWP had several discussions regarding potential strategic alternatives, including a potential business combination with Patrick.
On December 9, 2025, Mr. Lippert held a meeting with representatives of PWP, wherein representatives of
PWP discussed the rationale for strategic opportunities across the broader outdoor enthusiast end market and highlighted illustrative transaction structures with two counterparties, including a business combination with Patrick and an acquisition by LCI of another company. Following this meeting, Mr. Lippert and representatives of PWP discussed with Mr. Graham whether to request a meeting with Patrick to discuss a potential strategic transaction.
In December 2025, Mr. Nemeth met with Mr. Lippert to further their discussion regarding a possible strategic combination, including potential customer reaction and perception and the possibility that customers could share in potential synergy savings resulting from a combination. Later in December 2025, Messrs. Nemeth, Graham and
Lippert and Jeffrey M. Rodino, President of Patrick, met and discussed, on a preliminary basis, whether Patrick and
LCI should explore a potential strategic combination structured as an all-stock merger of equals “at the market” with no premium to either party’s shareholders. No specific exchange ratio, ownership split, governance arrangements or other definitive transaction terms were proposed or agreed at that meeting. They agreed to reconnect after the holidays if there remained interest in continuing discussions. Mr. Nemeth also consulted with representatives of
McDermott Will & Schulte LLP (“McDermott”), Patrick’s outside legal counsel, regarding process considerations and the duties of Patrick directors and officers in connection with the evaluation of a potential strategic transaction.
In January 2026, Mr. Nemeth met again with Mr. Lippert to continue discussing the potential transaction, including potential governance arrangements, anticipated customer reaction and opportunities for customers to share in potential synergy savings. Following the meeting, Mr. Nemeth spoke individually with each member of the
Patrick board to update them regarding the discussions and obtain their views on whether Patrick should continue exploring a potential transaction with LCI. Thereafter, and continuing through February 2026, representatives of
Patrick and LCI held additional exploratory discussions regarding the potential strategic rationale for a combination, including the potential benefits of combining two companies with complementary product portfolios and end markets, potential operating efficiencies and cost saving synergies. These discussions also addressed, on a preliminary basis, potential management, leadership and governance arrangements for a combined company.
Throughout this period, representatives of LCI regularly updated the LCI board regarding the status of discussions with Patrick regarding a potential combination.
At a meeting of the Patrick board held on February 10, 2026 and February 11, 2026, Mr. Nemeth briefed the
Patrick board regarding the preliminary discussions with LCI. Mr. Nemeth described the reasons why a potential merger with LCI could be beneficial and provided an overview of LCI’s business and its potential strategic fit with
Patrick. Representatives of Baird attended portions of the meeting and discussed the concept of a potential merger of equals involving Patrick and LCI, including the potential vision for a combination of the two companies and considerations relevant to effecting a merger of equals. Following the discussion, the Patrick board recommended that Mr. Nemeth continue engagement with LCI and work with Baird and other potential investment banking advisors to develop a formal proposal for board consideration. The Patrick board advised Mr. Nemeth that any potential transaction would need to preserve Patrick’s strategic direction, culture, leadership and succession planning, including that Mr. Nemeth would serve as chief executive officer of the combined company.
On February 21, 2026, Mr. Nemeth spoke with Mr. Lippert and conveyed the terms on which Patrick would be prepared to continue discussions. They agreed to reconnect the following week after Mr. Lippert had considered those points. Mr. Nemeth then updated M. Scott Welch, a member of the Patrick board, and Mr. Cleveland regarding the conversation.
On February 23, 2026 and February 24, 2026, Messrs. Nemeth, Welch, Graham and Lippert held additional discussions regarding the terms on which the parties would be prepared to continue to pursue a potential strategic combination. During those conversations, Messrs. Nemeth and Welch reiterated that the Patrick board would be prepared to continue discussions only on the basis that Mr. Nemeth would serve as chief executive officer of the combined company. Mr. Nemeth updated the Patrick board regarding these discussions.
On March 2, 2026, Mr. Nemeth and Mr. Graham met to discuss a potential transaction between the parties, including Mr. Nemeth’s vision and strategy for the combined company. Patrick and LCI also entered into a mutual confidentiality and nondisclosure agreement to facilitate the exchange of nonpublic information in connection with their evaluation of a potential transaction. The agreement included one-year mutual standstill and employee non-
solicitation provisions, subject to specified customary exceptions.
On March 5, 2026, the LCI board held a meeting with representatives of PWP and K&E. Mr. Graham provided the LCI board with an update on his discussions with Mr. Nemeth. Representatives of PWP provided the LCI board with an overview of a potential transaction with Patrick, including preliminary valuation perspectives, strategic rationale, developing a framework to analyze synergy potential, process considerations and potential management and governance arrangements. The representatives of K&E reviewed the LCI board’s fiduciary duties under
Delaware law with respect to a potential transaction. The LCI board noted Patrick’s positions regarding management of the combined company, including Patrick’s expectation that Mr. Nemeth would serve as chief executive officer of the combined company, and discussed its view that the chief executive officer and the chair of the combined company should be designated by different parties, such that if Mr. Nemeth were to serve as chief executive officer,

LCI would be entitled to designate the chair of the combined company board. Following discussion, the LCI board expressed support for continuing discussions with Patrick and noted that, while it understood Patrick’s expectations with respect to the chief executive officer of the combined company and was willing to continue discussions on this basis, it would reserve any final decisions on these matters until transaction discussions progressed.
On March 6, 2026, Mr. Graham communicated to Mr. Nemeth that LCI had noted Patrick’s perspectives regarding management of the combined company, including Patrick’s expectation that Mr. Nemeth would serve as chief executive officer of the combined company, and was prepared to continue discussions, without committing to any particular management or governance arrangement. Mr. Graham also communicated that, if Patrick were to designate the chief executive officer of the combined company, LCI would expect to designate the chair of the combined company board. Mr. Graham and Mr. Nemeth discussed a collaborative approach to determining other management roles in the combined company. Mr. Nemeth communicated that Patrick was in the process of engaging
J.P. Morgan and Baird as financial advisors.
Later on March 6, 2026, Mr. Nemeth updated the Patrick board regarding his discussions with Mr. Graham.
Representatives of McDermott reviewed with the Patrick board the general process, fiduciary duty and transaction considerations applicable to a merger of equals transaction, and the anticipated need for antitrust clearance. Mr.
Nemeth also discussed his views regarding a potential organizational structure for the combined company, certain key leadership roles, areas of risk to be diligenced by a select team of Patrick management and potential engagement of J.P. Morgan and Baird as Patrick’s financial advisors.
On March 7, 2026, the LCI board held a meeting with representatives of PWP and K&E to discuss the potential transaction with Patrick and receive an update from Mr. Graham on his recent discussions with Mr. Nemeth. Mr.
Graham reported that Mr. Nemeth had again conveyed Patrick’s expectation that Mr. Nemeth would serve as chief executive officer of the combined company, with other management roles determined collaboratively. Mr. Graham also reported that Mr. Nemeth had expressed openness to LCI selecting the combined company’s board chair but expected a board of five directors selected by Patrick and four directors selected by LCI, to which Mr. Graham responded that LCI expected equal representation. Mr. Lippert then discussed his prior conversation with Mr.
Nemeth regarding Patrick’s expectation that Mr. Lippert would not serve as chief executive officer of the combined company and then departed the meeting to allow for executive session. Following discussion, the remaining directors expressed support for continuing to explore the potential transaction and noted that they understood
Patrick’s expectations with respect to the chief executive officer of the combined company and were willing to continue discussions on this basis although they would reserve any final decisions on these matters until transaction discussions progressed.
On March 11, 2026, the Patrick board held a meeting to discuss the potential transaction. Mr. Nemeth provided an update on his discussions with Mr. Graham and reported that Mr. Graham expressed willingness to continue transaction discussions on the basis that Mr. Nemeth would be the chief executive officer of the combined company.
The Patrick board authorized Mr. Nemeth to continue engaging with Mr. Graham and to begin work on a valuation proposal and term sheet.
On March 14, 2026, the LCI board held a meeting with members of LCI management and representatives of
K&E and PWP. At the meeting, Mr. Graham provided an update to the LCI board on transaction discussions with
Mr. Nemeth. Representatives of PWP provided an overview of certain illustrative valuation information, as well as an overview of key transaction workstreams and sequencing of these workstreams. Following discussion, the LCI board reiterated its support for continuing discussions with Patrick.
On March 21, 2026, the LCI board held a meeting with members of LCI management and representatives of
K&E and PWP. Representatives of PWP updated the LCI board on LCI’s and Patrick’s stock performance and the implied exchange ratio in an “at the market” merger of equals based on current stock prices.
On March 22, 2026, Patrick determined that J.P. Morgan would serve as its lead financial advisor and Baird would serve as its co-lead financial advisor in connection with the potential transaction. J.P. Morgan and Baird were selected based on, among other things, their qualifications, expertise, reputation and knowledge of Patrick's business and the industries in which Patrick operates. Patrick formally engaged Baird on April 10, 2026 and J.P. Morgan on
April 18, 2026.
In late March 2026, representatives of McDermott and K&E began discussing antitrust analysis, due diligence logistics and other legal workstreams. The parties also began preparing for reciprocal diligence, including the establishment of clean team arrangements to facilitate the review of competitively sensitive information by designated personnel and outside advisors.
On March 28, 2026, the LCI board held a meeting with members of LCI management and representatives of
K&E and PWP. Members of LCI management reviewed LCI’s long-range plan, which contained certain non-public, unaudited, standalone financial projections for LCI’s fiscal years 2026 through 2030. Following review of such projections, the LCI board approved the use of such projections by PWP for the purposes of PWP’s preliminary financial analysis. Representatives of PWP reviewed a preliminary financial analysis of the transaction, noting that
LCI needed to review Patrick’s five-year plan before coming to a view on an exchange ratio.
On April 4, 2026, the Patrick board held a meeting attended by members of Patrick management and representatives of each of J.P. Morgan, Baird and McDermott. Mr. Nemeth updated the Patrick board regarding his discussions with Mr. Graham. Representatives of J.P. Morgan reviewed preliminary perspectives on valuation, expectations for post-combination governance, the anticipated transaction timeline and immediate next steps, and representatives of Baird participated in the discussion. The Patrick board also discussed potential synergies, complementary non-competing products across end markets, integration and management considerations and expected perspectives of Patrick’s customers and investors, including the risk of vertical integration (i.e. “self-
supply”) initiatives by certain significant customers. Following discussion, the Patrick board approved the presentation of a term sheet to LCI providing for an all-stock merger of equals, an eleven member combined company board consisting of six Patrick directors and five LCI directors, with Mr. Cleveland serving as chair, Mr.
Nemeth serving as chief executive officer of the combined company, and no premium consideration to LCI stockholders.
Later on April 4, 2026, Mr. Nemeth called Mr. Graham to preview that Patrick would be sending a written indication of interest to LCI which would provide (i) that the combined company board would be comprised of six designees selected by Patrick and five designees selected by LCI, (ii) that Mr. Nemeth would serve as the combined company’s chief executive officer and that Mr. Cleveland would serve as chair of the combined company board of directors and (iii) that the exchange ratio would be based on the 10-day volume-weighted average price of each party’s stock. Mr. Graham responded that LCI required equal board representation and raised concerns regarding the proposed allocation of leadership and governance roles in the combined company. Mr. Nemeth also raised the possibility that Mr. Cleveland could serve as co-chair with Mr. Graham. Mr. Graham did not convey a specific perspective on the exchange ratio, although he and Mr. Nemeth discussed a potential pro forma ownership split of approximately 55% for Patrick shareholders and 45% for LCI stockholders based on the then-current 10-day volume-weighted average prices of the parties’ common stock.
On April 5, 2026, Mr. Nemeth emailed the Patrick board regarding discussions he had had with Mr. Graham following the April 4 Patrick board meeting. Mr. Nemeth reported that Mr. Graham had indicated that equal representation on the combined company board and LCI selecting the combined company board chair were important to LCI. Mr. Nemeth requested the Patrick directors’ views on revising Patrick’s proposed governance terms to provide for a twelve member combined company board consisting of six directors designated by each party, with Mr. Graham serving as chair and Mr. Cleveland serving as vice chair. Following an exchange of emails among the Patrick directors on April 5 and April 6, 2026, the Patrick directors authorized Mr. Nemeth to include those revised governance terms in Patrick’s proposal to LCI.
On April 6, 2026, the LCI board held a meeting attended by members of LCI management and representatives of K&E and PWP. Mr. Graham previewed the expected terms of the written indication of interest to come from
Patrick based on his recent conversations with Mr. Nemeth. After discussion, the LCI board determined to reconvene following receipt of the written indication of interest from Patrick.

Later on April 6, 2026, Mr. Nemeth delivered to Mr. Graham a written non-binding indication of interest with respect to an all-stock strategic combination of the parties (the “April 6 Patrick Proposal”). The April 6 Patrick
Proposal provided for (i) a 12-member combined company board, with six directors designated by each party, (ii)
Mr. Graham as chair of the combined company board of directors, (iii) Mr. Cleveland as vice chair, (iv) Mr. Nemeth as chief executive officer, (v) a “best athlete” approach for remaining senior leadership positions, (vi) certain governance arrangements to remain in place for two years following the closing of the transaction, (vii) Elkhart,
Indiana to remain as the combined company headquarters and (viii) an exchange ratio based on the 10-day volume-
weighted average price of each party’s common stock. The April 6 Patrick Proposal also contemplated a transaction announcement in late April or early May in conjunction with the parties’ first-quarter earnings releases. Mr. Graham promptly shared the April 6 Patrick Proposal with the LCI board.
On April 7, 2026, the LCI board held a meeting attended by members of LCI management and representatives of K&E and PWP. At this meeting, the LCI board reviewed the April 6 Patrick Proposal. The LCI board determined that a 12-member board chaired by Mr. Graham, with Mr. Cleveland serving as vice chair, was acceptable but determined to propose no post-closing fixed term for the governance arrangements. The LCI board discussed timing, including the feasibility of Patrick’s proposal to announce contemporaneously with its first-quarter earnings and determined to leave open the methodology for calculating the exchange ratio and not to agree at that time to the use of the 10-day volume-weighted average price methodology proposed by Patrick. The LCI board also noted that any exchange ratio would be subject to LCI’s review of Patrick’s long-range plan. Following discussion, the LCI board expressed support for continuing transaction discussions and authorized Mr. Graham to convey the positions of the
LCI board discussed at the meeting.
Later on April 7, 2026, Mr. Graham conveyed the positions of the LCI board discussed at the April 7 meeting to
Mr. Nemeth. Between April 7, 2026 and April 11, 2026, Mr. Graham and Mr. Nemeth had several discussions regarding transaction workstreams, during which Mr. Graham did not commit to Patrick’s proposed exchange ratio methodology, transaction timing or governance proposals.
On April 8, 2026, representatives of K&E and McDermott discussed the status of the merger agreement, and
K&E indicated that it expected to be in a position to share a draft of the merger agreement during the following week.
On April 10, 2026, the Patrick board held a meeting attended by members of Patrick management at which Mr.
Nemeth updated the Patrick board regarding the status of the merger agreement and potential transaction timing. Mr.
Nemeth also reported that members of Patrick management were working on due diligence, communication planning, synergy identification, valuation modeling and antitrust analysis. Joel D. Duthie, the Chief Legal Officer of Patrick, and representatives of McDermott also updated the Patrick board regarding governance proposals for the combined company.
On April 11, 2026, the LCI board held a meeting attended by members of LCI management and representatives of K&E and PWP. At the meeting, Mr. Graham briefed the LCI board on his discussions with Mr. Nemeth following the LCI board meeting on April 7, 2026. At this meeting, the LCI board discussed potential signing timelines in the event the transaction discussions were to progress as well as the methodology for setting the exchange ratio and the resulting pro forma ownership. The LCI board and LCI management team discussed progress on due diligence, communication planning, synergy identification, valuation modeling and antitrust analysis. Representatives of K&E also presented an overview of the key terms of a draft merger agreement to be shared with McDermott, which the
LCI board provided input on. Following discussion, the LCI board instructed Mr. Graham, LCI’s management and the representatives of K&E to finalize the draft merger agreement and share the initial draft with Patrick.
On April 13, 2026, the J.P. Morgan media desk received calls from Bloomberg and Reuters inquiring about possible merger discussions between Patrick and LCI (the “Leak”). Patrick and LCI determined not to publicly confirm the existence of discussions at that time.
On April 14, 2026, members of LCI management and Patrick management held a business plan update call on the outlook for their end markets in connection with preliminary financial due diligence.

Later on April 14, 2026, each of LCI and Patrick opened a virtual data room to facilitate the exchange of information. From the opening of the parties' data rooms on April 14, 2026 until the parties ceased discussions on
May 3, 2026, LCI, Patrick and their respective advisors conducted reciprocal business, financial, operational, legal and synergy diligence. The work included in-person management diligence sessions from April 20-24 and functional diligence calls throughout the month of April. Appropriate regulatory information sharing guardrails were in place throughout the diligence processes.
On April 15, 2026, the Patrick board held a meeting attended by members of Patrick management and representatives of each of J.P. Morgan, Baird and McDermott. Mr. Nemeth informed the Patrick board of the Leak and the Patrick board and Patrick’s advisors discussed whether and when the parties should publicly confirm the existence of discussions and the potential effect of premature disclosure on the companies’ trading prices, transaction valuation and the parties’ negotiating positions. Members of Patrick management also reviewed with the
Patrick board and representatives of each of J.P. Morgan and Baird Patrick’s updated 2026 forecast and a five-year forecast (the “Patrick Standalone Projections”) and outlook for the combined company. The Patrick board discussed the Patrick Standalone Projections and their proposed use by J.P. Morgan and Baird in connection with their financial analyses.
Following the Leak, the market prices of both Patrick common stock and LCI common stock declined over the ensuing period, with the market price of Patrick common stock declining more significantly. As a result, the ratio between the parties’ trading prices changed materially from the pre-Leak April 13 trading levels that had informed their earlier valuation discussions.
On April 15, 2026, representatives of K&E delivered the initial draft merger agreement (the “April 15 Merger
Agreement”) to representatives of McDermott. The April 15 Merger Agreement provided, among other things, (i) a
“double dummy” transaction structure, (ii) certain treatment of outstanding equity awards, including the conversion of stock-settled LCI and Patrick equity awards into corresponding holding company awards based on the applicable exchange ratios, cash settlement of certain LCI deferred stock units and continued service-based treatment for certain performance awards, (iii) customary closing conditions, including approval by Patrick’s and LCI’s respective shareholders, (iv) a regulatory efforts covenant requiring the parties to take actions necessary to obtain required regulatory approvals, including divestitures and other remedies, subject to a to-be-determined limitation, (v) a “force the vote” construct requiring each party to convene and hold a meeting of its shareholders for the purpose of obtaining its required shareholder approval, notwithstanding any change in the recommendation by such party’s board of directors, (vi) a termination fee equal to 3% of LCI’s equity value payable by either party in certain circumstances, and (vii) that the merger agreement would be governed by Delaware law.
Thereafter, McDermott and K&E negotiated the merger agreement and related transaction documents, including transaction structure, representations and warranties, interim operating covenants, no-solicitation and fiduciary-out provisions, shareholder approval requirements, termination rights and fees, regulatory covenants and governance matters.
The parties and their advisors also considered and discussed possible transaction structures. The parties initially considered a structure involving a newly formed public holding company, but subsequently determined to pursue a two-step merger structure in which a wholly-owned subsidiary of Patrick would merge with and into LCI, with LCI surviving as a wholly-owned subsidiary of Patrick, followed immediately by a merger of LCI with and into another wholly-owned subsidiary of Patrick, with that subsidiary surviving and Patrick remaining the publicly traded parent.
Among other considerations, the selected structure was intended to avoid triggering change of control provisions under Patrick’s existing indebtedness and the resulting need to obtain debt financing commitments before execution of the merger agreement.
On April 17, 2026, Bloomberg informed Patrick and LCI that it intended to publish an article reporting that the companies were engaged in discussions regarding a potential combination and then subsequently published the article that same day. Following discussions, and at the direction of their respective boards of directors, Patrick and
LCI determined to publicly confirm that they were engaged in discussions regarding a potential merger of equals.
Later that day, Patrick and LCI each issued a press release confirming that the companies were in discussions regarding a potential merger of equals, stating that there could be no assurance that any transaction would result from the discussions or what the terms or structure of any transaction might be (collectively, the “Leak
Announcement”).
On April 18, 2026, the LCI board held a meeting with members of LCI management and representatives of
K&E and PWP. Members of LCI management reported that they were in the process of revising LCI’s long-range plan that was approved by the LCI board on March 28, 2026 (as revised, the “LCI Standalone Projections”), to reflect more conservative assumptions in light of continued softness in the RV industry, the impact of tariffs and
LCI’s first quarter 2026 performance, and the LCI board discussed that the LCI Standalone Projections, if approved, would be shared with Patrick and would be used in PWP’s financial analysis. Following discussion of the assumptions underlying the LCI Standalone Projections, the LCI board directed LCI management to finalize the LCI
Standalone Projections and circulate them to the LCI board for final review and approval, which the LCI board determined would be obtained by written consent unless further discussion was required. For additional information regarding the LCI Standalone Projections, see the section of the joint proxy statement titled “Certain Unaudited
Prospective Financial Information.” Representatives of PWP reviewed illustrative signing timelines and reviewed the relative movements of Patrick’s stock price and LCI’s stock price since the Bloomberg article was published, potential drivers underlying such movements and the implications of such stock price movements on the implied exchange ratio and related valuation matters. Representatives of K&E reviewed a preliminary antitrust risk assessment and discussed the regulatory review process generally.
On April 20, 2026, Mr. Nemeth met with Mr. Graham and advised him that, in light of the material change in the ratio between the parties’ trading prices following the emergence of market rumors regarding a potential transaction, Patrick believed that relative valuation should be evaluated by reference to the parties’ pre-Leak April
13, 2026 trading prices, which Patrick viewed as the appropriate unaffected reference point.
On April 21, 2026, the Patrick board held a meeting at which Mr. Nemeth updated the Patrick board regarding the potential transaction, perceived reception across stakeholders and the status of the parties’ transaction workstreams, including due diligence, the exchange of the parties’ respective long-range plans and the analysis of potential synergies. The Patrick board also discussed the relative trading performance of Patrick common stock and
LCI common stock following the emergence of market rumors regarding a potential transaction, including the greater decline in the market price of Patrick common stock, the resulting material change in the ratio between the parties’ trading prices and the implications for valuation and potential exchange ratios.
On April 21, 2026, the LCI board, via unanimous written consent, approved the LCI Standalone Projections, including for use by PWP for all purposes in connection with the evaluation of the transaction, and approved sharing the LCI Standalone Projections with Patrick. Representatives of PWP subsequently shared the LCI Standalone
Projections with Patrick and its financial advisors.
In April 2026, the chief executive officer of a strategic industry participant and customer of both Patrick and
LCI (“Party B”) contacted Mr. Nemeth and expressed reservations regarding the potential combination of Patrick and LCI. During that conversation, the chief executive officer of Party B also suggested that Patrick and Party B consider whether there could be a potential strategic transaction involving Patrick and Party B. Mr. Nemeth indicated that, if Party B wished to pursue such a transaction, Party B should submit a preliminary proposal for
Patrick to evaluate. Party B did not submit a proposal, and no specific transaction structure, valuation, form of consideration, governance terms or other material terms were proposed or discussed.
On April 24, 2026, the Patrick board held a meeting attended by members of Patrick management and representatives of each of J.P. Morgan, Baird and McDermott. Mr. Nemeth updated the Patrick board regarding the status of due diligence, synergy analysis, merger agreement negotiations, antitrust analysis and timing, and stakeholder reactions, including customer reactions, following the public confirmation of discussions. The Patrick board discussed with its advisors preliminary valuation and transaction modeling, including the effect of the change in the ratio between the parties’ trading prices on implied exchange ratios and relative ownership of the companies’
pre-closing shareholders. Following the departure of representatives of each of J.P. Morgan and Baird from the meeting, the Patrick board discussed valuation and modeling with members of management. Following the departure of management, the Patrick board continued to discuss valuation and governance. Mr. Nemeth was then excused,

and the Patrick board met in executive session and discussed the merger terms and governance of the potential combined company.
On April 25, 2026, Messrs. Nemeth, Graham and Lippert met to discuss organizational structure and leadership.
Later that day, Mr. Nemeth and Mr. Graham discussed transaction timing. Mr. Nemeth indicated that, subject to agreement on valuation, Patrick would be in a position to sign and announce the potential transaction by April 30,
2026. Mr. Graham indicated that valuation remained an open point and that he was doubtful that the parties would be in a position to sign and announce the potential transaction by April 30, 2026.
On April 25, 2026, the LCI board held a meeting with members of LCI management and representatives of
K&E and PWP. Representatives of PWP updated the LCI board on the status of diligence workstreams and reviewed
LCI management’s preliminary net synergy estimates. The LCI board and members of management and representatives of PWP also discussed valuation and transaction modeling, including the continuing effect of the material change in the ratio between the Patrick and LCI common stock prices on implied exchange ratios, relative ownership of the companies’ pre-closing shareholders, as well as governance matters relating to the potential combined company.
On April 26, 2026, representatives of McDermott delivered a revised draft of the merger agreement (the “April
26 Merger Agreement”) to representatives of K&E. The April 26 Merger Agreement provided, among other things,
(i) a revised transaction structure whereby LCI would be acquired by Patrick via a reverse triangular merger, (ii)
certain treatment of outstanding equity awards, including the conversion of LCI RSU and PSU awards into corresponding Patrick equity awards based on the exchange ratio, cash settlement of certain LCI deferred stock units and the treatment of outstanding Patrick equity awards, which would remain outstanding on their existing terms, with certain Patrick awards eligible to vest upon a qualifying termination, (iii) that the merger agreement would be governed by Indiana law, and (iv) a termination fee in an amount equal to 6% of LCI’s equity value payable by either party in certain circumstances.
On April 26, 2026, representatives of McDermott delivered an initial draft of a governance term sheet (the
“April 26 Governance Term Sheet”) to representatives of K&E. The April 26 Governance Term Sheet provided, among other things, that (i) the agreed governance terms would continue in effect until the second anniversary of the closing, at which point they would automatically sunset, (ii) the post-closing company board would consist of 12 directors split equally between Patrick and LCI designees, and the size of the combined company board would decrease by one director on each of the first three anniversaries of the closing of the transaction, (iii) Mr. Graham would serve as chair of the combined company board and Mr. Cleveland would serve as vice chair of the combined company board, (iv) Mr. Nemeth would serve as chief executive officer and president of the post-closing company, and (v) the affirmative vote of at least 75% of the directors would be required to approve certain specified governance actions.
On April 28, 2026, representatives of LCI and Patrick conducted a diligence call to discuss the LCI Standalone
Projections, the Patrick Standalone Projections and potential net synergies that could be achieved in connection with the transaction.
On April 28, 2026, Messrs. Nemeth and Graham met to discuss the potential transaction. Mr. Nemeth reiterated
Patrick’s view that the material change in the ratio between the parties’ trading prices following the emergence of market rumors regarding a potential transaction was adversely affecting the economics of a potential merger of equals and that Patrick continued to believe the April 13, 2026 trading prices should serve as the reference point for relative valuation. Mr. Graham indicated that the LCI board was not prepared at that time to agree to Patrick’s valuation position.
On April 28, 2026, Mr. Graham and representatives of K&E discussed the April 26 Governance Term Sheet.
Following this discussion, Mr. Graham directed K&E to deliver, and representatives of K&E delivered, a revised draft of the governance term sheet (the “April 28 Governance Term Sheet”) to representatives of McDermott. The
April 28 Governance Term Sheet provided, among other things, (i) that the agreed governance arrangements would be implemented as of the closing and, other than the reduction in the size of the post-closing board, would not continue to apply following the closing, and (ii) the size of the post-closing board would be reduced by two seats in
2028 and one seat in 2029.
On April 29, 2026, the Patrick board held a meeting attended by representatives of each of J.P. Morgan, Baird and McDermott. Mr. Nemeth updated the Patrick board regarding discussions with Mr. Graham concerning valuation and the status of due diligence. Representatives of J.P. Morgan discussed preliminary valuation discussions conducted at the direction of the Patrick board that J.P. Morgan had been having with LCI’s financial advisors, including the parties’ differing perspectives on how the ratio between Patrick’s and LCI’s trading prices following the Leak should be reflected in the valuation of the two companies in the transaction. Mr. Duthie and representatives of McDermott then updated the Patrick board regarding the status of the merger agreement and the governance proposals exchanged by Patrick and LCI. Following discussion, the Patrick board provided direction to
Mr. Duthie and McDermott regarding a governance counterproposal to be delivered to LCI.
On April 30, 2026, Patrick released its first quarter 2026 financial results.
On April 30, 2026, representatives of McDermott delivered a revised draft of the governance term sheet (the
“April 30 Governance Term Sheet”) to representatives of K&E. The April 30 Governance Term Sheet provided, among other things, (i) certain governance terms would continue in effect until the second anniversary of the closing, at which point they would automatically sunset, and (ii) prior to the sunset of the governance terms, the affirmative vote of at least 75% of the directors would be required to remove, replace or appoint a successor to the chief executive officer of the combined company (the “CEO Supermajority Requirement”).
On May 1, 2026, the Patrick board held a meeting attended by members of Patrick management and representatives of each of J.P. Morgan, Baird and McDermott. Mr. Nemeth updated the Patrick board regarding the status of discussions with Mr. Graham, including preliminary valuation discussions, status of negotiations and potential timing of entering into a definitive agreement with LCI. Representatives of J.P. Morgan reviewed preliminary relative financial analyses of the potential transaction, including analyses based on then-current and historical trading prices of Patrick and LCI common stock, the relative values of Patrick and LCI and the basis for the anticipated J.P. Morgan fairness opinion. The Patrick board continued its discussion of valuation, including how the material change in the ratio between the parties’ trading prices following the Leak on April 13, 2026 affected potential exchange ratios and the relative pro forma ownership of pre-closing LCI stockholders and Patrick shareholders in the combined company.
On May 2, 2026, Messrs. Nemeth and Graham had a call in which they discussed the status of the potential transaction, including valuation matters.
On May 2, 2026, the LCI board held a meeting with members of LCI management and representatives of K&E and PWP. Representatives of PWP reported that financial and business diligence was substantially complete.
Representatives of LCI management reported that they were comfortable with the assumptions underlying the
Patrick Standalone Projections. Following discussion, the LCI board approved the use of the Patrick Standalone
Projections in PWP’s preliminary financial analyses. Representatives of K&E reviewed the key terms of the April
26 Merger Agreement, including the termination fee provisions, the regulatory efforts covenant and the treatment of outstanding equity awards, as well as the two-year governance sunset and the CEO Supermajority Requirement included in the April 30 Governance Term Sheet. The LCI board provided feedback and direction to the K&E representatives regarding the terms of the merger agreement and governance term sheet. Representatives of PWP then reviewed preliminary relative financial analyses of the potential transaction, including analyses based on then-
current and historical trading prices of Patrick and LCI common stock, the LCI Standalone Projections and the
Patrick Standalone Projections. Representatives of PWP noted that, based on recent daily closing prices, an “at-the-
market” transaction implied pro forma ownership levels of approximately 48% for LCI stockholders and approximately 52% for Patrick shareholders. The LCI board continued its discussion of valuation, including the effect of the post-Leak Announcement stock price movements on the potential exchange ratio and relative ownership of LCI’s and Patrick’s pre-closing shareholders.
On May 2, 2026, representatives of K&E delivered a revised draft of the merger agreement (the “May 2 Merger
Agreement”), reflecting the terms discussed and direction received from the LCI board at its meeting earlier that day. The May 2 Merger Agreement, among other things, (i) accepted the reverse triangular merger structure, subject to inclusion of a closing condition for delivery of a tax opinion to LCI as to the tax-free nature of the transaction for
LCI stockholders, (ii) reduced the termination fee to 3.25% of LCI’s equity value, (iii) proposed a nine-month initial outside date with two three-month automatic extensions if antitrust clearance was the sole reason the transaction had not closed, (iv) proposed that the performance criteria for LCI and Patrick PSUs be satisfied at the greater of (A)
target performance and (B) actual performance through the first effective time extrapolated through the end of the applicable performance period, with each such LCI and Patrick PSU thereafter subject only to time-based vesting, and (v) provided that the merger agreement would be governed by Delaware law, except for (A) matters relating to the fiduciary duties of Patrick directors, which would be governed by Indiana law, and (B) to the extent the provisions of the Indiana Business Corporation Law or the Indiana Business Flexibility Act are mandatorily applicable to the mergers, such provisions would govern.
On May 3, 2026, Mr. Nemeth and Mr. Graham resumed their discussions, during which Mr. Graham conveyed the LCI board’s position that LCI stockholders should hold more than the 45% pro forma ownership proposed by
Patrick, but that LCI would not make a specific counterproposal until after its earnings release so that it could observe post-earnings trading.
Later that day, the Patrick board held a meeting attended by members of Patrick management and representatives of each of J.P. Morgan, Baird and McDermott. Mr. Nemeth updated the Patrick board regarding the status of his discussions with Mr. Graham and reported that valuation and timing remained unresolved, including that Patrick continued to believe relative valuation should be evaluated by reference to the April 13 pre-Leak trading prices and the parties had not reached agreement on that approach. The Patrick board discussed the material change in the ratio between the parties’ trading prices following the emergence of market rumors, including the greater decline in Patrick’s trading price, the potential consequences of further delay and the uncertainty as to whether the parties could reach acceptable transaction economics on a timely basis given the post-Leak trading of LCI and
Patrick common stock. Following discussion, the Patrick board approved terminating discussions with LCI, authorized Mr. Nemeth to inform Mr. Graham of that decision and approved issuance of a news release before market open on May 4, 2026 announcing the termination of discussions.
Following the Patrick board meeting, Mr. Nemeth informed Mr. Graham of Patrick’s decision to terminate discussions. Mr. Graham promptly informed the LCI board, and the parties coordinated the public announcement of the termination.
On May 4, 2026, before opening of market, Patrick and LCI publicly announced that the parties had terminated discussions regarding a potential business combination.
On May 4, 2026, the LCI board held a meeting with representatives of K&E and PWP. Mr. Graham reported on his May 3, 2026 conversation with Mr. Nemeth, and further reported that, prior to the termination of transaction discussions, he had told Mr. Nemeth that LCI stockholders should hold more than the 45% pro forma ownership proposed by Patrick, but that LCI would not make a specific counterproposal until after its earnings release so that it could observe post-earnings trading.
On May 5, 2026, LCI released its first quarter 2026 financial results.
During May 2026 and early June 2026, the LCI board discussed the strategic direction of LCI and leadership of the LCI board and management, including whether changes to LCI’s board or management team were advisable.
The LCI board determined to defer any further discussions with Patrick until after the LCI board had completed its review of potential changes to LCI’s board and/or management team in light of the potential impact of any such changes on a potential transaction with Patrick. At the LCI board’s direction, representatives of PWP conveyed to representatives of J.P. Morgan that LCI continued to believe in the strategic merits of a transaction and would be interested in resuming discussions after completing certain near-term priorities.
On June 4, 2026, after the LCI board had completed discussions on a potential leadership transition, Mr. Lippert announced his retirement as President and Chief Executive Officer and his resignation as a director of the LCI board, and LCI announced that, as part of its long-term succession planning, Mr. Graham had resigned as Chair and director of the LCI board. As part of these transitions, the LCI board appointed John A. Sirpilla, a director of LCI, as interim chief executive officer and Virginia L. Henkels, a director of LCI, as chair. Neither Mr. Lippert’s nor Mr.
Graham’s resignation resulted from any disagreement with LCI.
Between May 4, 2026 and the resumption of transaction discussions in June 2026, representatives of LCI received inbound communications from two parties about potential strategic transactions that would not have resulted in a change of control of LCI and held conversations with certain other parties regarding potential strategic alternatives that may be available to LCI. No party submitted a proposal with respect to any such transaction.
On June 6, 2026, the LCI board held a meeting with members of LCI management and representatives of K&E.
Mr. Sirpilla reported that LCI management remained supportive of pursuing a potential transaction with Patrick. The
LCI board discussed the timing of, and process for, a potential re-engagement with Patrick, including the advantages of proceeding expeditiously in light of the then-current stock price of each company and the risk that Patrick could pursue alternative opportunities. Following discussion, the LCI board determined to seek to resume discussions with
Patrick regarding a potential transaction and directed LCI’s management and advisors to coordinate with Patrick and its advisors on next steps.
On June 7, 2026, PWP contacted J.P. Morgan about setting up a meeting between Mr. Nemeth, Ms. Henkels and Mr. Sirpilla to explore the basis for Patrick and LCI to resume discussions regarding a potential transaction.
On June 7, 2026, the Patrick board met to consider LCI’s renewed outreach. The Patrick board discussed the basis on which Patrick might be willing to resume discussions with LCI. Following discussion, the Patrick board authorized Mr. Nemeth to meet with LCI on the basis that Patrick would seek transaction economics based on the parties’ unaffected pre-Leak trading prices and certain governance changes from the initial discussions based on recent changes to the Lippert Board and the importance of the RV industry relationships.
On June 10, 2026, Mr. Nemeth met with Ms. Henkels and Mr. Sirpilla in Chicago. Mr. Nemeth discussed
Patrick’s reasons for terminating the earlier discussions, including the material change in the ratio between the parties’ trading prices following the emergence of market rumors and its effect on relative valuation. Mr. Nemeth advised them that Patrick was prepared to consider resuming negotiations and described Patrick’s proposed framework, including that Patrick would designate the chair of the combined company board, the board would initially consist of six Patrick designees and five LCI designees and the starting point for exchange-ratio discussions would reflect the parties’ unaffected trading prices as of April 13, 2026. Later that day, Ms. Henkels and Mr. Sirpilla informed Mr. Nemeth that LCI was not prepared to accept Patrick’s proposed board leadership arrangement, and
Mr. Nemeth agreed to present LCI’s position to the Patrick board.
On June 12, 2026, the Patrick board held a meeting at which Mr. Nemeth briefed the Patrick board regarding his discussions with Ms. Henkels and Mr. Sirpilla and his assessment of the potential terms on which discussions might resume.
Later that day, Mr. Nemeth spoke with Ms. Henkels and Mr. Sirpilla and communicated that the Patrick board had requested that LCI provide a comprehensive term sheet before the Patrick board would authorize Mr. Nemeth to reengage in transaction discussions, but that, subject to seeing the terms proposed by LCI, the Patrick board was open to reengaging with LCI regarding a potential transaction and would want to move quickly. Ms. Henkels and
Mr. Sirpilla highlighted certain proposed governance terms to Mr. Nemeth, including LCI’s right to designate the board chair of the combined company and the chairs of the Capital Allocation & Strategy and Nominating &
Governance committees. Ms. Henkels and Mr. Sirpilla also proposed that the name of the combined company be a combination of the parties’ existing names.
Later that day, the LCI board held a meeting with representatives of K&E and PWP. Ms. Henkels and Mr.
Sirpilla updated the LCI board on their June 10 and June 12, 2026 discussions with Mr. Nemeth. Representatives of
PWP then reviewed a draft term sheet with the LCI board, which provided for (i) pro forma ownership of 46.5% for pre-closing LCI stockholders and 53.5% for pre-closing Patrick shareholders, (ii) a twelve member combined company board of directors with six directors designated by each party, (iii) Ms. Henkels as chair of the combined company with her replacement designated by LCI, (iv) Mr. Cleveland as vice chair of the combined company, (v)
committee chairs designated by Patrick for the Audit and Compensation committees and by LCI for the Nominating
& Governance and Capital Allocation & Strategy committees, and (vi) the CEO Supermajority Requirement in the

first two years following the closing. The LCI board discussed potential synergies and the appropriate amount of net synergies to be publicly committed to in connection with the announcement of the transaction. Following discussion, the LCI board approved the delivery of a term sheet reflecting the terms so discussed to Patrick. Ms. Henkels sent the term sheet (the “LCI June 12 Term Sheet”) to Mr. Nemeth following the meeting.
On June 15, 2026, the Patrick board held a meeting to discuss the LCI June 12 Term Sheet and authorized Mr.
Nemeth to present a counterproposal to LCI that contemplated pro forma ownership of the combined company of
53% to be held by pre-closing Patrick shareholders and 47% to be held by pre-closing LCI stockholders, a combined company board consisting of six Patrick designees and five LCI designees, Mr. Cleveland serving as chair, Mr.
Sirpilla serving as vice chair and Mr. Nemeth serving as chief executive officer. This proposal reflected Patrick’s view of relative valuation based in part on then-current trading prices of Patrick and LCI common stock.
On June 15, 2026, Mr. Sirpilla spoke to the chief executive officer of Party A, who expressed potential interest in reopening discussions with LCI and the possibility of Party A acquiring LCI. Following this discussion, no further discussions regarding a potential business combination were held between LCI and Party A, and Party A did not submit a proposal with respect to any such potential business combination.
On June 16, 2026, Mr. Nemeth met with Ms. Henkels and Mr. Sirpilla. Mr. Nemeth communicated Patrick’s position and Ms. Henkels observed that Patrick’s position would in her view provide Patrick with disproportionate governance rights in the combined company and that LCI would need to consider whether additional economic value, potentially including a premium or other consideration, would be required for LCI to continue engaging on that basis. Mr. Nemeth also provided his view on the importance of RV-industry relationships with respect to the chair of the combined company.
On June 16, 2026, the LCI board held a meeting with representatives of K&E and PWP. Ms. Henkels and Mr.
Sirpilla updated the LCI board on their discussion with Mr. Nemeth and, in light of Mr. Nemeth’s views regarding the importance of RV-industry relationships, the LCI board discussed proposing that Mr. Sirpilla be designated as chair of the combined company instead of Ms. Henkels. Mr. Sirpilla also reported on his June 15, 2026 discussion with the chief executive officer of Party A. Mr. Sirpilla further reported on the ongoing synergy analysis workstreams, including LCI management’s current views regarding net synergy realization.
On June 19, 2026, the Patrick board met to continue discussing the LCI June 12 Term Sheet and the parties’
ongoing negotiations. Following the meeting, Patrick delivered to LCI a written counterproposal reflecting the economic and governance terms authorized by the Patrick board on June 15, 2026 (the “Patrick June 19 Term
Sheet”), including pro forma ownership of approximately 53% by pre-closing Patrick shareholders and approximately 47% by pre-closing LCI stockholders, a combined company board consisting of six Patrick designees and five LCI designees, Mr. Cleveland serving as chair, Mr. Sirpilla serving as vice chair and Mr. Nemeth serving as chief executive officer. The Patrick June 19 Term Sheet also provided for the LCI-designated vice chair to chair the
Capital Allocation & Strategy Committee, oversee integration and capital allocation and collaborate with the chair in setting board agendas, and contemplated that the name of the combined company would be mutually agreed by the parties following announcement of the transaction.
On June 19, 2026, Mr. Nemeth called Ms. Henkels and Mr. Sirpilla and provided an overview of the Patrick
June 19 Term Sheet. Ms. Henkels and Mr. Sirpilla observed that Patrick’s counterproposal would in their view provide Patrick with disproportionate governance rights in the combined company and that LCI would need to consider whether additional economic value, potentially including a premium or other consideration, would be required for LCI to continue engaging on such basis.
On June 19, 2026, the LCI board held a meeting with members of LCI management and representatives of K&E and PWP. Ms. Henkels reported on her discussion with Mr. Nemeth, and the LCI board discussed that governance terms proposed by Patrick should warrant a premium to the implied price of shares of LCI common stock. As part of this discussion, the LCI board discussed the possibility of introducing a cash component to the merger consideration.
The LCI board also discussed the possibility of conducting outreach to other potential counterparties should the parties not be able to reach agreement on the governance and economic terms. Representatives of K&E reviewed the

LCI board’s fiduciary duties in connection with its evaluation of the potential business combination, including with respect to outreach to alternative strategic acquirors.
On June 22, 2026, the LCI board held a meeting with members of LCI management and representatives of K&E and PWP. The LCI board discussed the Patrick June 19 Term Sheet, including potential synergies and the appropriate amount of net synergies to be publicly committed to in connection with the announcement of the transaction. Following discussion, the LCI board authorized a counterproposal providing for (i) 49% pro forma ownership for LCI stockholders, (ii) a 12-member combined company board split evenly between the parties, (iii)
Mr. Cleveland as chair of the combined company board, (iv) Mr. Sirpilla as vice chair of the combined company board, (v) Mr. Nemeth as chief executive officer of the combined company and (vi) LCI having the right to designate three of the four committee chairs, with Patrick designating the Compensation Committee Chair.
Following the meeting, LCI delivered such counterproposal to Patrick (the “June 22 Term Sheet”).
On June 23, 2026, the Patrick board held a meeting with members of Patrick management and representatives of each of J.P. Morgan, Baird and McDermott. Representatives of J.P. Morgan reviewed preliminary valuation materials with the Patrick board. Following discussion, the Patrick board authorized delivery of a counterproposal to
LCI (the “June 23 Term Sheet”) that contemplated pro forma ownership of approximately 52% by pre-closing
Patrick shareholders and approximately 48% by pre-closing LCI stockholders, a twelve member combined company board with six directors designated by each party, Mr. Cleveland serving as chair of the combined company board,
Mr. Sirpilla serving as vice chair of the combined company board, Mr. Nemeth serving as chief executive officer of the combined company, Patrick having the right to designate two of the four committee chairs, with LCI designating the Nominating and Corporate Governance Committee chair and Capital Allocation & Strategy Committee chair and that the parties enter into a fourteen day exclusivity agreement. The revised ownership terms reflected the Patrick board’s assessment of then-current relative trading prices and updated preliminary financial analyses prepared by
J.P. Morgan and Baird.
On June 24, 2026, the LCI board held a meeting with members of LCI management and representatives of K&E and PWP. The LCI board discussed the June 23 Term Sheet and approved accepting 48% pro forma ownership for
LCI stockholders in the combined company. The LCI board discussed potential synergies and the appropriate amount of net synergies to be publicly committed to in connection with the announcement of the transaction, and directed LCI management to discuss LCI’s views regarding potential synergies with Patrick management. The LCI board also discussed committee chairs, and determined that LCI would accept designating two committee chairs if
LCI designated the chair of the Nominating & Governance Committee and the Capital Allocation & Strategy
Committee (with Mr. Sirpilla chairing such committee). Following discussion of transaction timing with representatives of K&E and PWP, the LCI board determined to target execution and announcement of the transaction before market open on June 30, 2026. The LCI board determined that the parties should not negotiate a formal exclusivity agreement, but instead that LCI should convey to Patrick the urgency of the timeline.
Representatives of K&E also updated the LCI board on the status of the legal and regulatory workstreams.
On June 24, 2026, Ms. Henkels informed Mr. Nemeth that LCI was prepared to proceed on the basis of the principal terms reflected in Patrick's counterproposal, and the parties re-engaged in negotiations toward a definitive agreement.
On June 25, 2026, the parties reopened access to their virtual data rooms and the parties continued reciprocal diligence through the signing of the definitive transaction documentation.
On June 26, 2026, representatives of McDermott delivered a revised draft of the merger agreement (the “June
26 Merger Agreement”) to representatives of K&E. The June 26 Merger Agreement provided, among other things,
(i) a termination fee equal to 4% of LCI’s equity value, together with reimbursement of the other party’s transaction expenses, payable by either party in certain circumstances, and (ii) that the merger agreement would be governed by
Indiana law. In addition, during this time and until the execution of the merger agreement on June 30, 2026, representatives of K&E and McDermott discussed on multiple occasions an appropriate antitrust efforts covenant, including limitations on the parties’ efforts obligations with respect to obtaining regulatory clearances.

On June 27, 2026, the LCI board held a meeting with members of LCI management and representatives of K&E and PWP. Representatives of PWP reported that LCI management and Patrick management continued to evaluate synergy opportunities, with LCI management identifying potential net synergies of approximately $150 million.
Representatives of PWP also reported that business diligence was substantially complete. Representatives of K&E reviewed with the LCI board the key open items in the transaction documentation, including the termination fee, the regulatory efforts provisions, the treatment of equity awards and governing law. The LCI board authorized the representatives of K&E to continue progressing transaction documentation.
On June 29, 2026, representatives of K&E delivered a revised draft of the merger agreement (the “June 29 K&E
Merger Agreement”) to representatives of McDermott. The June 29 K&E Merger Agreement provided, among other things, (i) a termination fee equal to 3.50% of LCI’s equity value payable by either party in certain circumstances and (ii) that the merger agreement would be governed by Delaware law. The parties subsequently exchanged multiple drafts of the merger agreement while finalizing it prior to execution on June 30, 2026.
On June 29, 2026, representatives of PWP and J.P. Morgan had a call to discuss the exchange ratios to be used in the definitive transaction documentation to reflect a pro forma ownership of the combined company of 48% for
LCI stockholders and 52% for Patrick shareholders (the “Agreed Pro Forma Ownership Ratio”). The representatives of PWP and J.P. Morgan agreed that, based on the capitalization information provided by both parties, the Agreed
Pro Forma Ownership Ratio corresponded to the then-calculated exchange ratio of 1.2351 shares of Patrick common stock for each share of LCI common stock (the “Initial Agreed Exchange Ratio”).
On June 29, 2026, the Patrick board held a meeting with members of Patrick management and representatives of each of J.P. Morgan, Baird and McDermott. The Patrick board reviewed the proposed transaction terms, including the parties’ agreement that, immediately following completion of the merger, pre-closing Patrick shareholders would own approximately 52% and pre-closing LCI stockholders would own approximately 48% of the combined company on a fully diluted basis, and the Initial Agreed Exchange Ratio, which remained subject to finalization of the share-count calculation. The Patrick board also reviewed the implied value and premium to LCI stockholders, the historical exchange ratio between Patrick common stock and LCI common stock, relative valuation analyses, selected public company and discounted cash flow analyses, potential cost synergies, expected costs to achieve synergies and the proposed governance arrangements for the combined company. The Patrick board also discussed the strategic rationale for the transaction, potential benefits to Patrick shareholders and risks and countervailing considerations, including integration risk, regulatory risk, and the risk that anticipated synergies might not be achieved and the fixed exchange ratio and market risks associated with an all-stock transaction.
At this meeting, J.P. Morgan reviewed its financial analyses of the Initial Agreed Exchange Ratio. Following its presentation, J.P. Morgan delivered to the Patrick board its oral opinion to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Initial Agreed Exchange Ratio was fair, from a financial point of view, to Patrick. A representative of Baird then reviewed Baird’s financial analyses of the Initial Agreed
Exchange Ratio and, following discussion, Baird delivered to the Patrick board its oral opinion to the effect that, as of such date, and based upon and subject to the assumptions, qualifications, limitations and other matters undertaken in preparing its opinion, the Initial Agreed Exchange Ratio was fair, from a financial point of view, to Patrick. For a description of the opinions of J.P. Morgan and Baird, see the sections titled “Opinions of Patrick’s Financial
Advisors—Opinion of J.P. Morgan Securities LLC” and “Opinions of Patrick’s Financial Advisors—Opinion of
Robert W. Baird & Co. Incorporated.”
On June 29, 2026, the LCI board held a meeting with members of LCI management and representatives of K&E and PWP. At this meeting, PWP reviewed its financial analyses of the Initial Agreed Exchange Ratio.
Representatives of K&E also, among other things, outlined the LCI board’s fiduciary duties and reviewed the key terms of the merger agreement and other transaction documents, including the transaction structure, the Initial
Agreed Exchange Ratio, termination fees, regulatory provisions, equity award treatment, and governance arrangements. At this meeting PWP also confirmed it had no material prior relationships with Patrick during the prior two-year period. Ms. Henkels noted the LCI board would reconvene that evening for PWP to deliver its formal oral fairness opinion and for the LCI board to vote on transaction approval resolutions.

After the close of market on June 29, 2026, the Patrick board reconvened to consider approval of the merger agreement and the transactions contemplated thereby. At the meeting, members of Patrick management and representatives of McDermott reviewed the terms of the merger agreement and related matters, including the transaction structure, shareholder approval requirements, regulatory approval requirements, fiduciary-out provisions, termination provisions, governance arrangements and closing conditions. A representative of McDermott also reviewed with the Patrick board its fiduciary duties in connection with the proposed transaction and the interests of certain Patrick directors and executive officers in the transaction, as described under “Interests of Patrick Directors and Executive Officers in the Merger.” The Patrick board was advised that the then-calculated Initial Agreed
Exchange Ratio remained subject to final confirmation of the share-count calculations. Prior to a portion of the
Patrick board’s final deliberations, Mr. Nemeth and Mr. Cleveland, each of whom had been designated for leadership roles in the combined company, were excused from the meeting. Following further deliberations by the remaining directors, Messrs. Nemeth and Cleveland rejoined the meeting. The Patrick board then unanimously determined that the merger agreement and the transactions contemplated thereby, on the principal terms presented to the Patrick board, including the Agreed Pro Forma Ownership Ratio, were advisable and in the best interests of
Patrick and its shareholders. The Patrick board approved the merger agreement substantially in the form presented, authorized Patrick’s officers to finalize and execute the merger agreement consistent with the principal terms approved by the Patrick board, including the Agreed Pro Forma Ownership Ratio, and resolved to recommend that
Patrick shareholders approve the Patrick share issuance proposal and the Patrick authorized stock increase proposal.
The Patrick board also directed management to inform the Patrick board of the final agreed exchange ratio prior to execution of the merger agreement. For a discussion of the factors considered by the Patrick board in reaching its determination, see the section titled “Recommendation of the Patrick Board of Directors and Reasons for the
Merger.”
Later on June 29, 2026, after the close of market, the LCI board reconvened with members of LCI management and representatives of K&E and PWP. Representatives of K&E confirmed that final documents, including a substantially final merger agreement, had been received from Patrick’s counsel and were consistent with the terms discussed at the earlier session. Representatives of PWP then rendered PWP’s oral opinion to the LCI board to the effect that, as of June 29, 2026, and based upon and subject to the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by PWP, the Merger Consideration, consisting of the Initial Agreed Exchange Ratio, to be received by the holders of outstanding shares of LCI common stock (other than any such shares held by LCI, Patrick or any of their respective subsidiaries (the “Excluded
Shares”)) in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders.
Following discussion, including as to the matters described below in the section titled “Recommendation of the
LCI Board of Directors and Reasons for the Merger,” the LCI board unanimously (i) determined that the merger agreement and the merger were advisable and fair to, and in the best interests of, LCI and the LCI stockholders, (ii)
approved (A) the form, terms and conditions of the merger agreement, (B) the execution, delivery and performance by LCI thereof and (C) subject to the adoption of the merger agreement at the LCI special meeting, the consummation of the transactions contemplated by the merger agreement, including the merger, (iii) resolved to recommend that the LCI stockholders adopt the merger agreement on the terms and subject to the conditions set forth in the merger agreement and (iv) directed that the adoption of the merger agreement be submitted to the LCI stockholders at the LCI special meeting.
Following the Patrick board meeting and the LCI board meeting, when determining the final agreed exchange ratio, Patrick’s financial advisors determined that, based on updated capitalization information, the Initial Agreed
Exchange Ratio presented to the Patrick board would not precisely implement the Agreed Pro Forma Ownership
Ratio. Representatives of J.P. Morgan provided the updated Patrick capitalization information to representatives of
PWP, and the representatives aligned on revising the Initial Agreed Exchange Ratio to a ratio of 1.2440 shares of
Patrick common stock for each share of LCI common stock (the “Final Agreed Exchange Ratio”) in order to implement the Agreed Pro Forma Ownership Ratio. The recalculation reflected the updated capitalization information and did not alter the Agreed Pro Forma Ownership Ratio or any other principal term of the transaction.
On the morning of June 30, 2026, following confirmation of the Final Agreed Exchange Ratio and before execution of the merger agreement, Patrick received the written opinions of J.P. Morgan and Baird, each to the effect that, as of the respective dates thereof and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken in preparing their respective written opinions, the Final Agreed Exchange Ratio was fair, from a financial point of view, to Patrick. For a description of the opinions of J.P. Morgan and Baird, see the sections titled “Opinions of Patrick’s Financial
Advisors—Opinion of J.P. Morgan Securities LLC” and “Opinions of Patrick’s Financial Advisors—Opinion of
Robert W. Baird & Co. Incorporated.” Each member of the Patrick board was informed of the Final Agreed
Exchange Ratio and provided written confirmation that Patrick should proceed with the transaction on the basis of the Final Agreed Exchange Ratio.
On June 30, 2026, following confirmation of the Final Agreed Exchange Ratio, the LCI board held a meeting with members of LCI management and representatives of K&E and PWP for the purpose of considering the Final
Agreed Exchange Ratio in light of updated Patrick capitalization information. Representatives of PWP reviewed with the LCI board the circumstances giving rise to the revision, noting that the Final Agreed Exchange Ratio was more favorable to LCI stockholders than the Initial Agreed Exchange Ratio reviewed by the LCI board the prior evening. Representatives of K&E reviewed with the LCI board the updates to the merger agreement made since the
June 29, 2026 meeting of the LCI board to reflect the Final Agreed Exchange Ratio. Representatives of PWP then reviewed with the LCI board PWP’s financial analyses of the potential transaction, updated to reflect the Final
Agreed Exchange Ratio, and noted that such updated analyses were consistent with the analyses PWP had presented to the LCI board on June 29, 2026. Representatives of PWP then rendered PWP’s oral opinion, subsequently confirmed by delivery of a written opinion dated June 30, 2026, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by PWP, the Merger Consideration, consisting of the Final Agreed Exchange Ratio, to be received by the holders of outstanding shares of LCI common stock (other than holders of Excluded Shares) in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of
PWP’s written opinion is attached as Annex F to this joint proxy statement/prospectus, and PWP’s opinion is more fully described in the section of this joint proxy statement/prospectus titled “Opinion of LCI’s Financial Advisor—
Opinion of Perella Weinberg Partners LP.” Following discussion, including as to the matters described below in the section titled “Recommendation of the LCI Board of Directors and Reasons for the Merger,” the LCI board unanimously rescinded the resolutions it had adopted on June 29, 2026 and (i) determined that the merger agreement and the merger were advisable and fair to, and in the best interests of, LCI and the LCI stockholders, (ii) approved
(A) the form, terms and conditions of the merger agreement, (B) the execution, delivery and performance by LCI thereof and (C) subject to the adoption of the merger agreement at the LCI special meeting, the consummation of the transactions contemplated by the merger agreement, including the merger, (iii) resolved to recommend that the LCI stockholders adopt the merger agreement on the terms and subject to the conditions set forth in the merger agreement and (iv) directed that the adoption of the merger agreement be submitted to the LCI stockholders at the
LCI special meeting.
Later that morning, Patrick, LCI, Planet First Merger Sub Inc. and Planet Second Merger Sub LLC entered into the merger agreement, and Patrick and LCI issued a joint press release announcing the execution of the merger agreement before the opening of trading.
Under the merger agreement, each outstanding share of LCI common stock will be converted into the right to receive 1.2440 shares of Patrick common stock, with cash in lieu of fractional shares. Immediately following the closing, pre-closing Patrick shareholders are expected to own approximately 52% of the combined company and pre-closing LCI stockholders are expected to own approximately 48% of the combined company. The merger agreement provides that the combined company board will consist of 12 directors, six designated by Patrick and six designated by LCI, with Mr. Nemeth continuing as chief executive officer, Mr. Cleveland serving as chair of the combined company board and Mr. Sirpilla serving as vice chair of the combined company board.
Merger Consideration to LCI Stockholders
At the first effective time, each issued and outstanding share of LCI common stock (other than shares of LCI common stock held by LCI, Patrick or any of their respective subsidiaries immediately prior to the first effective time) will be converted into the right to receive 1.2440 fully paid and nonassessable shares of Patrick common stock
(which we refer to as the “share consideration”). Following the merger, LCI common stock will be delisted from the
NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.

LCI stockholders that would have otherwise been entitled to receive a fractional share of Patrick common stock will instead be entitled to receive cash (without interest) in an amount equal to such fractional amount multiplied by the volume-weighted average trading price for Patrick common stock on the Nasdaq on each of the five consecutive trading days ending on (and including) the last trading day immediately prior to the closing date, rounded to the nearest cent (with 0.5 of a cent being rounded upward) (which cash consideration in lieu of a fractional share we refer to as the “fractional share cash consideration” and, together with the share consideration, the “merger consideration”). No LCI stockholder will be entitled by virtue of the right to receive consideration with respect to fractional shares to any dividends, voting rights or any other rights in respect of any fractional share of Patrick common stock.
Closing and Effective Time of the Merger
The closing of the merger will take place at 7:45 a.m., Eastern Time, on the third business day after all conditions set forth in the merger agreement have been satisfied or waived (other than those conditions that by their terms are to be fulfilled at the closing, but subject to the fulfillment or waiver of such conditions), by way of electronic exchange of documents, unless another time, date or manner of closing is agreed in writing by the parties.
For a description of the conditions to the closing, see the section titled “The Merger Agreement—Conditions to the
Closing of the Merger.”
If the merger is consummated, the first merger will become effective upon the due filing of the certificate of merger relating to the first merger with the Secretary of State of the State of Delaware or at such later time as Patrick and LCI will agree and specify in such certificate of merger (which we refer to as the “effective time”). The second merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of
Delaware and articles of merger with the Secretary of State of the State of Indiana, or at such later time as Patrick and LCI agree and specify in those filings (which we refer to as the “closing effective time”).
Governance of the Combined Company Following the Consummation of the Merger
Name and Ticker Symbol of the Combined Company
Pursuant to the merger agreement, Patrick and LCI are required to mutually agree upon a proposed new corporate name for Patrick, and Patrick is required to take the actions contemplated by the merger agreement to seek to cause the new name to become effective in connection with the completion of the merger. Patrick and LCI have agreed upon the proposed new corporate name “Patrick LCI, Inc.” If the Patrick articles amendment and restatement proposal is approved by Patrick shareholders, Patrick’s corporate name will be changed to “Patrick LCI, Inc.” in connection with the completion of the merger.
Patrick common stock, including the shares of Patrick common stock to be issued to LCI stockholders in connection with the merger, will continue to be listed on the Nasdaq under the ticker symbol “PATK” following completion of the merger.
Articles of Incorporation and Bylaws of the Combined Company
If the Patrick articles amendment and restatement proposal is approved by Patrick shareholders, Patrick’s articles of incorporation will be amended and restated in the form attached as Annex B to this joint proxy statement/
prospectus in connection with the completion of the merger, and, as so amended and restated, will be the articles of incorporation of the combined company until subsequently amended in accordance with their terms and applicable law. Approval of the Patrick articles amendment and restatement proposal is not a condition to completion of the merger. If the proposal is not approved and the merger is otherwise completed, Patrick’s existing articles of incorporation will remain in effect, subject to the separate amendment increasing the number of authorized shares of
Patrick common stock contemplated by the Patrick authorized stock increase proposal and any subsequent amendments adopted in accordance with applicable law.
Prior to closing, the Patrick board will take all actions necessary to cause the bylaws of Patrick (which we refer to as the “Patrick bylaws”), as in effect immediately prior to the first effective time, to be amended and restated as of the first effective time as set forth in Annex C to this joint proxy statement/prospectus, and as so amended and restated, will be the combined company bylaws, until thereafter amended as provided therein, in the articles of incorporation of the combined company or by applicable law.
Board of Directors of the Combined Company
The combined company board will have 12 members, comprised of
•six directors designated by Patrick, which shall consist of (the “Patrick designees”):
•Andy L. Nemeth, the current Chief Executive Officer of Patrick and Chairman of the Patrick board;
•Todd M. Cleveland, a current director on the Patrick; and
•four directors from among the other members of the Patrick board as of immediately prior to the first effective time, each of whom will be designated by the Patrick board prior to the first effective time of the merger;
•six directors designated by LCI, which shall consist of (the “LCI designees”):
•John A. Sirpilla, the current Interim Chief Executive Officer of LCI and a current director on the LCI board; and
•five directors from among the members of the LCI board as of immediately prior to the first effective time, each of whom will be designated by the LCI board prior to the first effective time of the merger.
As of the date of this joint proxy statement/prospectus, other than as set forth above, the individuals to serve on the board of directors of the combined company at the first effective time have not been determined.
From the closing of the merger until the second anniversary of the closing, any vacancy on the board of directors of the combined company may be filled only by the affirmative vote of a majority of directors then in office and shall be based upon the recommendation of the Nominating and Governance Committee of the Board.
Committees of the Board of Directors of the Combined Company
Patrick has agreed to take all actions necessary to cause, as of the first effective time of the merger, the board of directors of the combined company to have the following standing committees: (i) an Audit Committee, (ii) a
Compensation Committee, (iii) a Nominating and Governance Committee and (iv) a Capital Allocation and Strategy
Committee (collectively, the “Committees” and each a “Committee”). Each Committee will consist of four (4)
directors comprised of two (2) Patrick designees and two (2) LCI designees (unless a greater number of directors is mutually agreed by the parties), subject to applicable law and applicable stock exchange listing standards (including applicable independence requirements). The chairperson of each of the Audit Committee and the Compensation
Committee will be a Patrick designee and the chairperson of each of the Capital Allocation and Strategy Committee and the Nominating and Governance Committee will be an LCI Designee.
Chairman and Vice Chairman of the Board of Directors of the Combined Company; Management of the
Combined Company
As of the first effective time of the merger, the Chairman of the board of the combined company will be Mr.
Cleveland, who is a current director on the Patrick board. If Mr. Cleveland is not then serving as a director of Patrick or is unwilling or unable to serve as the Chairman of the combined company board at the closing effective time, as a result of death, removal, resignation or any other reason, then the Vice Chairman (as described below) shall serve as the Chairman of the combined company board at the closing effective time, and Patrick (acting through the Patrick board) shall select and designate (after consultation with LCI) an alternative member of the Patrick board to serve as the Vice Chairman of the combined company board at the closing effective time.
As of the first effective time of the merger, the Vice Chairman of the board of the combined company will be
Mr. Sirpilla, who is the current Interim Chief Executive Officer and a director of LCI. If Mr. Sirpilla is not then serving as a director of LCI or is unwilling or unable to serve as the Vice Chairman of the combined company board at the closing effective time, as a result of death, removal, resignation or any other reason, then LCI (acting through the LCI board) shall select and designate (after consultation with Patrick) an alternative member of the LCI board to serve as the Vice Chairman of the combined company board at the closing effective time.
As of the first effective time of the merger, Mr. Nemeth, the current Chief Executive Officer of Patrick, shall serve as the Chief Executive Officer of the combined company. If Mr. Nemeth is not then serving as the Chief
Executive Officer of Patrick or is unwilling or unable to serve as the Chief Executive Officer of the combined company at the closing effective time, as a result of death, removal, resignation or any other reason, then Patrick
(acting through the Patrick board) shall select and designate the individual who will serve as the Chief Executive
Officer of the combined company.
From the closing of the merger until the second anniversary of the closing, the board of directors of the combined company may not remove the Chief Executive Officer of the combined company without the affirmative vote of at least 75% of the total number of authorized directors of the combined company (excluding the directorship of the Chief Executive Officer, if then serving as a director).
As of the date of this joint proxy statement/prospectus, other than as set forth above, the individuals to serve as executive officers of the combined company at the first effective time have not been determined.
Ownership of the Combined Company
Immediately after the closing of the merger, it is expected that Patrick shareholders as of immediately prior to the merger will own approximately 52%, and LCI stockholders as of immediately prior to the merger will own approximately 48%, of the issued and outstanding shares of the combined company’s stock, in each case calculated based on the fully diluted market capitalizations of Patrick and LCI as of the date of signing of the merger agreement. The exact ownership interests of Patrick shareholders and LCI stockholders in the combined company immediately following the merger will depend on the number of shares of Patrick common stock and the number of shares of LCI common stock issued and outstanding immediately prior to the first effective time and the number of issued and outstanding LCI equity awards to be settled in shares of Patrick common stock in connection with the merger, as provided in the section titled “The Merger Agreement—Merger Consideration.”
Recommendation of the Patrick Board of Directors and Reasons for the Merger
At its meeting on June 29, 2026, the Patrick board unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Patrick common stock to LCI stockholders in connection with the merger and the amendment to Patrick’s articles of incorporation to increase the number of authorized shares of Patrick common stock, were advisable and in the best interests of Patrick and its shareholders; approved the merger agreement and the transactions contemplated thereby; and resolved to recommend that Patrick shareholders approve the Patrick share issuance proposal and the Patrick authorized stock increase proposal. At its meeting on September 23, 2026, the Patrick board unanimously resolved to recommend that
Patrick shareholders approve the Patrick articles amendment and restatement proposal.
The Patrick board unanimously recommends that Patrick shareholders vote “FOR” the Patrick share issuance proposal, “FOR” the Patrick authorized stock increase proposal “FOR” the Patrick articles amendment and restatement proposal and “FOR” the Patrick adjournment proposal.
In evaluating the merger agreement and the transactions contemplated thereby, the Patrick board held numerous meetings, consulted with Patrick management and Patrick’s legal and financial advisors, and considered a number of factors, including the perceived benefits, risks, uncertainties and other potentially negative factors associated with the merger. The following discussion includes the principal factors considered by the Patrick board and is not intended to be exhaustive. The factors are not necessarily presented in order of relative importance.
Strategic, Financial and Other Factors Supporting the Merger
•Strategic fit and complementary product portfolios. The complementary nature of Patrick’s and LCI’s product portfolios, capabilities and customer relationships would fill gaps in each company’s portfolio,

create a broader, solutions-oriented component platform serving outdoor enthusiast, housing, transportation and other markets, and enable the combined company to offer more integrated solutions to customers. The product overlap of Patrick and LCI’s products represented less than 10% of combined revenue on a pro forma basis in 2025 based on the information presented to the Patrick board.
•Greater diversification and resilience. The expected diversification of the combined company across end markets, products, customers and channels should increase the combined company’s ability to perform through industry cycles and reduce reliance on any single market or product category. Based on the information presented to the Patrick board, the combined company’s revenue mix by end market on a pro forma basis in 2025 was expected to include approximately 50% recreational vehicle, 17% housing, 12%
marine, 10% transportation, 6% truck and offroad and 5% powersports revenue, with aftermarket revenue representing approximately 16% of pro forma 2025 revenue.
•Broader innovation and commercial capabilities. Patrick’s integrated design-to-delivery capabilities combined with LCI’s expertise in highly engineered structural, original equipment and aftermarket components are expected to enhance research and development and commercialization capabilities, and create cross-selling and other organic growth opportunities.
•Aftermarket opportunity. Patrick’s access to LCI’s established aftermarket distribution capabilities would expand Patrick’s aftermarket sales opportunities. The combined company’s expected aftermarket platform represented more than $1.3 billion of revenue on a pro forma basis in 2025, based on the information presented to the Patrick board. The Patrick board also considered the large installed base of approximately
8.1 million recreational vehicles and 10 million boats identified in the materials presented to it when assessing the aftermarket sales potential and the fact that aftermarket demand is expected to be less dependent on new unit production when assessing the potential aftermarket opportunities.
•Scale and financial profile. The expected scale of the combined company, including approximately $8.1 billion of pro forma revenue, approximately $1.0 billion of adjusted EBITDA and approximately $508 million of free cash flow on a pro forma basis in the twelve months trailing March 2026 based on the financial information reviewed by the Patrick board, should enhance the combined company’s capacity to invest in organic growth, innovation and strategic acquisitions.
•Synergies and accretion. The merger is expected to generate approximately $150 million of net annual run-rate cost synergies within three years, principally from general and administrative efficiencies, facility and operational optimization and procurement opportunities, which should cause the merger to be accretive to adjusted earnings per share in the first full year following closing.
•Balance sheet and capital allocation. The combined company is expected to generate strong cash flow generation and pro forma net leverage of approximately 2.1x in the first full year following closing, which was below Patrick’s stated leverage target of approximately 2.5x based on the information presented to the
Patrick board. The Patrick board believed this financial profile would support continued investment in organic growth and innovation, disciplined strategic acquisitions, capital returns and financial flexibility.
•Continued participation in upside by Patrick shareholders. Patrick shareholders’ ownership of approximately 52% of the combined company will allow them to participate in the expected synergies, growth opportunities and potential future appreciation of the combined company without Patrick funding cash consideration in the merger.
•Exchange ratio and relative valuation. The Patrick board believed that the 1.2440 exchange ratio appropriately reflected the relative values of Patrick and LCI, taking into account the movement in the parties’ relative trading prices during the process, current and historical trading prices, financial performance and prospects, and provided Patrick shareholders with an appropriate economic interest in the combined company, including approximately 52% ownership of the combined company immediately following the merger.

•Leadership and governance continuity. The leadership and governance arrangements for the combined company are expected to provide continuity of leadership and strategic direction and facilitate integration of the two companies, including through Patrick remaining the publicly traded parent, continued trading under the PATK ticker symbol, Mr. Nemeth serving as Chief Executive Officer, Mr. Cleveland serving as
Chair, and Mr. Sirpilla serving as Vice Chair.
•Management depth and cultural alignment. The companies’ complementary management capabilities, shared commitments to customer service and partnership, innovation, operational execution and disciplined growth, and depth of management talent are expected to facilitate integration of the two companies and support long-term value creation.
•Negotiation process and evolution of terms. The negotiation process, including Patrick’s decision to discontinue discussions in May 2026 when the parties had not reached agreement on acceptable relative valuation and other material terms and the subsequent evolution of the economic and governance terms after discussions resumed in June 2026, resulted in an agreed approximately 52%/48% ownership allocation and governance arrangements that preserved important elements of Patrick’s leadership and strategic continuity, including Mr. Cleveland serving as Chair.
•Alternatives and standalone prospects. The merger offered a more attractive opportunity for long-term shareholder value creation than Patrick’s standalone plan or the other strategic alternatives reasonably available to Patrick, based on the Patrick board’s assessment of those alternatives and Patrick’s standalone prospects.
•Due diligence and knowledge of the businesses. The Patrick board’s knowledge of Patrick’s business, financial condition, strategy and prospects, together with its review of publicly available and nonpublic information regarding LCI and the results of Patrick’s business, legal, financial, accounting, tax, regulatory and other diligence, provided the Patrick board with a substantial information base for evaluating the expected benefits and risks of the merger.
•Opinion of J.P. Morgan. The financial analyses presented by J.P. Morgan to the Patrick board and J.P.
Morgan’s oral opinion delivered on June 29, 2026, which was subsequently confirmed by delivery of its written opinion dated June 30, 2026, provided the Patrick board with additional financial information relevant to its evaluation of the exchange ratio, including J.P. Morgan’s opinion that, as of the date of its opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Patrick, as more fully described below in the section titled “—Opinions of Patrick’s Financial Advisors—Opinion of J.P. Morgan Securities LLC.”  The
full text of the written opinion of J.P. Morgan, dated June 30, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.
•Opinion of Baird. The financial analyses presented by Baird to the Patrick board and Baird’s oral opinion rendered on June 29, 2026, which was subsequently confirmed by delivery on June 30, 2026 of its written opinion, provided the Patrick board with additional financial information relevant to its evaluation of the exchange ratio, including Baird’s opinion that, as of the date of its opinion and based upon and subject to the qualifications, limitations, assumptions and other matters undertaken in preparing its written opinion, the exchange ratio in the merger was fair, from a financial point of view, to Patrick, as more fully described below in the section titled “—Opinions of Patrick’s Financial Advisors—Opinion of Robert W. Baird & Co.
Incorporated.” The full text of Baird’s written opinion is attached as Annex E to this joint proxy statement/
prospectus and is incorporated herein by reference.
•Terms of the merger agreement. The representations, warranties, covenants, closing conditions, reciprocal no-solicitation and board recommendation provisions, termination rights and fees, regulatory efforts provisions and other terms of the merger agreement provide a framework that the Patrick board considered reasonable and that appropriately allocates transaction risk between the parties while supporting completion of the merger.
•Transaction structure and likelihood of completion. The absence of a financing condition, the use of a transaction structure designed to avoid triggering change-of-control provisions under Patrick’s existing indebtedness and the reciprocal obligations to seek the required regulatory approvals are expected to reduce execution risk and enhance the likelihood that the merger will be completed on the contemplated terms.
•Shareholder approval. The requirement that Patrick shareholders approve the issuance of Patrick common stock to LCI stockholders in connection with the merger and the amendment to Patrick’s articles of incorporation to increase the number of authorized shares of Patrick common stock gives Patrick shareholders the opportunity to vote directly on matters that are conditions to completion of the merger.
Risks, Uncertainties and Other Potentially Negative Factors
•Fixed exchange ratio and market risk. Because the exchange ratio is fixed and will not adjust for changes in the relative market prices of Patrick common stock and LCI common stock before closing, changes in those market prices could affect the relative value of the merger consideration and the economic interests of
Patrick shareholders in the combined company.
•Dilution to Patrick Shareholders. The issuance of Patrick common stock to LCI stockholders will dilute the ownership and voting interests of pre-closing Patrick shareholders, who are expected to own approximately 52% of the combined company immediately following completion of the merger.
•Integration and synergy risk. The integration of two large public companies will involve significant operational and organizational complexity and costs, and there is a risk that expected synergies, operational efficiencies, accretion and other anticipated benefits of the merger may not be realized in the anticipated amounts or time frames, or at all.
•Regulatory and litigation risk. The requirement to obtain antitrust and other regulatory approvals creates a risk of delay, governmental challenge, litigation or the imposition of remedies or commitments that could adversely affect the anticipated benefits of the merger, particularly in light of the public regulatory scrutiny that had already arisen during the process. In addition, the merger could give rise to stockholder or other private litigation that could result in additional costs, management distraction or delay in completing the merger.
•Closing risk and consequences of noncompletion. The merger is subject to Patrick shareholder approvals,
LCI stockholder approval, regulatory approvals and other closing conditions that may not be obtained or satisfied, and any delay in or failure to complete the merger could adversely affect Patrick’s business, employees, customer relationships, market price and strategic plans.
•Business disruption and transaction costs. The implementation of the merger may divert management attention, restrict certain aspects of Patrick’s operations and result in significant transaction, integration and other costs, some of which may be incurred regardless of whether the merger is completed.
•Stakeholder reactions. Customers, suppliers, employees, competitors and other business partners may react adversely to the merger or alter their relationships with Patrick or LCI, which could adversely affect the companies’ businesses or the anticipated benefits of the merger.
•Deal protection provisions. The restrictions on soliciting alternative transactions, procedures governing unsolicited proposals and changes in recommendation, and obligation to pay a termination fee in specified circumstances could discourage another party from making an alternative proposal or otherwise limit
Patrick’s flexibility to pursue a competing transaction.
•Shared governance and management execution. Equal representation of Patrick and LCI designees on the combined company board, together with potential differences in corporate cultures, operating practices or views regarding integration and strategy, could complicate decision-making or impair execution of the combined company’s business strategy.
•Interests of directors and executive officers. Certain Patrick directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Patrick shareholders generally, which could create actual or perceived conflicts of interest in connection with the evaluation and approval of the merger, as described under “—Interests of Patrick Directors and Executive Officers in the
Merger.”
•Other risks. The merger and the combined company will also be subject to the other risks described under
“Risk Factors” and the matters described under “Cautionary Statement Regarding Forward-Looking
Statements.”
The Patrick board considered all of the foregoing factors as a whole and concluded that, on balance, the potential benefits of the merger to Patrick and its shareholders outweighed the risks and potentially negative factors.
The foregoing discussion is not intended to be exhaustive and may not include all factors considered by the Patrick board. In view of the wide variety of factors considered and the complexity of these matters, the Patrick board did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights to the factors considered. Individual directors may have given different weights to different factors. The Patrick board’s determinations and recommendation were based on the totality of the information presented to and considered by it.
In considering the recommendation of the Patrick board, Patrick shareholders should be aware that certain
Patrick directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Patrick shareholders generally. The Patrick board was aware of and considered these interests in approving the merger agreement and recommending approval of the Patrick share issuance proposal, the Patrick authorized stock increase proposal and the Patrick articles amendment and restatement proposal. See “—Interests of
Patrick Directors and Executive Officers in the Merger.”
The foregoing discussion of the information and factors considered by the Patrick board is forward looking in nature and should be read in light of the factors described under “Cautionary Statement Regarding Forward Looking
Statements.”
Opinions of Patrick’s Financial Advisors
Opinion of J.P. Morgan Securities LLC
Pursuant to an engagement letter, Patrick retained J.P. Morgan as its lead financial advisor in connection with the proposed merger.
At the meeting of the Patrick board on June 29, 2026, J.P. Morgan rendered its oral opinion to the Patrick board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Patrick. J.P. Morgan confirmed its June 29, 2026 oral opinion by delivering its written opinion dated June 30, 2026 to the Patrick board, that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to Patrick.
The full text of the written opinion of J.P. Morgan, dated June 30, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P.
Morgan in preparing its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Patrick’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Patrick board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger and was limited to the fairness, from a financial point of view, of the exchange ratio to Patrick in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio in the proposed merger to the holders of any class of securities, creditors or other constituencies of Patrick or as to the underlying decision by Patrick to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of
Patrick as to how such shareholder should vote with respect to the proposed merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•reviewed the merger agreement;
•reviewed certain publicly available business and financial information concerning Patrick and LCI and the industries in which they operate;
•compared the financial and operating performance of Patrick and LCI with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Patrick common stock and LCI common stock and certain publicly traded securities of such other companies;
•reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Patrick and LCI relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the proposed merger
(the “Synergies”); and
•performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of Patrick and LCI with respect to certain aspects of the proposed merger, and the past and current business operations of Patrick and LCI, the financial condition and future prospects and operations of Patrick and LCI, the effects of the proposed merger on the financial condition and future prospects of Patrick, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Patrick and LCI or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Patrick, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Patrick or LCI under any state or federal laws relating to bankruptcy, insolvency or similar matters.
In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the
Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Patrick and LCI to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based.
J.P. Morgan also assumed that the proposed merger and the other transactions contemplated by the merger agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Patrick, and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by Patrick and LCI in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Patrick with respect to such issues. J.P.
Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on Patrick or LCI or on the contemplated benefits of the proposed merger.

The projections furnished to J.P. Morgan were prepared by Patrick’s management as discussed more fully in the section titled “Certain Unaudited Prospective Financial Information” beginning on page 124 of this joint proxy statement/prospectus. Patrick does not publicly disclose internal management projections of the type provided to J.P.
Morgan in connection with J.P. Morgan’s analysis of the proposed merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Patrick’s management, including, without limitation, factors related to general economic and competitive conditions, prevailing interest rates and other factors as set forth in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 52 of this joint proxy statement/prospectus. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section titled “Certain Unaudited Prospective Financial Information” beginning on page 124 of this joint proxy statement/prospectus.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion.
J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the exchange ratio in the proposed merger to Patrick, and J.P. Morgan has expressed no opinion as to the fairness of the exchange ratio in the proposed merger to the holders of any class of securities, creditors or other constituencies of Patrick or as to the underlying decision by Patrick to engage in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the exchange ratio in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Patrick’s common stock or LCI’s common stock will trade at any future time.
The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between Patrick and LCI, and the decision to enter into the merger agreement was solely that of
Patrick’s board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by
Patrick’s board in its evaluation of the proposed merger and should not be viewed as determinative of the views of
Patrick’s board or Patrick’s management with respect to the proposed merger or the exchange ratio.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to Patrick’s board on June 29, 2026 and in the financial analyses presented to
Patrick’s board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Patrick board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of Patrick and LCI with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be sufficiently analogous to Patrick and LCI, respectively. The companies selected by J.P. Morgan were as follows:
•Polaris Inc.,
•Brunswick Corporation,
•THOR Industries, Inc.,
•Winnebago Industries, Inc.,

•Fox Factory Holding Corp. and
•Dometic Group AB.
These companies were selected by J.P. Morgan, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, J.P. Morgan considered to be similar to Patrick and LCI. However, certain of these companies may have characteristics that are materially different from those of Patrick and LCI, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Patrick or LCI, as applicable.
Using publicly available information, J.P. Morgan calculated, for each selected company, the multiple of the firm value (calculated as equity value, plus or minus, as applicable, net debt or net cash) (the “FV”) to the analyst consensus estimates of fiscal years 2026 and 2027 adjusted EBITDA for the applicable company (each calculated as earnings before interest, tax, depreciation, amortization, and post-stock-based compensation) (“FV / 2026E Adj.
EBITDA” and “FV / 2027E Adj. EBITDA,” respectively).
Based on the results of this analysis, J.P. Morgan selected a FV / 2026E Adj. EBITDA multiple reference range for Patrick and LCI of 7.00x to 11.25x and a FV / 2027E Adj. EBITDA multiple reference range for Patrick and LCI of 6.25x to 9.50x and applied such reference ranges respectively to LCI’s and Patrick’s estimated 2026 and 2027 projected EBITDA for the fiscal years 2026 and 2027. The analysis derived the following ranges of implied equity value per share of Patrick common stock and LCI common stock (rounded to the nearest $0.10):
J.P. Morgan compared the range of implied equity value per share of (i) Patrick common stock to the share price of Patrick common stock of $93.18 on June 29, 2026 and (ii) LCI common stock to the share price of LCI common stock of $100.12 on June 29, 2026.

Company	Metric	Implied Equity Value Per Share
Patrick	FV / 2026E Adj. EBITDA	$61.20 – $118.40
	FV / 2027E Adj. EBITDA	$63.40 – $113.40
LCI	FV / 2026E Adj. EBITDA	$107.10 – $190.60
	FV / 2027E Adj. EBITDA	$115.70 – $191.40
Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for both Patrick common stock and LCI’s common stock.
J.P. Morgan calculated the unlevered free cash flows that Patrick and LCI, respectively, are expected to generate during the last three quarters of their respective fiscal year 2026 and their respective fiscal year 2027 through 2030 based on the Patrick Standalone Projections and the LCI Standalone Projections, respectively, as discussed more fully in section titled “Certain Unaudited Prospective Financial Information” which were discussed with, and approved by, the Patrick board for use by J.P. Morgan in connection with its financial analyses. J.P. Morgan also calculated a range of terminal values of Patrick and LCI at the end of this period by applying perpetual growth rates ranging from 1.5% to 2.5%, based on guidance provided by Patrick’s management, to estimates of terminal unlevered free cash flow of Patrick and LCI at the end of fiscal year 2030, as provided in Patrick’s forecasts.
J.P. Morgan then discounted the unlevered free cash flows estimates and the range of terminal values to present value as of March 31, 2026 using a range of discount rates from 8.25% to 9.25% for both Patrick and LCI, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of both Patrick and LCI.
The present values of the unlevered free cash flow estimates and the range of terminal values were then adjusted by subtracting Patrick and LCI’s net debt, in each case, as of March 31, 2026, using the aforementioned discount rates for both companies. This analysis indicated a range of implied per share equity value (rounded to the nearest $0.10)
of approximately (i) $178.50 to $229.20 per share of LCI common stock and (ii) $142.70 to $194.00 per share of
Patrick common stock. The range of the implied per share equity values for (i) Patrick common stock were compared to the share price of Patrick common stock of $93.18 on June 29, 2026 and (ii) LCI common stock were compared to the share price of LCI common stock of $100.12 on June 29, 2026.

Implied Relative Value Analysis. J.P. Morgan compared the results for Patrick to the results for LCI with respect to the public trading multiples and the discounted cash flow analyses described above. J.P. Morgan compared the lowest equity value per share for Patrick to the highest equity value per share for LCI to derive the lowest implied exchange ratio implied by each pair of results. J.P. Morgan also compared the highest equity value per share for
Patrick to the lowest equity value per share for LCI to derive the highest implied exchange ratio implied by each pair of results. The ranges of the implied exchange ratios from this analysis were:

Method		Range of Implied Exchange Ratios
		Low	High
Trading Multiples	FV / 2026E Adj. EBITDA	0.9048x	3.1128x
	FV / 2027E Adj. EBITDA	1.0206x	3.0203x
Discounted Cash Flow		0.9201x	1.6062x
The ranges of implied exchange ratios resulting from the foregoing analysis were compared to the exchange ratio of 1.2440x, as set forth in the merger agreement.
Discounted Cash Flow-Based Value Creation Analysis. J.P. Morgan prepared a value creation analysis that compared the estimated implied equity value of Patrick on a stand-alone basis, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of Patrick described above, to the estimated Patrick shareholders’
portion of the pro forma combined company equity value. J.P. Morgan determined the Patrick shareholders’ portion of the pro forma combined equity value by (i) adding the sum of (a) the equity value of Patrick, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of Patrick described above, (b) the equity value of
LCI derived using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of LCI described above and (c) the net present value of expected Synergies using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of the Synergies described below, (ii) subtracting the estimated one-time transaction fees based on guidance provided by Patrick’s management and (iii) multiplying such result by the pro forma equity ownership of the combined company by the existing holders of Patrick common stock of 52%.
J.P. Morgan determined the projected net present value of expected Synergies by conducting a discounted cash flow analysis. J.P. Morgan calculated the unlevered free cash flows that the projected net Synergies were expected to generate during fiscal year 2027 through fiscal year 2030 based on estimates by Patrick’s management. J.P. Morgan also calculated a range of terminal values for the projected net Synergies at the end of this period by applying a perpetual growth rate of 0.0%, based on guidance provided by Patrick’s management, to the estimated terminal unlevered free cash flow of the projected net Synergies at the end of fiscal year 2030. The unlevered free cash flows and the range of terminal values were then discounted to present values as of March 31, 2026 using a range of discount rates from 8.25% to 9.25%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Patrick. This analysis indicated a range of implied net present values of expected
Synergies of approximately $997 million to $1,140 million.
The value creation analysis indicated that the proposed merger represents accretion in value of approximately
6.0%, or $347 million, compared to the stand-alone value of Patrick. There can be no assurance, however, that the expected Synergies and the estimated one-time transaction-related expenses and other impacts referred to above will not be substantially greater or less than the estimate described above.
Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of either
Patrick or LCI. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor
(positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by
J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Patrick or LCI. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Patrick and LCI. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Patrick and LCI. As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Patrick with respect to the merger and deliver an opinion to Patrick’s board with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Patrick, LCI and the industries in which they operate.
For financial advisory services rendered in connection with the proposed merger, Patrick has agreed to pay J.P.
Morgan a fee of $20 million, $5 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the proposed merger.
In addition, Patrick has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Patrick.
During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with LCI for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period for LCI have included acting as lead manager on a notes offering in March 2025. During the two year period preceding delivery of its opinion ending on May 31, 2026, the aggregate fees recognized by J.P. Morgan from Patrick and LCI were approximately $100,000 and $6 million, respectively. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of LCI, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Patrick and LCI. In the ordinary course of their businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Patrick or LCI for their own accounts or for the accounts of customers and, accordingly, they likely hold long or short positions in such securities or other financial instruments.
Opinion of Robert W. Baird & Co. Incorporated
The Patrick board retained Baird in connection with the merger and to render an opinion as to the fairness, from a financial point of view, to Patrick of the exchange ratio provided for in the merger pursuant to the merger agreement.
On June 29, 2026, Baird delivered its oral opinion (which opinion was subsequently confirmed in writing on
June 30, 2026) to the effect that, as of the date of its opinion and based upon and subject to the assumptions, procedures, matters and limitations set forth therein, the exchange ratio provided for in the merger pursuant to the merger agreement was fair, from a financial point of view, to Patrick.

The full text of Baird’s written opinion, dated June 30, 2026 which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Baird in rendering its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. Baird’s opinion is limited only to the fairness, as of the date of the opinion and from a financial point of view, to Patrick of the exchange ratio and does not constitute a recommendation to any shareholder as to how any shareholder should act or vote with respect to the merger. The summary of Baird’s opinion set forth below is qualified in its entirety by reference to the full text of its opinion included as an annex to this joint proxy statement/prospectus. Patrick shareholders are urged to read the opinion carefully in its entirety.
In conducting its financial analyses and in arriving at its opinion, Baird reviewed information and took into account financial and economic factors, investment banking procedures and considerations as Baird deemed relevant under the circumstances. In connection therewith, and subject to the various assumptions, qualifications and limitations set forth therein, Baird, among other things: (i) reviewed certain internal information, primarily financial in nature, including (A) financial forecasts concerning the business and operations of Patrick, as furnished to Baird, and prepared and certified, by Patrick’s management for purposes of Baird’s analysis, and LCI, as prepared by management of LCI and furnished to Baird and certified by management of Patrick for purposes of Baird’s analysis
(together, the “Forecasts”) and the contemplated strategic, operating and cost benefits and/or synergies associated with the merger (the “Expected Synergies”), as furnished to Baird, and prepared and certified, by Patrick’s management for purposes of Baird’s analysis, (B) financial statements of Patrick for the fiscal years ended
December 31, 2023 through December 31, 2025 and for the three-month period ended March 29, 2026, which
Patrick’s management prepared and identified as being the most current financial statements for Patrick available, and (C) financial statements of LCI for the fiscal years ended December 31, 2023 through December 31, 2025 and for the three-month period ended March 31, 2026, which LCI’s management prepared and identified as being the most current financial statements for LCI available; (ii) reviewed certain publicly available information, including, but not limited to, Patrick’s and LCI’s recent filings with the SEC; (iii) reviewed the principal financial terms of the draft dated June 29, 2026 of the merger agreement as they related to Baird’s analysis; (iv) compared the financial position and operating results of Patrick and LCI with those of certain other publicly traded companies Baird deemed relevant; (v) compared the historical market prices, trading activity and market trading multiples of Patrick common stock and LCI common stock with those of certain other publicly traded companies Baird deemed relevant;
(vi) reviewed certain potential pro forma financial effects of the merger, including those reflected in the Expected
Synergies furnished to Baird, and prepared, by Patrick’s management and LCI’s management; and (vii) considered the present values of the forecasted cash flows of Patrick and LCI. Baird held discussions with members of Patrick’s senior management and LCI’s senior management concerning the historical and current financial condition and operating results of each of Patrick and LCI, as well as the future prospects of Patrick and LCI, respectively. Baird was not engaged or requested to, and Baird did not, solicit third party indications of interest in acquiring all or any part of Patrick. Baird was not involved in assisting Patrick in obtaining any financing in connection with the merger.
Baird also considered other information, financial studies, analyses, investigations and financial, economic and market criteria which it deemed relevant for the preparation of its opinion.
In arriving at its opinion, Baird assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of Patrick or LCI. Baird did not independently verify any publicly available information or information supplied to it by or on behalf of Patrick or LCI. Baird was not engaged to independently verify, did not assume any responsibility to verify, assumed no liability for, and expressed no opinion on, any of this information, and Baird assumed and relied upon, without independent verification, that Patrick was not aware of any information that might be material to Baird’s opinion that had not been provided to Baird. Baird assumed and relied upon, without independent verification, that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of
Patrick and LCI were as set forth in their respective most recent financial statements provided to Baird, and there was no information or facts that would make any of the information reviewed by Baird incomplete or misleading;
(ii) the financial statements of Patrick and LCI provided to Baird presented fairly the results of operations, cash flows and financial condition of Patrick and LCI, respectively, for the periods, and as of the dates, indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the
Forecasts and the Expected Synergies were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Patrick’s and LCI’s senior management as to the future performance of Patrick and LCI, respectively, and Baird relied, without independent verification, upon the Forecasts and Expected Synergies in the preparation of its opinion, although Baird expressed no opinion with respect to the Forecasts and Expected
Synergies or any judgments, estimates, assumptions or basis on which they were based, and Baird assumed, without independent verification, that the Forecasts and the strategic, operating and cost benefits and/or synergies reflected in the Expected Synergies then-contemplated by Patrick’s management and LCI’s management used in Baird’s analysis would be realized in the amounts and on the time schedule then-contemplated; (iv) in all respects material to Baird’s analysis, the merger would be consummated in accordance with the terms and conditions of the merger agreement without any amendment or modification thereto and without waiver by any party of any of the conditions to their respective obligations thereunder; (v) in all respects material to Baird’s analysis, the representations and warranties contained in the merger agreement were true and correct and that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement; (vi) all corporate, governmental, regulatory or other consents and approvals (contractual or otherwise) required to consummate the merger had been, or would be, obtained without the need for any divestitures or material changes to the exchange ratio or other material financial terms or conditions of the merger or that would otherwise materially affect Patrick or
LCI or Baird’s analysis; and (vii) the merger would be treated as a tax-free reorganization for U.S. federal income tax purposes. Baird relied upon and assumed, without independent verification, that the final form of any draft documents referred to above would not differ in any material respect from such draft documents. Baird relied, without independent verification, as to all legal, regulatory, accounting, insurance and tax matters regarding the merger, on the advice of Patrick and its professional advisors, and Baird assumed that all of this advice was correct, and Baird did not express an opinion on these matters as they related to the merger. In conducting Baird’s review,
Baird did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency of Patrick or LCI nor did Baird make a physical inspection of the properties or facilities of Patrick or LCI. Baird did not consider any expenses or potential adjustments to the exchange ratio relating to the merger as part of its analysis. Baird expressed no opinion with respect to the impact of the merger on Patrick’s financial condition, results of operations or cash flows, or on the price or trading range of the
Patrick common stock. In each case above, Baird made the assumptions and took the actions or inactions described above with Patrick’s knowledge and consent.
Baird’s opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and its opinion did not predict or take into account any changes which may have occurred, or information which may have become available, after the date of its opinion. Baird was under no obligation to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion. Furthermore, Baird expressed no opinion as to the prices or trading ranges at which any of Patrick’s securities or LCI’s securities (including Patrick common stock and LCI common stock)
would trade following the date of its opinion or as to the effect of the merger on these prices or trading ranges, or any earnings or ownership dilutive impact that may have resulted from Patrick’s issuance of its common stock as part of the merger. These prices and trading ranges may have been affected by a number of factors, including but not limited to (i) dispositions of the common stock of Patrick by shareholders within a short period of time after, or other market effects resulting from, the announcement and/or effective date of the merger; (ii) changes in prevailing interest rates and other factors which generally influence the price of securities; (iii) adverse changes in the current capital markets; (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Patrick or LCI or in Patrick’s or LCI’s industries; (v) any necessary actions by, or restrictions of, federal, state or other governmental agencies or regulatory authorities; and (vi) timely completion of the merger on terms and conditions that are acceptable to all parties at interest.
Baird’s opinion was prepared at the request and for the information of the Patrick board for its use in connection with its evaluation of the merger, and may not be used for any other purpose or disclosed to any other party without
Baird’s prior written consent; provided, however, that its opinion may be reproduced in full in this joint proxy statement/prospectus provided to Patrick’s shareholders in connection with the merger. Baird’s opinion did not address the relative merits or risks of: (i) the merger, the merger agreement or any other agreements or other matters provided for, or contemplated by, the merger agreement; (ii) any other transactions that may be, or might have been, available as an alternative to the merger; or (iii) the merger compared to any other potential alternative transactions or business strategies considered by the Patrick board and, accordingly, Baird relied upon its discussions with the senior management of Patrick with respect to the availability and consequences of any alternatives to the merger.
Baird’s opinion did not and does not constitute a recommendation to any director, the Patrick board, any security holder or any other person as to how any person should vote or act with respect to the merger.
The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion, which is qualified in its entirety by reference to the full text of its opinion attached as
Annex E and to the other disclosures contained in this section. The following summary, however, does not purport to be a complete description of the financial analyses performed by Baird. The order of analyses described does not represent relative importance or weight given to the analyses performed by Baird. Some of the summaries of the financial analyses include information presented in a tabular format. These tables must be read together with the full text of each summary and alone are not a complete description of Baird’s financial analyses. Except as otherwise noted, the following quantitative information is based on market and financial data as it existed on or before June 29, 2026 and is not necessarily indicative of current market conditions.
Implied Valuation and Transaction Multiples. Baird calculated the implied equity value of the shares of
Patrick’s fully diluted outstanding common stock using the closing price of Patrick common stock on June 29, 2026, which resulted in an implied equity value of $3,108 million. Baird calculated the implied enterprise value of Patrick to be $4,455 million by adding Patrick’s net debt of $1,347 million to the implied equity value of Patrick’s fully diluted outstanding common stock. Based on Patrick’s shareholders holding 52.0% of the pro forma entity, Baird calculated the implied equity value of the pro forma entity to be $5,977 million and the implied equity value of LCI stockholders’ 48.0% stake in the pro forma entity to be $2,869 million. Baird calculated the implied enterprise value of LCI by adding LCI’s net debt of $803 million to the implied equity value of LCI’s stake in the pro forma entity resulting in an implied enterprise value of LCI of $3,672 million. Baird then calculated the multiples of the implied enterprise value of Patrick and LCI compared to Patrick’s and LCI’s respective 2025, projected 2026 and projected
2027 earnings before interest, taxes, depreciation and amortization (which is referred to as EBITDA for purposes of this section), and earnings before interest and taxes (which is referred to as EBIT for purposes of this section), as provided by the senior management of each of Patrick and LCI, respectively.
Patrick Selected Publicly Traded Company Analysis. In order to assess the valuation of Patrick, Baird reviewed certain publicly available financial information for certain publicly traded companies that Baird deemed relevant.
For each of these companies, Baird calculated and compared the enterprise value (which is referred to as EV for purposes of this section) of each such company to its EBITDA and EBIT for each of 2025 and projected 2026 and
2027. The group of selected publicly traded companies reviewed is listed below.
•Brunswick Corporation
•Dometic Group
•Fox Factory Holding
•Polaris
•Winnebago Industries
•THOR Industries
Baird chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industries in which Patrick operates. Baird noted that none of the companies reviewed was identical to Patrick and that, accordingly, the analysis of these companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of these companies.
For each company, Baird calculated the “market capitalization” (calculated as the market price per share of each company’s common stock multiplied by the total number of fully diluted common shares outstanding of each company, including net shares issuable upon the exercise of outstanding stock options and warrants), and enterprise value. Baird calculated the enterprise value of each selected public company by adding such company’s preferred stock outstanding, debt, tax-affected pension and other post-employment liabilities and minority interest to and subtracting such company’s cash from such company’s market capitalization. Baird calculated the multiples of each company’s enterprise value to its Adjusted EBITDA and Adjusted EBIT for the twelve months ended December 31,
2025, projected 2026 and projected 2027. Baird then compared the enterprise value multiples for Patrick implied in the merger based on its Adjusted EBITDA and Adjusted EBIT with the corresponding trading multiples for the selected companies. Stock market and historical financial information for the selected companies was based on publicly available information as of June 29, 2026 (including the closing market price per share of each company’s common stock as of such date), and projected financial information was based on consensus equity analyst research estimates available as of this date. A summary of the range of valuation multiples for the selected companies is provided in the table below.

	Selected Valuation Multiples(1)
	Low		Average		Median		High
Adjusted EBITDA
CY 2025	7.6	x	9.9	x	9.2	x	13.2	x
CY projected 2026	8.3		9.3		9.0		10.9
CY projected 2027	7.7		8.1		7.9		9.4
Adjusted EBIT
CY 2025	11.5	x	22.4	x	19.7	x	30.5	x
CY projected 2026	11.5		18.4		16.3		22.3
CY projected 2027	10.1		13.1		13.1		15.4
__________________
(1)Valuation Multiples based on EBIT and EBITDA for selected companies. The low and the high represent first and third quartile valuations, respectively. Quartiles were calculated as percentiles using linear interpolation, such that the first and third quartiles represent the 25th and
75th percentiles of the data and may fall between observed values rather than equal discrete data points.
In addition, Baird calculated the implied enterprise values of Patrick by multiplying Patrick’s Adjusted
EBITDA and Adjusted EBIT by the trading multiples of the selected public companies. The implied enterprise values, based on the multiples set forth above, as well as the implied equity values (calculated by subtracting debt of
Patrick (net of cash) from the implied enterprise values of Patrick) are summarized in the table below.

	Implied Patrick Enterprise Value
($ in millions, except implied share price)	Low	Average	Median	High
Adjusted EBITDA
CY 2025	$3,403.8	$4,458.6	$4,159.2	$5,925.8
CY projected 2026	3,986.5	4,437.1	4,297.2	5,226.8
CY projected 2027	4,211.0	4,441.8	4,337.4	5,164.9

Adjusted EBIT
CY 2025	$3,216.1	$6,276.9	$5,523.5	$8,535.6
CY projected 2026	3,511.8	5,625.4	4,988.9	6,808.2
CY projected 2027	3,764.7	4,850.7	4,880.6	5,736.8

Implied Enterprise Value(1)	$3,638.3	$4,654.6	$4,609.0	$5,831.3
Implied Equity Value	$2,291.0	$3,307.4	$3,261.8	$4,484.1
Implied Share Price	$68.68	$99.15	$97.78	$134.42
__________________
(1)Calculated as the median of each column.

Baird compared the implied enterprise values in the table above with the enterprise value of Patrick of $4,455 million implied in the merger.
Patrick Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis utilizing Patrick’s projected unlevered free cash flows (defined as net income excluding after-tax net interest, plus depreciation and amortization, less capital expenditures and increases in net working capital) from 2026 to 2030, as provided by
Patrick’s senior management in the Forecasts. In this analysis, Baird calculated the present values of the unlevered free cash flows from 2026 to 2030 by discounting these amounts at rates ranging from 10.0% to 11.0%. Baird calculated the present values of the free cash flows beyond 2030 by assuming perpetuity growth rates ranging from
3.0% to 2.0%. The summation of the present values of the unlevered free cash flows and the present values of the terminal values implied enterprise values ranging from $5,403.5 million to $6,784.0 million. Baird compared these enterprise values with the enterprise value of Patrick of $4,455 million in the merger.
LCI Selected Publicly Traded Company Analysis. In order to assess the valuation of LCI, Baird reviewed certain publicly available financial information for certain publicly traded companies that Baird deemed relevant. For each of these companies, Baird calculated and compared the enterprise value (which is referred to as EV for purposes of this section) of each such company to its EBITDA and EBIT for each of 2025 and projected 2026 and 2027. The group of selected publicly traded companies reviewed is listed below.
•Brunswick Corporation
•Dometic Group
•Fox Factory Holding
•Polaris
•Winnebago Industries
•THOR Industries
Baird chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industries in which LCI operates. Baird noted that none of the companies reviewed was identical to LCI and that, accordingly, the analysis of these companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of these companies.
For each company, Baird calculated the “market capitalization” (calculated as the market price per share of each company’s common stock multiplied by the total number of fully diluted common shares outstanding of each company, including net shares issuable upon the exercise of outstanding stock options and warrants), and enterprise value. Baird calculated the enterprise value of each selected public company by adding such company’s preferred stock outstanding, debt, tax-affected pension and other post-employment liabilities and minority interest to and subtracting such company’s cash from such company’s market capitalization. Baird calculated the multiples of each company’s enterprise value to its Adjusted EBITDA and Adjusted EBIT for the twelve months ended December 31,
2025, projected 2026 and projected 2027. Baird then compared the enterprise value multiples for LCI implied in the merger based on its Adjusted EBITDA and Adjusted EBIT with the corresponding trading multiples for the selected companies. Stock market and historical financial information for the selected companies was based on publicly available information as of June 29, 2026 (including the closing market price per share of each company’s common stock as of such date), and projected financial information was based on consensus equity analyst research estimates available as of this date. A summary of the range of valuation multiples for the selected companies is provided in the table below.

	Selected Valuation Multiples(1)
	Low		Average		Median		High
Adjusted EBITDA
CY 2025	7.6	x	9.9	x	9.2	x	13.2	x
CY projected 2026	8.3		9.3		9		10.9
CY projected 2027	7.7		8.1		7.9		9.4
Adjusted EBIT
CY 2025	11.5	x	22.4	x	19.7	x	30.5	x
CY projected 2026	11.5		18.4		16.3		22.3
CY projected 2027	10.1		13.1		13.1		15.4
__________________
(1)Valuation Multiples based on EBIT and EBITDA for selected companies. The low and the high represent first and third quartile valuations, respectively. Quartiles were calculated as percentiles using linear interpolation, such that the first and third quartiles represent the 25th and
75th percentiles of the data and may fall between observed values rather than equal discrete data points.
In addition, Baird calculated the implied enterprise values of LCI by multiplying LCI’s Adjusted EBITDA and
Adjusted EBIT by the trading multiples of the selected public companies. The implied enterprise values, based on the multiples set forth above, as well as the implied equity values (calculated by subtracting debt of LCI (net of cash) from the implied enterprise values of LCI) are summarized in the table below.

	Implied LCI Enterprise Value
($ in millions, except implied share price)	Low	Average	Median	High
Adjusted EBITDA
CY 2025	$3,087.8	$4,044.7	$3,773.0	$5,375.6
CY projected 2026	4,104.1	4,568.0	4,424.0	5,381.1
CY projected 2027	4,508.5	4,755.6	4,643.9	5,529.8

Adjusted EBIT
CY 2025	$3,298.8	$6,438.4	$5,665.6	$8,755.2
CY projected 2026	4,281.0	6,857.7	6,081.7	8,299.5
CY projected 2027	4,815.6	6,204.6	6,243.0	7,338.1

Implied Enterprise Value(1)	$4,192.6	$5,480.1	$5,154.8	$6,433.9
Implied Equity Value	$3,389.8	$4,677.4	$4,352.0	$5,631.2
Implied Share Price	$136.95	$188.97	$175.83	$227.51
__________________
(1)Calculated as the median of each column.
Baird compared the implied enterprise values in the table above with the enterprise value of LCI of $3,672 million implied in the merger.
LCI Discounted Cash Flow Analysis. In order to assess the relative public market valuation of LCI, Baird performed a discounted cash flow analysis utilizing LCI’s projected unlevered free cash flows (defined as net income excluding after-tax net interest, plus depreciation and amortization, less capital expenditures and increases in net working capital) from 2026 to 2030, as provided by Patrick management. In this analysis, Baird calculated the present values of the unlevered free cash flows from 2026 to 2030 by discounting these amounts at rates ranging from 10.0% to 11.0%. Baird calculated the present values of the free cash flows beyond 2030 by assuming perpetuity growth rates ranging from 3.0% to 2.0%. The summation of the present values of the unlevered free cash flows, excluding the Expected Synergies, and the present values of the terminal values implied enterprise values ranging from $4,525.0 million to $5,662.4 million. Baird compared these implied enterprise values with the enterprise value of LCI of $3,672 million implied in the merger.
Implied Merger Exchange Ratio Analyses. Baird prepared an analysis of the implied merger exchange ratio based on its financial analyses. Baird utilized the selected company analyses and the discounted cash flow analyses described above to calculate the mean and median exchange ratios (as set forth in the table below). Baird compared those implied exchange ratios to the exchange ratio of 1.2440 implied by the number of shares of Patrick common stock to be issued in the merger relative to the number of shares of LCI common stock outstanding on a fully-diluted basis prior to the merger.
Based upon the indicative ranges of implied equity values derived by Baird for Patrick and LCI based on the selected company analyses as described above, Baird calculated a range of implied pro forma equity ownership in the combined company for the pre-merger holders of Patrick common stock. For purposes of the selected publicly traded company analysis, Baird assumed that the implied pro forma equity value of the combined company was the sum of the ranges of implied equity values for Patrick and LCI described above. Baird calculated the low end of the implied pro forma equity ownership range by dividing the lowest implied equity value for Patrick described above by the sum of the lowest implied equity value for Patrick and the highest implied equity value for LCI, and calculated the high end of the implied pro forma equity value ownership range by dividing the highest implied equity value for Patrick described above by the sum of the highest implied equity value for Patrick and the lowest implied equity value for LCI. Baird observed that this analysis did not reflect the benefit to pre-merger holders of
Patrick common stock of the Expected Synergies.
Based upon the indicative ranges of implied equity values derived by Baird for Patrick and LCI from the discounted cash flow analyses as described above, Baird calculated a range of implied pro forma equity ownership in the combined company for the pre-merger holders of Patrick common stock. For purposes of the discounted cash flow analysis, Baird assumed that the implied pro forma equity value for the combined company was the sum of the indicative ranges of implied equity values derived by Baird for Patrick and LCI described above. Baird calculated the low end of the implied pro forma equity ownership range by dividing the lowest implied equity value for Patrick by the sum of the lowest implied equity value for Patrick and the highest implied equity value for LCI, and calculated the high end of the implied pro forma equity ownership range by dividing the highest implied equity value for Patrick by the sum of the highest implied equity value for Patrick and the lowest implied equity value for
LCI.
The range of implied merger exchange ratios and implied equity contributions calculated from the selected company analyses and discounted cash flow analyses are summarized below.

	Implied Merger Exchange Ratio Range				Implied Equity Contribution Analysis
					High Range		Low Range
	High		Low		Patrick	LCI	Patrick	LCI
Selected Company Analysis	1.019	x	3.313	x	56.9	43.1	28.9	71.1
Discounted Cash Flow (without Expected Synergies)	0.923	x	1.615	x	59.4	40.6	45.5	54.5

Mean	0.971	x	2.464	x	58.2%	41.8%	37.2%	62.8%
Median	0.971	x	2.464	x	58.2%	41.8%	37.2%	62.8%

Exchange Ratio	1.2440x
The foregoing summary does not purport to be a complete description of the analyses performed by Baird or its presentation to the Patrick board. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of these analyses and factors considered by Baird, without considering all of these analyses and factors, could create an incomplete view of the processes and judgments underlying the analyses performed by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird’s analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.
Additional Information about Baird and Its Engagement
Pursuant to its engagement, Baird will receive a transaction fee of approximately $12.5 million for its services, all of which is contingent upon the consummation of the merger. Pursuant to this engagement letter, Patrick has also agreed to pay Baird a fee of $3 million payable upon delivery of its opinion, regardless of the conclusions reached in its opinion, which fee is creditable against the transaction fee described above. In addition, Patrick has agreed to reimburse Baird for certain of its expenses and to indemnify Baird against certain liabilities that may arise out of its engagement. Baird will not receive any other payment of compensation contingent upon the successful completion of the merger. As part of its investment banking business, Baird is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.
Baird has, in the past, provided investment banking and financial advisory services to Patrick for which Baird received customary compensation. Baird acted as a co-manager in connection with Patrick’s senior notes offering completed in October 2024 for which Baird received approximately $25,000 in compensation. Except as provided above, over the past two years, Baird had not provided investment banking or financial advisory services to Patrick or LCI for which Baird received any compensation. No material relationship between Patrick, LCI or any other party to the merger was mutually understood to be contemplated in which any compensation was intended to be received by Baird other than the transaction fee and opinion fee described in the preceding paragraph.
Baird is a full service securities firm and, in the ordinary course of its business, Baird may from time to time provide investment banking, advisory, brokerage and other services to clients that may be competitors or suppliers to, or customers or security holders of, Patrick or LCI or any other party that may be involved in the merger and their respective affiliates or that may otherwise participate or be involved in the same or a similar business or industries as Patrick or LCI. Baird has also prepared equity analyst research reports from time to time regarding
Patrick and LCI and may continue to do so. Baird also serves as a market maker in the publicly traded securities of
Patrick and LCI.
Recommendation of the LCI Board of Directors and Reasons for the Merger
By unanimous vote, the LCI board, at a meeting held on June 30, 2026, (a) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, (b) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of,
LCI and the LCI stockholders, (c) resolved to recommend the approval of the merger agreement to the LCI stockholders and the first merger on the terms and subject to the conditions set forth in the merger agreement and (d)
directed that the merger agreement and the first merger be submitted to the LCI stockholders for approval at the LCI special meeting. The LCI board unanimously recommends that LCI stockholders vote “FOR” the LCI merger proposal, “FOR” the LCI advisory compensation proposal and “FOR” the LCI adjournment proposal, in each case, on the terms and subject to the conditions stated in the merger agreement.
In the course of reaching its determination and recommendation, the LCI board met numerous times to consider a potential transaction with Patrick and consulted with LCI management, legal counsel and financial advisors. In recommending that LCI stockholders vote their shares of LCI common stock in favor of the merger agreement, the
LCI board also considered a number of factors, including the following factors (not necessarily in order of relative importance) that the LCI board viewed as being generally positive or favorable in coming to its determination and recommendation:

Benefits of the Combined Company
•Merger of equals. The fact that the business combination would be structured as a “merger of equals” and the merger consideration will provide LCI stockholders with an approximately 48% ownership stake in the combined company on a fully diluted basis, which will allow LCI stockholders to participate in the anticipated realization of synergies resulting from the merger.
•Enhanced scale. The belief that the combined company, with its enhanced scale, diversified end-market exposure and improved cost structure, would be better positioned to manage industry volatility, cyclical market conditions, raw material cost pressures, and execution risks relating to cost reduction and growth initiatives and also to provide cost savings to customers.
•Greater depth of management talent. The belief that the combined company would benefit from an experienced management and leadership team drawn from both LCI and Patrick, with over 90 years of combined industry experience and therefore attract additional high-quality management and leadership talent.
•Increased competitiveness. The belief that the combined company would be a more resilient and competitive components manufacturer by combining LCI’s experience in highly engineered and innovative structural components with Patrick’s integrated design-to-delivery expertise and decorative and functional product capabilities, enabling the combined company to deliver differentiated, competitive, cost-effective solutions across the outdoor enthusiast, housing and transportation markets.
•Integrated product opportunities. The opportunity for the LCI to move from providing individual components to delivering higher-value, custom-integrated offerings that improve value for customers and help address affordability challenges.
•Broader portfolio. The fact that the combined company would be positioned as a diversified outdoor recreation and industrial platform with a broader portfolio of products better able to serve the combined company’s diverse and growing end markets.
•Expected Synergies. The expectation that approximately $150 million in identified annual net run-rate cost synergies could be realized within three years of closing, including procurement and supply chain efficiencies, facilities and logistics optimization and sales, general and administrative optimization which are expected to position the combined company to offer customers more competitive pricing and enhanced value.
•Expanded aftermarket opportunity. The expanded aftermarket opportunity of the combined company, representing approximately $1.3 billion or 16% of pro forma revenue on a pro forma basis in 2025, creating more stable demand, better visibility and an expected stronger margin profile.
•Free cash flows. The fact that the combined company would have generated approximately $8.1 billion in pro forma revenue and approximately $508 million of free cash flow on a pro forma basis in the 12 months trailing March 2026 and the belief that the combined company’s free cash flow will provide it with balance sheet strength and strategic flexibility to invest in high-growth opportunities, including organic growth, innovation, future acquisitions, shareholder returns and other value-creating activities.
•Innovation. The belief that the combined company will benefit from a unified innovation platform combining engineering, design and technical teams with virtual reality product design technology, enabling faster speed from concept to commercialization and more rapid innovation across the combined portfolio of more than 110 brands.
Merger Consideration
•Implied premium. The fact that the implied value of the merger consideration to be received by LCI stockholders in the merger represented implied share price premiums of approximately 16% based on the closing price of LCI common stock and Patrick common stock on June 29, 2026 (the last trading day prior to the LCI board’s approval of the merger) and approximately 23% and 18% based on the volume-weighted average prices of LCI common stock during the 10-trading day and 30-trading day periods prior to and including June 29, 2026, respectively.
•Form of the merger consideration. The fact that the merger consideration consists of Patrick common stock, which provides LCI stockholders with the opportunity to participate in the anticipated synergies, earnings and growth of the combined company, while also providing liquidity to LCI stockholders through the ability to sell all or a portion of the Patrick common stock received as merger consideration following the consummation of the merger at their discretion.
•Fixed exchange ratio. The fact that the merger consideration is based on a fixed exchange ratio of 1.2440 shares of Patrick common stock for each share of LCI common stock rather than a fixed value, which provides LCI stockholders the opportunity to benefit from any increase in the trading price of Patrick common stock before the closing of the merger.
•Tax considerations. The fact that the merger is intended to qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, with the result that, if the merger so qualifies, a U.S. holder (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”) of shares of LCI common stock generally will not recognize any gain or loss for U.S.
federal income tax purposes on the exchange of its LCI common stock for Patrick common stock in the first merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of
Patrick common stock as described in “Material U.S. Federal Income Tax Consequences of the Merger.”
Opinion of LCI’s Financial Advisor
•The oral opinion of Perella Weinberg Partners LP delivered to the LCI board on June 30, 2026, subsequently confirmed by delivery of a written opinion dated June 30, 2026, that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth therein, the merger consideration to be received by holders of LCI common stock (other than holders of Excluded Shares) was fair, from a financial point of view, to such holders, as described in the section of this joint proxy statement/
prospectus titled “—Opinion of LCI’s Financial Advisor—Opinion of Perella Weinberg Partners LP.”
Terms of the Merger Agreement
•The terms of the merger agreement, taken as a whole, which, after review and consultation with LCI management and LCI’s legal counsel, the LCI board concluded are reasonable, including:
◦the customary nature of the representations, warranties, and covenants of Patrick and LCI in the merger agreement;
◦the fact that the merger agreement provides LCI sufficient operating flexibility to conduct its business in the ordinary course until the consummation of the merger or termination of the merger agreement;
◦the parties’ covenants to use their respective reasonable best efforts to obtain regulatory approvals, including the commitment of the parties to agree to divestitures or other remedies, subject to certain thresholds;
◦the deal protection and termination provisions of the merger agreement, including the termination fee of $94,200,000 payable under certain circumstances involving the termination of the merger agreement;
◦the provisions of the merger agreement that permit LCI, in response to certain unsolicited acquisition proposals, to, under certain circumstances, furnish information or enter into discussions with third parties in connection with a competing proposal, as further described in the section titled “The Merger
Agreement—No Solicitation of Alternative Transactions”;

◦the provisions of the merger agreement allowing the LCI board to change its recommendation to LCI stockholders prior to obtaining the LCI stockholder approval in specified circumstances, subject to
Patrick’s right to receive payment of the termination fee upon termination as further described in the section titled “The Merger Agreement—No Solicitation of Alternative Transactions”;
◦that the amount of such termination fee is comparable to termination fees in transactions of a similar size, is reasonable and should not preclude a third party from making a competing proposal, as further described in the section titled “The Merger Agreement—Termination”; and
◦other terms and conditions of the merger agreement which were reviewed by the LCI board with LCI’s financial advisor and legal counsel, and the fact that such terms were the product of arm’s-length negotiations between the parties.
Governance Matters
•Combined company board composition. The fact that the combined company board will be overseen by an experienced board consisting of twelve directors, with six directors to be designated by LCI and six directors designated by Patrick, providing equal representation from both companies.
•Committee composition. The fact that each of the four standing committees of the combined company board will have equal representation from directors designated by LCI and directors designated by Patrick, and that the chairs of the capital allocation and strategy committee and nominating and governance committee will be directors designated by LCI while the chairs of the audit committee and compensation committee will be directors designated by Patrick.
•Leadership continuity. The fact that (i) Andy L. Nemeth, the current Chairman and Chief Executive
Officer of Patrick, will serve as Chief Executive Officer of the combined company, (ii) Todd M. Cleveland, the former Chief Executive Officer and Chairman of Patrick, will serve as Chairman of the combined company board and (iii) John A. Sirpilla, the current Interim Chief Executive Officer of LCI and a member of the LCI board, will serve as Vice Chairman of the combined company board.
Other Factors
•Best alternative for maximizing stockholder value. The LCI board’s general awareness of strategic opportunities available in the market, given the nature of the industry in which participants regularly engage in dialogue regarding potential transaction opportunities, and LCI’s prior discussions with potential counterparties, together with the belief of the LCI board and LCI management that (i) no other strategic alternative available to LCI would provide comparable or superior value to LCI stockholders based on the complementary fit, strategic alignment and value creation potential of the combination with Patrick and (ii)
the combination with Patrick will provide more long-term value to LCI stockholders than the alternative of
LCI remaining as a standalone company.
•Risks relating to remaining a standalone company. The potential risks and uncertainties associated with remaining a standalone company, including consideration of (i) LCI’s business, operations, financial condition, earnings, prospects and competitive position, as well as the broader business, regulatory and macroeconomic environment, including cyclical end-market exposure, consumer affordability pressures, and competitive dynamics, (ii) LCI’s long-term strategic plan and financial forecasts as a standalone company, including the inherent uncertainty of and risks associated with achieving growth and market diversification objectives on a standalone basis and (iii) challenges of addressing customer affordability needs and driving long-term stockholder value creation without the scale and synergies available through the combination.
•Shared culture. LCI’s belief that LCI and Patrick have complementary cultures and operating philosophies, including a shared commitment to continuing to build strong communities centered around outdoor recreation.

•Probability of consummation of the merger. The likelihood that the merger would be completed, including the expected closing of the merger in the first half of 2027 subject to the satisfaction of customary closing conditions, which included consideration of, among other things:
◦the likelihood of obtaining regulatory and other customary approvals required in connection with the merger, including in light of the complementary nature of the two companies as well as the benefits this transaction will bring to the companies’ customers and
◦the absence of any financing conditions or other contingencies in the merger agreement, given that the transaction is structured as an all-stock merger.
The LCI board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):
•Possible failure to achieve the benefits of the combined company. The challenges inherent in the combination of two independent businesses of the size and scope of LCI and Patrick, including:
◦the possibility that the combined company might not achieve its anticipated financial results, which could cause the trading price of the combined company’s common stock to decline or experience unanticipated volatility, adversely affecting the value of the merger consideration received by LCI stockholders;
◦the possibility that the anticipated strategic and other benefits of the merger, including the anticipated synergies, might not be achieved in the time frame contemplated or at all;
◦the risk that integration costs may be greater than anticipated, and the possible diversion of management attention for an extended period of time; and
◦the other numerous risks and uncertainties that, if the merger is completed, could adversely affect the combined company’s business, operations, financial results and trading price.
•Fixed exchange ratio. The fact that, because the merger consideration is based on a fixed exchange ratio rather than a fixed value, LCI stockholders bear the risk of a decrease in the trading price of Patrick common stock during the pendency of the merger.
•Ability to consider competing proposals. The possibility that the (i) $94,200,000 termination fee payable by LCI to Patrick under certain circumstances involving the termination of the merger agreement and (ii)
“force the vote” provision, which prevents LCI from terminating the merger agreement to accept a superior proposal unless and until LCI stockholders vote against the LCI merger proposal, could discourage other potential parties from making a competing offer.
•Influence over combined company. The fact that LCI will not designate a majority of the members of the combined company board and that (i) the Chief Executive Officer of the combined company will be Andy
L. Nemeth, the current Chairman and Chief Executive Officer of Patrick, and (ii) the Chairman of the
combined company board will be Todd M. Cleveland, the former Chief Executive Officer and Chairman of
Patrick.
•Litigation related to the merger. The risk that LCI or Patrick may be subject to lawsuits or other challenges to the merger, and that any adverse effects of these challenges, including any adverse rulings in lawsuits, may delay or prevent the merger from being completed on the currently expected timeline or at all or that may require LCI or Patrick to incur significant costs to address such challenges, including any costs to defend or settle any lawsuits.
•Interim operating covenants. The risk that the restrictions on the conduct of LCI’s business during the period between the execution of the merger agreement and the consummation of the merger as set forth in the merger agreement, although reciprocal with Patrick and believed to be reasonable and not unduly burdensome, could delay or prevent LCI from undertaking non-ordinary course business opportunities that may arise, or from undertaking any other non-ordinary course action it would otherwise take with respect to the operations of LCI absent the pending consummation of the merger.
•Risks associated with the announcement and pendency of the merger. The potential negative effects of the announcement and pendency of the merger, including the length of time anticipated between the execution of the merger agreement and the consummation of the merger, and the adverse impact that such interim period could have on LCI and its business, including:
◦the potential distraction of its workforce and management team from day-to-day operations;
◦the potential negative impact on LCI’s relationships with investors, customers, suppliers, business partners and other third parties, including the risk of increased competition, such as potential competition from original equipment manufacturer customers that may respond to the merger by pursuing vertical integration of the components they currently purchase from LCI and thereby become new competitors of the combined company;
◦the potential for the pendency of the merger to limit LCI’s ability to pursue strategic alternatives and other opportunities that could be beneficial to LCI; and
◦the potential negative impact on LCI’s ability to attract, hire and retain key employees, as current and prospective employees may experience uncertainty about their future roles with LCI or the combined company following the merger.
•Risks associated with failure to consummate the merger on a timely basis or at all. Completion of the merger is subject to a number of conditions set forth in the merger agreement. Some of the conditions, such as the LCI stockholder approval and the Patrick shareholder approval and certain regulatory approvals, are beyond LCI’s and Patrick’s control, which make the completion and timing of the merger uncertain. In addition, the merger agreement contains certain termination rights for both LCI and Patrick, which if exercised, will also result in the merger not being consummated. Furthermore, the governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the merger, or require changes to the terms of the merger agreement, or require divestitures or other remedies. If the merger is not completed for any reason, LCI’s ongoing business may be adversely affected without realizing any of the benefits of having completed the merger, including by incurring certain costs relating to the merger, including legal, accounting and other fees, whether or not the merger is completed and if the merger agreement is terminated and LCI seeks another merger or business combination, LCI’s stock price could decline, which could make it more difficult to find a party willing to offer equivalent or more attractive consideration than the consideration Patrick has agreed to provide in the merger.
•Interests of LCI’s directors and executive officers. The fact that LCI’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of LCI stockholders.
For more information about such interests, see below under the heading “The Merger—Interests of LCI
Directors and Executive Officers in the Merger.”
•Other risks. Risks of the type and nature described under the sections titled “Risk Factors” and
“Cautionary Statement Regarding Forward-Looking Statements.”
The LCI board believed that, overall, the potential benefits of the business combination to LCI stockholders outweighed the risks and uncertainties of the business combination.
The foregoing discussion of factors considered by the LCI board in reaching its conclusions and recommendation includes the principal factors considered by the LCI board, but is not intended to be exhaustive and may not include all of the factors considered by the LCI board. In light of the variety of factors considered in connection with its evaluation of the business combination, the LCI board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determinations and recommendation. Rather, the LCI board viewed its decisions as being based on the totality of the factors and information it considered. Moreover, each member of the LCI board applied his or her own personal business judgment to the consideration of different factors and may have given different weight to different factors.
The LCI board based its recommendation on the totality of the information available to it, including discussions with
LCI management and outside legal and financial advisors. In considering the recommendation of the LCI board, LCI stockholders should be aware that the directors and executive officers of LCI have certain interests in the merger that may be different from, or in addition to, the interests of LCI stockholders generally. The LCI board was aware of these interests and considered them when approving the merger agreement and recommending that LCI stockholders vote to approve the LCI merger proposal, which are described in the section titled “The Merger—Interests of LCI
Directors and Executive Officers in the Merger.”
It should be noted that this explanation of the reasoning of the LCI board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement
Regarding Forward-Looking Statements.”
Opinion of LCI’s Financial Advisor
Opinion of Perella Weinberg Partners LP
Introduction
LCI retained PWP to act as LCI’s financial advisor and provide an opinion in connection with the merger. The
LCI Board instructed PWP to evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of outstanding shares of LCI Common Stock (other than any shares of LCI Common Stock held by LCI, Patrick or any of their respective subsidiaries (such shares, the “Excluded Shares”)) in the proposed merger pursuant to the Merger Agreement.
On June 30, 2026, at a meeting of the LCI Board held to evaluate the merger and the Merger Agreement, PWP delivered an oral opinion to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by PWP as set forth in the written opinion delivered subsequently and based upon other matters as PWP considered relevant, the
Merger Consideration to be received by the holders of outstanding shares of LCI Common Stock (other than holders of Excluded Shares) in the proposed merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. PWP delivered its written opinion on June 30, 2026 to the LCI Board.
The PWP opinion speaks only as of the date thereof, and not as of the time the merger may be completed, or any other time. The PWP opinion does not reflect changes that may occur or may have occurred after its delivery, which could significantly alter the value, facts or elements on which the opinion was based.
The full text of PWP’s written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by PWP, is attached as
Annex F to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The summary of PWP’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. LCI stockholders are encouraged to read the PWP opinion carefully in its entirety.
PWP delivered its opinion for the information and assistance of the LCI Board in connection with, and for the purpose of, its evaluation of the merger, and PWP’s opinion does not address any other term or aspect of the Merger
Agreement or the merger and does not constitute a recommendation as to how the LCI Board, LCI or any other person (including any holder of LCI Common Stock) should vote or otherwise act with respect to the proposed merger or any other matter. PWP consented in writing to the inclusion of its opinion in full and the description of such opinion in this joint proxy statement/prospectus.
In connection with rendering its opinion, PWP, among other things:
•reviewed certain publicly available financial statements and other publicly available business and financial information with respect to LCI and Patrick, including equity research analyst reports;

•reviewed certain internal financial statements, analyses and forecasts (for purposes of this section, the
“LCI Standalone Projections”) and other internal financial information and operating data relating to the business of LCI, in each case, prepared by management of LCI and approved for PWP’s use by the
LCI Board as set forth in the section titled “Certain Unaudited Prospective Financial Information”;
•reviewed certain internal financial statements, analyses and forecasts (for purposes of this section, the
“Patrick Standalone Projections”) and other internal financial information and operating data relating to the business of Patrick, in each case prepared by management of Patrick and approved for PWP’s use by the LCI Board as set forth in the section titled “Certain Unaudited Prospective Financial
Information”;
•discussed the past and current business, operations, financial condition and prospects of LCI and the combined company with senior management of LCI, the LCI Board, and other representatives and advisors of LCI;
•discussed the past and current business, operations, financial condition and prospects of Patrick and the combined company with senior executives of LCI and Patrick, the LCI Board, and other representatives and advisors of LCI and Patrick;
•discussed with members of the senior managements of LCI and Patrick their assessment of the strategic rationale for, and the potential benefits of, the merger;
•reviewed certain estimates as to the amount and timing of certain cost savings and related expenses, operating efficiencies, revenue effects and financial synergies and dis-synergies anticipated by management of Patrick and LCI to result from the consummation of the merger (as used in this section, the “Synergy Projections”) approved for PWP’s use by the LCI Board as set forth in the section titled
“Certain Unaudited Prospective Financial Information”;
•compared the financial performance of LCI and Patrick with that of certain publicly traded companies which PWP believed to be generally relevant;
•reviewed the historical trading prices and trading activity for the LCI Common Stock and the Patrick
Common Stock and compared such price and trading activity with that of securities of certain publicly-
traded companies which PWP believed to be generally relevant;
•participated in discussions among representatives of LCI and Patrick and their respective advisors;
•reviewed a draft of the Merger Agreement dated June 30, 2026; and
•conducted such other financial studies, analyses and investigations, and considered such other factors, as it deemed appropriate.
For purposes of its opinion, PWP assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by PWP (including information that was available from public sources) and PWP further relied upon the assurances of management of LCI that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the LCI Standalone Projections and the Synergy Projections, PWP was advised by management of LCI and assumed, with the consent of the LCI Board, that the LCI Standalone Projections and the Synergy Projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of LCI as to the future financial performance of LCI and the other matters covered thereby and PWP expressed no view as to the reasonableness of the LCI Standalone Projections, the Synergy Projections or the
assumptions on which they were based. With respect to the Patrick Standalone Projections, PWP was advised by management of Patrick and assumed, with the consent of the LCI Board, that such Patrick Standalone Projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Patrick as to the future financial performance of Patrick and the other matters covered thereby, and

PWP expressed no view as to the reasonableness of the Patrick Standalone Projections or the assumptions on which they were based. In arriving at its opinion, PWP did not make or was not provided with any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of
LCI, Patrick or any of their respective subsidiaries. PWP did not assume any obligation to conduct, nor did PWP conduct, any physical inspection of the properties or facilities of LCI, Patrick or any other party. In addition, PWP did not evaluate the solvency of any party to the Merger Agreement, or the impact of the merger thereon, including under any applicable laws relating to bankruptcy, insolvency or similar matters.
PWP assumed that the final Merger Agreement would not differ from the draft of the Merger Agreement reviewed by PWP in any respect material to its analysis or its opinion. PWP also assumed that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein were true and correct in all respects material to PWP’s analysis and its opinion, (ii) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to PWP’s analysis and its opinion, and (iii) the merger would be consummated in a timely manner in accordance with the terms set forth in the
Merger Agreement, without any modification, amendment, waiver or delay that would be material to PWP’s analysis or its opinion. In addition, PWP assumed that in connection with the receipt of all approvals and consents required in connection with the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would be material to PWP’s analysis.
The opinion addressed only the fairness from a financial point of view, as of June 30, 2026, to the holders (other than holders of Excluded Shares) of LCI Common Stock of the Merger Consideration in the proposed merger pursuant to the Merger Agreement. PWP was not asked to, nor did it, offer any opinion as to any other term of the
Merger Agreement or any other document contemplated by or entered into in connection with the Merger
Agreement, the form or structure of the merger or the likely timeframe in which the merger would be consummated.
In addition, PWP expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, whether relative to the Merger Consideration or otherwise. PWP expressed no opinion as to the fairness of the merger to the holders of any other class of securities, creditors or other constituencies of LCI, as to the underlying decision by LCI to engage in the merger or as to the relative merits of the merger compared with any alternative transactions or business strategies. Nor did PWP express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document. PWP’s opinion did not address any legal, tax, regulatory or accounting matters, as to which PWP understood LCI had received such advice as it deemed necessary from qualified professionals.
PWP’s opinion was necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to PWP as of, June 30, 2026. PWP assumed no obligation to update, revise or reaffirm its opinion and expressly disclaimed any responsibility to do so based on subsequent developments that may affect PWP’s opinion.
The estimates contained in PWP’s analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by any analysis. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, PWP’s analysis and estimates are inherently subject to substantial uncertainty.
In arriving at its opinion, PWP did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. PWP employed several analytical methodologies in its analyses, and no one single method of analysis should be regarded as dispositive of PWP’s overall conclusion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.
Accordingly, PWP believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and all factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. PWP’s conclusion, therefore, is based upon the application of PWP’s own experience and judgment to all analyses and factors considered by it, taken as a whole. PWP’s opinion was reviewed and approved by its fairness opinion committee.
The data and analyses summarized below in this joint proxy statement/prospectus are from PWP’s presentation to the LCI Board delivered on June 30, 2026. The analyses summarized below include information presented in tabular format. To fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses and full text of PWP’s written opinion, which is included as Annex F of this joint proxy statement/prospectus.
Summary of PWP’s Financial Analyses
The following is a summary of the material financial analyses performed by PWP and reviewed by the LCI
Board in connection with PWP’s opinion and does not purport to be a complete description of the financial analyses performed by PWP. The order of analyses described below does not represent the relative importance or weight given to those analyses by PWP. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand PWP’s financial analyses, these tables must be read together with the text of each summary. These tables alone do not constitute a complete description of the financial analyses.
Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PWP’s financial analyses. Future results may differ from those described and such differences may be material.
Selected Public Companies Analysis
PWP reviewed and analyzed certain financial information including market valuation multiples for LCI and
Patrick and the following companies with publicly traded equity securities and recreational vehicle and enthusiast operations, collectively referenced as “RV and Enthusiast Peers”:
•Brunswick Corporation
•Dometic Group AB
•Fox Factory Holding Corp.
•Polaris Inc.
•Thor Industries Inc.
•Winnebago Industries
•Yeti Holdings Inc.
Additionally, PWP reviewed and analyzed financial information including market valuation multiples for the following companies with publicly traded equity securities, collectively referenced as “Other Reference Peers”:
•Griffon Corp.
•Hayward Holdings Inc.
•Holley Inc.
•Thule Group AB
•UFP Industries Inc.
The RV and Enthusiast Peers and the Other Reference Peers are referred to in this discussion as the “selected public companies.” No selected public company or group of companies is identical to LCI or Patrick. Accordingly,
PWP believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of LCI, Patrick and the selected public companies that could affect the public trading values of each also are relevant.
For each of LCI, Patrick and the selected publicly-traded companies, PWP reviewed such company’s enterprise value (referred to as “EV”) as of June 29, 2026, as a multiple of estimated EBITDA for (i) the calendar year ending
2026 (“2026E EBITDA”) and (ii) for the calendar year ending 2027 (“2027E EBITDA”). For each of the selected companies, PWP calculated and compared financial information and financial market multiples and ratios based on company filings for historical information and consensus third-party research estimates for forecasted information.
Set forth below are the composite mean and median multiples resulting from this analysis:

Peer Composite(1)	EV / 2026E EBITDA	EV / 2027E EBITDA
Median
RV and Enthusiast Peers	9.7x	8.7x
Other Reference Peers	12.3x	11.1x

Mean
RV and Enthusiast Peers	9.8x	8.7x
Other Reference Peers	10.9x	10.0x
__________________
(1)EBITDA figures for Thor, Hayward, Yeti, Fox Factory and Holley were reduced by stock-based compensation to be on a like-for-like basis with LCI and other peers.
Based on the analysis of the relevant metrics described above and on professional judgments made by PWP,
PWP selected and applied a range of multiples of (i) 7.0x to 9.0x to EV / 2026E EBITDA for LCI using the LCI
Standalone Projections and consensus third-party research estimates, (ii) 6.5x to 8.5x to EV / 2027E EBITDA for
LCI using the LCI Standalone Projections and consensus third-party research estimates, (iii) 9.0x to 11.0x to EV /
2026E EBITDA for Patrick using the Patrick Standalone Projections and consensus third-party research estimates and (iv) 8.0x to 10.0x to EV/ 2027E EBITDA for Patrick using the Patrick Standalone Projections and consensus third-party research estimates, in each case reducing Patrick’s EBITDA by stock-based compensation consistent with the treatment of LCI and the applicable peers. From these analyses, for each of LCI and Patrick, PWP derived ranges of implied equity values from the enterprise values by adding cash and other investments and subtracting debt and net non-operating liabilities. PWP calculated implied values per share by dividing the implied equity values by the applicable diluted shares (based upon the number of issued and outstanding shares and other equity interests in each case provided by the managements of LCI and Patrick, as applicable, and using the treasury method for calculation of option dilution). The ranges of implied values per share derived from these calculations are summarized in the following table:

	Implied Value Range Per Share (Using EV / 2026E EBITDA)	Implied Value Range Per Share (Using EV / 2027E EBITDA)
LCI Share Price (Based on LCI Forecast)	$107.09 – $146.96	$121.63 – $169.04
LCI Share Price (Based on Consensus Third-Party Research Estimates)	$95.70 – $132.30	$96.35 – $135.98
Patrick Share Price (Based on Patrick Forecast)	$88.91 – $117.64	$91.02 – $123.88
Patrick Share Price (Based on Consensus Third-Party Research Estimates)	$85.86 – $113.91	$83.45 – $114.41
PWP then calculated the exchange ratio ranges implied by the selected publicly-traded companies analysis. For each of the foregoing analyses, PWP calculated (i) the ratio of the highest implied value per share for LCI derived from the selected publicly-traded companies analysis to the lowest implied value per share for Patrick derived from the selected publicly-traded companies analysis and (ii) the ratio of the lowest implied value per share for LCI derived from the selected publicly-traded companies analysis to the highest implied value per share for Patrick derived from the selected publicly-traded companies analysis to calculate the following implied exchange ratio ranges:

Implied Exchange Ratio Ranges
2026E EBITDA Multiples Management Forecast	0.910x – 1.653x
2026E EBITDA Multiples Consensus Estimates	0.840x – 1.541x
2027E EBITDA Multiples Management Forecast	0.982x – 1.857x
2027E EBITDA Multiples Consensus Estimates	0.842x – 1.630x
PWP compared these implied exchange ratio ranges to the exchange ratio of 1.2440 shares of Patrick Common
Stock to be received for each share of LCI Common Stock as provided for in the Merger Agreement.
Discounted Cash Flow Value Analysis
For each of LCI and Patrick, PWP performed a discounted cash flow analysis, which is a method of deriving an implied value range for a company’s equity securities based on the sum of the company’s unlevered free cash flows over a forecast period and the terminal value at the end of the forecast period. In connection with this analysis, PWP used the LCI Standalone Projections for LCI and the Patrick Standalone Projections for Patrick. In performing this analysis, PWP:
•calculated the present value of the estimated standalone unlevered free cash flows (calculated as net operating profit after tax, plus depreciation and amortization, minus capital expenditures, and adjusting for changes in net working capital and certain other cash flow items set forth in the LCI Standalone
Projections and Patrick Standalone Projections) that each of LCI and Patrick was forecasted to generate for 2026E through 2030E using discount rates ranging from 8.75% to 9.75% for LCI and 8.75% to
9.75% for Patrick, in each case based on estimates of the weighted average cost of capital of each company; and
•added terminal values for each of LCI and Patrick, calculated by applying a range of selected terminal
EBITDA exit multiples of 8.0x to 9.0x for LCI and 9.0x to 10.0x for Patrick to the applicable forecasted 2030E EBITDA, in each case discounted to present value using the same discount rates for each of LCI and Patrick as set forth above.
PWP selected the terminal EBITDA exit multiple ranges set forth above utilizing its professional judgment and experience, taking into account current and historical trading multiples for LCI, Patrick and the selected public companies. The selected terminal EBITDA exit multiple ranges implied perpetuity growth rates ranging from 1.2%
to 2.9% for LCI and 1.3% to 2.9% for Patrick. The terminal EBITDA exit multiple range applied to Patrick was higher than the range applied to LCI, reflecting the historical trading multiple differential between the two businesses, which PWP attributed to differences in their respective capital allocation strategies and historical and projected financial performance.
From the ranges of implied enterprise values generated by the foregoing analysis, for each of LCI and Patrick,
PWP derived ranges of implied equity values by adding cash and other investments and subtracting debt, net of non-
operating liabilities. PWP calculated implied values per share by dividing the implied equity values by the applicable diluted shares (based upon the number of issued and outstanding shares and other equity interests in each case provided by the managements of LCI and Patrick, as applicable, and using the treasury method for calculation of option dilution). The ranges of implied values per share derived from these calculations are summarized in the following table:

	LCI Share Price (based on LCI Standalone Projections) Range	Patrick Share Price (based on Patrick Standalone Projections) Range
Implied Value Range Per Share	$186.00 – $215.00	$155.00 – $180.00

PWP then calculated the exchange ratio ranges implied by the discounted cash flow analysis. For each of the foregoing analyses, PWP calculated (i) the ratio of the highest implied value per share for LCI derived from the discounted cash flow analysis to the lowest implied value per share for Patrick derived from the discounted cash flow analysis and (ii) the ratio of the lowest implied value per share for LCI derived from the discounted cash flow analysis to the highest implied value per share for Patrick derived from the discounted cash flow to calculate the implied exchange ratio range of 1.033x – 1.387x.
PWP compared these exchange ratio ranges to the exchange ratio of 1.2440 shares of Patrick Common Stock to be received for each share of LCI Common Stock as provided for in the Merger Agreement.
Summary of Additional Reference Data
In connection with conducting the analyses described above, PWP reviewed the following data, which were used for reference purposes only and were not used in PWP’s determination of the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of outstanding shares of LCI Common Stock pursuant to the Merger Agreement.
Historical Trading Prices and Exchange Ratios
PWP reviewed the historical trading prices for shares of LCI Common Stock and Patrick Common Stock since
June 29, 2025 including the current, three-month and twelve month periods, in each case ending on June 29, 2026, and the corresponding range of historical implied exchange ratios (calculated by dividing the closing per share price of LCI Common Stock by the closing per share price of Patrick Common Stock on a given date) for such periods.
The implied historical exchange ratio ranges are set forth in the table below.

Implied Historical Exchange Ratio Ranges
Time Period	Implied Exchange Ratio
Trading Since Parties Publicly Confirmed Merger Discussions on April 17	1.006x – 1.313x
Last Three Months	1.006x – 1.313x
Last Twelve Months	0.873x – 1.313x
PWP compared each of the exchange ratios listed above to the exchange ratio of 1.2440 shares of Patrick
Common Stock to be received for each share of LCI Common Stock as provided for in the Merger Agreement.
Equity Research Analysts’ Price Targets
PWP reviewed analyst price targets per share of LCI Common Stock prepared and published since May 5, 2026.
PWP assumed that such price targets generally reflected each analyst’s estimate of the 12-month future public market trading price per share of LCI Common Stock. The analysts’ range of price targets for shares of LCI
Common Stock was $125 per share to $185 per share.
PWP also reviewed analyst price targets per share of Patrick Common Stock prepared and published since
April 30, 2026. PWP assumed that such price targets generally reflected each analyst’s estimate of the 12-month future public market trading price per share of Patrick Common Stock. The analyst’s range of price targets for shares of Patrick Common Stock was $98 per share to $140 per share.
For each equity research analyst with price targets for LCI Common Stock and Patrick Common Stock, PWP calculated an implied exchange ratio equal to such analyst’s price target per share of LCI Common Stock divided by such analyst’s price target per share of Patrick Common Stock. Based on these individual analyst-implied exchange ratios, PWP derived a range of implied exchange ratios of shares of LCI Common Stock to shares of Patrick
Common Stock, representing the lowest and highest of such analyst-implied exchange ratios, of 0.926x to 1.370x.
PWP compared this exchange ratio range to the exchange ratio of 1.2440 shares of Patrick Common Stock to be received for each share of LCI Common Stock as provided for in the Merger Agreement. The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of LCI Common Stock or Patrick Common Stock and these estimates are subject to uncertainties, including the future financial performance of LCI, Patrick and future financial market conditions.
General
PWP was not requested to, and it did not, solicit third-party indications of interest in the possible acquisition of all or part of LCI, nor was it requested to consider, and its opinion did not address, the underlying business decision by LCI to engage in the merger or the relative merits of the merger as compared with any alternative transactions or business strategies.
PWP and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions, as well as for estate, corporate and other purposes.
PWP and its affiliates also engage in securities trading and brokerage, equity research and other financial services. Except in connection with PWP’s engagement as financial advisor to LCI in connection with the merger, during the two-year period prior to June 30, 2026, no material relationship existed between PWP or its affiliates, on the one hand, and LCI, Patrick or any of their respective affiliates, on the other hand, pursuant to which PWP or its affiliates has received or anticipates receiving compensation. PWP and its affiliates in the future may provide investment banking and other financial services to Patrick and/or LCI or any of the other parties to the mergers or their respective stockholders or affiliates and in the future may receive compensation for the rendering of these services. In the ordinary course of PWP’s business activities, PWP and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for PWP’s own account or the accounts of its customers or clients, in (i) debt, equity or other securities (or related derivative securities) or financial instruments
(including bank loans or other obligations) of LCI, Patrick or any of their respective affiliates and (ii) any currency or commodity that may be material to LCI and/or Patrick or otherwise involved in the merger.
In addition, PWP and its affiliates and certain of its employees, including members of the team performing services in connection with the merger, as well as certain private equity funds and investment management funds associated or affiliated with PWP in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including LCI, Patrick or their respective equityholders or affiliates, other potential participants in the merger or their respective equityholders or affiliates.
PWP is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.
The LCI Board selected PWP to act as its financial advisor in connection with the merger on the basis of PWP’s experience in mergers similar to the merger, its reputation in the investment community and its familiarity with LCI and its business.
PWP acted as financial advisor to LCI in connection with, and participated in certain negotiations leading to, the merger. PWP expects to receive aggregate fees of approximately $36 million for its services, $5 million of which became payable upon the rendering of its opinion and the principal portion of which is contingent upon the consummation of the merger. Because the contingent fee is determined by reference to LCI's enterprise value at the effective time of the merger, the amount ultimately payable to PWP may differ from the amount estimated herein.
The estimated fee disclosed herein reflects enterprise value calculations based on market data as of September 15,
2026, and may increase or decrease depending on changes in LCI's share price prior to closing. PWP will also be entitled to receive a termination fee equal to a portion of any compensation LCI may receive as a result of the termination of the Merger Agreement. In addition, LCI has agreed to reimburse PWP for its reasonable out-of-
pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel.
LCI also agreed to indemnify PWP, its affiliates and their respective officers, directors, partners, members, employees, consultants and agents and controlling persons for certain liabilities related to or arising out of its rendering of services under its engagement or to contribute to payments that PWP may be required to make in respect of these liabilities.
The description set forth above constitutes a summary of the analyses employed and factors considered by PWP in rendering its opinion to the LCI Board. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.
Certain Unaudited Prospective Financial Information
Neither Patrick nor LCI, as a matter of course, makes public long-term forecasts as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with the merger, the following prospective financial information was prepared: (i) certain unaudited prospective financial information with respect to Patrick (which we refer to as the
“Patrick Standalone Projections”); (ii) certain unaudited prospective financial information with respect to LCI on a standalone basis for LCI’s fiscal years 2026 through 2030, prepared by LCI management (which we refer to as the
“LCI Standalone Projections”); and (iii) certain estimates of run-rate synergies expected to be realized following the completion of the merger, jointly prepared by Patrick’s management and LCI’s management (which we refer to as the “Synergy Projections”). We refer to the Patrick Standalone Projections, the LCI Standalone Projections, and the
Synergy Projections as the “Forecasted Financial Information.”
The Patrick Standalone Projections and the LCI Standalone Projections were prepared treating Patrick and LCI, as applicable, on a standalone basis, without giving effect to the merger, and exclude: (i) any impact of the negotiation or execution of the merger agreement or the merger; (ii) the expenses that have already been and will be incurred in connection with completing the merger; (iii) the potential synergies and net tax benefits that may be achieved by the combined company as a result of the merger; (iv) the effect of any restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals; (v) the effect of any business, operations or strategic decisions or actions that have been or will be taken as a result of the merger agreement having been executed or in anticipation of completing the merger; (vi) certain potential or actual litigation and regulatory actions to which Patrick or LCI may be parties or may be subject; and (vii) the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Because the Patrick Standalone
Projections and the LCI Standalone Projections were developed for Patrick and LCI, respectively, as independent companies without giving effect to the merger, the respective projections do not reflect any synergies that may be realized as a result of the merger or any changes to Patrick’s or LCI’s respective operations or strategy that may be implemented after completion of the merger.
The forecasted financial information is not included in this joint proxy statement/prospectus to influence any decision on whether to vote for the Patrick proposals or the LCI proposals, as applicable, but rather is included in this joint proxy statement/prospectus to give Patrick shareholders and LCI stockholders access to certain non-public information that was provided to the Patrick board and Patrick’s financial advisors and to the LCI board and LCI’s financial advisor, as applicable. The inclusion of the forecasted financial information should not be regarded as an indication that the Patrick board, Patrick, the LCI board, LCI or their respective members of management or financial advisors or any other recipient of this information considered, or now considers, them to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and they should not be relied on as such. There can be no assurance that the projected results will be realized or that actual results of Patrick, LCI or the combined company will not be materially lower or higher than estimated, whether or not the merger is completed. The forecasted financial information is based solely on information available to Patrick management and
LCI management, as applicable, at the time of its preparation and has not been updated or revised to reflect information or results after the date it was prepared or as of the date of this joint proxy statement/prospectus. Patrick has and may in the future report results of operations for periods included in the Patrick Standalone Projections that will be completed following the preparation of the Patrick Standalone Projections. LCI has and may in the future report results of operations for periods included in the LCI Standalone Projections that will be completed following the preparation of the LCI Standalone Projections. Shareholders and investors are urged to refer to Patrick’s and
LCI’s periodic filings with the SEC for information on Patrick’s and LCI’s respective actual historical results.
The forecasted financial information was not prepared with a view toward public disclosure or compliance with
GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public
Accountants for preparation or presentation of prospective financial information, but, in the view of Patrick management or LCI management, as applicable, was reasonably prepared in good faith on a basis reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of Patrick management’s or LCI management’s, as applicable, knowledge and belief, the expected future financial performance of Patrick and LCI, as applicable, and, in the case of the Synergy Projections, the combined company.
However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the forecasted financial information. Although Patrick management and LCI management believe there is a reasonable basis for their respective forecasted financial information, Patrick and LCI caution that actual future results could be materially different from the forecasted financial information.
The forecasted financial information included in this document has been prepared by, and is the responsibility of, Patrick management and LCI management. Neither Patrick’s nor LCI’s respective independent registered public accounting firm, nor any other independent accountants, has audited, reviewed, examined, compiled or performed any procedures with respect to the forecasted financial information and, accordingly, each of Patrick’s and LCI’s respective independent registered public accounting firms does not express an opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. The report of Deloitte & Touche LLP, Patrick’s independent registered public accounting firm, contained in the Patrick Annual Report on Form 10-K for the year ended December 31,
2025, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of Patrick, and such report does not extend to the forecasted financial information and should not be read to do so. The report of KPMG LLP, LCI’s independent registered public accounting firm, contained in the LCI
Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference into this joint proxy statement/prospectus, relates to LCI’s previously issued financial statements. It does not extend to the forecasted financial information and should not be read to do so.
The forecasted financial information is subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the forecasted financial information is based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Patrick’s management and LCI’s management, as applicable, as of the date of their preparation. These estimates and assumptions may prove to be affected by any number of factors, including the impact of the announcement, pendency and consummation of the merger, general economic conditions and political or regulatory conditions or developments globally or in the markets or industries in which Patrick and LCI do business, the risk of litigation or government or regulatory action, disruptions in the capital and credit markets and other risks and uncertainties described or incorporated by reference in the sections titled “Risk Factors” and “Cautionary Statement Regarding
Forward-Looking Statements” in this joint proxy statement/prospectus, all of which are difficult to predict and many of which are beyond the control of Patrick and LCI and will be beyond the control of the combined company following the completion of the merger. The forecasted financial information also reflects assumptions as to certain business decisions that are subject to change. There can be no assurance that the forecasted financial information will be realized, and actual results will likely differ, and may differ materially, from those shown. Generally, the further out the period to which the forecasted financial information relate, the less predictive the information becomes.
The forecasted financial information includes non-GAAP financial measures for each of Patrick and LCI. Please see the tables below for a description of how Patrick and LCI define these non-GAAP financial measures for purposes of the forecasted financial information in this section. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by Patrick and LCI may not be comparable to similarly titled measures used by other companies. The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to a financial measure calculated and presented in accordance with GAAP do not apply to non-GAAP financial measures included in disclosure of financial projections provided to a board of directors or a financial advisor in connection with a proposed business combination such as the merger if the disclosure is included in a document such as this joint proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Patrick board, the LCI board or their respective members of management or financial advisors in connection with their respective evaluation of the merger. Accordingly, no reconciliation of the non-GAAP financial measures included in the forecasted financial information to the relevant GAAP financial measures is provided in this joint proxy statement/prospectus.
None of Patrick, LCI, the combined company or their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the forecasted financial information, and, except as required by applicable law, none of Patrick, LCI, the combined company or their respective affiliates, officers, directors, advisors or other representatives undertakes any obligation to update, or otherwise revise or reconcile, the forecasted financial information to reflect circumstances existing after the date the forecasted financial information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasted financial information are shown to be inappropriate. None of Patrick, LCI, the combined company or their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Patrick shareholder, LCI stockholder or any other person regarding Patrick’s or
LCI’s respective ultimate performance compared to the information contained in the forecasted financial information or that forecasted results will be achieved. Patrick has made no representation to LCI, in the merger agreement or otherwise, concerning the Patrick Standalone Projections or the Synergy Projections. LCI has made no representation to Patrick, in the merger agreement or otherwise, concerning the LCI Standalone Projections or the
Synergy Projections.
Patrick Standalone Projections
The Patrick standalone projections reflected prospective financial information for Patrick for fiscal years 2026 through 2030. Patrick management’s forecast methodology incorporated views by end market and a mid-cycle approach intended to normalize significant year-to-year industry fluctuations. The forecast assumed, among other things, no pricing increases over the forecast period, upper-mid-single-digit growth in end markets, operating leverage in labor and overhead, low-single-digit growth in SG&A expenses and capital expenditures generally ranging from approximately 1% to 2% of revenue.
Summary of Patrick Standalone Projections

($ in millions)	2026E (2)	2027E	2028E	2029E	2030E
Revenue	$4,117	$4,448	$4,804	$5,189	$5,605
Adjusted EBITDA (post-SBC) (1)	$479	$548	$627	$720	$825
Unlevered FCF for Discounting (2)	$373	$378	$423	$479	$546
__________________
(1)Adjusted EBITDA (post-SBC) is a non-GAAP financial measure calculated as EBITDA, adjusted for gains or losses on sales of property, plant and equipment, acquisition-related transaction costs and acquisition-related fair-value inventory step-up adjustments, with stock-based compensation treated as an expense. EBITDA is a non-GAAP financial measure calculated as net income plus depreciation and amortization, net interest expense and income taxes. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.
(2)Unlevered FCF for Discounting is a non-GAAP financial measure calculated as net operating profit after tax, plus depreciation and amortization, less capital expenditures, plus or minus changes in net working capital, as used in the discounted cash flow analyses presented to the Patrick Board. The 2026E amount represents projected cash flows for Q2 through Q4 2026; 2026E Revenue and Adjusted EBITDA are full-year projections.
LCI Standalone Projections
In connection with the evaluation of a potential strategic transaction with Patrick by the LCI board, in April
2026, LCI’s management prepared an update to LCI’s existing long-range plan that was presented to the LCI board and contained certain non-public, unaudited, standalone financial projections for LCI’s fiscal years 2026 through
2030 (the “LCI Standalone Projections”).

The LCI board used the LCI Standalone Projections to assist in its decision-making process in determining whether to authorize and approve the execution of the merger agreement and whether to recommend that LCI’s shareholders adopt the merger agreement (as described in further detail in the section titled “—Recommendation of the LCI Board of Directors and Reasons for the Merger”) and the LCI Standalone Projections were approved by the
LCI board for use and were used by PWP in connection with its analyses and opinions described in the section titled
“—Opinion of LCI’s Financial Advisor—Opinion of Perella Weinberg Partners LP.” LCI also shared the forecasts for fiscal years 2026 through 2030 contained in the LCI Standalone Projections with Patrick and its financial advisors.
The following table presents a summary of the LCI Standalone Projections prepared by LCI’s management
(except unlevered free cash flow, which was arithmetically calculated by PWP solely using prospective financial information included in the LCI Standalone Projections) and provided to the LCI board.
Summary of LCI Standalone Projections

($ in millions)	2026E	2027E	2028E	2029E	2030E
Revenue	$4,374	$4,734	$5,016	$5,310	$5,621
Adjusted EBITDA (1)	$493	$587	$647	$688	$755
Unlevered Free Cash Flow (2)	$312	$355	$383	$406	$449
__________________
(1)Adjusted EBITDA is a non-GAAP measure calculated as EBITDA, plus certain restructuring charges incurred in 2026E, totaling approximately $5 million. EBITDA is a non-GAAP measure calculated as net income plus depreciation and amortization, net interest expense and income taxes.
(2)Unlevered Free Cash Flow is a non-GAAP measure calculated as EBITDA, less taxes paid, increases in net working capital and capital expenditures. The 2026E amount represents projected cash flows for Q2 through Q4 2026; 2026E Revenue and Adjusted EBITDA are full-
year projections.
The LCI Standalone Projections were based on numerous estimates, expectations, beliefs, opinions and assumptions with respect to LCI’s business, including its results of operations and financial condition, capital costs, growth rates, and with respect to general business, economic, market, regulatory and financial conditions, including annual industry wide volumes, market share and pricing assumptions across LCI’s product lines, all of which are difficult to predict and many of which are beyond LCI’s control and may not be realized. LCI management believes that the estimates, expectations, beliefs, opinions and assumptions used as a basis for the LCI Standalone Projections were reasonable based on the information available to LCI management at the time they were prepared. However, the LCI Standalone Projections are not a guarantee of actual future performance. The future financial results of
LCI’s business may differ materially from those expressed in the LCI Standalone Projections due to various factors, including factors that are beyond LCI’s ability to control or predict.
Synergy Projections
The Synergy Projections, prepared and agreed by Patrick’s and LCI’s management, contain estimates of certain synergies expected to be realized following the completion of the merger, including approximately $150 million of annual net run-rate synergies, which relate primarily to procurement and indirect spend savings, facilities and logistics optimization and sales, general and administrative rationalization. The Synergy Projections were provided to the Patrick board and the LCI board and to the Patrick financial advisors and PWP. The estimated cost synergies assumed that the expected benefits of the merger would be realized.
The Synergy Projections were based upon numerous estimates and expectations, beliefs, opinions and assumptions with respect to the combined company, including its cost and operating structure, results of operations and financial condition, customer demand levels and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Patrick’s and LCI’s control and may not be realized. Patrick’s and LCI’s management, as applicable, believe that the estimates, expectations, beliefs, opinions and assumptions used as a basis for the Synergy
Projections were reasonable based on the information available to them at the time they were prepared. However, the
Synergy Projections are not a guarantee of actual future performance or ability to achieve the estimated synergies.
The future financial consequences of the merger may differ materially from those expressed in the Synergy

Projections due to various factors, including factors that are beyond Patrick’s or LCI’s ability to control or predict.
Important factors that may affect Patrick’s, LCI’s or the combined company’s actual ability to achieve the Synergy
Projections are further described in the section titled “Cautionary Statement Regarding Forward-Looking
Statements.” Information regarding the uncertainties associated with realizing the Synergy Projections in connection with the merger is also described in the section titled “Risk Factors.”
The Synergy Projections are not, and should not be regarded as, a representation that any of the results or expectations contained in, or forming a part of, the Synergy Projections will be achieved.
Summary of Synergy Projections(3)

($ in millions)	2026E	2027E	2028E	2029E	2030E
Adjusted EBITDA Impact (1)	—	—	$15	$150	$150
Unlevered FCF for Discounting (2)	—	—	$11	$111	$112
__________________
(1)Adjusted EBITDA Impact represents the modeled net effect of realized cost synergies and costs to achieve the synergies.
(2)Unlevered FCF for Discounting represents the after-tax unlevered cash flow impact of the modeled synergies and costs to achieve the synergies used in the discounted cash flow analysis.
(3)The synergy projections presented to the Patrick Board assumed an illustrative December 31, 2026 transaction closing date and $150 million of annual run-rate pre-tax cost synergies fully realized by year three.
No Appraisal Rights
Under Delaware law, LCI’s stockholders are not entitled to appraisal rights for their shares of LCI common stock in connection with the LCI merger proposal described herein or to any similar rights of dissenters under
Delaware law. Under Indiana law, Patrick shareholders are not entitled to appraisal or dissenters’ rights in connection with the merger.
Regulatory Approvals
Neither Patrick nor LCI is aware of any material governmental approvals or actions that are required for consummation of the merger other than as described below. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought. For additional information regarding regulatory approvals in connection with the merger, see the section titled “The Merger
Agreement—Covenants and Agreements—Efforts to Complete the Merger.”
U.S. Antitrust Clearance
The consummation of the merger is subject to the receipt of antitrust clearance in the United States. Under the
HSR Act and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the FTC and the DOJ, and the applicable waiting period (or any extensions of such waiting period) has expired or been terminated. For additional information regarding regulatory approvals in connection with the merger, see the section titled “The Merger Agreement—Covenants and Agreements—Efforts to Complete
the Merger.”
Most transactions notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR notification and report forms. If the Antitrust
Division of the DOJ or the FTC issues a second request, which is formally known as a Request for Additional
Information and Documentary Material, prior to the expiration of the 30-calendar-day waiting period (or after an additional 30-calendar day waiting period if the parties pull and refile their HSR notification period), the transaction cannot close until the parties observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless such second waiting period is extended voluntarily by the parties or terminated sooner by the Antitrust Division.
On August 5, 2026, Patrick and LCI each filed their respective HSR Act notifications with the FTC and the DOJ in connection with the merger. On September 4, 2026, Patrick and LCI each voluntarily withdrew their respective
HSR Act notifications and, on September 9, 2026, refiled their respective HSR Act notifications with the FTC and the DOJ. The refilings initiated a new waiting period under the HSR Act. Consistent with the HSR Act and its implementing rules and regulations, on October 9, 2026, Patrick and LCI each received a second request from the
Antitrust Division of the DOJ in connection with its review of the merger. The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after Patrick and LCI have substantially complied with the request, unless that period is extended voluntarily by the parties or terminated sooner by the Antitrust
Division. Patrick and LCI are in the process of responding to the DOJ’s second request.
Non-U.S. Antitrust Clearance and Regulatory Approvals
Patrick and LCI derive revenues, have assets or other presence in jurisdictions outside the United States where merger control, foreign investment, or foreign subsidies filings or clearances may be necessary or recommended. In addition to antitrust approval in the United States, Patrick and LCI will seek the receipt of applicable governmental consents, approvals, and other clearances required to be obtained under the merger agreement. The merger cannot be consummated until the closing conditions relating to the applicable filings or clearances in the required jurisdictions have been satisfied or waived.
Securities and Exchange Commission
In connection with the issuance of Patrick common stock to LCI stockholders, Patrick has filed a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part. Each of Patrick and LCI has agreed to use its reasonable best efforts to have the registration statement declared effective under the Securities Act as promptly as reasonably practicable after filing.
NASDAQ
The consummation of the merger is subject to approval for listing of the Patrick common stock issuable in the merger on the Nasdaq, subject to official notice of issuance.
Interests of Patrick Directors and Executive Officers in the Merger
In considering the recommendation of the Patrick board with respect to the Patrick proposals, Patrick shareholders should be aware that the directors and executive officers of Patrick have interests in the merger that may be different from, or in addition to, the interests of Patrick shareholders generally. The members of the Patrick board were aware of and considered these interests, among other matters, in evaluating, negotiating and approving the merger agreement and in determining to recommend that Patrick shareholders approve the Patrick share issuance proposal, the Patrick authorized stock increase proposal, and the Patrick articles amendment and restatement proposal. Such interests are described in more detail below.
Patrick’s executive officers for purposes of the discussion below are: (i) Andy L. Nemeth (Chief Executive
Officer); (ii) Matthew S. Filer (Executive Vice President - Finance, Chief Financial Officer and Treasurer); (iii)
Jeffrey M. Rodino (President); (iv) Hugo E. Gonzalez (President - Powersports and Housing, and Chief Operating
Officer); (v) Joel D. Duthie (Executive Vice President, Chief Legal Officer and Secretary); (vi) Jacob R. Petkovich
(President - Marine); (vii) Charles R. Roeder (President - RV); and (viii) Stacey L. Amundson (Executive Vice
President and Chief Human Resources Officer). For purposes of this discussion, unless otherwise indicated, references to “executive officers” are limited to Patrick’s eight (8) current executive officers listed above.
Patrick’s non-employee directors for purposes of the discussion below are: (i) Blake W. Augsburger, (ii) Natalie
A. Brown, (iii) Joseph M. Cerulli, (iv) Todd M. Cleveland, (v) John A. Forbes, (vi) Michael A. Kitson, (vii) Denis
G. Suggs, and (viii) M. Scott Welch.
In accordance with SEC rules, this discussion also covers former directors and executive officers of Patrick who served in such capacity at any time since January 1, 2025, which includes: (i) Richard N. Reyenger (former
President – Marine), who ceased to serve as an executive officer of Patrick in May 2025 and currently serves in a strategic advisor role, (ii) Andrew C. Roeder (former Executive Vice President – Finance, Chief Financial Officer
and Treasurer), who ceased to serve as an executive officer of Patrick in February 2026, and (iii) Kip B. Ellis

(former President – Powersports, Technology and Housing), who ceased to serve as an executive officer of Patrick in December 2025.
Certain Interests of Patrick Directors
Two companies affiliated with M. Scott Welch, a director on the Patrick board, beneficially own an aggregate of
15,700 shares of LCI common stock. One of such companies affiliated with Mr. Welch also engages in ordinary course business with LCI, which represented approximately 1% of such company’s annual sales in 2025. The companies affiliated with Mr. Welch will receive the same consideration with respect to their owned shares of LCI common stock as other LCI stockholders.
Two companies affiliated with Todd M. Cleveland, a director on the Patrick board, engage in ordinary course business with LCI, which represented approximately 0.1% and 33.9% of each such company’s annual sales in 2025 and which consisted of approximately $9.7 million of sales in the aggregate.
Certain Assumptions
As specifically noted below, for purposes of quantifying the potential payments and benefits described in this section titled “Interests of Patrick Directors and Executive Officers in the Merger,” the following assumptions were used:
•the first effective time occurred on September 30, 2026 (which we refer to as the “assumed closing date”), which is the latest practicable date to determine the amounts described in this section before the filing of this joint proxy statement/prospectus, and which is the assumed closing date only for purposes of this section titled “Interests of Patrick Directors and Executive Officers in the Merger”;
•solely for the purposes of quantifying any related payments or benefits, the employment of each executive officer is terminated by the combined company without “cause” (as such term or term of like import is defined in the relevant plans and agreements) immediately following the assumed closing date;
•solely for the purposes of quantifying any related payments or benefits, the service of each non-employee member of Patrick’s board is involuntarily terminated immediately following the assumed closing date;
•each executive officer’s base salary rate and target annual bonus opportunity are those as in effect as of the assumed closing date;
•solely for the purposes of quantifying the prorated annual bonus payable to each executive officer pursuant to his employment agreement upon a termination by the combined company without “cause,” each executive would be entitled to payment of an annual bonus equal to his target annual bonus opportunity, prior to giving effect to any proration that would apply;
•the number of unvested Patrick equity awards held by each executive officer and director is determined as of the assumed closing date;
•the price per share of Patrick common stock is $85.41 (which we refer to as the “assumed stock price”), which is the five (5)-day average closing price of Patrick common stock following the first public announcement of the merger on June 30, 2026, as required by SEC rules;
•all Patrick performance-vesting restricted shares have their performance criteria satisfied at target levels;
and
•the value of each Patrick Option and Patrick SARs Award for which the per-share exercise price is equal to or greater than the assumed stock price of $85.41 is $0.00.
As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of Patrick Equity-Based Awards
Pursuant to the merger agreement, Patrick shall take all actions necessary to cause each vested or unvested
Patrick Option and Patrick SARs Award, and each Patrick Restricted Share and Patrick Performance Share, in each case, that is outstanding as of immediately prior to the first effective time, to remain outstanding following the first effective time and to continue to be governed by the same terms and conditions (including, as applicable, terms and conditions related to vesting, forfeiture, exercisability and/or dividends or dividend equivalent rights) as were applicable to such Patrick equity award immediately prior to the first effective time, provided, that:
•the vesting of each such Patrick Option, Patrick SARs Award, Patrick Restricted Share and Patrick
Performance Share shall be eligible to accelerate in full (and, in the case of each Patrick Performance
Share, without pro-ration) upon the holder’s termination of employment by Patrick without “cause” or by the holder for “good reason” (as such terms are defined in the governing Patrick equity award documents, and which we refer to in this section as a “qualifying termination of employment”) that occurs, in each case, within the 24-month period immediately following the first effective time; and
•the performance-vesting conditions applicable to each such Patrick Performance Share shall be deemed achieved at the greater of (i) target performance and (ii) actual performance through the first effective time, with such truncated level of actual performance extrapolated through the end of the applicable performance period, as reasonably determined by the Patrick board, such that, following the first effective time, each
Patrick Performance Share that remains outstanding pursuant to its terms shall be subject solely to service-
based vesting.
The award agreements governing the treatment of outstanding Patrick Restricted Shares and Patrick
Performance Shares generally provide for full accelerated vesting of such Patrick Restricted Shares and Patrick
Performance Shares upon a “change in control” (as such term is defined in the governing Patrick equity award agreement). Pursuant to the merger agreement, the Patrick board has adopted resolutions pursuant to which the
Patrick board affirmatively determined that neither the execution, delivery nor performance of the merger agreement, nor consummation of the transactions contemplated thereby, will constitute a “change of control” (as defined under the Patrick equity plan or any applicable award agreement). Accordingly, the vesting of Patrick
Restricted Shares and/or Patrick Performance Shares will not automatically accelerate in connection with the merger. The Patrick board determined to adopt the treatment of Patrick equity awards described above so that
Patrick equity awards will generally be treated in a substantially similar manner as the LCI equity awards following the first effective time.
By virtue of the terms and conditions of the merger agreement governing the treatment of Patrick equity awards, as a result of the closing, Patrick equity awards that are held by the executive officers will vest in full upon a termination of such executive officer’s employment by Patrick without “cause” or due to the executive’s resignation for “good reason” (each, as defined under the Patrick equity plan and/or the governing award agreements) within the two (2)-year period following the closing.
As a result of the aforementioned treatment of Patrick equity awards contemplated by the merger agreement, all amounts in respect of Patrick equity awards that are held by executive officers are considered “double-trigger” in that accelerated vesting will occur only upon the occurrence of two (2) conditions, which are the consummation of the merger and a qualifying termination of employment during the two (2)-year period following the closing, and no amounts in respect of Patrick equity awards held by executive officers are “single-trigger” because no vesting or payment (as applicable) will accelerate solely by virtue of the closing of the merger.
Based on the assumptions described above in “Interests of Patrick Directors and Executive Officers in the
Merger-Certain Assumptions,” the following table sets forth, for each executive officer, former executive officer, and non-employee director who served in such role at any point since January 1, 2025, the aggregate number of shares of Patrick common stock subject to unvested Patrick equity-based awards, in each case, as of the assumed closing date.

Name	Unvested Patrick Options (#)(1)	Unvested Patrick SARs (#)(1)	Patrick Restricted Shares (#)(2)	Patrick Performance Shares (#)(2)
Executive Officers
Andy L. Nemeth	63,270	63,270	26,557	106,231
Matthew S. Filer	3,795	3,795	3,210	12,842
Jeffrey M. Rodino	31,635	31,635	10,734	42,939
Hugo E. Gonzalez	22,148	22,148	6,773	27,091
Joel D. Duthie	3,165	3,165	4,689	18,762
Jacob R. Petkovich	31,635	31,635	3,513	14,056
Stacey L. Amundson	3,165	3,165	2,563	10,256
Charles R. Roeder	22,148	22,148	5,778	23,116
Andrew C. Roeder(3)	—	—	5,025	—
Richard N. Reyenger	—	—	3,299	13,196
Kip B. Ellis	—	—	—	—
Non-Employee Directors
Blake W. Augsburger	—	—	1,594	—
Natalie A. Brown	—	—	1,594	—
Joseph M. Cerulli	—	—	1,594	—
Todd M. Cleveland	—	—	1,594	—
John A. Forbes	—	—	1,594	—
Michael A. Kitson	—	—	1,594	—
Denis G. Suggs	—	—	1,594	—
M. Scott Welch	—	—	1,594	—
__________________
(1)Each unvested Patrick Option and Patrick SARs Award set forth in these columns has a per-share exercise price that is greater than the assumed stock price of $85.41, such that the aggregate estimated value of each executive officer’s unvested Patrick Options and Patrick
SARs Awards is $0.00.
(2)See the section below titled “Quantification of Potential Payments and Benefits to Patrick’s Named Executive Officers” beginning on page 134 of this joint proxy statement/prospectus for an estimate of the values ascribed to the Patrick Restricted Shares and Patrick
Performance Shares held by Patrick’s named executive officers. The aggregate values of the Patrick Restricted Shares and Patrick
Performance Shares held by Patrick’s three (3) executive officers who are not named executive officers is estimated as follows: Jacob R.
Petkovich - $300,045 and $1,200,523, respectively; Stacey L. Amundson - $218,906 and $875,965, respectively; and Charles R. Roeder -
$493,499 and $1,974,338, respectively. The aggregate values of the Patrick Restricted Shares and Patrick Performance Shares held by
Patrick’s former executive officer is estimated as follows: Richard N. Reyenger - $281,768 and $1,127,070, respectively. The estimated aggregate value of each non-employee director’s Patrick Restricted Shares is $136,144.
(3)In connection with his departure, Andrew C. Roeder retained the Patrick Restricted Shares set forth above. Mr. Roeder’s outstanding Patrick equity awards are not eligible for accelerated vesting, but they will continue to vest in the ordinary course without the requirement of continued employment.
Patrick Potential Severance Benefits
Each executive officer other than Stacey L. Amundson is party to an employment agreement with Patrick, pursuant to which the executive officer is entitled to certain severance payments and/or benefits upon a qualifying termination of employment, which is neither triggered nor enhanced by the occurrence of a “change in control” (or such term of like meaning). Pursuant to each executive officer’s employment agreement, in the event he is terminated without “cause” (and not due to death or “disability”) or in the event Andy L. Nemeth resigns for “good reason” (as all such terms are defined in the applicable employment agreement, and each such termination we refer to in this subsection as a “qualifying termination of employment”), such executive officer would become entitled to the following severance payments (which we refer to as “severance”):
•For each of Andy L. Nemeth, Matthew S. Filer, Jeffrey M. Rodino, Hugo E. Gonzalez, Joel D. Duthie and
Jacob R. Petkovich, (i) cash severance in an amount equal to 12 months of such executive officer’s base salary, payable in the form of continued base salary payments, and (ii) a lump-sum cash payment equal to the amount of any annual cash incentive payment that the executive officer would have been entitled to receive in respect of the fiscal year in which his termination occurs, as determined by the Patrick board, pro-rated to reflect the portion of the fiscal year that the executive officer was employed by Patrick prior to termination; and
•For Charles R. Roeder, (i) cash severance in an amount equal to 24 months of his base salary, payable in the form of continued base salary payments, and (ii) continuation of health and welfare benefits for a period of 24 months.
Each executive officer’s employment agreement subjects him to indefinite confidentiality obligations and non-
competition, non-solicitation and non-interference covenants during his period of employment and for two (2) years following his termination of employment for any reason.
In addition, former executive officer Richard N. Reyenger is party to an employment agreement with Patrick, pursuant to which Mr. Reyenger would become entitled to the following severance payments and benefits in the event of the termination of his employment by Patrick without “just cause” or due to Mr. Reyenger’s “disability” or resignation for “good reason” (each term as defined in the employment agreement): (i) cash severance in an amount equal to 12 months of his base salary, payable in the form of continued base salary payments, and (ii) continuation of health and welfare benefits for a period of 12 months. Such severance payments and benefits are neither triggered nor enhanced by the occurrence of a “change in control.” Mr. Reyenger’s employment agreement subjects him to indefinite confidentiality obligations and non-competition, non-solicitation and non-interference covenants during his period of employment and for two (2) years following his termination of employment for any reason.
Patrick Executive Retirement Plan
Mr. Nemeth is a participant in Patrick’s non-qualified Executive Retirement Plan (the “Retirement Plan”).
According to the provisions of the Retirement Plan, Mr. Nemeth became fully vested in his benefits thereunder prior to the execution of this merger transaction, and the consummation of the merger will not trigger any payout under the Retirement Plan. Accordingly, no amounts in respect of the Retirement Plan are reflected herein.
Patrick Officers and Directors Membership on the Combined Company Board and Arrangements with the
Combined Company
The merger agreement provides that the combined company board will consist of 12 directors, with six directors designated by Patrick and six directors designated by LCI. The Patrick designees will consist of Andy L. Nemeth and Todd M. Cleveland, provided that, in each case, he remains a director of Patrick immediately prior to the closing effective time, and four additional directors designated by Patrick from its then-current board prior to closing.
The merger agreement provides that Andy L. Nemeth will serve as the chief executive officer of the combined company and Todd M. Cleveland will be appointed to serve as Chairman of the combined company board as of the closing effective time, provided that, in the case of Mr. Nemeth, he remains the chief executive officer of Patrick immediately prior to the closing effective time, and in the case of Mr. Cleveland, he remains a director of Patrick immediately prior to the closing effective time. The merger agreement also provides that the Patrick board will appoint the individuals identified in each party’s disclosure letter to specified executive leadership positions effective as of the closing effective time.
Continuing Employee Benefits
The merger agreement provides for certain customary protections regarding the compensation and benefits of continuing employees, including the executive officers, during their employment with the combined company following the first effective time. The relevant provisions are described in more detail in the section titled “The
Merger Agreement—Employee Benefits Matters” beginning on page 163 of this joint proxy statement/prospectus.
Treatment of Annual Bonuses
The merger agreement provides for certain protections for annual bonuses for the year in which the first effective time occurs, including for the executive officers, The relevant provisions are described in more detail in the section titled “The Merger Agreement—Employee Benefits Matters” beginning on page 163 of this joint proxy statement/prospectus.
Transaction and Retention Bonuses
Patrick may, after consultation with LCI, provide individuals, including its executive officers, with additional compensation in the form of a transaction or retention bonus, so long as such additional compensation does not exceed $13.0 million in the aggregate (with a maximum of $3.0 million in the aggregate for transaction bonuses and
$10.0 million in the aggregate for retention bonuses). This additional compensation may be provided to any individual. At this time, no such amounts have been allocated.
Indemnification and Insurance
Under the merger agreement, certain present and former directors, officers and fiduciaries of Patrick and their respective subsidiaries will be entitled to continued indemnification, exculpation, advancement and insurance protections with respect to matters existing or occurring at or prior to the first effective time. For a more detailed description, see the section titled “The Merger Agreement—Indemnification, Exculpation and Insurance” beginning on page 163 of this joint proxy statement/prospectus.
Quantification of Potential Payments and Benefits to Patrick’s Named Executive Officers
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Patrick’s named executive officers that is based on or otherwise relates to the merger and that will or may become payable to such named executive officers at either the consummation of the merger or upon a qualifying termination of employment upon or following the consummation of the merger. The table below sets forth, for the purposes of this merger-related compensation disclosure, the amount of payments and benefits that each Patrick named executive officer would receive at the first effective time based on the assumptions described above in
“Interests of Patrick Directors and Executive Officers in the Merger—Certain Assumptions” (which assumptions include that the first effective time occurred on the assumed closing date and each named executive officer experienced a qualifying termination of employment on such date).
The calculations in the table do not include amounts that Patrick’s named executive officers were already entitled to receive or were vested in as of the date of this joint proxy statement/prospectus. Moreover, as a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
For the purposes of this disclosure, “double-trigger” refers to amounts and benefits that require the occurrence of two (2) conditions, which are the consummation of the merger and a qualifying termination of employment during the relevant period following the closing. “Single-trigger” refers to amounts and benefits that require the occurrence of the consummation of the merger.

Golden Parachute Compensation(1)

Name	Cash ($)(2)	Equity ($)(3)	Total ($)
Andy L. Nemeth	2,365,890	11,341,423	13,707,313
Matthew S. Filer	1,021,644	1,371,001	2,392,645
Jeffrey M. Rodino	1,407,466	4,584,211	5,991,677
Hugo E. Gonzalez	1,320,205	2,892,324	4,212,529
Joel D. Duthie	978,493	2,002,949	2,981,442
__________________
(1)Former executive officer Andrew C. Roeder is also considered a named executive officer by virtue of serving as Patrick’s Principal
Financial Officer during 2026. Mr. Roeder is not entitled to “double-trigger” equity acceleration in respect of his unvested Patrick equity awards, and he is not otherwise expected to receive any payments or benefits in connection with the merger beyond those provided to
Patrick shareholders, generally. Accordingly, Mr. Roeder is omitted from the Golden Parachute Compensation tables.
(2)Represents the estimated aggregate value of the cash severance that each Patrick named executive officer is entitled to receive pursuant to his employment agreement upon a qualifying termination that occurs on the assumed closing date. As further described above in the section titled “Patrick Potential Severance Benefits,” each Patrick named executive officer’s employment agreement entitles him to cash severance consisting of (i) 12 months of continued base salary payments plus (ii) a pro-rata portion of the annual bonus that the Patrick named executive officer would have earned for the year of his employment termination. The estimated values of the Patrick named executive officers’ respective cash severance and pro-rata annual bonus payments are set forth below, with the pro-rata annual bonus component calculated based on the assumption that each Patrick named executive officer would have earned an annual bonus equal to his target annual bonus opportunity (prior to giving effect to such proration):

Name	Cash Severance ($)	Pro Rata Annual Bonus ($)	Total ($)
Andy L. Nemeth	950,000	1,415,890	2,365,890
Matthew S. Filer	500,000	521,644	1,021,644
Jeffrey M. Rodino	625,000	782,466	1,407,466
Hugo E. Gonzalez	575,000	745,205	1,320,205
Joel D. Duthie	550,000	428,493	978,493
(3)Represents the estimated aggregate value of the unvested Patrick equity awards held by each of Patrick’s named executive officers that would accelerate and vest upon the holder’s termination of employment by Patrick without “cause” or by the holder for “good reason” that is triggered within the two (2)-year period immediately following the assumed closing date. Amounts in respect of all Patrick equity awards are considered “double-trigger.” The following table sets forth the estimated aggregate value for each Patrick named executive officer by
Patrick equity award type (for Patrick Performance Shares, with performance deemed achieved at the target level).

Name	Unvested Patrick Stock Options ($)(a)	Unvested Patrick SARs Awards ($)(a)	Unvested Patrick Restricted Shares ($)(b)	Unvested Patrick Performance Shares ($)(b)	Total ($)
Andy L. Nemeth	—	—	2,268,233	9,073,190	11,341,423
Matthew S. Filer	—	—	274,166	1,096,835	1,371,001
Jeffrey M. Rodino	—	—	916,791	3,667,420	4,584,211
Hugo E. Gonzalez	—	—	578,482	2,313,842	2,892,324
Joel D. Duthie	—	—	400,487	1,602,462	2,002,949
(a)Amounts in this column are calculated as the product of (i) (A) the assumed stock price of $85.41 less (B) the per-share exercise price applicable to such Unvested Patrick Stock Option or Patrick SARs Award, multiplied by (ii) the actual or corresponding number of shares of Patrick common stock subject to such Patrick Option or Patrick SARs Award, as applicable. Each unvested Patrick Option and Patrick SARs Award held by Patrick’s named executive officers has a per-share exercise price that is greater than the assumed stock price of $85.41, such that the aggregate estimated value of each named executive officer’s unvested Patrick Options and Patrick
SARs Awards is $0.00.
(b)Amounts in each of these columns are calculated as the product of (i) the number of unvested Patrick Shares or Patrick Performance
Shares held by each Patrick named executive officer, as applicable, multiplied by (ii) the assumed stock price of $85.41. Pursuant to the merger agreement, the performance-vesting conditions applicable to each Patrick Performance Share will be deemed achieved at the greater of (A) target performance and (B) actual performance through the first effective time, with such truncated level of actual performance extrapolated through the end of the applicable performance period. Thereafter, each Patrick Performance Share will be subject solely to service-based vesting. For purposes of the unvested Patrick Performance Shares, the amounts assume that the
Performance Shares are deemed achieved at the target level of performance. None of the named executive officers are entitled to any benefits continuation payable by the combined company.

Interests of LCI Directors and Executive Officers in the Merger
Overview
In considering the recommendation of the LCI board with respect to the LCI merger proposal, LCI stockholders should be aware that LCI directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of LCI stockholders generally. The LCI board was aware of and considered these interests, among other matters, in evaluating, negotiating and approving the merger agreement and in determining to recommend that LCI stockholders approve the merger agreement and the first merger. Such interests are described in more detail below.
LCI’s executive officers for purposes of the discussion below are: (i) John A. Sirpilla (interim Chief Executive
Officer); (ii) Lillian D. Etzkorn (Executive Vice President and Chief Financial Officer); (iii) Ryan R. Smith (Group
President – North America); and (iv) Jamie M. Schnur (Group President – Aftermarket).
LCI’s non-employee directors for purposes of the discussion below are: (i) Brendan J. Deely, (ii) Virginia L.
Henkels, (iii) Robert P. Hureau, (iv) Stephanie K. Mains, (v) Linda K. Myers and (vi) Kieran M. O’Sullivan.
In accordance with SEC rules, this discussion also covers former directors and executive officers of LCI who served in such capacity at any time since the beginning of the last fiscal year, which consist of (i) Jason D. Lippert
(former Chief Executive Officer and director), who retired as Chief Executive Officer and resigned as a member of the LCI board effective June 3, 2026, (ii) Andrew J. Namenye (former Executive Vice President, Chief Legal and
HR Officer, and Corporate Secretary), who retired effective July 31, 2025, (iii) Tracy D. Graham (former non-
employee director who resigned as a member of the LCI Board effective as of June 3, 2026) and (iv) James F. Gero
(former non-employee director who did not stand for re-election to the LCI board at LCI’s 2026 Annual Meeting of
Stockholders).
Certain Assumptions
As specifically noted below, for purposes of quantifying the potential payments and benefits described in this section titled “Interests of LCI Directors and Executive Officers in the Merger,” the following assumptions were used:
•the first effective time occurred on September 30, 2026 (which we refer to as the “assumed closing date”), which is the assumed closing date only for purposes of this section titled “Interests of LCI Directors and
Executive Officers in the Merger”;
•the employment of each executive officer is terminated by the combined company without “cause” or due to the officer’s resignation for “good reason” (or a term of similar import) (as such terms are defined in the relevant plans and agreements), in each case, immediately following the assumed closing date;
•solely for purposes of quantifying any related payments or benefits, the service of each non-employee member of the LCI board is involuntarily terminated immediately following the assumed closing date;
•each executive officer’s base salary rate and annual target bonus are those as in effect as of the date of this joint proxy statement/prospectus;
•the number of unvested LCI equity awards held by each executive officer and director is determined as of
September 30, 2026 (the latest practicable date to determine such amounts before the filing of this joint proxy statement/prospectus);
•the price per share of LCI common stock is $103.25, which is the five-day average closing price of LCI common stock following the first public announcement of the merger on June 30, 2026, as required by SEC rules;
•all LCI performance-vesting restricted stock units have their performance criteria satisfied at target levels;
and

•the value of LCI stock options for which the exercise price is equal to or greater than the assumed stock price of $103.25 is $0.00.
As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.
Treatment of LCI Equity-Based Awards
The merger agreement provides that, at the first effective time of the first merger, each outstanding LCI RSU
Award and LCI PSU Award, whether vested or unvested, will automatically, and without any action on the part of the holder, convert into a restricted stock unit award with respect to shares of Patrick common stock, on generally the same terms and conditions as applied immediately prior to the first effective time of the first merger and after giving effect to the exchange ratio, except that the number of shares underlying each LCI PSU Award will be determined based on the greater of target performance and actual performance through the first effective time of the first merger extrapolated through the end of the applicable performance period, and such converted award will vest solely based on continued service. Additionally, any amounts relating to dividends or dividend equivalent rights granted in respect of any LCI RSU Awards and LCI PSU Awards that are accrued or credited and unpaid as of the first effective time of the first merger, if any, shall carry over and be paid if and when required by, and in accordance with the terms and conditions that were applicable to, such LCI RSU Awards or PSU Awards as of immediately prior to the first effective time of the first merger. Each outstanding cash-settled deferred stock unit of LCI will be automatically, and without any action on the part of the holder, cancelled and converted into the right to receive a cash payment based on the closing price of a share of LCI common stock on the NYSE on the last trading day immediately prior to the closing date, plus any accrued or credited and unpaid dividend or dividend equivalent amounts, in each case subject to the terms and conditions of the merger agreement.
Assuming the first effective time of the first merger occurred on September 30, 2026, the following table sets forth, for each of LCI’s directors and executive officers identified above, the number of shares of LCI common stock underlying (i) unvested LCI RSU Awards, (ii) unvested LCI PSU Awards and (iii) vested LCI DSU Awards.

Name	LCI RSU Awards as of September 30, 2026(#)	LCI PSU Awards at Target Level as of September 30, 2026(#)	LCI DSU Awards as of September 30, 2026(#)
Jason D. Lippert	43,013	35,620	—
Andrew J. Namenye	—	4,018	—
John A. Sirpilla	18,055	—	—
Lillian D. Etzkorn	8,213	19,153	—
Ryan R. Smith	20,910	49,212	—
Jamie M. Schnur	14,285	33,620	—
Brendan J. Deely	1,367	—	—
Virginia L. Henkels	1,367	—	6,086
Robert P. Hureau	1,146	—	—
Stephanie K. Mains	1,367	—	2,234
Linda K. Myers	1,367	—	1,198
Kieran M. O’Sullivan	1,367	—	—
Tracy D. Graham	—	—	—
James F. Gero	—	—	—
Membership on the Combined Company Board and Arrangements with the Combined Company
The merger agreement provides that the combined company board will consist of 12 directors, with six directors designated by Patrick and six directors designated by LCI. The LCI designees will consist of John A. Sirpilla, provided that he remains a director of LCI immediately prior to the closing effective time, and five additional directors designated by LCI from its then-current board prior to closing. The merger agreement provides that Mr.
Sirpilla will be appointed to serve as Vice Chairman of the combined company board as of the closing effective time, provided that he remains a director of LCI immediately prior to the closing effective time. The merger agreement also provides that the Patrick board will appoint the individuals identified in each party’s disclosure letter to specified executive leadership positions effective as of the closing effective time.
Interim CEO Offer Letter
On June 3, 2026, Jason D. Lippert retired as chief executive officer of LCI and resigned as a member of the LCI board, and the LCI board appointed Mr. Sirpilla to serve as interim chief executive officer effective immediately.
LCI entered into an offer letter with Mr. Sirpilla effective as of June 4, 2026. The offer letter provides Mr. Sirpilla with an annual base salary of $1,100,000 and an annual target bonus opportunity equal to 140% of annual base salary. The offer letter provides for a one-time grant of time-based restricted stock units with a grant date value of
$1,800,000, which cliff vests on the earlier of immediately before LCI’s 2027 annual meeting and the first anniversary of Mr. Sirpilla’s start date, subject to continued service as interim chief executive officer or as a member of the LCI board through the first anniversary of the start date. The offer letter provides for full acceleration of the one-time restricted stock unit award upon a termination of Mr. Sirpilla’s employment due to death or disability or the occurrence of a change in control or a similar transaction, as determined by the LCI board.
Jason Lippert Separation Agreement
LCI and Mr. Lippert are party to a separation agreement and general release that were entered into in connection with his retirement as chief executive officer of LCI on June 3, 2026. The separation agreement provides that LCI will pay Mr. Lippert a monthly cash payment of $100,000 until June 3, 2027 (which we refer to as the “Monthly
Cash Payment”). The separation agreement further provides that Mr. Lippert’s outstanding and unvested LCI RSU
Awards and his outstanding and unvested 2024 LCI PSU Awards will remain outstanding and eligible to vest on
June 3, 2027, subject to the board’s determination that Mr. Lippert has fully complied with the separation agreement and all other restrictive covenant obligations and his execution and non-revocation of a valid release of claims in favor of LCI and its affiliates as of June 3, 2027.
Potential Severance Payments and Benefits
Messrs. Smith and Schnur and Ms. Etzkorn are each party to employment agreements with LCI (collectively, the “Employment Agreements”), which provide for severance benefits in the event of the following terminations of employment: (i) involuntary termination of employment without “Cause” (including, for Ms. Etzkorn, if LCI terminates such executive officer’s employment without “Cause” within 120 days following the expiration of the
“Employment Period” or any subsequent one-year renewal period); (ii) by the executive officer for “Good
Reason” (each as defined in the applicable employment agreement, with includes an approved retirement for Messrs.
Smith and Schnur); and (iii) in the case of Messrs. Smith and Schnur, in the event of a termination due to death.
Upon the foregoing qualifying terminations of employment of any of Messrs. Smith and Schnur or Ms. Etzkorn,
the applicable executive officer has the right to receive (i) an amount equivalent to two times such executive officer’s annual base salary at the highest annualized rate in effect at any time within two years of the date of such qualifying termination of employment; (ii) payment of an amount equivalent to two times such executive officer’s average bonus or incentive compensation (excluding any equity awards, payments under any long-term or similar benefit plan, or any other special or one-time payments) actually paid to such executive officer during the 36-month period immediately preceding such qualifying termination of employment, but no greater than such executive officer’s then-current annual base salary, (iii) any amounts payable under LCI’s then-current management incentive plan and acceleration of vesting of any equity awards subject to time-based vesting conditions only; (iv) a lump sum payment equal to 12 months of the current COBRA premium; and (v) outplacement services for no less than six months. The Company also provides payment of a pro-rata portion of the annual bonus for the year of termination.
As a condition to the provision of the foregoing severance benefits, a departing executive officer is required to execute a separation agreement and general release of claims in a form acceptable to LCI.

Additionally, Messrs. Lippert, Smith and Schnur are participants in LCI’s Executive Non-Qualified Deferred
Compensation Plan (the “NQDC Plan”), under which each maintain vested balances of deferred compensation. In connection with a termination of employment without cause or due to resignation for good reason, Messrs. Lippert,
Smith and Schnur’s balances under the NQDC Plan begin to become payable.
The offer letter for Mr. Sirpilla does not provide for any potential severance payments or benefits.
Section 280G Mitigation Actions
LCI is conducting an ongoing analysis of the potential impact of Sections 4999 and 280G of the Code (which we refer to collectively as “Section 280G”) in connection with the merger. Although the ultimate impact of Section
280G is contingent on numerous factors, including Patrick’s stock price at the first effective time and the date on which the first effective time occurs, as a result of the recent hiring of certain LCI executive officers and other senior positions resulting in individuals with lower-than-normal compensation history (which lowers the threshold to trigger Section 280G), LCI has identified certain executive officers who may trigger the adverse tax consequences imposed by Section 280G. These consequences consist of a 20% excise tax on any impacted payments, payable by the individual, and the inability of the combined company to claim the benefit of a tax deduction with respect to such payments. As a result, it is in the interests of LCI’s executive officers, LCI, the combined company and their respective stockholders to minimize the impact of Section 280G in connection with the merger.
Therefore, in order to preserve the retention value of the impacted individuals’ equity awards and other compensation, as well as the ability of the combined company to potentially claim a tax deduction in respect of such payments, LCI may, after consultation with Patrick, take certain customary actions to mitigate the impact of Section
280G for any impacted individuals, including by (i) accelerating the vesting or payment of compensation (including annual bonuses) that is scheduled to vest or be paid prior to December 31, 2027 so that it is instead vested and paid on or prior to December 31, 2026, subject to repayment in the event of a termination prior to the ordinary vesting date or the failure to satisfy applicable performance metrics (if applicable), and/or (ii) entering into or expanding non-competition agreements (collectively, the “reasonable mitigation strategies”).
As of the date of this joint proxy statement/prospectus, the amount of any additional compensation that may be paid to offset the adverse tax consequences of Section 280G is not reasonably determinable, as it will depend on the value, composition and timing of payments and benefits ultimately made or provided in connection with the merger, as well as the applicable recipient’s individual tax circumstances at the time of payment.
Transaction and Retention Bonuses
LCI may, after consultation with Patrick, provide certain individuals, including its executive officers, with additional compensation in the form of a transaction or retention bonus, so long as such additional compensation does not exceed $13.0 million in the aggregate (with a maximum of $3.0 million in the aggregate for transaction bonuses and $10.0 million in the aggregate for retention bonuses). This additional compensation may be provided to any individual. At this time, approximately $0.6 million and approximately $0.9 million have been allocated as transaction bonuses and retention bonuses, respectively, to certain employees of LCI (none of whom are executive officers of LCI). Such transaction bonuses vest upon the closing of the merger, and such retention bonuses vest six months thereafter, subject to the recipient’s continued compliance with restrictive covenants contained in the applicable award agreements, employment agreement and any other written agreement between the recipient and
LCI, in each case to the extent applicable, and continued employment, in each case, through each vesting date. Any amounts payable shall be paid shortly following the vesting date, as set forth in the applicable bonus agreements.
Director and Officer Indemnification
Pursuant to the terms of the merger agreement, each director and officer of LCI or any of their respective subsidiaries at the time of the merger agreement or prior to the consummation of the merger are entitled to continued
indemnification and such LCI directors and officers are entitled to insurance coverage, in each case, through the combined company for acts or omissions occurring before or at the consummation of the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section titled “The Merger Agreement—Indemnification, Exculpation and Insurance.”

Quantification of Potential Payments and Benefits to LCI’s Named Executive Officers
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of LCI’s named executive officers that is based on or otherwise relates to the merger and that will or may become payable to the named executive officers at either the consummation of the merger or upon a qualifying termination of employment upon or following the consummation of the merger. The table below sets forth, for the purposes of this merger-related compensation disclosure, the amount of payments and benefits that each named executive officer would receive at the first effective time based on the assumptions described above in “Interests of
LCI Directors and Executive Officers in the Merger—Certain Assumptions” (which assumptions include that the first effective time occurred on September 30, 2026 and each named executive officer experienced a qualifying termination of employment on such date).
The calculations in the table do not include amounts that LCI’s named executive officers were already entitled to receive or were vested in as of the date of this joint proxy statement/prospectus, other than the accelerated distribution of vested account balances under the NQDC Plan. Moreover, as a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Golden Parachute Compensation

Name(1)	Cash ($)(2)	Equity ($)(3)	Nonqualified Deferred Compensation ($)(4)	Benefits ($)(5)	Total ($)
Jason D. Lippert	—	8,118,857	—	—	8,118,857
Lillian D. Etzkorn	2,948,430	2,825,539	—	86,000	5,859,969
Ryan R. Smith	5,549,153	7,240,097	2,694,283	86,000	15,569,533
Jamie M. Schnur	4,132,100	4,946,191	5,713,556	86,000	14,877,847
Andrew J. Namenye	—	414,859	—	—	414,859
John A. Sirpilla	—	1,864,179	—	—	1,864,179
__________________
(1)Effective June 3, 2026, Mr. Lippert retired as the Company’s Chief Executive Officer and Mr. Sirpilla commenced employment as the
Company’s interim Chief Executive Officer. Effective July 31, 2025, Mr. Namenye resigned from the Company for good reason, and the
Company provided him with the severance compensation set forth in his employment agreement under the scenario of a resignation for good reason.
(2)Represents the estimated aggregate value of the cash severance payment to each LCI named executive officer is entitled to receive, which, in the case of Messrs. Smith and Schnur and Ms. Etzkorn is equal to (x) two multiplied by such individual’s annual base salary, at the highest annualized rate in effect at any time within two years of the date of termination; plus (y) two multiplied by such individual’s average bonus or incentive compensation actually paid to such individual, if any, during the 36-month period immediately preceding such individual’s termination, provided that such 36-month average may not exceed such individual’s then-current annual base salary; plus (z)
any amounts payable under LCI’s then-current management incentive plan, assuming a termination date of September 30, 2026. The following table shows, for each named executive officer, as applicable, the amount of each component part of these cash payments. These amounts are all “double trigger” in nature other than with respect to Messrs. Smith and Schnur to the extent the closing happens prior to
December 19, 2027, in which case the amounts are “modified single-trigger” in nature.

Name	Base Salary Component ($)	Target Bonus Component ($)	Pro-Rata Annual Bonus Component($)	Total ($)
Jason D. Lippert	—	—	—	—
Lillian D. Etzkorn	1,297,800	1,181,880	468,750	2,948,430
Ryan R. Smith	1,971,420	1,971,420	1,606,313	5,549,153
Jamie M. Schnur	1,555,300	1,555,300	1,021,500	4,132,100
Andrew J. Namenye	—	—	—	—
John A. Sirpilla	—	—	—	—

__________________
(3)Represents estimated values associated with the full value of outstanding LCI RSU Awards and LCI PSU Awards, which are being converted and will vest solely based on continued service amounts as described above in the section titled “—Treatment of LCI Equity-
Based Awards.” The following table sets forth the estimated aggregate value payable to each LCI named executive officer in connection with the consummation of the merger by award type (for LCI PSU Awards, with performance deemed achieved at target level). These amounts are all “double trigger” in nature and will accelerate and vest upon a qualifying termination of employment (including a termination of Messrs. Smith or Schnur for any reason other than for Cause to the extent the closing happens prior to December 19, 2027).

Name	Value of Unvested LCI RSU Awards ($)	Value of Unvested LCI PSU Awards at Target Level ($)	Total ($)
Jason D. Lippert	4,441,092	3,677,765	8,118,857
Lillian D. Etzkorn	847,992	1,977,547	2,825,539
Ryan R. Smith	2,158,958	5,081,139	7,240,097
Jamie M. Schnur	1,474,926	3,471,265	4,946,191
Andrew J. Namenye	—	414,859	414,859
John A. Sirpilla	1,864,179	—	1,864,179
__________________
(4)Represents the estimated aggregate value of benefits payable under the NQDC Plan, as of July 31, 2026, under which Messrs. Lippert,
Smith and Schnur maintain a vested balance. In accordance with the terms of the NQDC Plan, Mr. Lippert’s vested benefit became payable upon his separation from service on June 3, 2026, without regard to the transaction, and the amount thereof is excluded from the table above on this basis. For Messrs. Smith and Schnur, payments will be triggered by the transaction, and as such, these amounts are considered
“single trigger” in nature.
(5)Represents the estimated aggregate value of benefits continuation for 12 months and six months of outplacement services for each named executive officer, except Messrs. Lippert, Sirpilla and Namenye, each of whom either is not entitled or is no longer entitled, as applicable, to any benefits continuation or outplacement services. The following table shows, for each named executive officer, the amount of the health insurance contribution payment payable by the Company. These amounts are all “double trigger” in nature other than with respect to
Messrs. Smith and Schnur to the extent the closing happens prior to December 19, 2027, in which case the amounts are “modified single-
trigger” in nature.

Name	Benefits Continuation ($)	Outplacement Services ($)	Total ($)
Jason D. Lippert	—	—	—
Lillian D. Etzkorn	36,000	50,000	86,000
Ryan R. Smith	36,000	50,000	86,000
Jamie M. Schnur	36,000	50,000	86,000
Andrew J. Namenye	—	—	—
John A. Sirpilla	—	—	—
Indemnification and Insurance
Under the merger agreement, each present and former director and officer of LCI or Patrick or any of their respective subsidiaries are entitled to continued indemnification and such LCI directors and officers are entitled to insurance coverage, in each case, through the combined company for acts or omissions occurring before or at the consummation of the merger. For a more detailed description, see the section titled “The Merger Agreement—
Indemnification, Exculpation and Insurance” beginning on page 163 of this joint proxy statement/prospectus.
Listing of Patrick Common Stock; Delisting and Deregistration of LCI Common Stock
If the merger is completed, the shares of Patrick common stock to be issued in the merger will be listed for trading on the Nasdaq, shares of LCI common stock will be delisted from the NYSE and deregistered under the
Exchange Act and LCI will no longer be required to file periodic reports with the SEC pursuant to the Exchange
Act.

Accounting Treatment of the Merger
Patrick and LCI prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting
Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) under GAAP. Under this method of accounting, the identifiable assets acquired and liabilities assumed in the business combination are recognized and measured at their estimated fair values as of the acquisition date. The excess of the fair value of the purchase consideration to be transferred by Patrick over the estimated fair value of the identifiable assets acquired and liabilities assumed, if any, will be recognized as goodwill.
Patrick will be the acquirer for financial accounting purposes and LCI will be treated as the acquiree based on consideration of facts and circumstances at the time of preparation of this joint proxy statement/prospectus. Factors supporting the identification of Patrick as the accounting acquirer include: (i) Patrick is the legal acquirer and will issue shares of Patrick common stock as consideration in the merger; (ii) holders of Patrick common stock immediately prior to the merger are expected to hold approximately 52% of the voting interests of the combined company immediately following the merger, compared with approximately 48% expected to be held by former LCI stockholders; and (iii) the senior leadership of the combined company will include significant continuing leadership from Patrick, including Andy L. Nemeth, Patrick's current Chief Executive Officer, who will serve as Chief
Executive Officer of the combined company, and Todd M. Cleveland, a current Patrick director, who will serve as
Chairman of the combined company board. Under this method of accounting, the identifiable assets acquired and liabilities assumed in the business combination are recognized and measured at their estimated fair values as of the acquisition date. The excess of the fair value of the purchase consideration to be transferred by Patrick over the estimated fair value of the identifiable assets acquired and liabilities assumed, if any, will be recognized as goodwill.
The financial condition and results of operations of Patrick will include LCI’s balances and results after completion of the merger.
Treatment of LCI Indebtedness
As of June 30, 2026, LCI had approximately $853 million of outstanding indebtedness, consisting primarily of amounts outstanding under the 2030 Notes and the LCI term loan.
Pursuant to the merger agreement, Patrick is obligated to pay off, or cause to be paid off, substantially contemporaneously with the first effective time of the first merger, all amounts outstanding under the LCI credit facility, and the commitments under the LCI credit facility will be terminated in connection therewith. This joint proxy statement/prospectus does not constitute a notice of termination, repayment or prepayment under the LCI credit facility.
Under the merger agreement, prior to or at the first effective time, LCI is required to take all actions required of it by the indenture governing the 2030 Notes to cause each 2030 Note that is issued and outstanding immediately prior to the first effective time to remain issued and outstanding but to represent a right to convert into shares of
Patrick common stock in accordance with the terms of the indenture governing the 2030 Notes. Patrick and LCI are reviewing potential additional actions with respect to LCI's existing indebtedness, and Patrick may, but is not obligated to, refinance, repurchase, redeem, exchange or otherwise terminate all or a portion of the 2030 Notes in connection with or following the consummation of the merger. Patrick and/or LCI may also conduct one or more exchange offers, offers to purchase and/or consent solicitations in relation to the 2030 Notes, subject to the terms of the merger agreement and applicable law. The terms and timing of any such exchange offers, offers to purchase and/
or consent solicitations have not been determined as of the date of this joint proxy statement/prospectus. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of Patrick or LCI. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of Patrick or LCI shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.
For a description of LCI's existing indebtedness, please refer to LCI's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 5, 2026, which is incorporated by reference into this joint proxy statement/prospectus.

Litigation Related to the Merger
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. Although neither Patrick nor LCI is aware of any pending lawsuits relating to the merger contemplated by the merger agreement as of the date of this joint proxy statement/prospectus, lawsuits arising out of or in connection with the merger contemplated by the merger agreement could be filed in the future. Among other remedies, claimants could seek damages and/or to enjoin the merger and the other transactions contemplated by the merger agreement. The outcome of any litigation is uncertain, and any such lawsuits could prevent or delay the consummation of the merger and result in significant costs. Any such actions could create uncertainty relating to the merger and could be costly and distracting to Patrick and LCI management.
As of the date of this joint proxy statement/prospectus, Patrick has, to its knowledge, received one Patrick
Demand Letter and LCI has, to its knowledge, received three LCI Demand Letters that each allege deficiencies and/
or omissions in the preliminary joint proxy statement/prospectus filed by Patrick with the SEC on September 23,
2026. The Patrick Demand Letter and LCI Demand Letters each seek additional disclosures to remedy these purported deficiencies. Patrick and LCI dispute the allegations in these letters. There can be no assurances that complaints or additional demands will not be filed or made with respect to the merger. If this occurs, neither Patrick nor LCI will necessarily announce them.

THE MERGER AGREEMENT
The following summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. LCI stockholders and
Patrick shareholders are urged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any voting decisions. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein.
In reviewing the merger agreement and this summary, please remember that each has been included to provide you with information regarding the terms of the merger agreement and is not intended to provide any other factual information about LCI, Patrick or any of their respective subsidiaries. The merger agreement contains representations and warranties and covenants by each of the parties to the merger agreement, which are summarized below. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:
•were not intended as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and
•may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.
Moreover, information concerning the subject matter of the representations and warranties in the merger agreement and described below may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/
prospectus. See the section titled “Where You Can Find More Information.”
Structure of the Merger
The merger agreement provides for, upon the terms and subject to the conditions set forth in the merger agreement, a two-step merger transaction. In the first step (which we refer to as the “first merger”), First Merger
Sub, a newly formed Delaware corporation and a direct wholly owned subsidiary of Patrick, will be merged with and into LCI, with LCI surviving the first merger as the initial surviving entity and a direct wholly owned subsidiary of Patrick. Immediately following the first merger, in the second step (which we refer to as the “second merger” and, together with the first merger, the “merger”), the initial surviving entity will be merged with and into Second Merger
Sub (Second Merger Sub, Patrick and First Merger Sub, collectively the “Patrick parties”), a newly formed Indiana limited liability company and a direct wholly owned subsidiary of Patrick, with Second Merger Sub surviving the second merger as the final surviving entity and a direct wholly owned subsidiary of Patrick.
The first merger will be effected in accordance with the DGCL and the second merger will be effected in accordance with the DGCL and the Indiana Business Flexibility Act (which we refer to as the “IBFA”).
Closing and Effectiveness of the Merger
The closing of the merger will take place at 7:45 a.m., Eastern Time, on the third business day after all conditions set forth in the merger agreement have been satisfied or waived (other than those conditions that by their terms are to be fulfilled at the closing, but subject to the fulfillment or waiver of such conditions), by way of electronic exchange of documents, unless another time, date or manner of closing is agreed in writing by the parties.

For a description of the conditions to the closing, see the section titled “The Merger Agreement—Conditions to the
Closing of the Merger.”
Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the
DGCL, First Merger Sub will be merged with and into LCI at the first effective time. Following the first effective time, the separate legal existence of First Merger Sub will cease, and LCI will continue as the initial surviving entity and as a direct wholly owned subsidiary of Patrick. Subject to the provisions of the merger agreement, as soon as possible on the closing date, the parties will cause the first merger to be consummated by LCI and First Merger Sub filing with the Secretary of State of the State of Delaware a Certificate of Merger (which we refer to as the “first certificate of merger”) with respect to the first merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and will make all other filings or recordings required under the DGCL. The first merger will become effective at the time when the first certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or such other time as may be mutually agreed by the parties and specified in the first certificate of merger.
Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the
DGCL and the IBFA, and immediately following the first effective time, the initial surviving entity will be merged with and into Second Merger Sub at the closing effective time. Following the closing effective time, the separate legal existence of the initial surviving entity will cease, and Second Merger Sub will continue as the final surviving entity in the second merger and as a direct wholly owned subsidiary of Patrick. Immediately following the first effective time, the parties will cause the second merger to be consummated by the initial surviving entity and Second
Merger Sub (a) filing with the Secretary of State of the State of Delaware a Certificate of Merger (which we refer to as the “second Delaware certificate of merger”) and (b) filing with the Secretary of State of the State of Indiana
Articles of Merger (the “Indiana Articles of Merger” and, together with the second Delaware certificate of merger, the “second merger filing documents”) with respect to the second merger, duly executed and completed in accordance with the relevant provisions of the DGCL and the IBFA, as applicable, and will make all other filings or recordings required under the DGCL and the IBFA. The second merger will become effective at the time specified in the second merger filing documents filed with the Secretary of State of the State of Delaware and the Secretary of
State of the State of Indiana, as applicable, or such other time as may be mutually agreed by the parties and specified in the second merger filing documents.
Merger Consideration
Subject to the terms and conditions set forth in the merger agreement, at the first effective time, each share of
LCI common stock issued and outstanding immediately prior to the first effective time (other than shares held by
LCI, Patrick or any of their respective subsidiaries, which will be canceled without consideration) will be converted automatically into the right to receive 1.2440 fully paid and nonassessable shares of Patrick common stock, together with cash in lieu of fractional shares of Patrick common stock, without interest (such shares, together with such cash, the “merger consideration”). LCI stockholders will not receive any fractional shares of Patrick common stock in the merger. Instead, each LCI stockholder who would otherwise have been entitled to receive a fraction of a share of Patrick common stock will receive cash (without interest) in an amount equal to such fractional amount multiplied by the volume-weighted average trading price for Patrick common stock on the Nasdaq on each of the five consecutive trading days ending on (and including) the last trading day immediately prior to the closing date, rounded to the nearest cent (with 0.5 of a cent being rounded upward).
No Appraisal Rights
No dissenters’ or appraisal rights are available to holders of shares of LCI common stock or shares of Patrick common stock in connection with the merger.
Exchange Ratio Adjustments to Prevent Dilution
If between the date of the merger agreement and the first effective time, the outstanding shares of LCI common stock or shares of Patrick common stock are changed into a different number or type of shares as a result of any reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination, consolidation, reorganization or readjustment (or other similar transaction) of shares or any stock dividend or stock distribution with a record date during such period, the exchange ratio, the merger consideration and any other similarly dependent items, as the case may be, will be appropriately adjusted to provide the same economic effect as contemplated by the merger agreement prior to any such transaction; provided, that no party may take any action that is otherwise prohibited or restricted by any other provision of the merger agreement.
The high and low trading prices for the LCI common stock as of June 29, 2026, the last trading day immediately before the public announcement of the merger, were $100.87 and $94.25, respectively. The high and low trading prices for the Patrick common stock as of June 29, 2026, the last trading day immediately before the public announcement of the merger, were $95.01 and $91.25, respectively. We urge you to obtain current market quotations before voting your shares.
Treatment of LCI Equity-Based Awards in the Merger
LCI RSU Awards
At the first effective time, each outstanding LCI RSU Award, whether vested or unvested, will automatically cease to represent a restricted stock unit denominated in shares of LCI common stock and will be converted into a number of restricted stock units denominated in Patrick common stock (which award we refer to as an “Assumed
RSU Award”). The number of shares of Patrick common stock subject to each such Assumed RSU Award will equal the product (rounded up to the nearest whole number) of (i) the number of shares of LCI common stock subject to such LCI RSU Award as of immediately prior to the first effective time and (ii) the exchange ratio. Following the first effective time, each such Assumed RSU Award will continue to be governed by the same terms and conditions
(including vesting conditions, forfeiture terms and terms relating to dividends or dividend equivalent rights) as were applicable to the corresponding LCI RSU Award immediately prior to the first effective time; provided, that any amounts relating to dividends or dividend equivalent rights granted in respect of a LCI RSU Award that are accrued or credited and unpaid as of the first effective time, if any, will carry over and be paid if and when required by, and in accordance with the terms and conditions that were applicable to, such LCI RSU Award immediately prior to the first effective time.
LCI PSU Awards
At the first effective time, each outstanding LCI PSU Award, whether vested or unvested, will automatically cease to represent a restricted stock unit denominated in shares of LCI common stock and will be converted into an
Assumed RSU Award. The number of shares of Patrick common stock subject to each such Assumed RSU Award will equal the product (rounded up to the nearest whole number) of (i) the number of shares of LCI common stock subject to such LCI PSU Award and (ii) the exchange ratio. The number of shares of LCI common stock subject to each LCI PSU Award will be determined based on the greater of (A) target performance and (B) actual performance through the first effective time extrapolated through the end of the applicable performance period, as reasonably determined by the LCI board or the appropriate committee thereof. Following the first effective time, each such
Assumed RSU Award will continue to be governed by the same terms and conditions (including vesting conditions, forfeiture terms and terms relating to dividends or dividend equivalent rights) as were applicable to the corresponding LCI PSU Award, except that as of the first effective time, the performance-vesting conditions will no longer apply and each Assumed RSU Award will be subject solely to service-based vesting. For the avoidance of doubt, with respect to any Assumed RSU Awards for which the corresponding LCI PSU Award was outstanding as of the date of the merger agreement, such awards will not be subject to pro-ration upon a qualifying termination of employment. Any amounts relating to dividends or dividend equivalent rights granted in respect of a LCI PSU
Award that are accrued or credited and unpaid as of the first effective time will carry over and be paid if and when required by, and in accordance with the terms and conditions that were applicable to, such LCI PSU Award immediately prior to the first effective time.
Cash-Settled Deferred Stock Units of LCI
At the first effective time, each outstanding LCI DSU Award, whether vested or unvested, will automatically be canceled and will entitle the holder thereof to receive (without interest), as soon as reasonably practicable after the first effective time (but in any event no later than 10 business days thereafter), (i) a cash payment equal to the product of (A) the number of shares of LCI common stock underlying such LCI DSU Award as of immediately prior to the first effective time and (B) the closing price of a share of LCI common stock on the NYSE as reported by
Bloomberg L.P. on the last trading day immediately prior to the closing date, plus (ii) any amounts relating to dividend or dividend equivalent rights granted in respect of such LCI DSU Award that are accrued or credited and unpaid as of the first effective time, if any; less applicable taxes required to be withheld with respect thereto;
provided, that any LCI DSU Award that is not permitted to be settled at the first effective time without triggering a tax or penalty under Section 409A of the Code will instead be settled at the earliest time permitted under the applicable plan and award agreement that will not trigger such a tax or penalty.
Treatment of Patrick Equity-Based Awards in the Merger
Patrick Options
At the first effective time, each Patrick Option, whether vested or unvested, that is outstanding as of immediately prior to the first effective time will remain outstanding following the first effective time and will continue to be governed by the same terms and conditions (including vesting conditions, forfeiture and exercisability terms) as were applicable to the corresponding Patrick Option immediately prior to the first effective time; provided, that each Patrick Option will be eligible to vest upon the holder’s termination of employment by Patrick without
“cause” or by the holder for “good reason” (as defined in the applicable award agreement) that occurs, in each case, within the 24-month period immediately following the first effective time (each such termination, a “qualifying termination of employment”).
Patrick Restricted Shares
At the first effective time, each Patrick Restricted Share that is outstanding as of immediately prior to the first effective time will remain outstanding following the first effective time and will continue to be governed by the same terms and conditions (including vesting conditions, forfeiture terms and terms relating to dividends or dividend equivalent rights) as were applicable to the corresponding Patrick Restricted Share immediately prior to the first effective time; provided, that the Patrick Restricted Shares will be eligible to vest upon a qualifying termination of employment.
Patrick Performance Shares
At the first effective time, each Patrick Performance Share that is outstanding as of immediately prior to the first effective time will remain outstanding following the first effective time and will continue to be governed by the same terms and conditions (including vesting conditions, forfeiture terms and terms relating to dividends or dividend equivalent rights) as were applicable to the corresponding Patrick Performance Share immediately prior to the first effective time; provided, that as of the first effective time, the performance-vesting conditions will be deemed achieved at the greater of (i) target performance and (ii) actual performance through the first effective time extrapolated through the end of the applicable performance period, as reasonably determined by the Patrick board or the appropriate committee thereof, and each such Patrick Performance Share will be subject solely to service-based vesting following the first effective time; provided, further, that the Patrick Performance Shares will be eligible to vest (without pro-ration) upon a qualifying termination of employment.
Patrick SARs
At the first effective time, each Patrick SAR Award, whether vested or unvested, that is outstanding as of immediately prior to the first effective time will remain outstanding following the first effective time and will continue to be governed by the same terms and conditions (including vesting conditions, forfeiture and exercisability terms) as were applicable to the corresponding Patrick SAR Award immediately prior to the first effective time;
provided, that the Patrick SAR Awards will be eligible to vest upon a qualifying termination of employment.
Governance
The merger agreement sets forth certain post-closing governance arrangements for Patrick.

Headquarters
Following the closing, Patrick will have its headquarters in Elkhart, Indiana.
Board of Directors
Patrick will take all actions necessary prior to the closing so that the Patrick board as of the closing effective time will be comprised of 12 directors: (i) six directors designated by Patrick, which will consist of Andy L. Nemeth and Todd M. Cleveland and four additional directors designated by Patrick from its then current Patrick board prior to closing, without approval by LCI (the “Patrick designees”), and (ii) six directors designated by LCI, which will consist of John A. Sirpilla and five additional directors designated by LCI from its then current LCI board prior to closing, without approval by Patrick (the “LCI designees”). Patrick will take all actions necessary to cause all
Patrick designees and LCI designees to be appointed, elected and approved as directors of the Patrick board effective as of the closing effective time and all Patrick board members prior to the closing not designated as Patrick designees to resign from the Patrick board effective as of the closing effective time.
Chief Executive Officer, Chairman and Vice Chairman
Andy L. Nemeth, the current Chief Executive Officer of Patrick, will continue to serve as the Chief Executive
Officer of Patrick (provided that he remains Chief Executive Officer of Patrick as of immediately prior to the closing effective time). If Mr. Nemeth is unwilling or unable to serve as the Chief Executive Officer of Patrick at the closing effective time, then the Patrick board will designate a replacement Chief Executive Officer. Todd M. Cleveland will be appointed to serve as the Chairman of the Patrick board (provided that he remains a director of Patrick as of immediately prior to the closing effective time). If Mr. Cleveland is unwilling or unable to serve as the Chairman of the Patrick board at the closing effective time, then John A. Sirpilla will serve as the Chairman of the Patrick board at the closing effective time and the Patrick board will (in consultation with LCI) designate and select a replacement
Vice Chairman of the Patrick board. Mr. Sirpilla will be appointed to serve as the Vice Chairman of the Patrick board at the closing effective time (provided that he remains a director of LCI as of immediately prior to the closing effective time). If Mr. Sirpilla is unwilling or unable to serve as the Vice Chairman of the Patrick board, then the
LCI board (in consultation with Patrick) will designate an alternate member of the LCI board as replacement Vice
Chairman of the Patrick board.
Other Officers and Executive Team
The Patrick board will appoint, or cause to be appointed, certain individuals agreed at signing between the parties to leadership positions, effective as of the first effective time.
Committees
Patrick will take all actions necessary to cause, as of the closing effective time, the Patrick board to have the following standing committees: (i) an Audit Committee, (ii) a Compensation Committee, (iii) a Nominating and
Governance Committee and (iv) a Capital Allocation and Strategy Committee. Each committee will consist of four
(4) directors comprised of two (2) Patrick designees and two (2) LCI designees (unless a greater number of directors is mutually agreed by the parties), subject to applicable law and applicable stock exchange listing standards
(including applicable independence requirements). The chairperson of each of the Audit Committee and the
Compensation Committee will be a Patrick designee, and the chairperson of each of the Capital Allocation and
Strategy Committee and the Nominating and Governance Committee will be a LCI designee.
Name
Prior to the closing, Patrick and LCI will mutually agree upon a new corporate name for Patrick, and Patrick will take all actions necessary to cause such new name to become effective concurrently with the closing; provided that the trading symbol of Patrick’s common stock on the Nasdaq prior to the closing will remain the trading symbol of Patrick’s common stock following the closing.

Exchange Fund
Prior to the first effective time, LCI and Patrick will mutually designate a bank, trust company or nationally recognized stockholder services provider (which we refer to as the “exchange agent”) for the purpose of exchanging certificates representing outstanding shares of LCI common stock (each, a “certificate”) and shares in book-entry form of LCI common stock (each, a “book-entry share”) for the merger consideration. In addition, at or prior to the closing, Patrick will (i) deposit or cause to be deposited or made available with the exchange agent for the benefit of the holders of shares of LCI common stock evidence of shares of Patrick common stock representing the aggregate amount of shares of Patrick common stock sufficient to deliver the merger consideration payable in the form of shares of Patrick common stock and (ii) when and as needed, cash sufficient to pay cash in lieu of fractional shares
(such shares and cash, together with any dividends or distributions with respect thereto, the “exchange fund”). The exchange agent will deliver the merger consideration out of the exchange fund.
With respect to holders of record of certificates immediately prior to the first effective time, Patrick will cause the exchange agent to, as promptly as practicable after the closing, mail to each holder of record of a certificate:
•a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the exchange agent, and which will be in such form and have such other provisions as may be mutually agreed by Patrick and LCI) and
•instructions for use in effecting the surrender of the certificates in exchange for the merger consideration.
Upon surrender of a certificate for cancellation to the exchange agent, or to such other agent or agents as may be appointed by Patrick, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the exchange agent, the holder of such certificate will be entitled to receive in exchange therefor that number of whole shares of Patrick common stock and cash in lieu of fractional shares of Patrick common stock, as applicable, that such holder has the right to receive pursuant to the terms of the merger agreement, and the certificate so surrendered will forthwith be canceled.
With respect to holders of record (other than DTC) of book-entry shares immediately prior to the first effective time, Patrick will cause the exchange agent to, as promptly as practicable after the closing, mail to each such holder of record (A) a statement reflecting the number of whole shares of Patrick common stock that such holder is entitled to receive and (B) a check in the amount of any cash in lieu of fractional shares (after giving effect to any required tax withholding). With respect to book-entry shares held through DTC, Patrick will cause the exchange agent to establish procedures with DTC to ensure that the exchange agent will transmit to DTC or its nominees as soon as practicable on or after the closing, upon surrender of book-entry shares in accordance with DTC’s customary surrender procedures, the merger consideration (including any cash in lieu of fractional shares).
Until surrendered, each certificate or book-entry share will be deemed at any time after the first effective time to represent only the right to receive upon such surrender the merger consideration. No interest will be paid or will accrue for the benefit of holders of certificates or book-entry shares on the merger consideration payable upon the surrender of certificates or book-entry shares.
Any portion of the merger consideration made available to the exchange agent that remains undistributed to the holders of the certificates or book-entry shares for nine (9) months after the closing effective time will be delivered to Patrick, upon demand, and any holders of the certificates or book-entry shares who have not theretofore complied with the merger agreement will thereafter be entitled to look only to Patrick for payment of their claim for any shares of Patrick common stock, any cash in lieu of fractional shares of Patrick common stock and any dividends or distributions with respect to Patrick common stock.
Lost, Stolen or Destroyed Stock Certificates
If any certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Patrick or the exchange agent, the posting by such person of a bond in such reasonable amount as Patrick or the exchange agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will deliver in exchange for such lost, stolen or destroyed certificate, the merger consideration with respect to the
LCI common stock formerly represented thereby, any cash in lieu of fractional shares of Patrick common stock and any cash in respect of unpaid dividends and distributions on shares of Patrick common stock deliverable in respect thereof, pursuant to the merger agreement.
Withholding Rights
Each of LCI, Patrick, the initial surviving entity, the final surviving entity, First Merger Sub, Second Merger
Sub, the exchange agent and any other applicable withholding agent will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under applicable law. Any amounts so deducted and withheld will be timely paid over to the appropriate governmental entity and will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.
Distributions with Respect to Unexchanged Shares
No dividends or other distributions with respect to Patrick common stock with a record date after the first effective time will be paid to the holder of any unsurrendered certificate or book-entry share with respect to any shares of Patrick common stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder until the surrender of such certificate or book-entry share in accordance with the merger agreement.
Subject to the effect of applicable laws, following surrender of any such certificate or book-entry share, there will be paid to the holder of shares of Patrick common stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Patrick common stock to which such holder is entitled pursuant to the merger agreement and the amount of dividends or other distributions with a record date after the first effective time theretofore payable with respect to such shares of Patrick common stock and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the first effective time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Patrick common stock.
No Further Ownership Rights in LCI Common Stock
All shares of Patrick common stock issued upon the surrender for exchange of certificates or book-entry shares in accordance with the terms of the merger agreement shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to shares of LCI common stock theretofore represented by such certificates or book-entry shares, subject, however, to the obligation of Patrick to pay any dividends or make any other distributions with a record date prior to the first effective time that may have been declared or made by LCI on such shares of LCI common stock in accordance with the terms of the merger agreement and that remain unpaid at the first effective time, and there shall be no further registration of transfers on the stock transfer books of the initial surviving entity of the shares of LCI common stock that were outstanding immediately prior to the first effective time. If, after the first effective time, certificates are presented to Patrick or the exchange agent for any reason, or, in the case of book-entry shares, upon adherence to the procedures set forth in the merger agreement and letter of transmittal, they shall be canceled and exchanged as provided in the merger agreement, except as otherwise provided by law.
Representations and Warranties
The merger agreement contains representations and warranties made by LCI to the Patrick parties, and by
Patrick and the other Patrick parties to LCI. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge.

The merger agreement provides that a “material adverse effect” means, on Patrick or LCI, any fact, circumstance, effect, change event or development, which we refer to as an “effect,” that has had or would reasonably be expected to have, individually or in the aggregate with all other effects, a material adverse effect on the business, properties, financial condition or results of operations of such party and its subsidiaries, taken as a whole. However, no effect resulting from or arising out of the following will be taken into account in determining whether there has been a material adverse effect:
•general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction (in each case, other than any effect that affects either LCI and its subsidiaries or Patrick and its subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that LCI and its subsidiaries or Patrick and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such effect will be taken into account in determining whether a “material adverse effect” has occurred);
•any failure, in and of itself, by LCI or Patrick to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect on LCI or Patrick, respectively, if such facts or occurrences are not otherwise excluded in determining whether a material adverse effect has occurred);
•the execution and delivery of the merger agreement or the public announcement or pendency of the merger or any of the other transactions contemplated by the merger agreement, including, solely to the extent arising out of the foregoing, the impact thereof on the relationships of the party and its subsidiaries with employees, customers, suppliers or partners (provided, that the foregoing exclusion will not apply to any representation or warranty that is intended to address the consequences of the negotiation, execution, announcement or pendency of the transactions contemplated by the merger agreement or with respect to any condition to closing to the extent such condition relates to any such representation or warranty);
•any change, in and of itself, in the market price or trading volume of LCI’s or Patrick’s, respectively, securities or credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a material adverse effect on LCI or Patrick, respectively, if such facts or occurrences are not otherwise excluded in determining whether a material adverse effect has occurred);
•any change in applicable law, regulation or GAAP (or authoritative interpretation thereof) (in each case, other than any effect that affects either LCI and its subsidiaries or Patrick and its subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that LCI and its subsidiaries or Patrick and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such effect will be taken into account in determining whether a
“material adverse effect” has occurred);
•geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway (in each case, other than any effect that affects either LCI and its subsidiaries or Patrick and its subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that LCI and its subsidiaries or Patrick and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such effect will be taken into account in determining whether a “material adverse effect” has occurred);
•any hurricane, tornado, flood, earthquake or other natural disaster or act of God, epidemic, pandemic or contagious disease outbreak or other similar force majeure events in the United States or any other country or region in the world (or any worsening of any of the foregoing), including, in each case, the response of governmental entities thereto (in each case, other than any effect that affects either LCI and its subsidiaries or Patrick and its subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that LCI and its subsidiaries or Patrick and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such effect will be taken into account in determining whether a “material adverse effect” has occurred);
•any action taken (or not taken) by such party or any of its subsidiaries that is expressly required to be taken
(or not to be taken) by the merger agreement (other than the carrying of their respective business in the ordinary course consistent with past practice and, to the extent consistent therewith, using reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, using reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them);
•any action taken by LCI or any of its subsidiaries, or Patrick and its subsidiaries, respectively, at the express written request of the other party or with the other party’s written consent; or
•effects that are the result of factors generally affecting the industries in which such party and its subsidiaries operate (in each case, other than any effect that affects either LCI and its subsidiaries or Patrick and its subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that LCI and its subsidiaries or Patrick and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such effect will be taken into account in determining whether a “material adverse effect” has occurred).
In the merger agreement, each party has made representations and warranties regarding, among other topics:
•organization, corporate power, good standing and qualification to do business of the party and its subsidiaries;
•authority to execute and deliver and perform its obligations under, and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against the party;
•capital structure, including the number of shares of common stock, preferred stock, stock options and other stock-based awards outstanding and the ownership of the capital stock or other equity interests in each of its subsidiaries;
•the consents and approvals required in connection with the transactions contemplated by the merger agreement;
•SEC documents, financial statements, internal controls and accounting or auditing practices;
•the absence of undisclosed liabilities and off-balance sheet arrangements;
•the absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts as a result of entering into the merger agreement and consummating the merger;
•accuracy of information supplied or to be supplied in this joint proxy statement/prospectus or the Form S-4 of which this joint proxy statement/prospectus forms a part;
•the absence of a material adverse effect since January 1, 2026;
•the conduct of business in the ordinary course from January 1, 2026 through the date of the merger agreement;
•compliance with applicable laws and the absence of certain litigation and governmental orders;
•existence of litigation;
•employee benefit matters, including matters related to employee benefit plans;

•labor and employment matters, including matters related to collective bargaining agreements and agreements with works councils and labor practices;
•tax matters;
•applicable stockholder vote required in connection with the transactions contemplated by the merger agreement;
•the inapplicability of state takeover statutes to the transactions contemplated by the merger agreement;
•intellectual property matters and data privacy and cybersecurity matters;
•certain contracts;
•environmental matters;
•compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended;
•owned and leased real property;
•customers and suppliers;
•receipt of opinions from the party’s financial advisors;
•broker’s fees and expenses payable in connection with the merger; and
•no other representations or warranties beyond those expressly made.
In addition, Patrick made certain representations regarding the formation, organization, standing, corporate power and capitalization of, and certain other matters with respect to, each of First Merger Sub and Second Merger
Sub.
Covenants and Agreements
Conduct of Business
Each of Patrick and LCI has undertaken certain covenants in the merger agreement restricting, or requiring maintenance of certain standards related to, the conduct of their respective businesses between the date of the merger agreement and the closing effective time. In general, each of Patrick and LCI has agreed to, and to cause their respective subsidiaries to, carry on their respective businesses in all material respects in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them.
In addition to these agreements regarding conduct of business generally, each of Patrick and LCI has agreed to various specific restrictions relating to the conduct of its business, including with respect to the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):
•other than (i) dividends and distributions by a direct or indirect wholly owned subsidiary of Patrick to its parent and (ii) quarterly cash dividends on shares of Patrick common stock with timing that is consistent with past practice and in an amount per share not to exceed $0.47 with respect to fiscal year 2026, declaring, setting aside or paying any dividends on, or making any distributions in respect of, any of its capital stock;
•other than (i) dividends and distributions by a direct or indirect wholly owned subsidiary of LCI to its parent and (ii) quarterly cash dividends on shares of LCI common stock with timing that is consistent with past practice and in an amount per share not to exceed $1.15 with respect to fiscal year 2026, declaring, setting aside or paying any dividends on, or making any distributions in respect of, any of its capital stock;
•splitting, combining or reclassifying any of its equity securities or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for any of its existing equity securities;
•purchasing, redeeming or otherwise acquiring any shares of its or its subsidiaries’ equity securities (other than the acquisition of shares from a holder of a LCI equity award or Patrick equity award outstanding as of the date of the merger agreement or granted on or after the date of the merger agreement not in violation of the merger agreement, in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof, or in connection with the forfeiture of any of LCI or Patrick’s respective equity awards that are outstanding as of the date of the merger agreement or granted on or after the date of the merger agreement and not in violation of the merger agreement);
•issuing, delivering, selling, pledging or otherwise encumbering any shares of its equity securities (other than (i) in connection with the settlement of equity compensation granted under the applicable LCI Equity
Plan or Patrick Equity Plan, and outstanding as of the date of the merger agreement and (ii) in connection with the conversion of the 2030 Notes or the Patrick convertible notes);
•other than in the ordinary course of business, amending, renewing, terminating or waiving any material provision of certain specified contracts except in connection with any amendments to, and normal renewals of, such contracts without materially adverse changes, additions or deletions of terms;
•entering into certain new agreements or contracts containing (i) material restrictions on the ability of LCI or its subsidiaries or Patrick and its subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the merger, (ii) other than in the ordinary course of business, with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, would impose obligations on Patrick following the closing effective time, or
(iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses, taken as a whole, is or would be conducted, including contracts with “most favored nations”
provisions, any preferential rights or rights of first or last offer or refusal to any third party, or limitations on sales, or supply or distribution of any services or product or to acquire any person;
•(i) merging or consolidating LCI or any of its Subsidiaries or Patrick or any of its Subsidiaries with any other person, or (ii) restructuring, reorganizing or completely or partially liquidating (other than for transactions solely among wholly owned subsidiaries of LCI or Patrick);
•(i) acquiring any equity securities in, or making any investment in or any capital contribution to, any person, or acquiring a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation or (ii) otherwise acquiring any material assets (other than acquisitions of equipment, supplies, raw materials and inventory in the ordinary course of business) (other than, in each case of (i) and (ii), (a) transactions solely between LCI or Patrick, respectively, and its wholly owned subsidiaries or solely among LCI’s or Patrick’s, respectively, wholly owned subsidiaries, (b) acquisitions or investments in any person in one or more transactions in which the aggregate consideration does not exceed $20,000,000 for any single transaction or $150,000,000 in the aggregate for all such transactions (provided, that each of LCI and Patrick, as applicable, will consult in good faith with the other a reasonable period of time in advance of entering into a binding agreement with respect to any such acquisition or investment, and will consider in good faith any reasonable comments timely provided by LCI or Patrick, as applicable, regarding such transaction);
•(i) transferring, selling, leasing, subleasing, licensing, sublicensing, abandoning, waiving, relinquishing, assigning, swapping or otherwise disposing of any assets or properties of LCI or Patrick, respectively, or any of their subsidiaries or (ii) mortgaging or pledging any assets or properties of LCI or Patrick, respectively, or any of their subsidiaries, or subjecting any such assets or properties to any other lien not otherwise permitted by the merger agreement, subject to certain exceptions, including (w) with respect to intellectual property assets, non-exclusive licenses or sublicenses of intellectual property granted to customers, contractors or suppliers in the ordinary course or business, (x) sales of inventory, products or services in the ordinary course of business and (y) pursuant to one or more such transactions with respect to which the aggregate consideration does not exceed $5 million for any single transaction or $25,000,000 in the aggregate for all such transactions, and (z) solely with respect to clause (ii), as may be required in connection with the terms of Patrick’s credit facility in effect on the date of the merger agreement, Patrick’s senior notes and indentures in effect on the date of the merger agreement, LCI’s credit facility in effect on the date of the merger agreement or the 2030 Notes;
•creating, incurring, assuming or otherwise becoming liable for any indebtedness or obligations for borrowed money, or issuing, selling or granting any debt securities or any right to acquire debt securities, assuming, guaranteeing, endorsing or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the indebtedness of another person, entering into any agreement to maintain any financial statement condition of another person or entering into any arrangement having the economic effect of any of the foregoing, subject to certain exceptions, including (i) indebtedness and guarantees (a)
incurred in the ordinary course of business under the LCI credit facility or the Patrick credit facility, as applicable, as in effect as of the date of the merger agreement, (b) incurred in connection with the replacement or refinancing of the indebtedness or other obligations outstanding under any indenture existing as of the date of the merger agreement with a maturity date prior to December 31, 2028 (provided that such replacement financing or indebtedness will (1) be on terms substantially the same or better terms, taken as a whole, than the terms of such existing indenture, as determined in good faith by the replacing party, and (2) not exceed the aggregate original principal amount of such existing indenture plus any accrued and unpaid interest or premiums thereon or any fees, costs and expenses incurred in connection with such replacement or refinancing) or (c) assumed in connection with the transactions involving the acquisition of equity securities of another person otherwise permitted by the merger agreement, (ii) for any inter-company indebtedness solely involving LCI or Patrick, as applicable, or any of their direct or indirect wholly owned subsidiaries, (iii) indebtedness for borrowed money not exceeding $50,000,000 in aggregate principal amount outstanding at any time incurred by LCI or Patrick, as applicable, or any of their subsidiaries other than in accordance with clauses (i), (ii), or (iii), or (iv) credit support or guarantees by
LCI or Patrick, as applicable, or their subsidiaries of indebtedness for borrowed money of LCI or Patrick, as applicable, or their subsidiaries, which indebtedness is incurred in compliance with these requirements
(except clause (iv) will not restrict or limit the debt financing contemplated by the merger agreement or certain other transactions contemplated by the merger agreement;
•waiving, releasing, assigning, settling or compromising any pending or threatened action which (i) is material to its and its subsidiaries’ business, taken as a whole, (ii) is in respect of taxes or (iii) otherwise involves the payment by such party of an amount in excess of $5,000,000 (excluding any amounts that may be paid under existing insurance policies) (except that no settlement of any pending or threatened action will involve (a) any material injunctive or equitable relief or impose material restrictions on the business activities of LCI or Patrick, as applicable, or their subsidiaries, taken as a whole (other than customary non-
disclosure obligations) or (b) any admission of wrongdoing by LCI or Patrick, as applicable, or any of their subsidiaries);
•(i) making, changing or revoking any material tax election, (ii) settling or compromising any material tax audit, examination, investigation or other similar administrative or judicial proceeding for a material amount of taxes, (iii) adopting or changing any material tax accounting method or any annual accounting period for tax purposes, (iv) requesting or agreeing to any extension or waiver of the statute of limitations with respect to a material amount of taxes, (v) entering into any “closing agreement” within the meaning of
Section 7121 of the Code (or any similar provision of state, local, or non-U.S. tax law) (vi) requesting any tax ruling from any governmental entity or (vii) filing any material amended tax return;
•increasing or changing the compensation or benefits of any current or former officer, director, employee or other individual service provider, other than in the ordinary course of business, except that LCI and Patrick will not and will not permit any of their respective subsidiaries to, except as required by any of LCI’s or
Patrick’s benefit plans in effect as of the date of the merger agreement or as amended after the date of the merger agreement, (i) grant any equity awards or other long-term incentive or equity-based awards, or amend or modify (other than in a de minimis respect) the terms of any outstanding equity awards, (ii) grant any transaction or retention bonuses, (iii) increase or change the compensation or benefits payable or due to any executive officer, (iv) pay annual bonuses, other than for completed periods based on actual performance through the end of the applicable performance period, (v) increase or change the severance, termination pay or similar terms applicable to any current or former employee or individual service provider, (vi) hire any employee or individual service provider with annual base cash compensation in excess of $300,000 or terminate the employment of any executive officer (in each case, other than terminations for cause), or (vii) adopt, establish, enter into, materially amend, or terminate any material LCI or Patrick benefit plans;
•changing any of its material financial accounting policies or procedures currently in effect, except as required by generally accepted accounting principles, Regulation S-X of the Exchange Act, or a governmental entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);
•entering into interest rate swaps, foreign exchange or commodity arrangements or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);
•making aggregate capital expenditures in a fiscal year greater than 120% of the aggregate amount of budgeted capital expenditures with respect to such fiscal year in LCI’s or Patrick’s long range plan, each as disclosed to the other party;
•amending the LCI certificate, LCI bylaws, Patrick articles, Patrick bylaws or organizational documents of
First Merger Sub and Second Merger Sub;
•implementing any broad-based cost reduction initiative (including employee layoffs, reductions in force, plant closings or other similar actions that trigger notice obligations under the WARN Act);
•(i) modifying, negotiating, extending, amending, terminating or entering into any collective bargaining agreement, works council agreement or similar labor agreement, (ii) recognizing or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any employees of LCI or Patrick, as applicable, or any of their subsidiaries, (iii) entering into any material agreement, arrangement, consent, waiver or understanding with, or making any material commitment to, any labor union, labor organization, works council, employee representative or other employee representative body or under any collective bargaining agreement, works council agreement or similar labor agreement, or (iv) entering into any agreement, arrangement, consent, waiver or understanding with, or make any commitment to, any labor union, labor organization, works council, employee representative or other employee representative body or under any collective bargaining agreement, works council agreement or similar labor agreement, in each case, in connection with or relating to the merger agreement and the transactions contemplated by the merger agreement;
•taking any action, or failing to take any action, which action or failure to act could be reasonably expected to prevent the merger from qualifying for the intended tax treatment; and
•affirmatively waiving or releasing any non-competition, nonsolicitation, nondisclosure, or other restrictive covenant obligation of any current or former employee or independent contractor of LCI or Patrick, as applicable, or any of their subsidiaries.
The merger agreement contains certain other covenants and agreements, including covenants relating to:
•cooperation between Patrick and LCI in the preparation of this Form S-4 and this joint proxy statement/
prospectus;
•confidentiality and access by each party to certain information about the other party during the period prior to the closing effective time;

•cooperation between Patrick and LCI in connection with public announcements;
•Patrick’s reasonable best efforts to cause the shares of Patrick common stock to be issued as merger consideration to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the closing date;
•each party’s reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary to enable the deregistration of the LCI common stock under the Exchange Act and delisting from the NYSE as promptly as practicable after the closing date (and in no event more than ten days after the closing date), including (i) directing the NYSE to file with the SEC a Form 25 on the closing date and (ii) filing a Form 15 on the first business day that is at least ten calendar days after the date the Form 25 is filed;
•cooperation on certain tax matters, including each party’s use of reasonable best efforts (i) to cause (A) the first merger and the second merger to be treated as a single integrated transaction that qualifies as a
“reorganization” within the meaning of Section 368(a) of the Code, (B) Patrick, First Merger Sub, and LCI
each to be treated as a party to the reorganization within the meaning of Section 368(b) of the Code and (C)
the merger agreement to constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code, and (ii) to obtain the applicable tax opinions, including any tax opinion requested or required by the SEC in connection with this joint proxy statement/prospectus and the required closing tax opinion referenced in the closing conditions described below under “—Conditions to the Closing of the Merger,”
and the parties’ delivery of customary tax representation letters in connection therewith;
•actions to consummate the merger and eliminate or minimize the effects of any antitakeover or similar statute or regulation that is or becomes applicable to the transactions contemplated by the merger agreement;
•cooperation between LCI and Patrick in connection with certain debt financing arrangements, including the arrangement and implementation of financing in connection with the transactions, the payoff and termination of the LCI credit facility and the treatment of the 2030 Notes, call options and warrants in connection with the merger, including causing the 2030 Notes to remain outstanding and become convertible into Patrick common stock;
•cooperation between LCI and Patrick in taking all such steps as are reasonably necessary to cause the transactions contemplated by the merger agreement and any other dispositions of LCI equity securities or acquisitions of Patrick equity securities by directors or officers of LCI or Patrick to be exempt under Rule
16b-3 promulgated under the Exchange Act;
•keeping the other party reasonably informed, and promptly advised, regarding stockholder litigation commenced after the date of the merger agreement relating to the merger agreement or the transactions contemplated thereby, and giving such other party the opportunity to participate in the defense or settlement of such litigation (provided that no such settlement will be agreed without the other party’s prior consent, which consent will not be unreasonably withheld, conditioned or delayed);
•coordination with respect to dividends declared or paid by Patrick and LCI;
•notification to the other party upon obtaining knowledge of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions precedent not being able to be satisfied prior to the outside date; and
•obligations of Patrick with respect to compliance, performance and satisfaction of covenants and obligations relating to First Merger Sub, Second Merger Sub, initial surviving entity and final surviving entity, including Patrick’s approval of the merger agreement in its capacity as sole stockholder of First
Merger Sub.

Efforts to Obtain Required Stockholder Votes
LCI has agreed to establish a record date for, duly give notice of, convene and hold a meeting of LCI stockholders as promptly as practicable after the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part is declared effective for the purpose of obtaining LCI stockholder approval of the merger agreement and the first merger. Patrick has agreed to establish a record date for, duly give notice of, convene and hold a meeting of Patrick shareholders as promptly as practicable after the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part is declared effective for the purpose of obtaining Patrick shareholder approval of the issuance of shares of Patrick common stock to LCI stockholders in connection with the merger (the “share issuance”) and the amendment and restatement of the Patrick articles of incorporation to reflect the Patrick charter amendment (as defined below) and reflect those other matters and terms mutually agreed in good faith by LCI and Patrick prior to mailing this joint proxy statement/prospectus (the “final charter amendment”). The parties will use reasonable best efforts to schedule and convene the LCI stockholders meeting and the Patrick shareholders meeting on the same date and time. Each party may postpone or adjourn its meeting to solicit additional proxies, for the absence of a quorum, or to allow additional time for the filing or mailing of any supplemental or amended disclosure. Postponements or adjournments are limited to up to ten (10) business days per postponement and twenty (20) business days in the aggregate from the original meeting date, unless required by applicable law or consented to by the other party.
Subject to the ability of the LCI board or the Patrick board to effect a recommendation change as described below, the LCI board is required to recommend to its stockholders that they approve the merger agreement and the first merger, and the Patrick board is required to recommend to its stockholders that they approve the share issuance and the final charter amendment.
Efforts to Complete the Merger
Subject to the terms and conditions of the merger agreement, each of Patrick and LCI, and their respective subsidiaries, have agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts for:
•the obtaining of all necessary actions or non-actions, waivers, consents and approvals from governmental entities that are necessary in connection with the consummation of the merger and other transactions contemplated by the merger agreement, including any required action or non-action under specified antitrust laws prior to the closing effective time, and the making of all necessary registrations and filings;
•the obtaining of all necessary consents, approvals or waivers;
•the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and
•the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.
In furtherance and not in limitation of the foregoing, each of Patrick and LCI agreed to (i) refrain from making any acquisition or entering into any contractual agreement that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the merger and (ii) make (a) an appropriate filing of a
Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable and in any event within 25 business days of the date of the merger agreement
(unless otherwise agreed by the parties), (b) appropriate filings, if any are required, pursuant to any other specified antitrust laws as promptly as practicable, and (c) all other necessary filings with other governmental entities relating to the merger, and in each case, to supply as promptly as practicable any additional information and documentary material that may be formally or informally requested pursuant to laws by such authorities, including antitrust laws,

such as a second request under the HSR Act, and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act and any other specified antitrust laws and the receipt of the required consents as soon as practicable. The parties agreed to use their respective reasonable best efforts to certify substantial compliance with any second request pursuant to the HSR Act as promptly as practicable, but in no event later than six months from the date of such request.
Each of LCI and Patrick, and their respective subsidiaries, will use their reasonable best efforts to take or cause to be taken any and all steps, and to make or cause to be made any and all undertakings necessary (i) to resolve such objections that a governmental entity asserts under any antitrust law with respect to the transactions contemplated by the merger agreement and (ii) to avoid or eliminate each and every impediment under any applicable antitrust law asserted by any such governmental entity with respect to the merger and the other transactions contemplated by the merger agreement, in each case to the extent necessary so as to enable the closing to occur no later than the outside date, which reasonable best efforts shall include (a) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any subsidiaries, operations, divisions, businesses, product lines, contracts, customers, assets or other interests of LCI or
Patrick or any of their respective subsidiaries, (b) taking or committing to take such other actions that may limit or impact LCI’s or Patrick’s or any of their respective subsidiaries’ freedom of action with respect to, or its ability to retain, their operations, divisions, businesses, product lines, contracts, customers, assets or other interests,
(c) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any legal restraint or prohibition that prevents, prohibits, restricts or delays the consummation of the merger and the other transactions contemplated by the merger agreement, in any case, that may be issued by any court or other governmental entity, and (d) creating, terminating or divesting relationships, contractual rights or obligations of LCI,
Patrick or their respective subsidiaries, in each case in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits, and authorizations for the transactions contemplated by the merger agreement under the HSR Act or any other antitrust law or from any governmental entity so as to enable to the closing to occur no later than the outside date (any such action, a “remedy action”). LCI, Patrick or their respective subsidiaries will not be required, or be construed to be required, to take any action or enter into any agreement with respect to any of the operations, divisions, businesses, product lines, contracts, customers, assets or other interests of LCI, Patrick or any of their respective subsidiaries that would, individually or in the aggregate, reasonably be expected to result in any burdensome condition described in the merger agreement. Any determination as to which party’s (or its subsidiaries’) operations, divisions, businesses, product lines, contracts, customers, assets or other interests will be subject to a particular remedy action requires the prior written consent of both LCI and Patrick, which consent may not be unreasonably withheld, conditioned or delayed.
In connection with the foregoing, each of LCI and Patrick will (a) negotiate in good faith with the other party and with any applicable governmental entity to identify and agree upon a remedy action that minimizes the adverse impact on the combined company following the closing; (b) if the parties are unable to reach mutual agreement on the selection of a remedy action within 15 business days following written notice from either party requesting such determination (or such shorter period as may be required to meet any applicable regulatory deadline or the outside date), promptly escalate the dispute to their respective chief executive officers, or their designated representatives, for resolution; and (c) if the parties remain unable to reach agreement within five business days following such escalation (or such shorter period as may be required to meet any applicable regulatory deadline or the outside date), and the failure to agree would reasonably be expected to prevent the closing from occurring on or before the outside date, promptly and jointly engage an independent financial advisor to provide a non-binding recommendation as to the remedy action that minimizes the adverse impact on the combined company, which recommendation the parties have agreed to consider in good faith. Notwithstanding the foregoing, in no event are LCI, Patrick or any of their respective subsidiaries required to agree to take, or to refrain from taking, any action that is not conditioned upon the consummation of the merger.
Additionally, each of LCI and Patrick have agreed to jointly develop, and consult and cooperate in all respects with the other, and consider in good faith the views of the other, in connection with the form and content of any analyses, appearances, communications, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act or any other specified antitrust laws or any other applicable law related to any required consent. Each of LCI and Patrick have agreed to (a) promptly notify the other party of any non-ministerial communication, inquiry or investigation received by that party from, or given by it to, any governmental entity and, subject to applicable law, permit the other party a reasonable opportunity to review in advance any proposed communication to any such governmental entity and consider in good faith the other party’s reasonable comments, (b) not agree to participate in any material or substantive meeting or discussion with any such governmental entity in respect of any filing, investigation or inquiry concerning the merger agreement or the merger unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party a reasonable opportunity to attend and participate therein, and (c) promptly furnish the other party with copies of all non-ministerial correspondence, filings and written communications between them and their affiliates and their respective officers, directors, employees and representatives, on one hand, and any such governmental entity or its respective staff on the other hand, with respect to the merger agreement and the merger in order for such other party to meaningfully consult and participate in accordance with the preceding clauses (a) and (b), which materials may be redacted as necessary to address valuation, competitive sensitivities, attorney-client or other privilege or confidentiality concerns and may be deemed “Outside Counsel Only.”
Each of LCI and Patrick have also agreed to jointly develop, consult and cooperate with the other, and consider in good faith the views of the other, with respect to (1) the strategy, timing and form for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by, or execution of any remedy required by, any governmental entity that has authority to enforce the HSR Act or any other specified antitrust laws or any other applicable law related to any required consent (including directing the timing, nature and substance of all such responses, including any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with any required approvals or consents)
and (2) the defense and settlement of any action brought by or before any governmental entity that has authority to enforce the HSR Act or any other specified antitrust laws or any other applicable law related to any required consent.
In furtherance and not in limitation of the foregoing, if any administrative or judicial action or proceeding by a governmental entity is instituted challenging the transactions contemplated by the merger agreement, each of LCI and Patrick shall use its reasonable best efforts to (i) oppose, including by defending through litigation, any such action or proceeding, (ii) pursue all available avenues of administrative and judicial appeal and (iii) seek to have vacated, lifted, reversed or overturned any restraint that is in effect that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement
No Solicitation of Alternative Transactions
Pursuant to the merger agreement, each of Patrick and LCI has agreed not to, and not to authorize or permit any of its subsidiaries or any of its or their officers, directors or employees to, and to use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative retained by it or its controlled affiliates not to, directly or indirectly:
•solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal or offer of (i) the acquisition by a person of beneficial ownership of more than 20% of the outstanding common stock, or securities representing 20% or more of the voting power, of LCI or Patrick, as applicable, (ii) a merger or similar transaction in which any third party acquires 20% or more of the revenues, net income or assets of
LCI or Patrick, as applicable, (iii) any transaction in which a third party acquires assets constituting 20% or more of the revenues, net income or assets of LCI or Patrick, as applicable, or (iv) any disposition of assets representing 20% or more of the revenues, net income or assets of LCI or Patrick, as applicable (in the case of LCI, a “LCI alternative transaction,” and in the case of Patrick, a “Patrick alternative transaction”);
•engage in, continue or otherwise participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal or offer the consummation of which would constitute a LCI alternative transaction or Patrick alternative transaction, as applicable; or
•otherwise publicly propose, resolve or agree to do any of the foregoing (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to the nonsolicitation provisions of the merger agreement, provided such communication is limited exclusively to such referral).
Each of LCI and Patrick will, and will cause its affiliates and representatives to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted before entry into the merger agreement with respect to any LCI alternative transaction or Patrick alternative transaction, as applicable, (ii)
promptly request the return or destruction of all confidential information previously furnished to such person or its
Representative and (iii) not release any third party from, or waive any provisions of, any existing confidentiality or standstill agreement to which LCI, Patrick or any of their subsidiaries is a party with respect to any LCI alternative transaction or Patrick alternative transaction, as applicable, subject to the applicable board’s right to waive any standstill or similar provision if it determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to waive such provision would be inconsistent with its fiduciary duties under applicable law. Notwithstanding these restrictions, the merger agreement provides that, if at any time prior to obtaining the applicable stockholder approval, a party receives an unsolicited bona fide written proposal (with respect to a LCI alternative transaction or Patrick alternative transaction, as applicable) that its board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a superior proposal (as defined below) and which did not result from a material breach of the non-solicitation obligations set forth in the merger agreement, then such party may (i) furnish information with respect to itself and its subsidiaries to the person (or group of persons)
making such proposal and its representatives and financing sources pursuant to a customary confidentiality agreement containing terms as to confidentiality generally no less restrictive than the terms of the confidentiality agreement entered into between LCI and Patrick (provided that (x) such information must have been previously provided to the other party or must be provided to the other party prior to or substantially concurrently with the time it is provided to such person and (y) such confidentiality agreement need not contain any “standstill” term) and (ii)
participate in discussions or negotiations regarding such proposal. Neither LCI nor Patrick will (i) withdraw, qualify, modify or propose to withdraw, qualify or modify, or fail to make, the LCI recommendation or the Patrick recommendation, as applicable, (ii) approve, recommend or propose publicly to approve or recommend any LCI alternative transaction or Patrick alternative transaction, as applicable or (iii) fail to include the recommendation of the LCI board that LCI stockholders adopt and approve the merger agreement and the first merger (which we refer to as the “LCI recommendation”) or the recommendation of the Patrick board that Patrick shareholders approve the issuance of shares as merger consideration and the amendment of Patrick’s articles increasing the number of authorized shares of Patrick common stock (which we refer to as the “Patrick recommendation”), as applicable, in each case, in the joint proxy statement/prospectus, (iv) fail to publicly reaffirm the LCI recommendation or Patrick recommendation, as applicable, within five business days after LCI or Patrick, as applicable, requests in writing that such approval be reaffirmed publicly following the public announcement of any LCI alternative transaction or
Patrick alternative transaction, as applicable, (v) fail to recommend against acceptance by LCI stockholders or
Patrick shareholders, as applicable, of any third party tender offer or exchange offer relating to shares of LCI common stock or Patrick common stock, as applicable, and reaffirm the LCI recommendation or Patrick recommendation, as applicable, in connection therewith, in each case within five business days after the commencement of such tender offer or exchange offer, or (vi) permit LCI or Patrick, as applicable, or any of their controlled affiliates, to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (a) related to any LCI alternative transaction or Patrick alternative transaction, as applicable, or (b) that requires, or is reasonably likely to require, LCI or Patrick, as applicable, to terminate, delay or fail to consummate, or that would otherwise impede or interfere in any way with or be inconsistent with, the consummation of the merger or any of the other transactions contemplated by the merger agreement (any action in clause (i) through (vi)
above, in the case of LCI or Patrick, as applicable, a “recommendation change”).
Each of Patrick and LCI has also agreed (i) to promptly notify the other party orally and in writing, and in any event within 24 hours of receipt, of any request for information or of any proposal relating to a LCI alternative transaction or Patrick alternative transaction, as applicable, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal, (ii) keep the other party reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a reasonably current basis and (iii) provide the other party, as soon as reasonably practicable following delivery and receipt, copies of all correspondence and other written materials exchanged with the person making the proposal.
Changes in Board Recommendation
Each of Patrick and LCI will, through their respective boards of directors, recommend to its respective stockholders the approval of the applicable stockholder proposals in connection with the merger and to include such recommendation in this joint proxy statement/prospectus.
The merger agreement provides that, subject to the exceptions described below, neither the Patrick board nor any committees thereof, nor the LCI board nor any committees thereof, will (i) effect a recommendation change, or
(ii) cause Patrick or LCI, or any of their controlled affiliates, to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Patrick alternative transaction or LCI alternative transaction, as applicable, requiring, or reasonably likely to cause, the other party to terminate, delay or fail to consummate, or that would otherwise impede, interfere in any way with or be inconsistent with, the consummation of the merger or any of the other transactions contemplated by the merger agreement (other than a confidentiality agreement otherwise permitted by the merger agreement).
Notwithstanding the foregoing restrictions, at any time prior to obtaining the applicable stockholder approval, a party’s board of directors may, if it determines in good faith that (i) it received a bona fide written proposal made by a third party to LCI or Patrick, as applicable, to enter into a LCI alternative transaction or Patrick alternative transaction, as applicable, (with all references to 20% in the definition of “LCI alternative transaction” and “Patrick alternative transaction,” as applicable, being treated as references to 80%) that (a) did not result from a material breach of either party’s non-solicitation obligations and (b) is on terms that the LCI board or the Patrick board, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor, and taking in all relevant considerations) is more favorable to the LCI stockholders or Patrick shareholders, as applicable, from a financial point of view than the transactions contemplated by the merger agreement, taking into account all relevant factors (including any changes to the merger agreement that may be proposed by the other party in response to such proposal) (in the case of LCI or Patrick, as applicable, a “superior proposal”) and (ii) that the failure to take action would be inconsistent with its fiduciary duties under applicable law, effect a recommendation change in response to a superior proposal. However, the board may not effect a recommendation change in response to any superior proposal unless it has given the other party at least five business days’ written notice specifying the material terms and conditions of such superior proposal, identifying the person making such proposal and stating that it intends to make a recommendation change, or in the event of a subsequent modification to the material terms and conditions of such superior proposal, at least four business days’ written notice advising the other party of the modification;
provided that during such notice period, the party engages (to the extent requested by the other party) in good faith negotiations to amend the merger agreement in such a manner that the proposal no longer constitutes a superior proposal.
In addition, at any time prior to obtaining the applicable stockholder approval, the LCI board or Patrick board, as applicable, may, if it determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, effect a board recommendation change in response to a material event, fact or change in circumstance that arises or occurs after the date of the merger agreement with respect to LCI or Patrick, as applicable, that materially affects the business, assets or operations of LCI or Patrick, as applicable, or their subsidiaries, taken as a whole (other than resulting from breach) that, prior to the date of the merger agreement, was not known or reasonably foreseeable to the LCI board or Patrick board, as applicable, (subject to certain enumerated exceptions, in the case of LCI or Patrick, as applicable, an “intervening event”). However, the LCI board or the
Patrick board, as applicable, may not effect a board recommendation change in response to any LCI intervening event or Patrick intervening event, as applicable, unless it has given the other party at least five business days written notice advising the other party of all material information with respect to any such LCI intervening event or
Patrick intervening event, as applicable, and stating that it intends to make a board recommendation change and providing its rationale therefor; provided that during such notice period, the party engages (to the extent requested by the other party) in good faith negotiations to adjust or modify the merger agreement in response to such intervening event.
Indemnification, Exculpation and Insurance
The merger agreement requires Patrick to cause the final surviving entity, for a period of six years following the closing effective time, to indemnify and hold harmless each individual who is, as of the date of the merger agreement or becomes prior to the closing effective time, a director or officer of LCI or any of its subsidiaries, or who, at the request of LCI or its subsidiaries, serves as a director or officer of another person in which LCI or any of its subsidiaries has an equity investment (the “LCI Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of LCI or any of its subsidiaries or was serving at the request of LCI or its subsidiaries, to the same extent as such LCI Indemnified Parties were indemnified as of the date of the merger agreement pursuant to the organizational documents of LCI or any of its subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement. Neither Patrick nor the final surviving entity will be liable for any settlement effected without its prior written consent or for any indemnification that a court deems, in a final and non-appealable order, is prohibited by applicable law.
Each LCI Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the final surviving entity to the same extent as such LCI Indemnified Parties are entitled to advancement of expenses as of the date of the merger agreement by LCI; however, any person to whom expenses are advanced provides an undertaking, if and to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
The merger agreement also requires Patrick for six years following the closing effective time either to cause to be maintained the policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by LCI or to provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons, except that in no event will Patrick be required to pay an annual premium greater than 300% of the annual premium paid by LCI for such insurance for the prior 12 months (which we refer to as the “Maximum Amount”). LCI may obtain a six-year “tail” policy under its existing directors’ and officers’
insurance policy in lieu of the foregoing, for a cost not to exceed the Maximum Amount.
Employee Benefits Matters
For employees who remain employed by Patrick or its subsidiaries following the first effective time, the following provisions will apply with respect to the compensation and benefits provided to such employees:
•Patrick will recognize each such employee’s credited years of service with LCI or Patrick, as applicable, for all purposes under each employee benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to by Patrick or any of its subsidiaries following the first effective time (the
“New Plans”), to the same extent such employee was entitled to credited service under the applicable predecessor plans, except to the extent such credit would result in a duplication of benefits and except with respect to defined benefit pension plans and equity-based or other incentive compensation;
•Patrick will use its reasonable best efforts to cause each such employee to be eligible for participation in
Patrick welfare plans without any waiting time to the extent coverage under a Patrick welfare plan replaces coverage under comparable predecessor welfare plans in which such employee participated immediately prior to the first effective time;
•Patrick will use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of Patrick medical, dental, pharmaceutical and/or vision benefit plans to be waived for such employees and their covered dependents; and

•Patrick will use reasonable best efforts to provide credit for any copayments and deductibles paid by such employees (or their covered dependents) prior to the first effective time in satisfying any similar deductible, coinsurance and maximum out-of-pocket requirements under any corresponding New Plan.
The merger agreement also requires that the terms and conditions of employment for any LCI or Patrick employee covered by a labor agreement will be governed by the applicable labor agreement until the expiration, modification or termination of such labor agreement in accordance with its terms or applicable law.
Patrick and LCI agreed that, during any such employee’s period of employment following the first effective time and for the period beginning at the first effective time and ending on the 12-month anniversary of the first effective time, (i) the base salaries or wage rates of such employees will not be reduced from those in effect immediately prior to the first effective time, (ii) the target incentive compensation opportunities (including equity-
based incentives but excluding any retention, transaction or change in control bonus arrangements) of such employees will not be reduced from those in effect immediately prior to the first effective time, and (iii) each such employee will be provided employee benefits (excluding defined benefit plans, nonqualified deferred compensation plans and retiree welfare plans) that are substantially similar in the aggregate to either those provided to such employee immediately before the first effective time or those provided from time to time to similarly situated employees of the other party.
The merger agreement also provides that the employee benefits provisions described in this section will not (i)
be construed to establish, amend or modify any benefit or compensation plan, (ii) limit the ability of Patrick, LCI, or any of their respective subsidiaries to amend, modify or terminate any benefit or compensation plan, (iii) create any third-party beneficiary rights or obligations in any person other than the parties to the merger agreement or any right to employment or continued employment, or (iv) limit the right of Patrick, LCI or any of their subsidiaries to terminate the employment of any employee following the first effective time at any time and for any or no reason.
Conditions to the Closing of the Merger
The obligations of each of Patrick and LCI to effect the merger are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable law) of the following mutual conditions on or prior to the closing date:
•the approval by LCI stockholders of the merger agreement and the first merger;
•the approval by Patrick shareholders of the share issuance and the amendment of Patrick’s articles of incorporation to increase the number of shares of Patrick common stock available for issuance (the “Patrick charter amendment”);
•the termination or expiration of any applicable waiting period under the HSR Act and the termination, expiration or obtainment of any applicable waiting period or any applicable consents, authorizations or approvals under certain antitrust laws;
•the absence of governmental restraints or prohibitions preventing the consummation of the merger;
•the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of a stop order or proceedings seeking a stop order;
•the approval for listing by Nasdaq of the shares of Patrick common stock issuable as merger consideration, subject to official notice of issuance;
•certain representations and warranties of the other party relating to capitalization and other equity securities being true and correct as of the closing date (except to the extent such representations and warranties expressly relate to a specific date or as of the date of the merger agreement, in which case such representations and warranties must be true and correct as of such date), except that any inaccuracies that in the aggregate are de minimis in nature may be disregarded;

•certain representations and warranties of the other party relating to organization, standing, corporate power, authority, agreements with respect to equity securities, voting requirements, takeover statutes and charter provisions, financial advisor opinions, brokers and, in the case of Patrick, merger subs (x) that are qualified by materiality or material adverse effect being true and correct as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the merger agreement, in which case such representations and warranties must be true and correct as of such date) and (y) that are not qualified by materiality or material adverse effect being true and correct in all material respects as of the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the merger agreement, in which case such representations and warranties must be true and correct in all material respects as of such date);
•the representation and warranty of the other party relating to no material adverse effect being true and correct as of the closing date;
•each other representation and warranty of the other party (without giving effect to any limitation as to materiality, material adverse effect or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated by the merger agreement) being true and correct as of the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the merger agreement, in which case such representations and warranties must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a material adverse effect on such party;
•LCI or the Patrick parties, as applicable, having performed in all material respects their respective obligations required to be performed under the merger agreement;
•the absence of a material adverse effect on the other party since the date of the merger agreement; and
•the receipt by each party of a certificate executed by the chief executive officer or chief financial officer of the other party certifying the satisfaction of the applicable conditions relating to representations and warranties, performance of obligations and absence of a material adverse effect.
The obligations of LCI to effect the merger are additionally subject to the satisfaction or waiver of the following condition:
•the receipt by LCI of a tax opinion from its counsel (or if LCI’s counsel is unable to issue such an opinion, from Patrick’s counsel or another nationally recognized law firm reasonably acceptable to LCI) to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the first merger and the second merger, taken together, will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “closing tax opinion”).
In rendering the closing tax opinion, counsel will have received the tax representation letters from Patrick and LCI and may rely upon such representation letters and such other representations, information and assumptions as counsel reasonably deems relevant. The failure of counsel to deliver such opinion shall not cause a failure of this condition, however, to the extent such failure results from any breach by LCI of certain covenants related to tax matters under the merger agreement.
We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the closing effective time, whether before or after receipt of the LCI stockholder approval or the Patrick shareholder approval, under the following circumstances:
•by mutual written consent of Patrick and LCI; or

•by either Patrick or LCI:
◦if the merger is not consummated by March 30, 2027 (the “outside date”); provided that if the closing has not occurred by such date and all conditions have been satisfied or waived (other than the antitrust conditions and those that by their terms are to be fulfilled at closing but are capable of being satisfied), then the outside date will automatically be extended to June 30, 2027, and if the merger has not been consummated by June 30, 2027 for the same reason, the outside date will automatically be further extended to September 30, 2027; provided, further, that this right to terminate will not be available to a party whose failure to perform any of its material obligations under the merger agreement has been the primary cause of, or primarily resulted in, the failure of the merger to be consummated by such time;
◦if the approval of the LCI stockholders of the merger agreement and the first merger has not been obtained at a duly convened LCI stockholders meeting or any adjournment or postponement thereof;
◦if the approval of the Patrick shareholders of the share issuance or the Patrick charter amendment has not been obtained at a duly convened Patrick shareholders meeting or any adjournment or postponement thereof;
◦if any legal restraint or prohibition preventing the consummation of the merger is in effect and has become final and nonappealable; provided that this right to terminate will not be available to a party if such restraint or prohibition was primarily due to or primarily caused by such party’s failure to perform any of its obligations under the merger agreement;
•by LCI, if a Patrick party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of the applicable condition to consummate the merger and (ii) is incapable of being cured or is not cured within the earlier of (a) 30 days of written notice thereof and (b) three business days prior to the outside date; provided that LCI is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;
•by LCI at any time prior to the Patrick shareholders meeting, if Patrick has effected a Patrick recommendation change (except that LCI will not have the right to terminate following receipt of the
Patrick charter amendment approval and the Patrick share issuance approval);
•by Patrick, if LCI has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of the applicable condition to consummate the merger and (ii) is incapable of being cured or is not cured within the earlier of (a) 30 days of written notice thereof and (b) three business days prior to the outside date; provided that no Patrick party is then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; and
•by Patrick at any time prior to the LCI stockholders meeting, if LCI has effected a LCI recommendation change (except that Patrick will not have the right to terminate following receipt of the LCI stockholder approval).
If the merger agreement is terminated, the merger agreement will become void, without liability or obligation on the part of any of the parties, except in the case of fraud or willful breach of the merger agreement. The provisions of the merger agreement relating to fees and expenses, effects of termination, confidentiality, governing law, jurisdiction and specific performance, as well as the confidentiality agreement entered into between Patrick and LCI and certain other provisions of the merger agreement will continue in effect notwithstanding termination of the merger agreement.

Expenses and Termination Fees
Generally, each party is required to pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement, except that each of Patrick and LCI will bear and pay one-half of (i) the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred in connection with the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions and (ii) the fees and expenses incurred in connection with the preparation of the Form S-4 (including this joint proxy statement/
prospectus and any amendments and supplements thereto), its filing with the SEC and the mailing of this joint proxy statement/prospectus to Patrick and LCI stockholders, as specified in the merger agreement.
However, upon a termination of the merger agreement, LCI will become obligated to pay to Patrick a termination fee of $94.2 million in the following circumstances:
•the merger agreement is terminated by Patrick upon the occurrence of a LCI recommendation change at any time prior to the LCI stockholders meeting;
•the merger agreement is terminated by LCI or Patrick for the LCI stockholders having failed to approve the merger agreement and the first merger, and at such time Patrick would have been entitled to terminate the merger agreement due to a LCI recommendation change;
•the merger agreement is terminated (i) by LCI or Patrick for the LCI stockholders having failed to approve the merger agreement and the first merger, or (ii) by Patrick for LCI having breached or failed to perform in any of its representations, warranties, covenants or agreements contained in the merger agreement, as further described in the section titled “The Merger Agreement—Termination of the Merger Agreement,”
and in each case, there shall have been made or publicly announced an offer to LCI or the LCI stockholders that would qualify as an LCI alternative transaction (with all references to 20% in the definition of “LCI alternative transaction” being treated as references to 50%) (a “LCI qualifying transaction”) and not publicly withdrawn at least three days prior to the LCI stockholders meeting or the date of termination, and within 12 months of such termination LCI or its subsidiaries enter into a definitive agreement with respect to, or consummate, a LCI qualifying transaction; or
•the merger agreement is terminated by Patrick or LCI for the merger not having been consummated by the outside date (as it may be extended) at a time when the LCI stockholder approval has not been obtained, and a LCI qualifying transaction has been made or publicly announced prior to termination and has not been publicly withdrawn at least three days prior to the outside date, and within 12 months of such termination, LCI or its subsidiaries enter into a definitive agreement with respect to, or consummate, a LCI qualifying transaction.
Upon a termination of the merger agreement, Patrick will become obligated to pay to LCI a termination fee of
$94.2 million in the following circumstances:
•the merger agreement is terminated by LCI upon the occurrence of a Patrick recommendation change at any time prior to the Patrick shareholders meeting;
•the merger agreement is terminated by LCI or Patrick for the Patrick shareholders having failed to approve the share issuance and the Patrick charter amendment, and at such time LCI would have been entitled to terminate the merger agreement due to a Patrick recommendation change;
•the merger agreement is terminated (i) by LCI or Patrick for the Patrick shareholders having failed to approve the share issuance and the Patrick charter amendment, or (ii) by LCI for Patrick having breached or failed to perform in any of its representations, warranties, covenants or agreements contained in the merger agreement, as further described in the section titled “The Merger Agreement—Termination of the Merger
Agreement,” and in each case, there shall have been made or publicly announced an offer to Patrick or the
Patrick shareholders that would qualify as an Patrick alternative transaction (with all references to 20% in the definition of “Patrick alternative transaction” being treated as references to 50%) (a “Patrick qualifying transaction”) and not publicly withdrawn at least three days prior to the Patrick shareholders meeting or the date of termination, and within 12 months of such termination Patrick or its subsidiaries enter into a definitive agreement with respect to, or consummate, a Patrick qualifying transaction; or
•the merger agreement is terminated by Patrick or LCI for the merger not having been consummated by the outside date (as it may be extended) at a time when the Patrick share issuance approval or Patrick charter amendment approval has not been obtained, and a Patrick qualifying transaction has been made or publicly announced prior to termination and has not been publicly withdrawn at least three days prior to the outside date, and within 12 months of such termination, Patrick or its subsidiaries enter into a definitive agreement with respect to, or consummate, a Patrick qualifying transaction.
The merger agreement provides that in the event that a termination fee is paid by either party in accordance with the foregoing, such payment will be the sole and exclusive remedy of the other party and its representatives and affiliates (other than in the case of fraud or willful breach of the merger agreement and subject to the parties’ rights to specific performance). Each termination fee is payable in immediately available funds. The non-paying party is entitled to costs of collection (including reasonable attorneys’ fees) in the event of failure to pay. No termination fee will be payable more than once.
Amendments, Extensions and Waivers
Amendment
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after receipt of the LCI stockholder approval or the Patrick shareholder approval; provided that after such stockholder approvals have been received, there may not be, without further approval of the applicable stockholders, any amendment that requires further stockholder approval by law or under applicable stock exchange rules. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties and duly approved by each of the Patrick board and the LCI board (or a duly authorized committee thereof).
Extension; Waiver
At any time prior to the closing effective time, Patrick or LCI may, in writing, (i) extend the time for performance of any obligation or act of the other party, (ii) waive any inaccuracy in a representation or warranty of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement,
(iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement or (iv) waive the satisfaction of any of the conditions contained in the merger agreement. Any agreement on the part of the parties to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. No stockholder approval for any such extension or waiver is required unless required by applicable law. Any extension or waiver given in compliance with the merger agreement or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Specific Performance
The parties have agreed in the merger agreement that irreparable damage would occur and that monetary damages, even if available, would not be an adequate remedy in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached, and further, that each party will be entitled to an injunction (or injunctions) to prevent breaches of the merger agreement and to enforce specifically the performance of its terms and provisions, without proof of actual damages, in addition to any other remedy to which either such party is entitled at law or in equity. The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach.

No Third Party Beneficiaries
The merger agreement is not intended to confer any rights or remedies upon any person other than the parties and, as described in the section titled “The Merger Agreement—Indemnification, Exculpation and Insurance,” the
Indemnified Parties.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of LCI common stock that receive Patrick common stock in the first merger. This discussion is based on the Code, the regulations promulgated thereunder (which we refer to as the
“Treasury Regulations”), judicial authority and administrative rulings, all as in effect as of the date of this joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein. No ruling has been sought from the Internal Revenue Service (which we refer to as the
“IRS”) with respect to any of the U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position.
This discussion is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. holder as a result of the merger. This discussion does not take into account the individual facts and circumstances of any particular U.S.
holder that may affect the U.S. federal income tax consequences to a U.S. holder and is not intended to be, and should not be construed as, legal or tax advice with respect to any U.S. holder. In addition, this discussion does not address any U.S. state or local or any non-U.S. tax considerations, the 3.8% Medicare tax on net investment income, any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of
2010 (including the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), or, except as expressly addressed below, any reporting requirements, or any U.S. federal tax consequences other than the income tax (such as estate or gift taxes).
This discussion assumes that U.S. holders of LCI common stock hold their LCI common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the consequences to U.S. holders subject to special tax rules, such as:
•banks, thrifts, mutual funds, financial institutions, underwriters or insurance companies;
•real estate investment trusts and regulated investment companies;
•tax-exempt entities or organizations;
•pension funds, qualified retirement plans, individual retirement accounts or other tax-deferred accounts;
•U.S. expatriates and former citizens or residents of the United States;
•entities or arrangements that are treated as partnerships for U.S. federal income tax purposes and investors in such entities;
•“controlled foreign corporations,” “passive foreign investment companies,” or “personal holding companies”;
•U.S. holders liable for any alternative minimum tax;
•brokers or dealers in securities, commodities or currencies;
•traders in securities that elect a mark-to-market method of accounting;
•U.S. holders who hold convertible notes or similar instruments which are convertible into LCI common stock;
•grantor trusts;
•S corporations and investors in such entities;
•U.S. holders whose “functional currency” is not the U.S. dollar;

•U.S. holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;
•U.S. holders that directly, indirectly or constructively own, or at any time during the five-year period ending on the closing date owned, 5% or more of the total combined voting power of LCI voting stock or of the total value of LCI’s equity interests;
•U.S. holders who exercise appraisal rights;
•U.S. holders who received LCI common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; and
•U.S. holders who own LCI common stock as part of a straddle, synthetic security, wash sale, hedge, conversion transaction or other integrated or risk reduction financial transaction.
U.S. holders that are subject to special provisions under the Code, including U.S. holders described immediately above, should consult their tax advisors regarding the tax consequences to them of the merger.
As used in this discussion, a “U.S. holder” means a beneficial owner of LCI common stock who is for U.S.
federal income tax purposes:
•a citizen or individual resident of the United States;
•a corporation or other entity or arrangement taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•a trust that (a) is subject to the primary jurisdiction of a court within the United States and the control of one or more U.S. persons with respect to all its substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or
•an estate that is subject to U.S. federal income tax on its income, regardless of its source.
If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S.
federal income tax purposes, holds LCI common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences to them of the merger.
U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX
CONSEQUENCES OF THE MERGER TO THEIR PARTICULAR SITUATION, INCLUDING, WITHOUT
LIMITATION, THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX
CONSEQUENCES OF THE MERGER.
U.S. Federal Income Tax Consequences of the Merger to U.S. Holders
Qualification of the Merger as a “Reorganization”
The parties intend that the merger be treated as a “reorganization” within the meaning of Section 368(a) of the
Code. It is a condition to LCI’s obligation to complete the merger that LCI receive an opinion from Kirkland & Ellis
LLP (or other tax counsel), dated as of the closing date, to the effect that the first merger and the second merger, taken together, will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This condition may be waived by LCI, and LCI undertakes to recirculate and resolicit if this condition is waived and the change in tax consequences is material. Such opinion will be based on, among other things, current law and certain representations and assumptions as to factual matters made by LCI and Patrick. Whether such opinion can be given by Kirkland & Ellis LLP (or other tax counsel) will depend on the legal and factual circumstances existing as of the closing date. Any change in currently applicable law, which may be retroactive, or the failure of any representation or assumption to be true, correct and complete in all material respects, could adversely affect the conclusions reached in such opinion. Such opinion will represent the judgment of Kirkland & Ellis LLP (or other tax counsel) and will not be binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions reached in such opinion.
Provided that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger to U.S. holders generally are as follows:
(a)A U.S. holder that exchanges all of its LCI common stock for the merger consideration in the first merger will not recognize any gain or loss for U.S. federal income tax purposes (except with respect to cash, if any, received in lieu of fractional shares of Patrick common stock, as discussed below).
(b)A U.S. holder’s aggregate tax basis in the Patrick common stock received in the first merger (including any fractional share of Patrick common stock deemed received and sold for cash, as discussed below) will equal such U.S. holder’s aggregate adjusted tax basis in the LCI common stock surrendered in exchange therefor.
(c)The holding period of the Patrick common stock received by a U.S. holder in the first merger (including any fractional share of Patrick common stock deemed received and sold for cash, as discussed below) will include such U.S. holder’s holding period for the LCI common stock surrendered in the first merger.
(d)A U.S. holder that receives cash in lieu of a fractional share of Patrick common stock generally will be treated as having received the fractional share pursuant to the first merger and then as having sold that fractional share of Patrick common stock in exchange for cash. Accordingly, such U.S. holder of LCI common stock generally will recognize gain or loss equal to the difference, if any, between the amount of cash received in lieu of such fractional share and the portion of such U.S. holder’s aggregate tax basis allocable to such fractional share of Patrick common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the closing date of the merger, such U.S. holder’s holding period for such LCI common stock is greater than one year. Long-term capital gains are generally subject to preferential rates of U.S. federal income tax for certain non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations.
If a U.S. holder holds different blocks of LCI common stock (generally, LCI common stock acquired on different dates or at different prices), such U.S. holder must determine the basis and holding period in the Patrick common stock received in the first merger separately for each identifiable block (that is, stock of the same class acquired at the same time for the same price) of LCI common stock surrendered. Each U.S. holder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular shares of
Patrick common stock received in the first merger.
If the merger is determined not to qualify as a “reorganization” within the meaning of Section 368(a) of the
Code, each U.S. holder of LCI common stock who receives Patrick common stock in the first merger would generally be treated as recognizing taxable gain or loss equal to the difference between the fair market value of the
Patrick common stock received by such U.S. holder in the first merger and such U.S. holder’s aggregate adjusted tax basis in the LCI common stock exchanged therefor. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the closing date of the merger, such U.S. holder’s holding period for such
LCI common stock is greater than one year. Long-term capital gains are generally subject to preferential rates of
U.S. federal income tax for certain non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. U.S. holders are urged to consult their tax advisors as to the potential tax impacts in the event the merger was determined to not qualify for non-recognition treatment.
Information Reporting and Backup Withholding Tax
Payments of cash to a U.S. holder of LCI common stock in lieu of a fractional share of Patrick common stock in the first merger may be subject, under certain circumstances, to information reporting and backup withholding, currently at a rate of 24%. To avoid backup withholding, a U.S. holder should timely complete and return an IRS
Form W-9, certifying that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.
Certain types of U.S. holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder timely furnishes the required information to the IRS.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS GENERAL IN NATURE
AND DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSIDERATIONS
THAT MAY BE APPLICABLE TO A U.S. HOLDER DEPENDING UPON SUCH U.S. HOLDER’S
PARTICULAR SITUATION, OR ANY TAX CONSIDERATIONS THAT MAY ARISE UNDER ANY
APPLICABLE U.S. FEDERAL NON-INCOME, STATE OR LOCAL OR NON-U.S. TAX LAWS, OR
THAT MAY APPLY TO PARTICULAR CATEGORIES OF U.S. HOLDERS. EACH U.S. HOLDER IS
URGED TO CONSULT ITS OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX
CONSEQUENCES TO SUCH U.S. HOLDER OF THE MERGER, INCLUDING THE TAX
CONSEQUENCES UNDER U.S. FEDERAL NON-INCOME, STATE OR LOCAL OR NON-U.S. AND
OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On June 30, 2026, Patrick, LCI, First Merger Sub, and Second Merger Sub, entered into a merger agreement.
The merger agreement provides for, among other things and subject to the satisfaction or waiver of specified conditions, the merger of First Merger Sub with and into LCI, with LCI surviving the merger as a direct wholly owned subsidiary of Patrick, and, immediately following the first merger and as part of the same overall transaction, the merger of the initial surviving entity with and into Second Merger Sub, with Second Merger Sub surviving the second merger as a direct wholly owned subsidiary of Patrick.
Under the terms of the merger agreement, at the first effective time, each issued and outstanding share of LCI common stock, other than shares held by LCI, Patrick or any of their respective subsidiaries immediately prior to the first effective time, will be converted into the right to receive 1.2440 shares of Patrick common stock, subject to cash in lieu of any fractional shares and applicable withholding taxes. Following completion of the merger, Patrick shareholders immediately prior to the merger are expected to own approximately 52% of the combined company, and LCI stockholders immediately prior to the merger are expected to own approximately 48% of the combined company.
The merger is expected to close in the first half of 2027, subject to the receipt of the required Patrick shareholder approval and LCI stockholder approval, required regulatory approvals, effectiveness the registration statement of which this joint proxy statement/prospectus forms a part, approval for listing on Nasdaq of the Patrick common stock to be issued in the first merger and the satisfaction or waiver of other customary closing conditions.
We refer to the date on which the merger is completed as the “closing date.”
The following unaudited pro forma condensed combined financial information (which we refer to as the “pro forma financial statements”) combines the historical consolidated financial position and results of operations of
Patrick and the historical consolidated financial position and results of operations of LCI after giving effect to the merger and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro
Forma Condensed Combined Financial Statements” below.
The following pro forma financial statements and related notes are based on and should be read in conjunction with:
•The historical audited consolidated financial statements of Patrick and the related notes included in
Patrick’s Annual Report on Form 10-K as of and for the year ended December 31, 2025, filed with the SEC on February 19, 2026;
•The historical audited consolidated financial statements of LCI and the related notes included in LCI’s
Annual Report on Form 10-K as of and for the year ended December 31, 2025, filed with the SEC on
February 26, 2026;
•The historical unaudited interim condensed consolidated financial statements of Patrick and the related notes included in Patrick’s Quarterly Report on Form 10-Q as of and for the quarter and six months ended
June 28, 2026; and
•The historical unaudited interim condensed consolidated financial statements of LCI and the related notes included in LCI’s Quarterly Report on Form 10-Q as of and for the quarter and six months ended June 30,
2026.
The unaudited pro forma condensed combined balance sheet as of June 28, 2026 combines Patrick’s historical condensed consolidated balance sheet as of June 28, 2026 with LCI’s historical condensed consolidated balance sheet as of June 30, 2026 and gives pro forma effect to the merger as if the merger had occurred on June 28, 2026.
The unaudited pro forma condensed combined statements of income for the six months ended June 28, 2026 and for the year ended December 31, 2025 combine Patrick’s historical results with LCI’s historical results for the respective corresponding periods and give pro forma effect to the merger as if the merger had occurred on January 1,
2025. The differences between Patrick’s and LCI’s interim reporting dates are described in the accompanying notes to the pro forma financial statements. Regulation S-X Article 11 requires the pro forma statements of comprehensive income to be presented using the registrant’s fiscal year end and provides for combining entities with differing reporting periods subject to the requirements of Rule 11-02.
The pro forma financial statements are provided for informational purposes only. The pro forma financial statements are not necessarily, and should not be assumed to be, indicative of the financial position or results of operations that would have been achieved had the merger been completed as of the dates indicated, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future.
The pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X, giving effect to the assumptions and adjustments set forth under “Notes to the unaudited pro forma condensed combined financial statements,” and using the acquisition method of accounting under the provisions of Financial Accounting
Standards Board (“FASB”) Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”).
The accounting acquirer conclusion and the factors considered in reaching that conclusion are described more fully in Note 1 to the pro forma financial statements.
In addition, the pro forma financial statements reflect preliminary adjustments, where applicable, to conform
LCI’s financial statement presentation and accounting policies to those of Patrick, transaction accounting adjustments associated with the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed based on their estimated fair values, and adjustments to reflect estimated non-
recurring transaction costs associated with the merger. The preliminary purchase accounting adjustments reflected in the pro forma financial statements are based on currently available information and preliminary estimates and assumptions.
The final determination of the fair values of the assets acquired and liabilities assumed will be based on the actual assets and liabilities of LCI that exist as of the closing date and other information available at that time.
Accordingly, the final purchase price allocation and resulting effects on the combined company’s financial position and results of operations may differ materially from the preliminary amounts reflected in the pro forma financial statements.
The preliminary pro forma adjustments described in the accompanying notes may also be revised as additional information becomes available and is evaluated. Accordingly, the actual adjustments recorded upon completion of the merger may differ from the amounts reflected in the pro forma financial statements, and those differences may be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 28, 2026

	As of June 28, 2026	As of June 30, 2026	Transaction Accounting Adjustments	Notes	Pro Forma Combined
($ in thousands)	Patrick (Historical)	LCI (Reclassified - Note 2)
ASSETS
Current Assets:
Cash and cash equivalents	$29,160	$216,512	$(186,336)	4(a)	$59,336
Accounts receivable, net	276,863	383,004	(545)	4(b)	659,322
Inventories	653,255	768,976	51,391	4(c)	1,473,622
Prepaid expenses and other	63,180	116,232	—		179,412
Total current assets	1,022,458	1,484,724	(135,490)		2,371,692
Property, plant and equipment, net	410,230	414,775	350,421	4(d)	1,175,426
Operating lease right-of-use assets	227,533	275,225	—		502,758
Goodwill	839,716	619,125	(9,903)	4(e)	1,448,938
Intangible assets, net	699,337	372,869	628,186	4(f)	1,700,392
Other non-current assets	12,012	101,184	(5,473)	4(g)	107,723
Total assets	$3,211,286	$3,267,902	$827,741		$7,306,929
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$6,250	$3,658	$(3,206)	4(h)	$6,702
Current operating lease liabilities	57,977	45,233	—		103,210
Accounts payable	224,474	213,682	(545)	4(b)	437,611
Accrued liabilities	94,135	333,868	38,000	4(i)	472,003
	—	—	6,000	4(j)
Other current liabilities	416	809	—		1,225
Total current liabilities	383,252	597,250	40,249		1,020,751
Long-term debt, less current maturities, net	1,412,496	848,932	(127,717)	4(k)	2,133,711
Long-term operating lease liabilities	174,717	248,358	—		423,075
Deferred tax liabilities, net	96,079	27,820	257,500	4(l)	381,399
Other long-term liabilities	13,666	113,790	—		127,456
Total liabilities	2,080,210	1,836,150	170,032		4,086,392
Shareholders’ equity
Preferred shares	—	—	—		—
Common stock	201,986	262,135	1,871,326	4(m)	2,335,447
Accumulated other comprehensive income (loss)	(1,050)	28,784	(28,784)	4(m)	(1,050)
Retained earnings	930,140	1,140,833	(1,184,833)	4(m)	886,140
Total shareholders' equity	1,131,076	1,431,752	657,709		3,220,537
Total liabilities and shareholders' equity	$3,211,286	$3,267,902	$827,741		$7,306,929
See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Six Months Ended June 28, 2026

($ and shares in thousands, except per share data)	For the Six Months Ended June 28, 2026	For the Six Months Ended June 30, 2026	Transaction Accounting Adjustments	Notes	Pro Forma Combined
	Patrick (Historical)	LCI (Reclassified - Note 2)
Net sales	$2,038,876	$2,059,192	$(7,563)	4(n)	$4,090,505
Cost of goods sold	1,564,441	1,480,661	(7,563)	4(o)	3,038,432
	—	—	893	4(p)
Gross profit	474,435	578,531	(893)		1,052,073

Operating Expenses:
Warehouse and delivery	95,640	117,224	—		212,864
Selling, general and administrative	189,284	242,998	152	4(p)	435,718
	—	—	3,284	4(q)
Amortization of intangible assets	47,754	26,636	18,007	4(r)	92,397
Total operating expenses	332,678	386,858	21,443		740,979
Operating income	141,757	191,673	(22,336)		311,094
Interest expense, net	37,366	16,232	(4,368)	4(s)	40,074
	—	—	(6,955)	4(t)
	—	—	(2,201)	4(u)
Income before income taxes	104,391	175,441	(8,812)		271,020
Income taxes	21,490	45,353	(2,203)	4(v)	64,640
Net income	$82,901	$130,088	$(6,609)		$206,380

Basic earnings per common share (1)	$2.57	$5.36	$—		$3.31
Diluted earnings per common share (1)	$2.37	$5.29	$—		$3.15

Weighted average shares outstanding — basic (1)	32,199	24,274	—		62,443
Weighted average shares outstanding — diluted (1)	34,993	24,571	—		65,506
__________________
(1)See Note 5 "Earnings Per Share" for further details.
See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended December 31, 2025

($ and shares in thousands, except per share data)	For the Year Ended December 31, 2025	For the Year Ended December 31, 2025	Transaction Accounting Adjustments	Notes	Pro Forma Combined
	Patrick (Historical)	LCI (Reclassified - Note 2)
Net sales	$3,950,773	$4,122,017	$(15,037)	4(n)	$8,057,753
Cost of goods sold	3,037,913	3,133,591	(15,037)	4(o)	6,210,426
	—	—	2,568	4(p)
	—	—	51,391	4(w)
Gross profit	912,860	988,426	(53,959)		1,847,327

Operating Expenses:
Warehouse and delivery	177,969	205,060	—		383,029
Selling, general and administrative	361,588	429,552	508	4(p)	865,672
	—	—	10,024	4(q)
	—	—	38,000	4(x)
	—	—	26,000	4(y)
Amortization of intangible assets	97,314	54,176	35,108	4(r)	186,598
Total operating expenses	636,871	688,788	109,640		1,435,299
Operating income	275,989	299,638	(163,599)		412,028
Interest expense, net	74,507	35,710	(6,866)	4(s)	84,294
	—	—	(14,507)	4(t)
	—	—	(4,550)	4(u)
Other expenses	24,420	8,859	—		33,279
Income before income taxes	177,062	255,069	(137,676)		294,455
Income taxes	42,006	66,819	(34,419)	4(v)	74,406
Net income	$135,056	$188,250	$(103,257)		$220,049

Basic earnings per common share (1)	4.16	7.59	—		3.51
Diluted earnings per common share (1)	3.90	7.57	—		3.38

Weighted average shares outstanding — basic (1)	32,488	24,803	—		62,732
Weighted average shares outstanding — diluted (1)	34,637	24,855	—		65,150
__________________
(1)See Note 5 "Earnings Per Share" for further details.
See accompanying notes to unaudited pro forma condensed combined financial information.

Note 1. Notes to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined balance sheet as of June 28, 2026 combines Patrick historical condensed consolidated balance sheet as of June 28, 2026 with LCI historical condensed consolidated balance sheet as of June 30, 2026, giving effect to the merger as if it had occurred on June 28, 2026. The unaudited pro forma condensed combined statements of income for the six months ended June 28, 2026 and the year ended December 31,
2025 combine the historical results of Patrick and LCI for the respective periods, giving effect to the merger as if they had occurred on January 1, 2025. The historical financial statements of Patrick and LCI were prepared in accordance with U.S. GAAP and are presented in U.S. dollars.
The pro forma financial statements are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations that would have been achieved had the merger occurred on the dates indicated, nor are they indicative of the future results or financial position of the combined company.
The pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X using the acquisition method of accounting under ASC 805, Business Combinations, and the fair value concepts of ASC
820, Fair Value Measurement. Under the merger agreement, each eligible share of LCI common stock will be converted into the right to receive 1.2440 shares of Patrick common stock, and Patrick shareholders and LCI stockholders immediately prior to the merger are expected to own approximately 52% and 48%, respectively, of the combined company following the merger.
For accounting purposes, Patrick has been identified as the accounting acquirer and LCI as the accounting acquiree in the Mergers. In determining the accounting acquirer, Patrick considered the guidance in ASC 805,
Business Combinations, including the factors applicable to business combinations effected primarily through an exchange of equity interests.
Factors supporting the identification of Patrick as the accounting acquirer include: (i) Patrick is the legal acquirer and will issue shares of Patrick common stock as consideration in the merger; (ii) holders of Patrick common stock immediately prior to the merger are expected to hold approximately 52% of the voting interests of the combined company immediately following the merger, compared with approximately 48% expected to be held by former LCI stockholders; and (iii) the senior leadership of the combined company will include significant continuing leadership from Patrick, including Andy L. Nemeth, Patrick's current Chief Executive Officer, who will serve as
Chief Executive Officer of the combined company, and Todd M. Cleveland, a current Patrick director, who will serve as Chairman of the combined company board.
After considering all relevant facts and circumstances, management concluded that Patrick is the accounting acquirer and LCI is the accounting acquiree. The most significant factors supporting this conclusion are that Patrick is the legal acquirer and issuer of the equity consideration, Patrick shareholders are expected to hold approximately
52% of the voting interests of the combined company, and Patrick’s Chief Executive Officer will serve as Chief
Executive Officer of the combined company. Accordingly, the merger will be accounted for using the acquisition method of accounting. As a result, the assets acquired and liabilities assumed of LCI will be recognized by Patrick based on their acquisition-date fair values in accordance with ASC 805, with any excess recognized as goodwill.
The preliminary purchase accounting and other pro forma adjustments are based on currently available information and estimates and may change as additional information becomes available and additional analyses are completed. Accordingly, the final purchase price allocation and actual adjustments recorded upon completion of the merger may differ materially from the amounts reflected in the pro forma financial statements.
Patrick has performed a preliminary assessment of the accounting for the 2030 Notes and related hedge and warrant transactions and has reflected its current assumptions, estimates, and judgments in the unaudited pro forma financial information, including preliminary estimates of the acquisition-date fair values of such instruments. Patrick continues to evaluate certain post acquisition accounting considerations and valuation assumptions associated with these instruments. As Patrick completes its analysis, the final accounting conclusions and related adjustments could differ from those currently reflected in the unaudited pro forma financial information, and such differences could be material.

The pro forma financial statements also reflect preliminary adjustments, where applicable, to conform LCI’s financial statement presentation and accounting policies to those of Patrick and certain transaction related adjustments. They do not reflect integration costs or potential benefits from the merger, including cost savings, operating efficiencies, synergies, dis-synergies or other restructuring or integration activities, except to the extent separately presented in accordance with Article 11.
Note 2. Accounting Policies and Reclassifications
During the preparation of this unaudited pro forma condensed combined financial information, Patrick management performed a preliminary review of LCI’s financial information to identify differences in accounting policies and financial statement presentation compared to those of Patrick. Certain reclassification adjustments were made to conform the historical presentation of LCI’s consolidated financial statements to Patrick’s financial statement presentation. The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those of Patrick. Based on the information currently available, other than the reclassification adjustments described herein, Patrick is not aware of any other differences in accounting policies or financial statement presentation that would have a material impact on the unaudited pro forma condensed combined financial information. Patrick will continue to perform a detailed review of LCI’s accounting policies and financial statement presentation. Upon completion of that review, differences may be identified between the accounting policies and financial statement presentation of Patrick and LCI that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.
The following items represent certain reclassification adjustments made to conform LCI’s historical condensed consolidated financial statement presentation to Patrick’s historical condensed consolidated financial statement presentation.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2026
($ in thousands)

Patrick	LCI	LCI (Historical)	Reclassification Adjustments	Notes	LCI (Reclassified)
ASSETS
Current Assets:
Cash and cash equivalents	Cash and cash equivalents	$216,512	$—		$216,512
Accounts receivable, net	Accounts receivable, net of allowances of $11,625 and $6,828 at June 30, 2026 and December 31, 2025, respectively	383,004	—		383,004
Inventories	Inventories, net	768,976	—		768,976
Prepaid expenses and other	Prepaid expenses and other current assets	116,232	—		116,232
Total current assets		1,484,724	—		1,484,724
Property, plant and equipment, net	Fixed assets, net	414,775	—		414,775
Operating lease right-of-use assets	Operating lease right-of-use assets	275,225	—		275,225
Goodwill	Goodwill	619,125	—		619,125
Intangible assets, net	Other intangible assets, net	372,869	—		372,869
Other non-current assets	Other long-term assets	101,184	—		101,184
Total assets		$3,267,902	$—		$3,267,902
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	Current maturities of long-term indebtedness	$3,658	$—		$3,658
Current operating lease liabilities	Current portion of operating lease obligations	45,233	—		45,233
Accounts payable	Accounts payable, trade	208,855	4,827	2(a)	213,682

Patrick	LCI	LCI (Historical)	Reclassification Adjustments	Notes	LCI (Reclassified)
Accrued liabilities	Accrued expenses and other current liabilities	339,504	(4,827)	2(a)	333,868
		—	(809)	2(b)
Other current liabilities		—	809	2(b)	809
Total current liabilities		597,250	—		597,250
Long-term debt, less current maturities, net	Long-term indebtedness	848,932	—		848,932
Long-term operating lease liabilities	Operating lease obligations	248,358	—		248,358
Deferred tax liabilities, net	Deferred taxes	27,820	—		27,820
Other long-term liabilities	Other long-term liabilities	113,790	—		113,790
Total liabilities		1,836,150	—		1,836,150
Shareholders’ equity
Preferred shares		—	—		—
Common stock	Common stock, par value $.01 per share	290	261,845	2(c)	262,135
	Paid-in capital	261,845	(261,845)	2(c)	—
Accumulated other comprehensive income (loss)	Accumulated other comprehensive income (loss)	28,784	—		28,784
	Treasury stock	(211,913)	211,913	2(d)	—
Retained earnings	Retained earnings	1,352,746	(211,913)	2(d)	1,140,833
Total shareholders' equity		1,431,752	—		1,431,752
Total liabilities and shareholders' equity		$3,267,902	$—		$3,267,902
2(a)Represents a reclassification of certain accrued taxes and utilities from “Accrued expenses and other current liabilities” to “Account Payable.”
2(b)Represents a reclassification of current finance lease obligations from “Accrued expenses and other current liabilities” to “Other current liabilities.”
2(c)Represents a reclassification of “Paid-in capital” to “Common stock, no par value per share, 60,000,000 shares authorized, 32,124,821 and 33,224,772 issued and outstanding as of June 28, 2026 and December
31, 2025, respectively.”
2(d)Represents a reclassification of “Treasury stock” to “Retained earnings.”
Conforming Presentation of Historical Condensed Consolidated Balance Sheet Line Items
Certain LCI historical condensed consolidated balance sheet line items have been reclassified to conform to
Patrick’s condensed consolidated balance sheet presentation. Where the nature and classification of the underlying accounts and balances are consistent with the corresponding Patrick line item, no adjustment to the historical amount was required. Reclassification adjustments between balance sheet line items, where applicable, are reflected in the adjustments presented above.

LCI (Historical) Condensed Consolidated Balance Sheet Line Item	Patrick Condensed Consolidated Balance Sheet Line Item
Accounts receivable, net of allowances	Trade and other receivables, net
Inventories, net	Inventories
Prepaid expenses and other current assets	Prepaid expenses and other
Fixed assets, net	Property, plant and equipment, net
Other intangible assets, net	Intangible assets, net
Other long-term assets	Other non-current assets
Current portion of operating lease obligations	Current operating lease liabilities
Current maturities of long-term indebtedness	Current maturities of long-term debt
Long-term indebtedness	Long-term debt, less current maturities, net
Operating lease obligations	Long-term operating lease liabilities
Deferred taxes	Deferred tax liabilities, net
Accumulated other comprehensive income	Accumulated other comprehensive loss
The following items represent certain reclassification adjustments to conform LCI’s historical condensed consolidated statement of income presentation to Patrick’s historical condensed consolidated statement of income presentation, which have no impact on net income:
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME
For the Six Months Ended June 30, 2026
($ in thousands)

Patrick	LCI	LCI (Historical)	Reclassification Adjustments	Notes	LCI (Reclassified)
Net sales	Net sales	$2,059,192	$—		$2,059,192
Cost of goods sold	Cost of sales	1,484,383	(3,722)	2(e)	1,480,661
Gross profit	Gross profit	574,809	3,722		578,531

Operating Expenses:
Warehouse and delivery	Warehouse and transportation	117,224	—		117,224
Selling, general and administrative	Selling, general and administrative expenses	266,466	(22,914)	2(e)	242,998
		—	(554)	2(f)
Amortization of intangible assets		—	26,636	2(e)	26,636
Total operating expenses		383,690	3,168		386,858
Operating income	Operating profit	191,119	554		191,673
Interest expense, net	Interest expense, net	16,232	—		16,232
	Gain on sale of real estate	(554)	554	2(f)	—
Income before income taxes		175,441	—		175,441
Income taxes	Provision for income taxes	45,353	—		45,353
Net income	Net income	$130,088	$—		$130,088
2(e)Represents a reclassification of “Cost of sales” and “Selling, general and administrative expenses” to
“Amortization of intangible assets."
2(f)Represents a reclassification of “Gain on sale of real estate” to “Selling, general and administrative."

Conforming Presentation of Historical Condensed Consolidated Statement of Income Line Items
Certain LCI historical condensed consolidated statement of income line items have been reclassified to conform to Patrick’s condensed consolidated statement of income presentation. Where the nature and classification of the underlying accounts and balances are consistent with the corresponding Patrick line item, no adjustment to the historical amount was required. Reclassification adjustments between income statement line items, where applicable, are reflected in the adjustments presented above.

LCI (Historical) Condensed Consolidated Statement of Income Line Item	Patrick Condensed Consolidated Statement of Income Line Item
Cost of sales	Cost of goods sold
Warehouse and transportation	Warehouse and delivery
Selling, general and administrative expenses	Selling, general and administrative
Provision for income taxes	Income taxes
The following items represent certain reclassification adjustments to conform LCI’s historical consolidated statement of income presentation to Patrick’s historical consolidated statement of income presentation, which have no impact on net income:
UNAUDITED CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2025
($ in thousands)

Patrick	LCI	LCI (Historical)	Reclassificatio n Adjustments	Notes	LCI (Reclassified)
Net sales	Net sales	$4,122,017	$—		$4,122,017
Cost of goods sold	Cost of sales	3,141,722	(8,131)	2(g)	3,133,591
Gross profit	Gross profit	980,295	8,131		988,426

Operating Expenses:
Warehouse and delivery	Warehouse and transportation	205,060	—		205,060
Selling, general and administrative	Selling, general and administrative expenses	495,313	(46,045)	2(g)	429,552
		—	(19,716)	2(h)
Amortization of intangible assets		—	54,176	2(g)	54,176
Total operating expenses		700,373	(11,585)		688,788
Operating income	Operating profit	279,922	19,716		299,638
Interest expense, net	Interest expense, net	35,710	—		35,710
	Loss on extinguishment of debt	8,859	(8,859)	2(i)	—
	Gain on sale of real estate	(19,716)	19,716	2(h)	—
Other expenses		—	8,859	2(i)	8,859
Income before income taxes		255,069	—		255,069
Income taxes	Provision for income taxes	66,819	—		66,819
Net income	Net income	$188,250	$—		$188,250
________________
2(g)Represents a reclassification of “Cost of sales” and “Selling, general and administrative expenses” to “Amortization of intangible assets."
2(h)Represents a reclassification of “Gain on sale of real estate” to “Selling, general and administrative."
2(i)Represents a reclassification of “Loss on extinguishment of debt” to “Other expenses."

Conforming Presentation of Historical Consolidated Statement of Income Line Items
Certain LCI historical consolidated statement of income line items have been reclassified to conform to
Patrick’s consolidated statement of income presentation. Where the nature and classification of the underlying accounts and balances are consistent with the corresponding Patrick line item, no adjustment to the historical amount was required. Reclassification adjustments between income statement line items, where applicable, are reflected in the adjustments presented above.

LCI (Historical) Consolidated Statement of Income Line Item	Patrick Consolidated Statement of Income Line Item
Cost of sales	Cost of goods sold
Warehouse and transportation	Warehouse and delivery
Selling, general and administrative expenses	Selling, general and administrative
Provision for income taxes	Income taxes
Note 3. Preliminary Purchase Price Allocation
Estimated Merger Consideration Transferred
The preliminary fair value of consideration expected to be transferred in connection with the merger is approximately $2,342 million. The preliminary consideration is based on an estimated 30,243,515 of Patrick common shares expected to be issued to LCI stockholders, calculated using the exchange ratio of 1.2440x and an assumed closing date share price of $69.92 per Patrick common share, the estimated fair value of assumed LCI replaced equity awards and the repayment of LCI’s outstanding credit facility.
The following table summarizes the components of the estimated consideration:

($ and shares in thousands, except per share data and the exchange ratio)
LCI common shares outstanding (1)	24,312
Exchange ratio	1.2440x
Patrick common shares expected to be issued	30,244
Patrick share price (2)	$69.92
Estimated fair value of equity consideration	$2,114,627

Repayment of LCI’s credit facility (3)	208,674
Estimated fair value of replacement equity awards included in consideration transferred	18,834
Total estimated merger consideration transferred	$2,342,135
__________________
(1)Represents LCI's outstanding shares as of July 31, 2026
(2)Represents Patrick's share price as of September 17, 2026
(3)Under the change-in-control provisions of LCI’s existing credit agreement, the LCI term loan must be repaid and the related commitments terminated upon closing of the merger. Patrick will not legally assume the term loan. The estimated merger consideration includes approximately $208.7 million of Patrick revolver borrowings expected to fund a portion of the repayment. The remaining approximately
$186.3 million is expected to be funded with LCI cash and reduces the cash acquired by Patrick.
The estimated merger consideration is sensitive to changes in the market price of Patrick common stock because the equity consideration and certain replacement equity awards included in consideration transferred are based on
Patrick's common share price at closing. The repayment of LCI's credit facility is assumed to remain unchanged. A
10% increase or decrease from the assumed price of $69.92 per share would result in the following estimated merger consideration, with the same impact to goodwill:

($ shares in thousands, except per share data)	Patrick Share Price	Estimated Merger Consideration
As presented	$69.92	$2,342,135
10% increase	$76.91	$2,555,480
10% decrease	$62.93	$2,128,788
The preliminary estimated consideration is presented solely for purposes of the unaudited pro forma condensed combined financial information. The final consideration transferred will be measured as of the acquisition date and may differ materially from the amount presented above.
Preliminary purchase price allocation
Under the acquisition method of accounting in accordance with ASC 805, LCI's assets acquired and liabilities assumed by Patrick are expected to be recorded at their acquisition-date fair value and combined with the assets and liabilities of Patrick. The pro forma purchase price allocation is preliminary and the estimated fair value of the assets acquired and liabilities assumed are based upon available information and certain assumptions, which Patrick believes are reasonable to illustrate the estimated effects of the merger. The final determination of the purchase price allocation will be completed as soon as practicable after the completion of the merger and will be based on the fair value of the assets acquired and liabilities assumed as of the closing date. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.
The preliminary allocation of the estimated consideration transferred in connection with the merger is based on management’s estimates and assumptions related to the fair values of assets to be acquired and liabilities to be assumed using currently available information. Because these estimates are preliminary, the final purchase price allocation and the resulting effect on Patrick's financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial statements.

The following table summarizes the preliminary allocation of the estimated merger consideration to LCI's assets expected to be acquired and liabilities expected to be assumed by Patrick, as if the merger had been completed on
June 28, 2026:

($ in thousands)	Fair Value
Consideration:
Preliminary merger consideration transferred	$2,342,135

Assets Acquired:
Cash and cash equivalents	$30,176
Trade receivables	383,004
Inventories	820,367
Prepaid expenses & other	116,232
Property, plant & equipment	765,196
Operating lease right-of-use assets	275,225
Identifiable intangible assets:
Customer relationships	676,389
Patents	162,333
Trademarks	162,333
Other assets	95,711
Liabilities Assumed:
Current portion of operating lease obligations	(45,233)
Accounts payable & accrued liabilities	(547,550)
Operating lease obligations	(248,358)
Long-term debt	(512,993)
Deferred tax liabilities	(285,320)
Other liabilities	(114,599)
Total fair value of net assets acquired	1,732,913
Goodwill	609,222
Total estimated merger consideration	$2,342,135
Goodwill represents the excess of the preliminary estimated consideration transferred over the estimated fair value of the identifiable net assets acquired. Goodwill will not be amortized but will instead be evaluated for impairment annually, or more frequently if events or circumstances indicate that the carrying amount may not be recoverable. The preliminary goodwill recognized in connection with the merger is primarily attributable to the expected synergies and other benefits of combining Patrick and LCI, including the assembled workforce, complementary product portfolios, enhanced scale and anticipated growth opportunities across the combined company’s end markets. The goodwill recognized in connection with the merger is not expected to be deductible for income tax purposes.

Note 4. Pro Forma Transaction Accounting Adjustments
Adjustments To The Unaudited Pro Forma Condensed Combined Balance Sheet
Transaction accounting adjustments include the following adjustments related to the unaudited pro forma condensed combined balance sheet as of June 28, 2026 as follows:
4(a)Reflects the use of $186.3 million of LCI cash and cash equivalents to fund a portion of the repayment of
LCI’s term loan at closing. Accordingly, the amount reduces the cash and cash equivalents acquired by Patrick.

($ in thousands)
Settlement of LCI term loan	$(186,336)
Pro forma adjustment to cash and cash equivalents	$(186,336)
4(b)Reflects the elimination of intercompany accounts receivable, net and accounts payable between Patrick and LCI of $0.5 million within the unaudited pro forma condensed combined balance sheet as of June 28, 2026.
4(c)Reflects an adjustment to Inventories of $51.4 million to reflect the estimated fair value of the acquired
Inventories.

($ in thousands)	Estimated Fair Value
Raw materials	$463,590
Work-in-process	55,019
Finished goods	301,758
Total estimated fair value of Inventories acquired	820,367
Less: LCI historical Inventories	(768,976)
Pro forma adjustment to inventories	$51,391
As part of the preliminary valuation analysis, Patrick identified raw materials, work-in-process, and finished goods inventory. The estimated fair values of Inventories are preliminary and have been performed based on publicly available benchmarking information. The amount that will ultimately be allocated to Inventories expected to be acquired is subject to change, and may differ materially from this preliminary allocation.
The pro forma adjustment to recognize additional expense related to the increased carrying value of the
Inventories is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of income, as further described in Note 4(w).

4(d)Reflects the adjustment to Property, plant, and equipment, net of $350.4 million to reflect the estimated fair value of the acquired Property, plant, and equipment, net.

($ in thousands)	Estimated Fair Value	Estimated Useful Life (years)
Land	$38,332	N/A
Buildings	253,946	30
Machinery and equipment	404,921	7
Transportation equipment	4,170	5
Leasehold improvements	26,870	9
Total estimated fair value of Property, plant, and equipment, net (excluding finance leases and construction in progress)	728,239
Finance leases	2,149
Construction in progress	34,808
Total estimated fair value of property, plant, and equipment, net	$765,196
Less: LCI historical property, plant, and equipment, net	(414,775)
Pro forma adjustment to property, plant, and equipment, net	$350,421
The estimated fair values and useful lives of property, plant, and equipment, net are preliminary and have been performed based on publicly available benchmarking information. As discussed above, the amount that will ultimately be allocated to property, plant, and equipment, net and the related amount of depreciation, may differ materially from this preliminary allocation.
The pro forma adjustment to recognize additional expense related to the increased carrying value of the property, plant, and equipment, net has been computed with the assumption that these will be depreciated over the estimated useful lives on a straight-line basis. Depreciation related to the property, plant, and equipment, net is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of income based on the estimated useful lives above, as further described in Note 4(p).
4(e)Reflects the adjustment to goodwill of $9.9 million to reflect the estimated value of goodwill recorded as part of the total estimated consideration. The estimated value of goodwill is subject to change.

($ in thousands)	Fair Value
Goodwill resulting from the merger	$609,222
Less: Elimination of LCI’s historical goodwill	(619,125)
Pro forma adjustments to goodwill	$(9,903)
4(f)Reflects the adjustment to Intangible assets, net of $628.2 million to reflect the estimated fair value of
LCI’s identifiable intangible assets. The estimated net fair value adjustment and the useful life of the intangible assets expected to be acquired is subject to change.

($ in thousands)	Estimated Fair Value	Estimated Useful Life (years)
Customer relationships	$676,389	10
Patents and technology	162,333	12
Trademarks	162,333	20
Total estimated fair value of intangible assets acquired	1,001,055
Less: LCI historical intangible assets, net	(372,869)
Pro forma adjustment to intangible assets, net	$628,186
As part of the preliminary valuation analysis, Patrick identified customer relationships, trade names and patents.
The estimated fair values and useful lives of identifiable intangible assets are preliminary and have been performed based on publicly available benchmarking information. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and the related amount of amortization, may differ materially from this preliminary allocation.
The pro forma adjustment to recognize additional expense related to the increased carrying value of the intangible assets has been computed with the assumption that these will be amortized over the estimated useful lives on a straight-line basis as Patrick continues to evaluate the pattern of the economic benefits. Amortization related to the identified intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of income based on the estimated useful lives above, as further described in Note 4(r).
4(g)Reflects an adjustment to other non-current assets of $5.5 million to eliminate the unamortized debt issuance costs associated with the termination of LCI’s revolving credit facility at closing.
4(h)Reflects an adjustment to current maturities of long-term debt of $3.2 million to eliminate the current portion of LCI's term loan repaid at closing and write-off the current portion of the related unamortized issuance costs.
4(i)Represents an adjustment to accrued liabilities to record estimated nonrecurring transaction-related costs of
$38.0 million, including legal, accounting and advisory fees directly associated with the merger. These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods.
4(j)Reflects $6.0 million of transaction bonuses payable upon the earlier of closing or termination of the merger agreement.

($ in thousands)
Patrick transaction bonus	$3,000
LCI transaction bonus	3,000
Total pro forma adjustment for transaction bonuses	$6,000
4(k)Reflects adjustments to Long-term debt, less current maturities as follows:

($ in thousands)
Fair value adjustment to LCI’s 3.00% Convertible Senior Notes due 2030 (“2030 Notes”) assumed by Patrick (1)	$44,000
Write-off of unamortized debt issuance costs of LCI's 2030 Notes (2)	6,903
LCI term loan repayment adjustments to long-term debt, less current maturities: (3)
Term loan repayment	(391,020)
Write-off of related unamortized debt issuance costs	3,726
Borrowings under Patrick’s revolving credit facility	208,674
Pro forma adjustment to long-term debt, less current maturities	$(127,717)
__________________
(1)Reflects the adjustment to Long-term debt, less current maturities, net of $44.0 million to reflect the estimated fair value of LCI's 2030
Notes assumed by Patrick.
(2)Reflects the adjustment to Long-term debt, less current maturities, net of $6.9 million to reflect the write-off of unamortized debt issuance costs related to LCI's 2030 Notes assumed by Patrick.
(3)Reflects the repayment at closing of approximately $395.0 million of outstanding borrowings under LCI’s term loan. The repayment is assumed to be funded with approximately $186.3 million of LCI cash on hand and approximately $208.7 million of borrowings under
Patrick’s revolving credit facility. The use of LCI cash reduces the cash and cash equivalents acquired by Patrick, while the $208.7 million funded by Patrick is reflected as consideration transferred and as additional borrowings under Patrick’s revolving credit facility. The LCI term loan is not expected to remain outstanding following the merger and, accordingly, the historical term loan balance and related unamortized debt issuance costs are eliminated in the unaudited pro forma condensed combined balance sheet.
4(l)Represents a $257.5 million adjustment to deferred tax liabilities as of June 28, 2026. These adjustments primarily reflect the tax effects of the pro forma adjustments for assets acquired and liabilities assumed, including fair value adjustments related to i) capitalization of Intangibles assets, net, ii) Property, plant, and equipment, net, and iii) Inventories which tax basis does not reset as a result of the merger. These estimates are preliminary, and adjustments to our deferred taxes could change due to further refinement of our statutory income tax rates used to measure our deferred taxes, changes in judgment regarding realizability of assets, and changes in the estimates of the fair values of assets acquired and liabilities assumed that may occur in conjunction with the closing of the merger.
These changes in estimates could be material.
4(m)Reflects the preliminary estimated consideration, elimination of LCI’s historical shareholders’ equity balances and estimated transaction costs.

($ in thousands)	Common stock	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders’ equity
Issuance of shares of Patrick common stock (1)	$2,133,461	$—	$—	$2,133,461
Elimination of total combined LCI shareholders’ equity (2)	(262,135)	(28,784)	(1,140,833)	(1,431,752)
Estimated transaction costs (3)	—	—	(38,000)	(38,000)
Transaction bonuses (4)			(6,000)	(6,000)
Pro forma adjustments to shareholders’ equity	$1,871,326	$(28,784)	$(1,184,833)	$657,709
__________________
(1)Reflects the total preliminary estimated consideration, consisting of (i) the estimated fair value of approximately 30,243,515 of Patrick common shares expected to be issued to LCI shareholders totaling $2,114.6 million, (ii) plus the estimated fair value attributed to pre-
combination services for converted LCI equity awards of $18.8 million. See Note 3 for significant estimates and assumptions used to estimate the total consideration for the purpose of preparing the pro forma condensed combined financial statements.
(2)Reflects the elimination of LCI’s historical shareholders’ equity balances as of June 28, 2026, after giving effect to the reclassification adjustments described in Note 2 above.
(3)Reflects estimated transaction costs expected to be incurred in connection with the merger.
(4)Reflects the adjustment for the Patrick transaction and retention bonuses, and the LCI transaction bonuses.
Adjustments To The Unaudited Pro Forma Condensed Combined Statements of Income
Transaction accounting adjustments include the following adjustments related to the unaudited pro forma condensed combined statements of income for the six months ended June 28, 2026 and for the year ended December
31, 2025, as follows:
4(n)Reflects the elimination of intercompany net sales between Patrick and LCI for the six months ended June
28, 2026, and year ended December 31, 2025, respectively.

($ in thousands)	Six Months Ended June 28, 2026	Year Ended December 31, 2025
Net sales to Patrick from LCI	$(1,819)	$(1,286)
Net sales to LCI from Patrick	(5,744)	(13,751)
Pro forma adjustment to net sales	$(7,563)	$(15,037)
4(o)Reflects the elimination of the related intercompany cost of goods sold between Patrick and LCI for the six months ended June 28, 2026, and year ended December 31, 2025, respectively.

($ in thousands)	Six Months Ended June 28, 2026	Year Ended December 31, 2025
Cost of goods sold associated with sales to Patrick from LCI	$(1,819)	$(1,286)
Cost of goods sold associated with sales to LCI from Patrick	(5,744)	(13,751)
Pro forma adjustment to cost of goods sold	$(7,563)	$(15,037)
4(p)Reflects incremental depreciation expense for the estimated fair value adjustment of acquired property, plant and equipment, net of $1.0 million and $3.1 million for the six months ended June 28, 2026, and year ended
December 31, 2025, respectively. These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts that Patrick will calculate after completing a detailed valuation analysis and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements.

			Depreciation Expense
($ in thousands)	Estimated Fair Value	Estimated Useful Life (years)	Six Months Ended June 28, 2026	Year Ended December 31, 2025
Land	$38,332	N/A	$—	$—
Buildings	253,946	30	4,232	8,465
Machinery and Equipment	404,921	7	28,923	57,846
Transportation equipment	4,170	5	417	834
Leasehold improvements	26,870	9	1,493	2,986
Total estimated fair value of Property, plant, and equipment, net (excluding finance leases and Construction in progress)	$728,239		35,065	70,131
Less: LCI historical depreciation expense (1)			(34,020)	(67,055)
Pro forma adjustment			$1,045	$3,076

Pro forma adjustment allocation: (2)
Incremental depreciation expense attributable to Cost of goods sold			$893	$2,568
Incremental depreciation expense attributable to Selling, general and administrative expense			152	508
__________________
(1)Includes historical depreciation expense attributable to Cost of goods sold and Selling, general and administrative expenses of $29.1 million and $4.9 million for the six months ended June 28, 2026, respectively, and $56.0 million and $11.0 million for the year ended December 31,
2025, respectively.
(2)The pro forma depreciation expense adjustment was allocated between Cost of goods sold and Selling, general and administrative expenses based on LCI’s historical classification of depreciation expense for the respective periods.
4(q)Reflects the incremental stock-based compensation expense resulting from elimination of LCI’s historical stock-based compensation expense and recognition of additional stock-based compensation expense for the post-
combination portion of the assumed restricted stock unit awards and performance stock unit awards of $3.3 million and $10.0 million for the six months ended June 28, 2026, and year ended December 31, 2025, respectively.

($ in thousands)	Six Months Ended June 28, 2026	Year Ended December 31, 2025
Post-merger stock-based compensation expense	$15,587	$32,713
Less: LCI historical stock-based compensation expense	(12,303)	(22,689)
Total pro forma adjustment to stock-based compensation expense	$3,284	$10,024

4(r)Reflects incremental amortization expense for the estimated fair value adjustment of acquired intangible assets of $18.0 million and $35.1 million for the six months ended June 28, 2026, and year ended December 31,
2025, respectively. These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts that Patrick will calculate after completing a detailed valuation analysis and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements.

			Amortization Expense
($ in thousands)	Estimated Fair Value	Estimated Useful Life (years)	Six Months Ended June 28, 2026	Year Ended December 31, 2025
Customer relationships	$676,389	10	$33,820	$67,639
Patents and technology	162,333	12	6,764	13,528
Trademarks	162,333	20	4,059	8,117
Total estimated fair value of intangible assets acquired	$1,001,055		44,643	89,284
Less: LCI historical amortization expense			(26,636)	(54,176)
Total pro forma adjustment to amortization of intangible assets			$18,007	$35,108
4(s)Reflects the adjustment to Interest expense, net of $4.4 million and $6.9 million for the six months ended
June 28, 2026 and the year ended December 31, 2025, respectively, resulting from the amortization of the fair value premium associated with LCI’s 2030 Notes assumed by Patrick using the effective interest method.

($ in thousands)	Six Months Ended June 28, 2026	Year Ended December 31, 2025
Post-merger interest expense associated with LCI’s 2030 Notes	$2,532	$4,174
Less: Historical interest expense associated with LCI’s 2030 Notes	(6,900)	(11,040)
Pro forma adjustment to interest expense, net	$(4,368)	$(6,866)
4(t)Reflects an adjustment to Interest expense, net of $7.0 million and $14.5 million for the six months ended
June 28, 2026 and the year ended December 31, 2025, respectively, resulting from the elimination of historical interest expense associated with the repayment of LCI’s term loan, partially offset by incremental interest expense associated with borrowings under Patrick’s revolving credit facility to finance a portion of LCI’s term loan repayment.

($ in thousands)	Six Months Ended June 28, 2026	Year Ended December 31, 2025
Incremental interest expense associated with revolving credit facility borrowings (1)	$5,526	$11,268
Less: Historical interest expense associated with LCI’s credit facility	(12,481)	(25,775)
Pro forma adjustment to interest expense, net	$(6,955)	$(14,507)
________________
(1)Reflects incremental interest expense associated with an assumed borrowing of $208.7 million under Patrick’s revolving credit facility to finance a portion of LCI’s term loan repayment.
4(u)Reflects the reversal of LCI’s historical amortization expense associated with the LCI credit facility and
LCI’s 2030 Notes debt issuance costs of $2.2 million and $4.6 million for the six months ended June 28, 2026, and the year ended December 31, 2025, respectively.
4(v)Reflects estimated income tax impact of $2.2 million and $34.4 million related to the transaction accounting adjustments for the six months ended June 28, 2026, and year ended December 31, 2025 respectively.
Tax-related adjustments are based upon an estimated statutory tax rate of 25%. The estimated blended statutory tax rate used for the unaudited pro forma condensed combined financial statements will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the merger. These changes in estimates could be material.
4(w)Reflects incremental Cost of goods sold for the estimated fair value adjustment of acquired inventory of
$51.4 million for the year ended December 31, 2025. Inventory is expected to turn within twelve months.
Accordingly, the inventory fair value step-up recognized as part of purchase accounting is assumed to be fully sold and recognized through Cost of goods sold within the normal inventory turnover cycle. Therefore, the full incremental Cost of goods sold adjustment associated with the inventory step-up has been reflected in the pro forma statement of income for the year ended December 31, 2025. These preliminary estimates of fair value will likely differ from final amounts that Patrick will calculate after completing a detailed valuation analysis and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements.
4(x)Reflects an adjustment to record $38.0 million of estimated transaction costs related to the merger for the year ended December 31, 2025 that are not yet reflected in the historical financial statements of Patrick. These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods.
4(y)Reflects $26 million of compensation expense, consisting of the $6.0 million transaction bonuses described in Note 4(j) and $20.0 million of post-closing retention bonuses. Only the $6.0 million earned at closing is accrued in the pro forma condensed combined balance sheet.

($ in thousands)	Year Ended December 31, 2025
Patrick transaction and retention bonus	$13,000
LCI transaction retention bonus	13,000
Pro forma adjustment for additional compensation expense	$26,000
Note 5. Earnings Per Share
The following table sets forth the computation of pro forma basic and diluted earnings per share for the six months ended June 28, 2026 and for the year ended December 31, 2025.

($ and shares in thousands, except per share data)	Six Months Ended June 28, 2026	Year Ended December 31, 2025
Numerator (basic and diluted):
Pro forma net income attributable to Patrick common shares	$206,381	$220,049
Denominator:
Basic:
Historical weighted average Patrick shares common outstanding	32,199	32,488
Patrick common shares to be issued as consideration transferred	30,244	30,244
Pro forma weighted average shares outstanding	62,443	62,732

Pro forma basic earnings per common share	$3.31	$3.51

Diluted:
Historical weighted average Patrick common shares outstanding	34,993	34,637
Patrick common shares to be issued as consideration transferred	30,513	30,513
Pro forma weighted average Patrick shares outstanding	65,506	65,150

Pro forma diluted earnings per Patrick common share	$3.15	$3.38

COMPARISON OF SHAREHOLDERS’ / STOCKHOLDERS’ RIGHTS
If the merger is consummated, holders of LCI common stock will receive shares of Patrick common stock in exchange for their shares of LCI common stock. Patrick is incorporated under the laws of the State of Indiana and is subject to the IBCL. LCI is incorporated under the laws of the State of Delaware and is subject to the DGCL.
Following completion of the merger and assuming the Patrick shareholders adopt and approve the Patrick authorized stock increase proposal and the Patrick articles amendment and restatement proposal, the combined company will continue to be an Indiana corporation and will be governed by the IBCL, together with the combined company articles in the form attached to this joint proxy statement/prospectus as Annex B and the combined company bylaws in the form attached to this joint proxy statement/prospectus as Annex C. As a result, upon completion of the merger, former LCI stockholders who receive shares of Patrick common stock will become shareholders of an
Indiana corporation, and their rights will change from being governed by the DGCL and LCI’s existing certificate of incorporation and bylaws to being governed by the IBCL and the combined company articles and combined company bylaws.
The following summary describes material differences between the current rights of Patrick shareholders under
Patrick’s existing amended and restated articles of incorporation (the “Patrick articles”) and the Patrick bylaws, the current rights of LCI stockholders under the amended and restated certificate of incorporation of LCI (the “LCI certificate”) and the LCI bylaws, and the rights that Patrick shareholders and former LCI stockholders will have as shareholders of the combined company under the combined company articles and combined company bylaws. This summary is not a complete statement of all differences between these rights, and it is qualified in its entirety by reference to the IBCL, the DGCL, and the full text of the governing documents referenced above, which shareholders should read in their entirety. Copies of the documents referred to in this summary may be obtained as described under the section titled “Where You Can Find More Information” beginning on page 210 of this joint proxy statement/prospectus.

	Rights of Patrick Shareholders (Existing)	Rights of LCI Stockholders (Existing)	Rights of the Combined Company’s Shareholders (Proposed)
Governing Law	Indiana Business Corporation Law.	Delaware General Corporation Law.	Indiana Business Corporation Law.
Authorized Capital Stock
The authorized capital stock of
Patrick consists of 61,000,000
shares, comprised of 60,000,000
shares of common stock and
1,000,000 shares of preferred
stock, in each case without par
value. Of the 1,000,000 shares of
preferred stock authorized,
100,000 are designated as Series A
Preferred Stock pursuant to a
Certificate of Designations.
The authorized capital stock of LCI consists of 75,000,000 shares, all of which are common stock, par value $0.01 per share; LCI has no authorized class of preferred stock.
The authorized capital stock of the
combined company consists of
201,000,000 shares, comprised of
200,000,000 shares of common
stock and 1,000,000 shares of
preferred stock, in each case
without par value.

Preferred Stock; Blank- Check Authority
The Patrick articles authorize the
board of directors to create one or
more series of preferred stock and
to fix the designations,
preferences, and relative rights of
each series by resolution, without
further shareholder approval,
before any shares of the series are
issued. The Patrick Articles
include a Certificate of
Designations for Series A
Preferred Stock (of which 100,000
shares are authorized), but no
shares of Series A Preferred Stock
are issued or outstanding.
The LCI certificate does not authorize any preferred stock; as a result, the LCI board has no blank- check preferred authority to exercise.
The combined company articles
authorize the board of directors to
create one or more series of
preferred stock and to fix the
designations, preferences, and
relative rights of each series by
resolution, without further
shareholder approval, before any
shares of the series are issued.

Preemptive Rights	The Patrick articles expressly deny preemptive rights to holders of any class or series of stock.
The LCI certificate does not
address preemptive rights; under
the DGCL, stockholders have no
preemptive right to acquire
unissued shares except to the
extent the certificate of
incorporation so provides, so LCI
stockholders have no preemptive
rights by default.
The combined company articles expressly deny preemptive rights, except to the extent expressly granted by the combined company in a written agreement.

	Rights of Patrick Shareholders (Existing)	Rights of LCI Stockholders (Existing)	Rights of the Combined Company’s Shareholders (Proposed)
Common Stock Voting Rights	Each holder of Patrick common stock is entitled to one vote per share on all matters submitted to a vote of shareholders.	Each holder of LCI common stock is entitled to one vote per share held on each matter as to which the stockholder is entitled to vote.
Each holder of combined company
common stock is entitled to one
vote per share, except that no
share of common stock has voting
rights with respect to an
amendment to the terms of a series
of preferred stock if the board
could have established the
amended terms without a
shareholder vote, and voting rights
are subject to shareholder
disclosure and recognition
procedures the board may
establish, which may include
voting-prohibition sanctions for
noncompliance.

Cumulative Voting	The Patrick articles do not provide for cumulative voting in the election of directors; under the IBCL, cumulative voting is available only if the articles of incorporation so provides.	The LCI certificate and LCI bylaws do not provide for cumulative voting; under the DGCL, cumulative voting is available only if the certificate of incorporation so provides.	The combined company articles expressly prohibit cumulative voting in the election of directors; under the IBCL, cumulative voting is available only if the articles of incorporation so provides.
Number and Composition of the Board of Directors	The Patrick bylaws provide that the number of directors which shall constitute the board be designated by the board from time to time, but shall not be greater than eleven (11).
The LCI certificate provides that
the board shall consist of not less
than three (3) nor more than 12
persons, with the exact number
within that range fixed by, or in
the manner provided in, the LCI
bylaws.

The combined company bylaws
provide that, during the Fixed
Board Period (from the closing of
the merger until immediately
before the election of directors at
the combined company's 2028
annual meeting), the whole board
will consist of 12 directors.
Following the Fixed Board Period,
the total number of directors is
determined exclusively by
resolution of a majority of the
whole board. The combined
company bylaws specify that the
initial 12 directors constituting its
board shall initially consist of six
directors designated by the Patrick
board (selected from among the
then-serving directors on the
Patrick board at the closing
effective time of the merger) and
six directors designated by the LCI
board (selected from among the
then-serving directors on the LCI
board at the closing effective time
of the merger), and that,
immediately before the 2028
annual meeting, the board will
automatically be reduced from 12
to 10 directors unless at least 75%
of the whole board determines
otherwise before that meeting.

	Rights of Patrick Shareholders (Existing)	Rights of LCI Stockholders (Existing)	Rights of the Combined Company’s Shareholders (Proposed)
Election of Directors
The Patrick articles do not address
the voting standard for the election
of directors. Accordingly,
directors are elected in accordance
with the statutory default voting
standard for the election of
directors under the IBCL, whereby
directors are elected by a plurality
of the votes cast by the shares
entitled to vote in the election at a
meeting at which a quorum is
present.

The LCI bylaws provide that each
director shall be elected by a
majority of the votes cast with
respect to that director's election at
a meeting at which a quorum is
present. A “majority of the votes
cast” means that the number of
shares voted “for” the election of a
director exceeds the number of
votes cast “against” the election of
such director.
Notwithstanding the foregoing, if
the number of persons properly
nominated for election as directors
as of the date that is ten days
before the date LCI first mails its
notice of meeting for the meeting
at which such vote is to be held
exceeds the number of directors to
be elected, then the directors shall
be elected by a plurality of the
votes cast.
Incumbent nominees are required
to submit an irrevocable
resignation, contingent on (i) that
person not receiving a majority of
the votes cast in an uncontested
election and (ii) acceptance of that
resignation by the board of
directors, which the LCI board
acts on after considering a
recommendation from the
corporate governance and
nominating committee.

The combined company articles
provide that, subject to the rights
of the holders of any class or
series of stock to elect directors
separately as a class or series, each
director shall be elected by a
majority of the votes cast with
respect to that director's election at
a meeting at which a quorum is
present. A “majority of the votes
cast” means that the number of
shares voted “for” the election of a
director exceeds the number of
votes cast “against” the election of
such director.
Notwithstanding the foregoing, if
as of the tenth day prior to the date
that the combined company first
mails its notice of meeting, (i) the
Secretary has received notice that
one or more shareholders has
proposed to nominate one or more
persons for election or re-election,
which notice purports to be in
compliance with the advance
notice requirements for
shareholder nominations under the
combined company bylaws, and
(ii) any such nominations have not
been formally and irrevocably
withdrawn , then directors shall be
elected by a plurality of the votes
cast.
The combined company bylaws
further provide that if an
incumbent nominee fails to receive
the required vote, such person will
be required to promptly tender his
or her resignation, subject to
acceptance of that resignation by
the board of directors, which the
combined company board will act
on after considering a
recommendation from the
Nominating and Governance
Committee.
If holders of preferred stock are
entitled to elect directors
separately as a class or series,
those directors are elected by a
plurality of votes cast by that class
or series.

Removal of Directors
The Patrick articles do not address
the removal of directors.
Accordingly, directors may be
removed in accordance with the
statutory default provisions under
the IBCL, whereby directors may
be removed with or without cause
by (i) the board of directors or (ii)
the affirmative vote, at a meeting
of the shareholders called for that
purpose, of at least a majority of
the voting power of all outstanding
shares of Patrick entitled to vote
generally in the election of
directors.

The LCI certificate and LCI
bylaws do not address director
removal. Under the DGCL, absent
a classified board or cumulative
voting protections (neither of
which LCI's documents establish),
stockholders may generally
remove a director, with or without
cause, by the vote required to elect
directors.

The combined company articles
permit removal of a director,
subject to the rights of any series
of preferred stock, with or without
cause, by (i) the affirmative vote
of at least a majority of the total
number of authorized directors or
(ii) the affirmative vote, at a
meeting of the shareholders called
for that purpose, of at least a
majority of the voting power of all
outstanding shares entitled to vote
generally in the election of
directors.

	Rights of Patrick Shareholders (Existing)	Rights of LCI Stockholders (Existing)	Rights of the Combined Company’s Shareholders (Proposed)
Vacancies on the Board
The Patrick bylaws provide that
vacancies and newly created
directorships are filled by the
directors then in office; if the
directors fail to act, the holders of
a plurality of outstanding shares
entitled to vote in the election of
directors may fill the vacancy.

Under the LCI certificate, newly
created directorships and
vacancies are filled by majority
vote of the directors then in office,
and directors so chosen hold office
until the next annual meeting. The
LCI bylaws similarly provide that
vacancies may be filled by a
majority of the remaining
directors, even if less than a
quorum, or by the stockholders
using the standard vote required to
elect directors.

The combined company bylaws
provide that, subject to the rights
of preferred stock and the
combined company articles,
vacancies and newly created
directorships are filled only by the
affirmative vote of a majority of
the directors then in office (even if
less than a quorum), based on the
recommendation of the
Nominating and Governance
Committee, and not by the
shareholders.

Board Classification	The Patrick board is not classified and directors are elected annually.	The LCI board is not classified and directors are elected annually.	The combined company board is not classified and directors are elected annually.
Annual Meetings	The Patrick bylaws set the annual meeting at 10:00 a.m. on the third Tuesday of May, unless the board determines otherwise.	The LCI bylaws provide that the date, time and place (or means of remote communication) of the annual meeting are designated by board resolution, with no fixed default date.	The combined company bylaws provide that the date, time and place of the annual meeting are set by the board of directors, with no fixed default date.
Special Meetings of Shareholders
The Patrick bylaws provide that
special meetings of Patrick
shareholders may be called by the
Chairman, the Chief Executive
Officer, the President, or the board
of directors. Patrick shareholders
have no right to call a special
meeting.

The LCI bylaws provide that
special meetings of LCI
stockholders may be called by the
board of directors or by the Chief
Executive Officer (if also a
director); in addition, the board
must call a special meeting upon
the valid written request of
stockholders holding a majority of
the shares entitled to vote at such
meeting, subject to detailed
procedural, disclosure, and timing
requirements set forth in the LCI
bylaws.

The combined company bylaws
provide that special meetings of
combined company shareholders
may be called only by the Chair of
the board, the Chief Executive
Officer, or the board of directors
acting by resolution of a majority
of the directors then in office. The
combined company shareholders
have no right to call or require the
calling of a special meeting. The
chair of a meeting may adjourn or
recess a meeting, whether or not a
quorum is present.

Notice of Meetings
The Patrick bylaws provide that
written or printed notice of each
shareholder meeting must be
delivered not less than ten (10) nor
more than sixty (60) days before
the meeting to each shareholder of
record entitled to vote at such
meeting. The notice shall state the
place, date and hour of the
meeting, and, in the case of a
special meeting, the purpose or
purposes for which the meeting is
called.

The LCI bylaws provide that
whenever stockholders are
required or permitted to take any
action at a meeting, a notice of the
meeting shall be given that shall
state the place, if any, date and
hour of the meeting, the means of
remote communications, if any, by
which stockholders and proxy
holders may be deemed to be
present in person and vote at such
meeting, the record date for
determining the stockholders
entitled to vote at the meeting (if
such date is different from the
record date for stockholders
entitled to notice of the meeting)
and, in the case of a special
meeting, the purpose or purposes
for which the meeting is called.
Unless otherwise provided by law,
the certificate of incorporation or
these bylaws, the notice of any
meeting shall be given not less
than ten (10) nor more than sixty
(60) days before the date of the
meeting to each stockholder
entitled to vote at the meeting as
of the record date for determining
the stockholders entitled to notice
of the meeting.

The combined company bylaws
provide that written or electronic
notice of each shareholder meeting
must be delivered not less than ten
(10) nor more than sixty (60) days
before the meeting to each
shareholder entitled to vote at such
meeting. The notice shall state the
date, time and place, if any, of the
meeting, the means of remote
communication, if any, by which
shareholders may be deemed
present and vote at the meeting
and, in the case of a special
meeting, the purpose or purposes
for which the meeting is called.

	Rights of Patrick Shareholders (Existing)	Rights of LCI Stockholders (Existing)	Rights of the Combined Company’s Shareholders (Proposed)
Quorum for Shareholder Meetings	The Patrick bylaws provide that the presence in person or by proxy of a majority of the outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum.	The LCI bylaws provide that the presence in person or by proxy of holders of a majority in voting power of the outstanding shares entitled to vote constitutes a quorum.
The combined company bylaws
provide that unless a different
quorum is required by the IBCL,
the combined company articles, or
the combined company bylaws,
the presence in person or by proxy
of shareholders entitled to cast a
majority of the votes entitled to be
cast on a matter constitutes a
quorum for action on that matter.

General Voting Standard (Non-Director Matters)
The Patrick bylaws provide that
every decision (other than the
election of directors) with respect
to which votes cast in favor exceed
votes cast in opposition is
approved as a corporate act, unless
a larger affirmative vote is
required by statute, the Patrick
articles, the Patrick bylaws, or the
board.
Under the Patrick articles,
amending the Patrick articles to
increase the number of authorized
shares requires the approval of a
majority of the shares entitled to
be cast.

The LCI certificate provides that,
except as otherwise required by
law, the LCI certificate, or the LCI
bylaws, matters are decided by the
affirmative vote of holders of a
majority in voting power of the
shares present in person or by
proxy and entitled to vote thereon
— a standard measured against
shares present, rather than only
votes actually cast.

The combined company bylaws
provide that, unless a greater vote
is required by the IBCL, the
combined company articles, or the
combined company bylaws, a
matter other than the election of
directors is approved if votes cast
in favor exceed votes cast in
opposition.

Shareholder Action by Written Consent
The Patrick articles and Patrick
bylaws do not address shareholder
action by written consent. Because
Patrick has a class of voting shares
registered under Section 12 of the
Exchange Act, Indiana law limits
Patrick shareholders to unanimous
written consent only; the less-than-
unanimous consent mechanism
otherwise available under the
IBCL is unavailable to a Section
12 registrant regardless of what its
governing documents provide (IC
23-1-29-4).

The LCI bylaws set forth detailed
procedures — including board-
fixed record dates and
independent-inspector certification
of consents — for stockholders to
act by written consent, consistent
with the DGCL’s default rule
permitting action by written
consent of holders of not less than
the minimum number of votes that
would be necessary to take the
action at a meeting at which all
shares entitled to vote were
present and voted.

The combined company articles
and combined company bylaws do
not address shareholder action by
written consent. Because the
combined company has a class of
voting shares registered under
Section 12 of the Exchange Act,
Indiana law limits combined
company shareholders to
unanimous written consent only;
the less-than-unanimous consent
mechanism otherwise available
under the IBCL is unavailable to a
Section 12 registrant regardless of
what its governing documents
provide (IC 23-1-29-4).

Advance Notice — Shareholder Business and Director Nominations
Under the Patrick bylaws, for
business or a director nomination
to be properly brought before an
annual meeting by a shareholder,
the shareholder must be entitled to
vote for the election of directors
and must deliver or mail written
notice, by first class mail, to the
Secretary not less than 20 nor
more than 50 days before the
meeting.
For proposed business, the notice
must set forth (i) a brief
description of the business and the
reasons for conducting it, (ii) the
name and address of the proposing
shareholder, (iii) the class and
number of shares beneficially
owned by the shareholder, and (iv)
any material interest of the
shareholder in the business.

The LCI bylaws require a
stockholder’s notice of business or
director nominations to be
delivered to the Secretary not later
than the close of business on the
90th day, nor earlier than the close
of business on the 120th day,
before the first anniversary of the
preceding year’s annual meeting;
if the meeting date is moved more
than 30 days before or more than
70 days after that anniversary, a
modified window keyed to the
120th day before the meeting and
the later of the 90th day before the
meeting or the 10th day after
public announcement applies, and
a separate 10-day window applies
to nominees for board seats added
late where the additional
directorships are not publicly
announced at least 100 days before
the anniversary.

The combined company bylaws
require a shareholder’s notice of
business or director nominations to
be received by the Secretary not
later than the close of business on
the 120th day, nor earlier than the
close of business on the 150th day,
before the anniversary of the date
of the preceding year’s annual
meeting; if no annual meeting was
held in the prior year or the date is
changed by more than 30 days
from the date contemplated in the
preceding year’s proxy statement,
a modified window applies, and a
separate window (not earlier than
120 days before, and not later than
the later of 90 days before or 10
days after public announcement)
governs nominations for a special
meeting at which directors are to
be elected. Notices must be
delivered in writing, with a copy
by email.

Rights of Patrick Shareholders (Existing)	Rights of LCI Stockholders (Existing)	Rights of the Combined Company’s Shareholders (Proposed)

For a nomination, the notice must
set forth (i) the name, age,
business address and (if known)
residence address of each
proposed nominee, (ii) each
nominee’s principal occupation or
employment, and (iii) the number
of shares beneficially owned by
each nominee. The chairman of
the meeting may determine and
declare that business or a
nomination not made in
accordance with these procedures
is out of order and shall be
disregarded.

The notice must set forth, among
other things: for nominees, all
information required to be
disclosed in a contested election
under Section 14(a) of the
Exchange Act and the nominee’s
written consent to being named
and to serving; for other business,
a description of and reasons for the
business, the text of any proposal
(including the text of any proposed
bylaw amendment), and any
material interest of the stockholder
and beneficial owner; and, as to
the proposing stockholder and
beneficial owner, their names and
addresses, the class or series and
number of shares owned, any
agreement, arrangement or
understanding regarding the
nomination or proposal (including
with the nominee and any persons
acting in concert), any derivative,
short, hedging, profit-interest,
option or similar position and any
borrowed or loaned shares, a
representation that the stockholder
is a record holder entitled to vote
and intends to appear at the
meeting, a representation as to
whether the stockholder intends or
is part of a group that intends to
deliver a proxy statement to (or
otherwise solicit) the percentage of
holders required to approve the
matter, and any other information
required in a proxy solicitation.

For proposed business, the notice
must set forth a description of and
reasons for the business, any
material interest of the shareholder
and any Shareholder Associated
Person, the text of the proposal
(including the text of any proposed
charter or bylaw amendment), and
any agreements, arrangements or
understandings relating to the
proposed business. “Shareholder
Associated Person” is broadly
defined to include beneficial
owners, participants in the
solicitation, affiliates and
associates, and members of a
group with the shareholder or
beneficial owner.
For both business and
nominations, the notice must
provide extensive ownership and
other information regarding the
shareholder and each Shareholder
Associated Person, including their
names and addresses; equity and
debt securities owned beneficially
or of record; derivative, hedging,
short and other positions or
arrangements affecting economic
exposure or voting power; voting
arrangements; certain interests in
shareholder votes, contracts and
litigation involving the combined
company; information required by
Regulation 14A; and information
that would be required in a
Schedule 13D if one were required
to be filed. The notice must also
identify certain other shareholders
materially supporting the proposal
or nomination, include a
representation that the shareholder
will remain a shareholder of
record through the meeting and
appear to present the proposal or
nomination, and include applicable
representations regarding
solicitation activities and the
accuracy of the notice.

Rights of Patrick Shareholders (Existing)	Rights of LCI Stockholders (Existing)	Rights of the Combined Company’s Shareholders (Proposed)

Nominations and business not
made in compliance are subject to
being declared defective and
disregarded by the chairman, and a
stockholder (or its qualified
representative) that fails to appear
to present the matter forfeits it.
Compliance with these advance-
notice procedures is the exclusive
means for a stockholder to bring
nominations or business (subject
to Rule 14a-8).

For nominations, the notice must
also include specified information
regarding each proposed nominee,
including identifying and
ownership information, the
nominee’s written consent to being
named and serving, and specified
agreements, arrangements and
understandings involving the
nominee, the nominating
shareholder and related persons,
including certain compensation
arrangements and information that
would be required by Item 404 of
Regulation S-K. Each proposed
nominee must also provide, within
the applicable notice period, a
completed director questionnaire
and a written representation and
agreement addressing undisclosed
voting commitments, third-party
compensation arrangements, and
compliance with the combined
company’s governance, conflict-
of-interest, confidentiality, trading
and share-ownership policies (with
share-ownership compliance
required within 90 days of
election). Shareholders must
update and supplement their
notices to the record date and to 10
business days before the meeting,
may not substitute or add
nominees or proposals after the
applicable deadline, and no
adjournment, postponement or
rescheduling restarts the notice
period. The combined company
may require specified additional
information within five business
days of request; the chair of the
meeting (or, in advance of the
meeting, the board) may determine
whether proposed business
complies with the advance notice
requirements, and the chair may
declare defective nominations
disregarded. A proposal or
nomination need not be presented
for a vote if the shareholder or a
qualified representative does not
appear to present it.

	Rights of Patrick Shareholders (Existing)	Rights of LCI Stockholders (Existing)	Rights of the Combined Company’s Shareholders (Proposed)
Universal Proxy / Rule 14a-19 (Proxy Access)	The Patrick bylaws do not provide for proxy access.
The LCI bylaws require a
stockholder that intends to solicit
proxies in support of director
nominees other than the
corporation’s nominees, and that
has delivered a notice of
nomination, to promptly certify
and notify the corporation in
writing that it has complied or will
comply with Rule 14a-19 under
the Exchange Act and, upon
request, to deliver reasonable
evidence of such compliance not
later than five business days
before the meeting. If a
stockholder provides notice under
Rule 14a-19 and then abandons
the solicitation, fails to comply
with Rule 14a-19, or fails to
furnish the requested evidence, its
nominations are deemed null and
void and the corporation will
disregard any proxies or votes
solicited for its nominees.

The combined company bylaws
require a nominating shareholder
(or its group) that intends to solicit
proxies in support of any nominee
other than the Board’s nominees to
include in its notice (i) a
representation that the person or
group intends to solicit the holders
of shares representing at least 67%
of the voting power of shares
entitled to vote in the election of
directors in accordance with Rule
14a-19, (ii) an undertaking to
comply with Rule 14a-19 and all
other applicable Exchange Act
requirements, and (iii) an
undertaking, upon request, to
provide reasonable evidence of
compliance not later than five
business days before the meeting.
If a shareholder or Shareholder
Associated Person provides notice
under Rule 14a-19 and then fails
to comply with it (including its
minimum-solicitation
requirement), the nomination is
disregarded even if proxies or
votes for the nominee have already
been received, and the shareholder
must notify the Corporation within
two business days if its intent to
comply with Rule 14a-19 changes.

Proxies	Proxies are valid for up to 11 months from execution unless otherwise specified.
Proxies are valid for up to three
years unless a longer period is
provided; any shareholder
soliciting proxies other than
through the Board must use a
proxy card of a color other than
white, which is reserved
exclusively for board use.

Proxies are valid for up to 11
months unless a shorter or longer
period is provided in the
appointment form; any
shareholder soliciting proxies must
use a proxy card of a color other
than white, which is reserved
exclusively for board use.

Amendment of Charter / Articles of Incorporation
Under the IBCL, an amendment to
the articles of incorporation
generally requires the approval of
(1) a majority of the votes cast,
unless the articles require a greater
number, and (2) a majority of the
votes entitled to be cast on the
amendment by any voting group
with respect to which the
amendment would create
dissenters’ rights.
The Patrick articles provide that
Patrick reserves the right to
amend, alter, or repeal any
provision in the manner now or
hereafter prescribed by law.
Any amendment to the Patrick
articles which would require
shareholder approval must be
approved by a majority of the
votes cast, except that any
amendment to the Patrick articles
to increase the number of
authorized shares requires the
approval of a majority of the
shares entitled to be cast.

Under DGCL Section 242, the LCI
certificate may generally be
amended upon a board resolution
and the affirmative vote of holders
of a majority of outstanding shares
entitled to vote (and, if applicable,
a majority of each class entitled to
a separate class vote).
The LCI certificate provides that
LCI reserves the right to amend,
alter, change or repeal any
provision in the manner now or
hereafter prescribed by law and all
rights and powers conferred
therein on stockholders, directors
and officers are subject to this
reserved power.

Under the IBCL, an amendment to
the articles of incorporation
generally requires the approval of
(1) a majority of the votes cast,
unless the articles require a greater
number, and (2) a majority of the
votes entitled to be cast on the
amendment by any voting group
with respect to which the
amendment would create
dissenters’ rights.
The combined company articles
provide that the combined
company reserves the right to
amend, alter, or repeal any
provision in the manner now or
hereafter prescribed by law.

	Rights of Patrick Shareholders (Existing)	Rights of LCI Stockholders (Existing)	Rights of the Combined Company’s Shareholders (Proposed)
Amendment of Bylaws
The Patrick articles provide that
the Patrick bylaws may be
amended either by the board, by
the affirmative vote of a majority
of the entire board, or by the
shareholders, by the affirmative
vote of at least a majority of the
votes entitled to be cast by holders
of outstanding shares entitled to
vote generally in the election of
directors, considered as a single
voting group. Patrick shareholders
therefore currently retain a
concurrent right to amend the
bylaws.

The LCI certificate empowers the
board to make, alter, amend, or
repeal the bylaws without
stockholder assent or vote. The
LCI bylaws confirm that the board
may amend the bylaws, but also
state that stockholders retain the
power to make additional bylaws
and to alter or repeal any bylaw,
whether originally adopted by the
board or otherwise. LCI
stockholders therefore retain a
concurrent, though not exclusive,
amendment right.

The combined company articles
provide that that the combined
company bylaws may be amended
either by the board, by the
affirmative vote of a majority of
the total number of authorized
directors but subject to any higher
vote requirement set forth in the
bylaws, or by the shareholders, by
the affirmative vote of at least a
majority of the voting power of all
outstanding shares of the
combined company entitled to
vote generally in the election of
directors, voting together as a
single class. The combined
company shareholders will retain
the same right to amend the
combined company bylaws as
Patrick shareholders have to
amend the Patrick bylaws. The
combined company bylaws
provide that, the combined
company board may only amend
Article X (Certain Governance
Matters) of the bylaws during the
Specified Period with the
affirmative vote of at least 75% of
the total number of authorized
directors of the combined
company.

Limitation of Personal Liability of Directors (and Officers)
The Patrick articles and Patrick
bylaws do not contain an express
director or officer exculpation
provision.
Indiana law does not include a
direct analog to DGCL Section
102(b)(7), although the IBCL
separately limits a director's
liability for any action or inaction
as a director unless the director
breached the applicable standard
of conduct and such breach or
failure constitutes willful
misconduct or recklessness.

The LCI certificate eliminates the
personal liability of directors and
officers to LCI and its
stockholders for monetary
damages for breach of fiduciary
duty, to the fullest extent permitted
by the DGCL, except for liability
(i) for breach of the duty of
loyalty, (ii) for acts or omissions
not in good faith or involving
intentional misconduct or a
knowing violation of law, (iii)
under Section 174 of the DGCL
(unlawful dividends or stock
repurchases), (iv) for any
transaction from which the
director or officer derived an
improper personal benefit, or (v)
in the case of an officer, in any
action by or in the right of LCI.
The LCI Certificate further
provides that if the DGCL is
amended to permit broader
exculpation, director and officer
liability will be limited to the
fullest extent so permitted.

The combined company articles
and combined company bylaws do
not contain an express director or
officer exculpation provision.
Indiana law does not include a
direct analog to DGCL Section
102(b)(7), although the IBCL
separately limits a director's
liability for any action or inaction
as a director unless the director
breached the applicable standard
of conduct and such breach or
failure constitutes willful
misconduct or recklessness.

	Rights of Patrick Shareholders (Existing)	Rights of LCI Stockholders (Existing)	Rights of the Combined Company’s Shareholders (Proposed)
Indemnification of Directors and Officers
The Patrick bylaws provide for
indemnification consistent with
the IBCL’s good-faith standard of
conduct and the statute's board/
committee/counsel/shareholder
authorization procedures for
permissive indemnification,
together with mandatory
indemnification of a director who
is wholly successful in defense of
a proceeding.

The LCI certificate requires
indemnification to the full extent
permitted by Section 145 of the
DGCL. The LCI bylaws
implement mandatory
advancement of expenses (subject
to an undertaking to repay), a right
to sue to recover unpaid
indemnification claims, a
nonexclusivity clause, and an
offset against indemnification or
advancement recovered from other
sources.

The combined company bylaws
provide for mandatory
indemnification of directors,
officers, employees and agents to
the fullest extent permitted by the
IBCL, subject to applicable
standards of conduct and required
determinations of permissibility,
together with mandatory
advancement of expenses for
directors and officers upon an
undertaking to repay, contractual
and nonexclusive rights that
survive cessation of service, a
right to sue to enforce a denied or
unresolved claim, with the
combined company bearing the
burden of proving that the
claimant is not entitled to
indemnification or advancement,
nonimpairment of rights vested
before any future amendment or
repeal, and board authority to
purchase insurance and to provide
advancement to employees and
agents.
The combined company’s articles
also provide that, to the fullest
extent permitted by Indiana law,
the combined company will
indemnify and advance expenses
to its current and former directors,
officers, employees and agents
who are made, or threatened to be
made, a party to any action, suit or
proceeding by reason of their
service in such capacity.

Indiana Control Share Acquisitions Act (IBCL Chapter 42)
IBCL Chapter 42 generally
restricts the voting rights of shares
acquired in a control-share
acquisition unless disinterested
shareholders approve restoration
of those voting rights.
The Patrick bylaws expressly
provide that Chapter 42 of the
IBCL does not apply to Patrick's
issued and outstanding shares.
		The DGCL does not contain a comparable statutory provision.	The combined company bylaws expressly provide that Chapter 42 of the IBCL does not apply to combined company’s issued and outstanding shares.
Indiana Business Combination Act (IBCL Chapter 43) / DGCL Section 203
IBCL Chapter 43 generally
restricts certain business
combinations with an interested
shareholder for five years
following the interested
shareholder's share acquisition
date, subject to statutory
exceptions.
The Patrick articles and Patrick
bylaws do not contain a provision
opting out of Chapter 43. Because
Patrick has not opted out of
Chapter 43 of the IBCL, it remains
subject to such provision.

DGCL Section 203 generally
restricts certain business
combinations with an "interested
stockholder" (generally, a holder
of 15% or more of voting stock)
for three years following the
stockholder's acquisition of that
status, subject to statutory
exceptions.
The LCI certificate and LCI
bylaws do not contain a provision
opting out of Section 203. Because
LCI has not opted out of Section
203 of the DGCL, it remains
subject to such provision.

IBCL Chapter 43 generally
restricts certain business
combinations with an interested
shareholder for five years
following the interested
shareholder's share acquisition
date, subject to statutory
exceptions.
The combined company articles
and combined company bylaws do
not contain a provision opting out
of Chapter 43. Because the
combined company will not have
opted out of Chapter 43 of the
IBCL, it will remain subject to
such provision.

	Rights of Patrick Shareholders (Existing)	Rights of LCI Stockholders (Existing)	Rights of the Combined Company’s Shareholders (Proposed)
Evaluation of Acquisition Proposals; Constituency Considerations
The Patrick articles include a
provision expressly authorizing
the board to base its response to an
acquisition proposal on the board's
evaluation of the best interests of
Patrick, including consideration of
effects on shareholders as well as
employees, suppliers, customers,
businesses, and communities in
which Patrick has offices or
facilities. This provision
substantially reiterates the
statutory provision of the IBCL,
which permits directors to
consider the effects on
shareholders as well as employees,
suppliers, customers, businesses,
and communities in which Patrick
has offices or facilities when
discharging the director’s duties.
		The LCI certificate and LCI bylaws do not contain a comparable express constituency provision.	The combined company articles and combined company bylaws do not contain an express constituency provision and instead rely on the default statutory provision of the IBCL.
Exclusive Forum	The Patrick articles and Patrick bylaws do not contain an exclusive forum provision.
The LCI bylaws designate the
Delaware Court of Chancery (or, if
that court lacks jurisdiction,
another Delaware state court or, if
no Delaware state court has
jurisdiction, the federal district
court for the District of Delaware)
as the exclusive forum for
derivative actions, breach of
fiduciary duty claims, claims
arising under the DGCL or LCI's
organizational documents, and
claims governed by the internal
affairs doctrine.

The combined company bylaws
designate the Marion Superior
Court (including its Commercial
Court Docket, if the action is
eligible and assigned to that
docket), or, if that court lacks
subject matter jurisdiction, another
Marion County, Indiana state
court, or, if no such state court has
jurisdiction, the U.S. District
Court for the Southern District of
Indiana, as the exclusive forum for
derivative actions, breach of
fiduciary duty claims, claims
arising under the IBCL or the
combined company's governing
documents, and other claims
relating to the combined
company’s internal affairs, with a
carve-out for claims subject to the
exclusive jurisdiction of the
federal courts.

VALIDITY OF COMMON STOCK
The validity of the shares of Patrick common stock offered hereby will be passed upon for Patrick by Warrick &
Boyn, LLP, Elkhart, Indiana.

EXPERTS
Patrick Industries, Inc.
The financial statements of Patrick Industries, Inc. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this joint proxy statement/prospectus, and the effectiveness of Patrick Industries, Inc.’s internal control over financial reporting have been audited by
Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
LCI Industries
The consolidated financial statements of LCI Industries as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2025, contains an explanatory paragraph that states LCI Industries acquired the Freedman Seating Company during 2025, and management excluded from its assessment of the effectiveness of LCI Industries’ internal control over financial reporting as of
December 31, 2025, the Freedman Seating Company’s internal control over financial reporting associated with total assets of $86.1 million and net sales of $66.9 million included in the consolidated financial statements of LCI
Industries as of and for the year ended December 31, 2025. The audit of internal control over financial reporting of
LCI Industries also excluded an evaluation of the internal control over financial reporting of the Freedman Seating
Company.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless the shareholders have notified their broker, bank or other nominee or the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/
prospectus. This process, which is commonly referred to in this joint proxy statement/prospectus as “householding,”
potentially provides extra convenience for shareholders and cost savings for companies.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact your broker, bank or other nominee or Patrick or LCI, as applicable, at its address below. Patrick or LCI, as applicable, will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any of its shareholders residing at an address to which only one copy was mailed.
Requests for additional or separate copies of this joint proxy statement/prospectus should be directed to (i) in the case of Patrick shareholders, Office of the Secretary, 107 W. Franklin Street, Elkhart, Indiana 46516; and (ii) in
the case of LCI stockholders, 3501 County Road 6 East, Elkhart, Indiana 46514, Telephone: (574) 535-1125.

FUTURE SHAREHOLDER / STOCKHOLDER PROPOSALS
Patrick Shareholder Proposals
Patrick will hold an annual meeting of shareholders in 2027 (which we refer to as the “Patrick 2027 annual meeting”) regardless of whether the merger has been completed.
Patrick Shareholder Proposals to be Included in the Patrick 2027 Annual Meeting
Patrick shareholders who wish to present proposals for inclusion in the proxy statement for the Patrick 2027 annual meeting must be addressed to the Office of the Secretary, 107 W. Franklin Street, Elkhart, Indiana 46516,
and must be received no later than November 30, 2026. Such proposals also need to comply with the SEC’s rules and regulations, namely Rule 14a-8 under the Exchange Act, regarding the inclusion of shareholder proposals in
Patrick-sponsored proxy materials.
Director Nominations and Patrick Shareholder Proposals for Presentation at the Patrick 2027 Annual
Meeting
Under the Patrick bylaws, a shareholder who wishes to present a proposal at the Patrick 2027 annual meeting
(other than a matter to be included in the Patrick proxy statement in accordance with Rule 14a-8) or nominate a candidate for election to the Patrick board, must timely deliver written notice of the proposal to Patrick’s Secretary.
To be timely, the Patrick bylaws require written notice be delivered or mailed by first class United States mail, postage prepaid, to Patrick’s Secretary at 107 W. Franklin Street, Elkhart, Indiana 46516 not less than 20 days nor more than 50 days prior to the meeting. If the Patrick 2027 annual meeting is held on May 14, 2027, this means that such notice, together with certain prescribed information, must be delivered on or after March 25, 2027 and not later than April 24, 2027. Any notice of a proposal or nomination must comply with the requirements of the Patrick bylaws and any applicable law.
In addition to satisfying all of the requirements under the Patrick bylaws, to comply with the SEC’s universal proxy rules for the Patrick 2027 annual meeting, shareholders who intend to solicit proxies in support of director nominees other than the Patrick’s nominees must provide notice that sets forth all of the information required by
Rule 14a-19 under the Exchange Act no later than March 15, 2027, provided that the date of the meeting has not changed by more than 30 calendar days. If such meeting date is changed by more than 30 days, then notice must be provided by the later of 60 calendar days prior to the date of the Patrick 2027 annual meeting or the 10th calendar day following the day on which public announcement of the date of the Patrick 2027 annual meeting is first issued.
LCI Stockholder Proposals
If the LCI merger proposal is approved by the requisite vote of LCI stockholders and the merger is completed prior to the time LCI would otherwise hold an annual meeting of stockholders in 2027, LCI will not hold an annual meeting of its stockholders in 2027. LCI stockholders will be entitled to participate, as Patrick shareholders following the merger, in the Patrick 2027 annual meeting.
If the LCI merger proposal is not adopted by the requisite vote of LCI stockholders or if the merger is not completed for any reason, LCI intends to hold an annual meeting of its stockholders in 2027 (which we refer to as the “LCI 2027 annual meeting”). If the LCI 2027 annual meeting is held, in order for an LCI stockholder proposal to be considered for inclusion in LCI’s proxy statement for the LCI 2027 annual meeting, LCI must receive the written proposal at its principal executive offices on or before November 27, 2026. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
The LCI bylaws establish an advance notice procedure relating to director nominations and LCI stockholder proposals that are not submitted for inclusion in LCI’s proxy statement, but that the LCI stockholder instead wishes to present directly at an annual meeting. If the LCI 2027 annual meeting is held, to be properly brought before the
LCI 2027 annual meeting, the LCI stockholder must give timely written notice of the nomination or proposal to:
Corporate Secretary, LCI Industries, 2917 Independence Ct., Elkhart, Indiana 46514. To be timely, an LCI stockholder’s notice must be delivered not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. For the LCI 2027 annual meeting, if it is held, such notice must be delivered no earlier than January 12, 2027, and no later than
February 11, 2027. In the event that the date of the annual meeting is advanced by more than 30 or delayed by more than 70 days from such anniversary date, notice by the LCI stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the LCI stockholder making the nomination or proposal. A copy of the LCI bylaws, including the advance notice requirements, may be obtained upon request to LCI’s Secretary at the address noted above.
In addition to satisfying the foregoing requirements under the LCI bylaws, to comply with the universal proxy rules, LCI stockholders who intend to solicit proxies in support of director nominees other than our nominees for the
LCI 2027 annual meeting, if it is held, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 15, 2027.

WHERE YOU CAN FIND MORE INFORMATION
Both Patrick and LCI file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. Patrick’s and LCI’s SEC filings are available to the public at the internet website maintained by the SEC at https://www.sec.gov. You will also be able to obtain many of these documents, free of charge, from Patrick by accessing Patrick’s website at patrickind.com under the tab “Investors” and under the heading “SEC Filings,” or from LCI by accessing LCI’s website at lippert.com under the tab “Investors” and under the heading “Financials” and subheading “SEC Filings.” Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.
Patrick has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.
The SEC allows Patrick and LCI to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.
This document incorporates by reference the following documents that have previously been filed with the SEC by Patrick:
•Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the SEC on February 19,
2026) (which we refer to as the “Patrick 2025 10-K”);
•The portions of the Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders
on May 14, 2026 (filed with the SEC on March 30, 2026) that are incorporated by reference into Part III of the Patrick 2025 10-K;
•Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, 2026 and June 28, 2026 (filed with the SEC on May 7, 2026 and August 6, 2026, respectively);
•Current Reports on Form 8-K filed with the SEC on January 5, 2026, May 18, 2026, June 30, 2026, August
10, 2026, September 10, 2026 and October 13, 2026 (excluding any information furnished pursuant to Item
2.02 or Item 7.01); and
•The description of Patrick common stock contained in Exhibit 4.8 to the Patrick 2025 10-K, and any amendment or report filed for the purpose of updating such description.
This document also incorporates by reference the following documents that have previously been filed with the
SEC by LCI (other than, in each case, documents or information deemed to have been furnished and not filed for purposes of the Exchange Act):
•Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the SEC on February 26,
2026) (the “LCI 2025 10-K”);
•The portions of the Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders
on May 12, 2026 (filed with the SEC on March 27, 2026) that are incorporated by reference into Part III of the LCI 2025 10-K;

•Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026 (filed with the SEC on May 5, 2026 and August 5, 2026, respectively);
•Current Reports on Form 8-K filed with the SEC on February 13, 2026, February 27, 2026, May 12, 2026,
May 12, 2026, June 5, 2026, June 23, 2026, June 30, 2026, July 20, 2026, August 7, 2026, August 10,
2026, September 10, 2026 and October 13, 2026 (excluding any information furnished pursuant to Item
2.02 or Item 7.01); and
•The Description of Registrant's Securities Registered under Section 12 of the Securities Exchange Act of
1934, as amended (filed as Exhibit 4.1 to the Annual Report on Form 10-K for the year ended December
31, 2023 (filed with the SEC on February 23, 2024)).
In addition, Patrick and LCI are incorporating by reference (a) any documents they may file under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial filing of and prior to the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and (b) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this joint proxy statement/prospectus and prior to the date of the respective special meetings of the Patrick shareholders and the LCI stockholders, provided, however, that Patrick and LCI are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed with the SEC.
You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or certain other information concerning Patrick or LCI, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and contact information of such principal executive offices are listed below.

For Patrick Shareholders:	For LCI Stockholders:
Patrick Industries, Inc. 107 W. Franklin Street Elkhart, Indiana 46516 Attention: Office of the Secretary irrequests@patrickind.com	LCI Industries 3501 County Road 6 East Elkhart, Indiana 46514 Attention: Investor Relations investors@LCI1.com
To obtain timely delivery of these documents before the Patrick special meeting, Patrick shareholders must request the information no later than November 10, 2026 (which is five business days before the date of the Patrick special meeting).
To obtain timely delivery of these documents before the LCI special meeting, LCI stockholders must request the information no later than November 10, 2026 (which is five business days before the date of the
LCI special meeting).
Neither Patrick nor LCI have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference herein in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement. Patrick and LCI take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This joint proxy statement/prospectus is dated October 19,
2026. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to Patrick shareholders or LCI stockholders nor the issuance of shares of Patrick common stock in the merger will create any implication to the contrary.
If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.
A-1

ANNEX A
AGREEMENT AND PLAN OF MERGER
by and among
LCI INDUSTRIES,
PATRICK INDUSTRIES, INC.,
PLANET FIRST MERGER SUB INC.
and
PLANET SECOND MERGER SUB LLC
dated as of June 30, 2026
A-1

A-2

A-3

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2026 (this “Agreement”), by and among LCI Industries, a Delaware corporation (“Lightspeed”), Patrick Industries, Inc., an Indiana corporation
(“Planet”), Planet First Merger Sub Inc., a newly formed Delaware corporation and a direct wholly owned subsidiary of Planet (“First Merger Sub”), and Planet Second Merger Sub LLC, a newly formed Indiana limited liability company and a direct wholly owned subsidiary of Planet (“Second Merger Sub” and, together with Planet and First Merger Sub, the “Planet Parties”).
W I T N E S S E T H:
WHEREAS, in anticipation of the Mergers, Planet, in consultation with Lightspeed, has formed First
Merger Sub and Second Merger Sub;
WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Indiana Business Flexibility
Act (the “IBFA”), (a) First Merger Sub will be merged with and into Lightspeed (the “First Merger”), with
Lightspeed surviving the First Merger as a direct wholly owned subsidiary of Planet (the “Initial Surviving Entity”), and (b) immediately following the First Merger, and as part of the same overall transaction as the First Merger, the
Initial Surviving Entity will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a direct wholly owned subsidiary of Planet (the “Final Surviving Entity”);
WHEREAS, the Board of Directors of Lightspeed (the “Lightspeed Board”) has (a) deemed it advisable and in the best interests of Lightspeed and its stockholders that Lightspeed engage in the Mergers and (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby;
WHEREAS, the Board of Directors of Planet (the “Planet Board”) has (a) deemed (i) the issuance of Planet
Common Stock in connection with the First Merger (the “Share Issuance”) and (ii) the amendment to the Planet
Charter, which amendment shall effect an increase in the number of shares of Planet Common Stock which Planet shall have authority to issue (the “Planet Charter Amendment”), to each be advisable and in the best interests of
Planet and its stockholders and (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby;
WHEREAS, the Board of Directors of First Merger Sub has (a) deemed it advisable and in the best interests of First Merger Sub and its sole stockholder that First Merger Sub engage in the First Merger and (b)
approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby;
WHEREAS, immediately following the execution of this Agreement, Planet, as the sole stockholder of
First Merger Sub, will adopt and approve this Agreement and the transactions contemplated hereby, including the
First Merger;
WHEREAS, Planet, as the sole member of Second Merger Sub, has approved and deemed advisable this
Agreement and the transactions contemplated by this Agreement, including the Second Merger; and
WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the First Merger and the Second
Merger be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of
Section 368(a) of the Code (as defined herein), (ii) Planet, First Merger Sub and Lightspeed each be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury
Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
THE MERGERS
Section 1.1The Mergers.
(a)Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, First Merger Sub shall be merged with and into Lightspeed at the First Effective Time.  As a result of the First Merger and following the First Effective Time, the separate legal existence of First Merger Sub shall cease, and Lightspeed shall continue as the Initial Surviving Entity in the First Merger as a direct wholly owned subsidiary of Planet.
(b)Immediately following the consummation of the First Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the IBFA, the Initial Surviving
Entity shall be merged with and into Second Merger Sub at the Closing Effective Time.  As a result of the Second
Merger and following the Closing Effective Time, the separate legal existence of the Initial Surviving Entity shall cease, and Second Merger Sub shall continue as the Final Surviving Entity in the Second Merger as a direct wholly owned subsidiary of Planet.
Section 1.2Closing.  The closing of the Mergers (the “Closing”) shall take place at 7:45 a.m., New York time, on the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VIII
(other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), by way of electronic exchange of documents, unless another time, date or manner of closing is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).
Section 1.3Effective Times.  Subject to the provisions of this Agreement, as soon as possible on the
Closing Date, the parties shall cause the First Merger to be consummated by Lightspeed and First Merger Sub filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “First Certificate of Merger”) with respect to the First Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL (the time at which the First Merger becomes effective, the “First Effective Time”).  Subject to the provisions of this Agreement, immediately following the First
Effective Time, the parties shall cause the Second Merger to be consummated by the Initial Surviving Entity and
Second Merger Sub (a) filing with the Secretary of State of the State of Delaware a Certificate of Merger (the
“Second Delaware Certificate of Merger”) and (b) filing with the Secretary of State of the State of Indiana Articles of Merger (the “Indiana Articles of Merger” and, together with the Second Delaware Certificate of Merger, the
“Second Merger Filing Documents”) with respect to the Second Merger, duly executed and completed in accordance with the relevant provisions of the DGCL and the IBFA, as applicable, and shall make all other filings or recordings required under the DGCL and the IBFA (the time at which the Second Merger becomes effective, the “Closing
Effective Time”).  The First Merger shall become effective at the time when the First Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or such other time as may be mutually agreed by the parties and specified in the First Certificate of Merger.  The Second Merger shall become effective at the time specified in the Second Merger Filing Documents duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Indiana, as applicable, or such other time as may be mutually agreed by the parties and specified in the Second Merger Filing Documents.
Section 1.4Effects of the Transaction.  The Mergers shall have the effects set forth in the applicable provisions of the DGCL and the IBFA, as applicable, and this Agreement.
Section 1.5Organizational Documents and Subsidiary Arrangements.
(a)Organizational Documents of the Surviving Entities; Directors and Officers.
(i)At the First Effective Time, (A) the Certificate of Incorporation of Lightspeed (as
may be amended or modified, the “Lightspeed Charter”), as in effect immediately prior to the First

Effective Time, shall be amended and restated in its entirety to be identical to the certificate of incorporation of First Merger Sub as in effect immediately prior to the First Effective Time and as amended shall be the certificate of incorporation of the Initial Surviving Entity (the “Initial Certificate of
Incorporation”) until thereafter amended as provided therein or by Applicable Law, except that all references therein to First Merger Sub’s name shall be automatically replaced with references to the Initial
Surviving Entity’s name, (B) the Amended and Restated Bylaws of Lightspeed (as may be amended or modified, the “Lightspeed Bylaws”), as in effect immediately prior to the First Effective Time, shall be amended and restated to read in their entirety to be identical to the bylaws of First Merger Sub, as in effect immediately prior to the First Effective Time, except that all references therein to First Merger Sub’s name shall be automatically replaced with references to the Initial Surviving Entity’s name, and as amended shall be the bylaws of the Initial Surviving Entity (the “Initial Bylaws”) until thereafter amended in accordance with their terms, the certificate of incorporation of the Initial Surviving Entity or Applicable Law, (C) the
directors of First Merger Sub immediately prior to the First Effective Time shall be the initial directors of the Initial Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, and (D) the officers of
Lightspeed immediately prior to the First Effective Time shall be the initial officers of the Initial Surviving
Entity until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
(ii)At the Closing Effective Time, (A) the articles of organization of Second Merger
Sub, as in effect immediately prior to the Closing Effective Time, shall be the articles of organization of the
Final Surviving Entity until thereafter amended as provided therein or by Applicable Law, except that all references therein to Second Merger Sub’s name shall be automatically replaced with references to the
Final Surviving Entity’s name, (B) the limited liability company agreement of Second Merger Sub, as in effect immediately prior to the Closing Effective Time, shall be the limited liability company agreement of the Final Surviving Entity (the “Final LLCA”), except that all references therein to Second Merger Sub’s name shall be automatically replaced with references to the Final Surviving Entity’s name, and as amended shall be the limited liability company agreement of the Final Surviving Entity until thereafter amended in accordance with their terms, the Final LLCA or Applicable Law, (C) the managers of Second Merger Sub immediately prior to the Closing Effective Time, if any, shall be the initial managers of the Final Surviving
Entity until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, and (D) the officers of First Merger Sub immediately prior to the Closing Effective Time shall be the initial officers of the Final Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
(b)Planet Organizational Documents.  On the Closing Date and prior to the First Effective
Time, Planet shall cause the Articles of Incorporation of Planet (as may be amended or modified, the “Planet
Charter”), as in effect immediately prior to the First Effective Time, to be amended and restated to (i) reflect the
Planet Charter Amendment and (ii) reflect those other matters and terms as mutually agreed in good faith by
Lightspeed and Planet prior to the mailing of the Joint Proxy Statement/Prospectus which will reflect the new corporate name for Planet determined under Section 2.6 and the terms included in Section 1.5(b) of the Lightspeed
Disclosure Letter and Section 1.5(b) of the Planet Disclosure Letter (the “Final Charter Amendment”), and Planet
shall cause such Final Charter Amendment to be effective concurrently with the First Effective Time, until thereafter amended or restated in accordance with its terms and Applicable Law.  On the Closing Date and prior to the First
Effective Time, Planet shall cause the Amended and Restated By-laws of Planet (as may be amended or modified, the “Planet Bylaws”), as in effect immediately prior to the Closing Effective Time to be amended and restated to include those matters and terms as mutually agreed in good faith by Lightspeed and Planet prior to the mailing of the
Joint Proxy Statement/Prospectus and which will reflect and include the governance terms set forth in Article II and
Section 1.5(b) of the Lightspeed Disclosure Letter and Section 1.5(b) of the Planet Disclosure Letter (the “Planet
Bylaws Amendment”), until thereafter amended or restated in accordance with its terms and Applicable Law.

ARTICLE II
CERTAIN GOVERNANCE MATTERS
Section 2.1Headquarters.  Following the Closing, Planet shall have its headquarters in Elkhart, Indiana.
Section 2.2Board.
(a)Planet shall take all actions necessary prior to the Closing so that the Planet Board as of the
Closing Effective Time shall be comprised of:
(i)six (6) directors designated by Planet, which shall consist of the two (2) individuals set forth on Section 2.2(a)(i) of the Planet Disclosure Letter (the “Initial Planet Designees”), and four (4)
additional directors designated by Planet from its then current Planet Board prior to Closing, without approval by Lightspeed (the “Additional Planet Designees”, and together with Initial Planet Designees, the
“Planet Designees”); and
(ii)six (6) directors designated by Lightspeed, which shall consist of the one (1)
individual set forth on Section 2.2(a)(ii) of the Lightspeed Disclosure Letter (the “Initial Lightspeed
Designee”) and five (5) additional directors designated by Lightspeed from its then current Lightspeed
Board prior to Closing, without approval by Planet (the “Additional Lightspeed Designees”, and together with the Initial Lightspeed Designee, the “Lightspeed Designees”).
(b)Planet shall take all actions necessary to cause (i) all of the Planet Designees and Lightspeed
Designees to be appointed, elected and approved as directors of the Planet Board effective as of the Closing
Effective Time and (ii) all Planet Board members prior to the Closing not designated as Planet Designees to resign from the Planet Board effective as of the Closing Effective Time.
Section 2.3Chief Executive Officer, Chairman and Vice Chairman.
(a)Subject to Section 2.3(b), Planet shall take all actions necessary to cause, immediately prior to the Closing Effective Time:
(i)Andy Nemeth, the Chief Executive Officer of Planet as of the date of this Agreement
(the “Current Planet CEO”), to continue to serve as the Chief Executive Officer of Planet (provided, that he remains Chief Executive Officer of Planet as of immediately prior to the Closing Effective Time);
(ii)Todd Cleveland (the “Planet Chairperson Designee”) to be appointed to serve as the
Chairman of the Planet Board (provided, that he remains a director of Planet as of immediately prior to the
Closing Effective Time); and
(iii) Johnny Sirpilla to be appointed to serve as the Vice Chairman of the Planet Board
(the “Lightspeed Vice Chairperson Designee”) (provided, that he remains a director of Lightspeed as of immediately prior to the Closing Effective Time).
(b)Notwithstanding Section 2.3(a), in the event that, prior to the Closing Effective Time:
(i)the Current Planet CEO is not then serving as the Chief Executive Officer of Planet or is unwilling or unable to serve as the Chief Executive Officer of Planet at the Closing Effective Time as
a result of death, removal, resignation or any other reason, Planet (acting through the Planet Board) shall designate and determine the individual who will serve as the Chief Executive Officer of Planet at the
Closing Effective Time;
(ii)the Planet Chairperson Designee is not then serving as a director of Planet or is unwilling or unable to serve as the Chairman of the Planet Board at the Closing Effective Time, as a result of death, removal, resignation or any other reason, then the Lightspeed Vice Chairperson Designee shall serve as the Chairman of the Planet Board at the Closing Effective Time, and Planet (acting through the

Planet Board) shall select and designate (after consultation with Lightspeed) an alternative member of the
Planet Board to serve as the Vice Chairman of the Planet Board at the Closing Effective Time;
(iii)the Lightspeed Vice Chairperson Designee is not then serving as a director of
Lightspeed or is unwilling or unable to serve as the Vice Chairman of the Planet Board at the Closing
Effective Time, as a result of death, removal, resignation or any other reason, Lightspeed (acting through the Lightspeed Board) shall be entitled to designate and determine (after consultation with Planet) an alternate member of the Lightspeed Board to serve as the Vice Chairman of the Planet Board at the Closing
Effective Time.
Section 2.4Other Officers and Executive Team.  The Planet Board shall appoint, or cause to be appointed, the individuals set forth on each of Section 2.4 of the Lightspeed Disclosure Letter and Section 2.4 of the
Planet Disclosure Letter to the respective executive leadership positions specified opposite their names effective as of the First Effective Time. Such appointments shall be made in accordance with the Planet Charter, the Planet
Bylaws and Applicable Law, and each such individual shall serve in such position until his or her successor is duly appointed or until his or her earlier death, resignation or removal.
Section 2.5Committees.  Planet shall take all actions necessary to cause, as of the Closing Effective
Time, and in accordance with the Planet Bylaws Amendment, (a) the Planet Board to have the following standing committees: (i) an Audit Committee, (ii) a Compensation Committee, (iii) a Nominating and Governance Committee
and (iv) a Capital Allocation and Strategy Committee (collectively, the “Committees”), (b) each Committee to consist of four (4) directors comprised of two (2) Planet Designees and two (2) Lightspeed Designees (unless a greater number of directors is mutually agreed by the parties), subject to Applicable Law and applicable stock exchange listing standards (including applicable independence requirements) and (c) (i) the chairperson of each of the Audit Committee and the Compensation Committee to be a Planet Designee, and (ii) the chairperson of each of the Capital Allocation and Strategy Committee and the Nominating and Governance Committee to be a Lightspeed
Designee.
Section 2.6Name.  Prior to the Closing, Planet and Lightspeed shall mutually agree upon a new corporate name for Planet, and Planet shall take all actions necessary to cause such new name to become effective concurrently with the Closing and to be set forth in the Final Charter Amendment; provided that the trading symbol of Planet’s common stock on Nasdaq prior to the Closing shall remain the trading symbol of Planet’s common stock following the Closing.
ARTICLE III
EFFECT OF THE MERGERS ON THE CAPITAL OF LIGHTSPEED AND PLANET; EXCHANGE OF
CERTIFICATES
Section 3.1Effect on Capital Stock of Lightspeed and Planet.
(a)First Merger.  As of the First Effective Time, by virtue of the First Merger and without any action on the part of Lightspeed or the Planet Parties or the holders of any securities of Lightspeed or First Merger
Sub:
(i)Lightspeed Common Stock.  Each issued and outstanding share of Lightspeed
Common Stock (other than any share of Lightspeed Common Stock to be canceled pursuant to Section
3.1(a)(ii)) shall be converted into the right to receive 1.2440 fully paid and nonassessable shares of Planet
Common Stock (as may be adjusted pursuant to Section 3.3, the “Exchange Ratio”), together with cash in lieu of fractional shares of Planet Common Stock as specified below, without interest (the “Merger
Consideration”) and subject to any applicable withholding as provided in Section 3.2(i).  As of the First
Effective Time, each holder of a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 3.2.
(ii)Lightspeed Excluded Shares.  Each share of Lightspeed Common Stock held by
Lightspeed, Planet or any of their respective Subsidiaries immediately prior to the First Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii)First Merger Sub.  At the First Effective Time, by virtue of the First Merger and without any action on the part of the parties, each share of common stock, par value $0.01 per share, of
First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Initial Surviving Entity, which shall constitute the only outstanding shares of capital stock of the Initial Surviving Entity immediately following the First Effective Time, and which shares shall be held by Planet as of the First Effective Time.
(b)Second Merger.  As of the Closing Effective Time, by virtue of the Second Merger and without any action on the part of Lightspeed or the Planet Parties or the holder of any securities of the Initial
Surviving Entity or Second Merger Sub, (i) each share of common stock, par value $0.01 per share, of the Initial
Surviving Entity issued and outstanding immediately prior to the Closing Effective Time shall automatically be canceled and shall cease to exist without any conversion thereof or payment therefor and (ii) all membership interests of Second Merger Sub issued and outstanding immediately prior to the Closing Effective Time shall remain issued and outstanding and shall represent membership interests of the Final Surviving Entity, which shall constitute the only outstanding units of the Final Surviving Entity immediately following the Closing Effective Time.
(c)Treatment of Lightspeed Equity Awards.
(i)Each Lightspeed RSU Award, whether vested or unvested, that is outstanding as of immediately prior to the First Effective Time shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Lightspeed Common Stock and shall be converted into a number of restricted stock units denominated in Planet Common Stock (each, an “Assumed RSU Award”).  The number of shares of Planet
Common Stock subject to each such Assumed RSU Award shall equal the product (rounded up to the nearest whole number) of (A) the number of shares of Lightspeed Common Stock subject to such
Lightspeed RSU Award as of immediately prior to the First Effective Time and (B) the Exchange Ratio.
Except as specifically provided above, following the First Effective Time, each such Assumed RSU Award shall continue to be governed by the same terms and conditions (including vesting conditions and forfeiture terms and terms relating to dividends or dividend equivalent rights) as were applicable to the corresponding
Lightspeed RSU Award as of immediately prior to the First Effective Time; provided, that any amounts relating to dividends or dividend equivalent rights granted in respect of a Lightspeed RSU Award that are accrued or credited and unpaid as of the First Effective Time, if any, shall carry over and be paid if and when required by, and in accordance with the terms and conditions that were applicable to, such Lightspeed
RSU Award as of immediately prior to the First Effective Time.
(ii)Each Lightspeed PSU Award, whether vested or unvested, that is outstanding as of immediately prior to the First Effective Time shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Lightspeed Common Stock and shall be converted into an Assumed RSU Award.  The number of shares of Planet Common Stock subject to each such Assumed RSU Award shall equal the product
(rounded up to the nearest whole number) of (A) the number of shares of Lightspeed Common Stock subject to such Lightspeed PSU Award, as determined in accordance with the immediately following sentence and (B) the Exchange Ratio.  For purposes of the immediately preceding sentence, the number of shares of Lightspeed Common Stock subject to each Lightspeed PSU Award shall be determined based on the greater of (i) target performance and (ii) actual performance through the First Effective Time extrapolated through the end of the applicable performance period, as reasonably determined by the
Lightspeed Board or the appropriate committee thereof.  Except as specifically provided above, following the First Effective Time, each such Assumed RSU Award shall continue to be governed by the same terms and conditions (including vesting conditions and forfeiture terms and terms relating to dividends or dividend equivalent rights) as were applicable to the corresponding Lightspeed PSU Award as of immediately prior to the First Effective Time; provided, that as of the First Effective Time, the performance-vesting conditions shall no longer apply and each Assumed RSU Award shall be subject solely to service-based vesting, and, for the avoidance of doubt, with respect to any Assumed RSU Awards for which the corresponding Lightspeed PSU Award was outstanding as of the date of this Agreement, shall not be subject to pro-ration upon a Qualifying Termination (as defined below); provided, further, that any amounts relating to dividends or dividend equivalent rights granted in respect of a Lightspeed PSU Award that are accrued or credited and unpaid as of the First Effective Time, if any, shall carry over and be paid if and when required by and in accordance with the terms and conditions that were applicable to such
Lightspeed PSU Award as of immediately prior to the First Effective Time.
(iii)Each Cash-Settled Lightspeed Deferred Stock Unit, whether vested or unvested, that is outstanding as of immediately prior to the First Effective Time shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, be cancelled and entitle the holder of such Cash-Settled Lightspeed Deferred Stock Unit to receive (without interest), as soon as reasonably practicable after the First Effective Time (but in any event no later than ten (10) Business Days after the
First Effective Time), (A) a cash payment equal to the product of (I) the number of shares of Lightspeed
Common Stock underlying such Cash-Settled Lightspeed Deferred Stock Unit as of immediately prior to the First Effective Time and (II) the closing price of a share of Lightspeed Common Stock on the New
York Stock Exchange (“NYSE”) as reported by Bloomberg L.P. on the last trading day immediately prior to the Closing Date, plus (B) any amounts relating to dividend or dividend equivalent rights granted in respect of such Cash-Settled Lightspeed Deferred Stock Unit that are accrued or credited and unpaid as of the First Effective Time, if any; less applicable Taxes required to be withheld with respect thereto;
provided, that any Cash-Settled Lightspeed Deferred Stock Unit that is not permitted to be settled (inclusive of any amounts relating to accrued or credited but unpaid dividends or dividend equivalent rights associated therewith) under this Section 3.1(c)(iii) at the First Effective Time, without triggering a Tax or penalty under Section 409A of the Code, shall instead be settled at the earliest time permitted under the Lightspeed
Equity Plans and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(iv)Prior to the First Effective Time, the Lightspeed Board or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Lightspeed RSU Awards, Lightspeed PSU
Awards and Cash-Settled Lightspeed Deferred Stock Units (collectively, the “Lightspeed Equity Awards”)
as contemplated by this Section 3.1(c).  As soon as practicable after the Closing Effective Time, Planet shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of Planet Common Stock necessary to fulfill Planet’s obligations under this Section 3.1(c).
(v)Planet shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Planet Common Stock for delivery with respect to the Lightspeed Equity Awards assumed by it in accordance with this Section 3.1(c).
(vi)Lightspeed shall take all actions necessary to cause the treatment of the Lightspeed
Equity Awards to be effected in accordance with this Section 3.1(c), including taking all actions necessary under the Lightspeed Equity Plans and the applicable award agreements.
(d)Treatment of Planet Equity Awards.
(i)Planet shall take all actions necessary to cause each Planet Option, whether vested or unvested, that is outstanding as of immediately prior to the First Effective Time to remain outstanding following the First Effective Time and to continue to be governed by the same terms and conditions
(including vesting conditions and forfeiture and exercisability terms) as were applicable to the corresponding Planet Option immediately prior to the First Effective Time; provided, that each Planet
Option shall be eligible to vest upon a termination of employment without Cause (as defined in the underlying Planet Equity Award agreement) or for Good Reason (as defined in the underlying Lightspeed award agreement) that occurs, in each case, within the twenty-four (24) months immediately following the
First Effective Time (each such termination, a “Qualifying Termination”).

(ii)Planet shall take all actions necessary to cause each Planet Restricted Share that is outstanding as of immediately prior to the First Effective Time to remain outstanding following the First
Effective Time and to continue to be governed by the same terms and conditions (including vesting conditions and forfeiture terms and terms relating to dividends or dividend equivalent rights) as were applicable to the corresponding Planet Restricted Share as of immediately prior to the First Effective Time;
provided, that the Planet Restricted Shares shall be eligible to vest upon a Qualifying Termination.
(iii)Planet shall take all actions necessary to cause each Planet Performance Share that is outstanding as of immediately prior to the First Effective Time to remain outstanding following the First
Effective Time, and each such Planet Performance Share shall continue to be governed by the same terms and conditions (including vesting conditions and forfeiture terms and terms relating to dividends or dividend equivalent rights) as were applicable to the corresponding Planet Performance Share as of immediately prior to the First Effective Time; provided, that as of the First Effective Time, the performance-vesting conditions shall be deemed achieved at the greater of (i) target performance and (ii)
actual performance through the First Effective Time extrapolated through the end of the applicable performance period, as reasonably determined by the Planet Board or the appropriate committee thereof, and each such Planet Performance Share shall be subject solely to service-based vesting following the First
Effective Time; provided, further, that the Planet Performance Shares shall be eligible to vest (without pro-
ration) upon a Qualifying Termination.
(iv)Planet shall take all actions necessary to cause each Planet SAR, whether vested or unvested, that is outstanding as of immediately prior to the First Effective Time to remain outstanding following the First Effective Time and to continue to be governed by the same terms and conditions
(including vesting conditions and forfeiture and exercisability terms) as were applicable to the corresponding Planet SAR as of immediately prior to the First Effective Time; provided, that the Planet
SARs shall be eligible to vest upon a Qualifying Termination.
(v)Prior to the First Effective Time, the Planet Board or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Planet Options, Planet Restricted Shares,
Planet Performance Shares and Planet SARs (collectively, the “Planet Equity Awards”), as contemplated by this Section 3.1(d) (including determining that a Change of Control (as defined under the Planet Equity
Plan and applicable award agreements) has not occurred).
(e)No Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available to holders of shares of Lightspeed Common Stock or shares of Planet Common Stock in connection with the Mergers.
Section 3.2Exchange of Shares and Certificates.
(a)Exchange Agent.  Prior to the First Effective Time, Lightspeed and Planet shall mutually designate a bank, trust company or nationally recognized stockholder services provider (the “Exchange Agent”) for the purpose of exchanging, pursuant to an agreement in form and substance reasonably satisfactory to Lightspeed and Planet and in accordance with this Article III, Certificates and Book-Entry Shares for the Merger Consideration.
In addition, at or prior to the Closing, Planet shall (i) deposit or cause to be deposited or made available with the
Exchange Agent for the benefit of the holders of shares of Lightspeed Common Stock evidence of shares of Planet
Common Stock representing the aggregate amount of shares of Planet Common Stock sufficient to deliver the
Merger Consideration payable in the form of shares of Planet Common Stock and (ii) when and as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.2(e) (such shares and cash, together with any dividends or distributions with respect thereto, hereinafter, the “Exchange Fund”).  The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 3.1 out of the Exchange Fund.
(b)Exchange Procedures.
(i)With respect to holders of record of certificates that represented outstanding shares of Lightspeed Common Stock (a “Certificate”) immediately prior to the First Effective Time, Planet shall cause the Exchange Agent to, as promptly as practicable after the Closing, mail to each holder of record of a Certificate whose shares were converted into the right to receive Merger Consideration (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as may be mutually agreed by Planet and Lightspeed) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Planet, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor that number of whole shares of Planet Common Stock and cash in lieu of fractional shares of Planet Common Stock, as applicable, that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled.
(ii)With respect to holders of record (other than DTC) of outstanding shares in book-
entry form of Lightspeed Common Stock (a “Book-Entry Share”) immediately prior to the First Effective
Time, Planet shall cause the Exchange Agent to, as promptly as practicable after the Closing, mail to each holder of record of a Book-Entry Share (other than DTC) (A) a statement reflecting the number of whole shares of Planet Common Stock that such holder is entitled to receive in the name of such holder of record and (B) a check in the amount (after giving effect to any required Tax withholdings as provided in Section
3.2(i)) of any cash in lieu of fractional shares in accordance with Section 3.2(e).
(iii)With respect to Book-Entry Shares held through DTC, Planet shall cause the
Exchange Agent to establish procedures with DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable on or after the Closing, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger
Consideration (including any cash in lieu of fractional shares in accordance with Section 3.2(e)).
(iv)Until surrendered as contemplated by this Section 3.2, each Certificate or Book-
Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive upon such surrender the Merger Consideration.  No interest shall be paid or shall accrue for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of
Certificates or Book-Entry Shares.
(c)Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Planet Common Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any shares of Planet Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e)
or Section 3.2(f), in each case until the surrender of such Certificate or Book-Entry Share in accordance with this
Article III.  Subject to the effect of Applicable Laws, following surrender of any such Certificate or Book-Entry
Share, there shall be paid to the holder of shares of Planet Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Planet
Common Stock to which such holder is entitled pursuant to Section 3.2(e) or Section 3.2(f) and the amount of dividends or other distributions with a record date after the First Effective Time theretofore payable with respect to such shares of Planet Common Stock and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the First Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Planet Common Stock.
(d)No Further Ownership Rights in Lightspeed Common Stock.  All shares of Planet Common
Stock issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to shares of
Lightspeed Common Stock theretofore represented by such Certificates or Book-Entry Shares, subject, however, to the obligation of Planet to pay any dividends or make any other distributions with a record date prior to the First
Effective Time that may have been declared or made by Lightspeed on such shares of Lightspeed Common Stock in accordance with the terms of this Agreement and that remain unpaid at the First Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Initial Surviving Entity of the shares of
Lightspeed Common Stock that were outstanding immediately prior to the First Effective Time.  If, after the First
Effective Time, Certificates are presented to Planet or the Exchange Agent for any reason, or, in the case of Book-

Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.
(e)Fractional Shares.
(i)No certificates representing fractional shares of Planet Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Planet.
(ii)Notwithstanding any other provision of this Agreement, each holder of Lightspeed
Common Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of Planet Common Stock (after taking into account all Certificates, delivered by such holder and, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the volume-weighted average trading price for Planet Common Stock on The Nasdaq
Stock Market LLC (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Lightspeed and Planet) on each of the five (5) consecutive trading days ending on (and including) the last trading day immediately prior to the Closing Date, rounded to the nearest cent (with 0.5 of a cent being rounded upward).  The payment of cash in lieu of fractional shares of
Planet Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.
(iii)As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the
Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this
Section 3.2(e).
(f)Return of Merger Consideration.  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.2(a) that remains undistributed to the holders of the Certificates or
Book-Entry Shares for nine (9) months after the Closing Effective Time shall be delivered to Planet, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter be entitled to look only to Planet for payment of their claim for any shares of Planet Common Stock, any cash in lieu of fractional shares of Planet Common Stock and any dividends or distributions with respect to
Planet Common Stock.
(g)No Liability.  None of Lightspeed, Planet, the Initial Surviving Entity, the Final Surviving
Entity, First Merger Sub, Second Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificate or Book-Entry Share has not been surrendered prior to seven (7) years after the Closing Effective Time, or immediately prior to such earlier date on which any cash, any shares of Planet
Common Stock, any cash in lieu of fractional shares of Planet Common Stock or any dividends or distributions with respect to Planet Common Stock in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such
Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of Planet, free and clear of all claims or interests of any Person previously entitled thereto.
(h)Investment of Merger Consideration.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Planet, provided, that no losses on such investments shall affect the cash payable to former holders of Lightspeed Common Stock pursuant to this Article III.  Any interest and other income resulting from such investments shall be paid to Planet.
(i)Withholding Rights.  Each of Lightspeed, Planet, the Initial Surviving Entity, the Final
Surviving Entity, First Merger Sub, Second Merger Sub, and the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this
Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under Applicable Law.  Any amounts so deducted and withheld (a) shall be timely paid over to the appropriate

Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(j)Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Planet or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Planet or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed
Certificate, the Merger Consideration with respect to the Lightspeed Common Stock formerly represented thereby, any cash in lieu of fractional shares of Planet Common Stock, any cash in respect of unpaid dividends and distributions on shares of Planet Common Stock deliverable in respect thereof, pursuant to this Agreement.
Section 3.3Certain Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the execution of this Agreement and the First Effective Time, any change in the number or type of outstanding shares of Lightspeed Common Stock or shares of Planet Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination, consolidation, reorganization or readjustment (or other similar transaction) of shares or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.3 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this
Agreement.
Section 3.4Further Assurances.  At and after the Closing Effective Time, the officers and directors or managers, as applicable, of Planet shall be authorized to execute and deliver, in the name and on behalf of
Lightspeed, First Merger Sub, Second Merger Sub, the Initial Surviving Entity and the Final Surviving Entity, any
deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf thereof, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Planet, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Planet as a result of, or in connection with, the Mergers.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PLANET
Except as set forth in any Planet SEC Document filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the “Planet Filed SEC Documents”) and filed with the Securities and
Exchange Commission (the “SEC”) since January 1, 2024 (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Planet to Lightspeed prior to the date of this Agreement
(the “Planet Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Planet represents and warrants to Lightspeed as follows:
Section 4.1Organization, Standing and Corporate Power.  Each of Planet and its Subsidiaries is a
corporation, limited liability company or other legal entity duly organized, validly existing and in good standing
(with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate, limited liability company or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet.  Each of Planet and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material
Adverse Effect on Planet.  Planet has delivered to or made available to Lightspeed prior to the date of this
Agreement true and complete copies of the Planet Charter and Planet Bylaws, each of which are in full force and effect.
Section 4.2Corporate Authority; Non-contravention.
(a)Each of the Planet Parties has all requisite corporate or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by each Planet Party, the performance by each Planet Party of its obligations hereunder and the consummation by each Planet Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each Planet Party, subject (i) in the case of the Share Issuance, to the receipt of Planet Share Issuance
Approval, (ii) in the case of the Final Charter Amendment, to the receipt of the Planet Charter Approval and, other than with respect to the Planet Charter Amendment, the approval of the Planet Board and (iii) in the case of the First
Merger, to the approval of this Agreement by the sole stockholder of First Merger Sub (which approval shall occur immediately following the execution of this Agreement).  The Planet Board (at a meeting duly called and held) has
(w) approved and declared advisable the Share Issuance, the Planet Charter Amendment and this Agreement and the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions set forth in this Agreement, (x) determined that the Share Issuance, the Planet Charter Amendment and this Agreement and the transactions contemplated by this Agreement, including the Mergers, are in the best interests of, Planet and the stockholders of Planet, (y) resolved to recommend the approval of the Share Issuance and the Planet Charter
Amendment to the stockholders of Planet, on the terms and subject to the conditions set forth in this Agreement, and
(z) directed that the Share Issuance and the Planet Charter Amendment be submitted to the stockholders of Planet for approval at the Planet Stockholders Meeting, and, except to the extent expressly permitted pursuant to Section 6.2(a)
and Section 6.2(b), such resolutions have not been rescinded, modified or withdrawn in any way.  The board of directors of First Merger Sub has adopted resolutions (A) determining that this Agreement and the transactions contemplated by this Agreement, including the First Merger, are advisable and in the best interests of First Merger
Sub and its sole stockholder, (B) adopting and approving this Agreement and the transactions contemplated by this
Agreement, including the First Merger, and (C) recommending that the sole stockholder of First Merger Sub adopt this Agreement and approve the First Merger and submitting this Agreement to the sole stockholder of First Merger
Sub for approval and adoption and such resolutions have not been rescinded, modified or withdrawn in any way.
Planet, as the sole member of Second Merger Sub, has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Second Merger, and such approval has not been amended or withdrawn.  This Agreement has been duly executed and delivered by each Planet Party and, assuming the due authorization, execution and delivery of this Agreement by Lightspeed, constitutes the legal, valid and binding obligation of each Planet Party, enforceable against each Planet Party in accordance with its terms, except that (I) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (II) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).
(b)The execution and delivery by each Planet Party of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by each Planet Party shall not, assuming that the Planet Stockholder Approval is obtained, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any mortgage, deed of trust, pledge, claim, lien, charge, encumbrance, option, hypothecation, restriction or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of any Planet Party or any of
Planet’s Subsidiaries, under (A) the Planet Charter or the Planet Bylaws or the comparable organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which any Planet
Party or any of Planet’s Subsidiaries is a party or by which any Planet Party, any of Planet’s Subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.2(c) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any
Planet Party or any of Planet’s Subsidiaries or their respective properties or assets, other than, in the case of clauses
(B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Planet or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.
(c)No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority or any arbitral body (public or private), (a “Governmental Entity”) is required by or with respect to any Planet Party or any of Planet’s Subsidiaries in connection with the execution and delivery of this
Agreement by any Planet Party, the performance by any Planet Party of its obligations hereunder or the consummation by any Planet Party of the transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”); (ii) compliance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing with the SEC of (A) the registration statement on Form S-4 to be filed with the SEC by Planet
(as amended and supplemented from time to time, the “Form S-4”) in connection with the Share Issuance, which
Form S-4 shall include the joint proxy statement relating to the Planet Stockholders Meeting and the Lightspeed
Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) and (B)
such reports and other filings under, and such other compliance with, the Securities Act and/or the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of the Proxy Statement/Prospectus in definitive form, (iv) the filing of the First Certificate of Merger and the
Second Merger Filing Documents with the Secretary of State of the State of Delaware and the Secretary of State of
the State of Indiana, in each case, as applicable, and the filing of the Planet Charter Amendment and the Final
Charter Amendment with the Secretary of State of the State of Indiana; (v) such filings with, notices to, and approvals of, Nasdaq to permit the consummation of the Mergers and the shares of Planet Common Stock that are to be issued as Merger Consideration to be listed on Nasdaq; and (vi) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Planet or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.
Section 4.3Capital Structure.
(a)As of the date of this Agreement, the authorized capital stock of Planet consists of
60,000,000 shares of Planet Common Stock and 1,000,000 shares of preferred stock, without par value (the “Planet
Preferred Stock”).  At the close of business on June 26, 2026 (the “Measurement Date”), (i) 33,156,842 shares of
Planet Common Stock (inclusive of 258,977 Planet Restricted Shares and 773,044 Planet Performance Shares,
assuming satisfaction of any performance vesting conditions at maximum levels, with only 386,522 Planet
Performance Shares eligible to vest assuming satisfaction of any performance vesting conditions at target levels), in each case, issued pursuant to the Planet Equity Plans) were issued and outstanding , (ii) no shares of Planet Common
Stock were held by Planet in its treasury, (iii) no shares of Planet Preferred Stock were issued and outstanding, (iv)
1,445,425 shares of Planet Common Stock were reserved and available for issuance pursuant to the Planet Equity
Plan, of which: (A) 302,348 shares of Planet Common Stock were underlying Planet Options and (B) 277,970 shares of Planet Common Stock were underlying Planet SARs, (iv) no shares of Planet Common Stock were reserved for future issuance upon exercise of the Planet Convertible Note Warrants, and (v) $258,701,000 in aggregate principal amount was outstanding under the Existing Planet Convertible Notes, with a Conversion Rate (as defined in the
Existing Planet Convertible Notes Indenture) equal to 15.4318 shares of Planet Common Stock per each $1,000 of principal.  All Planet Options were granted with an exercise price that was equal to or greater than the fair market value of a share of Planet Common Stock on the grant date and have been otherwise granted and maintained in accordance with Section 409A of the Code.
(b)All outstanding shares of capital stock of Planet are, and all shares of capital stock of Planet that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights.  All of the issued and outstanding shares of Planet Common Stock were issued in compliance with all Applicable Laws concerning the issuance of securities.  Except (i) as set forth in this Section 4.3, (ii) for changes since the Measurement Date resulting from the issuance or repurchase of shares of Planet Common Stock pursuant to the settlement or exercise of Planet Equity Awards outstanding as of the Measurement Date in accordance with the terms of the Planet Equity
Plan and any related award agreements, (iii) as expressly permitted by Section 6.1(a)(ii) or Section 6.1(a)(x) or (iv)
pursuant to a share repurchase program under which Planet may repurchase Planet Common Stock, there are no (A)
issued or outstanding Equity Securities of Planet, (B) outstanding obligations of Planet or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Planet or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of Planet other than the Existing Planet Convertible Notes and the
Planet Convertible Note Warrants or (C) bonds, debentures, notes or other indebtedness of Planet the holders of which have the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders of Planet may vote other than the Existing Planet Convertible
Notes.
(c)There are no voting trusts or other agreements or understandings to which Planet or any of its Subsidiaries is a party with respect to the voting of the Equity Securities of Planet or its Subsidiaries.  Neither
Planet nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its Equity Securities that are in effect other than the Existing
Planet Convertible Notes.
Section 4.4Subsidiaries.
(a)Section 4.4(a) of the Planet Disclosure Letter sets forth, as of the date of this Agreement, (i)
each of Planet’s Subsidiaries and the ownership of each such Subsidiary, and (ii) Planet’s or its Subsidiaries’ capital stock, equity interest or other direct and indirect ownership interest in any other Person.  Section 4.4(a) of the Planet
Disclosure Letter includes all “Significant Subsidiaries” (as defined in Rule 1-02 of Regulation S-X of the SEC) of
Planet as of the date of this Agreement.  All outstanding Equity Securities of each Subsidiary of Planet have been validly issued and are fully paid and nonassessable and, except as set forth on Section 4.4(a) of the Planet Disclosure
Letter, are owned directly or indirectly by Planet, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such Equity Securities, except for
Permitted Liens.  No shares of capital stock of Planet are held by any Subsidiary of Planet.
(b)There are no outstanding (i) Equity Securities of Planet or any of its Subsidiaries convertible into or exchangeable or exercisable for Equity Securities in any of its Subsidiaries, (ii) warrants, calls, options or other rights to acquire from Planet or any of its Subsidiaries, or any obligation of Planet or any of its Subsidiaries to issue, any Equity Securities in any Subsidiary of Planet or (iii) obligations of Planet or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Subsidiaries of Planet or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities.
Section 4.5SEC Documents; Financial Statements; Undisclosed Liabilities.
(a)Planet and its Subsidiaries have filed or furnished all reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) required to be filed by it with the SEC since January 1, 2025 (the “Planet SEC Documents”).  As of their respective dates, the
Planet SEC Documents complied (or, if amended or superseded by a subsequent filing prior to the date of this
Agreement, on the date of such amended or superseding filing), in all material respects with the requirements of the
Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Planet SEC
Documents, and none of the Planet SEC Documents when filed and at their respective effective times, if applicable,

contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements included or incorporated by reference in any Planet SEC Documents.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Planet SEC Documents, and, to the Knowledge of Planet, none of the Planet SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.
(b)The consolidated financial statements (including all related notes and schedules) of Planet and its Subsidiaries included in the Planet SEC Documents (the “Planet Financial Statements”) were prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of
Planet and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).
(c)Except (i) as reflected or reserved against in Planet’s audited balance sheet as of December
31, 2025 (or the notes thereto) as included in the Planet Filed SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business since December 31, 2025 and (iii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Planet nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Planet and its Subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Planet.
(d)Planet maintains a system of “internal control over financial reporting” (as defined in Rules
13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied,
(ii) that transactions are executed only in accordance with the authorization of management and regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Planet’s properties or assets.  Since January
1, 2025, none of Planet, Planet’s independent accountants, the Planet Board or its audit committee has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of
Planet, (B) “material weakness” in the internal controls over financial reporting of Planet or (C) fraud, whether or not material, that involves management or other employees of Planet who have a significant role in the internal controls over financial reporting of Planet.
(e)The “disclosure controls and procedures” (as defined in Rules 13a‑15(e) and 15d-15(e) of the Exchange Act) utilized by Planet are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Planet in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of
Planet, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Planet to make the certifications required under the Exchange Act with respect to such reports.
(f)Neither Planet nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Planet and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation
S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Planet or any of its Subsidiaries in Planet’s or such
Subsidiary’s published financial statements or other Planet SEC Documents.

Section 4.6Information Supplied.  None of the information supplied or to be supplied by Planet specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement/Prospectus will, at the date it is first mailed to
Planet’s stockholders or Lightspeed’s stockholders or at the time of the Planet Stockholders Meeting or the
Lightspeed Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Planet with respect to statements made or incorporated by reference therein based on information supplied by Lightspeed specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus.  Notwithstanding the foregoing provisions of this Section 4.6, no representation or warranty is made by Planet with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not specifically supplied by or on behalf of Planet.
Section 4.7Absence of Certain Changes or Events.
(a)From January 1, 2026 through the date of this Agreement, other than with respect to the transactions contemplated hereby, the businesses of Planet and its Subsidiaries have been conducted in all material respects in the ordinary course of business.
(b)From January 1, 2026 through the date of this Agreement, there have been no facts, circumstances, effects, changes, events or developments (“Effects”) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Planet.
Section 4.8Compliance with Applicable Laws; Outstanding Orders.
(a)Planet and its Subsidiaries hold all permits, licenses, certificates, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Planet and its Subsidiaries (the “Planet Permits”), except where the failure to have any such Planet Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet.
Planet and its Subsidiaries are in, and since January 1, 2025 have been in, compliance with the terms of the Planet
Permits and all applicable laws, acts, codes, statutes, rules, ordinances, regulations, policies or guidelines promulgated, or judgments, rulings, awards, decisions, injunctions, decrees, writs or orders entered by any
Governmental Entity (collectively, “Applicable Laws”) relating to Planet and its Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Planet Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet.
(b)Neither Planet nor any of its Subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on
Planet or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby.
Section 4.9Litigation.  As of the date hereof, there is no, and since January 1, 2025 there has been no, action, suit, investigation, claim, charge, complaint, audit, inquiry, arbitration or proceeding (each, an “Action”)
pending against or, to the Knowledge of Planet, threatened against or affecting Planet or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any
Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to (a) have a
Material Adverse Effect on Planet or (b) prevent or materially delay the consummation of any of the transactions contemplated hereby.
Section 4.10Benefit Plans.
(a)With respect to each material Planet Benefit Plan, Planet has made available to Lightspeed complete and accurate copies of the following documents, to the extent applicable: (i) such Planet Benefit Plan document (or, with respect to any such arrangement that is not in writing, a written description of the material terms thereof), including any amendment thereto, and to the extent applicable, the most recent summary plan description thereof, (ii) each trust, insurance, annuity or other funding arrangement, and all amendments related thereto, (iii) the two (2) most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the two (2) most recent Forms 5500 and all related schedules required to be filed with the Internal
Revenue Service (“IRS”) with respect thereto, (v) the most recently received IRS determination letter or opinion letter and (vi) all material or non-routine correspondence with a Governmental Entity since January 1, 2025.  With respect to each material Planet Benefit Plan primarily providing benefits to employees located outside the United
States, Planet has made available to Lightspeed an accurate and complete copy of the current Planet Benefit Plan document or a summary of such Planet Benefit Plan’s material terms.
(b)Except as, individually or in the aggregate, would not reasonably be expected to have a
Material Adverse Effect on Planet, (i) each of the Planet Benefit Plans has been established, operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (ii) no Planet Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Planet or its
Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the
Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state or foreign law; (iii) all required contributions or other amounts payable by Planet or its Subsidiaries as of the Closing
Effective Time pursuant to each Planet Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP; (iv) neither Planet nor any of its
Subsidiaries has engaged in a breach of fiduciary duty (as determined under ERISA) or a non-exempt prohibited transaction in connection with which Planet or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Sections 409 or 502 of ERISA or a Tax imposed pursuant to Sections 4975 or 4976 of the Code; (v)
neither Planet nor any of its Subsidiaries has liability under Sections 4980D, 4980H, 6721 or 6722 of the Code; and
(vi) there are no pending, or to the Knowledge of Planet, threatened or anticipated claims, Actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Planet Benefit Plans, any trusts related thereto, the applicable plan sponsor or administrator, or against any fiduciary of any Planet Benefit Plan with respect to the operation thereof.
(c)Each of the Planet Benefit Plans intended to be “qualified” within the meaning of Section
401(a) of the Code, has received a favorable determination letter or opinion letter as to its qualification or may rely upon a current advisory letter from the IRS and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.
(d)Neither Planet nor any of its Subsidiaries maintains, sponsors or contributes to or has any liability, including on account of an ERISA Affiliate, nor has since January 1, 2025 maintained, sponsored or contributed to, or had any liability with respect to (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or
Section 412 or 4971 of the Code, (ii) a Multiemployer Plan, (iii) a Multiple Employer Plan or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(e)Section 4.10(e) of the Planet Disclosure Letter sets forth each Planet Benefit Plan that is subject to Section 302 or Title IV or Sections 412, 430 or 4971 of the Code (each, a “Planet Title IV Plan”).  With respect to each Planet Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet, (i) no reportable event (within the meaning of Section 4043 of ERISA) has occurred within the last three (3) years, or is expected to occur, whether as a result of the transactions contemplated by this Agreement or otherwise, (ii) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted, (iii) all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to
Section 4007 of ERISA have been timely paid, (iv) with respect to each Planet Title IV Plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with, (v) no Planet Title IV Plan has been or is considered to be in “at risk” status under Section 430 of the Code or has been required to apply any of the funding-
based limitations under Section 436 of the Code, (vi) there has been no event described in Section 4062(e) of
ERISA, and the transactions contemplated by this Agreement will not result in any event described in

Section 4062(e) of ERISA, (vii) no event has occurred or circumstances exist that could result in a liability under or with respect to Section 4069 of ERISA, and (viii) no notice of intent to terminate any Planet Title IV Plan has been filed and no amendment to treat a Planet Title IV Plan as terminated has been adopted and no proceeding has been commenced by the PBGC to terminate any Planet Title IV Plan.
(f)Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event)
will (i) cause or result in any payment (including severance, unemployment compensation, an “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director, employee or individual service provider of Planet or its Subsidiaries under any
Planet Benefit Plan, (ii) increase any compensation or benefits otherwise payable or due under any Planet Benefit
Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits.
(g)No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Planet or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section
4999 of the Code or any Taxes required by Section 409A of the Code. No Planet Benefit Plan provides for payments or benefits in connection with the transactions contemplated by this Agreement that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any amount that would result in a loss of Tax deductions pursuant to Section 280G of the Code.
(h)Except as, individually or in the aggregate, would not reasonably be expected to have a
Material Adverse Effect on Planet, all Planet Benefit Plans subject to the laws of any jurisdiction outside of the
United States (i) have been maintained in accordance with its terms, Applicable Laws and all other applicable requirements, (ii) that are intended to qualify for special Tax treatment meet all requirements for such treatment, (iii)
that are intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) if required to be registered, has been registered and has been maintained in good standing with applicable regulatory authorities.  No Planet Benefit Plan subject to the laws of any jurisdiction outside of the United States is a “defined benefit plan” (as defined in ERISA, whether or not subject to
ERISA).  All material contributions required to have been made by Planet or its Subsidiaries to any plan required to be maintained or contributed to under Applicable Law that is maintained by a Governmental Entity have been timely made in all material respects.
Section 4.11Labor and Employment Matters.
(a)Except as, individually or in the aggregate, would not reasonably be expected to have a
Material Adverse Effect on Planet, (i) neither Planet nor any of its Subsidiaries has received written notice since
January 1, 2025 of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety, insurance/workers compensation or immigration laws to conduct an investigation of Planet or any of its Subsidiaries and, to the Knowledge of Planet, no such investigation is in progress, and (ii) no judgment, order, injunction, ruling, award, writ, consent decree, conciliation agreement, or arbitration award imposes continuing remedial obligations or otherwise limits or affects Planet’s or its Subsidiaries’
ability to manage their employees, service providers, or job applicants.
(b)(i) No labor union, works council, labor organization or group of employees of Planet or any of its Subsidiaries (“Planet Labor Organization”) has since January 1, 2025 made a demand for recognition and there are no, and since January 1, 2025 there have been no, representation proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of Planet, threatened to be brought or filed, with the
National Labor Relations Board or other labor relations tribunal; (ii) to the Knowledge of Planet, there is no (and has not been in the last three (3) years) union organizing effort pending or threatened against Planet or any of its
Subsidiaries; (iii) there is no (and has not been in the last three (3) years any) unfair labor practice, material labor dispute or material labor grievance or arbitration proceeding pending or, to the Knowledge of Planet, threatened against Planet or any of its Subsidiaries; and (iv) there is no (and has not been since January 1, 2025 any) organized labor strike, lockout, slowdown, or work stoppage in effect or, to the Knowledge of Planet, threatened, with respect to any employees of Planet or any of its Subsidiaries.

(c)Except as, individually or in the aggregate, would not reasonably be expected to have a
Material Adverse Effect on Planet, within the past six months: (i) there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1998 or any similar Applicable
Law (the “WARN Act”)) with respect to Planet or its Subsidiaries; and (ii) Planet and its Subsidiaries have not engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act.  To the Knowledge of Planet, neither Planet nor any of its Subsidiaries has, or is reasonably expected to have, any material outstanding liabilities under the WARN Act.
(d)Except as, individually or in the aggregate, would not reasonably be expected to have a
Material Adverse Effect on Planet, Planet and each of its Subsidiaries is in, and since January 1, 2025 has been in, compliance with all Applicable Laws respecting labor, employment, employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including all Applicable Laws respecting classification of exempt and non-exempt employees and service providers as employees and independent contractors, non-discrimination, harassment, retaliation, whistleblowing, classification of exempt and non-exempt employees, immigration (including completion of Forms I-9 for U.S. employees and proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN
Act), child labor, workers’ compensation, labor relations, employee leave issues, pay transparency, employee trainings and notices, automated employment decision tools and other artificial intelligence, and unemployment insurance).
(e)Section 4.11(e) of the Planet Disclosure Letter sets forth all Planet Labor Agreements.
Other than as set forth in Section 4.11(e) of the Planet Disclosure Letter, there are no Planet Labor Agreements that pertain to any of the employees of Planet or any of its Subsidiaries, and none are currently being negotiated; and no employees of Planet or any of its Subsidiaries are represented by any labor union, labor organization, works council, employee representative or group of employees with respect to their employment with Planet or any of its
Subsidiaries.  True and complete copies of all U.S. Planet Labor Agreements listed in Section 4.11(e) of the Planet
Disclosure Letter have been made available to Lightspeed prior to the date of this Agreement.  Neither Planet nor any of its Subsidiaries is subject to any pre-signing or pre-Closing obligation to inform, provide notice to, consult, bargain with, or obtain the consent of any Planet Labor Organization in connection with this Agreement and the arrangements proposed in this Agreement or the Closing (whether under Applicable Law or any written Planet
Labor Agreement) which are unsatisfied in any material part as of such date.
(f)(i) Since January 1, 2025, no material allegations of sexual harassment or sexual misconduct have been made against any current or former officer, executive, or senior supervisory employee of Planet or any of its Subsidiaries, and neither Planet nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by an officer, executive, or senior supervisory employee, (ii)
Planet and its Subsidiaries have reasonably investigated all sexual harassment and material misconduct allegations against, any officers, executives or senior supervisory employees since January 1, 2025, (iii) with respect to any such allegations since January 1, 2025, where merited, Planet and its Subsidiaries have taken corrective action that is reasonably calculated to prevent further improper conduct, and (iv) Planet and its Subsidiaries have not incurred, and, to the Knowledge of Planet, no circumstances exist under which Planet or its Subsidiaries would reasonably be expected to incur, any material liability arising from such allegations.
(g)To the Knowledge of Planet, (i) no current employee with annualized compensation at or above $350,000, intends to terminate his or her employment with Planet or any of its Subsidiaries prior to the one-
year anniversary of the Closing, and (ii) no current or former employee or independent contractor of Planet or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement or restrictive covenant obligation: (A) owed to Planet or any of its
Subsidiaries; or (B) owed to any third party with respect to such Person’s right to be employed or engaged by Planet or any of its Subsidiaries.

Section 4.12Taxes.
(a)Except as would not, individually or in the aggregate, reasonably be expected to have a
Material Adverse Effect on Planet or any of its Subsidiaries:
(i)all Tax Returns required to be filed by or with respect to Planet or any of its
Subsidiaries have been timely filed on or before the applicable due date (taking into account any valid extension of time within which to file) and all such Tax Returns are complete and accurate and all Taxes due and payable by Planet or any of its Subsidiaries have been timely paid (whether or not reflected on such Tax Returns), including any Taxes required to be withheld or collected with respect to amounts owing to or from any employee, creditor, customer, or other third party, other than Taxes for which adequate reserves have been established in accordance with GAAP on the Planet Financial Statements;
(ii)there is no currently effective waiver of any statute of limitations with respect to
Taxes or extension of time with respect to any Tax assessment, collection or deficiency of Planet or any of its Subsidiaries; no audits, examinations, investigations, or other similar administrative or judicial proceedings are pending or threatened in writing in respect of Taxes or Tax matters of Planet or any of its
Subsidiaries, and no Taxing Authority has asserted in writing any deficiency, claim, or adjustment with respect to Taxes of Planet or any of its Subsidiaries that has not been fully paid or settled; and no written claim has been made by a Taxing Authority in a jurisdiction where Planet or any Planet Subsidiary does not file Tax Returns of a particular type that Planet or any Planet Subsidiary is or may be subject to taxation of such type by such jurisdiction, which claim has not been fully settled or resolved;
(iii)neither Planet nor any of its Subsidiaries (A) is a party to or bound by or has any obligation under any Tax allocation, indemnification, reimbursement, sharing or similar agreement or arrangement (other than (x) any such agreement solely between or among Planet and its Subsidiaries or (y)
customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), (B) is or has been a member of any consolidated, combined, unitary, or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Planet is the common parent corporation), or (C) has any liability for Taxes of any Person (other than Planet or any of its
Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-
U.S. Tax Law), or as a successor or transferee;
(iv)none of the assets of Planet or any of its Subsidiaries is subject to any Tax Lien
(other than Liens for Taxes that are Permitted Liens);
(v)neither Planet nor any of its Subsidiaries has engaged in any “listed transaction”
within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local, or non-U.S. Tax Law);
(vi)during the two (2) year period ending on the date of this Agreement, neither Planet nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code (or any similar provision of state, local, or non-U.S.
Tax Law); and
(vii)neither Planet nor any of its Subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Closing Effective Time under Section 481(a) of the
Code by reason of a change in Tax accounting method.
(b)Neither Planet nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, in each case, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.
(c)At all times since the date of its formation, (i) First Merger Sub has been treated as a corporation for U.S. federal and applicable state and local income tax purposes, and (ii) Second Merger Sub has been treated as an entity disregarded as separate from Planet for U.S. federal and applicable state and local income tax purposes.
Section 4.13Voting Requirements.  (a) The approval of the Share Issuance by the affirmative vote of a majority of the votes cast by holders of Planet Common Stock entitled to vote thereon at the Planet Stockholders
Meeting (the “Planet Share Issuance Approval”), (b) the approval of the Planet Charter Amendment by the affirmative vote of the holders of a majority of the outstanding shares of Planet Common Stock entitled to vote thereon at the Planet Stockholders Meeting (the “Planet Charter Amendment Approval”) and the approval of the
Final Charter Amendment by the affirmative vote of the holders of a majority of the outstanding shares of Planet
Common Stock entitled to vote thereon at the Planet Stockholders Meeting  (the “Planet Final Charter Amendment
Approval” and together with the  Planet Charter Amendment Approval and the Planet Share Issuance Approval, the
“Planet Stockholder Approval”), (c) the approval of this Agreement and the First Merger by the sole stockholder of
First Merger Sub, and (d) the approval of this Agreement and the Second Merger by the sole member of Second
Merger Sub, are the only approvals or votes of holders of any securities of Planet, First Merger Sub or Second
Merger Sub necessary to approve the transactions contemplated by this Agreement.
Section 4.14Takeover Statutes and Charter Provisions.  The Planet Board has taken all action necessary to render the Takeover Law restrictions inapplicable to this Agreement and the transactions contemplated hereby.
No Takeover Law applies with respect to Planet or any of its Subsidiaries in connection with this Agreement, the
Mergers or any of the other transactions contemplated hereby.  As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Planet or any of its
Subsidiaries is subject, party or otherwise bound.
Section 4.15Intellectual Property.
(a)Section 4.15(a) of the Planet Disclosure Letter sets forth a complete and accurate list of all
(i) issued Patents, pending applications for Patents, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, (ii) material Internet domain names, and
(iii) Software, in each case owned or purported to be owned by Planet or any of its Subsidiaries (items set forth or required to be set forth on Section 4.15(a)(i)-(ii) of the Planet Disclosure Letter, collectively, “Planet Registered
IP”).
(b)All material Planet Registered IP is subsisting, and to the Knowledge of Planet, all material
Planet Registered IP that is an issued Patent, registered Mark or registered Copyright is valid and enforceable and is not the subject of any opposition, interference, cancellation, or other proceeding (other than routine office actions)
before any Governmental Entity.  Planet or one of its Subsidiaries (i) solely and exclusively owns all right, title and interest in and to all Planet Owned IP, and (ii) has valid and enforceable rights to use, pursuant to a valid contract, all Planet Licensed IP necessary for Planet’s and its Subsidiaries’ businesses, as currently conducted, in each case of clauses (i) and (ii), free and clear of all Liens (except Permitted Liens), except where the failure to so own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on
Planet.
(c)Planet and its Subsidiaries and the conduct of Planet’s and its Subsidiaries’ businesses have not infringed, misappropriated, diluted or violated, and currently do not infringe, misappropriate, dilute or violate, any of the Intellectual Property rights of any Person, except for infringements, misappropriations, dilutions or violations, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse
Effect on Planet.  No claims before a Governmental Entity are pending or, to the Knowledge of Planet, threatened against Planet or its Subsidiaries, alleging or involving any of the foregoing, or challenging the ownership, use, validity or enforceability of any Planet Owned IP, except for such claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet.  To the Knowledge of Planet, no
Person has infringed, misappropriated, diluted or violated any material Planet Owned IP, except for infringements, misappropriations, dilutions or violations, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet.

(d)Planet and its Subsidiaries take and have taken commercially reasonable measures, at least consistent with those in the industry in which Planet’s and its Subsidiaries’ businesses operate, to protect the confidentiality of all material Trade Secrets included in the Planet Owned IP and Planet Licensed IP, and Planet and
its Subsidiaries have complied in all material respects with all of their confidentiality obligations under each
Contract to which such Person is a party.
(e)Each current and former employee and contractor of Planet and its Subsidiaries who has contributed to the creation or development of any Planet Owned IP has effectively transferred all of their material rights to such Intellectual Property to Planet and/or its Subsidiaries through a present assignment in writing or by operation of law, and no current or former employee or contractor of Planet or any of its Subsidiaries has any claim, right or interest in or to any Planet Owned IP in any material respect.
(f)Except as would not, individually or in the aggregate, reasonably be expected to have a
Material Adverse Effect on Planet, (i) Planet and its Subsidiaries take and have taken commercially reasonable measures to maintain and protect the performance, confidentiality, integrity and security of the Planet IT Systems, and (ii) the Planet IT Systems are adequate and sufficient (including with respect to working condition and capacity)
for the operation of Planet’s and its Subsidiaries’ businesses as currently conducted.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Planet, (A) to the
Knowledge of Planet, the Planet IT Systems do not contain any defects, viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (1) materially disrupt or adversely affect the functionality of any Planet IT Systems; or (2) enable or assist any Person to access without authorization any Planet IT Systems, (B)
there have been no material security breaches or unauthorized use, access, or intrusions of any Planet IT Systems, and (C) Planet and its Subsidiaries maintain commercially reasonable back-up and disaster recovery arrangements in the event of a failure of the Planet IT Systems.  The execution and delivery of this Agreement by Planet and the consummation by Planet of the transactions contemplated hereby will not result in the loss, termination or impairment of any right of Planet or any of its Subsidiaries to own, use, practice, license or otherwise exploit any
Planet Owned IP or Planet Licensed IP as the same is currently owned, used, practiced, licensed or otherwise exploited by Planet or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Planet.
(g)All of the Software comprising Planet Owned IP (collectively, the “Planet Software”) (i)
complies with the contractual commitments relating to its use, functionality, or performance and (ii) does not contain any intentional undisclosed feature, including a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, or spyware, that is capable of accessing, modifying, deleting, damaging, disabling, deactivating, interfering with or otherwise harming any computers, networks, data or other electronically stored information, or computer programs or systems, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Planet.
(h)Planet and its Subsidiaries have not disclosed, delivered, licensed or made available to any escrow agent or other Person, agreed to disclose, deliver, license or make available to any escrow agent or other
Person, any source code for any Planet Software, except for disclosures to employees or contractors under written agreements that prohibit use or disclosure of such source code, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Planet.
(i)With respect to any third-party components (including Open Source Materials) that are or have been used by Planet and its Subsidiaries in connection with any Planet Software, Planet and its Subsidiaries are and have been in compliance with all applicable licenses and other relevant Intellectual Property Agreements, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Planet.
The Planet Software does not contain any software code that is licensed under any terms or conditions that impose any requirement that any source code of any Planet Software using, linked with, incorporating, distributed with, based on, derived from, or accessing the software code be made available or distributed in source code form, be licensed for the purpose of making derivative works, be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or be redistributable at no charge, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Planet.

(j)The Planet Software does not contain, link to, or use any artificial intelligence or machine learning based platforms, engines, models (including any large language models or foundational models) or systems
(“Artificial Intelligence Systems”).  No Planet Owned IP or Trade Secrets are used in a manner where they become part of the Artificial Intelligence System or are accessible for any secondary use by any third party (including any third party provider of the Artificial Intelligence System), and, to the Knowledge of Planet, no material Planet
Owned IP was generated using any Artificial Intelligence Systems.
Section 4.16Data Privacy and Cybersecurity.
(a)Planet and each of its Subsidiaries and, to the Knowledge of Planet, any Person acting for or on behalf of Planet or any of its Subsidiaries, is and has since January 1, 2025 been in compliance with all Privacy
Requirements, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Planet, (i) neither Planet nor any of its Subsidiaries has received any written notice of any claims, charges, governmental investigations or regulatory inquiries against
Planet or any of its Subsidiaries related to or alleging the violation of any Privacy Requirements by Planet or any of its Subsidiaries, and (ii) to the Knowledge of Planet, there are no facts or circumstances that could reasonably form the basis of any such claim, charge, governmental investigation or regulatory inquiry.
(b)Except as, individually or in the aggregate, would not reasonably be expected to have a
Material Adverse Effect on Planet, Planet and each of its Subsidiaries has (i) implemented and since January 1, 2025 maintained reasonable and appropriate administrative, technical and organizational safeguards to protect the Planet
IT Systems and all Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken commercially reasonable steps (including through contractual obligations, policies, procedures or otherwise) to ensure that any third party with access to any Personal Information collected by or on behalf of Planet or any of its
Subsidiaries has implemented and maintains the same (taking into account the nature of the nature of the industry in which Planets’ and its Subsidiaries’ businesses operate).
(c)Except as, individually or in the aggregate, would not reasonably be expected to have a
Material Adverse Effect on Planet, since January 1, 2025 there have been no security breaches, unauthorized access to, use or disclosure of any Personal Information (i) in the possession or under the control of Planet or any of its
Subsidiaries, or (ii) to the Knowledge of Planet, Processed by or on behalf of Planet or any of its Subsidiaries.
Section 4.17Material Contracts.
(a)Except for this Agreement, as of the date of this Agreement, neither Planet nor any of its
Subsidiaries is a party to or bound by:
(i)any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-
K of the SEC);
(ii)any contract relating to indebtedness for borrowed money in excess of $5,000,000 or any guarantee thereof;
(iii)any partnership, joint venture or other similar material agreement or arrangement relating to the formation, creation, operation, management or Control of any partnership or joint venture material to Planet or any of its Subsidiaries or in which the Planet or any of its Subsidiaries owns less than fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions;
(iv)other than any Planet Benefit Plan or any compensation, severance, employment, consulting or similar arrangement entered into in the ordinary course of business, any contract between
Planet or any of its Subsidiaries, on the one hand, and (A) any current or former director, officer, employee or other individual service provider of Planet, (B) any Person beneficially owning five (5%) or more of the outstanding Planet Common Stock or (C) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of
the foregoing, on the other hand, which contract has a value in excess of $250,000;
(v)any contract containing (A) any grant by any Person to Planet or any of its
Subsidiaries of any license, sublicense, right, consent, or covenant not to assert, under or with respect to any Intellectual Property of any Person which license is material to the business of Planet, or (B) any grant to any Person by Planet or any of its Subsidiaries of any license, sublicense, right, consent, or covenant not to assert, under or with respect to any Intellectual Property that is material to the business of Planet, other than, in the case of clause (A), licenses for open source software or off-the-shelf software commercially available on standard terms and, in the case of clause (B), non-exclusive licenses or sublicenses of
Intellectual Property granted to customers or contractors in the ordinary course of business or that are merely incidental to the contract in which such licenses are granted;
(vi)any acquisition or divestiture Contract that would reasonably be expected to result in the receipt or making by Planet or any of its Subsidiaries of future payments in excess of $2,500,000;
(vii)any Contract with (A) a Planet Material Customer and (B) a Planet Material
Supplier;
(viii)any Contract which obligates Planet to make any capital commitment or expenditure
(including pursuant to any development project or joint venture) in excess of $2,500,000 individually or
$5,000,000 in the aggregate, other than as set forth in Planet’s budgeted capital expenditures for Planet’s
2026 fiscal year as disclosed to Lightspeed prior to the date hereof;
(ix)any Planet Labor Agreements;
(x)any contract that is a settlement, conciliation or similar agreement with any
Governmental Entity or pursuant to which Planet or any of its Subsidiaries will have any material outstanding obligations after the date of this Agreement; or
(xi)any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of Planet and its Affiliates, taken as a whole, is or would be conducted, including contracts with “most favored nations” provisions, preferential rights or rights of first or last offer or refusal to any third party, or limitations on sales, or supply or distribution of any services or product or to acquire any
Person (all contracts of the types described in clauses (i) through (xi), collectively, the “Planet Material
Contracts”).
(b)Planet has delivered or made available to Lightspeed, prior to the date of this Agreement, true and complete copies of all Planet Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the Planet Filed SEC Documents.
(c)Each Planet Material Contract is valid and binding on Planet (or, to the extent a Subsidiary of Planet is a party, such Subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and
Planet and each Subsidiary of Planet have in all material respects performed all obligations required to be performed by them to date under each Planet Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet.
(d)Neither Planet nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation or default under (nor, to the Knowledge of Planet, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Planet Material
Contract, except where such violation or default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet.  To the Knowledge of Planet, no other party to any Planet Material
Contract is in breach of or default under the terms of any Planet Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Planet.

Section 4.18Environmental Protection.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet:
(a)Planet and each of its Subsidiaries are and have been since January 1, 2025 in compliance with all applicable Environmental Laws and neither Planet nor any of its Subsidiaries has received any notice, report, order, directive or other information from any Person or Governmental Entity that alleges that Planet or any of its Subsidiaries has violated, or has any liability under, Environmental Laws.
(b)Planet and each of its Subsidiaries have obtained and, since January 1, 2025, have maintained or have applied for all permits, licenses, certificates, variances, exemptions, orders, registrations, approvals and authorizations required under Environmental Laws for the construction, ownership or occupancy of their facilities or the conduct of their operations (collectively, the “Environmental Permits”), and Planet and its
Subsidiaries are, and since January 1, 2025 have been in compliance with all terms and conditions of the
Environmental Permits.
(c)There has been no transportation, manufacture, disposal or arrangement for disposal, distribution, treatment, use, storage, handling, sale, marketing or Release of, exposure to, or contamination by any
Hazardous Material, in each case, by Planet or any of its Subsidiaries (or any other Person to the extent giving rise to liability of Planet or its Subsidiaries) that has resulted or would result in a liability of Planet or any of its
Subsidiaries under Environmental Law.
(d)Planet and its Subsidiaries have not expressly assumed by contract or provided an indemnity with respect to the liability of any other Person arising under Environmental Laws or related to Hazardous Material.
(e)Planet has provided copies of all final environmental assessments and reports prepared since
January 1, 2025, and other material environmental, health or safety documents related to Planet or its Subsidiaries, the conduct of its operations, or any real property currently or formerly owned, leased or operated by Planet or any of its Subsidiaries, in each case as in its possession or reasonable control.
Section 4.19International Trade.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet, (i) Planet and its Affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and
2000)) (the “Foreign Corrupt Practices Act”), and any other applicable foreign or domestic anticorruption or antibribery laws, (ii) Planet and its Affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the
Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws, and (iii) except for
“facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws), neither Planet nor any of its Affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law,
(C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D)
engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.
Section 4.20Real Property.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Planet: (a) Planet and each of its Subsidiaries has good and marketable indefeasible fee simple title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are legal, binding, enforceable and in full force and effect in accordance with their terms, in each case, free and clear of all Liens and encumbrances, subject only to Permitted Liens, and, other than the rights of
Lightspeed pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such owned real property or any portion thereof or interest therein, (b) all such real property (i) complies with all applicable zoning, building codes, and other land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (ii) has sufficient access to a public road and (iii) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Planet Permits and Applicable Laws with respect to Planet and its
Subsidiaries, (c) there are no existing (or to Planet’s Knowledge, threatened) condemnation proceedings with respect to any such real property, and (d) with respect to all such leased real property, (i) Planet and each of its Subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Planet nor any of its
Subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure, (ii) the possession and quiet enjoyment of such leased real property by Planet or each of its Subsidiaries has not been disturbed and there are no disputes with respect to such lease, (iii) Planet or any of its
Subsidiaries has not subleased, licensed or otherwise granted any Person the right to use or occupy such leased real property or any portion thereof, and (iv) Planet has delivered to Lightspeed a true and complete copy of each such lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).
Section 4.20 of the Planet Disclosure Letter sets forth a true and complete list of all material leased and owned real property of Planet and its Subsidiaries.
Section 4.21Customers and Suppliers.  Section 4.21 of the Planet Disclosure Letter sets forth a true, complete and correct list of the ten largest customers (determined on the basis of the total dollar amount of sales in the twelve months ended December 31, 2025) (each a “Planet Material Customer”) and suppliers (determined on the basis of the total dollar amount of purchases in the twelve months ended December 31, 2025) (each a “Planet
Material Supplier”) to Planet and its Subsidiaries showing the total dollar number of sales or purchases from, as the case may be, each Planet Material Customer or Planet Material Supplier during such period.  Since January 1, 2025 through the date of this Agreement, (a) no Planet Material Customer or Planet Material Supplier has, to the
Knowledge of Planet, notified Planet or any of its Subsidiaries in writing that it intends to terminate, cancel or materially curtail its business relationship with Planet or any of its Subsidiaries and (b) neither Planet nor any of its
Subsidiaries has been engaged in a dispute that is material to Planet and its Subsidiaries, taken as a whole, with a
Planet Material Customer or Planet Material Supplier.
Section 4.22Opinion of Financial Advisors.
(a)The Planet Board has received the opinion (the “Planet Financial Advisor Opinion 1”) of
J.P. Morgan Securities LLC (“Planet Financial Advisor 1”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Planet Financial Advisor 1 in preparing its opinion as set forth in the opinion, the Exchange
Ratio is fair, from a financial point of view, to Planet.  Planet will furnish a copy of the Planet Financial Advisor
Opinion 1 to Lightspeed solely for information purposes promptly following receipt of such opinion by the Planet
Board.  The Planet Financial Advisor Opinion 1 has not been withdrawn, revoked or modified as of the date of this
Agreement.  It is agreed and understood that the Planet Financial Advisor Opinion 1 is for the benefit of the Planet
Board and may not be relied on by Lightspeed or any other Person for any purpose.
(b)The Planet Board has received the opinion (the “Planet Financial Advisor Opinion 2”) of
Robert W. Baird & Co. Incorporated (“Planet Financial Advisor 2”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Planet Financial Advisor 2 in preparing its opinion as set forth in the opinion, the Exchange
Ratio is fair, from a financial point of view, to Planet.  Planet will furnish a copy of the Planet Financial Advisor
Opinion 2 to Lightspeed solely for information purposes promptly following receipt of such opinion by the Planet
Board.  The Planet Financial Advisor Opinion 2 has not been withdrawn, revoked or modified as of the date of this
Agreement.  It is agreed and understood that the Planet Financial Advisor Opinion 2 is for the benefit of the Planet
Board and may not be relied on by Lightspeed or any other Person for any purpose.

Section 4.23Brokers.  Except for fees payable to Planet Financial Advisor 1 and Planet Financial Advisor
2 and made available to Lightspeed prior to the execution hereof, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Planet.
Section 4.24Merger Subs.  All of the issued and outstanding (a) capital stock of First Merger Sub is, and at the First Effective Time will be, owned, directly or indirectly, by Planet and (b) membership interests of Second
Merger Sub are, and at the Closing Effective Time will be, owned, directly or indirectly, by Planet.  First Merger
Sub and Second Merger Sub were formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since their respective dates of formation, neither First Merger Sub nor Second Merger Sub has carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
Section 4.25No Other Representations.
(a)Except for the express written representations and warranties made in this Article IV (as qualified by the Planet Disclosure Letter and the Planet Filed SEC Documents) or any certificate delivered by or at the direction of Planet pursuant to this Agreement, neither any Planet Party nor any other Person acting on behalf of any Planet Party or any of Planet’s Subsidiaries makes any express or implied representation or warranty with respect to any Planet Party, any of Planet’s Subsidiaries, or their respective Affiliates, businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and the Planet Parties hereby disclaim any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV or any certificate delivered by or at the direction of Planet pursuant to this Agreement, neither any Planet Party nor any other Person makes or has made any representation or warranty to Lightspeed or any of its Affiliates or their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents or other representatives (a
“Representative”) with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to any Planet Party or any of Planet’s Subsidiaries or their respective businesses or (B) except for the express written representations and warranties made in this Article IV (as qualified by the Planet Disclosure Letter and the Planet Filed SEC Documents) or any certificate delivered by or at the direction of Planet pursuant to this
Agreement, any oral or written information presented to Lightspeed or any of its Affiliates or Representatives in the
course of their due diligence investigation of Planet, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Notwithstanding anything contained in this Agreement to the contrary, each Planet Party acknowledges and agrees that neither Lightspeed nor any other Person acting on behalf of Lightspeed or its
Subsidiaries has made, is making or is authorized to make, and each Planet Party expressly disclaims reliance upon, any representations, warranties or statements relating to Lightspeed or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Lightspeed in writing in Article V (as qualified by the Lightspeed
Disclosure Letter and the Lightspeed Filed SEC Documents) or any certificate delivered by or at the direction of
Lightspeed pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Lightspeed furnished or made available to Planet Parties or any of their
Representatives.  Without limiting the generality of the foregoing, Lightspeed acknowledges that, except as expressly provided in Article V (as qualified by the Lightspeed Disclosure Letter and the Lightspeed Filed SEC
Documents) or any certificate delivered by or at the direction of Lightspeed pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Planet Parties or any of their Representatives.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF LIGHTSPEED
Except as set forth in any Lightspeed SEC Document filed and publicly available prior to the date of this Agreement
(as amended to the date of this Agreement, the “Lightspeed Filed SEC Documents”) and filed with the SEC since
January 1, 2024 (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Lightspeed to Planet prior to the date of this Agreement (the “Lightspeed Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Lightspeed represents and warrants to Planet as follows:
Section 5.1Organization, Standing and Corporate Power.  Each of Lightspeed and its Subsidiaries is a
corporation, limited liability company, or other legal entity duly organized, validly existing and in good standing
(with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate, limited liability company or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed.  Each of Lightspeed and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a
Material Adverse Effect on Lightspeed.  Lightspeed has delivered to or made available to Planet prior to the date of this Agreement true and complete copies of the Lightspeed Charter and Lightspeed Bylaws, each of which are in full force and effect.
Section 5.2Corporate Authority; Non-contravention.
(a)Lightspeed has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by Lightspeed, the performance by Lightspeed of its obligations hereunder and the consummation by Lightspeed of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Lightspeed, subject to the Lightspeed Stockholder Approval.  The Lightspeed Board
(at a meeting duly called and held) has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions set forth in this
Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the
Mergers, are fair to, and in the best interests of, Lightspeed and the stockholders of Lightspeed, (iii) resolved to recommend the approval of this Agreement to the stockholders of Lightspeed and the First Merger on the terms and subject to the conditions set forth in this Agreement, and (iv) directed that this Agreement and the First Merger be submitted to the stockholders of Lightspeed for approval at the Lightspeed Stockholders Meeting, and, except to the extent expressly permitted pursuant to Section 6.3(a) and Section 6.3(b), such resolutions have not been rescinded, modified or withdrawn in any way.  This Agreement has been duly executed and delivered by Lightspeed and, assuming the due authorization, execution and delivery of this Agreement by the Planet Parties, constitutes the legal, valid and binding obligation of Lightspeed, enforceable against Lightspeed in accordance with its terms, subject to the Enforceability Exceptions.
(b)The execution and delivery by Lightspeed of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by
Lightspeed shall not, assuming that the Lightspeed Stockholder Approval is obtained, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Lightspeed or any of its Subsidiaries, under (A) the Lightspeed Charter or the
Lightspeed Bylaws or the comparable organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Lightspeed or any of its Subsidiaries is a party or by which Lightspeed, any of its Subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 5.2(c) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lightspeed or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on
Lightspeed or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.
(c)No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Lightspeed or any of its
Subsidiaries in connection with the execution and delivery of this Agreement by Lightspeed, the performance by
Lightspeed of its obligations hereunder or the consummation by Lightspeed of the transactions contemplated hereby, except for (i) compliance with any applicable requirements of the HSR Act, and with any other applicable Antitrust
Laws; (ii) compliance with the applicable requirements Securities Act and the Exchange Act, including the filing with the SEC of (A) the registration statement on Form S-4 by Planet in connection with the Share Issuance, which
Form S-4 shall include the Proxy Statement/Prospectus and (B) such reports and other filings under, and such other compliance with, the Securities Act and/or the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of the Proxy Statement/Prospectus in definitive form, (iv) the filing of the First Certificate of Merger and the Second Merger Filing Documents with the Secretary of
State of the State of Delaware and the Secretary of State of the State of Indiana, in each case, as applicable, (v) such filings with, notices to, and approvals of, NYSE to permit the consummation of the Mergers; and (vi) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Lightspeed or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.
Section 5.3Capital Structure.
(a)As of the date of this Agreement, the authorized capital stock of Lightspeed consists of
75,000,000 shares of Lightspeed Common Stock.  At the close of business on the Measurement Date, (i) 29,018,654 shares of Lightspeed Common Stock were issued and outstanding, (ii) 4,707,147 shares of Lightspeed Common
Stock were held by Lightspeed in its treasury, (iii) 1,529,016 shares of Lightspeed Common Stock were reserved and available for issuance pursuant to the Lightspeed Equity Plan, of which: (A) 286,638 shares of Lightspeed
Common Stock were underlying Lightspeed RSUs, (B) 141,262 shares of Lightspeed Common Stock were underlying Lightspeed PSUs (assuming satisfaction of any performance vesting conditions at target levels) or
282,524  shares of Lightspeed Common Stock (assuming satisfaction of any performance vesting conditions at maximum levels) were underlying Lightspeed PSUs and (C) 9,837 shares of Lightspeed Common Stock were underlying Lightspeed Deferred Stock Units, (iv) 3,900,000 shares of Lightspeed Common Stock were reserved for future issuance upon exercise of the Lightspeed Convertible Note Warrants, and (v) $460,000,000 in aggregate principal amount was outstanding under the Existing Lightspeed Convertible Notes, with a Conversion Rate (as defined in the Existing Lightspeed Convertible Notes Indenture) equal to 8.5745 shares of Lightspeed Common
Stock per each $1,000 of principal.
(b)All outstanding shares of capital stock of Lightspeed are, and all shares of capital stock of
Lightspeed that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights.  All of the issued and outstanding shares of Lightspeed Common Stock were issued in compliance with all Applicable Laws concerning the issuance of securities.  Except (i) as set forth in this Section 5.3, (ii) for changes since the Measurement Date resulting from the issuance or repurchase of shares of Lightspeed Common Stock pursuant to the settlement or exercise of Lightspeed Equity Awards outstanding as of the Measurement Date in accordance with the terms of the
Lightspeed Equity Plan and any related award agreements or (iii) as expressly permitted by Section 6.1(b)(ii) or
Section 6.1(a)(x) or (iv) pursuant to a share repurchase program under which Lightspeed may repurchase Lightspeed
Common Stock, there are no (A) issued or outstanding Equity Securities of Lightspeed, (B) outstanding obligations of Lightspeed or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of
Lightspeed or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of Lightspeed other than the Existing Lightspeed Convertible Notes and the Lightspeed Convertible Note Warrants or (C) bonds, debentures, notes or other indebtedness of Lightspeed the holders of which have the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders of Lightspeed may vote.

(c)There are no voting trusts or other agreements or understandings to which Lightspeed or any of its Subsidiaries is a party with respect to the voting of the Equity Securities of Lightspeed or its Subsidiaries.
Neither Lightspeed nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its Equity Securities that are in effect other than the
Existing Lightspeed Convertible Notes.
Section 5.4Subsidiaries.
(a)Section 5.4(a) of the Lightspeed Disclosure Letter sets forth, as of the date of this
Agreement, (i) each of Lightspeed’s Subsidiaries and the ownership of each such Subsidiary, and (ii) Lightspeed’s or its Subsidiaries’ capital stock, equity interest or other direct and indirect ownership interest in any other Person.
Section 5.4(a) of the Lightspeed Disclosure Letter includes all “Significant Subsidiaries” (as defined in Rule 1-02 of
Regulation S-X of the SEC) of Lightspeed as of the date of this Agreement.  All outstanding Equity Securities of each Subsidiary of Lightspeed have been validly issued and are fully paid and nonassessable and, except as set forth on Section 4.4(a) of the Planet Disclosure Letter, are owned directly or indirectly by Lightspeed, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such Equity Securities, except for Permitted Liens.  No shares of capital stock of Lightspeed are held by any
Subsidiary of Lightspeed.
(b)There are no outstanding (i) Equity Securities of Lightspeed or any of its Subsidiaries
convertible into or exchangeable or exercisable for Equity Securities in any of its Subsidiaries, (ii) warrants, calls, options or other rights to acquire from Lightspeed or any of its Subsidiaries, or any obligation of Lightspeed or any of its Subsidiaries to issue, any Equity Securities in any Subsidiary of Lightspeed or (iii) obligations of Lightspeed or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Subsidiaries of
Lightspeed or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities.
Section 5.5SEC Documents; Financial Statements; Undisclosed Liabilities.
(a)Lightspeed and its Subsidiaries have filed or furnished all reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein)
required to be filed by it with the SEC since January 1, 2025 (the “Lightspeed SEC Documents”).  As of their respective dates, the Lightspeed SEC Documents complied (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such amended or superseding filing), in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Lightspeed SEC Documents, and none of the Lightspeed SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;
provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements included or incorporated by reference in any Lightspeed SEC Documents.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Lightspeed SEC Documents, and, to the Knowledge of Lightspeed, none of the Lightspeed SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.
(b)The consolidated financial statements (including all related notes and schedules) of
Lightspeed and its Subsidiaries included in the Lightspeed SEC Documents (the “Lightspeed Financial Statements”)
were prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Lightspeed and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).
(c)Except (i) as reflected or reserved against in Lightspeed’s audited balance sheet as of
December 31, 2025 (or the notes thereto) as included in the Lightspeed Filed SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business since December 31, 2025 and (iii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Lightspeed nor any of its
Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Lightspeed and its Subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse
Effect on Lightspeed.
(d)Lightspeed maintains a system of “internal control over financial reporting” (as defined in
Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Lightspeed’s properties or assets.  Since January 1, 2025, none of Lightspeed, Lightspeed’s independent accountants, the Lightspeed Board or its audit committee has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of Lightspeed, (B) “material weakness” in the internal controls over financial reporting of Lightspeed or (C) fraud, whether or not material, that involves management or other employees of
Lightspeed who have a significant role in the internal controls over financial reporting of Lightspeed.
(e)The “disclosure controls and procedures” (as defined in Rules 13a‑15(e) and 15d-15(e) of the Exchange Act) utilized by Lightspeed are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Lightspeed in the reports that it files or submits under the
Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Lightspeed, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Lightspeed to make the certifications required under the
Exchange Act with respect to such reports.
(f)Neither Lightspeed nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Lightspeed and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation
S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Lightspeed or any of its Subsidiaries in Lightspeed’s or
such Subsidiary’s published financial statements or other Lightspeed SEC Documents.
Section 5.6Information Supplied.  None of the information supplied or to be supplied by Lightspeed specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement/Prospectus will, at the date it is first mailed to
Lightspeed’s stockholders or Planet’s stockholders or at the time of the Lightspeed Stockholders Meeting or the
Planet Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Lightspeed with respect to statements made or incorporated by reference therein based on information supplied by Planet specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus.  Notwithstanding the foregoing provisions of this
Section 5.6, no representation or warranty is made by Lightspeed with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not specifically supplied by or on behalf of Lightspeed.

Section 5.7Absence of Certain Changes or Events.
(a)From January 1, 2026 through the date of this Agreement, other than with respect to the transactions contemplated hereby, the businesses of Lightspeed and its Subsidiaries have been conducted in all material respects in the ordinary course of business.
(b)From January 1, 2026 through the date of this Agreement, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on
Lightspeed.
Section 5.8Compliance with Applicable Laws; Outstanding Orders.
(a)Lightspeed and its Subsidiaries hold all permits, licenses, certificates, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Lightspeed and its Subsidiaries (the “Lightspeed Permits”), except where the failure to have any such Lightspeed
Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on
Lightspeed.  Lightspeed and its Subsidiaries are in, and since January 1, 2025 have been in, compliance with the terms of the Lightspeed Permits and all Applicable Laws relating to Lightspeed and its Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Lightspeed Permits or
Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse
Effect on Lightspeed.
(b)Neither Lightspeed nor any of its Subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on Lightspeed or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby.
Section 5.9Litigation.  As of the date hereof, there is no, and since January 1, 2025 there has been no
Action pending against or, to the Knowledge of Lightspeed, threatened against or affecting Lightspeed or any of its
Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to (a) have a Material Adverse Effect on Lightspeed or (b) prevent or materially delay the consummation of any of the transactions contemplated hereby.
Section 5.10Benefit Plans.
(a)With respect to each material Lightspeed Benefit Plan, Lightspeed has made available to
Planet complete and accurate copies of the following documents, to the extent applicable: (i) such Lightspeed
Benefit Plan document (or, with respect to any such arrangement that is not in writing, a written description of the material terms thereof), including any amendment thereto, and to the extent applicable, the most recent summary plan description thereof, (ii) each trust, insurance, annuity or other funding arrangement, and all amendments related thereto, (iii) the two (2) most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the two (2) most recent Forms 5500 and all related schedules required to be filed with the
IRS with respect thereto, (v) the most recently received IRS determination letter or opinion letter and (vi) all material or non-routine correspondence with a Governmental Entity since January 1, 2025.  With respect to each material Lightspeed Benefit Plan primarily providing benefits to employees located outside the United States,
Lightspeed has made available to Planet an accurate and complete copy of the current Lightspeed Benefit Plan document or a summary of such Lightspeed Benefit Plan’s material terms.
(b)Except as, individually or in the aggregate, would not reasonably be expected to have a
Material Adverse Effect on Lightspeed, (i) each of the Lightspeed Benefit Plans has been established, operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (ii) no Lightspeed Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Lightspeed or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA, or comparable U.S. state or foreign law; (iii) all required contributions or other amounts payable by Lightspeed or its
Subsidiaries as of the Closing Effective Time pursuant to each Lightspeed Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP; (iv)
neither Lightspeed nor any of its Subsidiaries has engaged in a breach of fiduciary duty (as determined under
ERISA) or a non-exempt prohibited transaction in connection with which Lightspeed or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Sections 409 or 502 of ERISA or a Tax imposed pursuant to
Sections 4975 or 4976 of the Code; (v) neither Lightspeed nor any of its Subsidiaries has liability under Sections
4980D, 4980H, 6721 or 6722 of the Code; and (vi) there are no pending, or to the Knowledge of Lightspeed, threatened or anticipated claims, Actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Lightspeed Benefit Plans, any trusts related thereto, the applicable plan sponsor or administrator, or against any fiduciary of any Lightspeed Benefit Plan with respect to the operation thereof.
(c)Each of the Lightspeed Benefit Plans intended to be “qualified” within the meaning of
Section 401(a) of the Code, has received a favorable determination letter or opinion letter as to its qualification or may rely upon a current advisory letter from the IRS and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.
(d)Neither Lightspeed nor any of its Subsidiaries maintains, sponsors or contributes to or has any liability, including on account of an ERISA Affiliate, nor has since January 1, 2025 maintained, sponsored or contributed to, or had any liability with respect to (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or
Sections 412 or 4971 of the Code, (ii) a Multiemployer Plan, (iii) a Multiple Employer Plan or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(e)Section 5.10(e) of the Lightspeed Disclosure Letter sets forth each Lightspeed Benefit Plan that is subject to Section 302 or Title IV or Sections 412, 430 or 4971 of the Code (each, a “Lightspeed Title IV
Plan”).  With respect to each Lightspeed Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed, (i) no reportable event (within the meaning of Section 4043 of ERISA) has occurred within the last three (3) years, or is expected to occur, whether as a result of the transactions contemplated by this Agreement or otherwise, (ii) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted, (iii) all amounts due to the Pension Benefit Guaranty
Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid, (iv) with respect to each
Lightspeed Title IV Plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with, (v)
no Lightspeed Title IV Plan has been or is considered to be in “at risk” status under Section 430 of the Code or has been required to apply any of the funding-based limitations under Section 436 of the Code, (vi) there has been no event described in Section 4062(e) of ERISA, and the transactions contemplated by this Agreement will not result in any event described in Section 4062(e) of ERISA, (vii) no event has occurred or circumstances exist that could result in a liability under or with respect to Section 4069 of ERISA, and (viii) no notice of intent to terminate any
Lightspeed Title IV Plan has been filed and no amendment to treat a Lightspeed Title IV Plan as terminated has been adopted and no proceeding has been commenced by the PBGC to terminate any Lightspeed Title IV Plan.
(f)Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event)
will (i) cause or result in any payment (including severance, unemployment compensation, an “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director, employee or individual service provider of Lightspeed or its Subsidiaries under any Lightspeed Benefit Plan, (ii) increase any compensation or benefits otherwise payable or due under any
Lightspeed Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits.
(g)No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Lightspeed or any of its Subsidiaries as a result of the imposition of the excise Taxes required by
Section 4999 of the Code or any Taxes required by Section 409A of the Code. No Lightspeed Benefit Plan provides for payments or benefits in connection with the transactions contemplated by this Agreement that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any amount that would result in a loss of
Tax deductions pursuant to Section 280G of the Code.

(h)Except as, individually or in the aggregate, would not reasonably be expected to have a
Material Adverse Effect on Lightspeed, all Lightspeed Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with its terms, Applicable Laws and all other applicable requirements, (ii) that are intended to qualify for special Tax treatment meet all requirements for such treatment, (iii)
that are intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) if required to be registered, has been registered and has been maintained in good standing with applicable regulatory authorities.  No Lightspeed Benefit Plan subject to the laws of any jurisdiction outside of the United States is a “defined benefit plan” (as defined in ERISA, whether or not subject to
ERISA).  All material contributions required to have been made by Lightspeed or its Subsidiaries to any plan required to be maintained or contributed to under Applicable Law that is maintained by a Governmental Entity have been timely made in all material respects.
Section 5.11Labor and Employment Matters.
(a)Except as, individually or in the aggregate, would not reasonably be expected to have a
Material Adverse Effect on Lightspeed, (i) neither Lightspeed nor any of its Subsidiaries has received written notice since January 1, 2025 of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety, insurance/workers compensation or immigration laws to conduct an investigation of Lightspeed or any of its Subsidiaries and, to the Knowledge of Lightspeed, no
such investigation is in progress, and (ii) no judgment, order, injunction, ruling, award, writ, consent decree, conciliation agreement, or arbitration award imposes continuing remedial obligations or otherwise limits or affects
Lightspeed’s or its Subsidiaries’ ability to manage their employees, service providers, or job applicants.
(b)(i) No labor union, works council, labor organization or group of employees of Lightspeed or any of its Subsidiaries (“Lightspeed Labor Organization”) has since January 1, 2025 made a demand for recognition and there are no, and since January 1, 2025 there have been no, representation proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of Lightspeed, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal; (ii) to the Knowledge of Lightspeed, there is no (and has not been in the last three (3) years) union organizing effort pending or threatened against Lightspeed or any of its Subsidiaries; (iii) there is no (and has not been in the last three (3) years any) unfair labor practice, material labor dispute or material labor grievance or arbitration proceeding pending or, to the Knowledge of
Lightspeed, threatened against Lightspeed or any of its Subsidiaries; and (iv) there is no (and has not been since
January 1, 2025 any) organized labor strike, lockout, slowdown, or work stoppage in effect or, to the Knowledge of
Lightspeed, threatened, with respect to any employees of Lightspeed or any of its Subsidiaries.
(c)Except as, individually or in the aggregate, would not reasonably be expected to have a
Material Adverse Effect on Lightspeed, within the past six months: (i) there has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to Lightspeed or its Subsidiaries; and (ii) Lightspeed and its
Subsidiaries have not engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act.  To the Knowledge of Lightspeed, neither Lightspeed nor any of its Subsidiaries has, or is reasonably expected to have, any material outstanding liabilities under the WARN Act.
(d)Except as, individually or in the aggregate, would not reasonably be expected to have a
Material Adverse Effect on Lightspeed, Lightspeed and each of its Subsidiaries is in, and since January 1, 2025 has been in, compliance with all Applicable Laws respecting labor, employment, employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including all Applicable Laws respecting classification of exempt and non-exempt employees and service providers as employees and independent contractors, non-discrimination, harassment, retaliation, whistleblowing, classification of exempt and non-exempt employees, immigration (including completion of Forms I-9 for U.S. employees and proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN
Act), child labor, workers’ compensation, labor relations, employee leave issues, pay transparency, employee trainings and notices, automated employment decision tools and other artificial intelligence, and unemployment insurance).

(e)Section 5.11(e) of the Lightspeed Disclosure Letter sets forth all Lightspeed Labor
Agreements.  Other than as set forth in Section 5.11(e) of the Lightspeed Disclosure Letter, there are no Lightspeed
Labor Agreements that pertain to any of the employees of Lightspeed or any of its Subsidiaries, and none are currently being negotiated; and no employees of Lightspeed or any of its Subsidiaries are represented by any labor union, labor organization, works council, employee representative or group of employees with respect to their employment with Lightspeed or any of its Subsidiaries.  True and complete copies of all U.S. Lightspeed Labor
Agreements listed in Section 5.11(e) of the Lightspeed Disclosure Letter have been made available to Planet prior to the date of this Agreement.  Neither Lightspeed nor any of its Subsidiaries is subject to any pre-signing or pre-
Closing obligation to inform, provide notice to, consult, bargain with, or obtain the consent of any Lightspeed Labor
Organization in connection with this Agreement and the arrangements proposed in this Agreement or the Closing
(whether under Applicable Law or any written Lightspeed Labor Agreement) which are unsatisfied in any material part as of such date.
(f)(i) Since January 1, 2025, no material allegations of sexual harassment or sexual misconduct have been made against any current or former officer, executive, or senior supervisory employee of Lightspeed or any of its Subsidiaries, and neither Lightspeed nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by an officer, executive, or senior supervisory employee, (ii) Lightspeed and its Subsidiaries have reasonably investigated all sexual harassment and material misconduct allegations against, any officers, executives or senior supervisory employees since January 1, 2025, (iii)
with respect to any such allegations since January 1, 2025, where merited, Lightspeed and its Subsidiaries have taken corrective action that is reasonably calculated to prevent further improper conduct, and (iv) Lightspeed and its
Subsidiaries have not incurred, and, to the Knowledge of Lightspeed, no circumstances exist under which
Lightspeed or its Subsidiaries would reasonably be expected to incur, any material liability arising from such allegations.
(g)To the Knowledge of Lightspeed, (i) no current employee with annualized compensation at or above $350,000, intends to terminate his or her employment with Lightspeed or any of its Subsidiaries prior to the one-year anniversary of the Closing, and (ii) no current or former employee or independent contractor of Lightspeed or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement or restrictive covenant obligation: (A) owed to Lightspeed or any of its Subsidiaries; or (B) owed to any third party with respect to such Person’s right to be employed or engaged by Lightspeed or any of its Subsidiaries.
Section 5.12Taxes.
(a)Except as would not, individually or in the aggregate, reasonably be expected to have a
Material Adverse Effect on Lightspeed or any of its Subsidiaries:
(i)all Tax Returns required to be filed by or with respect to Lightspeed or any of its
Subsidiaries have been timely filed on or before the applicable due date (taking into account any valid extension of time within which to file) and all such Tax Returns are complete and accurate and all Taxes due and payable by Lightspeed or any of its Subsidiaries have been timely paid (whether or not reflected on such Tax Returns), including any Taxes required to be withheld or collected with respect to amounts owing to or from any employee, creditor, customer, or other third party, other than Taxes for which adequate reserves have been established in accordance with GAAP on the Lightspeed Financial
Statements;
(ii)there is no currently effective waiver of any statute of limitations with respect to
Taxes or extension of time with respect to any Tax assessment, collection or deficiency of Lightspeed or any of its Subsidiaries; no audits, examinations, investigations, or other similar administrative or judicial proceedings are pending or threatened in writing in respect of Taxes or Tax matters of Lightspeed or any of its Subsidiaries, and no Taxing Authority has asserted in writing any deficiency, claim, or adjustment with respect to Taxes of Lightspeed or any of its Subsidiaries that has not been fully paid or settled; and no written claim has been made by a Taxing Authority in a jurisdiction where Lightspeed or any Lightspeed
Subsidiary does not file Tax Returns of a particular type that Lightspeed or any Lightspeed Subsidiary is or may be subject to taxation of such type by such jurisdiction, which claim has not been fully settled or resolved;
(iii)neither Lightspeed nor any of its Subsidiaries (A) is a party to or bound by or has any obligation under any Tax allocation, indemnification, reimbursement, sharing or similar agreement or arrangement (other than (x) any such agreement solely between or among Lightspeed and its Subsidiaries or (y) customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), (B) is or has been a member of any consolidated, combined, unitary, or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Lightspeed is the common parent corporation), or (C) has any liability for Taxes of any Person
(other than Lightspeed or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), or as a successor or transferee;
(iv)none of the assets of Lightspeed or any of its Subsidiaries is subject to any Tax Lien
(other than Liens for Taxes that are Permitted Liens);
(v)neither Lightspeed nor any of its Subsidiaries has engaged in any “listed transaction”
within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local, or non-U.S. Tax Law);
(vi)during the two (2) year period ending on the date of this Agreement, neither
Lightspeed nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code (or any similar provision of state, local, or
non-U.S. Tax Law); and
(vii)neither Lightspeed nor any of its Subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Closing Effective Time under Section 481(a) of the Code by reason of a change in Tax accounting method.
(b)Neither Lightspeed nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, in each case, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.
Section 5.13Voting Requirements.  The affirmative vote at the Lightspeed Stockholders Meeting of the holders of a majority of all outstanding shares of Lightspeed Common Stock entitled to vote thereon (the
“Lightspeed Stockholder Approval”) is necessary to adopt and approve this Agreement and the First Merger.  The
Lightspeed Stockholder Approval is the only vote of holders of any securities of Lightspeed necessary to approve the transactions contemplated by this Agreement.
Section 5.14Takeover Statutes and Charter Provisions.  The Lightspeed Board has taken all action necessary to render the Takeover Law restrictions inapplicable to this Agreement and the transactions contemplated hereby.  No Takeover Law applies with respect to Lightspeed or any of its Subsidiaries in connection with this
Agreement, the Mergers or any of the other transactions contemplated hereby.  As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Lightspeed or any of its Subsidiaries is subject, party or otherwise bound.
Section 5.15Intellectual Property.
(a)Section 5.15(a) of the Lightspeed Disclosure Letter sets forth a complete and accurate list of all (i) issued Patents, pending applications for Patents, registered Marks, pending applications for registration of
Marks, registered Copyrights, pending applications for registration of Copyrights, (ii) material Internet domain names, and (iii) Software, in each case owned or purported to be owned by Lightspeed or any of its Subsidiaries
(items set forth or required to be set forth on Section 5.15(a)(i)-(ii) of the Lightspeed Disclosure Letter, collectively,
“Lightspeed Registered IP”).

(b)All material Lightspeed Registered IP is subsisting, and to the Knowledge of Lightspeed, all material Lightspeed Registered IP that is an issued Patent, registered Mark or registered Copyright is valid and enforceable and is not the subject of any opposition, interference, cancellation, or other proceeding (other than routine office actions) before any Governmental Entity.  Lightspeed or one of its Subsidiaries (i) solely and exclusively owns all right, title and interest in and to all Lightspeed Owned IP, and (ii) has valid and enforceable rights to use, pursuant to a valid contract, all Lightspeed Licensed IP necessary for Lightspeed’s and its Subsidiaries’
businesses, as currently conducted, in each case of clauses (i) and (ii), free and clear of all Liens (except Permitted
Liens), except where the failure to so own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed.
(c)Lightspeed and its Subsidiaries and the conduct of Lightspeed’s and its Subsidiaries’
businesses have not infringed, misappropriated, diluted or violated, and currently do not infringe, misappropriate, dilute or violate, any of the Intellectual Property rights of any Person, except for infringements, misappropriations, dilutions or violations, which individually or in the aggregate, would not reasonably be expected to have a Material
Adverse Effect on Lightspeed.  No claims before a Governmental Entity are pending or, to the Knowledge of
Lightspeed, threatened against Lightspeed or its Subsidiaries, alleging or involving any of the foregoing, or challenging the ownership, use, validity or enforceability of any Lightspeed Owned IP, except for such claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed.
To the Knowledge of Lightspeed, no Person has infringed, misappropriated, diluted or violated any material
Lightspeed Owned IP, except for infringements, misappropriations, dilutions or violations, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed.
(d)Lightspeed and its Subsidiaries take and have taken commercially reasonable measures, at least consistent with those in the industry in which Lightspeed’s and its Subsidiaries’ businesses operate, to protect the confidentiality of all material Trade Secrets included in the Lightspeed Owned IP and Lightspeed Licensed IP,
and Lightspeed and its Subsidiaries have complied in all material respects with all of their confidentiality obligations under each Contract to which such Person is a party.
(e)Each current and former employee and contractor of Lightspeed and its Subsidiaries who has contributed to the creation or development of any Lightspeed Owned IP has effectively transferred all of their material rights to such Intellectual Property to Lightspeed and/or its Subsidiaries through a present assignment in writing or by operation of law, and no current or former employee or contractor of Lightspeed or any of its
Subsidiaries has any claim, right or interest in or to any Lightspeed Owned IP in any material respect.
(f)Except as would not, individually or in the aggregate, reasonably be expected to have a
Material Adverse Effect on Lightspeed, (i) Lightspeed and its Subsidiaries take and have taken commercially reasonable measures to maintain and protect the performance, confidentiality, integrity and security of the
Lightspeed IT Systems, and (ii) the Lightspeed IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operation of Lightspeed’s and its Subsidiaries’ businesses as currently conducted.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material
Adverse Effect on Lightspeed, (A) to the Knowledge of Lightspeed, the Lightspeed IT Systems do not contain any defects, viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (1)
materially disrupt or adversely affect the functionality of any Lightspeed IT Systems; or (2) enable or assist any
Person to access without authorization any Lightspeed IT Systems, (B) there have been no material security breaches or unauthorized use, access, or intrusions of any Lightspeed IT Systems, and (C) Lightspeed and its
Subsidiaries maintain commercially reasonable back-up and disaster recovery arrangements in the event of a failure of the Lightspeed IT Systems.  The execution and delivery of this Agreement by Lightspeed and the consummation by Lightspeed of the transactions contemplated hereby will not result in the loss, termination or impairment of any right of Lightspeed or any of its Subsidiaries to own, use, practice, license or otherwise exploit any Lightspeed
Owned IP or Lightspeed Licensed IP as the same is currently owned, used, practiced, licensed or otherwise exploited by Lightspeed or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lightspeed.
(g)All of the Software comprising Lightspeed Owned IP (collectively, the “Lightspeed
Software”) (i) complies with the contractual commitments relating to its use, functionality, or performance and (ii)

does not contain any intentional undisclosed feature, including a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, or spyware, that is capable of accessing, modifying, deleting, damaging, disabling, deactivating, interfering with or otherwise harming any computers, networks, data or other electronically stored information, or computer programs or systems, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lightspeed.
(h)Lightspeed and its Subsidiaries have not disclosed, delivered, licensed or made available to any escrow agent or other Person, agreed to disclose, deliver, license or make available to any escrow agent or other
Person, any source code for any Lightspeed Software, except for disclosures to employees or contractors under written agreements that prohibit use or disclosure of such source code, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lightspeed.
(i)With respect to any third-party components (including Open Source Materials) that are or have been used by Lightspeed and its Subsidiaries in connection with any Lightspeed Software, Lightspeed and its
Subsidiaries are and have been in compliance with all applicable licenses and other relevant Intellectual Property
Agreements, except as would not, individually or in the aggregate, reasonably be expected to have a Material
Adverse Effect on Lightspeed.  The Lightspeed Software does not contain any software code that is licensed under any terms or conditions that impose any requirement that any source code of any Lightspeed Software using, linked with, incorporating, distributed with, based on, derived from, or accessing the software code be made available or distributed in source code form, be licensed for the purpose of making derivative works, be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or be redistributable at no charge, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on
Lightspeed.
(j)The Lightspeed Software does not contain, link to, or use any Artificial Intelligence
Systems.  No Lightspeed Owned IP or Trade Secrets are used in a manner where they become part of the Artificial
Intelligence System or are accessible for any secondary use by any third party (including any third party provider of the Artificial Intelligence System), and, to the Knowledge of Lightspeed, no material Lightspeed Owned IP was generated using any Artificial Intelligence Systems.
Section 5.16Data Privacy and Cybersecurity.
(a)Lightspeed and each of its Subsidiaries and, to the Knowledge of Lightspeed, any Person
acting for or on behalf of Lightspeed or any of its Subsidiaries, is and has since January 1, 2025 been in compliance with all Privacy Requirements, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lightspeed, (i) neither Lightspeed nor any of its Subsidiaries has received any written notice of any claims, charges, governmental investigations or regulatory inquiries against Lightspeed or any of its Subsidiaries related to or alleging the violation of any Privacy
Requirements by Lightspeed or any of its Subsidiaries, and (ii) to the Knowledge of Lightspeed, there are no facts or circumstances that could reasonably form the basis of any such claim, charge, governmental investigation or regulatory inquiry.
(b)Except as, individually or in the aggregate, would not reasonably be expected to have a
Material Adverse Effect on Lightspeed, Lightspeed and each of its Subsidiaries has (i) implemented and since
January 1, 2025 maintained reasonable and appropriate administrative, technical and organizational safeguards to protect the Lightspeed IT Systems and all Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken commercially reasonable steps (including through contractual obligations, policies, procedures or otherwise) to ensure that any third party with access to any Personal Information collected by or on behalf of
Lightspeed or any of its Subsidiaries has implemented and maintains the same (taking into account the nature of the nature of the industry in which Lightspeeds’ and its Subsidiaries’ businesses operate).
(c)Except as, individually or in the aggregate, would not reasonably be expected to have a
Material Adverse Effect on Lightspeed, since January 1, 2025 there have been no security breaches, unauthorized access to, use or disclosure of any Personal Information (i) in the possession or under the control of Lightspeed or any of its Subsidiaries, or (ii) to the Knowledge of Lightspeed, Processed by or on behalf of Lightspeed or any of its
Subsidiaries.
Section 5.17Material Contracts.  (a) Except for this Agreement, as of the date of this Agreement, neither
Lightspeed nor any of its Subsidiaries is a party to or bound by:
(i)any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-
K of the SEC);
(ii)any contract relating to indebtedness for borrowed money in excess of $5,000,000 or any guarantee thereof;
(iii)any partnership, joint venture or other similar material agreement or arrangement relating to the formation, creation, operation, management or Control of any partnership or joint venture material to Lightspeed or any of its Subsidiaries or in which the Lightspeed or any of its Subsidiaries owns less than fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions;
(iv)other than any Lightspeed Benefit Plan or any compensation, severance, employment, consulting or similar arrangement entered into in the ordinary course of business, any contract between Lightspeed or any of its Subsidiaries, on the one hand, and (A) any current or former director, officer, employee or other individual service provider of Lightspeed, (B) any Person beneficially owning five (5%) or more of the outstanding Lightspeed Common Stock or (C) any Affiliate, “associate”
or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, on the other hand, which contract has a value in excess of
$250,000;
(v)any contract containing (A) any grant by any Person to Lightspeed or any of its
Subsidiaries of any license, sublicense, right, consent, or covenant not to assert, under or with respect to any Intellectual Property of any Person which license is material to the business of Lightspeed, or (B) any grant to any Person by Lightspeed or any of its Subsidiaries of any license, sublicense, right, consent, or covenant not to assert, under or with respect to any Intellectual Property that is material to the business of
Lightspeed, other than, in the case of clause (A), licenses for open source software or off-the-shelf software commercially available on standard terms and, in the case of clause (B), non-exclusive licenses or sublicenses of Intellectual Property granted to customers or contractors in the ordinary course of business or that are merely incidental to the contract in which such licenses are granted;
(vi)any acquisition or divestiture Contract that would reasonably be expected to result in the receipt or making by Lightspeed or any of its Subsidiaries of future payments in excess of $2,500,000;
(vii)any Contract with (A) a Lightspeed Material Customer and (B) a Lightspeed
Material Supplier;
(viii)any Contract which obligates Lightspeed to make any capital commitment or expenditure (including pursuant to any development project or joint venture) in excess of $2,500,000 individually or $5,000,000 in the aggregate, other than as set forth in Lightspeed’s budgeted capital expenditures for Lightspeed’s 2026 fiscal year as disclosed to Planet prior to the date hereof;
(ix)any Lightspeed Labor Agreements;
(x)any contract that is a settlement, conciliation or similar agreement with any
Governmental Entity or pursuant to which Lightspeed or any of its Subsidiaries will have any material outstanding obligations after the date of this Agreement; or
(xi)any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of Lightspeed and its Affiliates (including, for purposes of this Section 5.17, Planet and its Subsidiaries, assuming the Mergers have taken place), taken as a whole, is or would be conducted, including contracts with “most favored nations” provisions, preferential rights or rights of first or last offer or refusal to any third party, or limitations on sales, or supply or distribution of any services or product or to acquire any Person (all contracts of the types described in clauses (i) through (xi), collectively, the
“Lightspeed Material Contracts”).
(b)Lightspeed has delivered or made available to Planet, prior to the date of this Agreement, true and complete copies of all Lightspeed Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the Lightspeed Filed SEC Documents.
(c)Each Lightspeed Material Contract is valid and binding on Lightspeed (or, to the extent a
Subsidiary of Lightspeed is a party, such Subsidiary) and is in full force and effect (subject to the Enforceability
Exceptions), and Lightspeed and each Subsidiary of Lightspeed have in all material respects performed all obligations required to be performed by them to date under each Lightspeed Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse
Effect on Lightspeed.
(d)Neither Lightspeed nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation or default under (nor, to the Knowledge of Lightspeed, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any
Lightspeed Material Contract, except where such violation or default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed.  To the Knowledge of Lightspeed, no other party to any Lightspeed Material Contract is in breach of or default under the terms of any Lightspeed Material
Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a
Material Adverse Effect on Lightspeed.
Section 5.18Environmental Protection.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed:
(a)Lightspeed and each of its Subsidiaries are and have been since January 1, 2025 in compliance with all applicable Environmental Laws and neither Lightspeed nor any of its Subsidiaries has received any notice, report, order, directive or other information from any Person or Governmental Entity that alleges that
Lightspeed or any of its Subsidiaries has violated, or has any liability under, Environmental Laws.
(b)Lightspeed and each of its Subsidiaries have obtained and, since January 1, 2025, have maintained or have applied for all Environmental Permits, and Lightspeed and its Subsidiaries are, and since January
1, 2025 have been in compliance with all terms and conditions of the Environmental Permits.
(c)There has been no transportation, manufacture, disposal or arrangement for disposal, distribution, treatment, use, storage, handling, sale, marketing or Release of, exposure to, or contamination by any
Hazardous Material, in each case, by Lightspeed or any of its Subsidiaries (or any other Person to the extent giving rise to liability of Lightspeed or its Subsidiaries) that has resulted or would result in a liability of Lightspeed or any of its Subsidiaries under Environmental Law.
(d)Lightspeed and its Subsidiaries have not expressly assumed by contract or provided an indemnity with respect to the liability of any other Person arising under Environmental Laws or related to Hazardous
Material.
(e)Lightspeed has provided copies of all final environmental assessments and reports prepared since January 1, 2025, and other material environmental, health or safety documents related to Lightspeed or its
Subsidiaries, the conduct of its operations, or any real property currently or formerly owned, leased or operated by
Lightspeed or any of its Subsidiaries, in each case as in its possession or reasonable control.
Section 5.19International Trade.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed, (i) Lightspeed and its Affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act, and any other applicable foreign or domestic anticorruption or antibribery laws, (ii) Lightspeed and its Affiliates have developed and implemented a Foreign
Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws, and
(iii) except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other
Applicable Laws), neither Lightspeed nor any of its Affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.
Section 5.20Real Property.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lightspeed: (a) Lightspeed and each of its Subsidiaries has good and marketable indefeasible fee simple title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are legal, binding, enforceable and in full force and effect in accordance with their terms, in each case, free and clear of all Liens and encumbrances, subject only to Permitted Liens, and, other than the rights of Planet pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such owned real property or any portion thereof or interest therein, (b) all such real property (i) complies with all applicable zoning, building codes, and other land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (ii) has sufficient access to a public road and (iii) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Lightspeed Permits and Applicable Laws with respect to Lightspeed and its
Subsidiaries, (c) there are no existing (or to Lightspeed’s Knowledge, threatened) condemnation proceedings with respect to any such real property, and (d) with respect to all such leased real property, (i) Lightspeed and each of its
Subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Lightspeed nor any of its Subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure, (ii) the possession and quiet enjoyment of such leased real property by
Lightspeed or each of its Subsidiaries has not been disturbed and there are no disputes with respect to such lease,
(iii) Lightspeed or any of its Subsidiaries has not subleased, licensed or otherwise granted any Person the right to use or occupy such leased real property or any portion thereof, and (iv) Lightspeed has delivered to Planet a true and complete copy of each such lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).  Section 5.20 of the Lightspeed Disclosure Letter sets forth a true and complete list of all material leased and owned real property of Lightspeed and its Subsidiaries.
Section 5.21Customers and Suppliers.  Section 5.21 of the Lightspeed Disclosure Letter sets forth a true, complete and correct list of the ten largest customers (determined on the basis of the total dollar amount of sales in the twelve months ended December 31, 2025) (each a “Lightspeed Material Customer”) and suppliers (determined on the basis of the total dollar amount of purchases in the twelve months ended December 31, 2025) (each a
“Lightspeed Material Supplier”) to Lightspeed and its Subsidiaries showing the total dollar number of sales or purchases from, as the case may be, each Lightspeed Material Customer or Lightspeed Material Supplier during such period.  Since January 1, 2025 through the date of this Agreement, (a) no Lightspeed Material Customer or
Lightspeed Material Supplier has, to the Knowledge of Lightspeed, notified Lightspeed or any of its Subsidiaries in writing that it intends to terminate, cancel or materially curtail its business relationship with Lightspeed or any of its
Subsidiaries and (b) neither Lightspeed nor any of its Subsidiaries has been engaged in a dispute that is material to

Lightspeed and its Subsidiaries, taken as a whole, with a Lightspeed Material Customer or Lightspeed Material
Supplier.
Section 5.22Opinion of Financial Advisor.  The Lightspeed Board has received the opinion (the
“Lightspeed Financial Advisor Opinion”) of Perella Weinberg Partners LP (the “Lightspeed Financial Advisor”) to
the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth therein, the Merger Consideration to be received by holders of Lightspeed Common Stock (other than holders of Excluded Shares) in the Mergers pursuant to this Agreement is fair, from a financial point of view, to such holders. Lightspeed will furnish a copy of the Lightspeed Financial Advisor Opinion to Planet solely for information purposes promptly following receipt of such opinion by the Lightspeed Board.  The Lightspeed
Financial Advisor Opinion has not been withdrawn, revoked or modified as of the date of this Agreement.  It is agreed and understood that such opinion is for the benefit of the Lightspeed Board and may not be relied on by
Planet, First Merger Sub, Second Merger Sub, the Initial Surviving Entity or the Final Surviving Entity or any other
Person for any purpose.
Section 5.23Brokers.  Except for fees payable to the Lightspeed Financial Advisor and made available to
Planet prior to the execution hereof, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Lightspeed.
Section 5.24No Other Representations.
(a)Except for the express written representations and warranties made in this Article V (as qualified by the Lightspeed Disclosure Letter and the Lightspeed Filed SEC Documents) or any certificate delivered by or at the direction of Lightspeed pursuant to this Agreement, neither Lightspeed nor any other Person acting on behalf of Lightspeed or its Subsidiaries makes any express or implied representation or warranty with respect to
Lightspeed, its Subsidiaries, or their respective Affiliates, businesses, operations, assets, liabilities or conditions
(financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Lightspeed hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article V or any certificate delivered by or at the direction of
Lightspeed pursuant to this Agreement, neither Lightspeed nor any other Person makes or has made any representation or warranty to Planet or any of its Affiliates or their respective Representative retained by it with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Lightspeed or any of its Subsidiaries or their respective businesses or (B) except for the express written representations and warranties made in this Article V (as qualified by the Lightspeed Disclosure Letter and the Lightspeed Filed SEC
Documents) or any certificate delivered by or at the direction of Lightspeed pursuant to this Agreement, any oral or written information presented to Planet or any of its Affiliates or Representatives in the course of their due diligence investigation of Lightspeed, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Notwithstanding anything contained in this Agreement to the contrary, Lightspeed acknowledges and agrees that neither Planet, First Merger Sub, Second Merger Sub nor any other Person acting on behalf of Planet or its Subsidiaries has made, is making or is authorized to make, and Lightspeed expressly disclaims reliance upon, any representations, warranties or statements relating to Planet or its Subsidiaries (including First
Merger Sub and Second Merger Sub) whatsoever, express or implied, beyond those expressly given by Planet in writing in Article IV (as qualified by the Planet Disclosure Letter and the Planet Filed SEC Documents) or any
certificate delivered by or at the direction of Planet pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Planet furnished or made available to
Lightspeed or any of its Representatives.  Without limiting the generality of the foregoing, Planet acknowledges that, except as expressly provided in Article IV (as qualified by the Planet Disclosure Letter and the Planet Filed
SEC Documents) or any certificate delivered by or at the direction of Planet pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Lightspeed or any of its Representatives.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 6.1Conduct of Business.
(a)Conduct of Business by Planet.  Except as set forth in Section 6.1(a) of the Planet Disclosure
Letter, as required by Applicable Law, as otherwise expressly contemplated or expressly permitted by this
Agreement or as consented to in advance by Lightspeed in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing Effective Time, Planet shall, and shall cause its Subsidiaries to, carry on their respective businesses in all material respects in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those
Persons having business dealings with them (provided, that the failure to take any action prohibited by any specific subclause of this Section 6.1(a) shall not be a breach).  Except (A) as set forth in Section 6.1(a) of the Planet
Disclosure Letter, (B) as required by Applicable Law, (C) as otherwise expressly contemplated or expressly permitted by this Agreement or (D) as consented to in advance by Lightspeed in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing
Effective Time, Planet shall not, and shall cause its Subsidiaries not to:
(i)(A) other than (I) dividends and distributions by a direct or indirect wholly owned
Subsidiary of Planet to its parent and (II) subject to Section 7.13, quarterly cash dividends on shares of
Planet Common Stock with timing that is consistent with past practice and in an amount per share not to exceed $0.47 with respect to fiscal year 2026 quarterly dividends, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its Equity Securities, (B) split, combine or reclassify any of its Equity Securities or issue or authorize the issuance of any other Equity Securities in respect of, in lieu of or in substitution for any of its existing Equity Securities, or (C) purchase, redeem or otherwise acquire any Equity Securities of Planet or any of its Subsidiaries (other than the acquisition of shares from a holder of a Planet Equity Award outstanding as of the date hereof or granted on or after the date hereof not in violation of this Agreement, in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof, or in connection with the forfeiture of any Planet Equity Awards that are outstanding on the date of this Agreement or granted on or after the date hereof not in violation of this Agreement);
(ii)issue, grant, transfer, deliver, sell, pledge or otherwise encumber or subject to any
Lien any of its Equity Securities (other than the issuance of shares of Planet Common Stock in respect of the (A) vesting or settlement of Planet Equity Awards outstanding as of the date hereof or granted on or after the date hereof not in violation of this Agreement, in each case, in accordance with the terms of the
Planet Equity Plan and any related award agreements, and (B) conversion of the Existing Planet
Convertible Notes);
(iii)(A) other than in the ordinary course of business and subject to Section 6.4, amend, renew, terminate or waive any material provision or right of any Planet Material Contract, except in connection with any amendments to, and normal renewals of, Planet Material Contracts without materially adverse changes, additions or deletions of terms, or (B) enter into any new agreement or contract or other binding obligation of Planet or its Subsidiaries containing (1) any material restriction on the ability of
Planet or its Subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Mergers, (2) other than in the ordinary course of business, with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the Closing Effective Time, would impose obligations on Planet or its Affiliates, or (3) any provision of the type described in Section 4.17(a)(xi);
(iv)except for any such transactions solely among wholly owned Subsidiaries of Planet,
(A) merge or consolidate Planet or any of its Subsidiaries with any other Person, or (B) restructure, reorganize or completely or partially liquidate;

(v)(A) acquire any Equity Securities in, or make any investment in or any capital contribution to, any Person, or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), including in each case by merger or consolidation, or (B) otherwise acquire any material assets (other than acquisitions of equipment, supplies, raw materials and inventory in the ordinary course of business), except, in the case of each of clauses (A) and (B), (x) for transactions solely between Planet and its wholly owned Subsidiaries or solely among Planet’s wholly owned
Subsidiaries and (y) subject to Section 7.3(b), acquisitions or investments in any Person in one or more transactions in which the aggregate consideration does not exceed $20,000,000 for any single transaction or $150,000,000 in the aggregate for all such transactions (provided, that Planet shall consult in good faith with Lightspeed a reasonable period of time in advance of entering into a binding agreement with respect to any such acquisition or investment, and shall consider in good faith any reasonable comments timely provided by Lightspeed regarding such transaction);
(vi)(A) transfer, sell, lease, sublease, license, sublicense, abandon, waive, relinquish, assign, swap or otherwise dispose of any assets or properties of Planet or any of its Subsidiaries or (B)
mortgage or pledge any assets or properties of Planet or any of its Subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens); provided, however, that the foregoing shall not prohibit (1) with respect to Intellectual Property assets, non-exclusive licenses or sublicenses of
Intellectual Property granted to customers, contractors or suppliers in the ordinary course of business, (2)
sales of inventory, products or services in the ordinary course of business (3) transfers, sales, leases, licenses, subleases, assignments, swaps or other dispositions of assets and properties in one or more transactions with respect to which the aggregate consideration does not exceed $5,000,000 for any single transaction or $25,000,000 in the aggregate for all such transactions, or (4) solely in the case of clause (B), as may be required in connection with the terms of the Existing Planet Credit Agreement as in effect on the date hereof or the Existing Planet Senior Notes Indentures or Existing Planet Convertible Notes
Indenture; provided that notwithstanding anything to the contrary in this Section 6.1(a)(vi), this clause (vi)
shall not restrict or limit the Debt Financing;
(vii)create, incur, assume or otherwise become liable for any indebtedness or obligations for borrowed money, or issue, sell or grant any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except (A) for indebtedness and guarantees (1) incurred in the ordinary course of business
(including without limitation in connection with transactions permitted by Section 6.1(a)(v)) under the
Existing Planet Credit Agreement as in effect as of the date hereof, (2) incurred in connection with the replacement or refinancing of the indebtedness or other obligations outstanding under any indenture existing on the date hereof with a maturity date prior to December 31, 2028; provided that such replacement or refinancing indebtedness shall (x) be on substantially the same or better terms, taken as a whole, than the terms of such existing indenture, as determined in good faith by Planet and (y) not exceed the aggregate original principal amount of such existing indenture plus any accrued and unpaid interest or premiums thereon or any fees, costs and expenses incurred in connection with such replacement or refinancing or (3) assumed in connection with transactions permitted by Section 6.1(a)(v)), (B) for any inter-company indebtedness solely involving Planet or its direct or indirect wholly owned Subsidiaries,
(C) indebtedness for borrowed money not to exceed $50,000,000. in aggregate principal amount outstanding at any time incurred by Planet or any of its Subsidiaries other than in accordance with clauses
(A) and (B), or (D) credit support or guarantees by Planet or its Subsidiaries of indebtedness for borrowed money of Planet or its Subsidiaries, which indebtedness is incurred in compliance with this Section
6.1(a)(vii); provided that notwithstanding anything to the contrary, this Section 6.1(a)(vii) shall not restrict or limit the Debt Financing or the transactions contemplated by Section 6.4 or Section 6.5, in each case undertaken in accordance with the terms thereof;
(viii)waive, release, assign, settle or compromise any pending or threatened Action which
(A) is material to the business of Planet and its Subsidiaries, taken as a whole, (B) is in respect of Taxes

(which shall be governed exclusively by Section 6.1(a)(ix) and not this Section 6.1(a)(viii)), or (C)
otherwise involves the payment by Planet or any of its Subsidiaries of an amount in excess of $5,000,000
(excluding any amounts that may be paid under existing insurance policies); provided, that no settlement of any pending or threatened Action may involve (1) any material injunctive or equitable relief or impose material restrictions on the business activities of Planet and its Subsidiaries, taken as a whole (other than customary non-disclosure obligations) or (2) any admission of wrongdoing by Planet or any of its
Subsidiaries;
(ix)(A) make, change or revoke any material Tax election, (B) settle or compromise any material Tax audit, examination, investigation or other similar administrative or judicial proceeding for a material amount of Taxes, (C) adopt or change any material Tax accounting method or change any annual accounting period for Tax purposes, (D) request or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law), (F)
request any Tax ruling from any Governmental Entity, or (G) file any material amended Tax Return;
(x)increase or change the compensation or benefits of any current or former officer, director, employee or other individual service provider, other than in the ordinary course of business, except that, notwithstanding the foregoing, Planet shall not, and shall not permit any of its Subsidiaries to, except as required by any Planet Benefit Plan in effect as of the date of this Agreement or as amended after the date of this Agreement in accordance with the terms of this Agreement, (A) grant any Planet
Equity Award or other long-term incentive or equity-based awards, or amend or modify (other than in a de minimis respect) the terms of any outstanding Planet Equity Awards, (B) grant any transaction or retention bonuses, (C) increase or change the compensation or benefits payable or due to any executive officer, (D)
pay annual bonuses, other than for completed periods based on actual performance through the end of the applicable performance period, (E) increase or change the severance, termination pay or similar terms applicable to any current or former employee or individual service provider, (F) hire any employee or individual service provider with annual base cash compensation in excess of $300,000 or terminate the employment of any executive officer (in each case, other than terminations for cause), or (G) adopt, establish, enter into, materially amend, or terminate any material Planet Benefit Plan;
(xi)change any of its material financial accounting policies or procedures currently in effect, except as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or
quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with Planet’s outside auditor;
(xii)enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);
(xiii)make aggregate capital expenditures in a fiscal year that are greater than 120% of the aggregate amount of capital expenditures with respect to such fiscal year in Planet’s long range plan, such amount as disclosed in Section 6.1(a)(xiii) of the Planet Disclosure Letter;
(xiv)amend the Planet Charter, Planet Bylaws or the New Entity Organizational
Documents;
(xv)implement any broad-based cost reduction initiative (including employee layoffs, reductions in force, plant closings, or other similar actions that trigger notice obligations under the WARN
Act);
(xvi)(A) modify, negotiate, extend, amend, terminate or enter into any Planet Labor
Agreement, (B) recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any employees of Planet or any of its Subsidiaries, (C) enter into any material agreement, arrangement, consent, waiver or understanding with, or make any material commitment to, any labor union, labor organization, works council, employee representative or other employee representative body or under any Planet Labor Agreement, or (D) enter into any agreement, arrangement, consent, waiver or understanding with, or make any commitment to, any labor union, labor organization, works council, employee representative or other employee representative body or under any Planet Labor Agreement, in each case, in connection with or relating to this Agreement and the transactions contemplated by this Agreement;
(xvii)take any action, or fail to take any action, which action or failure to act could be reasonably expected to prevent the Mergers from qualifying for the Intended Tax Treatment;
(xviii)affirmatively waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of
Planet or any of its Subsidiaries; or
(xix)authorize, or commit or agree to take, any of the foregoing actions.
(b)Conduct of Business by Lightspeed.  Except as set forth in Section 6.1(b) of the Lightspeed
Disclosure Letter, as required by Applicable Law, as otherwise expressly contemplated or expressly permitted by this Agreement or as consented to in advance by Planet in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing Effective Time,
Lightspeed shall, and shall cause its Subsidiaries to, carry on their respective businesses in all material respects in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them (provided, that the failure to take any action prohibited by any specific subclause of this Section 6.1(b) shall not be a breach).  Except (A) as set forth in Section 6.1(b) of the
Lightspeed Disclosure Letter, (B) as required by Applicable Law, (C) as otherwise expressly contemplated or expressly permitted by this Agreement or (D) as consented to in advance by Planet in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing
Effective Time, Lightspeed shall not, and shall cause its Subsidiaries not to:
(i)(A) other than (I) dividends and distributions by a direct or indirect wholly owned
Subsidiary of Lightspeed to its parent and (II) subject to Section 7.13, quarterly cash dividends on shares of Lightspeed Common Stock with timing that is consistent with past practice and in an amount per share not to exceed $1.15 with respect to fiscal year 2026 quarterly dividends, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its Equity Securities, (B) split, combine or reclassify any of its Equity Securities or issue or authorize the issuance of any other Equity Securities in respect of, in lieu of or in substitution for any of its existing Equity Securities, or (C) purchase, redeem or otherwise acquire any Equity Securities of
Lightspeed or any of its Subsidiaries (other than the acquisition of shares from a holder of a Lightspeed
Equity Award outstanding as of the date hereof or granted on or after the date hereof not in violation of this Agreement, in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof, or in connection with the forfeiture of any Lightspeed Equity Awards that are outstanding on the date of this Agreement or granted on or after the date hereof not in violation of this Agreement);
(ii)issue, grant, transfer, deliver, sell, pledge or otherwise encumber or subject to any
Lien any of its Equity Securities (other than the issuance of shares of Lightspeed Common Stock in respect of the (A) vesting or settlement of Lightspeed Equity Awards outstanding as of the date hereof or granted on or after the date hereof not in violation of this Agreement, in each case, in accordance with the terms of the Lightspeed Equity Plan and any related award agreements and (B) conversion of the Existing
Lightspeed Convertible Notes);
(iii)(A) other than in the ordinary course of business and subject to Section 6.4 and
Section 6.5 with respect to the Existing Lightspeed Convertible Notes Indenture, amend, renew, terminate or waive any material provision or right of any Lightspeed Material Contract, except in connection with any amendments to, and normal renewals of, Lightspeed Material Contracts without materially adverse changes, additions or deletions of terms, or (B) enter into any new agreement or contract or other binding obligation of Lightspeed or any of its Subsidiaries containing (1) any material restriction on the ability of
Lightspeed or its Subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Mergers, (2) other than in the ordinary course of business, with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the Closing Effective Time, would impose obligations on Planet or its Affiliates, or (3) any provision of the type described in Section 5.17(a)(xi);
(iv)except for any such transactions solely among wholly owned Subsidiaries of
Lightspeed, (A) merge or consolidate Lightspeed or any of its Subsidiaries with any other Person, or (B)
restructure, reorganize or completely or partially liquidate;
(v)(A) acquire any Equity Securities in, or make any investment in or any capital contribution to, any Person, or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), including in each case by merger or consolidation, or (B) otherwise acquire any material assets (other than acquisitions of equipment, supplies, raw materials and inventory in the ordinary course of business), except, in the case of each of clauses (A) and (B), (x) for transactions solely between Lightspeed and its wholly owned Subsidiaries or solely among Lightspeed’s wholly owned
Subsidiaries and (y) subject to Section 7.3(b), acquisitions or investments in any Person in one or more transactions in which the aggregate consideration does not exceed $20,000,000 for any single transaction or $150,000,000 in the aggregate for all such transactions (provided, that Lightspeed shall consult in good faith with Planet a reasonable period of time in advance of entering into a binding agreement with respect to any such acquisition or investment, and shall consider in good faith any reasonable comments timely provided by Planet regarding such transaction);
(vi)(A) transfer, sell, lease, sublease, license, sublicense, abandon, waive, relinquish, assign, swap or otherwise dispose of any assets or properties of Lightspeed or any of its Subsidiaries or
(B) mortgage or pledge any assets or properties of Lightspeed or any of its Subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens); provided, however that the foregoing shall not prohibit (1) with respect to Intellectual Property assets, non-exclusive licenses or sublicenses of
Intellectual Property granted to customers, contractors or suppliers in the ordinary course of business, (2)
sales of inventory, products or services in the ordinary course of business, (3) transfers, sales, leases, licenses, subleases, assignments, swaps or other dispositions of assets and properties in one or more transactions with respect to which the aggregate consideration does not exceed $5,000,000 for any single transaction or $25,000,000 in the aggregate for all such transactions, or (4) solely in the case of clause (B), as may be required in connection with the terms of the Existing Lightspeed Credit Agreement as in effect on the date hereof or the Existing Lightspeed Convertible Notes Indenture;
(vii)create, incur, assume or otherwise become liable for any indebtedness or obligations for borrowed money, or issue, sell or grant any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except (A) for indebtedness and guarantees (1) incurred in the ordinary course of business
(including without limitation in connection with transactions permitted by Section 6.1(b)(v)) under the
Existing Lightspeed Credit Agreement as in effect as of the date hereof, (2) incurred in connection with the replacement or refinancing of the indebtedness or other obligations outstanding under any indenture existing on the date hereof with a maturity date prior to December 31, 2028; provided that such replacement or refinancing indebtedness shall (x) be on substantially the same or better terms, taken as a whole, than the terms of such existing indenture, as determined in good faith by Lightspeed and (y) not exceed the aggregate original principal amount of such existing indenture plus any accrued and unpaid interest or premiums thereon or any fees, costs and expenses incurred in connection with such replacement or refinancing or (3) assumed in connection with transactions permitted by Section 6.2(a)(v)), (B) for any inter-company indebtedness solely involving Lightspeed or its direct or indirect wholly owned

Subsidiaries, (C) indebtedness for borrowed money not to exceed $50,000,000 in aggregate principal amount outstanding at any time incurred by Lightspeed or any of its Subsidiaries other than in accordance with clauses (A) and (B), or (D) credit support or guarantees by Lightspeed or its Subsidiaries of indebtedness for borrowed money of Lightspeed or its Subsidiaries, which indebtedness is incurred in compliance with this Section 6.1(b)(vii), in each case undertaken in accordance with the terms thereof;
(viii)waive, release, assign, settle or compromise any pending or threatened Action which
(A) is material to the business of Lightspeed and its Subsidiaries, taken as a whole, (B) is in respect of
Taxes (which shall be governed exclusively by Section 6.1(b)(ix) and not this Section 6.2(a)(viii)), or (C)
otherwise involves the payment by Lightspeed or any of its Subsidiaries of an amount in excess of
$5,000,000 (excluding any amounts that may be paid under existing insurance policies); provided, that no settlement of any pending or threatened Action may involve (1) any material injunctive or equitable relief or impose material restrictions on the business activities of Lightspeed and its Subsidiaries, taken as a whole (other than customary non-disclosure obligations) or (2) any admission of wrongdoing by
Lightspeed or any of its Subsidiaries;
(ix)(A) make, change or revoke any material Tax election, (B) settle or compromise any material Tax audit, examination, investigation or other similar administrative or judicial proceeding for a material amount of Taxes, (C) adopt or change any material Tax accounting method or change any annual accounting period for Tax purposes, (D) request or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law), (F)
request any Tax ruling from any Governmental Entity, or (G) file any material amended Tax Return;
(x)increase or change the compensation or benefits of any current or former officer, director, employee or other individual service provider, other than in the ordinary course of business, except that, notwithstanding the foregoing, Lightspeed shall not, and shall not permit any of its
Subsidiaries to, except as required by any Lightspeed Benefit Plan in effect as of the date of this
Agreement or as amended after the date of this Agreement in accordance with the terms of this
Agreement, (A) grant any Lightspeed Equity Award or other long-term incentive or equity-based awards, or amend or modify (other than in a de minimis respect) the terms of any outstanding Lightspeed Equity
Awards, (B) grant any transaction or retention bonuses, (C) increase or change the compensation or benefits payable or due to any executive officer, (D) pay annual bonuses, other than for completed periods based on actual performance through the end of the applicable performance period, (E) increase or change the severance, termination pay or similar terms applicable to any current or former employee or individual service provider, (F) hire any employee or individual service provider with annual base cash compensation in excess of $300,000 or terminate the employment of any executive officer (in each case, other than terminations for cause), or (G) adopt, establish, enter into, materially amend, or terminate any material
Lightspeed Benefit Plan;
(xi)change any of its material financial accounting policies or procedures currently in effect, except as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or
quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with Lightspeed’s outside auditor;
(xii)enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);
(xiii)make aggregate capital expenditures in a fiscal year that are greater than 120% of the aggregate amount of capital expenditures with respect to such fiscal year in Lightspeed’s long range plan, such amount as disclosed in Section 6.1(b)(xiii) of the Lightspeed Disclosure Letter;
(xiv)amend the Lightspeed Charter or Lightspeed Bylaws;

(xv)implement any broad-based cost reduction initiative (including employee layoffs, reductions in force, plant closings, or other similar actions that trigger notice obligations under the WARN
Act);
(xvi)(A) modify, negotiate, extend, amend, terminate or enter into any Lightspeed Labor
Agreement, (B) recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any employees of Lightspeed or any of its Subsidiaries, (C) enter into any material agreement, arrangement, consent, waiver or understanding with, or make any material commitment to, any labor union, labor organization, works council, employee representative or other employee representative body or under any Lightspeed Labor
Agreement, or (D) enter into any agreement, arrangement, consent, waiver or understanding with, or make any commitment to, any labor union, labor organization, works council, employee representative or other employee representative body or under any Lightspeed Labor Agreement, in each case, in connection with or relating to this Agreement and the transactions contemplated by this Agreement;
(xvii)take any action, or fail to take any action, which action or failure to act could be reasonably expected to prevent the Mergers from qualifying for the Intended Tax Treatment;
(xviii)affirmatively waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of
Lightspeed or any of its Subsidiaries; or
(xix)authorize, or commit or agree to take, any of the foregoing actions.
Section 6.2No Solicitation by Planet.
(a)Planet shall not, and shall cause its Subsidiaries and its and their directors and officers not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal or offer the consummation of which would constitute a Planet Alternative Transaction, or any inquiry, proposal or offer that would reasonably be expected to lead to a Planet Alternative Transaction, (ii) engage in, continue or otherwise participate in any discussions or negotiations, or cooperate in any way with any Person (or group of
Persons), with respect to any inquiries regarding, or the making of, any proposal or offer the consummation of which would constitute a Planet Alternative Transaction, or any inquiry, proposal or offer that would reasonably be expected to lead to a Planet Alternative Transaction, or (iii) otherwise publicly propose, resolve or agree to do any of the foregoing (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to the terms of this Section 6.2, provided such communication is limited exclusively to such referral).  Planet shall, and shall cause its Affiliates and its and their respective Representatives to, (x) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Planet Alternative
Transaction or any inquiry, offer or proposal that would reasonably be expected to lead to a Planet Alternative
Transaction, (y) promptly request the return or destruction of all confidential information previously furnished to any such Person or its Representatives and (z) not release any third party from, or waive any provisions of, any existing confidentiality or standstill agreements to which Planet or any of its Subsidiaries is a party with respect to any Planet Alternative Transaction; provided, however, that nothing herein shall prevent the Planet Board from waiving any standstill or similar provision in any such agreement if the Planet Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to waive such provisions would be inconsistent with its fiduciary duties under Applicable Law.  Notwithstanding the foregoing, if, at any time prior to obtaining the Planet Stockholder Approval, in response to an unsolicited bona fide written proposal with respect to a Planet Alternative Transaction that the Planet Board determines in good faith
(after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Planet Superior Proposal, and which proposal was made after the date of this
Agreement and did not result from a material breach of this Section 6.2 and subject to compliance with Section
6.2(b) and Section 6.2(c), Planet and its Representatives may (A) furnish information with respect to Planet and its
Subsidiaries to the Person (or group of Persons) making such proposal (and its Representatives and financing sources) (provided, that all such information has previously been provided to Lightspeed or is provided to
Lightspeed prior to or substantially concurrently with the time it is provided to such Person) pursuant to a customary confidentiality agreement containing terms as to confidentiality generally no less restrictive than the terms of the
Confidentiality Agreement (provided, however, that such confidentiality provision need not contain any “standstill”
or similar provision) and (B) participate in discussions or negotiations regarding such proposal with the Person (or group of Persons) making such proposal (and its Representatives and financing sources).  For purposes of this
Agreement, “Planet Alternative Transaction” means any of (1) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than Lightspeed and its Subsidiaries (such Person or group of Persons, a “Planet Third Party”), acquires or would acquire, directly or indirectly, “beneficial ownership” (as defined in Rule
13d-3 under the Exchange Act) of more than 20% of the outstanding shares of Planet Common Stock or securities
(or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities)
representing 20% or more of the voting power of Planet, whether from Planet or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, consolidation, share exchange or similar transaction pursuant to which any Planet Third Party acquires or would acquire, directly or indirectly, the assets or business of Planet or any of its
Subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of
Planet and its Subsidiaries taken as a whole, (3) any transaction pursuant to which any Planet Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding Equity Securities of Subsidiaries of Planet and any entity surviving any merger or combination including any of them) of Planet or any of its Subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Planet and its Subsidiaries taken as a whole or (4) any disposition of assets representing 20%
or more of the revenues, net income or assets (in each case on a consolidated basis) of Planet and its Subsidiaries, taken as a whole.
(b)Except as expressly permitted by this Section 6.2(b), neither the Planet Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify or fail to make, in each case in a manner adverse to Lightspeed, the Planet Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Planet Alternative Transaction, (iii) fail to include in the Proxy
Statement/Prospectus the Planet Recommendation, (iv) fail to publicly reaffirm the Planet Recommendation within five (5) Business Days (or, if earlier, prior to the date of the Planet Stockholders Meeting) after Lightspeed requests in writing that such approval be reaffirmed publicly following the public announcement of any Planet Alternative
Transaction (provided, that Lightspeed shall not be entitled to make such written request, and the Planet Board shall not be required to make such reaffirmation, more than once with respect to any particular Planet Alternative
Transaction), or (v) fail to publicly recommend against acceptance by Planet’s securityholders of any third party tender offer or exchange offer relating to shares of Planet Common Stock and reaffirm the Planet Recommendation in connection therewith, in each case, within five (5) Business Days after the commencement of such tender offer or exchange offer (or, if earlier, prior to the Planet Stockholders Meeting) (any action in clause (i) through this clause
(v) being referred to as a “Planet Recommendation Change”), or (vi) permit Planet or any of its controlled Affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (x) related to any Planet Alternative Transaction, or (y) that requires, or is reasonably likely to cause, Planet to terminate, delay or fail to consummate, or that would otherwise impede or interfere in any way with or be inconsistent with, the consummation of the Mergers or any of the other transactions contemplated by this Agreement (other than a confidentiality agreement referred to in Section 6.2(a)).  Notwithstanding the foregoing, in the event that prior to obtaining the Planet Stockholder Approval, the Planet Board determines in good faith, that it has received a Planet
Superior Proposal and (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, the Planet
Board may (subject to this and the following sentences) effect a Planet Recommendation Change prior to obtaining the Planet Stockholder Approval, but only at a time that is after the fifth (5th) Business Day following Lightspeed’s receipt of written notice from Planet advising Lightspeed that the Planet Board has received a Planet Superior
Proposal and specifying the material terms and conditions of such Planet Superior Proposal, attaching copies of such
Planet Superior Proposal or otherwise furnishing them to Lightspeed at the same time of such notice, identifying the
Person making such Planet Superior Proposal and stating that it intends to make a Planet Recommendation Change;
provided, that in the event of a subsequent modification to the material terms and conditions of such Planet Superior
Proposal, the Planet Board may only effect a Planet Recommendation Change after the fourth (4th) Business Day following Lightspeed’s receipt of written notice from Planet advising Lightspeed of the modification to such terms and conditions (it being understood and agreed that any further amendments to the material terms and conditions
(including form and amount of consideration) of such Planet Superior Proposal shall require a new notice and a new four (4) day Business Day period); provided, further, that during such five (5) or four (4) Business Day notice period, as applicable, Planet engages (to the extent requested by Lightspeed) in good faith negotiations with
Lightspeed to amend this Agreement in such a manner that the proposal to enter into a Planet Alternative
Transaction no longer constitutes a Planet Superior Proposal; provided, further, that after taking into consideration the adjusted terms and conditions of this Agreement as so proposed by Lightspeed during such period or periods, the
Planet Board continues to determine in good faith (after consultation with outside counsel and its financial advisor of nationally recognized reputation) that such proposal continues to be a Planet Superior Proposal and that the failure to make a Planet Recommendation Change would be inconsistent with its fiduciary duties under Applicable
Law.  For purposes of this Agreement, a “Planet Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Planet Third Party to enter into a
Planet Alternative Transaction (with all references to 20% in the definition of Planet Alternative Transaction being treated as references to 80% for these purposes) that (A) did not result from a material breach of Section 6.2(a) and
(B) is on terms that the Planet Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation and taking into account all factors and matters deemed relevant in good faith by the Planet Board, including financial, legal, regulatory and any other aspects of the transactions including the identity of the Person making such proposal, any termination fees, expense reimbursement provisions, conditions to consummation and whether the transactions contemplated by such proposal are reasonably capable of being consummated on a timely basis) is more favorable to the Planet stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this
Agreement that may be proposed by Lightspeed in response to such proposal to enter into a Planet Alternative
Transaction).  In addition, notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Planet Stockholder Approval, if the Planet Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, the Planet Board may effect a Planet Recommendation
Change prior to obtaining the Planet Stockholder Approval in response to any Planet Intervening Event, but only at a time that is after the fifth (5th) Business Day following Lightspeed’s receipt of written notice from Planet advising
Lightspeed of all material information with respect to any such Planet Intervening Event and stating that it intends to make a Planet Recommendation Change and providing a full description of its rationale therefor (it being understood and agreed that any material change to the facts and circumstances relating to such Planet Intervening Event shall require a new notice from Planet and a new five (5) Business Day period); provided, that during such five
(5) Business Day period, Planet has considered and, at the reasonable request of Lightspeed, engaged in good faith discussions with Lightspeed regarding, any adjustment or modification to the terms of this Agreement proposed by
Lightspeed in response to such Planet Intervening Event; provided, further, that the Planet Board shall not effect any
Planet Recommendation Change involving or relating to a Planet Intervening Event unless, following such five
(5) Business Day period, the Planet Board again determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and taking into account any adjustment or modification to the terms of this Agreement proposed by Planet, that failure to do so would be inconsistent with the directors’ fiduciary duties under Applicable Law.  The term “Planet Intervening Event” shall mean a material event, fact or change in circumstance that arises or occurs after the date of this Agreement with respect to Planet that materially affects the business, assets or operations of Planet and its Subsidiaries, taken as a whole (other than any material event, change, effect, development or occurrence resulting from a breach of this Agreement by the parties hereto, respectively), and that, prior to the date of this Agreement, was neither known nor reasonably foreseeable by the Planet Board (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the Planet Board on the date of this Agreement); provided, however, that in no event shall any of the following constitute a Planet Intervening Event: (i) the receipt, existence or terms of a Planet Alternative
Transaction or any matter relating thereto (including any proposal or offer with respect thereto) or consequence thereof, (ii) the fact, in and of itself, that Planet meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period, or any changes after the date of this Agreement in the price or trading volume of the Planet Common Stock
(it being understood that the event or change in circumstance underlying any of the foregoing in this clause (ii) may be taken into consideration, unless otherwise excluded by the exceptions to this definition), (iii) the public announcement, execution, delivery or performance of this Agreement, the identity of Planet or Lightspeed, as applicable, or the public announcement, pendency or consummation of the transactions contemplated by this
Agreement, including the Mergers, (iv) any adverse effect of any event or events on the business, properties, financial condition or results of operations of Lightspeed or any of its Subsidiaries, and (v) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).
(c)In addition to the obligations of Planet set forth in Section 6.2(a) and Section 6.2(b), Planet shall promptly, and in any event within 24 hours of receipt thereof, advise Lightspeed orally and in writing of any request for information or of any proposal relating to a Planet Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the Person making such request or proposal.  Planet shall (i) keep Lightspeed reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a reasonably current basis and (ii) provide to Lightspeed as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between Planet or its Subsidiaries or any of their Representatives, on the one hand, and any Person making such request or proposal, on the other hand, that describes in any material respect any of the material terms or conditions of any such request or proposal.
(d)Nothing contained in this Section 6.2 shall prohibit Planet from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, from making any disclosure to Planet stockholders that is required by Applicable Law or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any such disclosure or statement that constitutes or contains a Planet Recommendation Change shall be subject to the provisions of Section 6.2(b);
provided, further, that such a communication by the Planet Board to the Planet stockholders shall be deemed a
Planet Recommendation Change unless the Planet Board expressly reconfirms its recommendation in such disclosure.
Section 6.3No Solicitation by Lightspeed.
(a)Lightspeed shall not, and shall cause its Subsidiaries and its and their directors and officers not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal or offer the consummation of which would constitute a Lightspeed Alternative Transaction, or any inquiry, proposal or offer that would reasonably be expected to lead to a Lightspeed Alternative Transaction, (ii) engage in, continue or otherwise participate in any discussions or negotiations, or cooperate in any way with any Person (or group of
Persons), with respect to any inquiries regarding, or the making of, any proposal or offer the consummation of which would constitute a Lightspeed Alternative Transaction, or any inquiry, proposal or offer that would reasonably be expected to lead to a Lightspeed Alternative Transaction, or (iii) otherwise publicly propose, resolve or agree to do any of the foregoing (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to the terms of this Section 6.3, provided such communication is limited exclusively to such referral).  Lightspeed shall, and shall cause its Affiliates and its and their respective Representatives to, (x) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any
Lightspeed Alternative Transaction or any inquiry, offer or proposal that would reasonably be expected to lead to a
Lightspeed Alternative Transaction, (y) promptly request the return or destruction of all confidential information previously furnished to any such Person or its Representatives and (z) not release any third party from, or waive any provisions of any existing confidentiality or standstill agreements to which Lightspeed or any of its Subsidiaries is a party with respect to any Planet Alternative Transaction; provided, however, that nothing herein shall prevent the
Planet Board from waiving any standstill or similar provision in any such agreement if the Planet Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to waive such provisions would be inconsistent with its fiduciary duties under Applicable Law.
Notwithstanding the foregoing, if, at any time prior to obtaining the Lightspeed Stockholder Approval, in response to an unsolicited bona fide written proposal with respect to a Lightspeed Alternative Transaction that the Lightspeed
Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Lightspeed Superior Proposal, and which proposal was made after the date of this Agreement and did not result from a material breach of this Section 6.3 and subject to compliance with Section 6.3(b) and Section 6.3(c), Lightspeed and its Representatives may (A) furnish information with respect to Lightspeed and its Subsidiaries to the Person (or group of Persons) making such proposal (and its Representatives and financing sources) (provided, that all such information has previously been provided to Planet or is provided to Planet prior to or substantially concurrently with the time it is provided to such
Person) pursuant to a customary confidentiality agreement containing terms as to confidentiality generally no less restrictive than the terms of the Confidentiality Agreement (provided, however, that such confidentiality provision need not contain any “standstill” or similar provision) and (B) participate in discussions or negotiations regarding such proposal with the Person (or group of Persons) making such proposal (and its Representatives and financing sources).  For purposes of this Agreement, “Lightspeed Alternative Transaction” means any of (1) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than Planet and its Subsidiaries
(including First Merger Sub and Second Merger Sub) (such Person or group of Persons, a “Lightspeed Third
Party”), acquires or would acquire, directly or indirectly, “beneficial ownership” (as defined in Rule 13d-3 under the
Exchange Act) of more than 20% of the outstanding shares of Lightspeed Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20%
or more of the voting power of Lightspeed, whether from Lightspeed or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, consolidation, share exchange or similar transaction pursuant to which any Lightspeed
Third Party acquires or would acquire, directly or indirectly, the assets or business of Lightspeed or any of its
Subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of
Lightspeed and its Subsidiaries taken as a whole, (3) any transaction pursuant to which any Lightspeed Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding Equity
Securities of Subsidiaries of Lightspeed and any entity surviving any merger or combination including any of them)
of Lightspeed or any of its Subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Lightspeed and its Subsidiaries taken as a whole or (4) any disposition of assets representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Lightspeed and its Subsidiaries, taken as a whole.
(b)Except as expressly permitted by this Section 6.3(b), neither the Lightspeed Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify or fail to make, in each case in a manner adverse to Planet, the Lightspeed Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Lightspeed Alternative Transaction, (iii) fail to include in the Proxy
Statement/Prospectus the Lightspeed Recommendation, (iv) fail to publicly reaffirm the Lightspeed
Recommendation, within five (5) Business Days (or, if earlier, prior to the date of the Lightspeed Stockholders
Meeting) after Planet requests in writing that such approval be reaffirmed publicly following the public announcement of any Lightspeed Alternative Transaction (provided, that Planet shall not be entitled to make such written request, and the Lightspeed Board shall not be required to make such reaffirmation, more than once with respect to any particular Lightspeed Alternative Transaction), or (v) fail to publicly recommend against acceptance by Lightspeed’s securityholders of any third party tender offer or exchange offer relating to shares of Lightspeed
Common Stock and reaffirm the Lightspeed Recommendation in connection therewith, in each case, within five (5)
Business Days after the commencement of such tender offer or exchange offer (or, if earlier, prior to the Lightspeed
Stockholders Meeting) (any action in clause (i) through this clause (v) being referred to as a “Lightspeed
Recommendation Change”), or (vi) permit Lightspeed or any of its controlled Affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (x) related to any Lightspeed
Alternative Transaction or (y) that requires, or is reasonably likely to cause, Lightspeed to terminate, delay or fail to consummate, or that would otherwise impede or interfere in any way with or be inconsistent with, the consummation of the Mergers or any of the other transactions contemplated by this Agreement (other than a confidentiality agreement referred to in Section 6.3(a)).  Notwithstanding the foregoing, in the event that prior to obtaining the
Lightspeed Stockholder Approval, the Lightspeed Board determines in good faith, that it has received a Lightspeed
Superior Proposal and (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, the
Lightspeed Board may (subject to this and the following sentences) effect a Lightspeed Recommendation Change prior to obtaining the Lightspeed Stockholder Approval, but only at a time that is after the fifth (5th) Business Day following Planet’s receipt of written notice from Lightspeed advising Planet that the Lightspeed Board has received a Lightspeed Superior Proposal and specifying the material terms and conditions of such Lightspeed Superior
Proposal, attaching copies of such Lightspeed Superior Proposal or otherwise furnishing them to Planet at the same time of such notice, identifying the Person making such Lightspeed Superior Proposal and stating that it intends to make a Lightspeed Recommendation Change; provided, that in the event of a subsequent modification to the material terms and conditions of such Lightspeed Superior Proposal, the Lightspeed Board may only effect a
Lightspeed Recommendation Change after the fourth (4th) Business Day following Planet’s receipt of written notice from Lightspeed advising Planet of the modification to such terms and conditions (it being understood and agreed that any further amendments to the material terms and conditions (including form and amount of consideration) of such Lightspeed Superior Proposal shall require a new notice and a new four (4) day Business Day period);
provided, further, that during such five (5) or four (4) Business Day notice period, as applicable, Lightspeed engages
(to the extent requested by Planet) in good faith negotiations with Planet to amend this Agreement in such a manner that the proposal to enter into a Lightspeed Alternative Transaction no longer constitutes a Lightspeed Superior
Proposal; provided, further, that after taking into consideration the adjusted terms and conditions of this Agreement as so proposed by Planet during such period or periods, the Lightspeed Board continues to determine in good faith
(after consultation with outside counsel and its financial advisor of nationally recognized reputation) that such proposal continues to be a Lightspeed Superior Proposal and that the failure to make a Lightspeed Recommendation
Change would be inconsistent with its fiduciary duties under Applicable Law.  For purposes of this Agreement, a
“Lightspeed Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Lightspeed Third Party to enter into a Lightspeed Alternative Transaction
(with all references to 20% in the definition of Lightspeed Alternative Transaction being treated as references to
80% for these purposes) that (A) did not result from a material breach of Section 6.3(a) and (B) is on terms that the
Lightspeed Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation and taking into account all factors and matters deemed relevant in good faith by the
Lightspeed Board, including financial, legal, regulatory and any other aspects of the transactions including the identity of the Person making such proposal, any termination fees, expense reimbursement provisions, conditions to consummation and whether the transactions contemplated by such proposal are reasonably capable of being consummated on a timely basis) is more favorable to the Lightspeed stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by Planet in response to such proposal to enter into a Lightspeed Alternative
Transaction).  In addition, notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Lightspeed Stockholder Approval, if the Lightspeed Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, the Lightspeed Board may effect a Lightspeed
Recommendation Change prior to obtaining the Lightspeed Stockholder Approval in response to any Lightspeed
Intervening Event, but only at a time that is after the fifth (5th) Business Day following Planet’s receipt of written notice from Lightspeed advising Planet of all material information with respect to any such Lightspeed Intervening
Event and stating that it intends to make a Lightspeed Recommendation Change and providing a full description of its rationale therefor (it being understood and agreed that any material change to the facts and circumstances relating to such Lightspeed Intervening Event shall require a new notice from Lightspeed and a new five (5) Business Day period); provided, that during such five (5) Business Day period, Lightspeed has considered and, at the reasonable request of Planet, engaged in good faith discussions with Planet regarding, any adjustment or modification to the terms of this Agreement proposed by Planet in response to such Lightspeed Intervening Event; provided, further, that the Lightspeed Board shall not effect any Lightspeed Recommendation Change involving or relating to a
Lightspeed Intervening Event unless, following such five (5) Business Day period, the Lightspeed Board again determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and taking into account any adjustment or modification to the terms of this Agreement proposed by Planet, that failure to do so would be inconsistent with the directors’ fiduciary duties under Applicable
Law.  The term “Lightspeed Intervening Event” shall mean a material event, fact or change in circumstance that arises or occurs after the date of this Agreement with respect to Lightspeed that materially affects the business, assets or operations of Lightspeed and its Subsidiaries, taken as a whole (other than any material event, change, effect, development or occurrence resulting from a breach of this Agreement by the parties hereto, respectively), and that, prior to the date of this Agreement, was neither known nor reasonably foreseeable by the Lightspeed Board (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the Lightspeed Board on the date of this Agreement); provided, however, that in no event shall any of the following constitute a Lightspeed Intervening Event: (i) the receipt, existence or terms of a Lightspeed Alternative
Transaction or any matter relating thereto (including any proposal or offer with respect thereto) or consequence thereof, (ii) the fact, in and of itself, that Lightspeed meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period, or any changes after the date of this Agreement in the price or trading volume of the
Lightspeed Common Stock (it being understood that the event or change in circumstance underlying any of the foregoing in this clause (ii) may be taken into consideration, unless otherwise excluded by the exceptions to this definition), (iii) the public announcement, execution, delivery or performance of this Agreement, the identity of
Planet or Lightspeed, as applicable, or the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the Mergers, (iv) any adverse effect of any event or events on the business, properties, financial condition or results of operations of Planet or any of its Subsidiaries, and (v) any changes in general economic or political conditions, or in the financial, credit or securities markets in general
(including changes in interest rates, exchange rates, stock, bond and/or debt prices).
(c)In addition to the obligations of Lightspeed set forth in Section 6.3(a) and Section 6.3(b),
Lightspeed shall promptly, and in any event within 24 hours of receipt thereof, advise Planet orally and in writing of any request for information or of any proposal relating to a Lightspeed Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the Person making such request or proposal.  Lightspeed shall (i) keep Planet reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a reasonably current basis and (ii) provide to Planet as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between Lightspeed or its Subsidiaries or any of their Representatives, on the one hand, and any Person making such request or proposal, on the other hand, that describes in any material respect any of the material terms or conditions of any such request or proposal.
(d)Nothing contained in this Section 6.3 shall prohibit Lightspeed from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, from making any disclosure to Lightspeed stockholders that is required by Applicable Law or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any such disclosure or statement that constitutes or contains a Lightspeed Recommendation Change shall be subject to the provisions of Section 6.3(b);
provided, further, that such a communication by the Lightspeed Board to the Lightspeed stockholders shall be deemed a Lightspeed Recommendation Change unless the Lightspeed Board expressly reconfirms its recommendation in such disclosure.
Section 6.4Financing Cooperation.
(a)Prior to the Closing Date, Lightspeed shall, as reasonably requested by Planet, (i) deliver (or cause to be delivered) notices of the payoff, prepayment, discharge and termination of any outstanding indebtedness or obligations of Lightspeed and each applicable Subsidiary of Lightspeed as required under the Existing Lightspeed
Credit Agreement (the amounts outstanding under the Existing Lightspeed Credit Agreement, the “Lightspeed
Indebtedness Payoff Amount”), (ii) take all other actions within its reasonable control and reasonably required to facilitate the repayment of the Lightspeed Indebtedness Payoff Amount, including the termination of the commitments under the Existing Lightspeed Credit Agreement, in each case, substantially concurrently with the
First Effective Time, and (iii) obtain customary payoff or termination letters or other similar evidence with respect to the Existing Lightspeed Credit Agreement in sufficient form and substance to terminate all Liens, all guaranties and other obligations thereunder (other than contingent obligations for which no claim has been made and which expressly survive the termination thereof), and shall use reasonable best efforts to provide drafts of such payoff letters at least five (5) Business Days prior to the Closing Date (but in any event such drafts shall be delivered no later than three (3) Business Days prior to the Closing Date)  (with executed, as applicable, copies thereof to be provided as soon as available, and in no case later than one Business Day prior to the Closing Date) (and which payoff letters shall be subject to customary conditions).  Planet shall (x) irrevocably pay off, or cause to be paid off, substantially contemporaneously with the First Effective Time, the Lightspeed Indebtedness Payoff Amount (if any)
and (y) take all actions within its control to provide all customary cooperation as may be reasonably requested by

Lightspeed to assist Lightspeed in connection with its obligations under this Section 6.4(a).  For the avoidance of doubt, (A) Lightspeed and its Subsidiaries shall have no obligation to make any payment in respect of the
Lightspeed Indebtedness Payoff Amount, and Planet shall have no obligation to make (or cause to be made) any payment in respect of the Lightspeed Indebtedness Payoff Amount, in each case, prior to the First Effective Time and (B) Lightspeed shall not be obligated to terminate or discharge (or make or cause to become effective any such action) the Existing Lightspeed Credit Agreement prior to the First Effective Time.  Without Planet’s prior written consent, Lightspeed will not, and will cause its directors, officers and Representatives not to, amend, supplement or otherwise modify the Existing Lightspeed Credit Agreement in a manner that would adversely affect the ability to consummate the transactions contemplated by this Agreement.
(b)During the period from the date of this Agreement to the First Effective Time, each of Planet and Lightspeed shall, and shall cause their respective Subsidiaries to, cooperate and consult with each other to, and use reasonable best efforts to cause their appropriate respective Representatives to provide reasonable cooperation therewith, in connection with the arrangement, placement, syndication, documentation, refinancing, extension, repricing, upsizing, modification, incurrence, issuance and/or consummation of financing in connection with the transactions contemplated by this Agreement, on terms mutually agreed in good faith between Planet and
Lightspeed, including without limitation a new or upsized credit facility, whether consisting of term loans, revolving loans or other loan facilities, and senior secured, senior unsecured or convertible notes or bonds, whether issued in a
Rule 144A offering, other private placement or public offering, together with any related guarantees, collateral arrangements or hedging arrangements, in each case, on terms mutually agreed in good faith between Planet and
Lightspeed, (collectively, the “Debt Financing”), which such cooperation shall include for each of Planet and
Lightspeed: (i) making its senior management reasonably available to participate in a reasonable number of meetings and calls, diligence sessions, drafting sessions, road shows, rating agency meetings and lender due diligence presentations, (ii) assisting as is reasonably necessary with the preparation of materials for rating agency presentations, lender presentations, offering documents, road shows, private placement memoranda, bank information memoranda (including confidential information memorandum), prospectuses, business projections and similar documents required in connection with the Debt Financing, and otherwise reasonably cooperating with the marketing efforts for any portion of the Debt Financing (collectively, the “Marketing Material”), (iii) furnishing customary financial or other information as reasonably requested by the providers of the Debt Financing, and, as promptly as reasonably practicable, informing Planet or Lightspeed, as applicable, if Lightspeed shall have actual knowledge of any facts with respect to Lightspeed and its Subsidiaries, or if Planet shall have actual knowledge of any facts with respect to Planet and its Subsidiaries, in each case, that would be reasonably likely to (x) require the restatement of any financial statements provided to the providers of the Debt Financing in order for such financial information to comply with GAAP or (y) result in any of such information no longer being Compliant, (iv)
providing such customary documents, certificates and other customary information relating to it as may be reasonably requested in connection with the delivery of any customary negative assurance opinions and customary comfort letters relating to the Debt Financing, (v) causing its independent auditors to provide customary cooperation with the Debt Financing, (vi) obtaining the consents of its independent auditors to use their audit reports on its audited Financial Statements and to reference to such independent auditors as experts in any Marketing Material and any related government filings filed or used in connection with the Debt Financing, (vii) (A) obtaining each of its independent auditors’ customary comfort letters, audit reports, surveys and title insurance as reasonably requested by the providers of the Debt Financing, and (B) providing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including beneficial ownership regulations and the Patriot Act with respect to itself and its Subsidiaries, (viii) in connection with the Debt Financing, cooperating with prospective lenders’ due diligence investigation and evaluation of the assets, cash management and accounting systems, policies and procedures relating thereto of it and its Subsidiaries for the purpose of establishing financing agreements or other certificates or documents as may be reasonably requested by the providers of the Debt Financing, (ix) taking all corporate or other organizational actions, subject to the occurrence of the Closing, necessary to authorize and permit the consummation of the Debt Financing and the availability, borrowing or incurrence of all of the proceeds of the Debt Financing immediately following the
Closing, including but not limited to obtaining such consents, approvals, authorizations and instruments which may be reasonably requested by the providers of the Debt Financing to permit the consummation of the Debt Financing,
(x) executing customary authorization and management representation letters and customary representation letters to auditors with respect to itself and its Subsidiaries, (xi) assisting with the preparation and delivery of, and executing and delivering, as of the Closing Date, any guarantees, pledge and security documents, other definitive financing documents, including, in each case, the schedules thereto, or other certificates or documents contemplated in connection with the Debt Financing and (xii) taking other reasonable actions that are necessary or advisable to permit the consummation of the Debt Financing.  Planet shall (1) keep Lightspeed informed on a reasonably current basis with respect to the status of the Debt Financing, including without limitation providing any material term sheets to Lightspeed relating to the Debt Financing and (2) provide Lightspeed with copies of any material definitive agreements related to the Debt Financing.  For the avoidance of doubt, subject to the immediately preceding sentence, Planet’s Representatives shall manage the structuring, negotiation and documentation of the Debt
Financing.  Notwithstanding anything to the contrary contained herein, Planet and Lightspeed shall not enter into any material definitive agreements with respect to the Debt Financing except on terms mutually agreed in good faith between Planet and Lightspeed (which shall not be unreasonably withheld, conditioned or delayed).
(c)Prior to the First Effective Time, Lightspeed shall reasonably cooperate so that the Existing
Planet Credit Agreement and the Existing Planet Indentures, as applicable, are amended, supplemented or otherwise modified, in each case, on terms mutually agreed to in good faith by Lightspeed and Planet, effective as of, or as promptly as practicable following, the First Effective Time in accordance with the provisions of the applicable
Existing Planet Credit Agreement or Existing Planet Indentures in order for Lightspeed and its Subsidiaries to provide a full and unconditional guarantee of Planet’s obligations under the Existing Planet Credit Agreement and the Existing Planet Indentures, including timely providing to the agent or trustee under the Existing Planet Credit
Agreement or Existing Planet Indentures, as applicable, joinder and collateral documents or supplemental indentures effective as of the First Effective Time, in each case, on terms mutually agreed to in good faith by Lightspeed and
Planet, as necessary, complying with the applicable requirements of such Existing Planet Credit Agreement or
Existing Planet Indentures, as applicable, together with any related certificates required by the such Existing Planet
Credit Agreement or Existing Planet Indentures, as applicable, to be delivered in connection with such joinder and collateral documents or supplemental indenture.
(d)The cooperation set forth in Section 6.4(b) shall not be required to the extent that it would (i)
require either Lightspeed or Planet to take any action that in its good faith judgment would unreasonably interfere with its or its Subsidiaries’ ongoing business or operations, (ii) require any of Lightspeed or Planet or their respective Subsidiaries to incur any fee, expense or other liability prior to the Closing Effective Time, (iii) cause any representation or warranty in this Agreement to be breached, (iv) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (v) be reasonably expected to cause any director, officer or employee of Lightspeed or Planet or their respective Subsidiaries to incur any personal liability or (iv) cause any breach of any Applicable Law or any Contract to which Lightspeed or Planet or any of their respective Subsidiaries is a party.  Neither Lightspeed nor Planet nor any of their respective Subsidiaries shall be required to (x) enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing, (y)
deliver any certificate or take any other action that would reasonably be expected to result in personal liability to a director, officer or other personnel, deliver any legal opinion or otherwise provide any information or take any action to the extent it could result in (A) a loss or waiver of any privilege or (B) in the disclosure of any trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under this Agreement or the violation of any confidentiality obligation (provided, that Lightspeed or Planet, as applicable, and their respective Subsidiaries shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Lightspeed or Planet, as applicable, shall, to the extent permitted by such confidentiality obligations, notify the other party if any such information that has been specifically identified and requested is being withheld as a result of any such obligation of confidentiality)
or (y) prepare or provide any financial information in a form or on a time frame not customarily prepared by it with respect to any period in the ordinary course of its business.
(e)Lightspeed shall indemnify, defend and hold harmless Planet, its Subsidiaries, and their respective pre-Closing Representatives, from and against any losses and damages suffered or incurred by them in connection with the arrangement of the Debt Financing, any information provided in connection therewith (solely with respect to written information provided by Lightspeed and its Subsidiaries) and any misuse of the logos, names or trademarks of Planet or its Subsidiaries but only to the extent such loss or damage occurred solely as a result of the actions of Lightspeed, any of its Subsidiaries or any of their respective pre-Closing Representatives.
(f)Planet shall indemnify, defend and hold harmless Lightspeed and its Subsidiaries, and their respective pre-Closing Representatives, from and against any losses and damages suffered or incurred by them in connection with the arrangement of the Debt Financing, any information provided in connection therewith (other than arising from information provided by Lightspeed and its Subsidiaries but including violations of the
Confidentiality Agreement) and any misuse of the logos, names or trademarks of Lightspeed or its Subsidiaries but only to the extent such loss or damage occurred solely as a result of the actions of Planet, any of its Subsidiaries or any of their respective pre-Closing Representatives.  Planet shall promptly, upon reasonable written request by
Lightspeed, reimburse Lightspeed and its Subsidiaries for all reasonable, documented out-of-pocket costs and expenses incurred by Lightspeed or its Subsidiaries and their respective Representatives in connection with the cooperation and assistance contemplated by this Section 6.4 that is requested by Planet.
(g)Lightspeed hereby consents to the use of all of its and its Subsidiaries’ corporate logos, names and trademarks in connection with the Debt Financing, provided, that such logos, names and trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage Lightspeed or any of its
Subsidiaries or the reputation or goodwill of Lightspeed or any of its Subsidiaries.
(h)Each of Lightspeed and the Planet Parties acknowledges and agrees that the obtaining of the
Debt Financing is not a condition to Closing.
Section 6.5Lightspeed Indenture; Convertible Lightspeed Note Call Options; Lightspeed Convertible
Note Warrants.
(a)Prior to or at the First Effective Time, Lightspeed shall take all actions required of it by the
Existing Lightspeed Convertible Notes Indenture, if any, to cause each Existing Lightspeed Convertible Note that is issued and outstanding immediately prior to the First Effective Time to remain issued and outstanding but to represent a right to convert into shares of Planet Common Stock in accordance with the terms of the Existing
Lightspeed Convertible Notes Indenture, and Planet shall reasonably cooperate therewith.  Lightspeed shall timely provide or cause to be provided, in accordance with the provisions of the Existing Lightspeed Convertible Notes
Indenture, all supplemental indentures, notices, announcements, certificates and legal opinions, if any, required by the Existing Lightspeed Convertible Notes Indenture, to be delivered by Lightspeed prior to the Closing Date, and
Planet shall cooperate therewith.  Lightspeed and Planet shall reasonably cooperate with respect to the supplementation, amendment or other modification of the Lightspeed Convertible Note Call Options and the
Lightspeed Convertible Note Warrants, including by using reasonable best efforts to obtain the consent of the relevant dealer or any other counterparty thereto, to reflect the transactions contemplated by this Agreement, including without limitation the conversion of Lightspeed Common Stock into shares of Planet Common Stock.
Lightspeed shall give Planet and its counsel a reasonable opportunity to review and comment on any such amendment, supplement, supplemental indenture, other modification, notice, announcement or certificate in the control of Lightspeed, in each case before such document is delivered by Lightspeed to the recipients thereof, each of which shall be subject to the prior approval of Planet (not to be unreasonably withheld, conditioned or delayed).
(b)Lightspeed will not, and will direct its Representatives not to, without Planet’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), (i) make any amendments, modifications or other changes to the terms of the Existing Lightspeed Convertible Notes, the Lightspeed
Convertible Note Call Options and the Lightspeed Convertible Note Warrants, as applicable, in each case, except, with respect to the Existing Lightspeed Convertible Notes Indenture as provided in Section 6.5(a), (ii) make any settlement election (including, for the avoidance of doubt, by not delivering a Settlement Notice (as defined in the
Existing Lightspeed Convertible Notes Indenture) with respect to any Conversion Date (as defined in the Existing
Lightspeed Convertible Notes Indenture)) under the Existing Lightspeed Convertible Notes Indenture or
(iii) exercise any right it may have to terminate, or cause the early settlement, exercise or cancellation of, any of the
Existing Lightspeed Convertible Notes, Lightspeed Convertible Note Call Options and Lightspeed Convertible Note
Warrants, as applicable.  Lightspeed will take all such other actions as may be required in accordance with the terms of the Existing Lightspeed Convertible Notes, Lightspeed Convertible Note Call Options and the Lightspeed

Convertible Note Warrants, as applicable, including providing any notices or other documentation required to be provided in connection with the Mergers.
(c)Notwithstanding the foregoing, nothing in this Section 6.5 shall require Lightspeed or Planet to (i) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Existing
Lightspeed Convertible Notes Indenture, the Lightspeed Convertible Note Call Options or the Lightspeed
Convertible Note Warrants, as applicable, prior to the consummation of the First Merger (other than to the extent expressly required under the Existing Lightspeed Convertible Notes Indenture, the Lightspeed Convertible Note Call
Options or the Lightspeed Convertible Note Warrants, as applicable), (ii) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, in each case with respect to the Existing Lightspeed Convertible Notes Indenture, the
Lightspeed Convertible Note Call Options or the Lightspeed Convertible Note Warrants, as applicable, that is effective prior to the consummation of the Mergers, or (iii) refrain from delivering, or delay the delivery of, any notice required by the terms of the Existing Lightspeed Convertible Notes Indenture, the Lightspeed Convertible
Note Call Options or the Lightspeed Convertible Note Warrants, as applicable (it being understood that, to the extent reasonably practicable, Lightspeed will provide Planet with prior notice of any such delivery with an opportunity to comment on the relevant notice with Lightspeed considering such comments in good faith).
ARTICLE VII
ADDITIONAL AGREEMENTS
Section 7.1Preparation of the Form S-4 and the Proxy Statement/Prospectus; Stockholders Meetings.
(a)Prior to the mailing of the Joint Proxy Statement/Prospectus, the Planet Board (subject to the final determination of the Final Charter Amendment in accordance with Section 1.5(b)) shall (A) approve and declare advisable the Final Charter Amendment (including the Planet Charter Amendment), and (B) resolve to recommend the approval of the Final Charter Amendment (including the Planet Charter Amendment) to the stockholders of Planet, on the terms and subject to the conditions set forth in this Agreement, and direct that the
Final Charter Amendment (including the Planet Charter Amendment) be submitted to the stockholders of Planet for approval at the Planet Stockholders Meeting, and, except to the extent expressly permitted pursuant to Section 6.2(a)
and Section 6.2(b), Planet shall not rescind, modify or withdraw such resolutions.
(b)As promptly as practicable following the date of this Agreement, Planet and Lightspeed shall prepare the Proxy Statement/Prospectus in preliminary form, and Planet shall file with the SEC the Form S-4, in which the Proxy Statement/Prospectus shall be included as a prospectus.  Lightspeed and Planet shall cooperate with each other in the preparation of the Form S-4 and the Proxy Statement/Prospectus and shall furnish to the other all information reasonably requested by the other for inclusion therein.  Lightspeed and Planet shall each be (or shall cause one or more of their respective Subsidiaries to be) responsible for the payment of fifty percent (50%) of all fees and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties in connection with the preparation of the Form S-4, and any and all amendments and supplements thereto, and its filing with the SEC and the mailing of the Proxy
Statement/Prospectus.  Lightspeed and Planet shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective so long as necessary to consummate the Mergers.  Each of Planet and Lightspeed shall, as promptly as practicable after receipt thereof, provide to the other copies of any written comments and summaries of any oral comments with respect to the Proxy Statement/Prospectus received from the SEC, and coordinate on the preparation of written responses with respect thereto.  Lightspeed and Planet shall cooperate and each have a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such amendment or supplement with the SEC, and with a copy of all such filings made with the SEC.  Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the
Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Lightspeed and Planet, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; and provided, further, that this approval right shall not apply with respect to information relating to a Board Recommendation Change.
(c)Each of Planet and Lightspeed shall use reasonable best efforts to cause the Proxy
Statement/Prospectus to be mailed to their respective stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act.  Each party shall advise each other party promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form
S-4 or comments thereon and responses thereto or requests by the SEC for additional information.  If at any time prior to the First Effective Time any information relating to Lightspeed, Planet or any of their respective Affiliates, officers or directors, should be discovered by Lightspeed or Planet that should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Planet and Lightspeed.  The foregoing actions are subject to compliance with Applicable Law and the other terms of this Agreement.
(d)Lightspeed shall establish a record date for a meeting of its stockholders to be held (the
“Lightspeed Stockholders Meeting”) as promptly as practicable after the Form S-4 is declared effective under the
Securities Act, in accordance with Applicable Law, the Lightspeed Bylaws and the Lightspeed Charter, and duly give notice of, convene and hold the Lightspeed Stockholders Meeting in accordance with the DGCL for the purpose of obtaining the Lightspeed Stockholder Approval and shall, subject to the provisions of Section 6.3, through the
Lightspeed Board, (i) recommend to its stockholders that they adopt and approve this Agreement and the First
Merger (the “Lightspeed Recommendation”) and (ii) include the Lightspeed Recommendation in the Proxy
Statement/Prospectus.  Without limiting the generality of the foregoing, Lightspeed agrees that (x) except to the extent specifically permitted in the event of a Lightspeed Recommendation Change by Section 6.3, Lightspeed shall use its reasonable best efforts to solicit proxies to obtain the Lightspeed Stockholder Approval and to take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of the
NYSE or Applicable Law to obtain such approval and (y) its obligations pursuant to this Section 7.1 (other than its obligations to make the Lightspeed Recommendation and to solicit proxies in favor of the Lightspeed Stockholder
Approval) shall not be affected by the commencement, public proposal, public disclosure or communication to
Lightspeed or any other Person of any Lightspeed Alternative Transaction or the occurrence of any Lightspeed
Recommendation Change.  Lightspeed may only postpone or adjourn the Lightspeed Stockholders Meeting for the absence of a quorum or as contemplated by Section 7.1(f), in each case, other than any adjournments or postponements required by Applicable Law.
(e)Planet shall establish a record date for a meeting of its stockholders (the “Planet
Stockholders Meeting”) as promptly as practicable after the Form S-4 is declared effective under the Securities Act, in accordance with Applicable Law, the Planet Bylaws and the Planet Charter, and duly give notice of, convene and hold the Planet Stockholders Meeting in accordance with the IBCL for the purpose of obtaining the Planet
Stockholder Approval and shall, subject to the provisions of Section 6.2, through the Planet Board, (i) recommend to its stockholders that they approve the Share Issuance and the Final Charter Amendment (including the Planet
Charter Amendment) (the “Planet Recommendation”) and (ii) include the Planet Recommendation in the Proxy
Statement/Prospectus.  Without limiting the generality of the foregoing, Planet agrees that (x) except to the extent specifically permitted in the event of a Planet Recommendation Change by Section 6.2, Planet shall use its reasonable best efforts to solicit proxies to obtain the Planet Stockholder Approval and to take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or
Applicable Law to obtain such approval and (y) its obligations pursuant to this Section 7.1 (other than its obligations to make the Planet Recommendation and to solicit proxies in favor of the Planet Stockholder Approval) shall not be affected by the commencement, public proposal, public disclosure or communication to Planet or any other Person of any Planet Alternative Transaction or the occurrence of any Planet Recommendation Change.  Planet may only postpone or adjourn the Planet Stockholders Meeting for the absence of a quorum or as contemplated by Section
7.1(f), in each case, other than any adjournments or postponements required by Applicable Law.
(f)Lightspeed and Planet shall cooperate and use reasonable best efforts to schedule and convene the Lightspeed Stockholders Meeting and the Planet Stockholders Meeting on the same date and at the same time.  Each of Lightspeed and Planet agrees (i) to provide the other reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last ten (10) days prior to the applicable stockholder meeting) and (ii) to give written notice to the other party one (1) day prior to the Lightspeed Stockholders Meeting or the Planet Stockholders Meeting, as
applicable, and on the day of, but prior to the Lightspeed Stockholders Meeting or the Planet Stockholders Meeting,
as applicable, indicating whether as of such date proxies sufficient to obtain Lightspeed Stockholder Approval or proxies sufficient to obtain Planet Stockholder Approval, as applicable, have been obtained.  Notwithstanding the foregoing, if, on a date that is two (2) Business Days prior to the date the Lightspeed Stockholders Meeting or the
Planet Stockholders Meeting, as applicable, is scheduled (in either case, the “Original Date”), (A) Lightspeed or
Planet, as applicable, has not received proxies sufficient to obtain Lightspeed Stockholder Approval or sufficient to obtain Planet Stockholder Approval, as applicable, whether or not a quorum is present, or (B) it is necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus is required to be delivered, Lightspeed may, or if Planet so requests, shall, or Planet may, or if Lightspeed so requests, shall, postpone or adjourn, or make one or more successive postponements or adjournments of, the Lightspeed Stockholders Meeting or the Planet
Stockholders Meeting, as applicable (in the case of clause (A), in order to solicit additional proxies), as long as the date of the Lightspeed Stockholders Meeting or the Planet Stockholders Meeting, as applicable, is not postponed or adjourned more than ten (10) Business Days in connection with any one postponement or adjournment or more than an aggregate of twenty (20) Business Days from the Original Date in reliance on this sentence, in each case, excluding any adjournments or postponements required by Applicable Law or any adjournments or postponements consented to in advance in writing by Lightspeed or Planet, as applicable.  In the event that Lightspeed or Planet, as applicable, postpones or adjourns the Lightspeed Stockholders Meeting or the Planet Stockholders Meeting, as
applicable, the other party may postpone or adjourn its stockholders meeting such that the Lightspeed Stockholders
Meeting and the Planet Stockholders Meeting are scheduled on the same date.  Notwithstanding anything in this
Section 7.1 to the contrary, if the Lightspeed Stockholders Meeting or Planet Stockholders Meeting, as applicable, is convened and there are insufficient votes to obtain the Lightspeed Stockholder Approval or Planet Stockholder
Approval, as applicable, Lightspeed and Planet shall each be permitted to adjourn the applicable stockholders meeting and continue to solicit additional proxies in accordance with Applicable Law, the applicable organizational documents of Lightspeed and Planet and the matters submitted in the Lightspeed Stockholder Approval and Planet
Stockholder Approval.
(g)The only matters to be voted upon at the Lightspeed Stockholders Meeting and the Planet
Stockholders Meeting are (i) in the case of the Lightspeed Stockholders Meeting, (A) this Agreement and the First
Merger, (B) compensatory arrangements between Lightspeed and its executive officers relating to the Mergers (on a non-binding, advisory basis) (if and as applicable), (C) any adjournment or postponement of the Lightspeed
Stockholders Meeting, and (D) any other matters either (1) required by Applicable Law or (2) mutually agreed by
Lightspeed and Planet, of the type customarily brought before a meeting of stockholders in connection with approval of this Agreement and the transactions contemplated by this Agreement and (ii) in the case of the Planet
Stockholders Meeting, (A) the Share Issuance, (B) the Final Charter Amendment, (C) compensatory arrangements between Planet and its executive officers relating to the Mergers (on a non-binding, advisory basis) (if and as applicable), (D) any adjournment or postponement of the Planet Stockholders Meeting, and (E) any other matters either (1) required by Applicable Law or (2) mutually agreed by Lightspeed and Planet, of the type customarily brought before a meeting of stockholders in connection with approval of this Agreement and the transactions contemplated by this Agreement.
(h)Notwithstanding anything to the contrary in this Agreement, (i) notwithstanding any Planet
Recommendation Change, Planet shall submit the Share Issuance and the Final Charter Amendment (including the
Planet Charter Amendment) to its stockholders for approval at the Planet Stockholders Meeting unless this
Agreement is terminated in accordance with this Article IX prior to the Planet Stockholders Meeting and (ii)
notwithstanding any Lightspeed Recommendation Change, Lightspeed shall submit this Agreement and the First

Merger to its stockholders for approval at the Lightspeed Stockholders Meeting unless this Agreement is terminated in accordance with Article IX prior to the Lightspeed Stockholders Meeting.
Section 7.2Access to Information; Confidentiality.  Subject to the Confidentiality Agreement and
Applicable Law, upon reasonable notice and for any reasonable purpose related to the consummation of the Mergers and integration planning related hereto, each of Lightspeed and Planet shall, and shall cause each of its respective
Subsidiaries to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement to the Closing
Effective Time, to all their respective properties, facilities, books, contracts, commitments, personnel and records
(provided, that such access shall not unreasonably interfere with the business or operations of such party) (provided, further, that, unless by prior written consent of Lightspeed and Planet, as applicable, no invasive testing or sampling of environmental media or building materials may be conducted), and during such period, each of Lightspeed and
Planet shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party all information concerning its business, properties and personnel as such other party may reasonably request; provided, that the foregoing shall not require Planet or Lightspeed to disclose any information pursuant to this Section 7.2 to the extent that (i) such disclosure contravenes any Applicable Law or order, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege; provided, further, that, with respect to the foregoing clauses (i) through (iii), Planet or Lightspeed, as applicable, shall use its commercially reasonable efforts to (A) obtain the required consent of any third party necessary to provide such disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other party and (C) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege.  No review pursuant to this
Section 7.2 shall affect any representation or warranty given by the other party hereto.  Each of Lightspeed and
Planet shall hold, and shall cause its respective controlled Affiliates, officers, employees and Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.
Section 7.3Reasonable Best Efforts.
(a)Subject to the terms and conditions of this Agreement, including this Section 7.3, Lightspeed and Planet, along with their respective Subsidiaries, shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts for (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from
Governmental Entities that are necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (the “Required Consents”), including any required action or non-action under the HSR Act and any other Antitrust Laws, prior to the Closing Effective Time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this
Agreement, including seeking to have any stay or temporary restraining order entered by any court or other
Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) refrain from making any acquisition or entering into any contractual agreement that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Mergers and (B) to make (x) an appropriate filing of a
Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within twenty-five (25) Business Days of the date of this Agreement or such other time period as may be otherwise agreed in writing by Planet and Lightspeed, (y) appropriate filings, if any are required, pursuant to any other Antitrust Laws set forth on Section 5.2(c)(i) of the Lightspeed Disclosure
Letter and Section 4.2(c)(i) of the Planet Disclosure Letter as promptly reasonably as practicable and (z) all other necessary filings with other Governmental Entities relating to the Mergers, and, in each case, to respond as promptly as practicable to any additional requests for information and documentary material that may be formally or informally requested pursuant to laws by such authorities, including Antitrust Laws, such as a “Second Request”
under the HSR Act, and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act and any other Antitrust Laws set forth on Section 5.2(c)(i) of the Lightspeed
Disclosure Letter and Section 4.2(c)(i) of the Planet Disclosure Letter and the receipt of the Required Consents as soon as practicable.  In furtherance and not in limitation of the foregoing, the parties shall use its reasonable best efforts to certify substantial compliance with any “Second Request” pursuant to the HSR Act as promptly as practicable, but in no event later than 6 months from the date of any such request.
(b)Subject to the terms and conditions of this Agreement, including this Section 7.3, Lightspeed and Planet, along with their respective Subsidiaries, shall use their reasonable best efforts to take or cause to be taken any and all steps and to make or cause to be made any and all undertakings necessary (x) to resolve such objections, if any, that a Governmental Entity of competent jurisdiction asserts under any Antitrust Law with respect to the transactions contemplated by this Agreement and (y) to avoid or eliminate each and every impediment under any applicable Antitrust Law asserted by any such Governmental Entity of competent jurisdiction with respect to the
Mergers and the other transactions contemplated by this Agreement, in each case to the extent necessary so as to enable the Closing to occur no later than the Outside Date, which reasonable best efforts shall include (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, contracts, customers, assets or other interests of Lightspeed or Planet or any of their respective Subsidiaries, (ii)
taking or committing to take such other actions that may limit or impact Lightspeed’s or Planet’s or any of their respective Subsidiaries’ freedom of action with respect to, or its ability to retain, any of Lightspeed’s or Planet’s or any of their respective Subsidiaries’ operations, divisions, businesses, product lines, contracts, customers, assets or other interests, (iii) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any Restraint that prevents, prohibits, restricts or delays the consummation of the Mergers and the other transactions contemplated hereby, in any case, that may be issued by any court or other Governmental Entity, and
(iv) creating, terminating or divesting relationships, contractual rights or obligations of Lightspeed, Planet or their respective Subsidiaries, in each case in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits, and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law or from any Governmental Entity so as to enable to the Closing to occur no later than the
Outside Date (any such action, a “Remedy Action”); provided, however, nothing in this Agreement shall require, or be construed to require, Lightspeed or Planet or their respective Subsidiaries to take any action or enter into any agreement with respect to any of the operations, divisions, businesses, product lines, contracts, customers, assets or other interests of Lightspeed, Planet or any of their respective Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Burdensome Condition; provided, further, that with respect to any
Remedy Action, the determination of which Party’s (or which Party’s Subsidiaries’) operations, divisions, businesses, product lines, contracts, customers, assets or other interests shall be subject to such Remedy Action shall require the prior written consent of both Lightspeed and Planet, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that (A) each Party shall negotiate in good faith with the other Party and with any applicable Governmental Entity to identify and agree upon a Remedy Action that minimizes the adverse impact on the combined business of Lightspeed and Planet and their Subsidiaries following the Closing; (B) in the event that the Parties are unable to reach mutual agreement on the selection of a Remedy Action within fifteen (15) Business
Days following written notice from either Party requesting such determination (or such shorter period as may be required to meet any applicable regulatory deadline or the Outside Date), the Parties shall promptly escalate such dispute to their respective Chief Executive Officers (or their designated representatives) for resolution; and (C) if the
Parties remain unable to reach agreement within five (5) Business Days following such escalation (or such shorter period as may be required to meet any applicable regulatory deadline or the Outside Date), and failure to agree would reasonably be expected to prevent the Closing from occurring on or before the Outside Date, the Parties shall promptly jointly engage a mutually agreed-upon independent financial advisor (the “Independent Advisor”) to provide a non-binding recommendation as to the Remedy Action that minimizes the adverse impact on the combined business of Lightspeed and Planet, which recommendation the Parties shall consider in good faith.  Notwithstanding anything in this Section 7.3 to the contrary, in no event shall Lightspeed, Planet or their respective Subsidiaries be required to agree to take or enter into any action (or refrain from taking any action) which is not conditioned upon the consummation of the Mergers.
(c)The parties shall jointly develop, and each of the parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content any analyses, appearances, communications, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other Antitrust Laws or any other Applicable Law related to any Required Consent.  Each of the parties shall (i) promptly notify the other party of any non-ministerial communication, inquiry or investigation received by that party from, or given by it to, any Governmental Entity and, subject to Applicable Law, permit the other party a reasonable opportunity to review in advance any proposed communication to any such Governmental
Entity and consider in good faith the other party’s reasonable comments, (ii) not agree to participate in any material or substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Mergers unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party a reasonable opportunity to attend and participate therein, and (iii) promptly furnish the other party with copies of all non-
ministerial correspondence, filings and written communications between them and their Affiliates and their respective officers, directors, employees and Representatives, on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Mergers in order for such other party to meaningfully consult and participate in accordance with the preceding clauses (i) and (ii), provided, that materials furnished pursuant to this Section 7.3(c) may be redacted as necessary to address valuation, competitive sensitivities, attorney-client or other privilege or confidentiality concerns and may be deemed “Outside Counsel Only.”
(d)The parties shall jointly develop, and each of the parties shall consult and cooperate with one another, and consider in good faith the views of one another, with respect to (i) the strategy, timing and form for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by, or execution of any remedy required by, any Governmental Entity that has authority to enforce the HSR Act or any other Antitrust
Laws or any other Applicable Law related to any Required Consent (including directing the timing, nature and substance of all such responses, including any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with the subject matter of this
Section 7.3), and (ii) the defense and settlement of any Action brought by or before any Governmental Entity that has authority to enforce the HSR Act or any other Antitrust Laws or any other Applicable Law related to any
Required Consent.
(e)In furtherance and not in limitation of the covenants of the parties contained in this Section
7.3, but subject to the limitations of Section 7.3(b), if any administrative or judicial action or proceeding by a
Governmental Entity of competent jurisdiction is instituted challenging the transactions contemplated by this
Agreement, each of Lightspeed and Planet shall use its reasonable best efforts to (i) oppose, including by defending through litigation, any such action or proceeding, (ii) pursue all available avenues of administrative and judicial appeal and (iii) seek to have vacated, lifted, reversed or overturned any Restraint that is in effect that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
Section 7.4Indemnification, Exculpation and Insurance.
(a)For the six year period immediately after the Closing Effective Time, Planet shall cause the
Final Surviving Entity to indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Closing Effective Time, a director or officer of Lightspeed or any of its Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Closing Effective Time, serving at the request of Lightspeed, or any of its Subsidiaries as a director or officer of another Person in which Lightspeed or any of its Subsidiaries has an equity investment, in each case, when acting in such capacity (the “Lightspeed
Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, Action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Closing Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Lightspeed Indemnified Party is or was an officer or director of Lightspeed, or any of its respective Subsidiaries or is or was serving at the request of
Lightspeed, or any of its respective Subsidiaries as a director, officer or employee of another Person or in respect of any acts or omissions in their capacities as such directors, officers or employees occurring prior to the Closing
Effective Time, whether asserted or claimed prior to, at or after the Closing Effective Time, to the same extent as such Lightspeed Indemnified Parties are indemnified as of the date of this Agreement by Lightspeed, pursuant to the
Lightspeed Charter, the Lightspeed Bylaws, or the governing or organizational documents of any Subsidiary of
Lightspeed, or any indemnification agreements in existence as of the date of this Agreement to which Lightspeed or any of its respective Subsidiaries is a party (the “Lightspeed Indemnification Agreements”).  In the event of any such claim, Action, suit or proceeding, (i) each Lightspeed Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, Action, suit or proceeding from the Final Surviving Entity to the same extent as such Lightspeed Indemnified Parties are entitled to advancement of expenses as of the date of this
Agreement by Lightspeed pursuant to the Lightspeed Charter, the Lightspeed Bylaws, the New Entity
Organizational Documents or the governing or organizational documents of any Subsidiary of Lightspeed, or the
Lightspeed Indemnification Agreements; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, the Lightspeed Charter, the Lightspeed Bylaws, the
Initial Certificate of Incorporation, the New Entity Organizational Documents or the Lightspeed Indemnification
Agreements to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and (ii) Planet shall, and shall cause its Subsidiaries to, cooperate in the defense of any such matter.  In the event that the Final Surviving Entity or any of its respective successors or assigns, as applicable, (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Planet shall cause the Final Surviving Entity to make proper provision so that the successors and assigns of the Final Surviving Entity assume the obligations set forth in this Section 7.4. Notwithstanding anything to the contrary contained in this Section 7.4 or elsewhere in this Agreement, Planet and the Final Surviving Entity (x) shall not be liable pursuant to this Section 7.4 for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) shall not have any obligation under this Section 7.4 to any Lightspeed Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by Applicable Law, in which case the Lightspeed
Indemnified Party shall promptly refund to the Final Surviving Entity the amount of all such expenses theretofore advanced pursuant thereto (unless such court orders otherwise) and (z) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Lightspeed Indemnified Party for which indemnification may be sought under this Section 7.4 unless such settlement, compromise, consent or termination includes an unconditional release of such Lightspeed
Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation and does not include any admission of liability with respect to such Lightspeed Indemnified Party or such Lightspeed Indemnified
Party consents in writing.
(b)For a period of six (6) years from and after the Closing Effective Time, Planet shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Lightspeed or any of its Subsidiaries or provide substitute polices for not less than the existing coverage and have other terms not less favorable to the insured Persons with respect to claims arising from facts or events that occurred on or before the Closing Effective Time, except that in no event shall Planet be required to pay with respect to such insurance policies (or substitute insurance policies) in respect of any one policy year more than 300% of the annual premium payable by Lightspeed for such insurance for the prior twelve (12) months
(the “Lightspeed Maximum Amount”), and if Planet is unable to obtain the insurance required by this Section 7.4 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Lightspeed Maximum Amount in respect of each policy year within such period; provided, that in lieu of the foregoing, Lightspeed may obtain at or prior to the Closing Effective Time a six-year “tail” policy under its existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an aggregate amount that does not exceed the Lightspeed Maximum Amount.

(c)The provisions of this Section 7.4 (i) shall survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the
Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
Section 7.5Fees and Expenses.  Except as set forth in this Section 7.5, Section 6.4, Section 7.1 and in
Section 9.2, all fees and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the
Mergers are consummated, except that each of Lightspeed and Planet shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties hereto in connection with the filings of the premerger notification and report forms under the HSR Act and any filings under other Antitrust Laws.
Section 7.6Public Announcements.  The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a single press release issued jointly by Lightspeed and Planet, and thereafter Lightspeed and Planet shall consult with each other before directly or indirectly issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not directly or indirectly issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, (a) any such press release or public statement as may be required by Applicable Law or any listing agreement with any national securities exchange may be issued without the other party’s consent if the party making the release or statement has used its reasonable best efforts to consult with the other party and (b) the first sentence of this Section
7.6 shall not apply (i) with respect to a Board Recommendation Change, Planet Superior Proposal or Lightspeed
Superior Proposal (or, in each case, any responses thereto) made in accordance with the terms of this Agreement or any actions or communications permitted pursuant to Section 6.2(d) or Section 7.3(d), (ii) to any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this
Agreement, (iii) in respect of any such content that has been previously consented to by the other party, or otherwise exempted from this Section 7.6, to the extent replicated in whole or in part in any subsequent press release or other announcement, and (iv) to any public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, or to internal announcements to employees, so long as such statements are not inconsistent with previous press releases, public disclosures and public statements made jointly by the parties and otherwise in compliance with this Section 7.6 and do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.
Section 7.7Exchange Listing; Deregistration.  Planet shall use reasonable best efforts to cause the shares of Planet Common Stock issuable under Article III to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date. Each of Planet and Lightspeed shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary to enable de-listing from the
NYSE and the deregistration under the Exchange Act of the Lightspeed Common Stock and any other securities of
Lightspeed as promptly as practicable after the Closing Date (and in no event no more than ten (10) days after the
Closing Date), including (i) directing the NYSE to file with the SEC a Form 25 on the Closing Date and (ii) filing a
Form 15 on the first Business Day that is at least ten (10) calendar days after the date the Form 25 is filed.
Section 7.8Tax Matters.
(a)Tax Treatment.  For United States federal income Tax purposes, the parties intend that (i)
the First Merger and the Second Merger be treated as a single integrated transaction that qualifies as a
“reorganization” within the meaning of Section 368(a) of the Code, (ii) Planet, First Merger Sub and Lightspeed
each be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the
Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (clauses (i)-(iii), collectively, the “Intended Tax Treatment”).  Each of Planet and Lightspeed shall (and shall cause their respective
Subsidiaries and Affiliates to) use reasonable best efforts to cause the Mergers to qualify for the Intended Tax
Treatment.  Neither Planet nor Lightspeed shall (nor shall they permit their respective Subsidiaries or Affiliates to)
take any action or fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.  Planet and Lightspeed shall (and shall cause their Subsidiaries and Affiliates to) treat the Mergers as qualifying for the Intended Tax Treatment for U.S. federal
(and applicable state and local) income Tax purposes, file their applicable Tax Returns consistent with the Intended
Tax Treatment and, except to the extent otherwise required by a final “determination” within the meaning of Section
1313(a) of the Code, take no Tax position inconsistent with the Intended Tax Treatment.  Each of Planet and
Lightspeed shall notify the other party promptly after becoming aware of any fact or circumstance that could reasonably be expected to cause the Mergers to fail to qualify for the Intended Tax Treatment.
(b)Tax Opinions.  Lightspeed shall use its reasonable best efforts to obtain, and Planet shall cooperate in good faith with Lightspeed’s efforts to obtain, (i) any opinion(s) of counsel in respect of Tax matters requested or required by the SEC to be submitted in connection with the preparation and filing of the Proxy
Statement/Prospectus or its exhibits (the “SEC Tax Opinion”), such opinion to be prepared by Opinion Tax Counsel, and (ii) the Closing Tax Opinion.  In connection with the SEC Tax Opinion and the Closing Tax Opinion, (i) Planet
shall use reasonable best efforts to deliver to Opinion Tax Counsel a tax representation letter in a form substantially similar to Exhibit A dated as of the Closing Date (and, if required, dated as of the date the Proxy Statement/
Prospectus shall have been declared effective by the SEC or such other date(s) as determined necessary by Opinion
Tax Counsel in connection with the filing of the Proxy Statement/Prospectus or its exhibits) and signed by an officer of Planet (the “Planet Tax Representation Letter”), and (ii) Lightspeed shall use reasonable best efforts to deliver to
Opinion Tax Counsel a tax representation letter in a form substantially similar to Exhibit B, dated as of the Closing
Date (and, if required, dated as of the date the Proxy Statement/Prospectus shall have been declared effective by the
SEC or such other date(s) as determined necessary by Opinion Tax Counsel in connection with the filing of the
Proxy Statement/Prospectus or its exhibits) and signed by an officer of Lightspeed (the “Lightspeed Tax
Representation Letter”).
Section 7.9Takeover Statutes.  If any Takeover Law or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of
Directors shall (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b)
otherwise act to eliminate or minimize the effects of any such Takeover Law on the transactions contemplated hereby.
Section 7.10Employee Benefits.  The following provisions shall apply with respect to the compensation and benefits to be provided to Employees who remain employed by Planet or any of its Subsidiaries following the
First Effective Time:
(a)For all purposes under the employee benefit plans of Planet and its Subsidiaries providing benefits to any current or former employee of Lightspeed or Planet or any of their respective Subsidiaries
(collectively, the “Employees”) after the First Effective Time (the “New Plans”), and subject to Applicable Law and obligations under applicable Labor Agreements, each Employee shall be credited with his or her years of service with their current employer as of the First Effective Time, Lightspeed or Planet or any of their respective
Subsidiaries, as the case may be, before the First Effective Time, to the same extent and for the same purpose as such Employee was entitled, before the First Effective Time, to credit for such service under any similar Lightspeed
Benefit Plans or Planet Benefit Plans, as applicable, except to the extent such credit would result in a duplication of benefits and except with respect to defined benefit pension plans and equity-based or other incentive compensation.
In addition, and without limiting the generality of the foregoing, and subject to Applicable Law and obligations under applicable Labor Agreements: (i) Planet shall use reasonable best efforts to cause each Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable Lightspeed Benefit Plan or
Planet Benefit Plan, as applicable, in which such Employee participated immediately before the First Effective Time
(such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Employee, Planet shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, and Planet shall use reasonable best efforts to cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New

Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Employees covered by a Labor Agreement shall be governed by the applicable
Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or Applicable Law.
(b)Without limiting the generality of Section 7.10(a), except as otherwise expressly set forth herein, and subject to Applicable Law and any obligations under any Labor Agreement, Lightspeed and Planet agree that, with respect to Employees who remain employed with Planet or any of its Subsidiaries immediately following the First Effective Time, during the period beginning at the First Effective Time and ending on the twelve (12)
month anniversary of the First Effective Time and only for so long as such Employees are employed with Planet or any of its Subsidiaries, (i) the base annual salaries or hourly wage rates, as applicable, of such Employees shall not be reduced from those in effect as of immediately prior to the First Effective Time, (ii) the target incentive compensation opportunities (including equity-based incentives but excluding any retention, transaction or change in control bonus arrangements) of such Employees shall not be reduced from those in effect as of immediately prior to the First Effective Time, and (iii) (A) each Lightspeed Employee shall be provided employee benefits (excluding defined benefit plans, nonqualified deferred compensation plans and retiree welfare plans (collectively, “Excluded
Benefits”)) that are substantially similar in the aggregate to either those provided to such Lightspeed Employee immediately before the First Effective Time or those provided from time to time to similarly situated Planet
Employees (in each case, excluding the Excluded Benefits), and (B) each Planet Employee shall be provided employee benefits (excluding the Excluded Benefits) that are substantially similar in the aggregate to either those provided to such Planet Employee immediately before the First Effective Time or those provided from time to time to similarly situated Lightspeed Employees (in each case, excluding the Excluded Benefits).
(c)Nothing contained in this Section 7.10 shall (i) be construed to establish, amend or modify any Lightspeed Benefit Plan, Planet Benefit Plan or other benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Lightspeed or Planet or any of their Subsidiaries or Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any Person (including any Employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with
Lightspeed or Planet or any of their Subsidiaries, or any of their respective Affiliates, or (iv) limit the right of
Lightspeed or Planet (or any of their Subsidiaries) to terminate the employment or service of any employee or other service provider following the First Effective Time at any time and for any or no reason.
Section 7.11Section 16(b).  Prior to the First Effective Time, Lightspeed and Planet shall take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of Equity Securities of Lightspeed (including derivative securities) or acquisitions of Equity Securities of Planet (including derivative securities) in connection herewith, by any individual who (a) is a director or officer of Lightspeed or of Planet or, (b) at the First Effective Time, will become a director or officer of Planet or otherwise subject to the reporting requirements of Section 16 of the Exchange Act, in each case, to be exempt under Rule
16b-3 promulgated under the Exchange Act.
Section 7.12Certain Litigation.  Each party shall (a) promptly advise the other party in writing of any litigation commenced after the date hereof against such party or against any of such party’s Subsidiaries or any of their respective officers or directors (in their capacity as such), in each case by any stockholders of such party (on their own behalf or on behalf of such party) relating to this Agreement or the transactions contemplated hereby, and
(b) keep the other party reasonably informed regarding any such litigation.  Such party shall give the other party the opportunity to participate in (but not control) the defense or settlement of any such stockholder litigation, and no such settlement shall be agreed to without the other party’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).  For purposes of this Section 7.12, “participate” means that the non-litigating party shall be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, and the non-litigating party may offer comments or suggestions with respect to the litigation that the litigating party shall consider in good faith, but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.
Section 7.13Dividends.  Each of Lightspeed and Planet shall coordinate with each other regarding the declaration, setting of record dates and payment dates of dividends on shares in respect of Lightspeed Common
Stock and Planet Common Stock so that holders of shares of Lightspeed Common Stock and Planet Common Stock do not receive, in any calendar quarter, two dividends, or fail to receive one dividend, with respect to their shares of
Lightspeed Common Stock or Planet Common Stock (as applicable), on the one hand, and any shares of Planet
Common Stock any such holder of Lightspeed Common Stock receives in exchange therefor in the Mergers, on the other hand; provided that (a) the declaration and payment of any dividends on shares of Lightspeed Common Stock shall be subject to Applicable Law and the approval of the Lightspeed Board and (b) the declaration and payment of any dividends on shares of Planet Common Stock shall be subject to Applicable Law and the approval of the Planet
Board.
Section 7.14Notification of Certain Matters.  Each of Lightspeed and Planet shall give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon it obtaining Knowledge of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VIII not being able to be satisfied prior to the
Outside Date; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
Section 7.15Obligations of Planet.
(a)Planet shall cause each of First Merger Sub and Second Merger Sub and, after the First
Effective Time, the Initial Surviving Entity, and, after the Closing Effective Time, the Final Surviving Entity, to
comply with, duly perform, satisfy and discharge on a timely basis, all of its covenants, obligations and liabilities under this Agreement.
(b)Planet, in its capacity as the sole stockholder of First Merger Sub, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, approve and adopt this Agreement by written consent immediately following its execution.
ARTICLE VIII
CONDITIONS PRECEDENT
Section 8.1Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver in whole or in part, (to the extent permitted by Applicable Law) on or prior to the Closing Date of the following conditions:
(a)Lightspeed Stockholder Approval.  The Lightspeed Stockholder Approval shall have been obtained.
(b)Planet Charter Amendment Approval and Planet Share Issuance Approval.  The Planet
Charter Amendment Approval and the Planet Share Issuance Approval shall have been obtained.
(c)Antitrust Laws.  (i) The waiting period (and any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission or the U.S. Department of
Justice, as applicable) applicable to the Mergers under the HSR Act shall have been terminated or expired and (ii)
the waiting period (and any extension thereof or any timing agreements, understandings or commitments obtained by request or other action of a Governmental Entity, as applicable) or any consents, authorizations or approvals applicable to the Mergers under any other Antitrust Laws set forth on Section 5.2(c)(i) of the Lightspeed Disclosure
Letter and Section 4.2(c)(i) of the Planet Disclosure Letter shall have been terminated, expired or obtained.
(d)No Injunctions or Restraints.  No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Mergers.
(e)Form S-4.  The Form S-4 shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall be threatened in writing by the SEC or shall have been initiated by the SEC (unless subsequently withdrawn).
(f)Exchange Listing.  The shares of Planet Common Stock issuable as Merger Consideration pursuant to Article III shall have been approved for listing on Nasdaq, subject to official notice of issuance.
Section 8.2Conditions to Obligations of Lightspeed.  The obligation of Lightspeed to effect the Mergers is further subject to satisfaction or waiver of the following conditions:
(a)Representations and Warranties.  (i) The representations and warranties of Planet contained in Section 4.3(a) (Capital Structure) and Section 4.3(b) (No Other Equity Securities) shall be true and correct as of the Closing Date as though made on the Closing Date (except that to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except that any inaccuracies in such representations and warranties that are in the aggregate de minimis in nature will be disregarded; (ii) the representations and warranties of Planet contained in Section 4.1 (Organization, Standing and Corporation Power) (excluding the final sentence thereof), Section 4.2(a)
(Corporate Authority), Section 4.3(c) (Agreements with Respect to Planet Equity Securities), Section 4.13 (Voting
Requirements), Section 4.14 (Takeover Statutes and Charter Provisions), Section 4.22 (Opinion of Financial
Advisor), Section 4.23 (Brokers), and Section 4.24 (Merger Subs) (x) that are qualified by “materiality” or “Material
Adverse Effect” shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date) and (y) that are not qualified by
“materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date); (iii) the representations and warranties of Planet contained in Section
4.7(b) (No Material Adverse Effect) shall be true and correct as of the Closing Date as though made on the Closing
Date; and (iv) each of the representations and warranties of Planet contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) through (iii)) (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material
Adverse Effect on Planet.
(b)Performance of Obligations of Planet, First Merger Sub and Second Merger Sub.  Each of
Planet, First Merger Sub and Second Merger Sub shall have performed in all material respects all obligations required to be performed by such party under this Agreement at or prior to the Closing Date.
(c)No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Planet.
(d)Closing Tax Opinion.  Lightspeed shall have received a written opinion from Kirkland &
Ellis LLP (or, if Kirkland & Ellis LLP is unable to issue such an opinion, from McDermott Will & Schulte LLP or another nationally recognized law firm reasonably acceptable to Lightspeed) (Kirkland & Ellis LLP or such other counsel, “Opinion Tax Counsel”), dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the First Merger and the Second Merger, taken together, will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Closing Tax Opinion”). In rendering the Closing Tax Opinion, Opinion

Tax Counsel shall have received the Planet Tax Representation Letter and the Lightspeed Tax Representation Letter
and may rely upon such representation letters and such other representations, information and assumptions as
Opinion Tax Counsel reasonably deems relevant; provided, however, that the failure of Opinion Tax Counsel to deliver such opinion shall not constitute a failure of this condition to the extent resulting from any breach by
Lightspeed of Section 7.8.
(e)Officer’s Certificate.  Lightspeed shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Planet to the effect that the conditions set forth in
Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.
Section 8.3Conditions to Obligations of the Planet Parties.  The obligation of each of the Planet Parties to effect the Mergers is further subject to satisfaction or waiver of the following conditions:
(a)Representations and Warranties.  (i) The representations and warranties of Lightspeed contained in Section 5.3(a) (Capital Structure) and Section 5.3(b) (No Other Equity Securities) shall be true and correct as of the Closing Date as though made on the Closing Date (except that to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except that any inaccuracies in such representations and warranties that are in the aggregate de minimis in nature will be disregarded; (ii) the representations and warranties of Lightspeed contained in Section 5.1 (Organization, Standing and Corporation Power) (excluding the final sentence thereof), Section 5.2(a) (Corporate Authority), Section 5.3(c) (Agreements with Respect to Lightspeed
Equity Securities), Section 5.13 (Voting Requirements), Section 5.14 (Takeover Statutes and Charter Provisions),
Section 5.22 (Opinion of Financial Advisor) and Section 5.23 (Brokers) (x) that are qualified by “materiality” or
“Material Adverse Effect” shall be true and correct as of the Closing Date as though made on the Closing Date
(except to the extent such representations and warranties expressly relate to a specific date or the date of this
Agreement, in which case such representations and warranties shall be true and correct as of such date) and (y) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date); (iii) the representations and warranties of
Lightspeed contained in Section 5.7(b) (No Material Adverse Effect) shall be true and correct as of the Closing Date as though made on the Closing Date; and (iv) each of the representations and warranties of Lightspeed contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) through (iii))
(without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on Lightspeed.
(b)Performance of Obligations of Lightspeed.  Lightspeed shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Lightspeed.
(d)Officer’s Certificate.  Planet shall have received an officer’s certificate duly executed by the
Chief Executive Officer or the Chief Financial Officer of Lightspeed to the effect that the conditions set forth in
Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
Section 9.1Termination.  This Agreement may be terminated at any time prior to the Closing Effective
Time, and (except in the case of Section 9.1(c)(ii) or Section 9.1(d)(ii)) whether before or after the Lightspeed
Stockholder Approval and the Planet Stockholder Approval:
(a)by mutual written consent of Lightspeed and Planet;
(b)by either Lightspeed or Planet:
(i)if the Mergers shall not have been consummated by March 30, 2027 (the “Outside
Date”); provided, that if the Closing shall not have occurred by the Outside Date but on that date any of the conditions set forth in Section 8.1(c) (Antitrust Laws) or Section 8.1(d) (No Injunctions or Restraints)
(solely as it relates to the HSR Act or any other Antitrust Laws set forth on Section 5.2(c)(i) of the
Lightspeed Disclosure Letter and Section 4.2(c)(i) of the Planet Disclosure Letter) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, which conditions shall be capable of being satisfied), then the Outside Date shall automatically be extended to June 30, 2027; provided, further, that if the Closing shall not have occurred by the Outside Date (as extended in accordance with the immediately preceding proviso) but on that date any of the conditions set forth in Section 8.1(c) (Antitrust Laws) or Section 8.1(d) (No Injunctions or
Restraints) (solely as it relates to the HSR Act or any other Antitrust Laws set forth on Section 5.2(c)(i) of the Lightspeed Disclosure Letter and Section 4.2(c)(i) of the Planet Disclosure Letter) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, which conditions shall be capable of being satisfied), then the Outside
Date shall automatically be extended to September 30, 2027; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its material obligations under this Agreement has been the primary cause of, or primarily resulted in the failure of the Mergers to be consummated by such time (it being understood that the Planet
Parties shall be deemed a single party for purposes of the foregoing proviso);
(ii)if (A) the Lightspeed Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a Lightspeed Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof or (B) the Planet Share Issuance Approval or the Planet
Charter Amendment Approval shall not have been obtained by reason of the failure to obtain the required vote at a Planet Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or
(iii)if any Restraint having any of the effects set forth in Section 8.1(d) (No Injunctions or Restraints) shall be in effect and shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) will not be available to a party if the Restraint was primarily due to or primarily caused by the failure of such party to perform any of its obligations under this Agreement (it being understood that the Planet Parties shall be deemed a single party for purposes of the foregoing proviso);
(c)by Lightspeed:
(i)if any of Planet, First Merger Sub or Second Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this
Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in
Sections 8.2(a) or 8.2(b) and (B) is incapable of being cured Planet, First Merger Sub or Second Merger
Sub, as applicable, or is not cured within the earlier of (x) 30 days of written notice thereof by Lightspeed to Planet and (y) three (3) Business Days prior to the Outside Date; provided, that Lightspeed is not then in material breach of any representation, warranty, covenant or other agreement contained in this
Agreement; or

(ii)if, at any time prior to the Planet Stockholders Meeting, the Planet Board or any
committee thereof shall have made a Planet Recommendation Change; provided, however, that Lightspeed will not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) following receipt of the Planet Charter Amendment Approval and the Planet Share Issuance Approval; or
(d)by Planet:
(i)if Lightspeed shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition set forth in Sections 8.3(a) or 8.3(b) and (B) is incapable of being cured by Lightspeed or is not cured within the earlier of (x) 30 days of written notice thereof by
Planet to Lightspeed and (y) three (3) Business Days prior to the Outside Date; provided, that none of the
Planet Parties are then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; or
(ii)if, at any time prior to the Lightspeed Stockholders Meeting, the Lightspeed Board or
any committee thereof shall have made a Lightspeed Recommendation Change; provided, however, that
Planet will not have the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) following receipt of the Lightspeed Stockholder Approval.
Section 9.2Effect of Termination.
(a)Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement as provided in Section 9.1, and subject to the provisions of Section 10.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 9.2, the last sentence of Section 7.2, Section 7.5 and Article X shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for fraud or any Willful
Breach hereof (which may include damages based on the loss of the benefits of the transactions contemplated by this
Agreement to Planet or Lightspeed, as applicable, or their respective stockholders).
(b)If this Agreement is terminated (1) by Lightspeed pursuant to Section 9.1(c)(ii) (Planet
Change of Recommendation); provided, that if either Lightspeed or Planet terminates this Agreement pursuant to
Section 9.1(b)(ii) (Failure to Obtain Planet Stockholder Approval) at a time when Lightspeed would have been entitled to terminate this Agreement pursuant to Section 9.1(c)(ii) (Planet Change of Recommendation), this
Agreement shall be deemed terminated pursuant to Section 9.1(c)(ii) (Planet Change of Recommendation) for
purposes of this Section 9.2(b), (2) by Lightspeed or Planet pursuant to Section 9.1(b)(ii)(B) (Failure to Obtain
Planet Stockholder Approval) and there shall have been made to Planet on or after the date hereof, or shall have been made directly to the stockholders of Planet generally or shall otherwise have become publicly known or any
Person shall have publicly announced an intention (whether or not conditional) to make, in each case on or after the date hereof, an offer or proposal for a transaction that would constitute a Planet Alternative Transaction (a “Planet
Qualifying Transaction”), which shall not have been publicly withdrawn at least three (3) Business Days prior to the
Planet Stockholder Meeting, (3) by Lightspeed pursuant to Section 9.1(c)(i) (Planet Breach) and there shall have been made to Planet on or after the date hereof, or shall have been made directly to the stockholders of Planet generally or shall otherwise have become publicly known or any Person shall have publicly announced an intention
(whether or not conditional) to make, in each case on or after the date hereof, an offer or proposal for a transaction that would constitute a Planet Qualifying Transaction, which shall not have been publicly withdrawn at least  three
(3) Business Days prior to the date of termination of this Agreement by Lightspeed pursuant to Section 9.1(c)(i)
(Planet Breach), or (4) by Lightspeed or Planet pursuant to Section 9.1(b)(i) (Outside Date) and at the time of such termination the condition set forth in Section 8.1(b) (Planet Stockholder Approval) shall not have been satisfied and there shall have been made to Planet on or after the date hereof, or shall have been made directly to the stockholders of Planet generally or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make, in each case on or after the date hereof, an offer or proposal for a transaction that would constitute a Planet Qualifying Transaction, which shall not have been publicly withdrawn at least three (3) Business Days prior to the Outside Date, in each case set forth above, and, in the case of clauses (2),

(3) and (4), if within 12 months of termination of this Agreement (A) Planet or its Subsidiaries enters into a definitive agreement with any Person (other than Lightspeed or its Affiliates) with respect to a Planet Qualifying
Transaction or (B) any Planet Qualifying Transaction is consummated, then Planet shall pay to Lightspeed, not later than (x) in the case of clause (1), one (1) Business Day after the date of termination of this Agreement, and (y) in the case of clauses (2), (3) and (4), one (1) Business Day after the earlier of the date the agreement referred to in clause
(A) is entered into or the Planet Qualifying Transaction referred to in clause (B) is consummated, a termination fee of $94,200,000 (the “Planet Termination Fee”); provided, that for the purpose of the definition of Planet Qualifying
Transaction, the term Planet Alternative Transaction shall have the meaning assigned to such term in Section 6.2(a)
except that all references to 20% shall be deemed 50%.
(c)If this Agreement is terminated (1) by Planet pursuant to Section 9.1(d)(ii) (Lightspeed
Change of Recommendation); provided, that if either Lightspeed or Planet terminates this Agreement pursuant to
Section 9.1(b)(ii) (Failure to Obtain Lightspeed Stockholder Approval) at a time when Planet would have been entitled to terminate this Agreement pursuant to Section 9.1(d)(ii) (Lightspeed Change of Recommendation), this
Agreement shall be deemed terminated pursuant to Section 9.1(d)(ii) (Lightspeed Change of Recommendation) for
purposes of this Section 9.2(c), (2) by Lightspeed or Planet pursuant to Section 9.1(b)(ii)(A) (Failure to Obtain
Lightspeed Stockholder Approval) and there shall have been made to Lightspeed on or after the date hereof, or shall have been made directly to the stockholders of Lightspeed generally or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make, in each case on or after the date hereof, an offer or proposal for a transaction that would constitute a Lightspeed Alternative
Transaction (a “Lightspeed Qualifying Transaction”), which shall not have been publicly withdrawn at least three
(3) days prior to the Lightspeed Stockholder Meeting, (3) by Planet pursuant to Section 9.1(d)(i) (Lightspeed
Breach) and there shall have been made to Lightspeed on or after the date hereof, or shall have been made directly to the stockholders of Lightspeed generally or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make, in each case on or after the date hereof, an offer or proposal for a transaction that would constitute a Lightspeed Qualifying Transaction, which shall not have been publicly withdrawn at least three (3) days prior to the date of termination of this Agreement by Planet pursuant to Section 9.1(d)(i) (Lightspeed Breach), or (4) by Lightspeed or Planet pursuant to Section 9.1(b)(i) (Outside Date)
and at the time of such termination the condition set forth in Section 8.1(a) (Lightspeed Stockholder Approval) shall not have been satisfied and there shall have been made to Lightspeed on or after the date hereof, or shall have been made directly to the stockholders of Lightspeed generally or shall otherwise have become publicly known or any
Person shall have publicly announced an intention (whether or not conditional) to make, in each case on or after the date hereof, an offer or proposal for a transaction that would constitute a Lightspeed Qualifying Transaction, which shall not have been publicly withdrawn at least three (3) days prior to the Outside Date, in each case set forth above, and, in the case of clauses (2), (3) and (4), if within 12 months of termination of this Agreement (A) Lightspeed or its Subsidiaries enters into a definitive agreement with any Person (other than Planet or its Affiliates) with respect to a Lightspeed Qualifying Transaction or (B) any Lightspeed Qualifying Transaction is consummated, then
Lightspeed shall pay to Planet, not later than (x) in the case of clause (1), one (1) Business Day after the date of termination of this Agreement, and (y) in the case of clauses (2), (3) and (4), one (1) Business Day after the earlier of the date the agreement referred to in clause (A) is entered into or the Lightspeed Qualifying Transaction referred to in clause (B) is consummated, a termination fee of $94,200,000 (the “Lightspeed Termination Fee” and, together with the Planet Termination Fee, each a “Termination Fee”); provided, that for the purpose of the definition of
Lightspeed Qualifying Transaction, the term Lightspeed Alternative Transaction shall have the meaning assigned to such term in Section 6.3(a), except that all references to 20% shall be deemed 50%.
(d)Each of the Planet Termination Fee and the Lightspeed Termination Fee shall be payable in immediately available funds no later than the applicable date set forth in Section 9.2(b) or Section 9.2(c), as applicable.  If Planet fails to promptly pay to Lightspeed the Planet Termination Fee when due under Section 9.2(b), or if Lightspeed fails to promptly pay to Planet the Lightspeed Termination Fee when due under Section 9.2(c), the non-paying party shall pay costs and expenses of such other party (including legal fees and expenses) in connection with any Action, including the filing of any lawsuit or other legal action, taken to collect payment.  Under no circumstances shall Planet be required to pay the Planet Termination Fee on more than one occasion and under no circumstances shall Lightspeed be required to pay the Lightspeed Termination Fee on more than one occasion.

(e)Each of Lightspeed and Planet agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with fraud or a Willful Breach hereunder), (i) in the event that any Termination Fee is paid to it in accordance with this Section 9.2, the payment of such Termination Fee shall be the sole and exclusive remedy of such receiving party, its Subsidiaries, stockholders,
Affiliates, officers, directors, employees and Representatives against the paying party or any of its Representatives or Affiliates for, and (ii) in no event will such receiving party or any other such Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i)
and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Mergers to be consummated, (B)
the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or Actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of any Termination Fee in accordance with this Section 9.2, neither the paying party nor any of its
Affiliates or Representatives shall have any further liability or obligation to the receiving party relating to or arising out of this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, this Section 9.2(e)
shall not limit any party’s right, prior to any valid termination of this Agreement, to seek specific performance in accordance with Section 10.10; provided, however, that under no circumstances shall any party be entitled to both
(x) specific performance that results in the consummation of the Mergers and (y) payment of the applicable
Termination Fee.
Section 9.3Amendment.  Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Lightspeed Stockholder Approval or Planet Stockholder
Approval; provided, however, that after any such approval, there may not be, without further approval of the stockholders of Lightspeed or Planet, as applicable, any amendment that by Applicable Law or the rules and regulations of the relevant stock exchange expressly requires the further approval of the stockholders of Lightspeed or Planet, as applicable.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by each of the Lightspeed Board and Planet Board or a duly authorized committee thereof.
Section 9.4Extension; Waiver.  At any time prior to the Closing Effective Time, a party hereto may, subject to the proviso of Section 9.3 (and for this purpose treating any waiver referred to below as an amendment),
(a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this
Agreement.  No extension or waiver by Lightspeed or Planet shall require the approval of the stockholders of
Lightspeed or Planet, respectively, unless such approval is required by Applicable Law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Any extension or waiver given in compliance with this Section 9.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
ARTICLE X
GENERAL PROVISIONS
Section 10.1Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Effective
Time.  This Section 10.1 shall not limit Section 9.2(a) or any covenant or agreement of the parties that, by its terms, contemplates performance after the Closing Effective Time.
Section 10.2Notices. All notices, requests, claims, demands and other communications under this
Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail

(which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Lightspeed, to:

LCI Industries 3501 Country Road 6 East Elkhart, Indiana 46514
	Attention:	Hilary Johnson Kelly Stanley
	Email:	hjohnson@lci1.com kstanley@lci1.com
with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10001
	Attention:	Jonathan L. Davis, P.C. Allison M. Wein, P.C. Andrew Norwich
	Email:	jonathan.davis@kirkland.com allie.wein@kirkland.com andrew.norwich@kirkland.com

(b)	if to Planet, to:

Patrick Industries, Inc. 107 W. Franklin Street Elkhart, IN 46516 Attention: Joel D. Duthie, EVP, CLO & Secretary Email: Legal@patrickind.com with a copy (which shall not constitute notice) to:

McDermott Will & Schulte LLP 444 West Lake Street, Suite 4000 Chicago, Illinois 60606 Attention: Heidi J. Steele Email: hsteele@mcdermottlaw.com
Section 10.3Definitions.  For purposes of this Agreement:
(a)“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person;
(b)“Board” means any of the Lightspeed Board or the Planet Board, as the context requires;
(c)“Board Recommendation Change” means a Planet Recommendation Change or a
Lightspeed Recommendation Change;
(d)“Burdensome Condition” means any action required to be taken or imposed upon
Lightspeed, Planet or any of their respective Subsidiaries by any Governmental Entity in connection with obtaining the Required Consents contemplated by this Agreement that would (i) result in or would reasonably be expected to result in any Remedy Action with respect to operations, divisions, businesses, product lines, contracts, customers,

assets or other interests of Lightspeed or Planet or any of their respective Affiliates that generated, in the aggregate, greater than 7% of the aggregate revenue of Lightspeed and Planet (in each case measured on a consolidated basis)
in fiscal year 2025 or (ii) relate to any of the Lightspeed businesses set forth in Section 7.3(b) of the Lightspeed
Disclosure Letter, or (iii) relate to any of the Planet businesses set forth in Section 7.3(b) of the Planet Disclosure
Letter.
(e)“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York or Elkhart, Indiana are authorized by Applicable Law to be closed;
(f)“Cash-Settled Lightspeed Deferred Stock Unit” means a Lightspeed Deferred Stock Unit the terms of which provide for settlement in cash;
(g)“Code” means the United States Internal Revenue Code of 1986;
(h)“Compliant” means that (i) such financial information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact regarding Lightspeed or Planet, as applicable, necessary in order to make such financial information, in light of the circumstances under which the statements contained in the financial information are made, not misleading; provided, that the availability of financial information of the business of Lightspeed of Planet, as applicable, including any “flash” numbers, for periods subsequent to the latest quarterly or annual period for which financial information has been publicly reported, shall not, by virtue of such availability, render such previously delivered financial information not
Compliant; (ii) such financial information is compliant in all material respects with all applicable requirements of
Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities on
Form S-1 to be declared effective by the Securities and Exchange Commission by a non-reporting company (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities), and (iii) the independent registered public accountants of Planet or Lightspeed, as applicable, have consented to or otherwise authorized the use of their audit opinions related to any audited financial information and have confirmed they are prepared to issue customary comfort letters upon the “pricing” of the debt securities included in the Debt Financing
(subject to the completion by such accountants of customary procedures relating thereto);
(i)“Confidentiality Agreement” means that certain confidentiality agreement set forth on
Section 10.3(a) of the Planet Disclosure Letter;
(j)“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;
(k)“Environmental Laws” means all federal, state, foreign and supranational and local laws, rules, ordinances, statutes, codes and regulations, including civil and common laws, and all orders, judgments and decrees relating to pollution, protection of the environment or human health or safety as it relates to exposure to
Hazardous Materials including any of the foregoing relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or exposure to, of Hazardous Materials;
(l)“Equity Securities”  means, with respect to any Person, (i) any shares of capital or capital stock (including any ordinary shares) or other voting securities of, or other ownership interest in, such Person,
(ii) any securities of such Person convertible into or exchangeable or exercisable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries,
(iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, or (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries;

(m)“ERISA” means the United States Employee Retirement Income Security Act of 1974, as
amended;
(n)“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section
4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;
(o)“Existing Lightspeed Convertible Notes” means the 3.00% Convertible Senior Notes due
2030;
(p)“Existing Lightspeed Convertible Notes Indenture” means that certain Indenture dated as of
March 14, 2025 by and among Lightspeed and U.S. Bank Trust Company, National Association, as trustee;
(q)“Existing Lightspeed Credit Agreement” means that certain Credit Agreement dated as of
March 25, 2025 by and among Lightspeed, Lippert Components, Inc., LCI Industries B.V., the lenders party thereto from time to time and JPMorgan Chase Bank, N.A. as administrative agent, as amended by that certain Amendment
No. 1 to the Credit Agreement dated as of September 26, 2025 and as further amended and restated, supplemented or otherwise modified;
(r)“Existing Planet Convertible Notes” means the 1.75% Convertible Senior Notes due 2028;
(s)“Existing Planet Convertible Notes Indenture” means the Indenture dated as of December
31, 2021 by and among Planet, the guarantors named therein and U.S. Bank National Association, as trustee;
(t)“Existing Planet Credit Agreement” means that certain Fifth Amended and Restated Credit
Agreement dated as of October 24, 2024 by and among Planet, the lenders party thereto from time to time and Wells
Fargo Bank, National Association an administrative agent as amended and restated, supplemented or otherwise modified;
(u)“Existing Planet Indentures” means, collectively, (i) the Existing Planet Senior Notes
Indentures and (ii) the Existing Planet Convertible Notes Indenture;
(v)“Existing Planet Senior Notes” means, collectively, (i) the 4.750% Senior Notes due 2029 and (ii) the 6.375% Senior Notes due 2032;
(w)“Existing Planet Senior Notes Indentures” means, collectively, (i) the Indenture dated as of
April 20, 2021 by and among Planet, the guarantors named therein and U.S. Bank National Association, as trustee, and (ii) Indenture dated as of October 22, 2024 by and among Planet, the guarantors named therein and U.S. Bank
Trust Company, as trustee;
(x)“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, per- or polyfluoroalkyl substances, toxic mold and polychlorinated biphenyls, (ii) any materials, substances or wastes defined, characterized or otherwise classified as “hazardous,” “toxic,” “pollutants,” “contaminants,” or words of similar regulatory import, or for which liability or standards of conduct may be imposed under any Environmental Law and (iii) any other material, substance or waste, human exposure to which is now prohibited, limited or regulated under any Environmental Law due to its hazardous or deleterious characteristics in a jurisdiction in which Planet or any of its Subsidiaries operates (for purposes of
Section 4.18) or in which Lightspeed or any of its Subsidiaries operates (for purposes of Section 5.18);
(y)“Intellectual Property” means any and all rights, title and interests in or relating to intellectual property, whether protected, created or arising under the Applicable Laws of the United States or any other jurisdiction, whether registered or unregistered, including all: (i) patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, substitutions, provisionals, renewals, extensions, and re-examinations thereof, and all rights to claim priority from any of the foregoing (collectively,
“Patents”); (ii) trademarks, service marks, trade dress, logos, trade names, slogans, corporate names, trade styles, and other indicators of the commercial source or origin of a product or service, and general intangibles of a like nature, and all registrations and applications to register, and renewals and extensions of, any of the foregoing, together with all goodwill associated with any of the foregoing (collectively, “Marks”); (iii) Internet domain names and all social media accounts and all registrations thereof together with all of the goodwill associated with any of the foregoing; (iv) works of authorship, copyrights and copyrightable works, and all database and design rights, whether or not registered or published, including all Software data collections, and derivative works of any of the foregoing, together with all “moral” rights, and all registrations and applications to register, and renewals, extensions and reversions of, any of the foregoing, and corresponding rights in works of authorship (whether or not copyrightable), whether in published or unpublished works (collectively, “Copyrights”); (v) trade secrets, confidential information, and other non-public or proprietary information, including software (including source and object codes), ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information (collectively, “Trade Secrets”); and (vi) any and all similar, corresponding or equivalent intellectual or proprietary rights, and including, in each case, the right to sue for past, present and future infringement, misappropriation or other violation thereof, including rights to recover for past, present and future violations thereof;
(z)“Knowledge” of any Person means, (i) with respect to Lightspeed, the Persons listed in
Section 10.3(z) of the Lightspeed Disclosure Letter and (ii) with respect to Planet, the Persons listed in Section
10.3(z) of the Planet Disclosure Letter;
(aa)“Labor Agreements” means the Planet Labor Agreements and the Lightspeed Labor
Agreements;
(bb)“Lightspeed Benefit Plan” means “employee benefit plan” (within the meaning of Section
3(3) of ERISA) and each other supplemental retirement, deferred compensation, employment, individual consulting, collective bargaining, bonus, incentive compensation, stock purchase, employee stock ownership, equity, equity-
based or cash incentive, severance, separation, termination, change in control, transaction, retention, “stay,” Tax gross-up, employee loan, health, welfare, retiree medical or life insurance, educational, employee assistance, paid time off, fringe benefit or other compensation or benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, individual or broad-based, in each case, that is been sponsored, maintained or contributed to by Lightspeed or any of its Subsidiaries, which Lightspeed or any of its Subsidiaries is obligated to sponsor, maintain or contribute to or with respect to which Lightspeed or any of its
Subsidiaries has any actual or contingent liability or obligation, but excluding any Multiemployer Plan;
(cc)“Lightspeed Convertible Note Call Options” means the call options entered in connection with the Existing Lightspeed Convertible Notes evidenced by (i) the Confirmation re Base Call Option Transaction,
dated March 11, 2025, between Lightspeed and Bank of America, N.A., (ii) the Confirmation re Base Call Option
Transaction, dated March 11, 2025, between Lightspeed and Bank of Montreal, (iii) the Confirmation re Base Call
Option Transaction, dated March 11, 2025, between Lightspeed and Truist Bank, (iv) the Confirmation re Base Call
Option Transaction, dated March 11, 2025, between Lightspeed and Wells Fargo Bank, National Association, (v) the
Confirmation re Additional Call Option Transaction, dated March 12, 2025, between Lightspeed and Bank of
America, N.A., (vi) the Confirmation re Additional Call Option Transaction, dated March 12, 2025, between
Lightspeed and Bank of Montreal (vii) the Confirmation re Additional Call Option Transaction, dated March 12,
2025, between Lightspeed and Truist Bank and (viii) the Confirmation re Additional Call Option Transaction, dated
March 12, 2025, between Lightspeed and Wells Fargo Bank, National Association;
(dd)“Lightspeed Common Stock” means the common stock of Lightspeed, par value $0.01 per share.
(ee)“Lightspeed Convertible Note Warrants” means the warrants entered in connection with the
Existing Lightspeed Convertible Notes evidenced by (i) the Confirmation re Base Warrants, dated March 11, 2025, between Lightspeed and Bank of America, N.A., (ii) the Confirmation re Base Warrants, dated March 11, 2025, between Lightspeed and Bank of Montreal, (iii) the Confirmation re Base Warrants, dated March 11, 2025, between
Lightspeed and Truist Bank, (iv) the Confirmation re Base Warrants, dated March 11, 2025, between Lightspeed and
Wells Fargo Bank, National Association, (v) the Confirmation re Additional Warrants, dated March 12, 2025,

between Lightspeed and Bank of America, N.A., (vi) the Confirmation re Additional Warrants, dated March 12,
2025, between Lightspeed and Bank of Montreal (vii) the Confirmation re Additional Warrants, dated March 12,
2025, between Lightspeed and Truist Bank and (viii) the Confirmation re Additional Warrants, dated March 12,
2025, between Lightspeed and Wells Fargo Bank, National Association;
(ff)“Lightspeed Deferred Stock Units” means deferred stock units denominated in shares of
Lightspeed Common Stock; subject to deferred settlement terms, granted under the Lightspeed Equity Plan;
(gg)“Lightspeed Equity Plan” means the Lightspeed 2018 Omnibus Incentive Plan, as in effect on the date hereof;
(hh)“Lightspeed IT Systems” means all information technology, computer systems and communications systems, computers, hardware, software, databases, websites, and other equipment owned, operated, leased or licensed by Lightspeed or any of its Subsidiaries used to process, store, maintain, or operate data, information or functions used in connection with or in the operation of Lightspeed’s and its Subsidiaries’ businesses;
(ii)“Lightspeed Labor Agreement” means any collective bargaining agreement, works council agreement, union contract or similar labor agreements in effect with any Lightspeed Labor Organizations that cover any employees of Lightspeed or any of its Subsidiaries with respect to their employment with Lightspeed or any of its Subsidiaries or to which Lightspeed or any of its Subsidiaries is a party or otherwise bound;
(jj)“Lightspeed Licensed IP” means all Intellectual Property that is licensed, used, practiced or held for use or practice by Lightspeed or any of its Subsidiaries, except for any Lightspeed Owned IP;
(kk)“Lightspeed Owned IP” means all Intellectual Property owned or purported to be owned by
Lightspeed or any of its Subsidiaries, including the Lightspeed Registered IP;
(ll)“Lightspeed PSU Awards” means performance stock unit award denominated in shares of
Lightspeed Common Stock that are subject to specified performance-based targets vesting conditions, granted under the Lightspeed Equity Plan;
(mm)“Lightspeed RSU Awards” means restricted stock unit awards denominated in shares of
Lightspeed Common Stock that are subject only to time- or service-based vesting conditions, granted under the
Lightspeed Equity Plan;
(nn)“Material Adverse Effect” on Lightspeed or Planet means any Effect that has had or would reasonably be expected to have, individually or in the aggregate with all other Effects, a material adverse effect on the business, properties, financial condition or results of operations of Lightspeed and its Subsidiaries, or Planet and its Subsidiaries, in each case taken as a whole, respectively, excluding any Effect to the extent that it results from or arises out of (i) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction (in each case, other than any Effect that affects either Lightspeed and its Subsidiaries or Planet and its Subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that Lightspeed and its Subsidiaries or
Planet and its Subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (ii)
any failure, in and of itself, by Lightspeed or Planet to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on
Lightspeed or Planet, respectively, if such facts or occurrences would not otherwise be excluded by another clause of this definition), (iii) the execution and delivery of this Agreement or the public announcement or pendency of the
Mergers or any of the other transactions contemplated by this Agreement, including, solely to the extent arising out of the forgoing, the impact thereof on the relationships, contractual or otherwise, of Lightspeed or any of its
Subsidiaries, or Planet and its Subsidiaries, respectively, with employees, customers, suppliers or partners (provided, that this clause (iii) shall not apply to any representation or warranty that is intended to address the consequences of the negotiation, execution, announcement or pendency of the transactions contemplated by this Agreement or with respect to any condition to Closing to the extent such condition relates to any such representation or warranty), (iv)
any change, in and of itself, in the market price or trading volume of Lightspeed’s or Planet’s, respectively, securities or credit ratings or Lightspeed or Planet, respectively (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on Lightspeed or Planet, respectively, if such facts or occurrences would not otherwise be excluded by another clause of this definition), (v) any change in Applicable Law, regulation or GAAP
(or authoritative interpretation thereof) (in each case, other than any Effect that affects either Lightspeed and its
Subsidiaries or Planet and its Subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that Lightspeed and its Subsidiaries or Planet and its Subsidiaries, as
applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (vi) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway (in each case, other than any Effect that affects either
Lightspeed and its Subsidiaries or Planet and its Subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that Lightspeed and its Subsidiaries or Planet and its
Subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such
Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (vii) any hurricane, tornado, flood, earthquake or other natural disaster or act of God, epidemic, pandemic or contagious disease outbreak or other similar force majeure events in the United States or any other country or region in the world (or any worsening of any of the foregoing), including, in each case, the response of Governmental Entities thereto (in each case, other than any Effect that affects either Lightspeed and its Subsidiaries or Planet and its
Subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that Lightspeed and its Subsidiaries or Planet and its Subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (viii) any action taken (or not taken) by Lightspeed or any of its
Subsidiaries, or Planet and its Subsidiaries, respectively, that is expressly required to be taken (or not to be taken) by this Agreement (other than in the case of Lightspeed and its Subsidiaries, pursuant to the first sentence of Section
6.1(b), and in the case of Planet and its Subsidiaries, pursuant to the first sentence of Section 6.1(a)), (ix) any action taken by Lightspeed or any of its Subsidiaries, or Planet and its Subsidiaries, respectively, at the express written request of the other party or with the other party’s written consent or (x) Effects that are the result of factors generally affecting the industry or industries in which such party and its Subsidiaries operate (in each case, other than any Effect that affects either Lightspeed and its Subsidiaries or Planet and its Subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that Lightspeed and its
Subsidiaries or Planet and its Subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse
Effect” has occurred);
(oo)“Multiemployer Plan” means any plan that is a “multiemployer plan”, as defined in Section
3(37) of ERISA;
(pp)“Multiple Employer Plan” means any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA;
(qq)“New Entity Organizational Documents” means the organizational documents of First
Merger Sub and Second Merger Sub;
(rr)“Permitted Liens” means all Liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Planet Filed SEC Documents or Lightspeed Filed SEC Documents, as the case may be, together with the following (without duplication): (i) Liens imposed by law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue or delinquent or being contested in good faith by appropriate proceedings, if in each case adequate reserves with respect thereto are maintained on the books of
Lightspeed or Planet, as the case may be, in accordance with GAAP or such other Liens arising out of judgments or awards against Lightspeed or Planet, as the case may be, with respect to which Lightspeed or Planet, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Lightspeed or Planet, as the case may be, in accordance with GAAP, (ii) Liens for

Taxes, assessments or other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of Lightspeed or Planet, as the case may be, in accordance with GAAP, (iii) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (iv) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes
(including, for the avoidance of doubt, operating agreements), matters disclosed on a current survey, zoning, building codes, or other restrictions as to the use or occupancy of the affected real property which do not, individually or in the aggregate, materially adversely affect the value of the leased property or materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (v) Liens arising from
Uniform Commercial Code financing statement filings regarding operating leases of personal property entered into by Lightspeed or Planet, as the case may be, in the ordinary course of business, (vi) leases, subleases, licenses and occupancy agreements by Lightspeed or Planet, as the case may be, as landlord, sublandlord or licensor, (vii) non-
exclusive licenses or sublicenses of Intellectual Property granted to customers or contractors in the ordinary course of business, and (viii) Liens that will be discharged prior to or substantially concurrently with the Closing Effective
Time, and (ix) with respect to the fee interest held by the third-party landlord of the leased real property, all Liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the fee interest held by the third-party landlord of the leased real property;
(ss)“Person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;
(tt)“Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person or household, in addition to any definition for
“personal information” or any similar term provided by Applicable Law or by Planet or any of its Subsidiaries or
Lightspeed or any of its Subsidiaries in any of their respective privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”);
(uu)“Planet Benefit Plan” means “each employee benefit plan” (within the meaning of Section
3(3) of ERISA) and each other supplemental retirement, deferred compensation, employment, individual consulting, collective bargaining, bonus, incentive compensation, stock purchase, employee stock ownership, equity, equity-
based or cash incentive, severance, separation, termination, change in control, transaction, retention, “stay,” Tax gross-up, employee loan, health, welfare, retiree medical or life insurance, educational, employee assistance, paid time off, fringe benefit or other compensation or benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, individual or broad-based, in each case that is sponsored, maintained or contributed to by Planet or any of its Subsidiaries which Planet or any of its Subsidiaries is obligated to sponsor, maintain or contribute to or with respect to which Lightspeed or any of its Subsidiaries has any actual or contingent liability or obligation, but excluding any Multiemployer Plan;
(vv)“Planet Common Stock” means the common stock of Planet, no par value per share;
(ww)“Planet Convertible Note Warrants” means the warrants entered in connection with the
Existing Planet Convertible Notes evidenced by (i) the Confirmation re Base Warrants, dated December 7, 2021, between Planet and Bank of America, N.A., (ii) the Confirmation re Base Warrants, dated December 7, 2021, between Planet and Nomura Global Financial Products, Inc., (iii) the Confirmation re Base Warrants, dated
December 7, 2021, between Planet and Wells Fargo Bank, National Association, (iv) the Confirmation re Additional
Warrants, dated December 9, 2021, between Planet and Bank of America, N.A., (v) the Confirmation re Additional
Warrants, dated December 9, 2021, between Planet and Nomura Global Financial Products, Inc., (vi) the
Confirmation re Additional Warrants, dated December 9, 2021, between Planet and Wells Fargo Bank, National
Association; and each of the foregoing agreements are herein referred to as the “Lightspeed Convertible Note
Warrant Agreements”;

(xx)“Planet Equity Plan” means the Planet 2009 Omnibus Incentive Plan, as amended and restated;
(yy)“Planet IT Systems” means all information technology, computer systems and communications systems, computers, hardware, Software, databases, websites, and other equipment owned, operated, leased or licensed by Planet or any of its Subsidiaries used to process, store, maintain, or operate data, information or functions used in connection with or in the operation of Planet’s and its Subsidiaries’ businesses;
(zz)“Planet Labor Agreement” means any collective bargaining agreements, works council agreement, union contract or similar labor agreements in effect with any Planet Labor Organizations that cover any employees of Planet or any of its Subsidiaries with respect to their employment with Planet or any of its Subsidiaries or to which Planet or any of its Subsidiaries is a party or otherwise bound;
(aaa)“Planet Licensed IP” means all Intellectual Property that is licensed, used, practiced or held for use or practice by Planet or any of its Subsidiaries, except for any Planet Owned IP;
(bbb)“Planet Option” means an option to purchase shares of Planet Common Stock, granted under the Planet Equity Plan;
(ccc)“Planet Owned IP” means all Intellectual Property owned or purported to be owned by
Planet or any of its Subsidiaries, including the Planet Registered IP;
(ddd)“Planet Performance Share” means a share of Planet Common Stock subject to performance-
vesting or other transfer restrictions, granted under the Planet Equity Plan;
(eee)“Planet Restricted Share” means a share of Planet Common Stock subject only to time-
vesting or other transfer restrictions, granted under the Planet Equity Plan;
(fff)“Planet SAR” means a stock appreciation right corresponding shares of Planet Common
Stock, granted under the Planet Equity Plan;
(ggg)“Privacy Laws” means, regardless of jurisdiction (domestic or foreign), any and all
Applicable Laws, legal requirements, self-regulatory guidelines and binding industry standards relating to the
Processing of any Personal Information, security breach notification regarding Personal Information, the use of biometric identifiers or the use of Personal Information for marketing purposes;
(hhh)“Privacy Requirements” means all applicable Privacy Laws and all of the policies, notices and contractual obligations relating to the Processing of any Personal Information of Planet or any of its Subsidiaries
or Lightspeed or any of its Subsidiaries, as applicable;
(iii)“Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, erasure, disclosure or transfer
(including cross-border) of any data, including Personal Information;
(jjj)“Release” means any release, spill, emission, leaking, injection, disposal, discharge, leaching, dumping, pumping, pouring, emptying or escaping into the environment;
(kkk)“Software” means computer software programs, databases, applications (including purchased software and software developed in-house), algorithms, large language models, predictive, or generative artificial intelligence, utility programs, compilations, and systems, and all software code, including all source code, object code, data files, protocols, specifications, and all enhancements, versions, releases, and updates thereto, and all related programming and user documentation;
(lll)“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of
Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person;

(mmm)“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,”
“business combination” or any other anti-takeover law, statute or regulation or similar law enacted under state or federal law;
(nnn)“Tax” or “Taxes” means all U.S. federal, state, or local or non-U.S. income, gross receipts, license, severance, occupation, premium, customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, goods and services, value-added, occupancy, franchise, real property, personal property, business and occupation, windfall profits, capital stock, stamp, registration, transfer, recording, environmental, net worth or workmen’s compensation taxes or any other taxes, charges, levies or other like assessments or fees in the nature of a tax, together with any interest, penalties, additions to tax, or additional amounts imposed with respect thereto by any
Governmental Entity, whether disputed or not;
(ooo)“Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns filed with or submitted to any Governmental Entity with respect to
Taxes or Tax Matters, including any schedules or attachments thereto and any amendments thereof;
(ppp)“Taxing Authority” means any Governmental Entity responsible for the assessment, collection, enforcement, and administration of any laws related to Taxes; and
(qqq)“Willful Breach” means a material breach of this Agreement by a party that is the consequence of an act or a omission by such party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause such material breach of this Agreement.
Section 10.4Interpretation.
(a)When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The phrase “ordinary course of business” shall be deemed to be followed by “consistent with past practice”.
(b)All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.
(c)Any agreement, instrument, or Applicable Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Applicable Law shall be deemed to refer to such law, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).  Any statute defined or referred to herein shall mean such statute as from time to time amended (including the rules and regulations promulgated thereunder), unless otherwise specifically indicated.  References to a Person are also to its permitted successors and assigns.  Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of
America.  Whenever a consent or approval of Lightspeed or Planet is required under this Agreement, such consent or approval may be executed and delivered only by an executive officer of such party.
Section 10.5Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

Section 10.6Entire Agreement; No Third-Party Beneficiaries.  This Agreement (and the documents, exhibits, schedules and instruments referred to herein), taken together with the Confidentiality Agreement, (a)
constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Mergers and the other transactions contemplated by this Agreement (provided that, notwithstanding anything to the contrary in this Agreement, the Planet Disclosure Letter and the Lightspeed
Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form a part of this Agreement but instead operate upon the terms of this Agreement as provided herein and as provided in
Section 268(b) of the DGCL) and (b) except for the provisions of Section 7.4, is not intended to confer upon any
Person, other than the parties hereto, any rights or remedies; provided that, in accordance with Section 261 of the
DGCL, each of Planet and Lightspeed shall have the sole and exclusive right, on behalf of its stockholders and holders of, in the case of Planet, Planet Equity Awards, and, in the case of Lightspeed, Lightspeed Equity Awards
(each of which are third party beneficiaries of this Agreement to the extent required for this provision to be enforceable), to pursue specific performance as set forth in Section 10.10 (Specific Enforcement) and/or, if specific performance is not sought or granted as in full as a remedy (including where partial injunctive or equitable relief is granted but does not result in the consummation of the Mergers), to pursue damages in accordance with this
Agreement (which may include damages based on the loss of transaction benefits of the transactions contemplated by this Agreement) by, (x) in the case of Planet, Planet’s stockholders and holders of Planet Equity Awards and (y)
in the case of Lightspeed, Lightspeed’s stockholders and holders of Lightspeed Equity Awards in the event of a breach by Planet, First Merger Sub and Second Merger Sub of this Agreement.  Each of Lightspeed and the Planet
Parties agree that in no event shall any such stockholders or holders of Lightspeed Equity Awards or Planet Equity
Awards be entitled to enforce any of their rights, or any of the Planet Parties’ obligations or any of Lightspeed’s obligations, under this Agreement in the event of any such breach, but rather Lightspeed and Planet, as applicable, shall have the sole and exclusive right to do so as a representative for its stockholders and holders of Lightspeed
Equity Awards and Planet Equity Awards (as applicable) (and upon receipt of any payments as a result thereof,
Lightspeed and Planet (as applicable) shall be entitled to retain the amount of such payments so received).
Section 10.7No Additional Representations.  The parties acknowledge and agree that none of Lightspeed,
Planet or any other Person has (a) made any representation or warranty, expressed or implied, as to the respective businesses of Lightspeed and Planet, or the accuracy or completeness of any information regarding such businesses furnished or made available to the parties and (b) relied on any representation or warranty of Lightspeed, Planet or any other Person, as applicable, except as expressly set forth in this Agreement.
Section 10.8GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF
THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF
CONFLICTS OF LAWS THEREOF, EXCEPT (A) MATTERS RELATING TO THE FIDUCIARY DUTIES OF
THE DIRECTORS OF THE PLANET BOARD SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAWS OF THE STATE OF INDIANA AND (B) TO THE EXTENT THE
PROVISIONS OF THE IBCL OR THE IBFA ARE MANDATORILY APPLICABLE TO THE MERGERS, SUCH
PROVISIONS SHALL GOVERN.
Section 10.9Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this
Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Any purported assignment in violation of the preceding sentence shall be void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.10Specific Enforcement.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 10.11 below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.  The parties acknowledge and agree that time is of the essence and that the parties would suffer ongoing irreparable injury for so long as any provision of this Agreement is not performed in accordance with its specific terms.  To the extent either party hereto brings any action to enforce specifically the performance of the terms and provisions of this Agreement in accordance with this Section 10.10, the Outside Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action.
Section 10.11Jurisdiction.  In any Action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New
Castle County, Delaware or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such Action in any court other than the Court of Chancery for the State of Delaware in and for New Castle
County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the
United States of America sitting in Delaware, and appellate courts thereof.  Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 10.2 shall be effective service of process for any such Action.
Section 10.12Headings, etc.  The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this
Agreement.
Section 10.13 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this
Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.13 with respect thereto.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this
Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by
Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

LCI INDUSTRIES

By:	/s/ John A. Sirpilla
Name:	John A. Sirpilla
Title:	Interim Chief Executive Officer

PATRICK INDUSTRIES INC.

By:	/s/ Andy L. Nemeth
Name:	Andy L. Nemeth
Title:	Chief Executive Officer

PLANET FIRST MERGER SUB INC.

By:	/s/ Joel D. Duthie
Name:	Joel D. Duthie
Title:	Authorized Signatory

PLANET SECOND MERGER SUB LLC

By:	/s/ Joel D. Duthie
Name:	Joel D. Duthie
Title:	Authorized Signatory
B-1

ANNEX B
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
Patrick LCI, Inc.
The Articles of Incorporation of Patrick LCI, Inc., as previously amended, are hereby amended and restated
in their entirety, effective as of [                ], pursuant to the Indiana Business Corporation Law, as amended, as follows:
ARTICLE I
Section 1.1.Name. The name of the Corporation is Patrick LCI, Inc. (the “Corporation”).
ARTICLE II
Section 2.1.Registered Agent. The name of the registered agent of the Corporation is CT
CORPORATION SYSTEM.  The registered agent named herein has consented to the appointment of registered agent.
ARTICLE III
Section 3.1.Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Indiana Business Corporation Law (as the same exists or may hereafter be amended from time to time, the “IBCL”).
Section 3.2.Term of Existence.  The period during which the Corporation shall continue is perpetual.
ARTICLE IV
Section 4.1.Authorized Shares. The total number of shares that the Corporation is authorized to issue is two hundred one million (201,000,000) shares, consisting of (i) two hundred million (200,000,000) shares of
Common Stock, without par value (“Common Stock”), and (ii) one million (1,000,000) shares of Preferred Stock, without par value (“Preferred Stock”).
Section 4.2.Common Stock.
(a)Except as otherwise provided by the IBCL, the holders of the Common Stock shall be entitled to one (1) vote per share on all matters to be voted on by the Corporation’s shareholders.
(b)Shares of Common Stock shall be equal in every respect insofar as their relationship to the
Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation.
(c)Subject to the rights of the holders of any outstanding Preferred Stock, the holders of Common
Stock shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions, or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time on the Common
Stock at the discretion of the Board of Directors.
(d)In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they shall be entitled, the holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred
Stock of any and all series, to share ratably, according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its shareholders.
B-2

Section 4.3.Preferred Stock.
(a)Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation and such preferences, limitations, and relative voting and other rights, including, without limitation, the designation and number of shares of the series; dividend rights, rates and preferences;
redemption rights and prices; liquidation preferences; sinking-fund provisions; conversion or exchange rights; voting rights, including rights to elect directors; and limitations or restrictions on dividends, distributions, share acquisitions, indebtedness or the issuance of additional securities, as shall be set forth in these Amended and
Restated Articles of Incorporation (these “Articles of Incorporation”). Subject to the requirements of the IBCL and subject to all other provisions of these Articles of Incorporation, the Board of Directors may create one or more series of Preferred Stock and may determine the preferences, limitations, and relative voting and other rights of one or more series of Preferred Stock before the issuance of any shares of that series by the adoption of an amendment to these Articles of Incorporation that specifies the terms of the series of Preferred Stock. All shares of a series of
Preferred Stock must have preferences, limitations, and relative voting and other rights identical with those of other shares of the same series and, if the description of the series set forth in these Articles of Incorporation so provides, no series of Preferred Stock need have preferences, limitations, or relative voting or other rights identical with those of any other series of Preferred Stock.  Except as otherwise required by law, no share of Preferred Stock shall have any voting rights other than those which shall be fixed by the Board of Directors pursuant hereto.
(b)Before any shares of a series of Preferred Stock are issued, the Board of Directors shall adopt, and the Corporation shall cause to be filed in accordance with the IBCL, articles of amendment setting forth the designation, number of shares, preferences, limitations and relative voting and other rights of the series. Such articles of amendment may be adopted and filed without shareholder approval to the fullest extent permitted by the
IBCL.
Section 4.4.No Preemptive Rights. No holder of shares of the Corporation shall, by reason of such holding, have any preemptive or preferential right to acquire any shares or other securities of the Corporation, except for any right expressly granted by the Corporation in a written agreement.
Section 4.5.Dividends. The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject only to the limitations set forth in the IBCL. The Corporation shall have the power to issue shares of one or more other classes or series as a share dividend or other distribution in respect of shares of that class or series or one or more other classes or series.
ARTICLE V
Section 5.1.Board of Directors.
(a)Standard for Election of Directors by Shareholders. Subject to the rights of the holders of any class or series of stock to elect directors separately as a class or series, at each meeting of shareholders at which directors are to be elected and at which a quorum is present, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to that director. For purposes of this Article V, a “majority of the votes cast”
means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, and neither abstentions nor broker non-votes shall count as votes cast for or against a director’s election. Notwithstanding the foregoing, if as of the tenth (10th) day prior to the date that the Corporation first mails out its notice of meeting, (i) the Secretary has received notice that one or more shareholders has proposed to nominate one or more persons for election or re-election to the Board of Directors, which notice purports to be in compliance with the advance notice requirements for shareholder nominations set forth in the Bylaws of the
Corporation, irrespective of whether the chair of the meeting at any time determines that any such notice is not in compliance with such requirements, and (ii) any such nominations have not been formally and irrevocably withdrawn by such shareholders, then directors shall be elected by a plurality of the votes cast at the meeting.
(b)Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock, any director may be removed from office, with or without cause, (i) by the affirmative vote of at least a majority of the total number of authorized directors or (ii) by the affirmative vote, at a meeting of the shareholders called for that purpose, of at least a majority of the voting power of all outstanding shares of the Corporation entitled to vote
B-3

generally in the election of directors, voting together as a single class. No director may be removed except as provided in this Section 5.1(b).
ARTICLE VI
Section 6.1.No Cumulative Voting. No shareholder will be permitted to cumulate votes at any election of directors.
ARTICLE VII
Section 7.1.Indemnification. The Corporation shall, to the fullest extent permitted by Indiana law, as amended from time to time, indemnify, and advance expenses to, each of its now acting and former directors, officers, employees and agents, whenever any such currently acting or former director, officer, employee or agent is made a party or threatened to be made a party in any action, suit or proceeding by reason of his or her service as such with the Corporation.
ARTICLE VIII
Section 8.1.Amendment to Articles of Incorporation. Except as otherwise expressly provided in these
Articles of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by the IBCL and these
Articles of Incorporation, and all rights conferred upon shareholders herein are subject to this reservation.
Section 8.2.Bylaws. Except as otherwise expressly provided in these Articles of Incorporation, the
Bylaws of the Corporation or by the IBCL, the Bylaws of the Corporation may be made, altered, amended or repealed by either (i) the Board of Directors, acting pursuant to a resolution adopted by a majority of the total number of authorized directors, subject to any higher vote requirement set forth in the Bylaws of the Corporation, or
(ii) the affirmative vote, at a meeting of the shareholders of the Corporation, of at least a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ANNEX C
AMENDED AND RESTATED BY-LAWS
OF
Patrick LCI, Inc.
Effective as of [          ]
ARTICLE I
SHAREHOLDERS
Section 1.1.Annual Meetings.  Patrick LCI, Inc. (the “Corporation”) shall hold an annual meeting of its shareholders to elect directors and transact any other business within its powers, at such place, if any, on such date, and at such time as shall be set by the Board of Directors. Except as otherwise provided by the Amended and
Restated Articles of Incorporation of the Corporation (as may be amended from time to time, the “Articles of
Incorporation”), these Bylaws or applicable law, any business properly brought before an annual meeting may be considered whether or not the purpose of the meeting has been specified in the notice of meeting.
Section 1.2.Special Meetings.  Subject to any rights expressly granted to the holders of any series of Preferred
Stock by the Articles of Incorporation, a special meeting of shareholders may be called only by the Chair of the
Board, the Chief Executive Officer or the Board of Directors acting pursuant to a resolution adopted by a majority of the directors then in office. Shareholders shall have no right to call or require the calling of a special meeting.
Section 1.3.Place and Conduct of Meetings.  Meetings of shareholders shall be held at such place in the
United States, within or without the State of Indiana, as is set from time to time by the Board of Directors. The
Board of Directors, in its sole discretion, may determine that any such meeting shall, in addition to or instead of a physical meeting, be held by means of remote communication (including virtually).
The Board of Directors may adopt such rules and regulations for the conduct of any meeting of the shareholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board of Directors, the chair of the meeting of shareholders shall have the right and authority to convene and to adjourn the meeting (whether or not a quorum is present), to prescribe such rules, regulations and procedures, to decide questions relating to the conduct of the meeting, and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting of shareholders, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (vi) limitations on the time allotted to questions or comments by participants; and (vii) restrictions on the use of cell phones, audio, or video recording devices, and similar devices at the meeting. Unless and to the extent determined by the Board of Directors or the chair of the meeting of shareholders, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure or any other rules of procedure or conduct.  Subject to applicable law, the Board of Directors, acting pursuant to a resolution adopted by a majority of the directors then in office, may cancel, postpone or reschedule any previously scheduled meeting of shareholders at any time before or after notice of the meeting has been given.
Section 1.4.Notice of Meetings; Waiver of Notice.  Not less than ten (10) nor more than sixty (60) days before each meeting of shareholders, the Secretary shall give notice of the meeting, in the manner provided in Section 9.6, to each shareholder entitled to notice of the meeting. The notice shall state the date, time and place, if any, of the meeting, the means of remote communication, if any, by which shareholders may be deemed present and vote at the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
A shareholder may waive notice of a meeting in a writing, signed by such shareholder, or electronic transmission delivered to the Corporation for inclusion in the minutes or filing with the Corporation’s records. A shareholder’s attendance at a meeting, in person or by proxy, waives objection to lack of or defective notice unless the shareholder or the shareholder’s proxy objects at the beginning of the meeting to holding the meeting or transacting business at the meeting. Attendance also waives objection to consideration of a particular matter not described in the notice unless the shareholder or the shareholder’s proxy objects when the matter is presented.
Section 1.5.Quorum; Voting.  Unless a different quorum is required by the Indiana Business Corporation
Law (as amended from time to time, the “IBCL”), the Articles of Incorporation or these Bylaws, the presence in person or by proxy of shareholders entitled to cast a majority of the votes entitled to be cast on a matter shall constitute a quorum for action on that matter. Unless a greater vote is required by the IBCL, the Articles of
Incorporation or these Bylaws, a matter other than the election of directors shall be approved if the votes cast in favor of the matter exceed the votes cast opposing the matter. Directors shall be elected as provided in Section 2.2.
Section 1.6.Adjournments.  The chair of a meeting of shareholders may adjourn or recess the meeting, whether or not a quorum is present. Unless otherwise required by applicable law or if a new record date is fixed, notice of an adjourned meeting need not be given if the new date, time and place, if any, to which the meeting is adjourned and the means of remote communication, if any, by which shareholders may be deemed to be present in person and vote at the meeting are announced at the meeting at which the adjournment is taken or are otherwise provided in accordance with applicable law. At any reconvened meeting, the Corporation may transact any business that could have been transacted at the meeting as originally called.
Section 1.7.General Right to Vote; Proxies.  Each outstanding share entitled to vote under the Articles of
Incorporation shall have the voting rights specified in the Articles of Incorporation. A shareholder may vote his, her, or its shares either in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder (including authorizing the proxy to receive, or to waive, notice of any shareholders' meeting within the effective period of such proxy) by signing an appointment form, either personally or by the shareholder's attorney-
in-fact. The shareholder also may transmit, or authorize the transmission of, an electronic submission to the holder of the proxy, a proxy solicitation firm, or a proxy support service organization or similar agency authorized by the person who will be the holder of the proxy to receive the electronic submission. Such electronic submission shall be accompanied by or contain information from which it can be determined that the electronic submission was transmitted or authorized by the shareholder. An appointment of a proxy is effective when received by the Secretary or other officer or agent of the Corporation authorized to tabulate votes and is effective for 11 months unless a shorter or longer period is expressly provided in the appointment form. The proxy's authority may be limited to a particular meeting or may be general and authorize the proxy to represent the shareholder at any meeting of shareholders held within the time provided in the appointment form. Subject to the IBCL and to any express limitation on the proxy's authority appearing on the face of the appointment form, the Corporation is entitled to accept the proxy's vote or other action as that of the shareholder making the appointment. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use of the Board of Directors.
Section 1.8.Shareholders List.  After the record date for, and more than five (5) business days before, each shareholders' meeting, the Secretary of the Corporation shall make, or cause to be made, an alphabetical list of the names of the shareholders entitled to notice of the meeting, arranged by voting group (and within each voting group by class or series of shares) and showing the address of and the number of shares held by each shareholder. The list shall be available for inspection and copying to the extent provided in the IBCL. If the meeting is held solely by means of remote communication, the list shall be open to examination by any shareholder at any time during the meeting on a reasonably accessible electronic network, and information required to access this list shall be provided with the notice of the meeting.
Section 1.9.Business of Shareholders’ Meetings.  At each annual meeting, the shareholders shall conduct only such business as shall have been properly brought before the meeting. No business shall be transacted at a special meeting except business within the purpose or purposes specified in the notice of meeting. The proposal of business, other than the nomination of candidates for election to the Board of Directors (which shall be governed exclusively by Section 1.10 of these Bylaws), to be considered by the shareholders at an annual meeting may be made only (a) pursuant to the Corporation's notice of meeting pursuant to Section 1.4 of these Bylaws, (b) by or at the direction of the Board of Directors, or (c) by any shareholder of record of the Corporation who (i) is entitled to vote on the applicable proposal of business, (ii) gives notice in accordance with the notice procedures set forth in this Section 1.9 in proper written form on a timely basis, (iii) has complied in all respects with this Section 1.9 and
(iv) is a shareholder of record both when the notice required by this Section 1.9 is delivered and on the record date for, and at the time of, the meeting. For the avoidance of doubt, this Section 1.9 shall not apply to, and compliance with this Section 1.9 shall not satisfy the requirements applicable to, the nomination of candidates for election to the
Board of Directors.
To be timely, a shareholder of record’s notice of business proposed to be brought before an annual meeting pursuant to this Section 1.9 must be delivered in writing to (with a copy by email, which for the avoidance of doubt shall not in and of itself constitute delivery) and received by the Secretary at the principal executive offices of the
Corporation no later than the close of business on the one hundred twentieth (120th) calendar day and no earlier than the close of business on the one hundred fiftieth (150th) calendar day before the anniversary of the date of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the preceding year’s proxy statement, the notice must be received no earlier than the close of business on the one hundred fiftieth (150th) calendar day before the annual meeting and no later than the close of business on the later of
(a) the one hundred twentieth (120th) calendar day before the annual meeting and (b) the tenth (10th) calendar day following the date on which public announcement of the date of the annual meeting is first made. No adjournment, postponement or rescheduling of an annual meeting, or announcement thereof, shall commence a new time period or extend any time period for giving notice under this Section 1.9.
To be in proper form, such shareholder of record's notice shall set forth:
(a)as to any business, other than the nomination of candidates for election to the Board of Directors, that the shareholder proposes to bring before the meeting:
(i)a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,
(ii)any material interest that such shareholder and any Shareholder Associated Person (as defined below)
has in such business, including any material interest that such shareholder has in the adoption by the
Corporation of the proposal of business that would not be shared by all shareholders of the
Corporation,
(iii)the text of the proposal or business, including the text of any resolutions proposed for consideration and the language of any proposed amendment to the Articles of Incorporation or these Bylaws; and
(iv)a description of all agreements, arrangements and understandings between any such shareholder and any Shareholder Associated Person in connection with the business and its proposal by such shareholder;
(b)as to the shareholder of record giving the notice and each Shareholder Associated Person of such shareholder:
(i)the name and address of such shareholder, as they appear on the Corporation’s books,
(ii)the name and address of any Shareholder Associated Person,
(iii)the class and number of shares of stock and debt securities or other debt instruments of the Corporation which are owned beneficially or of record by such shareholder and any Shareholder Associated Person as of the date such notice is given,
(iv)any derivative positions held or beneficially held by the shareholder and any Shareholder Associated
Person,
(v)within the past twelve (12) months, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement,

or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or to manage risk of stock price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to the shares of stock of the Corporation,
(vi)a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder and any Shareholder Associated Person has a right to vote or has granted a right to vote any security of the Corporation,
(vii)any direct or indirect legal, economic or financial interest (including any short interest) of such shareholder and any Shareholder Associated Person in the outcome of (A) any vote to be taken at any annual or special meeting of shareholders of the Corporation or (B) any meeting of shareholders of any other entity with respect to any matter that is related, directly or indirectly, to any nomination or other business proposed by such shareholder or any Holder (as defined below),
(viii)any direct or indirect interest of such shareholder and any Shareholder Associated Person in any contract with or litigation involving the Corporation or any Affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement),
(ix)any material pending or threatened action, suit, investigation or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which such shareholder or any Shareholder Associated
Person is, or is reasonably expected to be made, a party or material participant involving the
Corporation or any of its Affiliates or any of its or their officers, directors or employees,
(x)all information relating to such shareholder and each Shareholder Associated Person that would be required to be disclosed by such person in solicitations of proxies for the election of directors in an election contest (whether or not such shareholder’s notice pertains to the nomination of any person for election as director), or is otherwise required, in each case in accordance with Regulation 14A under the Exchange Act and the rules and regulations promulgated thereunder, and
(xi)all information that would be required to be set forth in a statement on Schedule 13D filed to Rule
13d-1(a) or an amendment pursuant to Rule 13d-2(a) of the Exchange Act, as if such a statement were required to be filed by such shareholder and all Shareholder Associated Persons under the Exchange
Act (regardless of whether such persons are actually required to file a Schedule 13D) (the information required by clauses (iii) through (xi), the “Ownership Information”; provided, however, that the
Ownership Information shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who otherwise would be required to disclose Ownership Information hereunder solely as a result of being the shareholder directed to prepare and submit the notice required by this Section 1.9 or Section 1.10 on behalf of a shareholder that is a beneficial owner);
(c)the names and addresses of other shareholders (including beneficial owners) known by such shareholder, any Shareholder Associated Person or any Proposed Nominee (as defined below) to financially or otherwise materially support the business proposed to be brought, and to the extent known, the class or series and number of all shares of the Corporation’s capital stock owned beneficially or of record by each such other shareholder or other beneficial owner;
(d)a representation by such shareholder that such shareholder is a shareholder of record, will continue to be a shareholder of record entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to propose such business;
(e)a representation by such shareholder as to whether such shareholder or any Shareholder Associated Person intends, or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt each such proposal and (y) otherwise solicit proxies or votes from shareholders in support of such proposal; and

(f)a representation by such shareholder as to the accuracy of the information set forth in the notice.
A shareholder providing notice under this Section 1.9 shall update and supplement the notice, if necessary, so that the information provided or required to be provided is true and correct as of the record date for the meeting and as of the date that is ten (10) business days before the meeting or any adjournment, postponement or rescheduling thereof. Any such update shall be delivered to the Secretary within five (5) business days after the record date and not later than seven (7) business days before the meeting, as applicable. An update or supplement shall not permit a shareholder to change or add any proposal after the applicable notice deadline.
Notwithstanding anything in these Bylaws, the Articles of Incorporation, or any applicable law to the contrary, the chair of the meeting (and, in advance of any meeting, the Board of Directors) shall have the power and duty to determine whether any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.9 and to declare that any defective proposal be disregarded. If a shareholder does not appear or send a qualified representative to present his, her or its proposal at such meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
For purposes of these Bylaws:
(w)“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Elkhart, Indiana or New York, New York are authorized or obligated by law or executive order to close;
(x)“close of business” on a particular day means 5:00 p.m. local time at the principal executive offices of the
Corporation, and if an applicable deadline falls on the close of business on a day that is not a Business Day, then the applicable deadline shall be deemed to be the close of business on the immediately preceding
Business Day;
(y)“public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service,
Associated Press, or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13, 14, or 15(d) of the
Exchange Act; and
(z)“Shareholder Associated Person” of any shareholder means  (i) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such shareholder (a “Holder”); (ii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions)
with such shareholder or a Holder in a solicitation of proxies in respect of any business or director nomination proposed by or behalf of such shareholder or any Holder at a meeting of shareholders of the
Corporation; (iii) any Affiliate or Associate (each as defined under Section 12b-2 under the Exchange Act or any successor provision) of such shareholder or any Holder; and (iv) any person who is a member of a
“group” (as such term is used in Rule 13d-5 under the Exchange Act or any successor provision) with such shareholder or any Holder;
Notwithstanding the foregoing, a shareholder must also comply with all applicable requirements of the
Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.9.
Section 1.10.Notice of Shareholder Nominations.  Nominations of persons for election to the Board of
Directors may be made only (a) by or at the direction of the Board of Directors or an authorized committee thereof, or (b) at an annual meeting, or at a special meeting at which directors are to be elected pursuant to the Corporation’s notice of meeting, by a shareholder of record who (i) is entitled to vote in the election of directors at the meeting, (ii)
gives notice in accordance with the notice procedures set forth in this Section 1.10 in proper written form on a timely basis, (iii) has complied in all respects with this Section 1.10 and (iv) is a shareholder of record both when the notice required by this Section 1.10 is delivered and on the record date for, and at the time of, the meeting.
To be timely with respect to an annual meeting, a shareholder of record’s notice must be delivered in writing to
(with a copy by email, which for the avoidance of doubt shall not in and of itself constitute delivery) and received by the Secretary at the principal executive offices of the Corporation no later than the close of business on the one hundred twentieth (120th) calendar day and no earlier than the close of business on the one hundred fiftieth (150th)
calendar day before the anniversary of the date of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the preceding year’s proxy statement, the notice must be received no earlier than the close of business on the one hundred fiftieth (150th) calendar day before the annual meeting and no later than the close of business on the later of (a) the one hundred twentieth (120th) calendar day before the annual meeting and (b) the tenth (10th) calendar day following the date on which public announcement of the date of the annual meeting is first made.
To be timely with respect to a special meeting at which directors are to be elected, the notice must be received no earlier than the close of business on the one hundred twentieth (120th) calendar day before the special meeting and no later than the close of business on the later of (a) the ninetieth (90th) calendar day before the special meeting and (b) the tenth (10th) calendar day following the date on which public announcement of the date of the special meeting and the nominees proposed by the Board of Directors is first made. No adjournment, postponement or rescheduling of a meeting shall commence a new time period or extend any time period for giving notice. A shareholder may not substitute or add a nominee after the applicable deadline.
To be in proper form, such shareholder of record’s notice shall set forth:
(a)as to each person whom the shareholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”):
(i)the name, age, citizenship, business address and residence address of the Proposed Nominee,
(ii)the Ownership Information for the Proposed Nominee (as if the Proposed Nominee were a shareholder providing notice of business or nominations),
(iii)the Proposed Nominee’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected,
(iv)a description of all agreements, arrangements and understandings between the Proposed Nominee, on the one hand, and such shareholder and any Shareholder Associated Person of such Proposed Nominee or such shareholder, on the other hand, at present and during the past three years, which shall include a description of all direct and indirect compensation and other monetary agreements, arrangements and understandings at present and for the past three years between the Proposed Nominee and such shareholder or Shareholder Associated Persons and all of the information that would be required to be disclosed under Item 404 of Regulation S-K (or any successor provision) if such shareholder or any such Shareholder Associated Person were the “registrant” for purposes of such Item and the Proposed
Nominee were a director or executive officer of such registrant, and
(v)a completed and signed questionnaire and a completed and signed representation and agreement as each required by this Section 1.10;
(b)as to the shareholder of record giving the notice and any Shareholder Associated Person (as defined in Section 1.9 of these Bylaws) of such shareholder:
(i)the name and address of such shareholder, as they appear on the Corporation’s books,
(ii)the name and address of any Shareholder Associated Person, and
(iii)the Ownership Information;
(c)the names and addresses of other shareholders (including beneficial owners) known by such shareholder, any Shareholder Associated Person or any Proposed Nominee to financially or otherwise materially support the nomination or nominations, and to the extent known, the class or series and number of all shares of the

Corporation’s capital stock owned beneficially or of record by each such other shareholder or other beneficial owner;
(d)a representation by such shareholder that such shareholder is a shareholder of record, will continue to be a shareholder of record entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to propose such nomination(s);
(e)a representation by such shareholder as to whether such shareholder or any Shareholder Associated Person intends, or is part of a group that intends, to solicit proxies in support of any nominee other than the Board of Directors’ nominees, (i) a representation that such person or group intends to solicit holders of shares representing at least sixty-seven percent (67%) of the voting power of shares entitled to vote in the election of directors in accordance with Rule 14a-19 under the Exchange Act, (ii) an undertaking to comply with
Rule 14a-19 and all other applicable requirements of the Exchange Act and the rules and regulations thereunder and (iii) an undertaking, upon request of the Corporation, to provide reasonable evidence of such compliance no later than five (5) business days before the meeting; and
(f)a representation by such shareholder as to the accuracy of the information set forth in the notice.
To be eligible to be a nominee for election as a director of the Corporation and in addition to the other requirements of this Section 1.10, each Proposed Nominee must also deliver or mail in writing to the Secretary of the Corporation in accordance with the time periods prescribed for delivery of notice under this Section 1.10: (x) an executed questionnaire (which form of questionnaire shall be provided by the Secretary of the Corporation within five (5) business days of written request by a shareholder of record identified by name) with respect to the background and qualifications of such person to serve as a director of the Corporation and the background of any other person or entity on whose behalf the nomination is being made; and (y) an executed representation and agreement (which form of representation and agreement shall be provided by the Secretary of the Corporation within five (5) business days of written request by a shareholder of record identified by name) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, or
(2) any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a director of the Corporation, with such person's fiduciary duties under applicable law, (B) is not and will not become a party to any direct or indirect compensatory payment or other financial agreement, arrangement, or understanding with any person or entity other than the Corporation, including, without limitation, any agreement, arrangement, or understanding with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with candidacy, nomination, service, or action as a nominee or as a director of the Corporation (a “Compensation
Arrangement”), that has not been disclosed to the Corporation, and (C) if elected as a director of the Corporation, would comply with the Corporation's requirements for ownership of its shares of stock within ninety (90) days after being elected and will comply with all other applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and trading policies and guidelines of the Corporation.
A shareholder providing notice under this Section 1.10 shall update and supplement the notice, if necessary, so that the information provided or required to be provided is true and correct as of the record date for the meeting and as of the date that is ten (10) business days before the meeting or any adjournment, postponement or rescheduling thereof. Any such update shall be delivered to the Secretary within five (5) business days after the record date and not later than seven (7) business days before the meeting, as applicable. An update or supplement shall not permit a shareholder to substitute or add any nominee after the applicable notice deadline.
The Corporation may also require, as a condition to any such nomination or other business being deemed properly brought before a meeting of shareholders pursuant to this Section 1.10 or Section 1.9 above, that the shareholder providing notice, any Shareholder Associated Person or Proposed Nominee furnish to the secretary, within five business days of such request, such other information as may be reasonably requested by the Board of
Directors, in its sole discretion, including without limitation (x) to determine whether a Proposed Nominee is qualified under the Articles of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation to serve as a director or independent director of the Corporation and (y) such other information that the Board of Directors determines, in its sole discretion, could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of a
Proposed Nominee.
No person nominated by any shareholder shall be qualified to serve as a director unless the nomination is made in accordance with the procedures set forth in this Section 1.10. Notwithstanding anything in these Bylaws, the
Articles of Incorporation, or any applicable law to the contrary, the chair of the meeting shall have the power and duty to determine whether a director was nominated in accordance with the procedures set forth herein and to declare that any defective nomination be disregarded. If a shareholder does not appear or send a qualified representative to present his, her or its nomination at such meeting, the Corporation need not present such nomination for a vote at such meeting, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
If a shareholder or Shareholder Associated Person provides notice pursuant to Rule 14a-19 under the Exchange
Act and thereafter fails to comply with Rule 14a-19, including its minimum solicitation requirement and timely provision of reasonable evidence thereof (as required by this Section 1.10), the nomination shall be disregarded notwithstanding that proxies or votes in respect of the nominee may have been received by the Corporation. The shareholder shall notify the Corporation promptly, and in any event within two (2) business days, if its intent to comply with Rule 14a-19 changes.
Section 1.11.Conduct of Voting.  At all meetings of shareholders, unless the voting is conducted by inspectors, the proxies and ballots shall be received, and all questions regarding the qualification of voters and the validity of proxies, the acceptance or rejection of votes and procedures for the conduct of business not otherwise specified by these Bylaws, the Articles of Incorporation, or law shall be decided or determined by the chair of the meeting.
Unless required by law, no vote need be by ballot and voting need not be conducted by an inspector. No candidate for election as a director at a meeting shall serve as an inspector thereat.
ARTICLE II
BOARD OF DIRECTORS
Section 2.1.Function of Directors.  The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. All powers of the Corporation may be exercised by or under authority of the
Board of Directors, except as conferred on or reserved to the shareholders by the IBCL, the Articles of
Incorporation, or these Bylaws.
Section 2.2.Number and Election of Directors and Term of Office.  Except as otherwise provided in the
Articles of Incorporation or Article X of these Bylaws, the number of directors constituting the entire Board of
Directors shall be fixed from time to time exclusively by a resolution adopted by a majority of the total number of authorized directors. No decrease in the number of directors shall shorten the term of any incumbent director.
Subject to the rights of the holders of any class or series of stock to elect directors separately as a class or series, at each meeting of shareholders at which directors are to be elected and at which a quorum is present, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to that director. For purposes of this Section 2.2, a “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, and neither abstentions nor broker non-votes shall count as votes cast for or against a director’s election. Notwithstanding the foregoing, if as of the tenth (10th)
day prior to the date that the Corporation first mails out its notice of meeting, (i) the Secretary has received notice that one or more shareholders has proposed to nominate one or more persons for election or re-election to the Board of Directors, which notice purports to be in compliance with the advance notice requirements for shareholder nominations set forth in Section 1.10, irrespective of whether the chair of the meeting at any time determines that any such notice is not in compliance with such requirements, and (ii) any such nominations have not been formally and irrevocably withdrawn by such shareholders, then directors shall be elected by a plurality of the votes cast at the meeting.
If a nominee fails to receive the required vote and is an incumbent director, the director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Nominating and Governance Committee will make a recommendation to the Board of Directors whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Nominating and Governance Committee's recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results. The Nominating and Governance Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board of
Directors with respect to his or her resignation. If an incumbent director's resignation is not accepted by the Board of
Directors, such director shall continue to serve until the next annual meeting of shareholders and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director's resignation is accepted by the
Board of Directors, or if a nominee fails to receive the required vote and the nominee is not an incumbent director, then the Board of Directors shall either fill the resulting vacancy pursuant to these Bylaws or reduce the total number of directors.
The election of directors by the shareholders shall be by written ballot if directed by the chair of the meeting.
If the holders of Preferred Stock are entitled to elect any directors voting separately as a class or series, those directors shall be elected by a plurality of the votes cast by the holders of shares of Preferred Stock entitled to vote in the election at the meeting, provided a quorum of the holders of shares of Preferred Stock is present.
Section 2.3.Removal of Director.  Subject to the rights of the holders of any series of Preferred Stock and any director designation, removal or replacement rights of such class or series of stock, any director may be removed from office, with or without cause, (i) by the affirmative vote of at least a majority of the total number of authorized directors or (ii) by the affirmative vote, at a meeting of the shareholders called for such purpose, of at least a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. No director may be removed except as provided in this Section 2.3.
Section 2.4.Vacancies on the Board.  Subject to the rights of the holders of any series of Preferred Stock and the Articles of Incorporation, any newly created directorship resulting from an increase in the authorized number of directors and any vacancy occurring on the Board of Directors, whether resulting from death, resignation, retirement, disqualification, removal or otherwise, shall be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, based on the recommendation of the Nominating and
Governance Committee, and not by the shareholders. A director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of shareholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.
Section 2.5.Regular Meetings.  After each meeting of shareholders at which directors shall have been elected, the Board of Directors shall meet as soon as practicable for the purpose of organization and the transaction of other business. Unless otherwise determined by the Board of Directors, the organizational meeting of the Board of
Directors shall be held immediately following the annual meeting of shareholders at the same place, if any, without further notice. Any other regular meeting of the Board of Directors shall be held on such date and at any place as may be designated from time to time by the Board of Directors.
Section 2.6.Special Meetings.  Special meetings of the Board of Directors may be called by the Chair of the
Board, the Vice Chair of the Board or the Chief Executive Officer and shall be called by the Secretary upon the written request of a majority of the directors then in office. A special meeting shall be held on the date and at the time and place, if any, specified by the person or persons calling the meeting.
Section 2.7.Notice of Meeting.  The Secretary shall give each director notice of the date, time and place, if any, of each special meeting of the Board of Directors. Notice may be given personally, by telephone, by electronic mail or by any other form of electronic transmission at least twenty-four (24) hours before the meeting, or by mail at least seventy-two (72) hours before the meeting; provided that the person or persons calling the meeting may prescribe shorter notice when reasonably necessary or appropriate under the circumstances. Unless otherwise required by applicable law, the Articles of Incorporation or these Bylaws, the notice need not state the purpose of the meeting. No notice of any meeting of the Board of Directors need be given to any director who attends except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened, or to any director who, in writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Directors, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.
Section 2.8.Action by Directors.  Subject to Article X, unless the IBCL, the Articles of Incorporation or these
Bylaws requires a greater proportion, the action of a majority of the directors present at a meeting at which a quorum is present is the act of the Board of Directors. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business. In the absence of a quorum, the directors present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. Any action required or permitted to be taken at a meeting of the
Board of Directors may be taken without a meeting, if a unanimous written consent which sets forth the action is signed by each member of the Board of Directors and filed with the minutes of proceedings of the Board of
Directors. Electronic signatures, and facsimile signatures shall have the same validity and effect as original signatures. Action taken under this Section 2.8 is effective when the last director signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. A consent signed under this Section 2.8 shall have the same effect as a unanimous vote of all members of the Board of Directors and may be described as such in any document.
Section 2.9.Participation Other Than in Person.  The Board of Directors may permit any or all directors to participate in a regular or special meeting by, or through the use of, any means of communication, such as video conference applications or conference telephone, by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by such means shall be deemed to be present in person at the meeting.
Section 2.10.Compensation.  By resolution of the Board of Directors, a fixed sum and expenses, if any, for attendance at each regular or special meeting of the Board of Directors or of committees thereof, and other compensation for their services as such or on committees of the Board of Directors, may be paid to directors.
Directors who are employees of the Corporation need not be paid for attendance at meetings of the Board of
Directors or committees thereof for which fees are paid to other directors. A director who serves the Corporation in any other capacity also may receive compensation for such other services, pursuant to a resolution of the Board of
Directors.
Section 2.11.Surety Bonds.  Unless required by law, no director shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.
Section 2.12.Mandatory Classified Board.  The provisions of Indiana Code Section 23-1-33-6(c) shall not apply to the Corporation.
ARTICLE III
COMMITTEES
Section 3.1.Committees.  Subject to Article X, the Board of Directors shall create a standing Audit
Committee, Compensation Committee, Nominating and Governance Committee, and Capital Allocation and
Strategy Committee, and may create other committees composed of one or more directors and delegate to these committees any of the power and authority of the Board of Directors; provided, however, that a committee may not exercise any power or authority of the Board of Directors to the extent prohibited by the IBCL. Each committee shall have such duties and authority as are provided in these Bylaws, its charter and the resolutions of the Board of
Directors establishing or governing the committee.
Section 3.2.Committee Procedure.  Each committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee. Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if a unanimous written consent which sets forth the action is signed by each committee member and filed with the minutes of the committee. Unless otherwise provided in these Bylaws or required by the IBCL, the rules governing meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors shall apply to committees as well.
ARTICLE IV
OFFICERS
Section 4.1.Officers; Chair and Vice Chair.  The officers of the Corporation shall include a Chief Executive
Officer, a Chief Financial Officer, a Secretary and a Treasurer. The Corporation may also have a Chief Operating
Officer, a Controller, one or more Presidents and Vice Presidents, one or more assistant officers and such other officers as the Board of Directors may determine. The Board of Directors may elect a Chair of the Board and a Vice
Chair of the Board, each of whom shall be a director and may, but need not, be an officer or employee of the
Corporation. The Board of Directors may determine from time to time whether the Chair of the Board or the Vice
Chair of the Board shall serve in an executive or nonexecutive capacity. Any officer other than the Chair of the
Board or Vice Chair of the Board may, but need not, be a director. To the fullest extent permitted by applicable law, one person may hold two or more offices.
Section 4.2.Chair of the Board.  The Chair of the Board shall preside at all meetings of the Board of
Directors and shareholders at which the Chair of the Board is present and shall perform such other duties and exercise such other authority as are expressly provided in these Bylaws or assigned by the Board of Directors. The
Chair of the Board may serve in an executive or nonexecutive capacity, as determined from time to time by the
Board of Directors. Designation as Chair of the Board, standing alone, shall not confer authority to manage the business and affairs of the Corporation.
Section 4.3.Vice Chair.  The Vice Chair of the Board shall assist the Chair of the Board and shall perform such other duties and exercise such other authority as are expressly provided in these Bylaws or assigned by the
Board of Directors. During the Specified Period, the Vice Chair of the Board shall also have the responsibilities specified in Article X. The Vice Chair of the Board may serve in an executive or nonexecutive capacity, as determined from time to time by the Board of Directors. In the absence of the Chair of the Board, the Vice Chair of the Board shall preside at meetings of the Board of Directors and shareholders unless the Board of Directors determines otherwise.
Section 4.4.Chief Executive Officer.  The Chief Executive Officer shall be the principal executive officer of the Corporation and, subject to the direction and oversight of the Board of Directors, shall have general and active control of the business and affairs of the Corporation and general supervision of its officers, employees and agents.
The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors are carried into effect and shall perform such other duties and exercise such other authority as are customarily incident to the office of chief executive officer or assigned by the Board of Directors. In the absence of the Chair of the Board and the Vice
Chair of the Board, the Chief Executive Officer shall preside at meetings of the Board of Directors and shareholders unless the Board of Directors determines otherwise.
Section 4.5.Presidents.  Each President shall perform such duties and exercise such authority as are assigned by the Board of Directors or the Chief Executive Officer. If no Chief Executive Officer is then serving, a President designated by the Board of Directors shall perform the duties and exercise the authority of the Chief Executive
Officer until the Board of Directors appoints a Chief Executive Officer. In the absence of the Chair of the Board, the
Vice Chair of the Board and the Chief Executive Officer, a President designated by the Board of Directors shall preside at meetings of the Board of Directors and shareholders unless the Board of Directors determines otherwise.
Section 4.6.Chief Operating Officer.  The Chief Operating Officer, if one is appointed, shall perform such duties and exercise such authority as are customarily incident to the office of chief operating officer and such other duties and authority as are assigned by the Board of Directors, the Chief Executive Officer or a President designated by the Board of Directors.

Section 4.7.Chief Financial Officer.  The Chief Financial Officer shall be the principal financial officer of the
Corporation and, subject to the direction of the Board of Directors and the Chief Executive Officer, shall have general supervision over the financial affairs of the Corporation, including its financial reporting, accounting, treasury and internal-control functions. The Chief Financial Officer shall supervise the Treasurer and the Controller, if any, and shall perform such other duties and exercise such other authority as are customarily incident to the office of chief financial officer or assigned by the Board of Directors or the Chief Executive Officer.
Section 4.8.Vice Presidents.  Each Vice President shall perform such duties and exercise such authority as are assigned by the Board of Directors, the Chief Executive Officer or the Chief Operating Officer. The Board of
Directors may assign such additional designations of rank or function to any Vice President as it determines appropriate.
Section 4.9.Secretary.  The Secretary shall keep the minutes of the meetings of the shareholders, of the Board of Directors and of any committees, in books provided for the purpose; he or she shall see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; he or she shall be custodian of the records of the Corporation; he or she may witness any document on behalf of the Corporation, the execution of which is duly authorized, see that the corporate seal is affixed where such document is required or desired to be under its seal, and, when so affixed, may attest the same; and, in general, the Secretary shall perform all duties incident to the office of a secretary of a corporation, and such other duties as are from time to time assigned to him or her by the Board of Directors, the Chief Executive Officer, or, if one or more are appointed, the Presidents of the
Corporation.
Section 4.10.Treasurer.  The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the
Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Directors; he or she shall render to the Chief Executive Officer, the Chief
Financial Officer or the Board of Directors, whenever requested, an account of the financial condition of the
Corporation; and, in general, the Treasurer shall perform all the duties incident to the office of a treasurer of a corporation, and such other duties as are from time to time assigned to him or her by the Board of Directors, the
Chief Executive Officer, or the Chief Financial Officer of the Corporation.
Section 4.11.Assistant and Subordinate Officers.  The assistant and subordinate officers of the Corporation are all officers below the office of President, Vice President, Secretary, or Treasurer. The assistant or subordinate officers shall have such duties as are from time to time assigned to them by the Board of Directors, the Chief
Executive Officer, Chief Financial Officers, or, if one or more are appointed, the Presidents of the Corporation.
Section 4.12.Election, Tenure, and Removal of Officers.  The Board of Directors shall elect the Chief
Executive Officer, President, Chief Financial Officer, Secretary and Treasurer and may elect or appoint the Chair of the Board and Vice Chair of the Board. The Board of Directors may elect or appoint any other officer and may authorize the Chief Executive Officer or another officer to appoint assistant or subordinate officers. Election or appointment of an officer shall not of itself create contractual rights. Subject to Article X of these Bylaws, any officer may be removed, with or without cause, by the Board of Directors. Any assistant or subordinate officer may also be removed, with or without cause, by the Chief Executive Officer or by any officer or committee authorized by the Board of Directors to appoint or remove that officer. Removal shall be without prejudice to any contractual rights of the person removed. Subject to Article X of these Bylaws, any vacancy in an office may be filled by the
Board of Directors or, in the case of an assistant or subordinate office, by any person or committee authorized to appoint to that office.
Section 4.13.Compensation.  The Board of Directors, or its Compensation Committee, shall have the power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Corporation. No officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the
Corporation. The Board of Directors may authorize any committee or officer, upon whom the power of appointing assistant and subordinate officers may have been conferred, to fix the salaries, compensation, and remuneration of such assistant and subordinate officers.

ARTICLE V
DIVISIONAL TITLES
Section 5.1.Conferring Divisional Titles.  The Board of Directors may from time to time confer upon any employee of a division of the Corporation the title of President, Vice President, Treasurer or Controller of such division or any other title or titles deemed appropriate, or may authorize the Chief Executive Officer to do so. Any such titles so conferred may be discontinued and withdrawn at any time by the Board of Directors, or by the Chief
Executive Officer if so authorized by the Board of Directors. Any employee of a division designated by such a divisional title shall have the powers and duties with respect to such division as shall be prescribed by the Board of
Directors or the Chief Executive Officer.
Section 5.2.Effect of Divisional Titles.  The conferring of divisional titles, as described in Section 5.1 of these
Bylaws, shall not create an officer of the Corporation under Article IV unless specifically designated as such by the
Board of Directors; but any person who is an officer of the Corporation may also have a divisional title.
ARTICLE VI
STOCK
Section 6.1.Certificates for Stock; Uncertificated Shares.  The shares of capital stock of the Corporation may be represented by certificates, or may be represented in uncertificated form by a book-entry system maintained by the registrar or other transfer agent of such stock for the purpose of, among other things, allowing such shares to be transferred, traded, or otherwise delivered pursuant to the Depository Trust Company's direct registration system and to otherwise be “DRS eligible.” Every holder of stock represented by certificates shall be entitled to have a certificate signed by the Chair of the Board, the Vice Chair of the Board, the Chief Executive Officer, a President, or
a Vice President, and countersigned by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant
Treasurer. Each stock certificate shall include on its face the name of the Corporation, the name of the shareholder or other person to whom it is issued, and the class of stock and number of shares it represents. It shall be in such form, not inconsistent with law or with the Articles of Incorporation, as shall be approved by the Board of Directors or any officer or officers designated for such purpose by resolution of the Board of Directors. Each certificate may be sealed with the actual corporate seal or a facsimile of it or in any other form and the signatures may be either manual or facsimile signatures. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. A certificate may not be issued until the stock represented by it is fully paid.
Notwithstanding the above, the issuance of uncertificated shares shall not affect shares already represented by a certificate until such certificate is surrendered to the Corporation.
Section 6.2.Transfers.  The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer, and registration of certificates of stock or uncertificated shares and may appoint transfer agents and registrars thereof. The duties of transfer agent and registrar may be combined.
Section 6.3.Record Dates.  The Board of Directors may set a record date for the purpose of making any proper determination with respect to shareholders, including which shareholders are entitled to notice of a meeting, vote at a meeting, receive a dividend, or be allotted other rights. The record date may not be prior to 5 p.m. Eastern
Time on the day the record date is fixed nor, subject to Section 1.6 of these Bylaws, more than seventy (70) days before the date on which the action requiring the determination will be taken; and, in the case of a meeting of shareholders, the record date shall be at least ten (10) days before the date of the meeting.
Section 6.4.Stock Ledger.  The Corporation shall maintain a stock ledger which contains the name and address of each shareholder and the number of shares of stock of each class which the shareholder holds. The stock ledger may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. The original or a duplicate of the stock ledger shall be kept at the offices of a transfer agent for the particular class of stock, or, if none, at the principal office in the State of Indiana or the principal executive offices of the Corporation. A determination of shareholders entitled to notice of or to vote at a meeting of the shareholders shall apply to any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the adjourned meeting is not within 120 days of the date fixed for the original meeting.

Section 6.5.Lost Stock Certificates.  The Board of Directors of the Corporation may determine the conditions for issuing a new stock certificate or uncertificated share in place of a stock certificate which is alleged to have been lost, stolen, or destroyed, or the Board of Directors may delegate such power to any officer or officers of the
Corporation. In their discretion, the Board of Directors or such officer or officers may refuse to issue such new certificate or uncertificated share save upon the order of a court having jurisdiction in the premises.
ARTICLE VII
FINANCE
Section 7.1.Checks, Drafts, Etc.  All checks, drafts, orders for the payment of money, notes, evidences of indebtedness and other instruments issued in the name of the Corporation shall be signed or otherwise authorized by such officer or officers, employee or employees, or agent or agents, and in such manner, as may be determined from time to time by the Board of Directors or pursuant to authority delegated by the Board of Directors.
Section 7.2.Fiscal Year.  The fiscal year of the Corporation shall be the twelve-calendar-month period ending
December 31 in each year, unless otherwise provided by the Board of Directors.
Section 7.3.Dividends.  If declared by the Board of Directors at any meeting thereof, the Corporation may pay dividends on its shares in cash, property, or in shares of the capital stock of the Corporation, unless such dividend is contrary to law or to a restriction contained in the Articles of Incorporation.
Section 7.4.Contracts.  To the extent permitted by applicable law, and except as otherwise prescribed by the
Articles of Incorporation or these Bylaws with respect to certificates for shares, the Board of Directors may authorize any officer, employee, or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.
ARTICLE VIII
INDEMNIFICATION
Section 8.1.Right to Indemnification.  To the fullest extent permitted by the IBCL and other applicable law, as now or hereafter in effect, the Corporation shall indemnify any person who is or was a director, officer, employee or agent of the Corporation, or who, while serving in such capacity, is or was serving at the request of the
Corporation as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against all expenses, including attorneys’ fees, judgments, fines (including any excise taxes assessed with respect to an employee benefit plan), penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit, proceeding, investigation or claim, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of such service.
Notwithstanding the foregoing, the Corporation shall not be required to indemnify a person in connection with a proceeding initiated by such person, other than a proceeding to enforce rights under this Article, unless the proceeding was authorized or consented to by the Board of Directors.
Section 8.2.Standard of Conduct.  To the extent that the IBCL conditions the Corporation’s power to indemnify a person on the person having met a standard of conduct, a person shall be entitled to indemnification under this Article VIII if the person acted in good faith and in a manner such person reasonably believed, in the case of conduct in such person’s official capacity, was in the best interests of the Corporation, and with respect to any criminal action or proceeding, either had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the applicable standard of conduct.
Section 8.3.Good Faith Defined.  For purposes of any determination under this Article VIII, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section

8.2 if the person’s action is based on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (a) one or more officers or employees of the Corporation or another enterprise whom the person reasonably believes to be reliable and competent in the matters presented, (b) legal counsel, public accountants, appraisers or other persons as to matters the person reasonably believes are within the person’s professional or expert competence, or (c) a committee of the Board of Directors of the Corporation or of another enterprise of which the person is not a member if the person reasonably believes the committee merits confidence. For purposes of this Article VIII, “another enterprise” means any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which the person is or was serving at the request of the Corporation as a director, officer, partner, member, manager, trustee, fiduciary, employee or agent. This Section 8.3 shall not be deemed exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 8.2.
Section 8.4.Determination and Authorization.  Other than indemnification to be provided to the extent that a director, officer, employee or agent of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 8.1, or in the defense of any claim, issue or matter therein, to the extent that the IBCL requires a determination that indemnification is permissible before the
Corporation may indemnify a person under this Article VIII, such determination shall be made (a) by the Board of
Directors by majority vote of a quorum consisting of directors not at the time parties to such action, suit or proceeding, (b) if a quorum cannot be obtained under clause (a), by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding, (c) by special legal counsel (i) selected by the Board of
Directors or its committee in the manner prescribed in clause (a) or (b), or, if a quorum of the Board of Directors cannot be obtained under clause (a) and a committee cannot be designated under clause (b), (ii) selected by majority vote of the full Board of Directors (in which selection directors who are parties may participate), or (d) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. Authorization of indemnification and evaluation as to the reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to the reasonableness of expenses shall be made by those entitled under clause (c) to select counsel.
Section 8.5.Advancement of Expenses.  To the fullest extent permitted by applicable law, all reasonable expenses incurred by or on behalf of a director or officer in connection with any proceeding described in Section 8.1 shall be paid by the Corporation in advance of the final disposition of the proceeding, and in any event within sixty
(60) days after receipt by the Corporation of:
(a)a written request reasonably evidencing the expenses incurred;
(b)a written affirmation of the person’s good-faith belief that the applicable standard of conduct for indemnification has been satisfied; and
(c)a written undertaking, executed personally or on such person’s behalf, to repay the amounts advanced if it is ultimately determined that the person is not entitled to indemnification.
The Corporation may advance expenses to employees and agents upon such terms and conditions as the Board of Directors determines, including pursuant to a policy or resolution of general application adopted by the Board of
Directors, and the Board of Directors may delegate to one or more officers of the Corporation the authority to approve advancement of expenses to employees and agents who are not directors or officers in accordance with any such policy or resolution. Any advancement to an employee or agent shall be conditioned upon receipt of a written undertaking of the type described in clause (c) above, unless the Board of Directors determines otherwise.
Section 8.6.Enforcement.  If a claim for indemnification or advancement is denied, in whole or in part, or is not resolved within sixty (60) days after the Corporation receives a written request, the person seeking indemnification or advancement may bring an action in any court of competent jurisdiction to recover the unpaid amount. In any such action, the Corporation shall have the burden of proving that the person is not entitled to the requested indemnification or advancement under applicable law. If the person is successful, in whole or in part, the

Corporation shall reimburse the reasonable expenses, including attorneys’ fees, incurred in establishing the person’s rights. This Section 8.6 shall not apply to any claim for advancement by an employee or agent who is not a director or officer, except to the extent the Board of Directors has expressly conferred rights to indemnification or advancement on such person by resolution, policy or agreement providing for enforcement under this Section 8.6.
Section 8.7.Nonexclusivity; Contract Rights; Insurance.  The rights provided by this Article VIII are contractual and shall not be exclusive of any other rights to which a person may be entitled under the Articles of
Incorporation, any agreement, vote of shareholders or disinterested directors, resolution of the Board of Directors or otherwise. Such rights shall continue after a person has ceased to serve in the applicable capacity and shall inure to the benefit of the person’s heirs, executors, administrators and legal representatives. The Corporation may purchase and maintain insurance on behalf of any person described in Section 8.1 against any liability asserted against or incurred by such person in such capacity or arising from such person’s status as such, whether or not the Corporation would have the power to indemnify such person against the same liability under this Article VIII or the IBCL, and may enter into agreements to provide indemnification or advancement to the fullest extent permitted by law.
Section 8.8.Nonimpairment; Severability.  No amendment, repeal or modification of this Article VIII shall adversely affect any right or protection relating to any act or omission occurring before such amendment, repeal or modification. If any provision of this Article VIII is held invalid, illegal or unenforceable, the remaining provisions shall not be affected and shall be construed to give effect to the intent of this Article VIII to the fullest extent permitted by law.
ARTICLE IX
MISCELLANEOUS
Section 9.1.Indiana Business Corporation Law.  The provisions of the IBCL, as amended, applicable to all matters relevant to, but not specifically covered by, these Bylaws are hereby, by reference, incorporated in and made a part of these Bylaws. The provisions of Chapter 42 of the IBCL regarding “Control Share Acquisitions” shall not be applicable to the issued and outstanding shares of this Corporation.
Section 9.2.Books and Records.  The Corporation shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its shareholders and Board of Directors and of any executive or other committee when exercising any of the powers of the Board of Directors. The books and records of the Corporation may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form but may be maintained in the form of a reproduction. The original or a certified copy of the Bylaws shall be kept at the principal office of the Corporation.
Section 9.3.Corporate Seal.  The Board of Directors may provide a suitable seal, bearing the name of the
Corporation, which shall be in the charge of the Secretary. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof. If the Corporation is required to place its corporate seal to a document, it is sufficient to meet the requirement of any law, rule, or regulation relating to a corporate seal to place the word “Seal” adjacent to the signature of the person authorized to sign the document on behalf of the Corporation.
Section 9.4.Bonds.  The Board of Directors may require any officer, agent, or employee of the Corporation to give a bond to the Corporation, conditioned upon the faithful discharge of his or her duties, with one or more sureties and in such amount as may be satisfactory to the Board of Directors.
Section 9.5.Voting Upon Shares in Other Corporations.  Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the Chief Executive Officer, a President, a Vice
President, or a proxy appointed by any of them. The Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.
Section 9.6.Notices.
(a)Whenever, under any provisions of these Bylaws, notice is required to be given to any shareholder, the same shall be given in writing, either (i) deposited in the United States Mail, postage prepaid, and addressed to the shareholder's last known address as shown by the stock records of the Corporation or its transfer agent, or (ii) by a form of electronic transmission as permitted pursuant to Section 23-1-20-29 of the IBCL.
(b)Any notice required to be given to any director may be given by the method stated in (a) above. Any such notice, other than one which is delivered personally, shall be sent to such address, facsimile number, or electronic mail address as such director shall have provided to the Secretary of the Corporation. It shall not be necessary that the same method of giving notice be employed for all directors.
(c)All notices given by mail shall be deemed to have been given at the time of mailing. All notices given to shareholders by a form of electronic transmission shall be deemed to have been given: (i) if by facsimile, when directed to a number which the shareholder has provided to the Secretary of the Corporation to receive notice; (ii) if by electronic mail, when directed to an electronic mail address which the shareholder has provided to the Secretary of the Corporation to receive notice; (iii) if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (A) such posting, and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the shareholder. All notices given to directors by a form of electronic transmission shall be deemed to have been given when directed to the electronic mail address, facsimile number, or other location filed in writing by the director with the Secretary of the Corporation.
(d)Whenever notice is to be given to the Corporation by a shareholder under any provision of law or of the
Articles of Incorporation or these Bylaws, such notice shall be delivered to the Secretary at the principal executive offices of the Corporation. If delivered by electronic mail or facsimile, the shareholder's notice shall be directed to the Secretary at the electronic mail address or facsimile number, as the case may be, specified in the Corporation's most recent proxy statement.
(e)When used in these Bylaws, the terms “written” and “in writing” shall include any “electronic transmission,” as defined in Section 23-1-20-8.5 of the IBCL, including without limitation any telegram, cablegram, facsimile transmission, and communication by electronic mail.
Section 9.7.Amendments.  Except as otherwise expressly provided in the Articles of Incorporation or by the
IBCL and subject to Article X of these Bylaws, these Bylaws may be made, altered, amended or repealed by either
(i) the Board of Directors, acting pursuant to a resolution adopted by a majority of the total number of authorized directors, or (ii) the affirmative vote, at a meeting of the shareholders of the Corporation, of at least a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 9.8.Forum.  Unless the Corporation consents in writing to the selection of an alternative forum, the
Marion Superior Court (Marion County, Indiana), including its Commercial Court Docket if the action is eligible for and assigned to that docket, or, if the Marion Superior Court lacks subject matter jurisdiction, another state court located in Marion County, Indiana, or, if no such state court has subject matter jurisdiction, the United States District
Court for the Southern District of Indiana, shall be the sole and exclusive forum for: (i) any derivative action brought on behalf of, or in the name of, the Corporation; (ii) any action asserting a claim for breach of fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or to any of the Corporation's
constituents identified in Section 23-1-35-1(d) of the IBCL; (iii) any action asserting a claim arising under any provision of the IBCL, the Articles of Incorporation of the Corporation, or these Bylaws (in each case, as may be amended from time to time); or (iv) any actions otherwise relating to the internal affairs of the Corporation. If any provision of this section shall be held to be invalid, illegal, or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality, and enforceability of such provision in any other circumstance and of the remaining provisions of this section
(including without limitation, each portion of any sentence of this section containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal, or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 9.8. This Section 9.8 shall not apply to any claim for which the federal courts of the United States have exclusive jurisdiction.
Section 9.9.Defined Terms.  Capitalized terms used in these Bylaws but not otherwise defined herein shall have the meanings given to such terms in the Articles of Incorporation.
ARTICLE X
CERTAIN GOVERNANCE MATTERS
Section 10.1.Definitions.  For purposes of these Bylaws:
(a)“2028 Annual Meeting” means the annual meeting of shareholders of the Corporation held during the 2028 calendar year.
(b)“Closing Effective Time” has the meaning specified in the Merger Agreement.
(c)“Continuing LCI Directors” means the six (6) directors designated by LCI Industries (“LCI”) pursuant to
Section 2.2(a)(ii) of the Merger Agreement and serving on the Board of Directors as of the Closing
Effective Time.
(d)“Continuing Patrick Directors” means the six (6) directors designated by Patrick Industries, Inc. (“Patrick”)
pursuant to Section 2.2(a)(i) of the Merger Agreement and serving on the Board of Directors as of the
Closing Effective Time.
(e)“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 30, 2026, by and among
LCI, Patrick, Planet First Merger Sub Inc. and Planet Second Merger Sub LLC, as amended, restated or otherwise modified from time to time.
(f)“Specified Period” means the period beginning at the Closing Effective Time and ending on the second anniversary of the Closing Effective Time.
Section 10.2.Composition and Size of the Board of Directors.
(a)At the Closing Effective Time, (i) the number of directors constituting the entire Board of Directors shall be twelve (12), which shall initially consist of six (6) Continuing Patrick Directors and six (6) Continuing LCI
Directors, and (ii) vacancies and newly created directorships shall be filled in accordance with Section 2.4.
(b)Effective immediately before the election of directors at the 2028 Annual Meeting, the number of directors constituting the entire Board of Directors shall automatically be reduced from twelve (12) to ten (10), unless the Board of Directors, by the affirmative vote of the smallest whole number of directors constituting at least seventy-five percent (75%) of the total number of authorized directors, determines before the 2028 Annual Meeting that the number of directors constituting the entire Board of Directors shall consist of a different number of directors.
(c)Following the election of directors at the 2028 Annual Meeting, the number of directors constituting the entire Board of Directors shall be determined from time to time in accordance with Section 2.2.
Section 10.3.Chair, Vice Chair and Chief Executive Officer.
(a)Effective as of the Closing Effective Time, the Chair of the Board, Vice Chair of the Board and Chief
Executive Officer shall be the individuals determined in accordance with Section 2.3 of the Merger
Agreement.
(b)During the Specified Period, the Vice Chair of the Board shall:
(i)assist the Chief Executive Officer;
(ii)be responsible for overseeing the integration of Patrick and LCI;

(iii)work with the Chief Executive Officer and the Chair of the Board in developing the agendas for meetings of the Board of Directors; and
(iv)if the Vice Chair of the Board is a Continuing LCI Director, serve as chair of the Capital Allocation and Strategy Committee.
(c)The Chair of the Board and Vice Chair of the Board may serve in an executive or nonexecutive capacity as determined by the Board of Directors in accordance with Sections 4.1 through 4.3.
Section 10.4.Committees.
(a)During the Specified Period, the Board of Directors shall maintain the following four standing committees:
(i)the Audit Committee;
(ii)the Compensation Committee;
(iii)the Nominating and Governance Committee; and
(iv)the Capital Allocation and Strategy Committee.
(b)During the Specified Period, each committee shall consist of four (4) directors, including two (2)
Continuing Patrick Directors and two (2) Continuing LCI Directors, unless a greater number of directors and the allocation of those directors has been mutually agreed by Patrick and LCI before the Closing
Effective Time, in each case subject to applicable law and applicable stock-exchange listing standards, including applicable independence requirements.
(c)During the Specified Period, except as may otherwise be mutually agreed by Patrick and LCI before the
Closing Effective Time:
(i)the chair of each of the Audit Committee and the Compensation Committee shall be a Continuing
Patrick Director; and
(ii)the chair of each of the Capital Allocation and Strategy Committee and the Nominating and
Governance Committee shall be a Continuing LCI Director.
(d)During the Specified Period, the Capital Allocation and Strategy Committee shall oversee the integration of
Patrick and LCI.
(e)Any vacancy on a committee during the Specified Period shall be filled as promptly as practicable in a manner that restores the composition and chair allocation required by this Section 10.4, subject to applicable law and applicable stock-exchange listing standards.
Section 10.5.Board and Committee Action.  During the Specified Period, the removal or replacement of the
Chief Executive Officer shall require the affirmative vote of the smallest whole number of directors constituting at least seventy-five percent (75%) of the total number of authorized directors, calculated after excluding the Chief
Executive Officer from both the number of directors entitled to vote and the number of directors used to determine the required vote if the Chief Executive Officer is then serving as a director. The Chief Executive Officer shall not participate in or vote upon any such removal or replacement.
Section 10.6.Amendments and Inconsistent Actions.  Subject to any right of the shareholders to amend the
Bylaws set forth in the Articles of Incorporation, during the Specified Period, neither this Article X nor any other provision of these Bylaws to the extent it affects the governance arrangements set forth in this Article X may be amended, altered, repealed or waived by the Board of Directors, and no provision or action inconsistent with or having the effect of circumventing this Article X may be adopted or taken by the Board of Directors, without the affirmative vote of the smallest whole number of directors constituting at least seventy-five percent (75%) of the total number of authorized directors.

Section 10.7.Sunset.  Section 10.2 shall automatically cease to have force or effect immediately prior to the election of directors at the 2028 Annual Meeting. Sections 10.3, 10.4, 10.5 and 10.6 shall automatically cease to have force or effect upon the expiration of the Specified Period. The definitions set forth in Section 10.1 shall remain in effect only to the extent necessary to interpret and apply any provision of this Article X that remains in effect.
*               *               *
D-1

ANNEX D: FAIRNESS OPINION OF J.P. MORGAN SECURITIES LLC
[J.P. Morgan letterhead]
June 30, 2026
The Board of Directors
Patrick Industries, Inc.
107 West Franklin Street
Elkhart, Indiana 46516
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to Patrick Industries, Inc., an
Indiana corporation (the “Company”), of the Exchange Ratio (as defined below) in the proposed merger (the
“Transaction”) of a wholly owned subsidiary of the Company with and into LCI Industries, a Delaware corporation
(the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of June 30, 2026 (the
“Agreement”), among the Company, the Merger Partner, Planet First Merger Sub Inc., a newly formed Delaware corporation and a direct wholly owned subsidiary of the Company (“First Merger Sub”), and Planet Second Merger
Sub LLC, a newly formed Indiana limited liability company and a direct wholly owned subsidiary of the Company
(“Second Merger Sub”), (i) First Merger Sub will merge with and into the Merger Partner (the “First Merger”), with the Merger Partner surviving the First Merger as a direct wholly owned subsidiary of the Company, and (ii)
immediately following the First Merger, and as part of the same overall transaction as the First Merger, the Merger
Partner, as the surviving entity from the First Merger, will merge with and into Second Merger Sub (the “Second
Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a direct wholly owned subsidiary of the Company.
Pursuant to the Agreement, each outstanding share of common stock, par value $0.01 per share, of the Merger
Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held by the
Merger Partner, the Company or any of their respective subsidiaries, will be converted into the right to receive
1.2440 fully paid and nonassessable shares (the “Exchange Ratio”) of common stock, without par value, of the
Company (the “Company Common Stock”).
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and
certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Merger Partner and the
Company with respect to certain aspects of the Transaction, and the past and current business operations of the
Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise
D-2

reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters.
In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement.
We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the
Merger Partner or the Company or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.
Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common
Stock will trade at any future time.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed
Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.  Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Merger Partner for which we and such affiliates have received customary compensation. Such services during such period have included acting as lead manager on a notes offering in March 2025. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Merger Partner, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we likely hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.
D-3

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC.
This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
/s/ J.P. Morgan Securities LLC
J.P. MORGAN SECURITIES LLC
E-1

ANNEX E: FAIRNESS OPINION OF ROBERT W. BAIRD & CO. INCORPORATED
[Baird Letterhead]
June 30, 2026
Board of Directors
Patrick Industries, Inc.
107 West Franklin Street
Elkhart, Indiana 46515
The Board of Directors:
We understand that Patrick Industries, Inc. (the “Company”) proposes to enter into an Agreement and Plan of
Merger (the “Agreement”) with a newly formed Indiana limited liability company and a wholly owned subsidiary of the Company (“Second Merger Sub”), a newly formed Delaware corporation and a wholly owned subsidiary of the
Company (“First Merger Sub”) and LCI Industries (the “Target”).  Pursuant to the Agreement, among other things,
(i) the First Merger Sub will be merged with and into the Target (the “First Merger”), with the Target being the surviving company and a wholly owned subsidiary of the Company, and in connection with the First Merger each issued and outstanding share of Target common stock (other than any share of Target common stock held by the
Company, the Target or any of their respective subsidiaries (which stock will be cancelled)) shall be converted into the right to receive 1.2440 fully paid and nonassessable shares of common stock of the Company (as may be adjusted pursuant to the Agreement, the “Exchange Ratio”), together with cash in lieu of fractional shares of common stock of the Company as specified in the Agreement, without interest and (ii) immediately following the
First Merger, the Target (as the surviving entity from the First Merger) will be merged with and into the Second
Merger Sub (the “Second Merger,” and together with the First Merger, the “Mergers”), with the Second Merger Sub being the surviving company and a wholly owned subsidiary of the Company .  For purposes of this opinion, and with your consent, we have assumed that the Company currently has approximately 33.4 million shares of common stock issued and outstanding and that the Target currently has approximately 24.8 million shares of common stock issued and outstanding, each on a fully-diluted basis.
In connection with your consideration of the Mergers, you have requested the opinion of Robert W. Baird & Co.
Incorporated (“Baird”) as to the fairness, from a financial point of view, to the Company of the Exchange Ratio provided for in the Mergers pursuant to the Agreement.  We express no opinion about the fairness of any amount or nature of the compensation or consideration payable to any of the Company’s officers, directors or employees, or any class of such persons, or to any particular stockholder or the holders of a particular class or series of securities relative to the Exchange Ratio.  You have not asked us to express, and we are not expressing, any opinion with respect to any of the other financial or non-financial terms, conditions, determinations or actions with respect to the
Mergers.
In conducting our financial analyses and in arriving at our opinion herein, we have reviewed such information and have taken into account such financial and economic factors, investment banking procedures and considerations as we have deemed relevant under the circumstances.  In that connection, and subject to the various assumptions, qualifications and limitations set forth herein, we have, among other things:
(i)reviewed certain internal information, primarily financial in nature, including:
(A)financial forecasts concerning the business and operations of the Target, prepared by management of the Target, and the Company, prepared by management of the Company, and in each case certified by, management of the Company for purposes of our analysis (together, the “Forecasts”)
and the contemplated strategic, operating and cost benefits and/or synergies associated with the
Mergers, prepared by managements of the Company and the Target and certified by management of the Company (the “Expected Synergies”), in each case, as furnished to us by the Company’s management for purposes of our analysis;
(B)financial statements of the Company for the fiscal years ended December 31, 2023 through the period ended December 31, 2025 and for the three-month period ended March 29, 2026, which the
E-2

Company’s management has prepared and identified as being the most current financial statements available; and
(C)financial statements of the Target for the fiscal years ended December 31, 2023 through the period ended December 31, 2025 and for the three-month period ended March 31, 2026, which the
Target’s management has prepared and identified as being the most current financial statements available;
(ii)reviewed certain publicly available information, including, but not limited to the Target’s and the
Company’s recent filings with the Securities and Exchange Commission;
(iii)reviewed the principal financial terms of the draft dated June 29, 2026, of the Agreement as they related to our analysis;
(iv)compared the financial position and operating results of the Target and the Company with those of certain other publicly traded companies we deemed relevant;
(v)compared the historical market prices, trading activity and market trading multiples of the Target’s and the
Company’s common stock with those of certain other publicly traded companies we deemed relevant;
(vi)reviewed certain potential pro forma financial effects of the Mergers, including those reflected in the
Expected Synergies, furnished to us, and prepared, by the Target’s and the Company’s management; and
(vii)considered the present values of the forecasted cash flows of the Company, the Target and the combined company (on a pro forma basis).
We have held discussions with members of the Target’s and the Company’s respective senior managements concerning the Target’s and the Company’s historical and current financial condition and operating results, as well as the future prospects of the Target and the Company, respectively.  We have not been engaged or requested to, and we did not, solicit third party indications of interest in acquiring all or any part of the Company.  We have not been involved in assisting the Company in obtaining any financing in connection with the Mergers. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.
In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Target and the Company.  We have not independently verified any publicly available information or information supplied to us by the Target or the Company.  We have not been engaged to independently verify, have not assumed any responsibility to verify, assume no liability for, and express no opinion on, any such information, and we have assumed and relied upon, without independent verification, that neither the Target nor the Company is aware of any information that might be material to our opinion that has not been provided to us.  We have assumed and relied upon, without any independent verification, that:
(i)all material assets and liabilities (contingent or otherwise, known or unknown) of the Target and the
Company are as set forth in their respective most recent financial statements provided to us, and there is no information or facts that would make any of the information reviewed by us incomplete or misleading;
(ii)the financial statements of the Target and the Company provided to us present fairly the results of operations, cash flows and financial condition of the Target and the Company, respectively, for the periods, and as of the dates, indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied;
(iii)the Forecasts and the Expected Synergies were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Target’s and the Company’s senior management as to the future performance of the Target and the Company, respectively, and we have relied, without independent verification, upon the Forecasts and Expected Synergies in the preparation of this opinion, although we express no opinion with respect to the Forecasts and Expected Synergies or any judgments, estimates,
E-3

assumptions or basis on which they were based, and we have assumed, without independent verification, that the Forecasts and the strategic, operating and cost benefits and/or synergies reflected in the Expected
Synergies currently contemplated by the Target’s and the Company’s management used in our analysis will be realized in the amounts and on the time schedule contemplated;
(iv)in all respects material to our analysis, the Mergers will be consummated in accordance with the terms and conditions of the Agreement without any amendment or modification thereto and without waiver by any party of any of the conditions to their respective obligations thereunder;
(v)in all respects material to our analysis, the representations and warranties contained in the Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the Agreement;
(vi)all corporate, governmental, regulatory or other consents and approvals (contractual or otherwise) required to consummate the Mergers have been, or will be, obtained without the need for any divestitures or material changes to the Exchange Ratio or other material financial terms or conditions of the Mergers or that would otherwise materially affect the Target or the Company or our analysis; and
(vii)the Mergers will be treated as a tax-free reorganization for U.S. federal income tax purposes.
We have relied upon and assumed, without independent verification, that the final form of any draft documents referred to above will not differ in any material respect from such draft documents.  We have relied, without independent verification, as to all legal, regulatory, accounting, insurance and tax matters regarding the Mergers on the advice of the Company and its professional advisors, and we have assumed that all such advice was correct and we have not expressed an opinion on such matters as they relate to the Mergers.  In conducting our review, we have not undertaken or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency of the Target or the Company nor have we made a physical inspection of the properties or facilities of the Target or the Company.  We have not considered any expenses or potential adjustments to the Exchange Ratio relating to the Mergers as part of our analysis. We express no opinion with respect to the impact of the Mergers on the Company’s financial condition, results of operations or cash flows, or on the price or trading range of its common stock. In each case above, we have made the assumptions and taken the actions or inactions described above with your knowledge and consent.
Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.  We are under no obligation to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring after the date hereof.
Furthermore, we express no opinion as to the prices or trading ranges at which any of the Company’s or the Target’s securities (including the Company’s and the Target’s common stock) will trade following the date hereof or as to the effect of the Mergers on such prices or trading ranges, or any earnings or ownership dilutive impact that may result from the Company’s issuance of its common stock as part of the Mergers. Such prices and trading ranges may be affected by a number of factors, including but not limited to:
(i)dispositions of the common stock of the Target and the Company by stockholders within a short period of time after, or other market effects resulting from, the announcement and/or effective date of the Mergers;
(ii)changes in prevailing interest rates and other factors which generally influence the price of securities;
(iii)adverse changes in the current capital markets;
(iv)the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Target or the Company or in the Target’s or the Company’s industries;
(v)any necessary actions by, or restrictions of, federal, state or other governmental agencies or regulatory authorities; and
(vi)timely completion of the Mergers on terms and conditions that are acceptable to all parties at interest.
E-4

Our opinion has been prepared at the request and for the information of the Board of Directors of the Company for its use in connection with its evaluation of the Mergers and may not be relied upon, used for any other purpose or disclosed to any other party without our prior written consent.  This opinion does not address the relative merits or risks of:
(i)the Mergers, the Agreement or any other agreements or other matters provided for, or contemplated by, the
Agreement;
(ii)any other transactions that may be, or might have been, available as an alternative to the Mergers; or
(iii)the Mergers compared to any other potential alternative transactions or business strategies considered by the Company’s Board of Directors and, accordingly, we have relied upon our discussions with the senior management of the Company with respect to the availability and consequences of any alternatives to the
Mergers.
This opinion does not constitute a recommendation to any director, the Board of Directors of the Company, any security holder or any other person as to how any such person should vote or act with respect to the Mergers.
We have acted as financial advisor to the Company in connection with the Mergers and will receive a fee (a
“Transaction Fee”) for our services, substantially all of which is contingent upon the consummation of the Mergers.
We will also receive a separate fee for rendering this opinion, which fee is not contingent upon the conclusions of our opinion or the consummation of the Mergers, but is fully creditable against the contingent Transaction Fee (if paid). In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties against certain liabilities that may arise out of our engagement. We will not receive any other significant payment or compensation contingent upon the successful completion of the Mergers.
In the past, Baird has provided investment banking and financial advisory services to the Company for which we received our customary compensation. Specifically, within the past two years, Baird acted as co-manager in connection with the Company’s senior notes offering completed in October 2024.  No material relationship between the Company, the Target or any other party or affiliate to the Mergers is mutually understood to be contemplated in which any compensation is intended to be received.
In the ordinary course of business, Baird may from time to time provide investment banking, advisory, brokerage and other services to clients that may be competitors or suppliers to, or customers or security holders of, the Company or the Target or any other party that may be involved in the Mergers and their respective affiliates or that may otherwise participate or be involved in the same or a similar business or industry as the Company or the
Target.  In addition, Baird and certain of its employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may from time to time hold or trade the securities of the
Company and/or the Target (including the Company’s and the Target’s common stock) for their own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Baird has also prepared equity analyst research reports from time to time regarding the Company and the Target, and may continue to do so.  Baird also serves as a market maker in the publicly traded securities of the Target and the Company.
Our opinion was approved by our firm’s internal fairness committee.
Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Mergers pursuant to the Agreement is fair, from a financial point of view, to the Company.
Very truly yours,
/s/ Robert W. Baird & Co. Incorporated
ROBERT W. BAIRD & CO. INCORPORATED
F-1

ANNEX F: FAIRNESS OPINION OF PERELLA WEINBERG PARTNERS LP

767 Fifth Avenue New York, NY 10153 T 212.287.3200 F 212.287.3201 pwpartners.com
Opinion of Perella Weinberg Partners LP
June 30, 2026
Attn: Virginia L. Henkels (Chair)
The Board of Directors
LCI Industries
3501 County Road 6 East
Elkhart, Indiana 46514
Members of the Board:
We understand that LCI Industries (“Lightspeed”), Patrick Industries Inc. (“Planet”), Planet First
Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Planet (“First Merger Sub”), and Planet Second Merger Sub LLC, an Indiana limited liability company and direct wholly owned subsidiary of Planet (“Second Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger
Agreement”), pursuant to which, among other things, (a) First Merger Sub will merge (the “First Merger”) with and into Lightspeed, with Lightspeed surviving the First Merger as a direct wholly owned subsidiary of Planet
(“Initial Surviving Entity”), (b) immediately following the First Merger, the Initial Surviving Entity will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the
“Mergers”), with Second Merger Sub surviving the Second Merger as a direct wholly owned subsidiary of
Planet, and (c) each share of common stock, par value $0.01 per share (the “Lightspeed Common Stock”), of
Lightspeed issued and outstanding immediately prior to the first effective time of the First Merger, other than any shares of Lightspeed Common Stock held by Lightspeed, Planet or any of their respective subsidiaries
(collectively, the “Excluded Shares”), will be converted into the right to receive 1.2440 shares (the “Merger
Consideration”) of common stock, no par value per share (the “Planet Common Stock”), of Planet. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of outstanding shares of Lightspeed Common Stock (other than holders of Excluded Shares) of the Merger
Consideration to be received by such holders in the proposed Mergers pursuant to the Merger Agreement.
For purposes of the opinion set forth herein, we have, among other things:
1.reviewed certain publicly available financial statements and other publicly available business and financial information with respect to Lightspeed and Planet, including equity research analyst reports;
2.reviewed certain internal financial statements, analyses and forecasts (the “Lightspeed Forecasts”) and other internal financial information and operating data relating to the business of Lightspeed, in each case, prepared by management of Lightspeed and approved for our use by management and the Board of Directors of Lightspeed;
3.reviewed certain internal financial statements, analyses and forecasts (the “Planet Forecasts”) and other internal financial information and operating data relating to the business of Planet, in each case, prepared by management of Planet and approved for our use by management and the Board of
Directors of Lightspeed;
F-2

4.discussed the past and current business, operations, financial condition and prospects of Lightspeed and the combined company with senior management of Lightspeed, the Board of Directors of
Lightspeed, and other representatives and advisors of Lightspeed;
5.discussed the past and current business, operations, financial condition and prospects of Planet and the combined company with senior executives of Lightspeed and Planet, the Board of Directors of
Lightspeed, and other representatives and advisors of Lightspeed and Planet;
6.discussed with members of the senior managements of Lightspeed and Planet their assessment of the strategic rationale for, and the potential benefits of, the Mergers;
7.reviewed certain estimates as to the amount and timing of certain cost savings and related expenses, operating efficiencies, revenue effects and financial synergies and dis-synergies anticipated by management of Planet and Lightspeed to result from the consummation of the Mergers (the
“Synergies”) as approved for our use by the management and the Board of Directors of Lightspeed;
8.compared the financial performance of Lightspeed and Planet with that of certain publicly traded companies which we believe to be generally relevant;
9.reviewed the historical trading prices and trading activity for the Lightspeed Common Stock and the
Planet Common Stock and compared such price and trading activity with that of securities of certain publicly-traded companies which we believe to be generally relevant;
10.participated in discussions among representatives of Lightspeed and Planet and their respective advisors;
11.reviewed a draft of the Merger Agreement dated June 30, 2026; and
12.conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.
For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by us (including information that was available from public sources) and have further relied upon the assurances of management of Lightspeed that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Lightspeed Forecasts and the Synergies, we have been advised by management of Lightspeed and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Lightspeed as to the future financial performance of Lightspeed and the other matters covered thereby and we express no view as to the reasonableness of the Lightspeed Forecasts, the Synergies or the assumptions on which they are based.
With respect to the Planet Forecasts, we have been advised by management of Planet and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Planet as to the future financial performance of Planet and the other matters covered thereby, and we express no view as to the reasonableness of the Planet Forecasts or the assumptions on which they are based. In arriving at our opinion, we have not made or been provided with any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-
balance-sheet assets or liabilities) of Lightspeed, Planet or any of their respective subsidiaries. We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Lightspeed, Planet or any other party. In addition, we have not evaluated the solvency of any party to the Merger Agreement, or the impact of the Mergers thereon, including under any applicable laws relating to bankruptcy, insolvency or similar matters.
We have assumed that the final Merger Agreement will not differ from the draft of the Merger
Agreement reviewed by us in any respect material to our analysis or this opinion. We have also assumed that (i)
the representations and warranties of all parties to the Merger Agreement and all other related documents and
F-3

instruments that are referred to therein are true and correct in all respects material to our analysis and this opinion, (ii) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to our analysis and this opinion, and (iii) the Mergers will be consummated in a timely manner in accordance with the terms set forth in the Merger Agreement, without any modification, amendment, waiver or delay that would be material to our analysis or this opinion. In addition, we have assumed that in connection with the receipt of all approvals and consents required in connection with the proposed Mergers, no delays, limitations, conditions or restrictions will be imposed that would be material to our analysis.
This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the holders of Lightspeed Common Stock (other than holders of Excluded Shares) of the Merger Consideration to be received by such holders in the proposed Mergers pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or entered into in connection with the Merger Agreement, the form or structure of the Mergers or the likely timeframe in which the Mergers will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, whether relative to the Merger Consideration or otherwise. We express no opinion as to the fairness of the Mergers to the holders of any other class of securities, creditors or other constituencies of Lightspeed, as to the underlying decision by Lightspeed to engage in the Mergers or as to the relative merits of the Mergers compared with any alternative transactions or business strategies. Nor do we express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document. This opinion does not address any legal, tax, regulatory or accounting matters, as to which we understand Lightspeed has received such advice as it deems necessary from qualified professionals.
We were not requested to, and we did not, solicit third-party indications of interest in the possible acquisition of all or part of Lightspeed, nor were we requested to consider, and our opinion does not address, the underlying business decision by Lightspeed to engage in the Mergers or the relative merits of the Mergers as compared with any alternative transactions or business strategies.
We have acted as financial advisor to Lightspeed with respect to the Mergers and this opinion and will receive a fee for our services, a portion of which becomes payable upon delivery of this opinion (or would have become payable if we had determined that we were unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Mergers. We will also be entitled to receive a termination fee equal to a portion of any compensation that Lightspeed may receive as a result of the termination of the Merger
Agreement. In addition, Lightspeed has agreed to reimburse us for certain expenses and indemnify us for certain liabilities that may arise out of our engagement.
Perella Weinberg Partners LP and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We and our affiliates also engage in securities trading and brokerage, asset management activities, equity research and other financial services. Except in connection with our engagement as financial advisor to
Lightspeed in connection with the Mergers, during the two-year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP or its affiliates, on the one hand, and Planet or
Lightspeed pursuant to which we or our affiliates has received or anticipates receiving compensation. However, we and our affiliates in the future may provide investment banking and other financial services to Planet or its affiliates or equity holders and/or Lightspeed and in the future may receive compensation for the rendering of these services. In the ordinary course of our business activities, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in (i) debt, equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Lightspeed, Planet or any of their respective affiliates and (ii) any currency or commodity that may be material to the parties or otherwise involved in the Mergers.
This issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.
F-4

This opinion and our advisory services are for the information and assistance of the Board of Directors of Lightspeed in connection with, and for the purpose of its evaluation of, the Mergers. This opinion is not intended to be and does not constitute a recommendation to any holder of Lightspeed Common Stock as to how such holder should vote or otherwise act with respect to the proposed Mergers or any other matter. We express no opinion as to what the value of the Planet Common Stock actually will be when issued or the prices at which
Lightspeed Common Stock or Planet Common Stock will trade at any time, including following announcement or completion of the Mergers. In addition, we express no opinion as to the fairness of the Mergers to, or any consideration received in connection with the Mergers by the holders of any other class of securities, creditors or other constituencies of Lightspeed. Our opinion is necessarily based on financial, economic, market, monetary and other conditions as in effect on, and the information made available to us as of, the date hereof.
Subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of
Lightspeed Common Stock (other than holders of Excluded Shares) in the Mergers pursuant to the Merger
Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

PERELLA WEINBERG PARTNERS LP

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. T03985-TBD For Against Abstain ! !! ! !! ! !! LCI INDUSTRIES 1. To adopt the Agreement and Plan of Merger, dated as of June 30, 2026 (the “merger agreement”), by and among Patrick Industries, Inc. ("Patrick"), Planet First Merger Sub, Inc., a direct wholly owned subsidiary of Patrick (“First Merger Sub”), Planet Second Merger Sub LLC, a direct wholly owned subsidiary of Patrick (“Second Merger Sub”), and LCI Industries ("LCI"), pursuant to which First Merger Sub will merge with and into LCI (the “first merger” and such surviving entity, the “initial surviving entity”), and immediately thereafter, the initial surviving entity will merge with and into Second Merger Sub (the “second merger” and, together with the first merger, the “merger”), and each outstanding share of common stock, par value $0.01 per share, of LCI (with certain exceptions described in the accompanying joint proxy statement/prospectus) will be converted into the right to receive 1.2440 shares of common stock, no par value per share, of Patrick; The Board of Directors unanimously recommends you vote "FOR" the following proposals: 2. To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to LCI named executive officers that is based on or otherwise relates to the merger; and 3. To approve one or more adjournments of the special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies if there are not sufficient votes to adopt the merger agreement. NOTE: In their discretion, the persons named as proxies are authorized to vote on any other business that may properly come before the special meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. SCAN TO VIEW MATERIALS & VOTEw LCI INDUSTRIES 3501 COUNTY ROAD 6 EAST ELKHART, IN 46514 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on November 17, 2026 for shares held directly. Have this proxy card in hand when you access the website and follow the instructions. During The Meeting - Go to www.virtualshareholdermeeting.com/LCII2026SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on November 17, 2026 for shares held directly. Have this proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

T03986-TBD LCI INDUSTRIES Special Meeting of Stockholders November 18, 2026 at 9:00 a.m., Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) John A. Sirpilla, Hilary R. Johnson, and Kelly M. Stanley, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, all of the shares of common stock of LCI Industries that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders of LCI Industries, which will be held in a virtual format only via live webcast at www.virtualshareholdermeeting.com/LCII2026SM at 9:00 a.m., Eastern Time, on November 18, 2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted "FOR" proposal 1, "FOR" proposal 2 and "FOR" proposal 3 and, to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Special Meeting of Stockholders and at any adjournment or postponement thereof. (Continued and to be marked, dated and signed on reverse side)